   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1999
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                          AMERICAN TOWER CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           4899                          65-0723837
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR           CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)

                             116 HUNTINGTON AVENUE
                          BOSTON, MASSACHUSETTS 02116
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                                STEVEN B. DODGE
                          AMERICAN TOWER CORPORATION
                             116 HUNTINGTON AVENUE
                          BOSTON, MASSACHUSETTS 02116
                                (617) 375-7500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

         Copy to:                               Copy to:
  NORMAN A. BIKALES, ESQ.               STUART A. SHELDON, ESQ.
 SULLIVAN & WORCESTER LLP            DOW, LOHNES & ALBERTSON, PLLC
  ONE POST OFFICE SQUARE             1200 NEW HAMPSHIRE AVENUE, NW
BOSTON, MASSACHUSETTS 02109           WASHINGTON, D.C. 20036-6802
      (617) 338-2800                         (202) 776-2000

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ---------------


                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM PROPOSED MAXIMUM
                               PROPOSED MAXIMUM   OFFERING PRICE     AGGREGATE         AMOUNT OF
    TITLE OF EACH CLASS OF       AMOUNT TO BE          PER            OFFERING        REGISTRATION
 SECURITIES TO BE REGISTERED     REGISTERED(1)     SECURITY(2)        PRICE(2)           FEE(2)
--------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par
 value ..................          5,000,000           (2)              (2)              $3,826
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) The Securities registered hereby will be offered pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, as may be amended from time to time, by and among the Registrant, American Towers, Inc., ATC Merger Corporation and TeleCom Towers, L.L.C., The amount to be registered is based upon an estimated 14,696,899 Units of TeleCom Towers, L.L.C. issued and outstanding at the time of the merger which amount includes 329,133 Units to be issued immediately prior to the closing of the merger in satisfaction of certain contingent payment obligations. (For more information, see the notes to the financial statements of TeleCom Towers, L.L.C.) Upon completion of the merger, each issued and outstanding Unit of TeleCom Towers, L.L.C. will be converted into the right to receive a pro rata share of the merger consideration consisting of cash and Class A Common Stock of the Registrant.
(2) Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per security, the proposed maximum aggregate offering price and the registration fee have been determined by the tangible book value of the Units of TeleCom Towers, L.L.C. ($13,761,286) on September 30, 1998.

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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

                        INFORMATION STATEMENT/PROSPECTUS
                             TELECOM TOWERS, L.L.C.

The Board of Directors of American Tower Corporation ("American Tower" or "ATC") and the Management Committee of TeleCom Towers, L.L.C. ("TeleCom") have agreed to merge TeleCom with a subsidiary of American Tower. If we complete the merger and assuming no adjustments to the merger consideration, TeleCom members will receive $4.05 in cash and .2858 shares of ATC Class A Common Stock for each TeleCom Unit they own. The TeleCom merger agreement provides for adjustment of the amount of cash and number of such shares.

Members of TeleCom owning a majority of the outstanding equity interests of TeleCom and all of the Class B TeleCom Units have approved the merger. TeleCom is delivering this document to provide you with important information about the merger and how it will affect your equity interests in TeleCom. Because certain governmental and other approvals are required, TeleCom and American Tower expect to consummate the merger during the spring of this year.
                           AMERICAN TOWER CORPORATION

This document is also a Prospectus of American Tower. It provides information about the offering of ATC Common Stock that is occurring as part of the Merger. The ATC Class A Common Stock is listed on the New York Stock Exchange. The
New York Stock Exchange has approved the listing of the shares of American Tower Class A Common Stock to be issued in the merger. The trading symbol for such stock is "AMT". On January 11, 1999, the last reported sale price per share of American Tower Class A Common Stock on the New York Stock Exchange was $27.68.

Please read this document carefully for more detailed information about TeleCom, American Tower and the merger. Also, please see "Where You Can Find More Information" on page 115 for additional information about American Tower on file with the Securities and Exchange Commission.

This document also contains information about the proposed merger of OmniAmerica, Inc. with a subsidiary of American Tower. That merger is independent from the TeleCom merger, although American Tower expects to complete both mergers about the same time. Certain portions of this document will be included in an Information Statement/Prospectus to be delivered to the OmniAmerica stockholders. For that reason, portions of this document are addressed to both TeleCom members and OmniAmerica stockholders.
YOU SHOULD CONSIDER CERTAIN IMPORTANT FACTORS REGARDING THE MERGER AND THE ATC CLASS A COMMON STOCK. WE HAVE DESCRIBED THESE UNDER "RISK FACTORS" ON PAGE 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE AMERICAN TOWER CLASS A COMMON STOCK TO BE ISSUED UNDER THIS INFORMATION STATEMENT/PROSPECTUS OR DETERMINED IF THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Information Statement/Prospectus is dated January 15, 1999 and is being mailed to members of TeleCom beginning about January 20, 1999.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                               TABLE OF CONTENTS

Note to Reader............................................................  (i)
Forward-Looking Statements................................................  (i)
Questions and Answers About the TeleCom Merger............................    1
Summary...................................................................    3
Risk Factors..............................................................   12
 Risk Factors Relating to the OmniAmerica Merger and the TeleCom Merger...   12
 Risk Factors Relating to American Tower..................................   13
American Tower Capitalization.............................................   18
Market Prices and Dividend Policy.........................................   20
 Comparative Market Price Data............................................   20
 Dividend Policy..........................................................   21
Selected Financial Data...................................................   22
 American Tower Selected Financial Data...................................   23
 OmniAmerica Selected Financial Data......................................   26
 TeleCom Selected Financial Data..........................................   27
Unaudited Pro Forma Condensed Consolidated Financial Statements of
 OmniAmerica..............................................................   30
Unaudited Pro Forma Condensed Consolidated Financial Statements of
 American Tower...........................................................   34
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of American Tower.............................................   45
Industry Overview.........................................................   54
Business of American Tower................................................   58
  General.................................................................   58
  Growth Strategy.........................................................   60
  Products and Services...................................................   62
  Customers...............................................................   64
  Management Organization.................................................   65
  History.................................................................   65
  Recent Transactions.....................................................   66
  Sales and Marketing.....................................................   70
  Regulatory Matters......................................................   70
  Environmental Matters...................................................   71
  Competition.............................................................   71
  Properties..............................................................   72
  Legal Proceedings.......................................................   72
  Employees...............................................................   72
Management of American Tower..............................................   73
  Executive Officers and Directors........................................   73
  Executive Compensation..................................................   76
  Director Compensation...................................................   77
  Stock Option Information................................................   77
  Certain Transactions....................................................   79
Principal Stockholders of American Tower..................................   80
The OmniAmerica Merger....................................................   84
  General.................................................................   84
  The Merger Agreement....................................................   84
  Interests of Certain Persons in the Merger..............................   85

  Certain Federal Income Tax Consequences of the Merger...................  85
  Stockholder Approval....................................................  89
  Exchange Procedures.....................................................  89
  Appraisal Rights of Stockholders........................................  89
The TeleCom Merger........................................................  91
  General.................................................................  91
  Background of the Merger:...............................................  92
  TeleCom Reasons for Merger..............................................  93
  The Merger Agreement ...................................................  94
  Interests of Certain Persons in the
   Merger ................................................................  95
  Certain Federal Income Tax Consequences of the Merger...................  96
  Stockholder and Member Approval.........................................  99
  Exchange Procedures.....................................................  99
  Appraisal Rights of Members............................................. 100
Indebtedness of American Tower............................................ 101
Description of American Tower Capital Stock............................... 103
  General................................................................. 103
  Preferred Stock......................................................... 103
  Common Stock............................................................ 103
  Dividend Restrictions................................................... 104
  Delaware Business Combination Provisions................................ 105
  Listing of Class A Common Stock......................................... 105
  Transfer Agent and Registrar............................................ 105
Comparison of Rights of Stockholders of ATC and OmniAmerica and TeleCom
 Members.................................................................. 106
Shares Eligible for Future Sale........................................... 112
Validity of the Shares.................................................... 113
Experts................................................................... 113
Where You Can Find More Information....................................... 115
Definition Cross Reference Sheet.......................................... 116
Index to Financial Statements............................................. F-1

 Appendix I:
  OmniAmerica Agreement and Plan of Merger
 Appendix II:
  TeleCom Amended and Restated Agreement and Plan of Merger
 Appendix IIA:
  Amendment to TeleCom Amended and Restated Agreement and Plan of Merger Appendix III:
  Description of OmniAmerica, Inc.
 Appendix IV:
  Description of TeleCom Towers, L.L.C.
 Appendix V:
  American Tower Form 10-Q for Quarter Ended September 30, 1998

                                 NOTE TO READER

Basis of Presentation

The information in this document generally gives effect to all acquisitions that American Tower has consummated since January 1, 1998 or which are subject to a binding agreement, including the OmniAmerica Merger and the TeleCom Merger. However, in certain instances the information refers only to American Tower as it presently exists. We have attempted to make the distinction clear in those cases. Moreover, certain pro forma financial information gives effect only to the "ATC Pro Forma Transactions". These include the OmniAmerica Merger, the TeleCom Merger, the CBS Merger, and certain major acquisitions completed by American Tower; they do not include all acquisitions of communications sites and related transactions or pending construction. They do, however, include, American Tower's 1998 Common Stock financings which included the following:

  . a private placement of 8.0 million shares of ATC Common Stock in January 1998 for an aggregate purchase price of $80.0 million (we refer to this transaction as the "ATC Private Placement"); and

  . the initial underwritten public offering of the Class A Common Stock, $.01 par value per share of ATC (we refer to it as the "ATC Class A Common Stock") in July 1998 (we refer to this transaction as the "ATC IPO"). The ATC IPO resulted in net proceeds to American Tower of approximately $625.1 million.

The "CBS Merger" refers to the merger of a subsidiary of CBS Corporation (we refer to it as "CBS") into American Radio Systems Corporation (we refer to it as "American Radio" or "ARS"). As a result of the CBS Merger, American Tower became an independent publicly traded company; prior to that time it was a subsidiary of American Radio.

Defined Terms

Certain terms in this document are used repeatedly and have a very specific meaning that would be cumbersome to explain each time the term is used, or such term lends itself to abbreviation due to its frequent use. For example, it would be cumbersome to list all the transactions that comprise the "ATC Pro Forma Transactions" each time we use that term. Accordingly, we have given such term a defined meaning, as indicated by the initial capitalized letters of the term. A list of such defined terms is set forth on page 116. It contains the page reference where such terms are defined in this document, which is usually the first place they are used.

                           FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of American Tower, OmniAmerica or TeleCom. They also include statements concerning (a) growth strategy, (b) liquidity and capital expenditures, (c) construction and acquisition activities, (d) debt levels and the ability to obtain financing and service debt, (e) competitive conditions in the communications site and wireless carrier industries, (f) regulatory matters affecting the communications site and wireless carrier industries, (g) projected growth of the wireless communications and wireless carrier industries and (h) general economic conditions. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this document, could affect our companies in the future and could cause our results to differ materially from those expressed in our forward-looking statements contained in this document. For a discussion of some of these factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors".

                 QUESTIONS AND ANSWERS ABOUT THE TELECOM MERGER


Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: We are proposing to merge our companies because we believe the combined company will provide our equity owners with increased value and will enable us to better serve our customers. You will become a stockholder in a more diversified and broader-based tower company with the ability to provide a complete range of services to its customers. To review the background and reasons for the merger in greater detail, see pages 92 through 94. Also, the merger involves certain risks. These risks are discussed on pages 12 through 17.

Q: WHAT DO I NEED TO DO NOW?

A: Nothing. TeleCom members owning all of the Class B TeleCom Units, which represent more than a majority of all of the equity interests of TeleCom (we sometimes refer to these as the "TeleCom Units"), have approved the merger. Therefore, TeleCom will not hold a member meeting and TeleCom will not solicit proxies.

  After we complete the merger, we will send you written instructions about receiving the merger consideration in exchange for your TeleCom Units.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the merger, which is subject to certain conditions, and assuming there are no adjustments to the merger consideration, you will receive $4.05 in cash and .2858 shares of ATC Class A Common Stock for each TeleCom Unit you own.

  American Tower will not issue fractional shares. Instead, you will receive cash for any fractional share of ATC Class A Common Stock you would otherwise receive.

Q: HAS SOMEONE DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF THE
   TELECOM MEMBERS?

A: Yes. The Management Committee of TeleCom has determined that the merger is in the best interest of the TeleCom members. The Management Committee has also approved the merger and the merger agreement.

Q: DO I HAVE APPRAISAL RIGHTS IF I DON'T LIKE THE MERGER?

A: No. TeleCom is a Delaware limited liability company. Under Delaware law you would have appraisal only if the limited liability company agreement of TeleCom or the merger agreement provided for such rights. Neither of those agreements provides for appraisal rights.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. The principal closing condition that could affect our timing is the need to obtain regulatory approvals. We hope to complete the merger during the spring of this year.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The merger will be a taxable transaction to the TeleCom members for federal income tax purposes. In general, TeleCom members will be taxed on the gain, if any, from the exchange of their TeleCom Units for cash and ATC Class A Common Stock pursuant to the merger. This tax treatment may not apply to every TeleCom member. The actual tax consequences to you may be complicated and will depend on your specific situation. You should consult with your own tax advisor for a full understanding of the tax consequences of the merger to you. To review the tax consequences to you in greater detail, see pages 96 through 99.

Q: I UNDERSTAND AMERICAN TOWER IS PROPOSING TO MERGE WITH OMNIAMERICA, INC. ARE
   THE TELECOM AND OMNIAMERICA MERGERS DEPENDENT ON ONE ANOTHER?

A: No. Each of the mergers is independent of the other. They are not conditioned on one another. We have presented information about OmniAmerica, Inc. ("OmniAmerica") and its merger in this document so you can better evaluate American Tower and what it will look like following both mergers.
                       WHO CAN HELP ANSWER YOUR QUESTIONS

 If you would like additional copies of this Information Statement/Prospectus, or if you have questions about the merger, you should contact:

                             TeleCom Towers, L.L.C.
                          1525 Wilson Blvd., Suite 500
                           Arlington, Virginia 22209
                          Attention: Randall N. Smith
                          Phone Number: (703) 243-1257

                                    SUMMARY

This summary highlights selected information about American Tower, OmniAmerica, TeleCom and the two mergers described elsewhere in this document and does not contain all of the information that is important to you. To understand the two mergers fully and for a more complete description of the legal terms of each merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page
115. We have included page references parenthetically to direct you to a more complete description of the topics presented in this Summary.

THE COMPANIES

AMERICAN TOWER CORPORATION (PAGE 58)
116 Huntington Avenue
Boston, Massachusetts 02116
(617) 375-7500

American Tower is a leading independent owner and operator of wireless communications and broadcast towers in the United States. ATC's strategy is to use its leading position to take advantage of the growth opportunities inherent in the rapidly expanding and highly fragmented communications site industry. ATC has grown in less than four years to a company which will operate more than 3,000 towers in 44 states and the District of Columbia, giving effect to all pending mergers and acquisitions. Currently, ATC operates 2,300 towers (of which 1,845 are owned and 455 are managed for third parties), OmniAmerica operates 223 towers (of which 211 are owned and 12 are managed for third parties), and TeleCom operates 392 towers (of which 271 are owned and 121 are managed for third parties).

American Tower achieved its initial growth predominantly through acquisitions. ATC will continue to pursue strategic acquisitions, including possible transactions with large wireless service providers seeking to sell their towers.

More recently, ATC has embarked on a major construction program. In 1998, American Tower (exclusive of acquired or to be acquired companies) constructed or had under construction more than 500 towers at an aggregate cost of approximately $108.0 million. During 1999, American Tower (exclusive of companies to be acquired) plans to build between approximately 750 and 1,000 towers at an estimated aggregate cost of between approximately $120.0 and $200.0 million.

ATC estimates that the combined companies will build or commence construction of between approximately 1,450 to 1,900 towers at an estimated aggregate cost of between approximately $230.0 million and $340.0 million. The estimated aggregate number of towers to be built in 1999 by American Tower, OmniAmerica and TeleCom will probably decrease as a consequence of the merger because of, among other things, financial and managerial resource limitations and of certain planned towers may result in overbuilding in some markets.

ATC's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging and fixed microwave, as well as radio and television broadcasters. ATC also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antennae installation. ATC also operates a video, voice, data and Internet transmission business in the New York City to Washington, D.C. corridor and Texas.

ATC is geographically diversified with significant networks of communications towers throughout the United States. Its largest networks are in California, Florida and Texas. It owns and operates or is constructing tower networks in cities such as Albuquerque, Atlanta, Austin, Baltimore, Boston, Charlotte, Dallas, Houston, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Philadelphia, Raleigh, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

For the year ended December 31, 1997, giving effect to the ATC Pro Forma Transactions, ATC had net revenues of $177.3 million and EBITDA of $57.7 million. For the nine months ended September 30,

1998, giving effect to the ATC Pro Forma Transactions, ATC had net revenues of $166.1 million and EBITDA of $47.3 million.

OMNIAMERICA, INC. (APPENDIX III)
12001 State Highway 14 North
Cedar Crest, New Mexico 87008
(505) 281-2197

OmniAmerica is a national independent owner and operator of wireless communications and broadcast towers with 223 towers in 24 states, including 12 towers on 10 sites managed for third party owners. OmniAmerica has entered into definitive acquisition agreements to acquire up to an additional 27 towers. OmniAmerica's principal tower networks are located in Florida, Illinois, Kentucky, New Mexico, Ohio, Oklahoma, Tennessee and Texas.

OmniAmerica is also a leading builder of wireless communications and broadcast towers, providing a complete package of design, construction and installation services. OmniAmerica also manufactures and sells wireless infrastructure components used in the construction and maintenance of wireless communication transmitting and receiving facilities.

In 1998, OmniAmerica acquired 168 towers (including rooftop sites) at an aggregate cost of approximately $117.0 million and, as of early December 1998, constructed or had under construction approximately 173 telecommunications towers at an aggregate cost of approximately $12.0 million and three broadcast towers at an aggregate cost of $11.3 million. Approximately 120 of these telecommunications towers and two of these broadcast towers will require additional capital to be expended in 1999. OmniAmerica has approximately 650 additional sites under development. While not all of these sites will result in towers being constructed, OmniAmerica anticipates adding other sites during 1999.

For the fiscal year ended June 30, 1998 OmniAmerica had net revenues of $62.8 million and EBITDA of $5.0 million. For the three months ended September 30, 1998 OmniAmerica had net revenues of $24.4 million and EBITDA of $3.0 million.

TELECOM TOWERS, L.L.C. (APPENDIX IV)
1525 Wilson Blvd., Suite 500
Arlington, Virginia 22209
(703) 243-1257

TeleCom is a national owner and operator of communications sites, primarily serving wireless providers. TeleCom owns 271 towers and manages an additional 121 revenue-generating sites in 27 states. Its principal tower networks are located in Texas, Illinois, Ohio and Virginia.

In 1998, TeleCom acquired 27 towers at an aggregate cost of approximately $15.6 million and constructed or had under construction 43 towers at an aggregate cost of approximately $8.1 million, including capital to be expended in 1999 to complete these projects.

For the year ended December 31, 1997, TeleCom had pro forma net revenues of $7.9 million and pro forma EBITDA of $2.5 million. For the nine months ended September 30, 1998, TeleCom had pro forma net revenue of $8.6 million and pro forma EBITDA of $0.3 million.

OUR REASONS FOR THE MERGERS

By combining the complementary strengths and resources of American Tower, OmniAmerica and TeleCom, we believe we will be able to create a company that can offer a more diversified and broader base of services than any of the companies individually is able to offer at the present time. We believe that the availability of a complete range of services on a national basis is important to our existing and potential customers, most of whom are large national companies. The communications tower industry is undergoing a dramatic change because of rapid consolidation. As a consequence, it is likely to become increasingly competitive. We hope that the greater strength of the combined company will enable us to better serve our customers and to provide our equity owners with increased value.

To review the background and reasons for the TeleCom Merger see pages 92 through 94. To review the risks of the mergers, see pages 12 through 17.

Each merger is independent of the other and one may be consummated even if the other is not. We have summarized certain information with respect to the OmniAmerica merger under the caption "The OmniAmerica Merger" on page 8 and pages 84 through 90.

THE TELECOM MERGER (PAGE 91)

If we complete the merger, a subsidiary of American Towers, Inc. (we sometimes refer to it as "ATI") will be merged with TeleCom and TeleCom will become a subsidiary of ATI. The merger is subject to certain rights of termination and conditions described in this document and in the merger agreement. We have attached the merger agreement as Appendices II and IIA to this document. It is the actual document governing the merger. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT.

WHAT MEMBERS WILL RECEIVE IN THE TELECOM MERGER (PAGE 91)

If we complete the merger you will receive your proportionate share of the TeleCom Merger Consideration. The TeleCom Merger Consideration is $148.75 million less the amount by which TeleCom's debt at the time of the TeleCom Merger is more than $30.0 million. We will increase the TeleCom Merger Consideration by the aggregate costs incurred by TeleCom after November 16, 1998 for acquisitions, new tower construction and other capital expenditures.

The TeleCom Merger Consideration is payable 60% ($89.25 million, assuming no adjustment) in shares of ATC Class A Common Stock and 40% ($59.50 million, assuming no such adjustment) in cash. We will also increase or decrease the cash portion based on the working capital of TeleCom at the time of the TeleCom Merger.

We will base the number of shares of ATC Class A Common Stock to be delivered is based on a per share price of $21.25. Such number is subject to adjustment depending on such stock's trading levels prior to the TeleCom Merger and the achievement of certain revenue growth targets for TeleCom.

Assuming no such adjustments, ATC will issue approximately 4.2 million shares of ATC Class A Common Stock to the TeleCom members. Accordingly, you will receive $4.05 in cash and .2858 shares of ATC Class A Common Stock for each TeleCom Unit you own.

American Tower will not issue fractional shares. Instead, you will be paid cash for any fractional shares of ATC Common Stock owed to you.

American Tower. After the merger, each share of American Tower Common Stock will continue to represent one share of American Tower Common Stock of the same class as it represented prior to the merger.

PRE-MERGER DISTRIBUTIONS

Prior to the completion of the TeleCom Merger, TeleCom will distribute its beneficial interests in two subsidiaries, RCC Consultants, Inc. and Prime-TeleCom Communications Co., pro rata to all TeleCom members.

DETERMINATIONS OF GOVERNING BOARDS (PAGE 92)

American Tower. The American Tower Board of Directors has unanimously approved the merger and the merger agreement.

TeleCom. The TeleCom Management Committee believes that the TeleCom Merger is fair to the TeleCom members and in their best interests and approved the Merger and the Merger Agreement.

TeleCom's Management Committee based this determination and approval on a number of factors, including:

  . a review of the business, operations, financial condition, earnings and prospects of American Tower;

  . analysis of potential alternative transactions between TeleCom and other possible strategic partners; and

  .  the structure, terms and conditions of the merger.

VOTES REQUIRED (PAGE 99)

American Tower. The merger does not require the approval of the American Tower stockholders. ATI, as the sole stockholder of the subsidiary that will merge into TeleCom, has approved the merger.

TeleCom. TeleCom members holding all of the outstanding Class B TeleCom Units, which represent a majority of the TeleCom Units, approved the merger. No further vote of the TeleCom members is required. Therefore, we will not hold a member meeting and we will not solicit any proxies.

FEDERAL INCOME TAX CONSIDERATIONS (PAGE 96)

The merger will be a taxable transaction to the TeleCom members for federal income tax purposes. In general, each TeleCom member will recognize gain or loss from the exchange of such member's TeleCom Units for cash and ATC Class A Common Stock pursuant to the merger equal to the difference between his or her adjusted tax basis in such TeleCom Units and the sum of (i) the cash and fair market value of the shares of ATC Class A Common Stock received pursuant to the merger and (ii) such member's share of TeleCom's liabilities.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER APPLICABLE TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER APPLICABLE TO YOU.

ACCOUNTING TREATMENT (PAGE 94)

American Tower expects to treat the merger as a purchase for financial reporting purposes. This means that the assets, liabilities and results of operations of TeleCom will be included with those of American Tower only after the merger is completed. It also means we will value the assets acquired and liabilities assumed of TeleCom at their relative fair values based upon the average market value of the ATC Class A Common Stock and the amount of cash to be received by the TeleCom members in the merger.

REGULATORY APPROVALS

We are prohibited by certain U.S. antitrust laws (we referred to this as the "HSR Act") from completing the merger until after we have furnished certain information and materials to the Antitrust Division of the Department of Justice and a required waiting period has ended. TeleCom and American Tower filed the required notification and report forms. The waiting period will end for the merger on February 4, 1999, unless extended by a request for additional information. However, even after such period, the regulatory agencies continue to have the authority to challenge the merger on antitrust grounds before or after it is completed.

We cannot predict whether we will obtain all required regulatory approvals before we complete the merger, or whether any approvals will include conditions that would be detrimental to American Tower. However, we are not required, in order to complete the merger, to obtain all required regulatory approvals, only those that are material.

CONDITIONS TO THE MERGER (PAGE 94)

We will complete the merger only if TeleCom and American Tower satisfy or (in some cases) waive several conditions, including the following:

  . no legal action shall be pending seeking to enjoin, restrain, prohibit or make illegal or impose any materially adverse conditions in connection with the consummation of the merger;

  .  there is no material adverse change regarding the other company; and

  . the waiting period applicable to the consummation of the merger under the HSR Act shall have expired or been terminated.

TERMINATION OF THE MERGER AGREEMENT (PAGE 94)

The Board of Directors of American Tower and the Management Committee of TeleCom can agree to terminate the merger agreement at any time. Either company can terminate the merger agreement if:

  .  we do not complete the merger by September 30, 1999;

  .  a governmental authority permanently prohibits the merger; or

  . the terminating party is not in material breach and either (i) the merger has not been consummated by June 30, 1999 or (ii) the other party is in material breach of the merger agreement or materially breaches its representations or warranties resulting in its inability to satisfy certain conditions to the completion of the merger.

If either party terminates because of the intentional or wilful breach by the other, it is entitled to a termination fee of $10.0 million.

LISTING OF ATC CLASS A COMMON STOCK

The ATC Class A Common Stock is listed on the New York Stock Exchange (we sometime refer to it as the "NYSE"). The NYSE has approved the listing of the shares to be issued in connection with the merger. The trading symbol for the ATC Class A Common Stock is "AMT".

APPRAISAL RIGHTS (PAGE 100)

TeleCom is a Delaware limited liability company. Under applicable Delaware law and the applicable agreements, you have no appraisal rights.

COMPARATIVE RIGHTS OF HOLDERS OF TELECOM UNITS AND ATC CLASS A COMMON STOCK (PAGE 106)

Holders of TeleCom Units and holders of ATC Class A Common Stock have generally the same rights with respect to dividends and preemptive rights and on liquidation. However, American Tower has two classes of voting stock. The Class A Common Stock and the Class B Common Stock generally vote as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The holders of the Class A Common Stock, voting as a separate class, are entitled to elect two independent directors. Delaware corporate law (we sometimes refer to it as the "DGCL") and the ATC Restated Certificate of Incorporation, as amended (we sometimes refer to it as the "ATC Restated Certificate") require certain class votes. Other rights of the holders of TeleCom Units and holders of ATC Class A Common Stock are substantially similar.

OWNERSHIP OF ATC FOLLOWING THE MERGERS

We anticipate that OmniAmerica stockholders will receive approximately 17.7 million shares (assuming all options are exercised) and TeleCom members will receive approximately 4.2 million shares of ATC Class A Common Stock in the applicable merger. Based on those numbers, following the mergers existing American Tower stockholders will own approximately 83.0%, former OmniAmerica stockholders will own approximately 13.7%, and former TeleCom members will own approximately 3.3% of the ATC Common Stock to be outstanding. Because of the different voting rights of the three classes of ATC Stock, existing American Tower stockholders will own approximately 89.4% of the voting power of all classes of ATC Stock to be outstanding after the mergers.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 95)

TeleCom members should note that a certain members of senior management and affiliates of members of the TeleCom Management Committee have interests in the merger that are different from, or in addition to, yours as a TeleCom member. Those interests include a TeleCom Management Committee representative becoming a director of American Tower and the Management Committee representatives and officers being entitled to the continuation of certain indemnification provisions.

EQUITY OWNERSHIP OF MANAGEMENT AND CERTAIN MEMBERS

American Tower (page 80). On December 31, 1998, directors and executive officers of American Tower and their affiliates owned approximately 29.0% of the shares (and 52.3% of the voting power) of the ATC Common Stock outstanding on that date.

TeleCom (page IV-3 of Appendix IV). On December 31, 1998, affiliates of members of the TeleCom Management Committee owned

10,377,283 Class B TeleCom Units, or approximately 72.0% of the TeleCom Units outstanding on that date.

COMPARATIVE MARKET PRICES (PAGE 20)

November 13, 1998 was the last trading day prior to the announcement of the merger. On that date, the last reported sale price per share of ATC Class A Common Stock on the NYSE and the equivalent per Unit price of the TeleCom Units (based on $4.05 and .2858 shares of ATC Class A Common Stock per TeleCom Unit) were as follows:

   ATC Common Stock.........   $19.00
   TeleCom Unit (equivalent,
    inclusive of $4.05 per
    unit in cash)...........   $ 9.48

On January 11, 1999, the last reported sale price per share of ATC Class A Common Stock on the New York Stock Exchange was $27.68. The TeleCom Units are not publicly traded.

Stock prices can fluctuate dramatically and we urge you to check for recent prices of ATC Class A Common Stock.

THE OMNIAMERICA MERGER (PAGE 84)

American Tower will issue an aggregate of approximately 17.7 million shares of ATC Class A Common Stock upon completing the OmniAmerica merger (assuming all options are exercised). In addition, it will assume ATC's then existing debt which was approximately $64.2 million as of September 30, 1998 and is expected to increase significantly prior to closing, principally because of acquisitions and construction activity.

The provisions of the TeleCom Merger Agreement are substantially similar to those contained in the OmniAmerica Merger Agreement. We have attached the OmniAmerica Merger Agreement as Appendix I to this document. It is the legal document governing the OmniAmerica Merger. WE ENCOURAGE YOU TO READ THE OMNIAMERICA MERGER AGREEMENT.

Each merger is independent of the other and one may be consummated even if the other is not.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of ATC, OmniAmerica or TeleCom. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this document, could affect our companies in the future and could cause our results to differ materially from those expressed in our forward-looking statements contained in this document. For a discussion of some of those factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the section entitled "Risk Factors" immediately following and the more detailed and complete information under "Risk Factors" on pages 12 through 17.

RISK FACTORS (PAGE 12)

You should be aware that certain risks are inherent in the types of business that American Tower, OmniAmerica and TeleCom operate. These risks include the following:

  . those associated with substantial debt and inability to meet debt service requirements;

  .  those inherent in an aggressive tower construction program;

  . those involved in an active acquisition program, including the ability to integrate acquisitions, including the mergers;

  . those associated with the wireless provider industries and their rapid growth and deployment;

  . operating, environmental and regulatory risks, including those affecting the wireless provider industries;

  . economic, political and competitive forces affecting the tower business and the various wireless provider industries; and

  . the fact that our analyses of these risks and factors could be incorrect and/or that the strategies we develop to meet them could be unsuccessful.

We explain certain risks associated with both mergers, as well as those listed above, in more detail on pages 12 though 17.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

We have presented below summary unaudited pro forma financial information to give you a better picture of what the results of operations and financial position of the combined businesses of American Tower, OmniAmerica and TeleCom might have been at December 31, 1997 and September 30, 1998 if the mergers and certain other transactions (which we refer to as the "ATC Pro Forma Transactions") had occurred at the beginning of those fiscal periods. We prepared the unaudited pro forma statement of operations and balance sheet information by adding or combining the historical pro forma results of each company with certain adjustments. The companies may have performed differently if they were combined. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results we will experience after the mergers. See "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower" on page 34.

                                                              NINE MONTHS ENDED
                                               YEAR ENDED       SEPTEMBER 30,
                                            DECEMBER 31, 1997       1998
                                            ----------------- -----------------
                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net operating revenue......................     $177,267          $166,071
Operating expenses:
  Operating expenses excluding
   depreciation, amortization and corporate
   general and administrative..............      116,078           115,537
  Depreciation and amortization............      108,864            90,521
  Tower separation costs...................          --             12,616
  Corporate general and administrative.....        3,536             3,186
                                                --------          --------
    Total operating expenses...............      228,478           221,860
                                                --------          --------
Operating (loss)...........................      (51,211)          (55,789)
Interest expense...........................          --             16,764
Loss before extraordinary items............     $(40,190)         $(50,574)
OTHER OPERATING DATA:
Tower Cash Flow............................     $ 61,189          $ 50,534
EBITDA.....................................       57,653            47,348
EBITDA (margin)............................         32.5%             28.5%
After-Tax Cash Flow........................       68,674            39,947

                                                            SEPTEMBER 30, 1998
                                                            ------------------
BALANCE SHEET DATA:
Working capital, excluding current portion of long-term
 debt......................................................     $ 273,569
Total assets...............................................     2,262,792
Long-term debt, including current portion..................       474,740
Total shareholders' equity.................................     1,539,662

We use the term "Tower Cash Flow" to mean operating income (loss) before depreciation and amortization, tower separation costs, and corporate general and administrative expenses. By "EBITDA" we mean operating income (loss) before depreciation and amortization and tower separation costs. By "After-tax cash flow" we mean income (loss) before extraordinary items, plus depreciation and amortization, less preferred stock dividends. All of such terms include deferred revenue attributable to certain leases. We do not consider Tower Cash Flow, EBITDA and after-tax cash flow as a substitute for alternative measures of operating results or cash flow from operating activities or as a measure of ATC's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles ("GAAP"), we have included them because they are generally used in the communications site industry as a measure of a company's operating performance. More specifically, we believe they can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. The concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions are involved, or non-operating factors such as historical cost bases. We believe Tower Cash Flow is useful because it enables you to compare tower performances before the effect of expenses (corporate general and administrative) that do not relate directly to such performance.

COMPARATIVE PER SHARE INFORMATION

We have set forth below certain selected (i) historical per share (and, in case of TeleCom, per Unit) data of American Tower, OmniAmerica and TeleCom, (ii) pro forma per share data from continuing operations of those companies, giving effect, in the case of American Tower, to the ATC Pro Forma Transactions, and
(iii) pro forma equivalent per share amounts giving effect to the ATC Pro Forma Transactions, including the OmniAmerica Merger and the TeleCom Merger. The pro forma equivalent information of OmniAmerica represents American Tower's pro forma per share information multiplied by 1.1, the exchange ratio called for by the OmniAmerica merger agreement. You should read the information set forth below in conjunction with the audited and unaudited consolidated financial statements of American Tower, OmniAmerica and TeleCom and the Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower on page 34.

                                                        NINE MONTHS ENDED (OR AS
                               YEAR ENDED (OR AS OF)              OF)
                                 DECEMBER 31, 1997         SEPTEMBER 30, 1998
                              ------------------------  -------------------------
                              AMERICAN  OMNI-           AMERICAN  OMNI-
                               TOWER   AMERICA TELECOM   TOWER   AMERICA  TELECOM
                              -------- ------- -------  -------- -------  -------
Historical:
  Income (loss) per diluted
   share.....................  $(0.05)  $0.63  $(0.26)   $(0.37) $(0.09)  $(0.36)
  Book value per share.......    4.30   $2.70  $ 2.17    $ 9.93  $ 9.15   $ 4.61
Pro Forma:
  Income (loss) per diluted
   share.....................  $(0.31)  $0.23  $(0.15)   $(0.39) $(0.09)  $(0.42)
  Book value per share.......     N/A   $9.13  $ 1.90    $11.92  $ 9.14   $ 4.34
Pro Forma Equivalent:
  Income (loss) per diluted
   share.....................     N/A   $0.21     N/A       N/A  $(0.09)     N/A
  Book value per share.......     N/A   $8.30     N/A       N/A  $ 8.31      N/A

Assuming there are no adjustments to the merger consideration in the TeleCom Merger, holders of TeleCom Units will also receive $4.05 in cash for each TeleCom Unit they hold, subject to adjustment as set forth in the TeleCom Merger Agreement.

                                  RISK FACTORS

You should consider carefully the following factors, in addition to the other information contained in this document, regarding American Tower, the OmniAmerica Merger and the TeleCom Merger.

     RISK FACTORS RELATING TO THE OMNIAMERICA MERGER AND THE TELECOM MERGER

DIFFICULTIES IN INTEGRATING COMPANIES

Management believes that the integration of OmniAmerica with American Tower may present more difficult challenges than those of its prior acquisitions and mergers. For example, OmniAmerica is engaged in several lines of business in which American Tower is not. Also, OmniAmerica has recently experienced dramatic changes with the merger of OmniAmerica and Specialty Teleconstructors, Inc. ("Specialty") in April 1998 (the "April Merger") and the acquisition of Arch Communications Group, Inc. ("Arch") towers during June and September of 1998. Many of the integration problems inherent in those changes are still in the process of being resolved. To a significantly lesser extent, similar integration problems may be faced with TeleCom since it too has undergone significant changes in the past year. Efforts to solve such problems may result in the loss of one or more key employees of OmniAmerica or TeleCom, or American Tower, and may adversely affect American Tower in other ways. For example, American Tower may incur significant unforeseen costs in integrating the operations of OmniAmerica and, to a lesser extent, TeleCom. Integration problems may also require considerable time and effort of senior management of American Tower. To the extent they do, senior management might not be able to concentrate on American Tower's growth activities, including the pursuit of build to suit construction opportunities and other acquisitions.

FAILURE TO RECOGNIZE SYNERGIES OF THE MERGERS; FUTURE RESTRAINTS

Management of American Tower, OmniAmerica and TeleCom believes the mergers will provide certain savings in administrative and other costs and certain growth and expansion opportunities. However, the combined company may not be able to realize all or some of such savings or growth. Moreover, American Tower may incur additional costs as a consequence of combining the operations of the three companies. In addition, the combined company's increased size and financial resources may, because of antitrust restraints, preclude it from pursing certain acquisition opportunities in the future.

RISK OF MERGERS NOT BEING CONSUMMATED

You should realize that a failure to consummate the merger of your company could adversely affect your company. For example, the number of acquisition and build to suit opportunities available may diminish because of the prospective merger with American Tower. In addition, the applicable merger agreement restricts the ability of your company to issue equity securities and incur certain debt, and such restrictions could prevent it from pursuing certain acquisition opportunities.

POTENTIAL LOSS OF KEY PERSONNEL

The pendency of the mergers may increase the risk that certain key employees of OmniAmerica and TeleCom could decide to seek employment elsewhere. The departure of key employees of OmniAmerica or TeleCom would harm ATC should the mergers be consummated or OmniAmerica or TeleCom should its merger not be consummated.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

In reviewing the terms of the mergers, you should be aware that certain members of management of each company may have interests in the applicable merger that may present them with actual or potential conflicts of interest. See "The OmniAmerica Merger--Interests of Certain Persons in the Merger" and "The TeleCom Merger--Interests of Certain Persons in the Merger".

CHANGES IN ATC CLASS A COMMON STOCK TRADING LEVELS

OmniAmerica stockholders should be aware that their exchange ratio is fixed. Therefore, the number of shares of ATC Class A Common Stock they will receive will not be adjusted if the market price of such stock declines. TeleCom members should be aware that the share adjustment provisions in the TeleCom Merger Agreement are limited. Moreover, if the "Closing Date Share Price" (i.e., an average of then recent prices ) of the ATC Class A Common Stock exceeds $24.75 at the time of the TeleCom Merger, TeleCom members will receive fewer shares.

                    RISK FACTORS RELATING TO AMERICAN TOWER

SUBSTANTIAL CAPITAL REQUIREMENTS AND HIGH DEBT LEVELS

ATC's acquisition and construction activities require substantial capital resources. During 1998, ATC made capital investments aggregating approximately $108.0 million for construction, predominantly for new towers. In addition, ATC made acquisitions in the aggregate of approximately $877.0 million, of which approximately $491.0 million was financed with cash and the balance through the issue of ATC Class A Common Stock. ATC's business plan for 1999 is to construct between approximately 750 and 1,000 towers at an estimated aggregate cost of between approximately $120.0 and $200.0 million. In addition, ATC is actively seeking several major build to suit projects and acquisitions that could involve substantial capital expenditures. Giving effect to the OmniAmerica Merger and the TeleCom Merger, the amount projected to be spent for tower construction would be substantially greater. On a combined basis, the three companies spent more than $130.0 million for construction of new towers and other capital expenditures during 1998. The 1999 combined business plans of the three companies call for construction of between approximately 1,450 and 1,900 towers at an estimated aggregate cost of between approximately $230.0 and $340.0 million, although the actual number to be built will probably decrease because of, among other things, financial and managerial resource limitations and construction of certain planned towers may result in overbuilding in some markets.

ATC has financed its capital requirements principally through bank borrowings and sales of its common stock. As of December 31, 1998, on a pro forma basis, giving effect to the OmniAmerica Merger and the TeleCom Merger, as well as all of the other Recent Transactions (but not planned construction), ATC would have had (i) aggregate borrowings of approximately $345.0 million, and (ii) aggregate unused borrowing capacity of approximately $371.0 million. You should be aware that ATC may not be able to implement its growth strategy as rapidly as it hopes because of the limits on its borrowing capacity, unless it were willing to sell equity securities. Moreover, American Tower may not be able to sell its equity securities on favorable terms because such sales are subject, among other things, to market conditions outside of ATC's control.

ATC expects that it will continue to borrow funds to finance construction and acquisitions and to operate with substantial leverage. If ATC's revenues and cash flow do not meet expectations, ATC may have reduced borrowing capacity. More importantly, you should be aware that if cash flow is not sufficient to meet debt service requirements, ATC might not be able to sell equity or debt securities, refinance its obligations or dispose of operating assets on favorable terms or at all.

ATI and ATLP (the "Borrower Subsidiaries") have a maximum borrowing capacity, subject to compliance with certain financial ratios, of $900.0 million under ATC's credit facilities with its senior lenders (we refer to such arrangements as the "ATC Credit Facilities"). As of December 31, 1998, $125.0 million was outstanding under a term loan. In addition, ATC (the parent holding company) has a term loan of $150.0 million. The ATC Credit Facilities require ATC to satisfy certain financial and operational covenants. Such provisions include the maintenance of financial ratios and restrictions on additional indebtedness, capital expenditures, use of borrowed funds, permitted investments and cash distributions. The lenders under the ATC Credit Facilities have a first priority security interest in substantially all of the operating assets and property other than many of the towers of ATC and its subsidiaries.

Management believes that ATC will have sufficient available funds to finance current construction plans and consummate pending acquisitions, including both mergers. Such available funds may not be sufficient, however, to finance other material construction or acquisition opportunities. Such opportunities might require a substantial increase in the maximum borrowing levels under the ATC Credit Facilities. That, however, would be dependent on ATC's ability to meet various financial leverage ratios. Alternatively, ATC might issue other debt securities (which would require the consent of ATC's senior lenders), senior equity securities (which would increase leverage) or, most likely, particularly in the case of a major acquisition or construction opportunity with a wireless carrier seeking to divest, ATC Class A Common Stock, convertible securities or warrants (which would dilute the proportionate ownership of ATC by its then existing common stockholders). ATC may not be able to secure any such financing on favorable terms or at all.

DEPENDENCE ON DEMAND FOR TOWER SPACE

A substantial portion of ATC's revenues are, and following the mergers will be, dependent on the demand for rental space on its towers. Many factors affect the demand for tower space rental, most of which are beyond the control of American Tower. The demand for tower space may be affected by, among other things:

  . consumer demand for wireless services;

  . the financial condition of wireless service providers and their preference for owning or leasing antennae sites;

  . governmental licensing of broadcast rights, zoning, environmental and other governmental regulations;

  . national and regional economic conditions, including a slowdown in the growth of wireless communications, a downturn in a particular wireless segment, or a decrease in the number of carriers, nationally or locally, in a particular segment; and

  . technological changes.

Demand could also be adversely affected by "roaming" and "resale" arrangements. These arrangements enable a provider to serve customers outside its license area, to give licensed providers the right to enter into arrangements to serve overlapping license areas and to permit nonlicensed providers to enter the wireless marketplace. Wireless providers might consider such roaming and resale arrangements as superior to constructing their own facilities or leasing antennae space from ATC. Any material decrease in demand or proliferation of "roaming" and "resale" arrangements could have a material adverse effect on ATC.

The demand for antenna space is dependent, to a significantly lesser extent, on the needs of television and radio broadcasters. Among other things, certain technological advances, including the development of satellite-delivered radio, may reduce the need for tower-based broadcast transmission. ATC could also be affected adversely should the development of digital television be delayed or impaired, or if demand for it were to be less than anticipated because of delays, disappointing technical performance or cost to the consumer.

CONSTRUCTION OF NEW TOWERS; COMPETITION

ATC's growth strategy is highly dependent on its ability to complete tower construction in a timely and cost effective manner. ATC cannot control the principal factors that can prevent, delay and increase the cost of such construction. Such factors include zoning and local permitting requirements, environmental group opposition, availability of skilled construction personnel and construction equipment, adverse weather conditions and federal regulations. As the pace of tower construction has increased in recent years, the required manpower and equipment have been in increasing demand. The anticipated increase in construction activity, for both ATC and the industry, could significantly increase costs and delay time schedules associated with tower construction, either of which could have a material adverse effect on ATC. The construction of towers to accommodate the introduction of digital television service could be particularly affected by a potential shortage of construction capability.

The scope of ATC's forecasted construction program is substantially greater than the combined past construction programs of ATC and the various companies it has acquired. As a consequence, ATC may not have sufficient experienced and qualified personnel resources to ensure the timely and efficient implementation of its construction program in a cost effective manner. Personnel shortages may also affect ATC's ability to manage effectively the substantially increased number of towers it is constructing and acquiring.

ATC competes for new tower construction sites with wireless service providers, site developers and other independent communications site operating companies. ATC believes that competition for tower construction sites will increase and that additional competitors will enter the communications site market, certain of which may have greater financial and other resources than ATC. Such increased competition will probably result in increased acquisition or leasing costs to ATC.

In addition to competing for new tower construction sites, ATC faces strong competition for build to suit opportunities, principally from other independent communications site operators and site developers. Certain of those competitors (such as OmniAmerica) have more extensive experience and offer a broader range of services, principally in constructing towers rather than managing the construction of others. ATC has not, to date, itself constructed towers, but rather managed the construction activities of independent third parties. The absence of an in-house construction capability may create problems, if the OmniAmerica merger is not consummated, in times of industry shortages.

American Tower, and others in the industry, are increasingly devoting their construction activities to "build to suit" projects. Under these arrangements ATC, and others, agree with a major wireless provider to build a network of a significant number of towers to the provider's specification. Build to suit activities involve certain additional risks. Although such projects involve an "anchor" tenant, ATC may not be able to secure a sufficient number of additional tenants to ensure adequate investment returns. This may be particularly true for the larger build to suit projects that ATC is seeking. In fact, one of the reasons providers may be entering into build to suit arrangements (rather than, as in the past, undertaking their own construction) is that many of the proposed sites may be expensive or difficult to build on or in undesirable locations for many other wireless service providers. Such projects also entail the additional risk of a greater dependence on a single customer with, in many instances, more favorable lease and control provisions than those made available generally by ATC to its tenants. In addition, as explained above, ATC's experience has been limited principally to projects of considerably smaller scope than those it is now undertaking and others on which it will be bidding.

See "--Risk Factors Relating to American Tower--Substantial Capital Requirements and High Debt Levels" for additional risks associated with financing major construction projects.

As a consequence of all of the foregoing factors, ATC's construction program, including one or more of its build to suit projects, might have a material adverse effect on ATC.

ACQUISITION STRATEGY

The success of ATC's growth continues to be dependent, although to a lesser extent than in the past, on its ability to implement its acquisition strategy. Such strategy involves substantial risks, including increasing leverage and debt service requirements, combining disparate company cultures and facilities, and operating towers on a national and possibly international basis in many diverse markets. For information concerning potential integration problems involving OmniAmerica, see "Risk Factors Relating to the OmniAmerica Merger and the TeleCom Merger--Difficulties in Integrating Companies" above. Certain of these risks may be increased with larger acquisitions, particularly those involving divestitures by wireless service providers. Such transactions will entail the additional risk of dependence on a single customer with, most likely, more favorable lease and control provisions than those made available generally by ATC to its tenants. In addition, management will be responsible for an increasingly larger pool of assets and may not be able to recruit and retain a sufficient number of experienced and qualified senior and regional managers.

ATC competes for tower and site acquisitions principally with other independent tower owners and operators. Increased competition, which ATC has experienced and believes may intensify, has resulted in substantially higher prices, particularly for towers being divested by wireless service providers. ATC may not, therefore, be able to complete acquisitions on as favorable terms as in the past, and may, under certain circumstances, be required to pay higher prices or agree to less favorable terms than it would otherwise have desired. You should also be aware that, assuming consummation of the two mergers, American Tower may be impeded in its future acquisition activities by antitrust constraints, either in local markets or on a regional or national basis.

See "--Risk Factors Relating to American Tower--Substantial Capital Requirements and High Debt Levels" for additional risks associated with financing major acquisitions.

For all of the reasons discussed above, ATC's past or future acquisitions, individually or in combination, may have a material adverse effect on it.

DEPENDENCE ON KEY PERSONNEL

ATC's growth strategy is dependent on the efforts of ATC's Chief Executive Officer, Steven B. Dodge, and its other executive officers. ATC has not entered into employment agreements with any of its executive officers, other than J. Michael Gearon, Jr., the former principal stockholder and chief executive officer of Gearon & Co., Inc., and Douglas Wiest, the Chief Operating Officer. Many of the executive, regional and other officers have options to purchase shares of ATC Common Stock, subject generally to five-year vesting provisions. ATC may not, however, be able to retain such officers, the loss of whom could have a material adverse effect upon it, or to prevent them from competing in the event of their departure. ATC does not maintain key man life insurance of any significance on the lives of any of such officers.

ENVIRONMENTAL MATTERS

Under various federal, state and local environmental laws, an owner, lessee or operator of real estate may be liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose responsibility and liability even if the owner, lessee or operator was unaware of or not responsible for the contamination. Such liability often continues even if the property has been sold. The owner, lessee or operator of contaminated real estate may also be subject to common law claims by third parties based on damages resulting from off-site migration of the contamination. ATC may be potentially liable for such environmental expenses which in light of the number of properties owned or leased by it could be substantial.

CONTROL BY THE PRINCIPAL STOCKHOLDERS; RESTRICTIONS ON CHANGE OF CONTROL

On December 31, 1998, giving pro forma effect to the consummation of the two mergers, the directors and executive officers of ATC, together with their affiliates, owned "beneficially" approximately 47.3% of the combined voting power of the ATC Common Stock. Mr. Dodge, together with his affiliates, owned "beneficially" approximately 30.1% of the combined voting power. See "Principal Stockholders of American Tower". Accordingly, Mr. Dodge, together with a limited number of other directors, may be able to control the vote on all matters submitted to a vote of the holders of the ATC Common Stock, except with respect to (i) the election of two independent directors, and (ii) those matters that the ATC Restated Certificate or the DGCL requires a 66 2/3% vote or a class vote. Control by Mr. Dodge and others may have the effect of discouraging certain types of transactions involving an actual or potential change of control of ATC.

The ATC Restated Certificate also contains provisions limiting the aggregate voting ownership of Mr. Dodge (and his Controlled Entities as defined therein) and provides for the automatic conversion of all of his (and their) Class B Common Stock to Class A Common Stock should his voting percentage fall below certain specified amounts.

The ATC Credit Facilities provide that a "Change of Control" (as defined therein) of ATC constitutes an "Event of Default". In addition, the Communications Act of 1934, as amended, and the rules of the FCC require the prior consent of the Federal Communications Commission ("FCC") for any change of control of ATC. Finally, certain provisions of the DGCL may have the effect of discouraging a third party from making an acquisition proposal for ATC and may thereby inhibit a change of control.

RISK ASSOCIATED WITH NEW TECHNOLOGIES

The emergence of new technologies could reduce the need for tower-based transmission and reception and may, thereby, have a negative impact on ATC's operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and/or data services. In November 1998, a company became the first to offer commercially a service intended to provide global satellite phone coverage. Although such systems are highly capital-intensive and do not yet have an extensive commercial record, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services provided by ATC. Additionally, the growth in delivery of video services by direct broadcast satellites and the development and implementation of signal combining technologies (which permit one antenna to service two different frequencies of transmission and, thereby, two customers) and satellite-delivery systems may reduce the need for tower-based broadcast transmission. The occurrence of any of these factors could have a material adverse effect on ATC.

YEAR 2000 RELATED RISKS

ATC, like all companies, faces certain risks associated with the fact that many computers and computer software programs were not designed to recognize the change from 1999 to 2000 or are otherwise unable to process dates related to the turn of the millennium. These computers (and the systems they control) might malfunction or cease to work unless they are reprogrammed or replaced by the end of 1999. Y2K-related problems could cause ATC's tower structures light systems to fail which would create a hazard to air navigation. Computer-controlled devices, such as those found in automatic monitoring and control systems used for antenna structure lighting, are vulnerable to Y2K-related malfunctions and may fail. Commercial electric power sources may also fail leaving antenna structures vulnerable to blackouts. Tower owners, such as ATC, are responsible for tower lighting in compliance with FCC and Federal Aviation Administration ("FAA") requirements. While ATC intends to take the necessary steps to address the Y2K problems, it may not be successful in its efforts and any massive power failures, occasioned by Y2K problems, could pose a serious threat to the safe maintenance and operation of ATC's tower structures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower", "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Appendix III and "TeleCom Management's Discussion and Analysis of Financial Condition and Results of Operations" in Appendix IV.

CERTAIN PERCEIVED HEALTH RISKS

ATC and the lessees of antennae sites on its towers are subject to government regulations relating to radio frequency (we sometimes refer to it as "RF") emissions. In recent years, there have been several substantial studies by the scientific community investigating the potential connection between RF emissions and possible negative health effects, including cancer. The results of these studies have, to date, been inconclusive. ATC has not been subject to any claims relating to RF emissions, although it is possible that such claims may arise in the future. Because ATC does not maintain any significant insurance with respect to such matters, such claims, if substantiated, could have a material adverse effect on ATC.

LACK OF DIVIDENDS; RESTRICTIONS ON PAYMENT OF DIVIDENDS AND REPURCHASE OF COMMON STOCK

ATC does not expect to pay cash dividends for the foreseeable future. Rather, ATC intends to retain any available earnings for the growth of its business. In addition, the ATC Credit Facilities restrict the payment of cash dividends or other distributions and the repurchase, redemption or other acquisition of equity securities of ATC.

                         AMERICAN TOWER CAPITALIZATION

The following table sets forth the capitalization of ATC as of September 30, 1998, and as adjusted to give effect to the ATC Pro Forma Transactions, including the OmniAmerica Merger, the TeleCom Merger and the Wauka Transaction as if American Tower had consummated all of the foregoing on September 30, 1998. For information with respect to the capitalization of ATC assuming consummation of the merger of your company with American Tower but not the other merger, please see Note (a) of Notes to the "Unaudited Pro Forma Condensed Consolidated Balance Sheet of American Tower".

Management believes that the assumptions used provide a reasonable basis on which to present such pro forma capitalization. You should read the capitalization table below in conjunction with the historical financial statements of ATC included elsewhere in this document, "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower". We have provided the capitalization table below for informational purposes only and (i) it is not necessarily indicative of ATC's capitalization or financial condition had we consummated the transactions and events referred to above on the date assumed, and (ii) it is not necessarily indicative of ATC's future capitalization or financial condition.

                                                          SEPTEMBER 30, 1998
                                                         ----------------------
                                                         HISTORICAL  PRO FORMA
                                                         ----------  ----------
                                                            (IN THOUSANDS)
Cash and cash equivalents............................... $  313,454  $  314,517
                                                         ==========  ==========
Long term debt, including current portion(1)(2):
  Borrowings under the ATC Credit Facilities............ $  275,000  $  467,586
  Other long-term debt..................................      6,605       7,154
                                                         ----------  ----------
    Total long-term debt................................    281,605     474,740
                                                         ----------  ----------
Redeemable Class A Common Stock.........................      8,574       8,574
                                                         ----------  ----------
Stockholders' equity(3):
  Common Stock(4)
    Class A Common Stock................................        944       1,168
    Class B Common Stock................................         91          91
    Class C Common Stock................................         33          33
    Additional paid-in capital..........................  1,097,359   1,576,024
    Accumulated deficit.................................    (37,654)    (37,654)
                                                         ----------  ----------
    Total stockholders' equity..........................  1,060,773   1,539,662
                                                         ----------  ----------
    Total capitalization ............................... $1,350,952  $2,022,976
                                                         ==========  ==========

--------
(1) For additional information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower--Liquidity and Capital Resources".

(2) See Notes to Consolidated Financial Statements and "Indebtedness of American Tower" for additional information regarding the components and terms of ATC's long-term debt. Approximately $21.2 million is expected to be required (on a net basis) to finance the balance of the purchase price of the OPM Transaction. We have discussed the OPM Transaction, as well as certain other transactions, in the Notes to the Consolidated Financial Statements of American Tower.

(3) Consists of (a) Preferred Stock, par value $.01 per share, 20,000,000 authorized shares, none issued or outstanding; (b) ATC Class A Common Stock, par value $.01 per share, 300,000,000 authorized shares; shares issued and outstanding: 94,396,556 (historical), 116,754,366 (pro forma);
    (c) ATC Class B Common Stock, par value $.01 per share, 50,000,000 authorized shares; shares issued and outstanding:

   9,107,962 (historical and pro forma); and (d) ATC Class C Common Stock, par value $.01 per share, 10,000,000 authorized shares; shares issued and outstanding: 3,295,518 (historical and pro forma). Outstanding share numbers do not give effect to subsequent conversions of shares of ATC Class B Common Stock or ATC Class C Common Stock to ATC Class A Common Stock. The outstanding share information gives effect to all consummated Recent Transactions.

(4) The number of outstanding shares does not include, except as otherwise indicated: (a) shares of ATC Class A Common Stock issuable upon conversion of ATC Class B Common Stock or ATC Class C Common Stock, (b) shares issuable upon exercise of options currently outstanding to purchase an aggregate of 11,206,261 shares of Common Stock, or (c) shares issuable pursuant to certain pending Recent Transactions. See the Notes to Consolidated Financial Statements of American Tower and "Business of American Tower--Recent Transactions--Pending Acquisitions".

                       MARKET PRICES AND DIVIDEND POLICY

COMPARATIVE MARKET PRICE DATA

On February 27, 1998, the ATC Class A Common Stock commenced trading on a "when-issued" basis on the inter-dealer bulletin board of the over-the-counter market. During the period from February 27, 1998 through June 4, 1998, the range of the high and low per share bid prices in such "when-issued" market was $26.125 and $15.50. The ATC Class A Common Stock commenced trading on the New York Stock Exchange on June 5, 1998 (the day following consummation of the CBS Merger). The Common Stock, $.01 par value per share of OmniAmerica (the "OmniAmerica Common Stock") is traded on the Nasdaq National Market. The following table presents trading information for the ATC Class A Common Stock and OmniAmerica Common Stock for the periods indicated, on the NYSE Composite Transaction Tape and the Nasdaq National Market, respectively. TeleCom is a privately owned company and its equity interests are not traded or quoted on any exchange or market.

                            HIGH     LOW
                           ------- -------
ATC CLASS A COMMON STOCK
  FISCAL YEAR ENDED
   DECEMBER 31, 1998
  Fiscal Quarter Ended
   March 31 (commencing
   February 27, 1998)..... $20.25  $15.50
  Fiscal Quarter Ended
   June 30................  26.125  18.75
  Fiscal Quarter Ended
   September 30...........  28.63   14.375
  Fiscal Quarter Ended
   December 31............  29.625  13.25
  FISCAL YEAR ENDING
   DECEMBER 31, 1999
  For the period from
   January 1 to January
   11, 1999 .............. $29.50  $27.50
OMNIAMERICA COMMON STOCK
  FISCAL YEAR ENDED JUNE
   30, 1997
  Fiscal Quarter Ended
   December 31............ $10.063 $ 6.75
  Fiscal Quarter Ended
   March 31...............  16.25    8.125
  Fiscal Quarter Ended
   June 30................  15.563   8.75
  FISCAL YEAR ENDED JUNE
   30, 1998:
  Fiscal Quarter Ended
   September 30........... $19.875 $13.375
  Fiscal Quarter Ended
   December 31............  17.375  11.25
  Fiscal Quarter Ended
   March 31...............  36.50   12.75
  Fiscal Quarter Ended
   June 30................  48.50   33.375
  FISCAL YEAR ENDING JUNE
   30, 1999:
  Fiscal Quarter Ended
   September 30........... $43.00  $17.375
  Fiscal Quarter Ended
   December 31............  32.25   11.563
  For the period from
   January 1 to January
   11, 1999...............  32.00   29.25

As of January 1, 1999, there were 96,620,615 shares of ATC Class A Common Stock and 15,106,360 shares of OmniAmerica Common Stock outstanding. On November 13, 1998, the last trading day prior to the announcement of the OmniAmerica Merger and the TeleCom Merger, the last reported sale price per share of

ATC Class A Common Stock on the NYSE Composite Transaction Tape was $19.00 and the last reported sale price per share of OmniAmerica Common Stock on the Nasdaq National Market was $17.50. On January 11, 1999, the last reported sale price per share of ATC Class A Common Stock on the NYSE Composite Transaction Tape was $27.68, and the last reported sale price per share of OmniAmerica Common Stock on the Nasdaq National Market was $29.75.

The market prices of shares of ATC Class A Common Stock and OmniAmerica Common Stock fluctuate. As a result, we urge you to obtain current market quotations.

DIVIDEND POLICY

ATC has not paid a dividend on any class of its Common Stock and anticipates that it will retain future earnings, if any, to fund the development and growth of its business and will not pay cash dividends on the ATC Class A Common Stock in the foreseeable future. In addition, the ATC Credit Facilities restrict the ability of ATC to pay cash dividends on any class of its capital stock. See "Description of American Tower Capital Stock--Dividend Restrictions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower--Liquidity and Capital Resources".

                            SELECTED FINANCIAL DATA

We have presented on the following pages selected financial data of each of American Tower, OmniAmerica and TeleCom. In the case of the American Tower data, we have also presented certain pro forma financial data giving effect to, among other things, each of the mergers. We expect that both of the mergers will be accounted for as purchases. This means that for accounting and financial reporting purposes, the results of OmniAmerica and TeleCom will be included with those of American Tower only from and after the applicable merger. It also means that the assets and liabilities of OmniAmerica and of TeleCom will be valued at fair value with the purchase costs determined based on the average market value of the ATC Class A Common Stock at the time of the execution of its merger agreement, and, in the case of the TeleCom Merger, the amount of cash, to be delivered in the applicable merger plus the amount of liabilities of OmniAmerica and of TeleCom, at the time of the applicable merger.

We have presented below unaudited pro forma condensed combined financial information that reflects the purchase method of accounting. We have included this information to give you a better picture of what the results of operations and financial position of the combined businesses of American Tower and OmniAmerica and/or TeleCom might have been had the mergers occurred on an earlier date. The unaudited pro forma condensed combined statement of operations data combines information from the historical consolidated statements of operations of American Tower and OmniAmerica and/or TeleCom giving effect to each of the mergers as of the beginning of the respective periods. The unaudited pro forma condensed combined statement of financial condition data combines information from the historical consolidated balance sheet of American Tower and the historical consolidated balance sheet of OmniAmerica and/or TeleCom giving effect to each of the mergers as if we had completed them on September 30, 1998.

We are providing the pro forma information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of the combined company would have been if the mergers had actually occurred at the beginning of the earliest period presented. This information also does not necessarily indicate what the combined company's future operating results or consolidated financial position will be. This information does not reflect, for example, (a) the effect of any potential changes in revenues or any operating synergies which we may achieve by combining the resources of our companies, (b) investment banking, legal and miscellaneous transaction costs related to the mergers, which we will reflect as an expense in the period we complete the mergers, and (c) costs associated with the combining of our companies which we cannot presently estimate.

                     AMERICAN TOWER SELECTED FINANCIAL DATA

The financial data set forth below has been derived from the consolidated financial statements of American Tower included elsewhere in this document. The data as of and for the nine months ended September 30, 1998 is unaudited. However, management believes it contains all adjustments, consisting only of normal recurring accruals, necessary to present such information fairly. The data should be read in conjunction with American Tower's audited and unaudited financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower". The pro forma financial data with respect to the year ended December 31, 1997 and the nine months ended September 30, 1998 reflects certain adjustments, as explained elsewhere in this document. Therefore any comparison of such pro forma financial data with the financial data for periods prior to 1997 is inappropriate. Such pro forma financial data gives effect to the ATC Pro Forma Transactions (which includes the OmniAmerica Merger, the TeleCom Merger, the CBS Merger, the Diablo Transaction, the Meridian Transaction, the Gearon Transaction, the OPM Transaction, the Micronet Transaction, the Old ATC Merger, the Wauka Transaction, the ATC Private Placement, and the ATC IPO). However, the data does not reflect all of the consummated or pending acquisitions or pending construction. See "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower".

You should also realize that prior to June 4, 1998, American Tower operated as a subsidiary of American Radio and not as an independent company. Therefore, the results of operations and the financial condition shown below for such period may be different from what they might have been had ATC operated as a separate, independent company. The information is also not necessarily indicative of ATC's future results of operations or financial condition.

                           AMERICAN TOWER CORPORATION

                          SELECTED FINANCIAL DATA(/1/)

                                                              YEAR ENDED         NINE MONTHS ENDED    NINE MONTHS ENDED
                                                           DECEMBER 31, 1997       SEPTEMBER 30,      SEPTEMBER 30, 1998
                                                        ------------------------ -------------------  ------------------
                                                                                     HISTORICAL
                                                                                 -------------------
                           JULY 17, 1995    YEAR ENDED
                              THROUGH      DECEMBER 31,
                         DECEMBER 31, 1995     1996     HISTORICAL  PRO FORMA(2)   1997      1998        PRO FORMA(2)
                         ----------------- ------------ ----------  ------------ --------  ---------  ------------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net operating reve-
 nues..................        $ 163          $2,897    $  17,508     $177,267   $  7,902  $  71,485       $166,071
                               -----          ------    ---------     --------   --------  ---------       --------
Operating expenses:
 Operating expenses ex-
  cluding
  depreciation, amorti-
  zation and corporate
  general and
  administrative.......           60           1,362        8,713      116,078      3,589     42,526        115,537
 Depreciation and
  amortization.........           57             990        6,326      108,864      2,706     32,998         90,521
 Tower separation
  costs................                                                                       12,616         12,616
 Corporate general and
  administrative.......          230             830        1,536        3,536        919      3,186          3,186
                               -----          ------    ---------     --------   --------  ---------       --------
 Total operating ex-
  penses...............          347           3,182       16,575      228,478      7,214     91,326        221,860
                               -----          ------    ---------     --------   --------  ---------       --------
Operating income
 (loss)................         (184)           (285)         933      (51,211)       688    (19,841)       (55,789)
Interest (income) ex-
 pense, net............          --              (36)       2,789                   1,318     17,023         16,764
Other expense (in-
 come).................          --              --            15           15        (94)    (6,283)
Minority interest in
 net earnings (losses)
 of subsidiaries(3)....          --              185          178         (257)       221        255           (273)
                               -----          ------    ---------     --------   --------  ---------       --------
Loss before income
 taxes and
 extraordinary items...         (184)           (434)      (2,049)     (50,969)      (757)   (30,836)       (72,280)
Benefit (provision) for
 income
 taxes.................           74             (46)         473       10,779         49      4,934         21,706
                               -----          ------    ---------     --------   --------  ---------       --------
Loss before extraordi-
 nary item.............        $(110)         $ (480)   $  (1,576)    $(40,190)  $   (708) $ (25,902)      $(50,574)
                               =====          ======    =========     ========   ========  =========       ========
Basic and diluted pro
 forma loss per common
 share before
 extraordinary
 item(4)...............                                 $   (0.03)    $  (0.31)  $  (0.01) $   (0.37)      $  (0.39)
                                                        =========     ========   ========  =========       ========
Basic and diluted pro
 forma common shares
 outstanding...........                                    48,732      129,494     48,732     70,103        129,494
                                                        =========     ========   ========  =========       ========
OTHER OPERATING DATA:
Tower cash flow(5).....        $ 103          $1,535    $   8,795      $61,189   $  4,313  $  28,959       $ 50,534
EBITDA(5)..............         (127)            705        7,259       57,653      3,394     25,773         47,348
EBITDA margin(5).......         (N/A)           24.3%        41.5%       32.5%       43.0%      36.1%          28.5%
After-tax cash
 flow(5)...............          (53)            510        4,750       68,674      1,998      7,096         39,947
Cash provided by (used
 for)
 operating activities..          (51)          2,229        9,913          --       3,118      2,878            --
Cash (used for) invest-
 ing activities........          --              --      (216,783)         --     (74,318)  (227,915)           --
Cash provided by fi-
 nancing
 activities............           63             132      209,092          --      71,122    533,895            --

                                                        1995 1996 1997 1998
                                                        ---- ---- ---- -----
TOWER DATA(6):
Towers operated at beginning of period................. --     3  269    682
 Towers acquired(7)....................................   3  265  310  1,969
 Towers constructed.................................... --     1   81    272
                                                        ---  ---  ---  -----
Towers operated at end of period.......................   3  269  682  2,923
                                                        ===  ===  ===  =====
Aggregate towers constructed(8)........................   3   31  240    718
                                                        ===  ===  ===  =====

                               YEAR ENDED DECEMBER 31,     SEPTEMBER 30, 1998
                               ------------------------  -----------------------
                                     HISTORICAL          HISTORICAL PRO FORMA(2)
                               ------------------------  ---------- ------------
                                1995    1996     1997
                               ------  ------- --------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....  $    1  $ 2,373 $  4,596  $  313,454   $ 314,517
Working capital (deficiency),
 excluding current portion of
 long-term debt..............     (40)     663   (2,209)    252,442     273,569
Property and equipment, net..   3,759   19,710  117,618     388,315     560,815
Total assets.................   3,863   37,118  255,356   1,435,754   2,262,792
Long-term debt, including
 current portion.............     --     4,535   90,177     281,605     474,740
Total stockholders' equity...   3,769   29,728  153,207   1,060,773   1,539,662

--------
(1) ATI was organized on July 17, 1995 and American Radio contributed all of the issued and outstanding capital stock of ATI to ATC on September 24, 1996. Year-to-year comparisons are significantly affected by the timing of acquisitions of communications sites and related businesses and construction of towers, both of which have been numerous during the period. The principal acquisitions made in 1996, 1997 and 1998 are described in "Business of American Tower--Recent Transactions" and the Consolidated Financial Statements of American Tower.
(2) The December 31, 1997 and September 30, 1998 pro forma information gives effect to "ATC Pro Forma Transactions" as if they had occurred on January 1, 1997 and January 1, 1998, respectively. "ATC Pro Forma Transactions" means collectively, the OmniAmerica Merger, the TeleCom Merger, the CBS Merger, the Diablo Transaction, the Gearon Transaction, the Meridian Transaction, the MicroNet Transaction, the Old ATC Merger, the OPM Transaction, the Wauka Transaction, the ATC Private Placement and the ATC IPO, as if each of the foregoing had occurred on January 1, 1997 and January 1, 1998, respectively. The unaudited pro forma Balance Sheet Data as of September 30, 1998 gives effect to the OmniAmerica Merger, the TeleCom Merger and the Wauka Transaction (the only ATC Pro Forma Transactions not then consummated), as if each of the foregoing had occurred on September 30, 1998. ATC Pro Forma Transactions do not include all of the consummated or pending acquisitions or pending construction. See "Business of American Tower--Recent Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower". For pro forma information with respect to American Tower, assuming consummation of one but not both of the mergers, see the Unaudited Pro Forma Condensed Consolidated Balance Sheet, and Note (d) of Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998.
(3) Represents the elimination of the 49.9% member's earnings of ATS Needham, LLC, in which American Tower, L.P., an indirect wholly-owned subsidiary of ATC ("ATLP") held a 50.1% interest at September 30, 1998 (80% interest in October 1998), and the elimination of the 30% member's loss of ATS/PCS (formerly Communications Systems Development LLC), in which ATLP holds a 70% interest.
(4) Pro forma basic and diluted loss per share has been computed using (a) in the case of historical information, the number of shares outstanding following the CBS Merger and (b) in the case of pro forma information, the number of shares expected to be outstanding following the CBS Merger and the transactions discussed in Note (2) above and the Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations.
(5) We use the term "Tower Cash Flow" to mean operating income (loss) before depreciation and amortization, corporate general and administrative expenses and tower separation costs. "EBITDA" is used by us to mean operating income (loss) before depreciation and amortization and tower separation costs. "After-tax cash flow" means income (loss) before extraordinary items, plus depreciation and amortization, less preferred stock dividends. All of such terms include deferred revenue attributable to certain leases. We do not consider Tower Cash Flow, EBITDA and after-tax cash flow as a substitute for alternative measures of operating results or cash flow from operating activities or as a measure of ATC's profitability or liquidity. Although these measures of performance are not calculated in accordance with "GAAP", we have included them because they are generally used in the communications site industry as a measure of a company's operating performance. More specifically, we believe they can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. The concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions are involved, or non-operating factors such as historical cost bases. We believe Tower Cash Flow is useful because it enables you to compare tower performances before the effect of expenses (corporate general and administrative) that do not relate directly to such performance.
(6) Includes information with respect to ATC only and is for the year shown, except 1998, which is as of September 30, and assumes consummation of all Recent Transactions then pending, but does not include towers then under construction by ATC. See Note (8) below. Excludes approximately 1,700 managed sites (primarily rooftops) of TeleCom that are non-revenue generating.
(7) Includes towers managed for others as follows; 1996--251; 1997--86; and 1998--598. Excludes TeleCom's non-revenue generating sites described in Note (6) above.
(8) Includes towers constructed in each period by ATC and all acquired (or to be acquired) companies, including, in certain cases, towers constructed for and owned by third parties.

                      OMNIAMERICA SELECTED FINANCIAL DATA

The following Selected Financial Data of OmniAmerica for the fiscal years ended June 30, 1996, 1997 and 1998 have been derived from the consolidated financial statements of OmniAmerica included elsewhere in this document. The Selected Financial Data for the fiscal years ended June 30, 1994 and 1995 is unaudited. The Selected Financial Data should be read in conjunction with OmniAmerica's audited and unaudited financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations"of OmniAmerica in Appendix III. The Selected Financial Data as of September 30, 1998 and for the three months ended September 30, 1998 and 1997 are unaudited but, in the opinion of management of OmniAmerica, contain all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation in conformity with generally accepted accounting principles. The results of operations for the three months ended September 30, 1998 are not necessarily indicative of the results that should be expected for the full 1999 fiscal year.

                                                                                             THREE MONTHS ENDED
                                              YEAR ENDED JUNE 30,                               SEPTEMBER 30,
                          ---------------------------------------------------------------  ------------------------
                             1994         1995                                                1997         1998
                          (UNAUDITED)  (UNAUDITED)     1996         1997         1998      (UNAUDITED)  (UNAUDITED)
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Net operating
 revenues(1)............  $14,536,043  $20,993,439  $32,585,986  $65,626,800  $62,799,071  $12,799,956  $24,437,551
Operating expenses:
 Operating expenses
  excluding
  depreciation,
  amortization and
  corporate general and
  administrative........   12,257,379   18,875,596   27,536,178   56,307,957   54,425,756   10,594,134   18,964,740
 Depreciation and
  amortization..........      244,598      328,491      634,501    1,631,015    3,081,951      464,787    1,957,369
 Corporate general and
  administrative........      732,290      950,666      842,338    1,388,386    3,378,547      434,158    2,506,794
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total operating
  expenses..............   13,234,267   20,154,753   29,013,017   59,327,358   60,886,254   11,493,079   23,428,903
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income........    1,301,776      838,686    3,572,969    6,299,442    1,912,817    1,306,877    1,008,648
Interest expense, net...      (11,751)     (22,283)     (82,027)    (429,615)    (623,723)     (78,695)    (626,123)
Other income, net.......       79,168      226,136      269,434      161,415      300,449       68,815       24,774
Minority interest in net
 earnings of
 unconsolidated
 subsidiary(2)..........          --           --           --           --       219,569          --       157,361
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Earnings before income
 taxes..................    1,369,193    1,042,539    3,760,376    6,031,242    1,809,112    1,296,997      564,660
Provision for income
 taxes..................      408,554      313,512      564,800      343,500      832,000      508,900      310,000
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net earnings............  $   960,639  $   729,027  $ 3,195,576  $ 5,687,742  $   977,112  $   788,097  $   254,660
                          ===========  ===========  ===========  ===========  ===========  ===========  ===========
Basic earnings per
 common share(3)........               $      0.11  $      0.46  $      0.80  $      0.11  $      0.10  $      0.02
                                       ===========  ===========  ===========  ===========  ===========  ===========
Diluted earnings per
 common share(3)........               $      0.11  $      0.46  $      0.76  $      0.10  $      0.10  $      0.02
                                       ===========  ===========  ===========  ===========  ===========  ===========
Basic common shares
 outstanding(3).........                 6,521,623    6,872,308    7,110,282    9,274,676    7,891,486   15,065,328
                                       ===========  ===========  ===========  ===========  ===========  ===========
Diluted common shares
 outstanding(3).........                 6,529,937    6,881,173    7,467,990    9,562,121    8,164,386   15,362,774
                                       ===========  ===========  ===========  ===========  ===========  ===========

                                                                                     THREE MONTHS ENDED
                                            YEAR ENDED JUNE 30,                         SEPTEMBER 30,
                         --------------------------------------------------------- -----------------------
                            1994        1995                                          1997        1998
                         (UNAUDITED) (UNAUDITED)    1996       1997       1998     (UNAUDITED) (UNAUDITED)
                         ----------- ----------- ---------- ---------- ----------- ----------- -----------
BALANCE SHEET DATA:
Cash and cash
 equivalents............   199,839    4,420,295   3,412,618    989,720   4,349,324    786,073      786,073
Working capital,
 excluding current
 portion of long-term
 debt................... 2,119,160    6,307,413   7,509,428 10,905,696  18,243,618 11,728,167   18,737,332
Property and equipment,
 net.................... 1,008,065    1,439,376   4,164,548  8,429,906  50,847,107  8,168,037   80,524,265
Total assets............ 4,761,968   11,469,448  19,589,099 32,363,264 179,323,425 30,500,719  217,223,678
Long-term debt,
 including current
 portion................   143,648      263,626   1,039,476  2,585,879  32,106,155  2,306,572   63,513,521
Total stockholder's
 equity................. 3,470,480    8,102,840  10,445,838 18,504,267 135,190,797 19,382,043  138,246,799

--------
(1) Net operating revenues consist of installation service revenue, component sales, and tower leasing revenues. The tower leasing revenues did not begin until April 1998 when the April Merger (described on page III-1 of Appendix
    III) was consummated.

(2) Represents OmniAmerica's one-third interest in the earnings of Kline Iron & Steel Co., Inc. since its acquisition in April 1998.

(3) OmniAmerica was not publicly traded until November 4, 1994.

                        TELECOM SELECTED FINANCIAL DATA

TeleCom was formed in September 1997 as a joint venture between TeleCom Towers, Inc., a Texas corporation ("TTI"), and Cox Telecom Towers, Inc., a Delaware corporation ("CTT"), and a subsidiary of Cox Enterprises, Inc., pursuant to which TTI contributed to TeleCom the general partnership interests in TTI's three operating partnerships: Telecom Southwest Towers Limited Partnership, a Texas limited partnership ("TSTLP"), Telecom Towers Mid-Atlantic Limited Partnership, a South Carolina limited partnership ("TTMLP"), and Telecom Towers of the West, L.P., a Delaware limited partnership ("TTWLP" and collectively, with TSTLP and TTMLP, the "Partnerships"), as well as other assets, and CTT committed to contribute cash to TeleCom for purposes of financing transaction costs, acquisitions, capital expenditures and other business needs. On August 3, 1998, TeleCom consummated the roll-up of the limited partnership interests in the Partnerships by merging the Partnerships into TeleCom (the "TeleCom Roll-up"). The following financial information presents the summary combined operating results of the Partnerships for periods prior to the date of the TeleCom Roll-up, and the actual historical operating results of TeleCom from August 1, 1998 through September 30, 1998. Summary operating results for each of TSTLP, TTMLP, and TTWLP are also provided. None of the foregoing summary financial information reflects the results of RCC Consultants, Inc. ("RCC") and Prime-Telecom Communications Co. ("Prime") because both entities will be distributed to the TeleCom members in a pro rata distribution prior to the consummation of the TeleCom Merger.

The financial data set forth below has been derived from the financial statements of TeleCom and the Partnerships included elsewhere in this document. The data as of and for the nine months ended September 30, 1998 is unaudited. However, management of TeleCom believes it contains all adjustments, consisting only of normal recurring accruals, necessary to present such information fairly. The data should be read in conjunction with TeleCom's and the Partnerships's audited and unaudited financial statements and with "TeleCom Management's Discussion and Analysis of Financial Condition and Results of Operations" which appears in Appendix IV. The pro forma financial data with respect to the year ended December 31, 1997 and the nine months ended September 30, 1998 reflects certain adjustments, as explained elsewhere in this document. Therefore any comparison of such pro forma financial data with the financial data for periods prior to 1997 is inappropriate.
                             TELECOM TOWERS, L.L.C.

                                      COMBINED PREDECESSOR ENTITIES(1)                      TELECOM
                          ------------------------------------------------------------ ------------------
                                YEAR ENDED DECEMBER 31,
                          -------------------------------------
                                                                                         AUGUST 1, 1998
                                                                                            THROUGH
                                                                   NINE MONTHS ENDED   SEPTEMBER 30, 1998
                             1995         1996         1997      SEPTEMBER 30, 1998(1)      (ACTUAL)
                          -----------  -----------  -----------  --------------------- ------------------
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $ 1,296,606  $ 3,518,033  $ 7,886,832      $  8,643,057         $  4,747,831
Direct costs............      247,511    1,092,062    2,055,354         3,668,203            2,604,674
General and
 administrative costs...      753,648    1,200,615    3,291,364         4,707,224            2,232,622
                          -----------  -----------  -----------      ------------         ------------
                              295,447    1,225,356    2,540,114           267,630              (89,465)
Depreciation and
 amortization...........      457,969      945,382    2,825,736         3,876,897            1,091,301
Interest expense........      320,140      908,031    1,809,350         2,213,316              717,751
Other expense (income)..      (19,308)     (71,985)      49,014           280,644               52,421
                          -----------  -----------  -----------      ------------         ------------
Net loss before
 extraordinary items....   $ (463,354)  $ (556,072) $(2,143,986)      $(6,103,227)         $(1,950,938)
                          ===========  ===========  ===========      ============         ============
                                  AS OF DECEMBER 31,              AS OF SEPTEMBER 30,        AS OF
                          -------------------------------------  ---------------------    SEPTEMBER 30,
                             1995        1996(1)      1997(1)           1998(1)          1998 (ACTUAL)
                          -----------  -----------  -----------  --------------------- ------------------
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 1,012,126  $ 2,144,685  $ 3,366,495      $ 12,160,658         $ 12,238,658
Working capital,
 excluding current
 portion of long-term
 debt...................    1,181,661   (3,797,494)   2,204,822         9,617,034           12,443,034
Property and equipment
 (net)..................    4,025,877    8,132,158   18,240,177        19,866,568           20,594,568
Total assets............    9,095,193   19,169,352   58,434,159        95,783,706          102,893,781
Long-term debt,
 including current
 portion................    5,650,000   10,126,875   28,621,948        28,486,114           29,622,114
Total partners'
 capital................    3,077,780    3,776,165   29,426,325        65,231,195           67,748,195

-------
(1) Pro forma financial information of combined TeleCom and the Partnerships.

The following table sets forth summary financial data of each of the Partnerships for the number of years ended from the date of inception to the year ended December 31, 1997, and the seven months ended July 31, 1997 and 1998. The Selected Financial Data should be read in conjunction with the audited and unaudited financial statements of the respective Partnerships and the notes thereto appearing elsewhere in this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations"of TeleCom in Appendix IV. The Selected Financial Data as of July 31, 1997 and 1998, are unaudited but, in the opinion of management of TeleCom, contain all adjustments necessary for a fair presentation in conformity with generally accepted accounting principles.

                         TELECOM SOUTHWEST TOWERS, LP:

                          JANUARY 5, 1995                            SEVEN MONTHS ENDED
                              THROUGH      YEAR ENDED   YEAR ENDED        JULY 31,
                           DECEMBER 31,   DECEMBER 31, DECEMBER 31, ----------------------
                               1995           1996         1997        1997        1998
                          --------------- ------------ ------------ ----------  ----------
STATEMENT OF OPERATIONS
 DATA:
Revenue.................    $1,184,607     $1,605,978   $2,062,011  $1,152,382  $1,290,318
Direct costs............       221,783        306,553      374,535     195,220     264,606
General and
 administrative costs...       729,009        781,877      463,176     277,704     302,304
                            ----------     ----------   ----------  ----------  ----------
                               233,815        517,548    1,224,300     679,458     723,408
Depreciation and
 amortization...........       396,568        531,804      839,791     459,022     480,919
Interest expense........       246,770        424,237      640,741     272,714     396,865
Other expense (income)..       (19,308)         3,144        9,009      (2,935)        (99)
                            ----------     ----------   ----------  ----------  ----------
Net Loss before
 extraordinary items....    $ (390,215)    $ (441,637)  $ (265,241) $  (49,343) $ (154,277)
                            ==========     ==========   ==========  ==========  ==========

                                                                       AS OF
                                           AS OF DECEMBER 31,         JULY 31,
                                    -------------------------------- ----------
                                       1995       1996       1997       1998
                                    ---------- ---------- ---------- ----------
BALANCE SHEET DATA:
Cash and cash equivalents.........  $  762,013 $  208,486 $   20,821 $  350,305
Working capital, excluding current
 portion of long-term debt........   1,109,595    159,875     17,602     31,233
Property and equipment (net)......   3,231,011  3,455,005  4,131,451  3,954,305
Total assets......................   7,250,578  6,453,566  8,670,056  8,583,944
Long-term debt, including current
 portion..........................   4,900,000  4,795,625  7,455,637  7,206,834
Total partners' capital...........   2,231,558  1,549,921  1,100,438    946,161

                        TELECOM TOWERS MID-ATLANTIC, LP:

                          JUNE 23, 1995                               SEVEN MONTHS ENDED
                             THROUGH     YEAR ENDED    YEAR ENDED          JULY 31,
                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  ------------------------
                              1995          1996          1997         1997         1998
                          ------------- ------------  ------------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenue.................    $111,999    $13,505,597   $18,318,579   $10,750,784  $11,580,009
Direct costs............      25,728     10,081,551    13,474,106     7,434,719    7,561,750
General and
 administrative costs...      24,639      2,861,724     4,622,807     2,788,638    3,195,262
                            --------    -----------   -----------   -----------  -----------
                              61,632        562,322       221,666       527,427      822,997
Depreciation and
 amortization...........      61,401        386,394       726,558       383,665      532,226
Interest expense........      73,370        328,878       518,892       206,655      403,308
Other expense...........         --        (182,129)      125,984       (20,346)      49,712
                            --------    -----------   -----------   -----------  -----------
Net Income (Loss) before
 extraordinary items....    $(73,139)   $    29,179   $(1,149,768)  $   (42,547) $   162,249)
                            ========    ===========   ===========   ===========  ===========

                                        AS OF DECEMBER 31,            AS OF
                                ----------------------------------  JULY 31,
                                   1995       1996        1997        1998
                                ---------- ----------- ----------- -----------
BALANCE SHEET DATA:
Cash and cash equivalents...... $  250,113 $ 1,894,748 $   379,373 $   275,661
Working capital, excluding
 current portion of long-term
 debt..........................     72,066   2,460,155   2,588,909   2,107,725
Property and equipment (net)...    794,866   4,511,998   4,932,525   5,149,490
Total assets...................  1,844,615  14,401,318  13,939,875  13,881,034
Long-term debt, including
 current portion...............    750,000   4,031,250   7,223,035   7,038,754
Total partners' capital........    846,222   5,203,290   3,693,457   3,531,208

                        TELECOM TOWERS OF THE WEST, LP:

                            AUGUST 1, 1996               SEVEN MONTHS  ENDED
                               THROUGH      YEAR ENDED         JULY 31,
                             DECEMBER 31,  DECEMBER 31,  ---------------------
                                 1996          1997        1997        1998
                            -------------- ------------  ---------  ----------
STATEMENT OF OPERATIONS
 DATA:
Revenue...................    $ 141,458    $ 2,168,693   $ 781,190  $1,961,682
Direct costs..............       24,958        372,964      85,223     364,032
General and administrative
 costs....................       21,014        561,233     272,949     495,936
                              ---------    -----------   ---------  ----------
                                 95,486      1,234,496     423,018   1,101,714
Depreciation and
 amortization.............       65,184      1,214,165     323,021   1,074,300
Interest expense..........      154,916        693,161     226,031     611,244
Other expense.............          --         476,460    (167,413)    307,911
                              ---------    -----------   ---------  ----------
Net Loss before
 extraordinary items......    $(124,614)   $(1,149,290)  $  41,379  $ (891,741)
                              =========    ===========   =========  ==========

                                          AS OF DECEMBER 31,     AS OF JULY 31,
                                    --- ------------------------ --------------
                                           1996         1997          1998
                                    --- -----------  ----------- --------------
BALANCE SHEET DATA:
Cash and cash equivalents.........      $   202,451  $   425,791  $   605,040
Working capital, excluding current
 portion of long-term debt........       (3,139,524)       4,108       23,269
Property and equipment (net)......          545,155    4,700,217    4,670,462
Total assets......................        4,399,468   25,281,187   24,851,318
Long-term debt, including current
 portion..........................        1,300,000   11,155,276   11,506,526
Total partners' capital...........         (260,046)  13,415,180   12,523,439

                         UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS OF OMNIAMERICA

The following unaudited pro forma condensed consolidated statements of operations of OmniAmerica for the year ended December 31, 1997 and the nine months ended September 30, 1998 present the historical operations for the respective period adjusted for the results of operations of OmniAmerica's various acquisitions as if such acquisitions had been consummated on the first day of the respective period. You should read the unaudited pro forma condensed consolidated statements of operations in conjunction with OmniAmerica's historical consolidated financial statements and notes thereto, as well as the financial statements and notes thereto of certain businesses that have been acquired, which are included elsewhere in this document. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results of operations that would have been reported had such events actually occurred on the date specified nor are they indicative of OmniAmerica's future results of operations. No unaudited pro forma condensed consolidated balance sheet is presented as of September 30, 1998 since all acquisitions had been consummated prior to September 30, 1998 and therefore are included in the unaudited historical condensed consolidated balance sheet at September 30, 1998 included elsewhere in this document.

                               OMNIAMERICA, INC.
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          ACQUISITIONS     PRO FORMA
                          HISTORICAL (A) HISTORICAL (B) ADJUSTMENTS (C)        PRO FORMA
                          -------------- -------------- ---------------        ---------
Net revenues............     $62,039        $10,315         $   627 (/5/)       $72,981
Operating expenses
 excluding depreciation
 and amortization and
 corporate general and
 administrative.........      52,590          6,029             270 (/2/)(/5/)   58,889
Depreciation and
 amortization...........       1,988            544           3,260 (/1/)         5,792
Corporate general and
 administrative.........       1,042            936             131 (/2/)         2,109
                             -------        -------         -------             -------
Operating income
 (loss).................       6,419          2,806          (3,034)              6,191
Other expense (income):
 Interest expense, net..         451            987            (881)(/2/)           557
 Other expense
  (income)..............        (210)           (60)             55 (/2/)          (215)
 Minority interest in
  net earnings of
  subsidiary............         --            (435)            --                 (435)
                             -------        -------         -------             -------
   Total other expense
    (income)............         241            492            (826)                (93)
                             -------        -------         -------             -------
Earnings (loss) before
 income taxes...........       6,178          2,314          (2,208)              6,284
 Income tax benefit
  (provision)...........      (1,228)           (10)         (1,551)(/4/)        (2,789)
                             -------        -------         -------             -------
Net earnings (loss).....     $ 4,950        $ 2,304         $(3,759)            $ 3,495
                             =======        =======         =======             =======
Pro forma basic earnings
 per common share                                                               $  0.24
                                                                                =======
Pro forma diluted
 earnings per common
 share                                                                          $  0.23
                                                                                =======
Pro forma basic common
 shares outstanding                                                              14,648
                                                                                =======
Pro forma diluted common
 shares outstanding                                                              14,885
                                                                                =======

                               OMNIAMERICA, INC.
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          ACQUISITIONS     PRO FORMA
                          HISTORICAL (A) HISTORICAL (B) ADJUSTMENTS (C)   PRO FORMA
                          -------------- -------------- ---------------   ---------
Net revenues............     $57,661         $4,123         $  (135)(/3/)  $61,649
Operating expenses
 excluding depreciation
 and amortization and
 corporate general and
 administrative.........      49,744          1,765              90 (/2/)   51,599
Depreciation and
 amortization...........       4,026            646             968 (/1/)    5,640
Corporate general and
 administrative.........       4,858            780              17 (/2/)    5,655
Total operating
 expenses...............
                             -------         ------         -------        -------
Operating income
 (loss).................        (967)           932          (1,210)        (1,245)
Other expense (income):
  Interest expense,
   net..................       1,099             17              24 (/2/)    1,140
  Other expense
   (income).............        (201)            (7)            --            (208)
  Minority interest in
   net earnings
   of subsidiary........        (377)          (151)            --            (528)
                             -------         ------         -------        -------
    Total other expense
     (income)...........         521           (141)             24            404
                             -------         ------         -------        -------
(Loss) earnings before
 income taxes...........      (1,488)         1,073          (1,234)        (1,649)
Income tax benefit
 (provision)............         351            --               (1)(/4/)      350
                             -------         ------         -------        -------
Net (loss) earnings.....     $(1,137)        $1,073         $(1,235)       $(1,299)
                             =======         ======         =======        =======
Pro forma basic and
 diluted loss per common
 share..................                                                   $ (0.09)
                                                                           =======
Pro forma basic and
 diluted common shares
 outstanding............                                                    14,974
                                                                           =======

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS OF OMNIAMERICA INC.

(a) Presents the unaudited historical results of operations of OmniAmerica recast from OmniAmerica's June 30 fiscal year end to the periods presented.

(b) Presents for OmniAmerica's 1997 and 1998 acquisitions, their unaudited combined historical results of operations from the beginning of the period through the date of acquisition. For a description of those acquisitions see "Business of OmniAmerica -- History" in Appendix III. The unaudited historical results by acquired company is as follows:

        FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DATE OF ACQUISITION

                            OMNIAMERICA
                             HOLDINGS   PARAMOUNT COATINGS ELLIS   TELEFORCE  TOTAL
                            ----------- --------- -------- ------  --------- -------
   Net revenues............   $5,274     $1,007     $238   $2,607   $1,189   $10,315
   Operating expenses......    1,820        737       55    2,494      923     6,029
   Depreciation and
    amortization...........      525         15        4      --       --        544
   Corporate general and
    administrative.........      839         79       18      --       --        936
                              ------     ------     ----   ------   ------   -------
   Operating income........    2,090        176      161      113      266     2,806
   Other expense (income):
     Interest expense,
      net..................      963         24      --       --       --        987
     Other expense
      (income).............      (13)       --        (6)     (41)     --        (60)
     Minority interest in
      net earnings of
      subsidiary...........     (435)       --       --       --       --       (435)
                              ------     ------     ----   ------   ------   -------
       Total other expense
        (income)...........      515         24       (6)     (41)     --        492
                              ------     ------     ----   ------   ------   -------
   Earnings before income
    taxes..................    1,575        152      167      154      266     2,314
     Income tax benefit
      (provision)..........      --         (10)     --       --       --        (10)
                              ------     ------     ----   ------   ------   -------
   Net earnings............   $1,575     $  142     $167   $  154   $  266   $ 2,304
                              ======     ======     ====   ======   ======   =======

        FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH DATE OF ACQUISITION

                                                 OMNIAMERICA
                                                  HOLDINGS   TELEFORCE TOTAL
                                                 ----------- --------- ------
   Net revenues.................................   $1,989     $2,134   $4,123
   Operating expenses...........................      361      1,404    1,765
   Depreciation and amortization................      643          3      646
   Corporate general and administrative.........      770         10      780
                                                   ------     ------   ------
   Operating income.............................      215        717      932
   Other expense (income):
     Interest expense, net......................       17        --        17
     Other expense (income).....................       (6)        (1)      (7)
     Minority interest in net earnings of
      subsidiary................................     (151)       --      (151)
                                                   ------     ------   ------
       Total other expense (income).............     (140)        (1)    (141)
                                                   ------     ------   ------
   Earnings before income taxes.................      355        718    1,073
     Income tax benefit (provision).............      --         --       --
                                                   ------     ------   ------
   Net earnings.................................   $  355     $  718   $1,073
                                                   ======     ======   ======

(c) Pro Forma adjustments:

  (1) To reflect increases in depreciation expense and amortization of goodwill related to purchase accounting

  (2) To reflect net increases in officers' compensation and oversight fees related to the April 1998 Merger, and interest expense on debt incurred or curtailed as part of each related acquisition

  (3) To eliminate non-recurring consulting fees received by OmniAmerica prior to the April 1998 Merger

  (4) To present the income tax provision on a pro-forma basis

  (5) To reflect revenues and operating expenses as if OmniAmerica Holdings was in existence on January 1, 1997.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               OF AMERICAN TOWER

The following unaudited pro forma condensed consolidated financial statements of American Tower consist of an unaudited pro forma condensed consolidated balance sheet as of September 30, 1998 and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998, adjusted for the ATC Pro Forma Transactions, as if such transactions had been consummated on the first day of the period (in the case of the unaudited pro forma condensed consolidated statements of operations) and the date of the unaudited pro forma condensed consolidated balance sheet (to the extent not theretofore consummated). With respect to acquisitions, the pro forma statements give effect only to the ATC Pro Forma Transactions based on their significance in relation to all of ATC's acquisitions. You should read the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations in conjunction with American Tower's consolidated financial statements and notes thereto, as well as the financial statements and notes thereto of certain businesses that have been or may be acquired, which are included elsewhere in this document. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the financial condition or the results of operations that we would have reported had such events actually occurred on the date specified, nor are they indicative of the financial condition or the results of operations we would have had if ATC had operated as a separate, independent company during such periods. Finally, they are not necessarily indicative of ATC's future financial condition or results of operations.

In reviewing the unaudited pro forma condensed consolidated financial statements set forth below, in addition to the assumptions and other matters noted in the above paragraph and in the notes to the unaudited pro forma condensed consolidated financial statements, you should note that we have estimated the incremental costs that we will incur because ATC is an independent company and we have reflected those in the pro forma adjustments. However, the actual incremental costs for such independent operations may exceed such estimated amounts.

We have also presented two supplemental pro forma balance sheets which reflect the consummation of one, but not both mergers. A similar presentation with respect to the pro forma statement of operations is located in footnote (d) to the Notes to Unaudited Condensed Consolidated Statement of Operations.

                           AMERICAN TOWER CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                    SUPPLEMENTAL
                                                               -----------------------
                                                                PRO FORMA   PRO FORMA
                                                                 FOR THE     FOR THE
                                       PRO FORMA               OMNIAMERICA   TELECOM
                          HISTORICAL ADJUSTMENTS(A) PRO FORMA  MERGER ONLY MERGER ONLY
                          ---------- -------------- ---------- ----------- -----------
         ASSETS
Cash and cash
 equivalents............  $  313,454    $  1,063    $  314,517 $  314,356  $  313,731
Accounts receivable,
 net....................      14,455      29,933        44,388     37,082      21,776
Other current assets....       7,573      10,962        18,535     18,296       7,947
Notes receivable........       6,100                     6,100      6,100       6,100
Property and equipment,
 net....................     388,315     172,500       560,815    508,315     460,815
Intangible assets, net..     677,317     637,015     1,314,332  1,146,607     904,196
Deferred tax asset......      24,435     (24,435)          --
Deposits and other
 assets.................       4,105                     4,105      4,105       4,105
                          ----------    --------    ---------- ----------  ----------
  Total.................  $1,435,754    $827,038    $2,262,792 $2,034,861  $1,718,670
                          ==========    ========    ========== ==========  ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities,
 excluding current
 portion of long-term
 debt...................  $   83,040    $ 20,831    $  103,871 $   98,536  $   88,622
Deferred income taxes...                 134,183       134,183     90,587      30,525
Other long-term
 liabilities............       1,195                     1,195      1,195       1,195
Long-term debt,
 including current
 portion................     281,605     193,135       474,740    384,960     410,576
Minority interest.......         567                       567        567         567
Redeemable common
 stock..................       8,574                     8,574      8,574       8,574
Stockholders' equity....   1,060,773     478,889     1,539,662  1,450,442   1,178,611
                          ----------    --------    ---------- ----------  ----------
  Total.................  $1,435,754    $827,038    $2,262,792 $2,034,861  $1,718,670
                          ==========    ========    ========== ==========  ==========


    See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet of
                                American Tower.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

We have prepared the unaudited pro forma condensed consolidated balance sheet as of September 30, 1998 to give effect, as of such date, to the OmniAmerica Merger, the TeleCom Merger and the Wauka Transaction. See Notes to the Consolidated Financial Statements of American Tower for a description of the transactions included in the ATC Pro Forma Transactions.

(a) The following table sets forth the pro forma balance sheet adjustments as of September 30, 1998. (In thousands).

                                    WAUKA    OMNIAMERICA TELECOM    PRO FORMA
                                 TRANSACTION   MERGER     MERGER   ADJUSTMENTS
                                 ----------- ----------- --------  -----------
ASSETS
Cash and cash equivalents.......   $   116    $    786   $    161   $  1,063
Accounts receivable, net........        15      22,612      7,306     29,933
Other current assets............       135      10,588        239     10,962
Property and equipment, net.....    20,000     100,000     52,500    172,500
Intangible assets, net..........    59,154     410,136    167,725    637,015
Deferred tax asset..............                          (24,435)   (24,435)
                                   -------    --------   --------   --------
  Total.........................   $79,420    $544,122   $203,496   $827,038
                                   =======    ========   ========   ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities, excluding
 current portion of long-term
 debt...........................   $   247    $ 15,249   $  5,335   $ 20,831
Deferred income taxes...........    11,364     103,658     19,161    134,183
Long-term debt, including
 current portion................    39,191      64,164     89,780    193,135
Stockholders' equity............    28,618     361,051     89,220    478,889
                                   -------    --------   --------   --------
  Total.........................   $79,420    $544,122   $203,496   $827,038
                                   =======    ========   ========   ========

The OmniAmerica Merger, the TeleCom Merger and the Wauka Transaction will be accounted for under the purchase method of accounting.

Borrowings to finance the TeleCom Merger include assumed debt and borrowings to be incurred to pay the cash portion of the TeleCom Merger Consideration. TeleCom cash has been reduced as an offset to the TeleCom Merger Consideration increase attributable to the working capital adjustment.

The following table sets forth the purchase prices and related pro forma financing of the transactions described above.

                                                                    COMMON STOCK
                                                                    ISSUED OR TO
                                                PURCHASE             BE ISSUED
                                                 PRICE   BORROWINGS    BY ATC
                                                -------- ---------- ------------
                                                         (IN THOUSANDS)
Wauka Transaction.............................. $ 79,154  $38,642     $ 28,618
OmniAmerica Merger.............................  510,136   64,164      352,409
TeleCom Merger.................................  220,224   89,780       89,220

ATC has or expects to issue a total of approximately 23.3 million shares of ATC Class A Common Stock to effect all of the transactions described above, as follows: the OmniAmerica Merger--17.7 million shares; the TeleCom Merger--4.2 million shares; and the Wauka Transaction--1.4 million shares.

                           AMERICAN TOWER CORPORATION
                 (FORMERLY AMERICAN TOWER SYSTEMS CORPORATION)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       ADJUSTMENTS   PRO FORMA FOR ADJUSTMENTS ADJUSTMENTS
                                       FOR ATC PRO      ATC PRO        FOR         FOR
                                          FORMA          FORMA     OMNIAMERICA   TELECOM
                          HISTORICAL TRANSACTIONS(A) TRANSACTIONS   MERGER(B)   MERGER(C)  PRO FORMA(D)
                          ---------- --------------- ------------- ----------- ----------- ------------
Net revenues............   $17,508      $ 78,813       $ 96,321     $ 72,981     $ 7,965     $177,267
Operating expenses......     8,713        45,152         53,865       60,158       2,055      116,078
Depreciation and
 amortization...........     6,326        53,847         60,173       34,009      14,682      108,864
Corporate general and
 administrative
 expenses...............     1,536         2,000          3,536                                 3,536
                           -------      --------       --------     --------     -------     --------
Operating income
 (loss).................       933       (22,186)       (21,253)     (21,186)     (8,772)     (51,211)
                           -------      --------       --------     --------     -------     --------
Other expense (income):
  Interest expense,
   net..................     2,789        (2,789)
  Other expense.........        15                           15                                    15
  Minority interest in
   net earnings (losses)
   of subsidiaries......       178                          178         (435)                    (257)
                           -------      --------       --------     --------     -------     --------
    Total other expense
     (income)...........     2,982        (2,789)           193         (435)                     242
                           -------      --------       --------     --------     -------     --------
Income (loss) before
 income taxes...........    (2,049)      (19,397)       (21,446)     (20,751)     (8,772)     (50,969)
Income tax benefit
 (provision)(e).........       473         2,449          2,922        5,519       2,338       10,779
                           -------      --------       --------     --------     -------     --------
Income (loss) before
 extraordinary item.....   $(1,576)     $(16,948)      $(18,524)    $(15,232)    $(6,434)    $(40,190)
                           =======      ========       ========     ========     =======     ========
Pro forma basic and
 diluted loss per common
 share before
 extraordinary item.....                               $  (0.17)                             $  (0.31)
                                                       ========                              ========
Pro forma basic and
 diluted common shares
 outstanding(f).........                                108,567       16,727       4,200      129,494
                                                       ========     ========     =======     ========


      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 gives effect to the ATC Pro Forma Transactions, as if each of the foregoing had occurred on January 1, 1997.

(a) To record the results of operations for the ATC Pro Forma Transactions, other than the OmniAmerica Merger and the TeleCom Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $7.0 million; (ii) record a reduction to net interest expense of $2.8 million for the year ended December 31, 1997, as a result of the reduction of debt with the proceeds of the ATC IPO.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $9.3 million for the year ended December 31, 1997 and record depreciation and amortization expense of $53.8 million for the year ended December 31, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Corporate general and administrative expenses of the prior owners has not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition. After giving effect to an estimated $2.0 million of incremental costs, ATC believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

The following table sets forth the historical results of operations for the ATC Pro Forma Transactions (other than the OmniAmerica Merger and the TeleCom Merger) for the year ended December 31, 1997 (in thousands).

                          MERIDIAN     DIABLO     MICRONET     GEARON        OPM        WAUKA
                         TRANSACTION TRANSACTION TRANSACTION TRANSACTION TRANSACTION TRANSACTION
                         ----------- ----------- ----------- ----------- ----------- -----------
Net revenues............   $2,385      $6,957      $15,103     $29,930     $   863     $3,569
Operating expenses......    1,730       4,876        8,695      19,688       1,146      1,696
Depreciation and
 amortization...........      211         393        2,626         186         428        571
Corporate general and
 administrative.........                  500                                  488      1,209
                           ------      ------      -------     -------     -------     ------
Operating income
 (loss).................      444       1,188        3,782      10,056      (1,199)        93
Other (income) expense:
 Interest expense, net..       80         110                                  636        742
 Other expense
  (income)..............                 (133)         (34)        (95)        (16)
                           ------      ------      -------     -------     -------     ------
Income (loss) from
 operations before
 income taxes...........   $  364      $1,211      $ 3,816     $10,151     $(1,819)    $ (649)
                           ======      ======      =======     =======     =======     ======

                                    ATC
                         OLD ATC  PRIVATE     CBS                PRO FORMA
                         MERGER  PLACEMENT  MERGER    ATC IPO   ADJUSTMENTS  TOTAL
                         ------- --------- ---------  --------  ----------- --------
Net revenues............ $20,006                                            $ 78,813
Operating expenses......   7,321                                              45,152
Depreciation and
 amortization...........   4,903                                 $ 44,529     53,847
Corporate general and
 administrative.........                                             (197)     2,000
                         -------                                 --------   --------
Operating income
 (loss).................   7,782                                  (44,332)   (22,186)
Other (income) expense:
 Interest expense
  (income), net.........   5,439  $(6,352) $20,960(i) $(24,404)               (2,789)
 Other expense
  (income)..............     514                                     (236)
                         -------  -------  ---------  --------   --------   --------
Income (loss) from
 operations before
 income taxes........... $ 1,829  $ 6,352  $ (20,960) $ 24,404   $(44,096)  $(19,397)
                         =======  =======  =========  ========   ========   ========

--------
(b) To record the results of operations for the OmniAmerica Merger. The results of operations have been adjusted to reverse historical interest expense of $0.6 million. No additional debt would be incurred for the year ended December 31, 1997, as a result of $625.1 million of net proceeds raised pursuant to the ATC IPO.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $5.8 million for the year ended December 31, 1997 and record depreciation and amortization expense of $33.2 million for the year ended December 31, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Approximately $0.9 million of corporate general and administrative expenses of OmniAmerica has not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition. The balance of the costs were reclassed to operating expenses.

(c) To record the results of operations for the TeleCom Merger. The results of operations have been adjusted to reverse historical interest expense of $1.9 million. No additional debt would be incurred for the year ended December 31, 1997, as a result of $625.1 million of net proceeds raised pursuant to the ATC IPO.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $2.9 million for the year ended December 31, 1997 and record depreciation and amortization expense of $14.7 million for the year ended December 31, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Approximately $6.9 million of corporate general and administrative expenses of TeleCom, including expenses associated with RCC which will be distributed to some or all of the TeleCom members prior to consummation of the TeleCom Merger, has not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition.

(d) The following table sets forth the results of the consummation of one, but not both, of the mergers.

                                                        PRO FORMA   PRO FORMA
                                                         FOR THE     FOR THE
                                                       OMNIAMERICA   TELECOM
                                                       MERGER ONLY MERGER ONLY
                                                       ----------- -----------
Net revenues..........................................  $169,302    $104,286
Operating expenses....................................   114,023      55,920
Depreciation and amortization.........................    94,182      74,855
Corporate general and administrative expenses.........     3,536       3,536
                                                        --------    --------
Operating income (loss)...............................   (42,439)    (30,025)
                                                        --------    --------
Other expense (income):
  Interest expense (income), net......................
  Other expense.......................................        15          15
  Minority interest in net earnings (losses) of
   subsidiaries.......................................      (257)        178
                                                        --------    --------
    Total other expense (income)......................      (242)        193
                                                        --------    --------
Income (loss) before income taxes.....................   (42,197)    (30,218)
Income tax benefit (provision)........................     8,441       5,260
                                                        --------    --------
Income (loss) before extraordinary item...............  $(33,756)   $(24,958)
                                                        ========    ========
Pro forma basic and diluted loss per common share
 before extraordinary item............................  $  (0.27)   $  (0.22)
                                                        ========    ========
Pro forma basic and diluted common shares
 outstanding..........................................   125,294     112,767
                                                        ========    ========

(e) To record the tax effect of the pro forma adjustments and impact on ATC's estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

(f) Includes shares issued or expected to be issued pursuant to (i) the Wauka Transaction (1.4 million), (ii) the OmniAmerica Transaction (17.7 million) and
(iii) the TeleCom Merger (4.2 million).

                           AMERICAN TOWER CORPORATION
                 (FORMERLY AMERICAN TOWER SYSTEMS CORPORATION)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       ADJUSTMENTS   PRO FORMA FOR ADJUSTMENTS ADJUSTMENTS
                                       FOR ATC PRO      ATC PRO        FOR         FOR
                                          FORMA          FORMA     OMNIAMERICA   TELECOM
                          HISTORICAL TRANSACTIONS(A) TRANSACTIONS   MERGER(B)   MERGER(C)  PRO FORMA(D)
                          ---------- --------------- ------------- ----------- ----------- ------------
Net revenues............   $ 71,485     $ 16,509       $ 87,994     $ 61,649     $16,428     $166,071
Operating expenses......     42,526        6,893         49,419       56,479       9,639      115,537
Depreciation and
 amortization...........     32,998       21,005         54,003       25,507      11,011       90,521
Tower separation costs..     12,616                      12,616                                12,616
Corporate general and
 administrative
 expenses...............      3,186                       3,186                                 3,186
                           --------     --------       --------     --------     -------     --------
Operating income
 (loss).................    (19,841)     (11,389)       (31,230)     (20,337)     (4,222)     (55,789)
                           --------     --------       --------     --------     -------     --------
Other expense:
  Interest expense,
   net..................     10,740       (3,187)         7,553        3,839       5,372       16,764
  Minority interest in
   net earnings (losses)
   of subsidiaries......        255                         255         (528)                   (273)
                           --------     --------       --------     --------     -------     --------
    Total other expense
     (income)...........     10,995       (3,187)         7,808        3,311       5,372       16,491
                           --------     --------       --------     --------     -------     --------
Income (loss) before
 income taxes...........    (30,836)      (8,202)       (39,038)     (23,648)     (9,594)     (72,280)
Income tax benefit
 (provision)(e).........      4,934        6,439         11,373        7,373       2,960       21,706
                           --------     --------       --------     --------     -------     --------
Income (loss) before
 extraordinary item.....   $(25,902)    $ (1,763)      $(27,665)    $(16,275)    $(6,634)    $(50,574)
                           ========     ========       ========     ========     =======     ========
Pro forma basic and
 diluted loss per common
 share before
 extraordinary item.....                               $  (0.25)                             $  (0.39)
                                                       ========                              ========
Pro forma basic and
 diluted common shares
 outstanding(f).........                                108,567       16,727       4,200      129,494
                                                       ========     ========     =======     ========


      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1998, gives effect to the ATC Pro Forma Transactions, the OmniAmerica Merger and the TeleCom Merger, as if each of the foregoing had occurred on January 1, 1998.

(a) To record the results of operations for the ATC Pro Forma Transactions, other than the OmniAmerica Merger and the TeleCom Merger. The results of operations have been adjusted to: (i) reverse historical net interest expense of $4.2 million; and (ii) record a reduction to net interest expense of $3.2 million for the nine months ended September 30, 1998, as a result of the reduction of debt to be incurred in connection with the ATC Pro Forma Transactions acquisitions, other than the OmniAmerica Merger and the TeleCom Merger with the proceeds from the ATC IPO.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $4.0 million for the nine months ended September 30, 1998 and record depreciation and amortization expense of $21.0 million for nine months ended September 30, 1998 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Corporate general and administrative expenses of the prior owners has not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition.

The following table sets forth the historical results of operations for the ATC Pro Forma Transactions (other than the OmniAmerica Merger and the TeleCom Merger) for the nine months ended September 30, 1998 (in thousands).

                           GEARON    OLD ATC    CBS       WAUKA               PRO FORMA
                         TRANSACTION MERGER   MERGER   TRANSACTION ATC IPO   ADJUSTMENTS  TOTAL
                         ----------- -------  -------  ----------- --------  ----------- -------
Net revenues............   $  904    $11,337             $4,268                          $16,509
Operating expenses......    1,087      3,936              1,870                            6,893
Depreciation and
 amortization...........       19      3,125                860               $ 17,001    21,005
Corporate general and
 administrative.........                                  1,170                 (1,170)
                           ------    -------             ------               --------   -------
Operating income
 (loss).................     (202)     4,276                368                (15,831)  (11,389)
Other (income) expense:
  Interest expense
   (income), net........      (17)     3,333  $ 8,901       898    $(18,662)     2,360    (3,187)
  Other expense
   (income).............      574      5,144                (14)                (5,704)
                           ------    -------  -------    ------    --------   --------   -------
Income (loss) from
 operations before
 income taxes...........   $ (759)   $(4,201) $(8,901)   $ (516)   $ 18,662   $(12,487)  $(8,202)
                           ======    =======  =======    ======    ========   ========   =======

(b) To record the results of operations for the OmniAmerica Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $1.1 million; and (ii) record interest expense of $3.8 million for the nine months ended September 30, 1998, as a result of approximately $64.2 million of additional net debt to be incurred in connection with the OmniAmerica Merger.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $5.6 million for the nine months ended September 30, 1998 and record depreciation and amortization expense of $25.5 million for the nine months ended September 30, 1998 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Approximately $0.8 million of corporate general and administrative expenses of OmniAmerica has not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition. The balance of the costs were reclassed to operating expenses.

(c) To record the results of operations for the TeleCom Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $3.6 million; and (ii) record interest expense of $5.3 million for the nine months ended September 30, 1998, as a result of approximately $89.8 million of additional net debt to be incurred in connection with the TeleCom Merger.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $5.8 million for the nine months ended September 30, 1998 and record depreciation and amortization expense of $11.0 million for the nine months ended September 30, 1998 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Approximately $6.9 million of corporate general and administrative expenses of TeleCom, including expenses associated with RCC which will be distributed to some or all of the TeleCom members prior to consummation of the TeleCom Merger, has not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition.

(d) The following table sets forth the results of the consummation of one, but not both, of the mergers.

                                                        PRO FORMA   PRO FORMA
                                                         FOR THE     FOR THE
                                                       OMNIAMERICA   TELECOM
                                                       MERGER ONLY MERGER ONLY
                                                       ----------- -----------
Net revenues..........................................  $149,643    $104,422
Operating expenses....................................   105,898      59,058
Depreciation and amortization.........................    79,510      65,014
Tower separation cost.................................    12,616      12,616
Corporate general and administrative expenses.........     3,186       3,186
                                                        --------    --------
Operating income (loss)...............................   (51,567)    (35,452)
                                                        --------    --------
Other expense (income):
  Interest expense, net...............................    11,392      12,925
  Minority interest in net earnings (losses) of
   subsidiaries.......................................      (273)        255
                                                        --------    --------
    Total other expense (income)......................    11,119      13,180
                                                        --------    --------
Income (loss) before income taxes.....................   (62,686)    (48,632)
Income tax benefit (provision)........................    18,746      14,333
                                                        --------    --------
Income (loss) before extraordinary item...............  $(43,940)   $(34,299)
                                                        ========    ========
Pro forma basic and diluted loss per common share
 before extraordinary item............................  $  (0.35)   $  (0.30)
                                                        ========    ========
Pro forma basic and diluted common shares
 outstanding..........................................   125,294     112,767
                                                        ========    ========

(e) To record the tax effect of the pro forma adjustments and the impact on ATC's estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

(f) Includes shares issued or expected to be issued pursuant to (i) the Wauka Transaction (1.4 million), (ii) the OmniAmerica Merger (17.7 million), and
(iii) the TeleCom Merger (4.2 million).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF AMERICAN TOWER

GENERAL

This discussion contains "forward-looking statements" including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. Various factors affect and in the future will affect ATC's results and could in the future cause ATC's actual results to differ materially from those expressed in any forward-looking statement. Such factors include:

  . substantial capital requirements and leverage principally as a consequence of its ongoing acquisition and construction activities;

  . dependence on demand for wireless communications and implementation of digital television;

  .  the success of ATC's tower construction program; and

  .  the successful operational integration of American Tower's acquisitions.

As ATC was a wholly-owned subsidiary of American Radio during the periods presented through June 4, 1998, the consolidated financial statements may not reflect the results of operations or financial position of ATC had it been an independent, public company during those periods. Because of ATC's relatively brief operating history and the large number of recent acquisitions, the following discussion will not necessarily reveal all significant developing or continuing trends.

ATC was formed in July 1995 to capitalize on the opportunity in the communications site industry. ATC is a leading independent owner and operator of wireless communications towers in the United States. During 1997, its acquisition and construction activity accelerated and ATC acquired or constructed approximately 400 sites (and related site management businesses) and its initial site acquisition and voice, video, data and Internet transmission businesses. Since January 1, 1998, ATC has acquired various communication sites and a major site acquisition business for an aggregate estimated purchase price of approximately $877.0 million, including the issuance of approximately 36.3 million shares of Class A Common Stock valued (at the time of the relevant agreement) at approximately $382.6 million.

On June 4, 1998, American Radio consummated the CBS Merger. As a consequence, all of the shares of American Tower owned by American Radio were or will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of ARS 7% Convertible Exchangeable Preferred Stock ("ARS Convertible Preferred"). As a consequence of the CBS Merger, American Tower ceased to be a subsidiary of, or otherwise affiliated with, American Radio and commenced operations as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATC entered into an agreement (the "Separation Agreement") with CBS and ARS providing for, among other things, the allocation of certain tax liabilities to American Tower, certain closing date adjustments relating to American Radio, the lease to American Radio by American Tower of space on certain towers previously owned by ARS and transferred to ATC, and the orderly separation of ARS and ATC. See Notes to the Consolidated Financial Statements of American Tower.

On July 8, 1998, American Tower completed the initial underwritten public offering of 27,861,987 shares of ATC Class A Common Stock (including 2,361,987 shares sold by American Tower pursuant to the exercise in full of the underwriters' over-allotment option) at $23.50 per share. Certain selling stockholders sold an additional 3,874,911 shares in the offering. American Tower's net proceeds of the offering (after deduction of the underwriting discount and estimated offering expenses) were approximately $625.1 million. On July 9, 1998, American Tower used approximately $306.1 million of the net proceeds from the offering to redeem all of the outstanding shares of preferred stock that had been issued to fund, in part, ATC's tax reimbursement to

ARS (the "Interim Preferred Stock") at a price of 101% of the stock's liquidation preference plus accrued and unpaid dividends. The balance was invested in short-term investment grade securities. ATC will continue to use such funds together with borrowings under the ATC Credit Facilities to fund acquisitions and construction activities.

Management expects that acquisitions consummated to date will have a material impact on future revenues, expenses and income from continuing operations. In addition, the historical financial information does not reflect the impact of the construction program of ATC to any significant extent because most of that activity is of more recent origin and is expected to accelerate substantially during 1999.

RESULTS OF OPERATIONS

As of September 30, 1998, ATC operated approximately 1,900 communications sites, principally in the Northeast and Mid-Atlantic regions, Florida, California and Texas. As of September 30, 1997, ATC operated approximately 370 communications sites, principally in the Northeast and Mid-Atlantic regions and Florida. The acquisitions reflected in such growth have significantly affected operations for the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (DOLLARS IN THOUSANDS)

                                           NINE MONTHS
                                         ENDED SEPTEMBER
                                               30,
                                         ----------------  AMOUNT OF PERCENTAGE
                                          1997     1998    INCREASE   INCREASE
                                         ------  --------  --------- ----------
Tower rental and management revenues.... $6,478  $ 39,305   $32,827     506.7%
Site acquisition service revenues.......  1,424    18,848    17,424   1,223.6%
Video, voice and data transmission
 revenues...............................     --    13,332    13,332
                                         ------  --------   -------
Total operating revenues................  7,902    71,485    63,583     804.6%
                                         ------  --------   -------
Tower rental and management expenses....  2,753    18,417    15,664     569.0%
Site acquisition service expenses.......    836    15,412    14,576   1,743.5%
Video, voice and data transmission
 expenses...............................     --     8,697     8,697
                                         ------  --------   -------
Total operating expenses excluding
 depreciation and amortization, tower
 separation and corporate general and
 administrative expenses................  3,589    42,526    38,937   1,084.9%
                                         ------  --------   -------
Depreciation and amortization...........  2,706    32,998    30,292   1,119.4%
Tower separation expenses...............           12,616    12,616
Corporate general and administrative
 expenses...............................    919     3,186     2,267     246.7%
Interest expense........................  1,318    17,023    15,705   1,191.6%
Interest income and other, net..........     94     6,283     6,189   6,584.0%
Minority interest in net earnings of
 subsidiaries...........................    221       255        34      15.4%
Income tax benefit......................     49     4,934     4,885   9,969.4%
Extraordinary loss on extinguishment of
 debt, net..............................     --     1,382     1,382
Extraordinary loss on redemption of
 Interim Preferred Stock, net...........     --     7,510     7,510
                                         ------  --------   -------
Net loss................................ $ (708) $(34,794)  $34,086   4,814.4%
                                         ======  ========   =======
Tower cash flow......................... $4,313  $ 28,959   $24,646   5,714.4%
                                         ======  ========   =======
EBITDA.................................. $3,394  $ 25,773   $22,379   6,593.7%
                                         ======  ========   =======

Except as explained below, the communications sites and related business acquisitions, principally those that occurred in 1997 and 1998, accounted for substantially all of the increases indicated in the above table.

Site acquisition service revenues and expenses for the nine months ended September 30, 1998 include the operating results of the Gearon site acquisition business (January 1998) and, to a lesser extent, the operating results of two similar businesses (May 1997). For the nine months ended September 30, 1997, site acquisition service revenues and expenses included the operating results from the May 1997 related acquisitions.

Video, voice and data transmission revenues and expenses for the nine months ended September 30, 1998 include the operating results of American Tower's first video, voice and data transmission business acquired in October 1997 and a Washington D.C. area teleport business acquired in May 1998.

The increase in depreciation and amortization is primarily attributable to the increase in depreciable and amortizable assets resulting from the 1997 and 1998 acquisitions, and, to a lesser extent, completed construction projects.

Tower separation expenses relate to financial advisory, legal, accounting and consent solicitation fees and other expenses incurred in connection with the consummation of the CBS Merger and the separation of ATC from its former parent on June 4, 1998.

The increase in corporate general and administrative expenses is primarily attributable to the higher personnel costs associated with supporting ATC's greater number of tower properties and growth strategy.

The increase in interest expense relates to higher borrowing levels that were used to finance 1997 and 1998 acquisitions, and $3.1 million of dividends associated with the Interim Preferred Stock financing that occurred in June 1998.

The increase in interest income is related to interest earned on invested cash proceeds from the ATC IPO in July 1998.

The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholders' earnings of consolidated subsidiaries.

The extraordinary loss on the redemption of the Interim Preferred Stock was incurred, net of an income tax benefit of $5.0 million, as a result of the write-off of certain commitment, deferred financing and redemption fees associated with the Interim Preferred Stock that was redeemed in July 1998.

The extraordinary loss on the extinguishment of debt was incurred, net of an income tax benefit of $0.9 million, as a result of the write-off of deferred financing costs associated with American Tower's previous credit agreements which were refinanced in June 1998.

The effective tax rate benefit for the nine months ended September 30, 1998 was approximately 16% as compared to 6% for the nine months ended September 30, 1997. The effective rate differs from the statutory rate due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions for which we recorded no tax benefit.

YEAR ENDED DECEMBER 31, 1997 AND 1996 (DOLLARS IN THOUSANDS)

As of December 31, 1997, ATC operated approximately 670 communications sites principally in the Northeast and Mid-Atlantic regions, Florida and California. As of December 31, 1996, ATC operated approximately 270 communications sites, principally in the Northeast and Mid-Atlantic regions and Florida. See the Notes to Consolidated Financial Statements for a description of the acquisitions consummated in 1997 and 1996. These transactions have significantly affected operations for the year ended December 31, 1997 as compared to the year ended December 31, 1996.

                                                         AMOUNT OF  PERCENTAGE
                                                          INCREASE   INCREASE
                                         1996    1997    (DECREASE) (DECREASE)
                                        ------  -------  ---------- ----------
Tower rental and management revenues... $2,817  $13,025   $10,208     362.4%
Site acquisition service revenues......    --     2,123     2,123
Video, voice and data transmission
 revenues..............................    --     2,084     2,084
Other..................................     80      276       196     245.0%
                                        ------  -------   -------
Total operating revenues...............  2,897   17,508    14,611     504.3%
                                        ------  -------   -------
Tower rental and management expenses...  1,362    6,080     4,718     346.4%
Site acquisition service expenses......    --     1,360     1,369
Video, voice data and Internet
 transmission expenses.................    --     1,273     1,273
                                        ------  -------   -------
Operating expenses excluding
 depreciation and amortization and
 corporate general and administrative
 expenses..............................  1,362    8,713     7,351     539.7%
                                        ------  -------   -------
Depreciation and amortization..........    990    6,326     5,336     539.0%
Corporate general and administrative
 expenses..............................    830    1,536       706      85.1%
Interest expense (income), net.........    (36)   2,804     2,840       N/A
Minority interest in net earnings of
 subsidiaries..........................    185      178        (7)     (3.8%)
Income tax benefit (provision).........    (46)     473       519       N/A
Extraordinary loss.....................    --       694       694
                                        ------  -------   -------
Net loss............................... $ (480) $(2,270)  $ 1,790     372.9%
                                        ======  =======   =======
Tower cash flow........................ $1,535  $ 8,795   $ 7,260     473.0%
                                        ======  =======   =======
EBITDA................................. $  705  $ 7,259   $ 6,554     930.0%
                                        ======  =======   =======

As noted above, ATC consummated numerous acquisitions in 1997 and 1996, many of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions, principally those that occurred in 1997.

The increase in depreciation and amortization was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 and 1997 acquisitions and, to a substantially lesser extent, completed construction projects.

The increase in corporate general and administrative expenses was primarily attributable to the higher personnel costs associated with supporting ATC's greater number of tower properties and growth strategy.

The increase in interest expense related to higher borrowing levels which were used to finance 1997 and, to a substantially lesser extent, the 1996 acquisitions.

The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholder's earnings of consolidated subsidiaries. The increase is related to increased overall earnings of ATS Needham, in which ATC held a 50.1% interest.

The effective tax rate for the year December 31, 1997 was approximately 23%. The effective tax rate in 1997 is due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions. In 1996, ATC recorded a tax provision of approximately $46,000 despite a loss before taxes of approximately $434,000. This primarily resulted from non-deductible items, principally amortization of goodwill for which no tax benefit was recorded.

The extraordinary loss in 1997, of approximately $0.7 million net of tax, represents the write-off of deferred financing fees associated with ATC's loan agreement.

YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED DECEMBER 31, 1995 (DOLLARS IN THOUSANDS)

As of December 31, 1996, ATC operated approximately 270 communications sites principally in the Northeast and Mid-Atlantic regions and Florida. As of December 31, 1995, ATC operated three wireless communications sites in Florida. See the Notes to Consolidated Financial Statements for a description of the acquisitions consummated in 1996. These transactions have significantly affected operations for the year ended December 31, 1996 as compared to the period from July 17, 1995 (date of incorporation) to December 31, 1995.

                                                          AMOUNT OF  PERCENTAGE
                                                           INCREASE   INCREASE
                                           1995    1996   (DECREASE) (DECREASE)
                                           -----  ------  ---------- ----------
Total operating revenues.................. $ 163  $2,897    $2,734    1,677.3%
Operating expenses excluding depreciation
 and amortization and corporate general
 and administrative expenses..............    60   1,362     1,302    2,170.0%
Depreciation and amortization.............    57     990       933    1,636.8%
Corporate general and administrative
 expenses.................................   230     830       600      260.9%
Interest expense (income), net............   --      (36)      (36)
Minority interest in net earnings of
 subsidiary...............................   --      185       185
Income tax benefit (provision)............    74     (46)     (120)       N/A
                                           -----  ------    ------
Net loss.................................. $(110) $ (480)   $  370      336.4%
                                           =====  ======    ======
Tower cash flow........................... $ 103  $1,535    $1,432    1,390.3%
                                           =====  ======    ======
EBITDA.................................... $(127) $  705    $  832        N/A
                                           =====  ======    ======

As noted above, ATC consummated several acquisitions in 1996, two of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions that occurred in 1996.

The increase in depreciation and amortization was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 acquisitions.

The increase in corporate general and administrative expense was primarily attributable to the higher personnel costs associated with supporting ATC's greater number of tower properties.

The increase in interest income was attributable to higher investable cash balances.

The minority interest in net earnings of subsidiary represents the elimination of the minority stockholder's earnings of consolidated subsidiaries. ATC purchased its 50.1% interest in ATS Needham in July 1996.

In 1996, ATC recorded a tax provision of approximately $46,000 despite a loss before taxes of approximately $434,000. This primarily resulted from non-deductible items, principally amortization of goodwill for which no tax benefit was recorded. The effective tax rate in 1995 was consistent with the statutory rate.

LIQUIDITY AND CAPITAL RESOURCES

ATC's liquidity needs arise from its acquisition-related activities, debt service, working capital and capital expenditures associated principally with its construction program. Historically, ATC has met its operational liquidity needs with internally generated funds and has financed the acquisition of tower related properties and its construction program, including related working capital needs, with a combination of contributions from sales of its equity securities (including prior to the CBS Merger to American Radio) and bank borrowings. For the nine months ended September 30, 1998, cash flows from operating activities were $2.9 million, as compared to $3.1 million of cash flows from operating activities in 1997. The change is primarily attributable to working capital investments related to communications site acquisitions and growth.

Cash flows used for investing activities were $227.9 million for the nine months ended September 30, 1998 as compared to $74.3 million for the nine months ended September 30, 1997. The increase in 1998 is due to the acquisition and construction activity in 1998 as compared to 1997.

Cash flows provided by financing activities were $533.9 million for the nine months ended September 30, 1998 as compared to $71.1 million in 1997. The increase in 1998 is due principally to the impact of borrowings under the credit facilities, the Interim Preferred Stock financing activities, and the sale of common stock pursuant to the ATC Stock Purchase Agreement and the ATC IPO, somewhat offset by the tax payments to CBS, all as discussed below.

CBS Merger: The Separation Agreement requires ATC to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities incurred by American Radio attributable to the distribution of the ATC Common Stock owned by ARS to its security holders and certain related transactions, to the extent that the aggregate amount of taxes required to be paid by American Radio exceeded $20.0 million. The amount of that tax liability was dependent on the "fair market value" of the ATC Common Stock at the time of the consummation of the CBS Merger. ATC received an appraisal from an independent appraisal firm that the "fair market value" of American Radio's stock interest in ATC was equal to $17.25 per share. Based on such appraisal, ARS paid estimated taxes of approximately $212.0 million, for which ATC reimbursed CBS. As required by the Separation Agreement, ATC provided CBS with security of $9.8 million in cash (which may be replaced at ATC's option with a letter of credit reasonably satisfactory to CBS) in connection with the filing of estimated tax returns based on such appraisal. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. American Tower financed its tax reimbursement obligations to CBS with the Interim Preferred Stock proceeds discussed below. The $212.0 million payment also included estimated payments for the "make-whole" provisions of the liability associated with the conversion of the ARS Convertible Preferred and the working capital adjustment described below. Such taxes gave effect to estimated deductions of approximately $85.1 million available to ARS as a consequence of the cancellation or exercise of American Radio stock options pursuant to the CBS Merger. ATC's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of the Class A Common Stock under the tax reporting method followed. The average of the high and low trading prices of the ATC Class A Common Stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.

The $212.0 million payment did not include all the taxes payable with respect to the shares of ATC Class A Common Stock deliverable upon conversion of the ARS Convertible Preferred; such taxes will be based on the "fair market value" of the ATC Class A Common Stock at the time of conversion. As of September 30, 1998, holders of Depositary Shares representing approximately 43% of the ARS Convertible Preferred have converted or have presented for conversion and ATC has recorded a liability of approximately $4.7 million due to CBS associated with these conversions. On September 30, 1998, CBS issued 7% Convertible Preferred Debentures Due 2011 (the "ARS Convertible Debentures") in exchange for the then outstanding shares of ARS Convertible Preferred. Holders of the ARS Convertible Debentures are entitled to the same conversion rights as the ARS Convertible Preferred. ATC estimates that its remaining reimbursement obligation with respect to the taxes on the conversion of ARS Convertible Debentures could be approximately $11.3 million under the tax reporting method followed. ATC based such estimate on an estimated fair market value of the ATC Class A

Common Stock of $21.375 per share. ATC's obligation for such conversions would change by approximately $1.2 million for each $1.00 change in the fair market value.

American Radio has agreed that it will pursue, for the benefit of and at the cost of ATC, a refund claim, attributable to the "make-whole" provision, estimated at between $40.0 million to $45.0 million, based on the appraised "fair market value" and the estimated taxes attributable to conversions of the ARS Convertible Debentures set forth above. ATC will base any such refund claim on the actual amount of taxes paid. In light of existing tax law, any such refund claim may not be successful.

The Separation Agreement provides for closing balance sheet adjustments based on the working capital, as defined, and debt levels of American Radio as of June 4, 1998. ATC will benefit from or bear the cost of such adjustments. As of June 1998, ATC's preliminary estimate of such adjustments was not expected to exceed $50.0 million, excluding the reimbursement to CBS for the tax consequences of any such payment estimated at approximately $33.0 million. The estimated taxes and refund amount stated above include such estimated tax reimbursement amount. ATC based such preliminary estimate on estimated working capital and debt amounts that were dependent upon operating results, cash capital contributions and CBS Merger expenses; the final payment is contingent upon a series of events set forth in the Separation Agreement. As a result, ATC recorded a $50.0 million payable to CBS and a corresponding reduction in equity to reflect management's estimate at that time.

In accordance with the terms of the Separation Agreement, in September 1998, CBS delivered a working capital and net debt closing statement to ATC setting forth a proposed purchase price adjustment payment to CBS of approximately $82.2 million, excluding accrued interest. In October 1998, ATC provided CBS with a Notice of Disagreement to the proposed purchase price adjustment indicating that ATC's estimate of the final adjustment payment aggregated $11.1 million and reserved its rights to make further adjustments upon the receipt of additional information requested of CBS. In addition, as noted above, ATC must reimburse CBS for the tax consequences of such payment (approximately 66 2/3%) and has paid CBS approximately $33.0 million based on the $50.0 million estimate. CBS has offered to resolve the disagreement for a payment of less than $82.2 million, together with certain ATC tax indemnifications. ATC has not responded to this offer which expires on January 15, 1999. If CBS and ATC are unable to resolve their differences, they agree to extend such date. In the event they cannot do so, they are obligated to engage a third party to arbitrate the dispute. Under the circumstances, ATC continues to believe that the amounts previously recorded represent a reasonable estimate of the amounts that will be paid to CBS and will adjust the amount as information becomes known to American Tower.

ATC Preferred Stock Financing: On June 4, 1998, ATC issued $300.0 million of Interim Preferred Stock and used the proceeds to fund its tax reimbursement obligation to CBS, to pay the commitment and other fees and expenses of the issue and sale of such stock and to reduce bank borrowings. As discussed below, ATC redeemed the Interim Preferred Stock on July 9, 1998. As a result, American Tower incurred an extraordinary loss of approximately $7.5 million, net of a tax benefit of $5.0 million, during the third quarter of 1998 representing the write-off of certain commitment, deferred financing and redemption fees.

ATC IPO: On July 8, 1998, American Tower completed a public offering of 27,861,987 shares of ATC Class A Common Stock, $.01 par value per share (including 2,361,987 shares sold by American Tower pursuant to the exercise in full of the underwriters' over-allotment option) at $23.50 per share. Certain selling stockholders sold an additional 3,874,911 shares in the offering. American Tower's net proceeds of the offering (after deduction of the underwriting discount and estimated offering expenses) were approximately $625.1 million. On July 9, 1998, American Tower used approximately
$306.1 million of the net proceeds from the offering to redeem all of the outstanding shares of the Interim Preferred Stock at a price of 101% of the stock's liquidation preference plus accrued and unpaid dividends. ATC invested the balance in short-term investment grade securities. ATC will continue to use such investments together with borrowings under the ATC Credit Facilities to fund acquisitions and construction activities.

ATC Credit Facilities: In June 1998, ATC and its Borrower Subsidiaries entered into definitive agreements with respect to the ATC Credit Facilities. In connection with repayment of borrowings under the prior credit agreement out of proceeds of borrowings under the ATC Credit Facilities, ATC recognized an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998. As of September 30, 1998, ATC had approximately $281.6 million of long-term debt, of which approximately $150.0 million was outstanding under the ATC credit facility and $125.0 million was outstanding under the Borrower Subsidiaries credit facility. We have provided more information about the ATC Credit Facilities under the section entitled "Indebtedness of American Tower" and in Note 7 of the Notes to the Consolidated Financial Statements of American Tower.

Debt service requires a substantial portion of ATC's cash flow from operations. Accordingly, ATC's leverage could make it vulnerable to a downturn in the operating performance of its tower properties or in economic conditions. ATC believes that its cash flows from operations will be sufficient to meet its debt service requirements for interest and scheduled payments of principal under the ATC Credit Facilities. If such cash flow were not sufficient to meet such debt service requirements, ATC might sell equity securities, refinance its obligations or dispose of one or more of its properties in order to make such scheduled payments. ATC may not be able to effect any of such transactions on favorable terms.

ATC believes that it has sufficient financial resources available to it, including borrowings under the ATC Credit Facilities, to finance operations for the foreseeable future. ATC intends to finance its non-stock obligations under pending acquisitions with cash, and, to the extent required, borrowings under the ATC Credit Facilities and funds raised through the offering of equity securities.

During the nine months ended September 30, 1998, ATC had capital expenditures of approximately $77.0 million primarily related to construction activities and has completed construction on approximately 270 towers during this period. During the balance of 1998, ATC built or commenced construction of approximately 230 additional towers (most of which are on a build to suit basis) at an estimated aggregate remaining cost of approximately $50.0 million. ATC (exclusive of companies to be acquired) plans to expand its construction activities and build a substantial number of towers in 1999, which may aggregate between 750 and 1,000 towers. If additional substantial acquisition or construction opportunities become available, ATC may require additional financing. Any such financing could take the form of an increase in the maximum borrowing levels under the ATC Credit Facilities which would be dependent on the ability to meet certain leverage ratios. Alternatively, ATC could issue debt or senior nonconvertible equity securities which could have the effect of increasing its consolidated leverage ratios. Finally, and most likely, particularly in the case of a major acquisition or construction opportunity with a wireless carrier seeking to divest, ATC could sell ATC Common Stock or securities convertible into or exercisable for ATC Common Stock, which would have a dilutive effect on the proportionate ownership of ATC by its then existing stockholders. None of such financing may be available on favorable terms.

Management expects that the consummated acquisitions and current and future construction activities will have a material impact on liquidity. Management believes that the acquisition activities, once integrated, will have a favorable impact on liquidity and will offset the initial effects of the funding requirements. Management also believes that the construction activities may initially have an adverse effect on the future liquidity of ATC as newly constructed towers will initially decrease overall liquidity, although, as such sites become fully operational and achieve higher utilization, they should generate cash flow, and in the long-term, increase liquidity.

YEAR 2000

American Tower is aware of the issues associated with the Year 2000 as it relates to information systems and is working to resolve the potential impact. In December 1998, ATC formally engaged an outside consultant to help it conduct an extensive review and implement a comprehensive plan to reduce the probability of operational difficulties due to Year 2000 issues. Although American Tower has not developed a formal plan to date, management believes that, with the assistance of an outside consultant, ATC will be able to resolve, in a timely manner, any material Year 2000 problems.

The components of American Tower's comprehensive plan will include the following:

  .  assessment of internal systems for modification and/or replacement;

  . communication with external vendors to determine their state of readiness to maintain an uninterrupted supply of goods and services to American Tower;

  . communication with customers to ensure that their state of readiness will not result in any operational issues;

  . evaluation of American Tower's equipment and assets with respect to their ability to function properly after the turn of the century;

  .  evaluation of facility related issues; and

  . the development of a contingency plan to address its most likely worst case Year 2000 scenarios.

Management expects American Tower's comprehensive plan to reduce significantly its level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 readiness of its material external customers and suppliers.

Based on the efforts to date, American Tower believes that the Year 2000 issue will not have a material adverse effect on its results of operations, liquidity or financial condition or operational activities. With respect to its internal information systems, management believes that the Year 2000 compliance issue will not have a material impact on its internal information systems as ATC's hardware and software is either Year 2000 compliant or required changes will not generate material costs. The costs incurred to date in this area have been immaterial. American Tower anticipates that the estimated future costs of the year 2000 issue will not be material to American Tower.

INFLATION

The impact of inflation on ATC's operations has not been significant to date. However, a high rate of inflation in the future could have material adverse effect on ATC's operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for all fiscal quarters of years beginning after June 1999. ATC has not completed its evaluations of FAS No. 133.

In June 1997, the FASB released FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports. ATC will provide the required disclosure in its full year 1998 financial information and will provide required interim disclosure commencing with its first fiscal quarter of 1999.

                               INDUSTRY OVERVIEW

Communications site owners and operators have benefited in recent years from a substantial increase in demand for wireless communications services. The Cellular Telecommunications Industry Association estimates that the number of subscribers to wireless telephone services was approximately five million in 1990. According to The Strategis Group, a telecommunications marketing research firm, the number of subscribers to cellular and personal communication services ("PCS") was over 50 million in 1998 and is projected to increase to over 100 million by the year 2001. This demand has prompted the issuance of new wireless communication licenses and construction of new wireless networks. ATC believes that the increase in demand for wireless communications is attributable to a number of factors, including:

  .the increasing mobility of the U.S. population,

  .the growing awareness of the benefits of mobile communications,

  .technological advances in communications equipment,

  .decreasing costs of wireless services,

  .favorable changes in telecommunications regulations, and

  .business and consumer preferences for higher quality voice and data transmission.

Contributing significantly to the anticipated requirements is the nature of PCS and enhanced specialized mobile radio ("ESMR"). These higher frequency technologies have a reduced cell range and thus require a higher density of towers in the network. Consequently, the anticipated increase in the demand for these technologies will require more towers to be built. The Personal Communications Industry Association (of which James S. Eisenstein, an executive officer of ATC, is a director) estimates that cellular and PCS needs will require the construction of over 100,000 additional antennae sites over the next ten years.

ATC believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by (i) focusing on activities that contribute directly to subscriber growth, (ii) outsourcing infrastructure requirements such as owning, constructing and maintaining towers and/or (iii) by co-locating transmission facilities. Previously, carriers typically sourced many of such services in-house, while local non-integrated service contractors focused on specific segments such as radio frequency engineering, site acquisition and tower construction. To meet these carrier needs, independent operators have expanded into a number of associated network and communications site services, such as the selection and acquisition of communications sites (including the resolution of zoning and permitting issues), the design of wireless and broadcast sites and networks, and the construction or supervision of construction of towers. Also, in order to accelerate network deployment or expansion and to generate efficiencies, carriers are increasingly co-locating transmission infrastructure with that of other network operators. Regulatory restrictions and the growing interest of local municipalities in slowing the proliferation of towers in their communities by requiring that towers accommodate multiple tenants has also contributed to co-location.

While the wireless communications industry is experiencing rapid growth, the television broadcasting industry, with strong encouragement from both Congress and the FCC, is actively planning its strategy for the transition from analog to digital technology. Local broadcasters will be initiating digital television ("DTV") service at different times. A station may begin DTV service as soon as it has received its FCC permit and is ready with equipment and other necessary preparations. The FCC has established a schedule by which broadcasters must begin DTV service (absent extenuating circumstances that may affect individual stations). This schedule requires that stations affiliated with the top four networks (ABC, CBS, FOX and NBC) in the ten largest markets begin service by May 1, 1999. Stations affiliated with these networks in markets 11-30 must begin service by November 1, 1999. All commercial stations must begin DTV service by May 1, 2002, and all noncommercial educational stations must start by May 1, 2003. At least 25 stations started DTV service in

November 1998. ATC believes that this transition will require a substantial investment in enhanced broadcast infrastructure, including the construction or reengineering of broadcast towers. While ATC expects much of the associated capital requirements will be borne by the broadcasters, management believes that a significant opportunity exists to invest profitably in the creation of tower capacity designed to accommodate digital antennas for television broadcasters. Management believes that, as with the deployment of towers for the wireless carriers, speed to market and limited capital resources will cause certain broadcasters to outsource the construction or reengineering of their towers in order to accommodate digital technology.

A communications tower's location, height and the loaded capacity at certain wind speeds determine its desirability to wireless carriers and the number of antennae that the tower can support. An antenna's height on a tower and such tower's location determine the line-of-sight of such antenna with the horizon and, consequently, the distance a signal can be transmitted. Some users, such as paging companies and specialized mobile radio ("SMR") providers in rural areas, need higher elevations for broader coverage. Other carriers such as PCS, ESMR and cellular companies in metropolitan areas usually do not need to place their equipment at the highest tower point to maximize transmission distance and quality.

A tower can be either self-supporting or supported by guy wires. There are two types of self-supporting towers: the lattice and the monopole. A lattice tower is usually tapered from the bottom up and can have three or four legs. A monopole is a tubular structure that is typically used as a single purpose tower or in places where there are space constraints or a need to address aesthetic concerns. Self-supporting towers typically range in height from 50-200 feet for monopoles and up to 1,000 feet for lattices, while guyed towers can reach 2,000 feet or more. A typical communications site consists of a compound enclosing the tower or towers and an equipment shelter (which houses a variety of transmitting, receiving and switching equipment).

Rooftop or other building top sites are more common in urban downtown areas where tall buildings are generally available and high traffic density requires multiple communications sites. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such population density, neither height nor extended radius of coverage is as important. Moreover, the installation of a free-standing tower structure in urban areas will often prove to be impossible due to zoning restrictions and land availability and cost.

The cost of construction of a tower varies both by site location (which will determine, among other things, the required height of the tower) and type of tower. Non-broadcast towers (whether on a rooftop or the ground) generally cost between approximately $150,000 and $200,000. Broadcasting towers (which generally are built to bear a greater load) generally cost between approximately $300,000 and $1.0 million if on an elevated location and between approximately $1.0 million and $3.5 million if on flat terrain.

The number of tenants that a tower can accommodate varies depending on the nature of the services provided by such tenants and the height of the tower. Non-broadcast towers of 200-300 feet that are designed to maximize capacity generally are capable of housing between five and ten tenants using an aggregate of between 25 and 50 antennae. Broadcasting towers generally are capable of housing between ten and forty tenants using an aggregate of between 50 and 100 antennae.

Annual rental payments vary considerably depending upon several factors, including: (i) the type of service being provided; (ii) the size of the transmission line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the antenna's placement on, and the location and height of, the tower; and (v) the competitive environment.

                            [GRAPHIC APPEARS HERE]

Lease terms vary depending upon the industry user, with television and radio broadcasters tending to prefer longer term leases (15 to 20 years) than wireless communications service providers (five to ten years). In either case, most of such leases contain provisions for multiple renewals at the option of the tenant. Governmental agencies, because of budgetary restrictions, generally have one-year leases that tend to renew automatically. Tenants tend to renew their leases because of the complications associated with moving antennae. For example, a move by a television or radio broadcaster would necessitate FCC approval and could entail major dislocations and the uncertainty associated with building antennae in new coverage areas. In the case of cellular, PCS and other wireless users, moving one antenna might necessitate moving several others because of the interlocking grid-like nature of their wireless systems. In addition, the increasing difficulty of obtaining local zoning approvals, the increasing environmental concerns of communities and the restrictions imposed upon owners and operators by the FAA and upon tenants by the FCC tend to reduce the number of alternatives available to a tower user. Leases generally provide for annual automatic price increases (escalator provisions) based on specified estimated cost measures or on increases in the consumer price index. Owners and operators generally also receive fees for installing customers' equipment and antennae on the communications site.

Wireless communications towers are owned by a wide range of companies, including wireless service providers, regional Bell operating companies, long distance telephone companies, television and radio broadcasting companies, independent tower operators, utilities and railroads. Despite the increasing demand for communications sites, the industry remains highly fragmented, with few independent operators owning a significant percentage of towers. ATC estimates that no one independent tower owner and operator (one which owns and operates communications sites principally for other entities) owns more than 5% of the towers in the United States. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local or regional operators and purchase communications sites and related assets from wireless communications carriers. Management believes that a major factor contributing to such consolidation is the emergence of many major companies seeking to provide increasingly sophisticated wireless services on a national basis. This, in turn, creates a need for substantial companies capable of developing and constructing networks of communications sites and maintaining and servicing the sophisticated support facilities associated with ongoing operations. ATC believes that the national and other large wireless service providers will prefer to deal with a company that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, a large number of individual tower owners, construction companies and other service providers. See "Risk Factors--Risk Factors Relating to American Tower-- Construction of New Towers; Competition".

Unlike the fragmented nature of the communications site business, customers in all segments of the wireless communications industry and the broadcast industry tend to be large, well-capitalized national companies.

As a consequence of the foregoing factors, as well as the lack of seasonality of the industry, the communications site industry is characterized by a predictable and recurring stream of income.

                           BUSINESS OF AMERICAN TOWER

GENERAL

American Tower is a leading independent owner and operator of wireless communications towers in the United States. ATC's strategy is to use that position to take advantage of the growth opportunities inherent in a rapidly expanding and highly fragmented communications site industry. ATC has grown in less than four years to a company that will operate more than 3,000 towers in 44 states and the District of Columbia, giving effect to all pending acquisitions, including the mergers. Currently, ATC operates 2,300 towers (of which 1,845 are owned and 455 are managed for third parties), OmniAmerica operates 223 towers (of which 211 are owned and 12 are managed for third-parties), and TeleCom operates 392 towers (of which 271 are owned and 121 are managed for third parties and are revenue producing).

American Tower achieved its initial growth predominantly through acquisitions. ATC intends to continue to pursue its strategic acquisitions, including possible transactions with large wireless service providers seeking to divest their ownership of towers. More recently, however, ATC has been engaged in a major construction program. In 1998, American Tower (exclusive of construction activities of acquired or to be acquired companies prior to acquisition) constructed or had under construction at year end more than 500 towers at an aggregate cost of approximately $108.0 million. In 1998, OmniAmerica constructed or had under construction as of early December, 1998 more than 173 towers at an aggregate cost of approximately $12.0 million and three broadcast towers at an aggregate cost of approximately $11.3 million. Approximately 120 of these telecommunications towers and two of these broadcast towers will require additional capital to be expended in 1999. In 1998, TeleCom constructed or had under construction approximately 43 towers at an aggregate cost of approximately $8.1 million, including capital to be expensed in 1999 to complete these projects.

During 1999, ATC (exclusive of construction activities of OmniAmerica and TeleCom or other to be acquired companies) currently plans to build or commence construction of between approximately 750 and 1,000 towers at an estimated aggregate cost of between $120.0 million and $200.0 million. OmniAmerica has approximately 650 additional sites under development. While not all of these sites will result in towers being constructed, other sites will likely be added during 1999. ATC estimates that the combined companies will build or commence construction of between approximately 1,450 to 1,900 towers at an estimated aggregate cost of between approximately $230.0 million and $340.0 million. The estimated aggregate number of towers to be built in 1999 by American Tower, OmniAmerica and TeleCom will probably decrease somewhat as a consequence of the mergers because of, among other things, financial and managerial resource limitations and because construction of certain planned towers may result in overbuilding in some markets.

For the year ended December 31, 1997, giving effect to the ATC Pro Forma Transactions, ATC had net revenues of $177.3 million and EBITDA of $57.7 million. For the nine months ended September 30, 1998, giving effect to the ATC Pro Forma Transactions, ATC had net revenues of $166.1 million and EBITDA of $47.3 million.

ATC's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging and fixed microwave, as well as radio and television broadcasters. ATC also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antennae installation. ATC intends to expand these services and to capitalize on its relationships with its wireless customers through construction for them of major tower networks that ATC will own and operate. ATC is also engaged in the video, voice, data and Internet transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and Texas.

ATC is geographically diversified with significant networks of communications towers throughout the United States. Its largest networks are in California, Florida and Texas, and it owns and operates or is constructing tower networks in numerous cities, including Albuquerque, Atlanta, Austin, Baltimore, Boston, Charlotte, Dallas, Houston, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Philadelphia, Raleigh, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

ATC has a diversified base of approximately 2,500 customers, no one of which accounted for more than 10% of its 1997 net pro forma revenues from site leasing activities and the five largest of which accounted for less than 30% of such net revenues. ATC's wide range of customers includes most of the major wireless service providers in that industry, including Airtouch, Alltell, AT&T Wireless PCS, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Metrocall, Mobile Comm, Nextel, Omnipoint, PacBell, PageNet, PowerTel, PrimeCo, PCS, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless. In addition, most of the major companies in the radio and television broadcasting industry are ATC's customers, including ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox and NBC. ATC provides site acquisition services to most of such wireless service providers, and ATC has constructed or is constructing towers on a build to suit basis for companies such as Bell South, Nextel, Omnipoint, PrimeCo, PCS and Southwestern Bell. The principal users of ATC's video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO.

Management estimates that its site leasing activities, which it believes generate the highest profit margin of its businesses, account for approximately 56% of its ongoing pro forma net revenues; site acquisition activities (including construction for others) account for 24%; and the video, voice and data transmission business accounts for 20%. However, in light of management's intention to focus on construction activities, which will increase the number of antennae sites available for leasing, ATC believes that leasing activities are likely to grow at a more rapid rate than other aspects of its business.

ATC derives its revenue from various industry segments. ATC estimates that PCS accounts for the largest portion (somewhat less than one-quarter) of its net revenues, before giving effect to the ATC Pro Forma Transactions, derived from the various industry segments (including from its site acquisition activities), with paging, EMSR, cellular and federal and other governmental agencies contributing, in the aggregate approximately 45% in the aggregate; no other segment accounts for more than 5% of such revenues. Approximately 20% of such revenues are derived from ATC's video, voice, data and Internet transmission customers which are primarily the major television networks, CNN and HBO. Management believes that the foregoing percentages are not necessarily indicative of future contributions likely to be made by the various aspects of its business or of the several different types of wireless providers, particularly in light of the anticipated growth of PCS, cellular and ESMR compared to other wireless providers, management's intended focus on build to suit and other tower construction activities, and the consequences of the OmniAmerica Merger.

ATC designed its growth strategy to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. The principal elements of this strategy are: (i) to maximize utilization of antennae sites through targeted sales and marketing techniques; (ii) to expand its tower construction activities, principally through build to suit projects; and (iii) to pursue strategic acquisitions, designed principally to facilitate entry into new geographic markets and to complement the construction program.

ATC believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth and by outsourcing infrastructure requirements such as owning, constructing and maintaining towers. ATC also believes that many carriers are, for similar reasons, increasingly co-locating transmission facilities with those of others, a trend likely to be accelerated because of regulatory restrictions and the growing tendency of local municipalities to require that towers accommodate multiple tenants. Management also believes that national and other large wireless service providers will prefer to deal with a company, such as ATC, that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, with a large number of individual tower owners, construction companies and other service providers. See "Risk Factors--Risk Factors Relating to American Tower".

Management believes that, in addition to such favorable growth and outsourcing trends, the communications site industry and ATC will benefit from several favorable characteristics, including the following:

  . a recurring and growing revenue stream based to a significant extent on long-term leases;

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

  . low tenant "churn" due to the costs and disruption associated with reconfiguring a wireless network or broadcasting location;

  . a customer base which is diversified by industry, among customers within each industry and geographical area, and which consists principally of large, financially responsible national companies;

  . favorable absolute and incremental tower cash flow margins due to low variable operating costs;

  .  low on-going maintenance capital requirements;

  . local government and environmental initiatives to reduce the numbers of towers thereby requiring carriers to co-locate antennae; and

  . opportunity to consolidate in a highly fragmented industry, thereby creating the potential for enhanced levels of customer service and operating efficiency.

GROWTH STRATEGY

ATC's objective is to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. ATC's growth strategy consists of the following principal elements:

Internal Growth through Sales, Service and Capacity Utilization. Management believes that a substantial opportunity for profitable growth exists by maximizing the utilization of existing and future towers. Because the costs of operating a site are largely fixed, increasing tower utilization significantly improves site operating margins. Moreover, when a specific tower reaches full antennae attachment capacity, ATC is often able to construct an additional tower at the same location, thereby further leveraging its investment in land, related equipment and certain operating costs, such as taxes, utilities and telephone service.

ATC intends to use targeted sales and marketing techniques to increase utilization of both existing and newly constructed towers and to maximize investment returns on acquired towers with underutilized capacity. Management believes that the key to the success of this strategy lies in its ability to develop and consistently deliver a high level of customer service, and to be widely recognized as a company that makes realistic commitments and then delivers on them. Since speed to market and reliable network performance are critical components to the success of wireless service providers, ATC's ability to assist its customers in meeting these criteria will ultimately define its marketing success and capacity utilization. ATC targets wireless providers that are expanding or improving their existing network infrastructure as well as those deploying new technologies.

Growth by Construction. ATC believes it can achieve attractive investment returns by constructing new tower networks in and around markets in which it already has a presence, along major highways, and in targeted new markets, particularly markets that have not been significantly built out by carriers or other communications site companies. By working with one or more "anchor" tenants, ATC will seek to develop an overall master plan for a particular network by locating new sites in areas identified by its customers as optimal for their network expansion requirements. ATC generally secures commitments for leasing prior to commencing construction, thereby minimizing, to some extent, the risks associated with the investment. See "Risk Factors--Relating to American Tower--Construction of New Towers". In certain cases, ATC may identify and secure all zoning and other regulatory permits for a site in anticipation of customer demand, with actual construction generally being delayed until an anchor tenant is secured on reasonable terms. ATC will also pursue strategic acquisitions as a means of filling out or, in certain cases, initiating, a tower network.

Management intends to place a strong emphasis on new tower development for the foreseeable future because it believes that new tower construction can produce relatively attractive initial returns. In addition, ATC can design and build towers to specifications that assure ample future capacity and minimize the need for future capital expenditures. Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements. Over time,

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management believes that more than half of its towers will result from construction, with the vast majority of these designed to serve the wireless communications industry.

During 1997 and 1998, ATC (excluding acquired companies) constructed or had under construction approximately 240 and 500 towers, respectively, including those constructed for and owned by third parties. During 1999, ATC (exclusive of OmniAmerica and TeleCom) plans to construct or have under construction between approximately 750 and 1,000 towers (most of which will be on a build to suit basis) at an estimated aggregate cost of between approximately between $120.0 and $200.0 million. In addition, ATC is seeking several major build to suit projects, including as part of major acquisitions with wireless providers seeking to divest their towers although no definitive agreements may result. The estimated aggregate number of towers to be built in 1999 by American Tower, OmniAmerica and TeleCom (between approximately 1,450 and 1,900 towers at an estimated aggregate cost of between approximately $230.0 and $340.0 million) will probably decrease as a consequence of the mergers because of, among other things, financial and managerial resource limitations and construction of certain planned towers may result in overbuilding in some markets.

The ability to obtain, and commit to, large new construction projects will require significant financial resources. Management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important factor in determining the success of its growth by construction strategy. Based on its previous capital market transactions, management believes that it has a good reputation in the financial community, including among banks, investment banking firms, institutional investors and public investors, and that such reputation will help it attract capital on the favorable terms necessary to finance its growth. However, funds may not be available to ATC on such terms.

Growth by Acquisition. ATC has achieved a leading industry position primarily through acquisitions. While management expects to shift ATC's emphasis more towards build to suit and new tower construction, where it believes investment returns are more attractive, ATC intends to continue to target strategic acquisitions in markets or regions where it already owns towers as well as new markets, possibly including non-U.S. markets.

Among the potential acquisitions are tower networks owned by major wireless service providers, including many of the regional Bell operating companies and their affiliates, that may seek to divest their ownership of such networks for reasons similar to those motivating them to outsource their new construction requirements. These transactions often involve construction commitments for the seller's tower requirements for a period of time. The transactions are substantial, generally involving several thousand towers and purchase prices in the hundreds of millions of dollars. Construction commitments often entail hundreds of millions of dollars. ATC has submitted proposals to several wireless providers in the past (none of which were successful) and intends to continue to pursue such opportunities. ATC may not, necessarily, enter into any such major transaction, or, if it does, the terms may not, necessarily, be favorable to it.

ATC's current activities with respect to possible significant acquisitions range from the evaluation of properties, to submissions of indications of interests and first-round bids, to extended negotiations. These opportunities range in size from several hundred towers to a few with more than a thousand towers and from purchase prices of tens of millions of dollars to several hundreds of millions of dollars. Such purchase prices could take the form of cash, ATC stock or other securities, or a combination thereof. No material acquisition has reached the legally binding agreement stage other than those described in this document. See "--Recent Transactions" below. Of course, ATC cannot predict whether it will enter into any binding agreements with respect to such acquisitions or, if it does, the terms or timing of any such material acquisitions. Any such transaction with a wireless provider seeking to divest ownership of its towers would probably require ATC to raise substantial capital in the form of ATC Class A Common Stock or other equity securities, particularly since it would likely include a major build-to-suit construction commitment. See "Risk Factors--Risk Factors Relating to American Tower-- Acquisition Strategy" and "--Substantial Capital Requirements and High Debt Levels".

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

ATC will attempt to increase revenues and operating margins at acquired communications sites through expanded sales and marketing efforts, improved customer service, the elimination of redundant overhead and, in certain instances, increasing tower capacity. Acquisitions of communications towers and sites are evaluated using numerous criteria, including potential demand, tower location, tower height, existing capacity utilization, local competition, and local government restrictions on new tower development.

ATC also intends to pursue, on a selective basis, the acquisition of site acquisition companies and providers of video, voice and data transmission services, and may pursue acquisitions related to the communications site industry, including companies engaged in the tower fabrication business.

PRODUCTS AND SERVICES

 . LEASING OF ANTENNAE SITES. ATC's primary business is the leasing of antennae sites on multi-tenanted communications towers to companies in all segments of the wireless communications and broadcasting industries. Giving effect to pending acquisitions, ATC will have more than 3,000 towers in 44 states and the District of Columbia, approximately 600 of which are managed for others, including approximately 400 rooftop antennae. Currently, ATC operates 2,300 towers (of which 1,845 are owned and 455 are managed for third-parties), OmniAmerica operates 223 towers (of which 211 are owned and 12 are managed for third-parties), and TeleCom operates 392 towers (of which 271 are owned and 121 are managed for third-parties and are revenue-producing). The foregoing numbers do not include (i) approximately 1,700 sites managed by TeleCom that are not currently generating revenues, or (ii) 86 additional towers and sites associated with TeleCom's joint venture with Prime. See "TeleCom Merger--The Merger Agreement".

ATC rents tower space and provides related services for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging, fixed microwave, as well as radio and television broadcasters. ATC is geographically diversified with significant tower networks throughout the United States with its largest networks in California, Florida and Texas, and owns and operates communications sites or is constructing tower networks in cities such as Albuquerque, Atlanta, Austin, Baltimore, Boston, Charlotte, Dallas, Houston, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Philadelphia, Raleigh, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

ATC's leases, like most of those in the industry, generally vary depending upon the industry user, with television and radio broadcasters preferring long term leases (generally from 15 to 20 years), and wireless communications providers favoring somewhat shorter lease terms (generally from five to ten years), with multiple renewals at the option of the tenant. However, the leases acquired as a consequence of the merger with Old ATC (which is described on page 66) tend to be of shorter duration, generally two years, and permit earlier termination if ATC were to attempt to impose price increases relating to escalator provisions. Leases of all lengths tend to be renewed due to the costs and disruption associated with reconfiguring a wireless network or broadcast location.

Most of ATC's leases have escalator provisions (annual automatic increases based on specified estimated cost measures or on increases in the consumer price index) that permit ATC to keep pace with inflation. While these provisions are not by themselves intended to be a primary source of growth, they provide a stable and predictable growth component that is then enhanced by increased tower utilization.

The number of antennae that ATC's towers can accommodate varies depending on the type of tower (broadcast or non-broadcast), the height of the tower, and the nature of the services provided by such antennae, although broadcasting towers generally are capable of holding more and larger antennae and serving more tenants than non-broadcasting towers. Annual rental payments vary considerably depending upon (i) the type of service being provided; (ii) the size of the transmission line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the antenna's placement on, and the location and height of, the tower; and (v) the competitive environment. Management believes that it is not possible to state with any degree of precision the vacancy or unused capacity of a "typical" tower, group of related towers or all of its

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

towers for a variety of reasons, including, among others, the variations that occur depending on the types of antennae placed on the tower, the types of service being provided by the tower users, the type and location of the tower or towers, the ability to build other towers so as to configure a network of related towers, whether any of the users have imposed restrictions on competitive users, and whether there are any environmental, zoning or other restrictions on the number or type of users.

Build to Suit Business. Historically, cellular and other wireless service providers have constructed a majority of their towers for their own use, while usually outsourcing certain services such as site acquisition and construction management. More recently, however, service providers have expressed a growing interest in having independent companies own the towers on which they will secure space under long-term leases. Management believes this trend is the result of a need among such providers to preserve capital and to speed access to their markets by focusing on activities that contribute to subscriber growth and by outsourcing infrastructure requirements such as owning, constructing and maintaining towers or by co-locating their transmission infrastructure. ATC has positioned itself as an attractive choice for this build to suit opportunity. It has done so by acquiring and developing reputable site acquisition companies with established client relationships in both site acquisition and construction management, and by securing the financial resources necessary to participate in the build to suit arena on a substantial scale. Management believes companies that are able to demonstrate the ability to successfully locate, acquire and permit sites and finance and construct towers in a timely manner will be used by a significant number of wireless service providers on an expanded basis. ATC is currently engaged in build to suit efforts for a range of clients including BellSouth, Nextel, Omnipoint, PrimeCo, PCS, and Southwestern Bell and is seeking several major build to suit projects, although no such definitive agreements may result.

In most cases, well engineered and well located towers built to serve the specifications of an initial anchor tenant in the wireless communications sector will attract three or more additional wireless tenants over time, thereby increasing revenue and enhancing margins. ATC (exclusive of OmniAmerica) has had only limited experience, to date, with major build to suit projects and those that it has completed and that are operational have been on a much smaller scale than those that it is currently building or negotiating or will seek in the future. Management believes that ATC's favorable results (occupancy and financial) achieved on completed projects are not representative of the results likely to be achieved from the larger projects ATC is currently contemplating and, therefore, has not included information with respect to the typical vacancy rates or financial results that can be expected to be generated by such build to suit projects. See "Risk Factors--Relating to American Tower-- Construction of New Towers; Competition" for a description of certain risks involved in tower construction, particularly those involving large build to suit projects.

Communications Site Management Business. ATC is a leading manager of communications sites, principally rooftop sites but also ground towers, for other owners. A principal aspect of this business is the development of new sources of revenue for building owners by effectively managing all aspects of rooftop telecommunications, including two-way radio systems, microwave, fiber optics, wireless cable and paging, and rooftop infrastructure construction services. ATC will manage approximately 600 towers (of which approximately 400 will be rooftop towers), giving effect to all pending acquisitions, including the mergers. Currently, ATC manages approximately 455 of such towers, OmniAmerica manages 12 and TeleCom manages 121. The foregoing numbers do not include approximately 1,700 roof top sites managed by TeleCom that are not currently generating revenues. Management contracts are generally for a period of five years and contain automatic five-year renewal periods unless terminated by either party on notice prior to such renewal term or upon an uncured default. Pursuant to these contracts, ATC is responsible for marketing antennae sites on the tower, reviewing existing and negotiating future license agreements with tenant users, managing and enforcing those agreements, supervising installation of equipment by tenants to ensure, among other things, non-interference with other users, supervising repairs and maintenance to the towers, as well as site billing, collections and contract administration. In addition, ATC handles all calls as well as questions regarding the site so that the building management team or owner is relieved of this responsibility. For such services, ATC is entitled to a percentage of lease payments, which is higher for new tenants than for existing tenants. Upon any termination of a

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

contract, unless because of its default, ATC is generally entitled to its percentage with respect to then existing tenants so long as they remain tenants.

 . SITE ACQUISITION BUSINESS. ATC's site acquisition division has developed more than 8,000 sites in 48 states and currently has field offices in 13 major cities including Atlanta, Chicago, Charlotte, Cleveland, Jacksonville, New Orleans and Seattle. The site selection and acquisition process begins with the network design. Highway corridors, population centers and topographical features are identified within the carrier's existing or proposed network, and drive tests are performed to monitor all PCS, cellular and ESMR frequencies to locate the systems then operating in that geographic area and identify where any holes in coverage may exist. Based on this data, the carrier and ATC develop a "search ring", generally of one-mile radius, within which the site acquisition department identifies land available either for purchase or lease. ATC personnel select the most suitable sites, based on demographics, traffic patterns and signal characteristics. The site is then submitted to the local zoning/planning board for approval. If the site is approved, in certain instances ATC will supervise construction of the towers and other improvements on the communications site. ATC's site acquisition services are provided on a fixed fee or time and materials basis. Existing users of ATC's site acquisition business include Airtouch, Alltel, AT&T Wireless PCS, Ameritech, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, MobileComm, PageNet, Power Tel, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless. While ATC will continue to provide site acquisition services to those customers desiring them, it also intends to actively market its construction and leasing services as an extension of these services.

 . VOICE, VIDEO DATA AND INTERNET TRANSMISSION BUSINESS. ATC's voice, video, data and Internet transmission business is called ATC Teleports. It is operated in and between New York City and Washington, D.C. and throughout Texas. A teleport is a hub for transmissions to and from ground based sources and satellites. A typical teleport facility consists of satellite antennas (dishes), a 24-hour, 365-day operations center, terrestrial links and other support facilities. ATC owns a teleport outside of New York City and one outside of Washington, D.C. It also has a terrestrial system connecting Washington, D.C., Baltimore, Philadelphia and New York City. The New York teleport system is located on a 70-acre owned site which is zoned for 29 satellite dishes of which 22 are existing, thereby providing significant expansion capacity. The Washington teleport is located in northern Virginia, inside of the Washington Beltway, on 16 acres and has 40 dishes with the capacity for an additional 20. The terrestrial system between the teleports consists of fiber and microwave channels. The entire system is used by television networks, broadcasters, cable programmers, and many of the leading voice, data and Internet providers. The teleports can access all of the domestic and major international satellites in their operating regions. The Texas system consists of a teleport outside of Dallas and a terrestrial system connecting Dallas, Austin, San Antonio, Houston and Corpus Christi. The system connects to all major sports and convention venues, broadcasters and other significant video users in Texas.

CUSTOMERS

ATC's customers aggregate approximately 2,500 and include many of the major companies in the wireless communications industry. While none of ATC's customers accounted for as much as 10% of its 1998 pro forma net revenues from site leasing activities for the nine months ended September 30, 1998, most of the customers named below account for more than 1% of such revenues, and each is considered by ATC to be an important customer:

  . Cellular and PCS: Airtouch, Alltell, AT&T Wireless PCS, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Mobile Comm, Omnipoint, PacBell, PrimeCo, PCS, Southwestern Bell Mobile Systems (operating as Cellular One), and Sprint PCS;

  .Paging: Arch, Metrocall, PageMart, PageNet and Pittencrief;

  .ESMR: Nextel; and

  . Television and Radio Broadcasting: ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox and NBC.

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ATC's site acquisition activities, which afford ATC the opportunity to furnish additional services such as the construction and leasing of communications sites, are provided to most of the cellular, PCS and ESMR customers listed above. ATC has constructed or is constructing towers on a build to suit basis for companies such as BellSouth, Nextel, Omnipoint, PrimeCo, PCS and Southwestern Bell and is seeking several major build to suit projects, although no such definitive agreements may result.

The principal users of ATC's video, voice, data and Internet transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO. Revenues are derived from two sources of approximately equal significance: (i) contracted, long-term services of a regular, recurring nature and (ii) nonrecurring services relating to special news or events. Monthly transmissions average approximately 3,500 at ATC's teleports.

MANAGEMENT ORGANIZATION

ATC is headquartered in Boston and is organized on a regional basis with each region being headed by a vice president who reports to the Chief Operating Officer. Its current regional operations are based in Boston, Atlanta, Chicago, Houston and the San Francisco Bay area, although additional regional centers may develop over time. Management believes that its regional operations centers which are in varying stages of development should ultimately be capable of responding effectively to the opportunities and customer needs of their respective defined geographic areas and that these operations centers should have skilled engineering, construction management and marketing personnel. Management also believes that over time enhanced customer service and greater operating efficiencies can be achieved by centralizing certain operating functions, including accounting and lease administration. Such centralization, when achieved, will enable key information about each site, tower lease and customer to become part of a centralized database, with communications links to regional operations centers.

In conjunction with its acquisition of various companies, management believes it has obtained the services of key personnel with skills in areas such as site acquisition, construction management, tower operations, engineering, marketing, lease administration and finance. As ATC seeks to expand its size and improve on the quality and consistency of service delivery, it believes it needs to complete the staffing of its existing regions and may, in the longer term, need to supplement its current workforce in certain critical areas, develop new regional centers and intensify its dedication to customer service. Accordingly, management is actively recruiting key personnel to complete the staffing of its regional operations centers and to strengthen and deepen its corporate group. ATC focuses its efforts on recruiting people from the industry sectors it serves and in some instances recruiting skilled engineering, marketing and other personnel from outside the communications site, wireless communications and broadcasting industries.

HISTORY

In early 1995, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of American Radio's management, recognized the opportunity in the communications site industry as a consequence of American Radio's ownership and operation of broadcast towers. ATC was formed in July 1995 to capitalize on this opportunity. During 1996, ATC's acquisition program was modest, entailing the acquisition of companies owning an aggregate of 15 communications sites and managing approximately 250 sites for others, for an aggregate purchase price of approximately
$21.0 million. During that year, however, ATC entered into several more significant acquisition agreements that were consummated in 1997. During 1997, ATC's acquisition program accelerated dramatically, and it consummated acquisitions (including those agreed to in 1996) involving more than 390 sites (including sites on which towers were subsequently built) and its initial site acquisition and voice, video, data and Internet transmission businesses.

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RECENT TRANSACTIONS

Consummated Acquisitions. Since January 1, 1998, ATC has acquired various communications sites and a major site acquisition business for an aggregate estimated purchase price of approximately $882.0 million, including the issuance of approximately 36.3 million shares of ATC Class A Common Stock valued (at the time of the relevant agreement) at approximately $382.6 million. The most significant of those acquisitions are described below.

In January 1998, ATC consummated the acquisition of OPM-USA-INC. ("OPM"), a company that owned and developed communications towers, and owned approximately 90 towers at the time of acquisition (the "OPM Transaction"). The purchase price was variable based on the number of towers developed for American Tower and the forward cash flow of such towers. In December 1998, it was fixed at an aggregate of $70.0 million for a total of more than 150 towers and a right of first refusal granted to American Tower with respect to any towers OPM develops.

In January 1998, ATC consummated the merger (the"Gearon Transaction") of ATI with a company ("Gearon") engaged primarily in the site acquisition business for unaffiliated third parties that also owned or had under construction 40 tower sites. The merger price of approximately $80.0 million was paid by delivery of 5,333,333 shares of Class A Common Stock, payment of approximately $32.0 million in cash and assumption of liabilities.

In May 1998, ATC acquired the assets relating to a teleport serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

Old ATC Merger. On June 8, 1998, ATC (which was then known as American Tower Systems Corporation) merged with American Tower Corporation ("Old ATC") with ATC being the surviving corporation. Pursuant to that merger, ATC issued an aggregate of 28,782,386 shares of ATC Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock). The 28.8 million shares represented 35% of the aggregate number of shares of ATC Common Stock which were outstanding immediately after consummation of the merger on a pro forma basis, assuming the exercise of all stock options of the two companies outstanding immediately prior to the merger, but before giving effect to certain acquisitions.

As a condition to consummation of the merger, Messrs. Dodge and Stoner entered into a voting agreement with ATC and certain of the Old ATC common stockholders, pursuant to which Messrs. Dodge and Stoner agreed to vote in favor of the election of each of Messrs. Lummis and Mays (or any other nominee of Mr. Lummis and Clear Channel reasonably acceptable to the ATC Board of Directors) so long as Mr. Lummis and Clear Channel (or their respective affiliates) hold at least 50% of the shares of ATC Class A Common Stock received by him or it in the merger. Messrs. Lummis and Mays were elected to the Board of Directors immediately following the merger.

Chase Manhattan Capital L.P. ("Chase Capital"), which is an affiliate of CEA, a stockholder of ATC, and Mr. Chavkin, a director of ATC, owned approximately 18.1% of the Old ATC Common Stock as of April 6, 1998 and had a representative on the Old ATC Board of Directors. See "Principal Stockholders of American Tower". Summit Capital of Houston ("Summit Capital") received a $2.25 million broker's fee from Old ATC upon consummation of the merger. Fred Lummis, the former President and Chief Executive Officer of Old ATC, and a director of ATC, is an affiliate of Summit Capital.

Old ATC was a leading independent owner and operator of wireless communications towers and operated approximately 915 towers in 32 states, including approximately 125 towers managed for a third party owner and had agreed to acquire approximately 35 additional towers in 1998 at an aggregate estimated cost of approximately $17.4 million. For the year ended December 31, 1997, Old ATC had net revenues of $20.0 million and EBITDA of $12.7 million. For the three months ended March 31, 1998, Old ATC had net revenues of $6.3 million and EBITDA of $4.1 million.

In October 1998, American Tower acquired approximately 300 towers and certain tower related assets in six transactions for an aggregate purchase price of approximately $100.2 million. The most significant transactions

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

were the acquisition of 166 towers in the Atlanta, Georgia area through the merger of Wauka Communications, Inc. into ATI and the acquisition by ATI of the assets of Grid Site Services, Inc. The consideration in those related transactions (collectively, the "Wauka Transaction") included the issuance of 1,430,881 shares of Class A Common Stock.

Pending Acquisitions. In June 1998, ATC entered into an agreement to acquire a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area, of which 20 are presently operational. The purchase price will be equal to an excess of (i) ten times the "Current Run Rate Cash Flow" at the time of closing, over (ii) the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. "Current Run Rate Cash Flow" means twelve (12) times the excess of net revenues over direct operating expenses for the month preceding closing. ATC is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders on a nonrecourse basis and secured by the stock of the seller), of which approximately $7.1 million had been advanced as of December 31, 1998. The secured note is payable if the acquisition is not consummated. Subject to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the spring of 1999.

ATC is negotiating certain changes in the ATC/PCS arrangements, including the acquisition by ATC of the 58 communications sites in northern California presently owned by ATC/PCS in exchange for shares of ATC Class A Common Stock, arrangements with respect to the development of communications sites in other locations, a priority return of ATC's construction advances, an increase in the percentage interest of the other member in ATC/PCS, and a management fee to ATC. Such negotiations may not, however, result in a definitive agreement.

Other Transactions. ATC is negotiating and intends to pursue the acquisition of other communications sites and management and related businesses, including major transactions with regional Bell operating companies and other wireless carriers, although there are no definitive binding agreements with respect to any material transaction except as referred to in this document.

ATC Private Placement. In January 1998, ATC consummated the transactions contemplated by the Stock Purchase Agreement, dated as of January 8, 1998 (the "ATC Stock Purchase Agreement"), with certain officers and directors of American Radio and ATC (or their affiliates or members of their family or family trusts), pursuant to which those persons purchased shares of Common Stock at $10.00 per share, as follows: Mr. Dodge: 4,000,000 (Class B);
Mr. Box: 450,000 (Class A); Mr. Charlton H. Buckley: 300,000 (Class A); each of Messrs. Eisenstein and Steven J. Moskowitz: 25,000 (Class A); Mr. Arthur
Kellar: 400,000 (Class A); Mr. Stoner, his wife and certain family trusts:
649,950 (Class B); other Stoner family and trust purchasers: 150,050 (Class A); and Chase Equity Associates: 2,000,000 (Class C). Messrs. Buckley (one of the selling stockholders) and Kellar were directors of American Radio, and Mr. Chavkin, a director of ATC and a former director of American Radio, is an affiliate of Chase Equity Associates. Mr. Moskowitz serves as a Vice President of ATC and the General Manager of the Northeast Region.

Payment of the purchase price was in the form of cash in the case of CEA, all members of Mr. Stoner's family and the family trusts (but not Mr. Stoner and his wife) and Messrs. Buckley, Eisenstein, Kellar and Moskowitz, and, in the case of Messrs. Dodge, Box and Stoner (and his wife), in the form of a note that was paid in full upon consummation of the CBS Merger. The notes bore interest at the six-month London Interbank Offered Rate, from time to time, plus 1.5% per annum, and were secured by shares of American Radio Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes were prepayable at any time at the option of the obligor and were due and payable, at the option of ATC, in the event of certain defaults set forth therein.

The American Radio Board of Directors appointed a special committee (the "Special Committee") consisting of three directors (who were not directors of ATC and who were not a party to the ATC Stock Purchase Agreement) to determine the fairness to American Radio from a financial point of view of the terms and conditions of the ATC Stock Purchase Agreement. None of the members of the Special Committee was a party to the ATC Stock Purchase Agreement. No limitations were imposed on the activities of the Special Committee by the American Radio Board. The Special Committee retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with the transactions contemplated by the ATC Stock Purchase Agreement. No limitations were placed on the activities of Merrill Lynch. Merrill Lynch delivered its written opinion, dated January 8, 1998, to the Special Committee that, as of such date and based upon and subject to the matters set forth therein, the purchase price of $10.00 per share to be received by ATC pursuant to the ATC Stock Purchase Agreement was fair from a financial point of view to American Radio. Based upon such opinion, and its own evaluation of the terms and conditions of the ATC Stock Purchase Agreement, the Special Committee approved the ATC Stock Purchase Agreement as fair to and in the best interests of American Radio.

Pursuant to an Engagement Letter, dated November 20, 1997, American Radio agreed to pay Merrill Lynch a fee of $500,000 in consideration for its services. American Radio has also agreed to reimburse Merrill Lynch for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Merrill Lynch for liabilities and expenses arising out of its engagement and the transactions in connection therewith, including liabilities under the federal securities laws. ATC is obligated under the Separation Agreement to reimburse American Radio for all such fees and expenses which American Radio has incurred to Merrill Lynch and to assume such indemnification obligation.

CBS Merger

On June 4, 1998, American Radio consummated the CBS Merger. As a consequence, all of the shares of American Tower owned by American Radio were or will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of ARS Convertible Preferred or ARS Convertible Debentures. As a consequence of the CBS Merger, American Tower ceased to be a subsidiary of, or otherwise affiliated with, American Radio and commenced operations as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATC entered into the Separation Agreement with CBS and ARS providing for, among other things, the allocation of certain tax liabilities to American Tower, certain closing date adjustments relating to American Radio, the lease to American Radio by American Tower of space on certain towers previously owned by ARS and transferred to ATC, and the orderly separation of ARS and ATC.

The Separation Agreement required ATC to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities incurred by ARS attributable to the distribution of the ATC Common Stock owned by ARS to its security holders and certain related transactions, to the extent that the aggregate amount of taxes required to be paid by ARS exceeded $20.0 million. The amount of that tax liability was dependent on the "fair market value" of the ATC Common Stock at the time of the consummation of the CBS Merger. ATC received an appraisal from an independent appraisal firm that the "fair market value" of ARS's stock interest in ATC was equal to $17.25 per share. Based on such appraisal, ARS paid estimated taxes of approximately $212.0 million, for which ATC reimbursed CBS. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. American Tower financed its tax reimbursement obligations to CBS with the proceeds of the Interim Preferred Stock. The $212.0 million payment also included estimated payments for the "make-whole" provisions of the liability associated with the conversion of the ARS Convertible Preferred and the working capital adjustment described below. Such taxes gave effect to estimated deductions of approximately $85.1 million available to ARS as a consequence of the cancellation or exercise of ARS stock options pursuant to the CBS Merger. ATC's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of the ATC Class A Common Stock under the tax reporting method followed. The average of the high and low trading prices of the ATC Class A Common Stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.

The $212.0 million payment did not include all the taxes payable with respect to the shares of ATC Class A Common Stock deliverable upon conversion of the ARS Convertible Preferred; such taxes will be based on the "fair market value" of the ATC Class A Common Stock at the time of conversion. Conversions have occurred

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

at various times since June 4, 1998. As of September 30, 1998, holders of Depositary Shares representing approximately 43% of the ARS Convertible Preferred had converted or presented for conversion and ATC recorded a liability of approximately $4.7 million due to CBS associated with these conversions. On September 30, 1998, CBS issued the ARS Convertible Debentures in exchange for the then outstanding shares of ARS Convertible Preferred. Holders of the ARS Convertible Debentures are entitled to the same conversion rights as the ARS Convertible Preferred. ATC estimates that its remaining reimbursement obligation with respect to the taxes on the conversion of ARS Convertible Debentures could be approximately $11.3 million under the tax reporting method followed. Such estimate is based on an estimated fair market value of the ATC Class A Common Stock of $21.375 per share. ATC's obligation for such conversions would change by approximately $1.2 million for each $1.00 change in the fair market value.

ARS has agreed that it will pursue, for the benefit of and at the cost of ATC, a refund claim, attributable to the "make-whole" provision, estimated at between $40.0 million to $45.0 million, based on the appraised "fair market value" and the estimated taxes attributable to conversions of the ARS Convertible Debentures set forth above. Any such refund claim will, in fact, be based on the actual amount of taxes paid. In light of existing tax law, any such refund claim may not be successful.

The Separation Agreement provides for closing balance sheet adjustments based on the working capital, as defined, and debt levels of ARS as of June 4, 1998. ATC will benefit from or bear the cost of such adjustments. As of June 1998, ATC's preliminary estimate of such adjustments was not expected to exceed $50.0 million, excluding the reimbursement to CBS for the tax consequences of any such payment estimated at approximately $33.0 million. The estimated taxes and refund amount stated above include such estimated tax reimbursement amount. Such preliminary estimate was based on estimated working capital and debt amounts that were dependent upon operating results, cash capital contributions and CBS Merger expenses; the final payment is contingent upon a series of events set forth in the Separation Agreement. As a result, ATC recorded a $50.0 million payable to CBS and a corresponding reduction in equity to reflect management's estimate at that time.

In accordance with the terms of the Separation Agreement, in September 1998, CBS delivered ATC with a working capital and net debt closing statement setting forth a proposed purchase price adjustment payment to CBS of approximately $82.2 million, excluding accrued interest. In October 1998, ATC provided CBS with a Notice of Disagreement to the proposed purchase price adjustment indicating that ATC's estimate of the final adjustment payment aggregated $11.1 million and reserved its rights to make further adjustments upon the receipt of additional information requested of CBS. In addition, as noted above, ATC is obligated to reimburse CBS for the tax consequences of such payment (approximately 66 2/3%) and has paid CBS approximately $33.0 million based on the $50.0 million estimate. CBS has offered to resolve the disagreement for a payment of less than $82.2 million, together with certain ATC tax indemnifications. ATC has not responded to this offer which expires on January 15, 1999. If CBS and ATC are unable to resolve their differences, they agree to extend such date. In the event that such differences cannot be resolved, they are obligated to engage a third party to arbitrate the dispute. Under the circumstances, ATC continues to believe that the amounts previously recorded represent a reasonable estimate of the amounts that will be paid to CBS and will adjust the amount as information becomes known to the Company.

ATC Preferred Stock Financing: On June 4, 1998, ATC issued $300.0 million of Interim Preferred Stock and used the proceeds to fund its tax reimbursement obligation to CBS, pay the commitment and other fees and expenses of the issue and sale of such stock and to reduce bank borrowings. As discussed below, the Interim Preferred Stock was redeemed on July 9, 1998 and as a result, American Tower incurred an extraordinary loss of approximately $7.5 million, net of a tax benefit of $5.0 million, during the third quarter of 1998, representing the write-off of certain commitment, deferred financing and redemption fees.

ATC IPO: On July 8, 1998, American Tower completed a public offering of 27,861,987 shares of ATC Class A Common Stock (including 2,361,987 shares sold by American Tower pursuant to the exercise in full of the underwriters' over-allotment option) at $23.50 per share. Certain selling stockholders sold an additional

3,874,911 shares in the offering. American Tower's net proceeds of the offering (after deduction of the underwriting discount and estimated offering expenses) were approximately $625.1 million. On July 9, 1998, American Tower used approximately $306.1 million of the net proceeds from the offering to redeem all of the outstanding shares of the Interim Preferred Stock at a price of 101% of the stock's liquidation preference plus accrued and unpaid dividends. The balance was invested in short-term investment grade securities. ATC will continue to use such funds together with borrowings under the ATC Credit Facilities to fund acquisitions and construction activities.

ATC Credit Facilities. In order to facilitate future growth and, in particular, to finance its construction program, in June 1998, ATC and the Borrower Subsidiaries entered into the ATC Credit Facilities with its senior lenders, pursuant to which the then existing maximum borrowing of the Borrower Subsidiaries was increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios. As of December 31, 1998, $125.0 million was outstanding in the form of a term loan. In addition, ATC (the parent company) had borrowed an additional $150.0 million in the form of a term loan. See "Indebtedness of American Tower".

SALES AND MARKETING

ATC's sales and marketing personnel target wireless carriers expanding their network capabilities as well as carriers entering new markets. ATC attempts to minimize hurdles to purchasing decisions by offering master license agreements which correspond to the internal requirements of wireless operators. ATC also offers standardized system pricing in areas in which it operates tower networks enabling potential customers to obtain pricing information for an entire service area rather than on a tower-by-tower basis. ATC believes customer satisfaction is the key to successful marketing and that referrals from its current customers are and will continue to be a primary source of new customers.

REGULATORY MATTERS

Federal Regulations. Both the FCC and the FAA regulate towers used for wireless communications and radio and television antennae. Such regulations control the siting, lighting, marking and maintenance of towers and may, depending on the characteristics of the tower, require registration of tower facilities and issuance of determinations of no hazard. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the regulation of the particular frequency used. In addition, the FCC also separately licenses and regulates television and radio stations broadcasting from towers. Depending on the height and location, proposals to construct new antenna structures or to modify existing antenna structures are reviewed by the FAA to ensure that the structure will not present a hazard to aircraft, and such review is a prerequisite to FCC authorization of communications devices placed on the tower. Tower owners also bear the responsibility for notifying the FAA of any tower lighting failures. ATC generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

The year 2000 ("Y2K") computer issues could create potential problems for tower owners such as ATC. Many computers and computer software programs were not designed to recognize the change from 1999 to 2000 or are otherwise unable to process dates related to the turn of the millennium. These computers (and the systems they control) might malfunction or cease to work unless they are reprogrammed or replayed by the end of 1999, Y2K-related problems could cause ATC's tower structures' light systems to fail which would create a hazard to air navigation. Computer-controlled devices, such as those found in automatic monitoring and control systems used for antenna structure lighting, are vulnerable to Y2K-related malfunctions and may fail. Commercial electric power sources may also fail leaving antenna structures vulnerable to blackouts. Tower owners, such as ATC, are responsible for tower lighting in compliance with FCC and FAA requirements and ATC intends to take the necessary steps to address the Y2K problems. However, ATC may not be entirely successful, and any massive power failures, occasioned by Y2K problems, could pose a serious threat to the safe maintenance and operation of ATC's tower structures.

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

The introduction and development of digital television also may affect ATC and some of its largest customers. In addition, the need to install additional antennae required to deliver digital television service may necessitate the relocation of many currently co-located FM antennae. The need to secure state and local regulatory approvals for the construction and reconstruction of this substantial number of antennae and the structures on which they are mounted presents a potentially significant regulatory obstacle to the communications site industry. As a result, the FCC has solicited comments on whether, and in what circumstances, the FCC should preempt state and local zoning and land use laws and ordinances regulating the placement and construction of communications sites. There can be no assurance as to whether or when any such federal preemptive regulations may be promulgated or, if adopted, what form they might take, whether they would be more or less restrictive than existing state and local regulations, or whether the constitutionality of such regulation, if challenged on constitutional grounds, would be upheld.

Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by local authorities. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting ATC's ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. Existing regulatory policies may adversely affect the timing or cost of new tower construction and additional regulations may be adopted which increase such delays or result in additional costs to ATC. Such factors could have a material adverse effect on ATC's financial condition or results of operations.

ENVIRONMENTAL MATTERS

Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. In connection with its former and current ownership or operation of its properties, ATC may be potentially liable for environmental costs such as those discussed above.

ATC believes it is in compliance in all material respects with all applicable material environmental laws. ATC has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental non-compliance, liability or claim relating to hazardous substances or wastes or material environmental laws. However, (i) there may be undetected environmental conditions for which ATC might be liable in the future, and (ii) future regulatory action, as well as compliance with future environmental laws, may require ATC to incur costs that could have a material adverse effect on ATC's financial condition and results of operations.

COMPETITION

ATC competes for antennae site customers with wireless carriers that own and operate their own tower networks and lease tower space to other carriers, site development companies that acquire space on existing towers for wireless providers and manage new tower construction, other national independent tower companies and traditional local independent tower operators. Wireless service providers that own and operate their own tower networks generally are substantially larger and have greater financial and other resources than ATC. ATC believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting owners, operators and managers of communications sites.

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

ATC competes for acquisitions and new tower construction sites with wireless service providers, site developers and other independent tower operating companies. ATC believes that competition for acquisitions and tower construction sites will increase, causing price increases, and that additional competitors may enter the tower market, certain of which may have greater financial and other resources than ATC.

ATC also faces strong competition for build to suit opportunities, principally from other independent communications sites operators and site developers, certain of which (including OmniAmerica) have more extensive experience and offer a broader range of services (principally in constructing for themselves rather than managing the construction of others) than ATC can presently offer.

PROPERTIES

ATC's interests in its communications sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, and easements, licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three to five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have twenty (20) to twenty-five (25) year terms, with three five-year renewals, or are for five-year terms with automatic renewals unless ATC otherwise specifies. Some land leases provide "trade-out" arrangements whereby ATC allows the landlord to use tower space in lieu of paying all or part of the land rent. ATC will have more than 2,000 land leases, giving effect to all pending acquisitions including the mergers. Pursuant to the ATC Credit Facilities, the senior lenders have liens on, among other things, all leases of tower space, contracts relating to the management of towers for others, cash, accounts receivable, the stock and inter-company debt of all Restricted Subsidiaries (as defined in the ATC Credit Facilities), inventory and other personal property, fixtures, intellectual property, as well as certain fee and leasehold interests, and the proceeds thereof of ATC and its Restricted Subsidiaries.

LEGAL PROCEEDINGS

ATC is occasionally involved in legal proceedings that arise in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on ATC's financial condition or results of operations.

EMPLOYEES

As of December 31, 1998, ATC employed approximately 450 full time individuals and considers its employee relations to be satisfactory. Giving effect to the OmniAmerica Merger and the TeleCom Merger, ATC will employ approximately 1,050 full time individuals.

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

                          MANAGEMENT OF AMERICAN TOWER

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information concerning the executive officers and directors of ATC:

               NAME             AGE                  POSITION
               ----             ---                  --------
   Steven B. Dodge(1).......... 53  Chairman of the Board, President and Chief
                                     Executive Officer
   Alan L. Box................. 47  Executive Vice President and Director
   Douglas Wiest............... 46  Chief Operating Officer
   Arnold L. Chavkin(1)(2)(3).. 47  Director
   James S. Eisenstein......... 40  Executive Vice President--Corporate
                                     Development
   J. Michael Gearon, Jr....... 33  Executive Vice President and Director
   Fred R. Lummis(2)........... 44  Director
   Randall Mays(2)............. 32  Director
   Thomas H. Stoner(1)(3)...... 64  Director
   Maggie Wilderotter(3)....... 43  Director
   Joseph L. Winn.............. 47  Treasurer and Chief Financial Officer
   Jack D. Furst............... 39  Director Nominee
   Dean H. Eisner.............. 40  Director Nominee

--------
(1) Member of the Executive Committee; Mr. Stoner is the Chairman of the Executive Committee.
(2) Member of the Audit Committee; Mr. Mays is the Chairman of the Audit Committee.
(3) Member of the Compensation Committee; Mr. Stoner is the Chairman of the Compensation Committee.

Two independent directors will be elected annually, commencing in 1999, by the holders of ATC Class A Common Stock, voting as a separate class. All directors hold office until the annual meeting of the stockholders of ATC next following their election or until their successors are elected and qualified. Each executive officer is appointed annually and serves at the discretion of the ATC Board of Directors (the "ATC Board").

As a condition to the consummation of the OmniAmerica Merger, a nominee of the principal stockholder of OmniAmerica, Jack D. Furst, Chairman of OmniAmerica and a Managing Director and Principal of Hicks, Muse, Tate & Furst, Incorporated, an affiliate of OmniAmerica's principal stockholder ("Hicks, Muse"), will be elected as a director of ATC. See "Certain Directors and Executive Officers " in Appendix III. As a condition to the consummation of the TeleCom Merger, a nominee of the principal member of TeleCom, Dean H. Eisner, will be elected as a director of ATC. Mr. Eisner is Vice President, Business Development and Planning of Cox Enterprises, Inc., an affiliate of Cox Telecom Towers, Inc., the principal member of TeleCom.

Steven B. Dodge is the Chairman, President and Chief Executive Officer of ATC. Mr. Dodge was also the Chairman of the Board, President and Chief Executive Officer of American Radio, a position he occupied since its founding on November 1, 1993 until consummation of the CBS Merger. Mr. Dodge was the founder in 1988 of Atlantic Radio, L.P. which was one of the predecessor entities of American Radio. Prior to forming Atlantic, Mr. Dodge served as Chairman and Chief Executive Officer of American Cablesystems Corporation, a cable television company he founded in 1978 and operated as a privately-held company until 1986 when it completed a public offering in which its stock was priced at $14.50 per share. American Cablesystems was merged into Continental Cablevision, Inc. in 1988 in a transaction valued at more than $750.0 million, or $46.50 per share. The initial public offering of American Radio Class A Common Stock occurred in June 1995 at a price of $16.50 per share. Upon consummation of the CBS Merger, each share of American Radio Class A Common Stock was exchanged into $44.00 and one share of ATC Class A Common Stock. Mr. Dodge also serves as a director of PageMart Wireless, Inc., American Media, Inc. and the National Association of Broadcasters.


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

Alan L. Box is an Executive Vice President and a director of ATC. Mr. Box served as Chief Operating Officer of ATC from June 1997 to March 1998 at which time he assumed his present role as the Executive Vice President responsible for the video, voice and data transmission business of ATC. Mr. Box also was an Executive Vice President and a director of American Radio from April, 1997 when EZ Communications, Inc. ("EZ") merged into American Radio (the "EZ Merger") until consummation of the CBS Merger. Prior to the EZ Merger, Mr. Box was employed by EZ, starting in 1974 as the General Manager of EZ's Washington, D.C. area radio station. He became Executive Vice President and General Manager and a director of EZ in 1979, President of EZ in 1985 and Chief Executive Officer of EZ in 1995. He serves as a director of George Mason Bankshares, Inc. and George Mason Bank.

Arnold L. Chavkin is a member of the Executive Committee and the Audit Committee of the ATC Board.Mr. Chavkin was the Chairman of the Audit Committee of the Board of American Radio from its founding until consummation of the CBS Merger and of the Audit Committee of ATC from its organization until November 1998. Mr. Chavkin is a general partner of Chase Capital Partners ("CCP"), previously known as Chemical Venture Partners ("CVP"), which is a general partner of Chase Equity Associates, L.P. ("CEA"), a stockholder of ATC, and previously a principal stockholder of American Radio and of Multi Market Communications, Inc., one of the predecessors of American Radio. Mr. Chavkin has been a General Partner of CCP and CVP since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Chase Capital, which is an affiliate of CEA, owned approximately 18.1% of Old ATC; Chase, which is also an affiliate of Chase Capital is a lender under the ATC Credit Facilities for the Borrower Subsidiaries with a 5.2% participation. Mr. Chavkin is also a director of R&B Falcon Drilling Company, Bell Sports Corporation, Wireless One, Inc. and Patina Oil & Gas Corporation. Prior to joining Chemical Investments, Inc., Mr. Chavkin was a specialist in investment and merchant banking at Chemical Bank for six years. For the information with respect to the interests of an affiliate of Mr. Chavkin, CCP and CEA in ATC, see "Business of American Tower--Recent Transactions--Old ATC Merger".

James S. Eisenstein is the Executive Vice President--Corporate Development of ATC. Mr. Eisenstein has overall responsibility for seeking out acquisition and development opportunities for ATC. Mr. Eisenstein helped form ATC in the summer of 1995. From 1990 to 1995, he was Chief Operating Officer for Amaturo Group Ltd., a broadcast company operating eleven radio stations and four broadcasting towers, several of which were purchased by American Radio. Mr. Eisenstein serves on the Board of Directors of the Personal Communications Industry Association, the leading international trade association representing the wireless communications industry. He has extensive experience in structuring acquisitions and the operation and management of broadcasting and tower businesses.

J. Michael Gearon, Jr. was the principal stockholder and Chief Executive Officer of Gearon, a position he has held since September 1991. As a condition to consummation of the Gearon Transaction, Mr. Gearon was elected a director of ATC and President of Gearon Communications, the division of ATC which operates its site acquisition business. See "Business of American Tower--Recent Transactions".

Fred R. Lummis, a member of the Audit Committee of the ATC Board, has served as Chairman, President and Chief Executive Officer of Advantage Outdoor Company, L.P. since June 1998 and served as Chairman, Chief Executive Officer and President of Old ATC since its organization in October 1994. Mr. Lummis has been the President of Summit Capital, a private investment firm, since 1990. Mr. Lummis currently serves on the board of several private companies and is a trustee of the Baylor College of Medicine. See "Business of American Tower-- Recent Transactions--Old ATC Merger".

Randall Mays, Chairman of the Audit Committee of the ATC Board, has served as Chief Financial Officer and Executive Vice President of Clear Channel since February 1997, prior to which he had served as a Vice President and Treasurer since joining Clear Channel in 1993. Prior to joining Clear Channel, he was an associate at Goldman, Sachs & Co. Clear Channel was a principal stockholder of Old ATC with a 31.3% interest. See "Business of American Tower--Recent Transactions--Old ATC Merger".

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

Thomas H. Stoner is the Chairman of the Executive Committee and the Compensation Committee of the ATC Board. Mr. Stoner was the Chairman of the Executive Committee and the Compensation Committee of the Board of American Radio since its founding until consummation of the CBS Merger. Mr. Stoner founded Stoner Broadcasting Systems, Inc. ("Stoner") in 1965. Stoner, which was one of the predecessors of American Radio, operated radio stations for over 25 years in large, medium and small markets. Mr. Stoner is a director of Gaylord Container Corporation and a trustee of the Chesapeake Bay Foundation.

Maggie Wilderotter is a member of the Compensation Committee of the ATC Board. Ms. Wilderotter is the President and Chief Executive Officer of Wink Communications, a California company that develops technology for adding simple interactivity and graphics to mass-market consumer electronic products. Before joining Wink, Ms. Wilderotter was the Executive Vice President of National Operations for AT&T Wireless Services, Inc., and Chief Executive Officer of AT&T's Aviation Communications Division. Ms. Wilderotter has also served as Senior Vice President of McCaw Cellular Communications, Inc. and Regional President of its California, Nevada and Hawaii Region. Prior to her work in the wireless industry, Ms. Wilderotter spent 12 years with U.S. Computer Services, Inc./Cable Data, as Senior Vice President and General Manager. In 1989 she was the recipient of the National Cable Television Association's Vanguard Award and the Top Women in Cable & Telecommunications award. Ms. Wilderotter serves on the boards of Airborne Express, Electric Lightwave, Inc., Gaylord Entertainment, Jacor Communications and the California Cable Television Association.

Douglas Wiest is the Chief Operating Officer of ATC. Mr. Wiest joined ATC in February 1998, initially as the Chief Operating Officer of Gearon Communications, and assumed his current position in March 1998. Prior to joining ATC, Mr. Wiest was Regional Vice President of Engineering and Operations for Nextel's southern region. Prior to joining Nextel in 1993, Mr. Wiest was employed by McCaw Communications where he was engaged in network systems development for approximately three years and by Pacific Telesis where he was engaged in strategic planning and operations for approximately eight years.

Joseph L. Winn is the Chief Financial Officer and Treasurer of ATC. Mr. Winn was also Treasurer, Chief Financial Officer and a director of American Radio since its founding until consummation of the CBS Merger. In addition to serving as Chief Financial Officer of American Radio, Mr. Winn was Co-Chief Operating Officer responsible for Boston operations until May 1994. Mr. Winn served as Chief Financial Officer and a director of the general partner of Atlantic after its organization. He also served as Executive Vice President of the general partner of Atlantic from its organization until June 1992, and as its President from June 1992 until the organization of American Radio. Prior to joining Atlantic, Mr. Winn served as Senior Vice President and Corporate Controller of American Cablesystems after joining that company in 1983.

EXECUTIVE COMPENSATION

All of the executive officers of ATC listed below (other than Mr. Eisenstein) were employees of American Radio (or, in the case of Mr. Box, of EZ prior to the EZ Merger) since the organization of ATC in 1995 until consummation of the CBS Merger. During that period the highest paid executive officers, other than Mr. Dodge, who are employees of ATC, were Messrs. Box, Winn and Eisenstein. The compensation of each of those individuals (other than Mr. Eisenstein) was principally for acting as an executive officer of American Radio (or, in the case of Mr. Box, EZ prior to the EZ Merger) and, accordingly, information provided with respect to their executive compensation represents compensation paid by American Radio (with the exception of Mr. Eisenstein).

                           SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                          -------------------------- -----------------------------------------
                                                                    SHARES
   NAME AND PRINCIPAL                                OTHER ANNUAL UNDERLYING       ALL OTHER
        POSITION          YEAR  SALARY        BONUS  COMPENSATION OPTIONS(7)      COMPENSATION
   ------------------     ---- ---------      ------ ------------ ----------      ------------
Steven B. Dodge(1)(2)...  1996 $ 297,250(/3/) 50,000      --         40,000         $ 4,910(/9/)
 Chairman of the Board,
  President               1997 $ 502,338(/3/)     --      --        100,000         $ 1,716(/9/)
 and Chief Executive
  Officer                 1998 $ 370,348(/4/)     --      --      3,300,000         $ 5,946(/9/)
Douglas Wiest(2)........  1998 $ 210,840(/5/)     --      --        365,001         $ 4,576(/10/)
 Chief Operating Officer
J. Michael Gearon,
 Jr.(2).................  1998 $ 176,176(/5/)     --      --        334,451         $   346(/11/)
 Executive Vice
  President
Joseph L. Winn(1)(2)....  1996 $ 257,250(/3/) 42,500      --         20,000         $11,456(/9/)
 Treasurer and Chief
  Financial Officer       1997 $ 352,329(/3/) 40,000      --         35,000         $12,876(/9/)
                          1998 $ 298,781(/4/)     --                610,000         $13,210(/9/)
James S. Eisenstein(2)..  1996 $ 169,250(/5/) 19,000      --        273,119(/8/)    $ 8,669(/9/)
 Executive Vice
  President--             1997 $ 212,367(/5/)     --      --         27,310(/8/)    $12,656(/9/)
 Corporate Development    1998 $ 207,843(/5/) 50,000      --        150,000         $13,295(/9/)
Alan L. Box(1)(2).......  1997 $ 264,400(/6/)     --      --        100,000         $ 1,216(/12/)
 Executive Vice
  President               1998 $ 105,417(/5/)     --      --        225,000         $   174(/11/)

--------
 (1) Represents both annual and long-term compensation paid by American Radio and American Tower.

 (2) The Compensation Committee of ATC approved annual base salaries for 1998 for Mr. Dodge, and each of its other five executive officers, at the following rates: Mr. Dodge: $250,000; Mr. Box: $50,000; Mr. Eisenstein $200,000; Mr. Gearon: $200,000; Mr. Wiest: $225,000; and Mr. Winn:
     $225,000. Such salaries commenced (in the case of Messrs. Dodge, Winn and Eisenstein) with the consummation of the CBS Merger on June 4, 1998, prior to which time such individuals (other than Mr. Eisenstein) were paid by American Radio at their then present compensation rates.

 (3) Includes American Radio's matching 401(k) plan contributions.

 (4) Includes American Radio and American Tower matching 401(k) plan contributions.

 (5) Includes American Tower matching 401(k) plan contributions.

 (6) Includes $87,500 paid by ATC commencing October 1, 1997.

 (7) Except in the case of Mr. Eisenstein, represents for the years 1996 and 1997 options to purchase American Radio Common Stock granted by American Radio; such options, to the extent they were unexercised at the time of the CBS Merger, were exchanged for options to purchase shares of ATC Common Stock on the basis and for the numbers shown below under "--Stock Option Information".

 (8) Represents options to purchase shares of ATI granted pursuant to the ATI plan that were exchanged as part of the CBS Merger for options to purchase shares of ATC Class A Common Stock.

 (9) Includes group term life insurance, automobile lease and parking expenses paid by American Radio and American Tower.

(10) Includes group term insurance and automobile expense paid by American
     Tower.

(11) Includes group term life insurance paid by American Tower.

(12) Includes group term life insurance paid by American Radio.

DIRECTOR COMPENSATION

The independent directors of ATC have received options to purchase 50,000 shares of Class A Common Stock, which are exercisable in 20% cumulative annual increments commencing one year from the date of grant and expire at the end of ten years. The outside directors also receive $2,500 for attending each board meeting, $1,000 for each committee on which he or she serves, and $3,000 for each committee on which he or she serves as chairperson.

STOCK OPTION INFORMATION

Effective November 5, 1997, ATC instituted the 1997 Stock Option Plan, as amended and restated (the "Plan"), which is administered by the Compensation Committee of the ATC Board. The Plan was designed to encourage directors, consultants and key employees of American Tower and its subsidiaries to continue their association with ATC by providing opportunities for such persons to participate in the ownership of ATC and in its future growth through the granting of stock options, which may be options designed to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to qualify for any special tax treatment under the Code ("NQOs"). The Plan provides that ATC may not grant options to purchase more than 5,000,000 shares per year per participant.

The duration of the ISOs and NQOs granted under the Plan may be specified by the Compensation Committee pursuant to each respective option agreement, but in no event shall any such option be exercisable after the expiration of ten (10) years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than ten percent of the total combined voting power of all classes of stock of ATC, no ISO shall be exercisable after the expiration of five (5) years from the date such option is granted. The option pool under the Plan consists of an aggregate of 15,000,000 shares of Common Stock that may consist of shares of Class A Common Stock, shares of Class B Common Stock or some combination thereof. The Plan was amended in June 1998 to provide that all future grants of options under the Plan must be to purchase shares of Class A Common Stock. The Plan includes options that were converted from the stock option plan of ATI. In July 1996, ATI adopted a stock option plan and, pursuant thereto, options were granted to various officers of ATI. In connection with the CBS Merger, those options to purchase the common stock of ATI were converted into options to acquire shares of Class A Common Stock under the Plan.

In addition to the 15,000,000 shares authorized under the Plan, options to purchase an aggregate of 922,344 shares of Class A Common Stock and 1,251,760 shares of Class B Common Stock were outstanding as of December 31, 1998 outside of the Plan. These options are the result of the exchange of certain American Radio options that occurred pursuant to the CBS Merger and the assumption of certain options that occurred pursuant to the merger with Old ATC. Each unexercised option to purchase shares of ARS common stock held by persons who became directors or employees of ATC were exchanged for ATC options. The American Radio options were exchanged in a manner that preserved the spread in such ARS options between the option exercise price and the fair market value of ARS common stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder.

During the year ended December 31, 1998 the only options granted pursuant to the Plan to the individuals referred to in "--Executive Compensation" above were as shown below. All such options (other than that for 1,700,000 shares of Class B Common Stock granted to Mr. Dodge) are to purchase shares of Class A Common Stock.

                    OPTION GRANTS IN 1998 INDIVIDUAL GRANTS

                                                         POTENTIAL REALIZABLE VALUE
                                                          AT ASSUMED ANNUAL  RATES
                                                               OF STOCK PRICE
                                                           APPRECIATION FOR OPTION
                                                                  TERMS(A)
                                                         ---------------------------
                         NUMBER OF
                         SHARES OF
                         UNDERLYING EXERCISE
                          OPTIONS     PRICE   EXPIRATION
          NAME            GRANTED   PER SHARE    DATE          5%           10%
          ----           ---------- --------- ---------- ------------- -------------
Steven B. Dodge......... 1,700,000    10.00      1/8/08  $10,691,209   $27,093,622
                         1,300,000   21.125     6/22/08     17,275,107    43,778,512
                           300,000    23.75    12/01/08      4,480,874    11,355,415
Douglas Wiest...........   240,001    13.00     1/22/08      1,962,159     4,972,497
                           125,000    23.75    12/01/08      1,867,031     4,731,423
J. Michael Gearon,
 Jr. ...................   234,451    13.00     1/22/08      1,916,785     4,857,509
                           100,000    23.75    12/01/08      1,493,625     3,785,138
Joseph L. Winn..........   275,000    10.00      1/8/08      1,729,460     4,382,792
                           210,000   21.125     6/22/08      2,790,594     7,071,913
                           125,000    23.75    12/01/08      1,867,031     4,731,423
Alan L. Box.............   120,000    10.00      1/8/08        754,674     1,912,490
                            80,000   21.125     6/22/08      1,063,083     2,694,062
                            25,000    23.75    12/01/08        373,406       946,285
James S. Eisenstein.....    28,000    10.00      1/8/08        176,091       446,248
                            22,000   21.125     6/22/08        292,348       740,867
                           100,000    23.75    12/01/08      1,493,625     3,785,138

--------
(a) The potential realizable value at assumed annual rates of stock price appreciation for the option term of 5% and 10% would be $16.29 and $25.94 respectively, with respect to the $10.00 per share options, $34.42 and $54.81, respectively, with respect to the $21.125 per share options, $21.18 and $33.72 respectively, with respect to the $13.00 per share options and $38.69 and $61.60, respectively, with respect to the $23.75 per share options. A 5% and 10% per year appreciation in stock price from $10.00 per share yields appreciation of $6.29 per share and $15.94 per share, respectively. A 5% and 10% per year appreciation in stock price from $21.125 per share yields appreciation of $13.29 per share and $33.68 per share, respectively. A 5% and 10% per year appreciation in stock price from $13.00 per share yields appreciation of $8.18 per share and $20.72 per share, respectively. A 5% and 10% per year appreciation in stock price from $23.75 per share yields appreciation of $14.94 per share and $37.85 per share, respectively. The actual value realized, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

The unexercised options granted pursuant to the Plan (or outstanding with respect to options granted under the American Radio plan or the ATI plan) to the individuals referred to in "--Executive Compensation" above were as follows:

                                    NUMBER OF           VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                DECEMBER 31, 1998        DECEMBER 31, 1998(A)
                            ------------------------- -------------------------
           NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
           ----             ----------- ------------- ----------- -------------
Steven B. Dodge............   484,816     3,716,441   $12,248,812  $55,097,654
Douglas Wiest..............         0       365,001             0    4,700,667
J. Michael Gearon, Jr. ....         0       334,451             0    4,463,509
Joseph L. Winn.............    95,883       740,526     2,371,611   10,613,051
Alan L. Box................    62,156       473,622     1,292,223    8,335,701
James S. Eisenstein........   243,922       330,819     6,010,720    5,759,475

--------
(a) Based on the closing price of the ATC Class A Common Stock on the NYSE on December 31, 1998 of $29.56 per share.

All employees of American Radio who became employees of ATC (which includes, among others, Messrs. Box, Dodge, Eisenstein and Winn) who held options to purchase ARS common stock (including Mr. Box: 100,000 shares; Mr. Dodge:
290,000 shares; Mr. Eisenstein: 40,000 shares; and Mr. Winn: 280,000 shares) were given the opportunity to convert their American Radio options into ATC options. Such conversion was effectuated upon consummation of the CBS Merger in a manner designed to preserve the spread in such ARS options between the option exercise price and the fair market value of ARS common stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder. Messrs. Box, Dodge, Eisenstein and Winn exercised their respective rights to exchange American Radio options for ATC options such that such individuals hold ATC options as follows (based on a $64 7/8 and $20 7/8 per share value for the ARS common stock and ATC Common Stock, respectively): Mr. Box: 310,778 shares of Class A Common Stock at $8.77 per share; Mr. Dodge: an aggregate of 901,257 shares of Class B Common Stock at prices ranging between $3.19 and $10.00 per share; Mr. Eisenstein:
124,311 shares of Class B Common Stock at $7.64 per share; and Mr. Winn: an aggregate of 405,037 shares of Class B Common Stock and 25,080 shares of Class A Common Stock at prices ranging between $2.05 and $9.09 per share. See "Principal Stockholders of American Tower".

In 1996 Mr. Eisenstein was granted options pursuant to the ATI plan for an aggregate of 200,000 shares at $5.00 per share. Such options became exercisable to the extent of 80,000 shares on July 1, 1997 and became exercisable in 20% cumulative annual increments commencing on July 1, 1998, and expires September 9, 2006. As part of the CBS Merger, the ATI options were exchanged for ATC options, and Mr. Eisenstein received options to purchase 273,117 shares of Class A Common Stock at $3.66 per share, of which 163,871 shares are presently purchasable. An additional ten-year option to purchase 20,000 shares of common stock of ATI at $7.50 per share was granted to Mr. Eisenstein on January 2, 1997. Pursuant to the CBS Merger, that option was exchanged for an ATC options to purchase 27,311 of shares of Class A Common Stock at $5.49 per share, of which 5,462 shares are presently purchasable.

CERTAIN TRANSACTIONS

Chase was a lender with a 6.75% participation under the loan agreement entered into by ATI and has a 5.2% participation under the ATC Credit Facilities for the Borrower Subsidiaries. Chase is an affiliate of CVP, the general partner of CEA; Mr. Chavkin, a director of ATC and formerly a director of American Radio, is a general partner of CVP. At December 31, 1998, the aggregate principal amount outstanding under the ATC Credit Facilities of the Borrower Subsidiaries was approximately $275.0 million. Chase's share of interest and fees paid by ATC pursuant to its various credit arrangements was $0.2 million and $0.8 million in 1997 and 1998, respectively. For information with respect to the interests of Chase Capital, an affiliate of Mr. Chavkin, in ATC and the Old ATC merger, see "Business of American Tower--Recent Transactions--Old ATC Merger".

For information with respect to the sale of shares of ATC Common Stock to Mr. Dodge and certain other officers and directors (and their affiliates, family members and family trusts) of American Radio and ATC, see "Business of American Tower--Recent Transactions--ATC Private Placement".

Management believes that the above transactions, to the extent they were with affiliated parties, were on terms, and ATC intends to continue its policy that all future transactions between it and its officers, directors, principal stockholders and affiliates will be on terms, not less favorable to ATC than those which could be obtained from unaffiliated parties.

                    PRINCIPAL STOCKHOLDERS OF AMERICAN TOWER

The following information sets forth certain information known to ATC as of December 31, 1998 with respect to the shares of ATC Common Stock that are beneficially owned as of such date by (i) each person known by ATC to own more than 5% of the outstanding ATC Common Stock, (ii) each director of ATC, (iii) each executive officer of ATC, and (iv) all directors and executive officers of ATC as a group. The table also sets forth information of a comparable nature giving effect, in addition to the foregoing, to the consummation of the OmniAmerica Merger and the TeleCom Merger. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of December 31, 1998 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of ATC Common Stock listed as owned by such person or entity. The failure of the TeleCom Merger to be consummated would increase, although not materially, the percentages shown under the "Pro Forma for the Mergers" heading.

                             SHARES OF COMMON STOCK BENEFICIALLY OWNED           PRO FORMA
                                        PRIOR TO THE MERGERS                 FOR THE MERGERS**
                          ------------------------------------------------ ---------------------
                                                                PERCENT OF            PERCENT OF
                                     PERCENT PERCENT PERCENT OF   TOTAL    PERCENT OF   TOTAL
                                       OF      OF      COMMON     VOTING     COMMON     VOTING
                            NUMBER   CLASS A CLASS B   STOCK      POWER      STOCK      POWER
                          ---------- ------- ------- ---------- ---------- ---------- ----------
DIRECTORS AND EXECUTIVE
 OFFICERS
Steven B. Dodge(1)......   6,614,460    *     65.65     6.04      33.30       5.07      30.08
Thomas H. Stoner(2).....   1,398,487    *     15.16     1.29       7.33       1.08       6.60
Alan L. Box(3)..........     937,084    *       --       *          *          *          *
Arnold L. Chavkin
 (CEA)(4)...............   7,780,708   4.95     --      7.17       2.57       6.01       2.30
James S. Eisenstein(5)..     279,984    *       *        *          *          *          *
J. Michael Gearon,
 Jr.(6).................   4,021,328   4.16     --      3.70       2.15       3.10       1.94
Fred R. Lummis(7).......   1,496,748   1.54     --      1.37        *         1.15        *
Randall Mays (Clear
 Channel)(8)............   9,019,717   9.34     --      8.30       4.83       6.96       4.35
Douglas Wiest(9)........      83,557    *       --       *          *          *          *
Maggie Wilderotter
 (10)...................         --     --      --       --         --         --         --
Joseph L. Winn(11)......     417,826    *      3.85      *         1.90        *         1.71
All executive officers
 and directors as a
 group (eleven
 persons)(12)...........  32,049,899  21.27   82.09    28.96      52.22      24.35      47.24
DIRECTOR NOMINEES
Jack D. Furst (13)......         --     --      --       --         --         +          +
Dean H. Eisner(14)......         --     --      --       --         --         +          +
FIVE PERCENT
 STOCKHOLDERS:
Thomas O. Hicks(15).....         --     --      --       --         --        5.67       3.54
HMTF/Omni Partners, L.P.
 (16)...................         --     --      --       --         --        5.65       3.52

--------
*  Less than 1%.

** Assumes that an aggregate of 4.2 million shares are issued pursuant to the TeleCom Merger and no adjustment occurs as a consequence of the closing date price adjustments. (See "The TeleCom Merger--General" for information with respect to such adjustment.)

+ For information regarding the pro forma beneficial ownership of Messrs. Furst and Eisner, see Notes 13 and 14.

 (1) Mr. Dodge is Chairman of the Board, President and Chief Executive Officer of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 10,030 shares of Class A Common Stock and 3,567,761 shares of ATC Class B Common Stock owned by Mr. Dodge, an aggregate of 25,050 shares of Class A Common Stock and 28,065 shares of ATC Class B Common Stock owned by three trusts for the benefit of Mr. Dodge's children, 66,720 shares of ATC Class A Common Stock and 2,000,000 shares of ATC Class B Common Stock owned by a limited liability company, of which Mr. Dodge is the sole member and 5,000 shares of ATC Class A Common Stock owned by Mr. Dodge's wife.

    Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife. Does not include an aggregate of 329,423 shares of ATC Class B Common Stock purchasable under ATC options received in exchange for American Radio options upon consummation of the CBS Merger; includes an aggregate of 571,834 shares of ATC Class B Common Stock as to which such exchanged options are exercisable. Does not include 1,360,000 shares of ATC Class B Common Stock purchasable under an option granted on January 8, 1998 under the Plan, 1,300,000 shares of ATC Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 300,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 340,000 shares as to which the January option is exercisable. Does not include 170 shares of ATC Class A Common Stock held by Thomas S. Dodge, an adult child of
    Mr. Dodge, with respect to which Mr. Dodge disclaims beneficial ownership.

 (2) Mr. Stoner is Chairman of the Executive Committee of the ATC Board of Directors. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 915,000 shares of ATC Class B Common Stock owned by Mr. Stoner, 46,311 shares of ATC Class B Common Stock owned by his wife, an aggregate of 403,460 shares of ATC Class B Common Stock and 22,500 shares of Class A Common Stock owned by trusts of which he and/or certain other persons are trustees. Mr. Stoner disclaims beneficial ownership of 221,140 shares of ATC Class B Common Stock and 22,500 shares of ATC Class A Common Stock owned by such trusts. Does not include 98,975 shares of ATC Class A Common Stock and 61,454 shares of ATC Class B Common Stock owned by Mr. Stoner's adult children. Does not include 9,323 shares of ATC Class A Common Stock purchasable under an ATC Option received in exchange for an American Radio option upon consummation of the CBS Merger; includes 6,216 shares of ATC Class A Common Stock as to which such exchanged option is exercisable. Does not include 20,000 shares of ATC Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan and 25,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 5,000 shares as to which the January option is exercisable.

 (3) Mr. Box is a director and an Executive Vice President of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,070 shares of ATC Class A Common Stock owned by two trusts for the benefit of Mr. Box's children and 62,156 shares of ATC Class A Common Stock purchasable under ATC options received in exchange for American Radio options upon consummation of the CBS Merger; does not include 248,622 shares of ATC Class A Common Stock purchasable under such exchanged options. Does not include 96,000 shares of ATC Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan, 80,000 shares of ATC Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 25,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 24,000 shares as to which the January option is exercisable.

 (4) Mr. Chavkin is a director of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Mr. Chavkin, as a general partner of CCP, which is the general partner of CEA may be deemed to own beneficially shares held by CEA and Chase Capital, an affiliate of Mr. Chavkin. Includes 26,911 shares of ATC Class A Common Stock and 3,002,008 shares of ATC Class C Common Stock owned by CEA and 4,740,573 shares of ATC Class A Common Stock owned by Chase Capital. Mr. Chavkin disclaims such beneficial ownership of such shares. The address of CCP and CEA is 380 Madison Avenue, 12th Floor, New York, New York 10017. Does not include 9,323 shares of ATC Class A Common Stock purchasable under an ATC Option received in exchange for an American Radio option upon consummation of the CBS Merger; includes 6,216 shares of ATC Class A Common Stock as to which such exchanged option is exercisable. Does not include 20,000 shares of ATC Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan and 25,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 5,000 shares as to which the January option is exercisable.

 (5) Mr. Eisenstein is Executive Vice President--Corporate Development of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 49,722 shares of ATC Class B Common Stock purchasable under ATC options received in exchange for American Radio options upon consummation of the CBS Merger; includes 74,589 shares of ATC Class B Common Stock as to which such options will be exercisable. Does not include an aggregate of 125,635 shares of ATC Class A Common Stock purchasable under options that were issued in exchange for ATI options; includes an aggregate of 174,795 shares of ATC Class A Common Stock as to which such options are exercisable. Does not include 22,400 shares of ATC Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan, 22,000 shares of ATC Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 100,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 5,600 shares as to which the January option is exercisable.

 (6) Mr. Gearon is an Executive Vice President and director of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 3,974,437 shares of ATC Class A Common Stock currently owned by Mr. Gearon. Does not include 400,000 shares of ATC Class A Common Stock held by a trust for the benefit of Mr. Gearon's children of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust. Does not include 187,560 shares of Class A Common Stock purchasable under an option granted on January 22, 1998 under the Plan and 100,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 46,891 shares as to which the January option is exercisable.

 (7) Mr. Lummis was the Chairman, Chief Executive Officer and President of ATC and is a director of ATC. His address is 3411 Richmond Avenue, Suite 400, Houston, Texas 77046. Includes 69,105 shares of ATC Class A Common Stock owned by Mr. Lummis, an aggregate of 256,252 shares of ATC Class A Common Stock owned by trusts of which he is trustee, 674,349 shares of Class A Common Stock owned by Summit Capital, an affiliate of Mr. Lummis by reason of Mr. Lummis's 50% ownership of the common stock of Summit Capital, and 497,042 shares of ATC Class A Common Stock purchasable under an option originally granted by Old ATC which became an option to purchase Class A Common Stock pursuant to the merger of Old ATC with ATC. Mr. Lummis disclaims beneficial ownership in all shares owned by the trusts and disclaims beneficial ownership of all shares owned by Summit Capital, except to the extent of his pecuniary interest therein. Does not include 25,000 shares of ATC Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 25,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan.

 (8) Mr. Mays, the Chief Financial Officer and an Executive Vice President of Clear Channel, is a director of ATC. His address is P.O. Box 659512, San Antonio, Texas 78265-9512. Clear Channel owns all of the shares of ATC Class A Common Stock shown in the table. Mr. Mays disclaims beneficial ownership of Clear Channel's ownership of such shares. Does not include 25,000 shares of ATC Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 25,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan.

 (9) Mr. Wiest is the Chief Operating Officer of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 35,556 shares of ATC Class A Common Stock owned by Mr. Wiest. Does not include 192,000 shares of ATC Class A Common Stock purchasable under an option granted on January 22, 1998 under the Plan and 125,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 48,001 shares as to which the January option is exercisable.

(10) Ms. Wilderotter is a director of ATC. Her address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 25,000 shares of ATC Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 25,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan.

(11) Mr. Winn is the Treasurer and Chief Financial Officer of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,000 shares of ATC Class A Common Stock and 230,657 shares of ATC Class B Common Stock owned individually by Mr. Winn and 100 shares of ATC Class A

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    Common Stock held for the benefit of his children. Does not include an aggregate of 81,292 shares of ATC Class B Common Stock and 15,048 shares of ATC Class A Common Stock purchasable under ATC options received in exchange for American Radio options upon consummation of the CBS Merger; includes an aggregate of 120,037 shares of ATC Class B Common Stock and 10,032 shares of ATC Class A Common Stock as to which such options are exercisable. Does not include 220,000 shares of ATC Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan, 210,000 shares of ATC Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 125,000 shares of ATC Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 55,000 shares as to which the January option is exercisable.

(12) Includes all shares stated to be owned in the preceding notes.

(13) Mr. Furst is the Chairman of the Board of OmniAmerica. If the OmniAmerica Merger is consummated, Mr. Furst will join the Board of Directors of ATC. Mr. Furst beneficially owns 17,604 shares of OmniAmerica Common Stock. Giving effect to the OmniAmerica Merger, Mr. Furst would own 19,364 shares of ATC Class A Common Stock. His address is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. For information with respect to his ownership of OmniAmerica Common Stock, see "Security Ownership of Certain Beneficial Owners and Management" in Appendix III.

(14) Mr. Eisner is Vice President, Business Development and Planning of Cox Enterprises, Inc., an affiliate of the principal TeleCom member. If the TeleCom Merger is consummated, Mr. Eisner will join the Board of Directors of American Tower. Giving effect to the TeleCom Merger, Cox Enterprises, Inc. would "beneficially" own 2,092,440 shares of ATC Class A Common Stock, representing 1.62% of the ATC Common Stock and 1.01% of the total voting power of the ATC Common Stock. His address is 1400 Lake Hearn Drive, N.E., Atlanta, GA 30319. Mr. Eisner does not directly own any TeleCom Units. For information with respect to the ownership of TeleCom Units by Cox Enterprises, Inc. and Cox Telecom Towers, Inc., an affiliate of Cox Enterprises, Inc., see "Security Ownership of Certain Beneficial Owners and Management" in Appendix IV.


(15) Assuming the OmniAmerica merger is completed, includes (i) 26,853 shares owned of record by Mr. Hicks, (ii) 3,163 shares owned of record by six trusts of which Mr. Hicks serves as trustee, and (iii) 7,313,692 shares owned of record by HMTF/Omni Partners, L.P., a limited partnership of which the sole general partner is HM3/OmniAmerica Partners, LLC, a limited liability company of which the sole member is HM3 Coinvestors, L.P., a limited partner of which the sole general partner is Hicks, Muse G.P. Partners III, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund III Incorporated, a corporation of which Mr. Hicks is the sole director, Chairman of the Board, Chief Executive Officer, Secretary and sole stockholder. Mr. Hicks expressly disclaims
     (i) the existence of any group and (ii) beneficial ownership with respect to any shares not owned of record by him. Mr. Hicks's address is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

(16) The address of HMTF/Omni Partners, L.P. is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. See footnote 15 above for description of beneficial ownership.

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                             THE OMNIAMERICA MERGER

GENERAL

On November 16, 1998, ATC, ATI and OmniAmerica entered into an Agreement and Plan of Merger (the "OmniAmerica Merger Agreement") pursuant to which OmniAmerica will merge with and into ATI (a wholly-owned subsidiary of ATC), with ATI being the surviving corporation. Pursuant to the OmniAmerica Merger Agreement, each holder of OmniAmerica common stock at the effective time of the OmniAmerica Merger will receive 1.1 shares of ATC Class A Common Stock for each share of OmniAmerica Common Stock held by such holder, and such holder will receive cash in lieu of fractional shares. ATC will issue an aggregate of approximately 17.7 million shares of ATC Class A Common Stock (including shares issuable upon exercise of options to acquire OmniAmerica common stock which, to the extent they are outstanding as of the effectiveness of the OmniAmerica Merger, will become options to acquire ATC Class A Common Stock).

THE MERGER AGREEMENT

The provisions of the OmniAmerica Merger Agreement are comparable to those customary in similar transactions, including without limitation (a) detailed, substantially identical representations and warranties of ATC and OmniAmerica that do not survive the closing; (b) covenants as to the interim conduct of the business of OmniAmerica (including the necessity of approval of ATC for acquisitions or construction commitments not previously disclosed and over certain specified amounts); (c) agreements of ATC to indemnify the officers and directors of OmniAmerica and to maintain officer and director insurance for their benefit; (d) closing conditions, including (i) receipt of opinions of counsel as to the federal income tax consequences of the OmniAmerica Merger to the parties and, in the case of OmniAmerica, its stockholders, and (ii) the election of Mr. Furst as a director of ATC; (e) the nonsolicitation of employees in the event of termination of the OmniAmerica Merger Agreement; and
(f) a termination fee of $12.0 million payable to ATC if (i) the OmniAmerica stockholders do not approve the OmniAmerica Merger by April 30, 1999 (or September 30, 1999, if extended by American Tower) or (ii) OmniAmerica terminates the Merger Agreement because of a Superior Proposal as defined in
Section 6.5 of the OmniAmerica Merger Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the OmniAmerica Merger Agreement.

It is a condition of OmniAmerica's obligation to consummate the OmniAmerica Merger that Messrs. Dodge and Stoner shall have entered into a voting agreement with OmniAmerica and certain of the OmniAmerica stockholders, pursuant to which Messrs. Dodge and Stoner will have agreed to vote in favor of the election of Mr. Furst (or any other nominee of Hicks, Muse reasonably acceptable to the ATC Board) so long as Hicks, Muse (or its affiliates) hold at least 50% of the shares of ATC Class A Common Stock to be received by an affiliate of Hicks, Muse in the OmniAmerica Merger.

The Boards of Directors of both companies can agree to terminate the merger agreement at any time. Either company can terminate the merger agreement if:

  . we do not complete the merger by April 30, 1999. However, American Tower may extend this deadline to September 30, 1999 if (i) all of the conditions to closing other than those relating to the HSR Act and FCC approvals have been obtained, and (ii) ATC waives continued compliance with certain conditions, including those referring to the absence of a material adverse effect on the business or financial condition of either company;

  .  a governmental authority permanently prohibits the merger; or

  . the terminating party is not in material breach and either (i) the merger has not been consummated by April 30, 1999 (or September 30, 1999, if applicable), or (ii) the other party is in material breach of the merger agreement or materially breaches its representations or warranties resulting in its inability to satisfy a condition to the completion of merger.

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

OmniAmerica also has the right to terminate the merger agreement if it approves a Superior Proposal (as defined on page I-46 of Appendix I). OmniAmerica must pay American Tower a fee of $12.0 million in the event OmniAmerica terminates because it has accepted a Superior Proposal.

The OmniAmerica Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. Accordingly, from and after the effectiveness of the OmniAmerica Merger, OmniAmerica's consolidated results of operations will be included in ATC's consolidated results of operations. For purposes of preparing consolidated financial statements, ATC will establish a new accounting basis for OmniAmerica's assets and liabilities based upon the fair market values thereof and ATC's purchase price, including the amount of liabilities and obligations of OmniAmerica at the time of the OmniAmerica Merger. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed financial information appearing elsewhere in this document are preliminary and have been made solely for purposes of developing such pro forma consolidated financial information to comply with disclosure requirements of the Commission. Although the final allocation will differ, the pro forma consolidated financial information reflects management's best estimate based upon currently available information. See "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower".

A copy of the OmniAmerica Merger Agreement is attached herewith as Appendix I.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

As noted above, it is a condition of OmniAmerica's obligation to consummate the OmniAmerica Merger that Messrs. Dodge and Stoner shall have entered into a voting agreement with OmniAmerica and certain of the OmniAmerica stockholders, pursuant to which Messrs. Dodge and Stoner will have agreed to vote in favor of the election of Mr. Furst (or any other nominee of Hick, Muse reasonably acceptable to the ATC Board) so long as Hicks, Muse (or its affiliates) hold at least 50% of the shares of ATC Class A Common Stock to be received by an affiliate of Hicks, Muse in the OmniAmerica Merger.

American Tower anticipates that certain executives of OmniAmerica will serve as either employees or consultants of American Tower.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the federal income tax considerations anticipated to be material to a OmniAmerica stockholder in connection with the OmniAmerica Merger. The discussion does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local, or foreign tax considerations. In addition, the summary discussion is intended to address only those federal income tax considerations that are generally applicable to an OmniAmerica stockholder who holds OmniAmerica Common Stock as a capital asset, and it does not discuss all aspects of federal income taxation that might be relevant to a specific OmniAmerica stockholder in light of its particular investment or tax circumstances. In particular, the discussion does not purport to deal with all aspects of taxation that may be relevant to OmniAmerica stockholders subject to special treatment under the federal income tax laws, including, without limitation: individual retirement and other tax-deferred accounts; banks; insurance companies; tax-exempt organizations; dealers or brokers in securities or currencies; persons subject to the alternative minimum tax; persons who hold their OmniAmerica Common Stock as part of a straddle, hedging, or conversion transaction; persons whose functional currency is other than the U.S. dollar; persons who received their OmniAmerica Common Stock as compensation in connection with the performance of services or upon exercise of options received as compensation in connection with the performance of services; persons eligible for tax treaty benefits; and, except as specifically discussed below, foreign corporations, foreign partnerships, other foreign entities, and individuals who are not citizens or residents of the United States.

It is the policy of the Internal Revenue Service (the "IRS") not to rule directly on the tax status of transactions such as the OmniAmerica Merger, and no such ruling will be sought. The obligations of ATC and

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

OmniAmerica to effect the OmniAmerica Merger are each conditioned upon receipt by each from its counsel of an opinion dated as of the effective time of the OmniAmerica Merger, in form and substance reasonably satisfactory to it, regarding certain federal income tax consequences of the OmniAmerica Merger. Such opinions are required to be collectively substantially to the effect that for federal income tax purposes the OmniAmerica Merger constitutes a reorganization within the meaning of section 368 of the Code, that no gain or loss will be recognized by ATC, ATI, or OmniAmerica as a result of the OmniAmerica Merger and that no gain or loss will be recognized by United States holders of OmniAmerica Common Stock as a result of the OmniAmerica Merger, except that gain or loss will be recognized in respect of cash received in lieu of a fractional share of ATC Class A Common Stock. In rendering their opinions, counsel will rely upon, and assume the factual accuracy of, certain customary representations of ATC, ATI, and OmniAmerica. Such opinions are not binding on the IRS and would not, in any event, prevent the IRS from challenging the tax-free nature of the OmniAmerica Merger under the Code.

The information in the following summary discussion is based on (i) the Code,
(ii) current, temporary and proposed Treasury regulations promulgated under the Code, (iii) the legislative history of the Code, (iv) current administrative interpretations and practices of the IRS (including its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and (v) court decisions, all as of the date of this document (collectively, the "Federal Income Tax Laws"). No assurance can be given that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of the Federal Income Tax Laws. Any such change could apply retroactively to transactions preceding the date of the change, and neither ATC nor OmniAmerica will undertake to inform the OmniAmerica stockholders of any such change. No assurance can be provided that the statements set forth in the following summary discussion (which do not bind the IRS or the courts) would not be challenged by the IRS or would be sustained by a court if so challenged.

The following discussion is a general summary of the material United States federal income tax consequences of the OmniAmerica Merger and assumes that the OmniAmerica Merger will qualify as a tax-free reorganization within the meaning of section 368 of the Code. Sullivan & Worcester LLP, tax counsel to ATC, has rendered its opinion (a copy of which has been filed as an exhibit to the Registration Statement of which this document is a part) that the discussion contained in this section describes the material federal income tax consequences of the OmniAmerica Merger. The discussion is based upon the Federal Income Tax Laws, all of which are subject to change at any time, possibly with retroactive effect. The following discussion is not intended to be, and should not be construed by the OmniAmerica stockholders as, tax advice. OmniAmerica stockholders are urged to consult with their own tax advisors to determine the federal, state, local, and foreign tax consequences of the OmniAmerica Merger.

Tax Consequences to ATC, ATI, and OmniAmerica. No gain or loss will be recognized for federal income tax purposes by ATC, ATI, or OmniAmerica as a consequence of the OmniAmerica Merger.

Tax Consequences to Holders of OmniAmerica Common Stock. OmniAmerica's obligation to effect the OmniAmerica Merger is conditioned upon delivery of an opinion from Weil, Gotshal & Manges LLP, its counsel, dated as of the effective time of the OmniAmerica Merger and based upon certain customary representations, substantially to the effect that for federal income tax purposes the OmniAmerica Merger constitutes a reorganization within the meaning of section 368(a) of the Code and that no gain or loss will be recognized by United States holders of OmniAmerica Common Stock as a result of the OmniAmerica Merger except to the extent of cash or property other than ATC Class A Common Stock received. Assuming such treatment, the material federal income tax consequences to a holder of OmniAmerica Common Stock would be as follows.

Except to the extent of cash received in lieu of fractional shares (discussed in the next paragraph) and subject to the discussion below with respect to certain foreigners, no gain or loss will be recognized by a holder of

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

OmniAmerica Common Stock who receives ATC Class A Common Stock pursuant to the OmniAmerica Merger. Except to the extent of tax basis allocable to cash received in lieu of fractional shares (discussed in the next paragraph), the tax basis of the ATC Class A Common Stock received by a holder of OmniAmerica Common Stock will be the same as the aggregate tax basis of the OmniAmerica Common Stock surrendered therefor. The holding period of the ATC Class A Common Stock received will include the holding period of the OmniAmerica Common Stock surrendered therefor.

Cash received by a holder of OmniAmerica Common Stock in lieu of a fractional share interest in ATC Class A Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the OmniAmerica Common Stock allocable to such fractional share interest (measured as though such fractional share interest were actually issued and as though tax basis were allocated to such fractional share interest pursuant to the above allocation). Such gain or loss would be capital gain or loss, and will be long-term if the surrendered OmniAmerica Common Stock had been held for more than one year at the effective time of the OmniAmerica Merger. In the case of certain noncorporate taxpayers, amounts treated as long-term capital gain are generally subject to taxation at preferential rates.

Notwithstanding the preceding three paragraphs, because OmniAmerica may be a "United States real property holding corporation" as defined in section 897 of the Code, certain U.S. flow-through entities such as partnerships, trusts, and estates may have a tax withholding liability under sections 1445 or 1446 of the Code in respect of any gain realized on their OmniAmerica Common Stock in the OmniAmerica Merger that is allocable to such flow-through entity's foreign partners or foreign beneficiaries. Provided that the OmniAmerica Common Stock continues to be traded on the Nasdaq National Market and provided further that the OmniAmerica Common Stock continues to be regularly quoted by brokers or dealers making a market in such stock, tax withholding liability under sections 1445 and 1446 of the Code can apply only to a flow-through entity that, at any time during the five-year period ending with the effective time of the OmniAmerica Merger, owned (either directly or by attribution under the constructive attribution rules in sections 318 and 897 of the Code) more than five percent (5%) of the then outstanding OmniAmerica Common Stock (for this purpose, substituting the then outstanding common stock of OmniAmerica's predecessor Specialty Teleconstructors, Inc. for applicable portions of such five-year period). Although there can be no guarantee, OmniAmerica anticipates that the OmniAmerica Common Stock will continue to be traded on the Nasdaq National Market through the effective date of the OmniAmerica Merger, and that such stock will continue to be regularly quoted by brokers or dealers making a market in such stock through such date. However, if the OmniAmerica Common Stock should cease to be quoted on the Nasdaq National Market or should cease to be regularly quoted by brokers or dealers making a market in such stock, then the tax withholding liability under sections 1445 and 1446 of the Code may apply to any flow-through entity with foreign partners or beneficiaries that disposes of OmniAmerica Common Stock in the OmniAmerica Merger, regardless of its percentage ownership of such stock.

Similarly, and again because OmniAmerica may be a "United States real property holding corporation" as defined in section 897 of the Code, certain foreign corporations, foreign partnerships, other foreign entities, and individuals who are not citizens or residents of the United States may recognize gain or loss on the exchange of their OmniAmerica Common Stock in the OmniAmerica Merger, and may as a result be required to file United States federal income tax returns. In computing the amount of any such recognized gain or loss, the amount realized attributable to the ATC Class A Common Stock received by an OmniAmerica shareholder is the fair market value of such stock, which may be computed as the average of the high and low sales prices of ATC Class A Common Stock on the NYSE for the date on which the OmniAmerica Merger occurs (though other valuation methodologies may also be possible). Provided that the OmniAmerica Common Stock continues to be traded on the Nasdaq National Market, and provided further that the OmniAmerica Common Stock continues to be regularly quoted by brokers or dealers making a market in such stock, gain or loss recognition under section 897 of the Code can apply only to a foreigner that, at any time during the five-year period ending with the effective time of the OmniAmerica Merger, owned (either directly or by attribution under the constructive attribution rules in sections 318 and 897 of the Code) more than five percent (5%) of the then outstanding

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

OmniAmerica Common Stock (for this purpose, substituting the then outstanding common stock of OmniAmerica's predecessor Specialty Teleconstructors, Inc. for applicable portions of such five-year period). Although there can be no guarantee, OmniAmerica anticipates that the OmniAmerica Common Stock will continue to be traded on the Nasdaq National Market through the effective date of the OmniAmerica Merger, and that such stock will continue to be regularly quoted by brokers or dealers making a market in such stock through such date. However, if the OmniAmerica Common Stock should cease to be quoted on the Nasdaq National Market or should cease to be regularly quoted by brokers or dealers making a market in such stock, then gain or loss recognition under section 897 of the Code may apply to any foreigner who disposes of OmniAmerica Common Stock in the OmniAmerica Merger, regardless of its percentage ownership of such stock.

Backup and FIRPTA Withholding. Under the Code, a holder of OmniAmerica Common Stock may be subject, under certain circumstances, to back-up withholding at a 31% rate with respect to the amount of cash received pursuant to the OmniAmerica Merger unless such holder provides to the exchange agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the back-up withholding rules to be described in more detail in the exchange transmittal documents. In addition, because OmniAmerica may be a "United States real property holding corporation" as defined in section 897 of the Code, the total consideration otherwise issuable to a holder of OmniAmerica Common Stock pursuant to the OmniAmerica Merger may be subject to withholding of 10% of such total amount, unless either (i) the OmniAmerica Common Stock continues to be traded on the Nasdaq National Market until the consummation of the OmniAmerica Merger, and in the calendar quarter in which the OmniAmerica Merger is consummated or in the immediately preceding calendar quarter, the OmniAmerica Common Stock continues to be regularly quoted by brokers or dealers making a market in such stock, or
(ii) pursuant to instructions to be mailed to holders of OmniAmerica Common Stock, such holder certifies to ATC under penalties of perjury that the holder is a citizen or resident of the United States, a domestic corporation, a domestic partnership, or other United States person as defined in Code section 7701(a)(30), and provides such other customary information as may be required in connection with such certification. Although there can be no guarantee, OmniAmerica anticipates that the OmniAmerica Common Stock will continue to be traded on the Nasdaq National Market through the effective date of the OmniAmerica Merger, and that such stock will continue to be regularly quoted by brokers or dealers making a market in such stock through such date, and accordingly certification of nonforeign status is not expected to be required. Any amounts withheld under the foregoing withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided that the required information is furnished to the IRS. In addition, the absence or existence of applicable withholding does not necessarily excuse an OmniAmerica stockholder (whether domestic or foreign) from filing applicable United States federal income tax returns.

HOLDERS OF OMNIAMERICA COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OMNIAMERICA MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

THE FOREGOING SECTION IS A SUMMARY DESCRIPTION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OMNIAMERICA MERGER AND RELATED TRANSACTIONS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER OF OMNIAMERICA COMMON STOCK. IN ADDITION, IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE OMNIAMERICA MERGER AND RELATED TRANSACTIONS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE , INCLUDING POSSIBLY WITH RETROACTIVE EFFECT, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION.

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STOCKHOLDER APPROVAL

The ATC Board, the OmniAmerica Board and American Tower as the holder of all of the outstanding capital stock of ATI have each approved the OmniAmerica Merger and the OmniAmerica Merger Agreement. Holders of a majority of the outstanding OmniAmerica Common Stock have executed a written consent approving the OmniAmerica Merger and approving and adopting the OmniAmerica Merger Agreement. No further vote of the OmniAmerica stockholders is required. OmniAmerica will not hold a stockholder meeting and OmniAmerica will not solicit any proxies. See "Security Ownership of Certain Beneficial Owners and Management" in Appendix III.

EXCHANGE PROCEDURES

As soon as reasonably practicable after the effective time of the OmniAmerica Merger, and in any event within five (5) business days thereof, an Exchange Agent (the "Exchange Agent"), selected by ATC and reasonably satisfactory to OmniAmerica, will mail to each holder of record of a certificate or certificates of OmniAmerica which immediately prior to the effectiveness of the OmniAmerica Merger evidenced outstanding shares of OmniAmerica Common Stock (the "OmniAmerica Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the OmniAmerica Certificates in exchange for the OmniAmerica Merger Consideration.

Upon surrender of an OmniAmerica Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, and such other documents as ATC or the Exchange Agent may reasonably request, the holder of such OmniAmerica Certificate will be entitled to receive promptly in exchange therefor the certificates representing that number of shares of ATC Class A Common Stock (together with any cash in lieu of fractional shares) that such holder has the right to receive (in each case less the amount of any required withholding taxes, if any), and the OmniAmerica Certificate so surrendered shall forthwith be canceled. Until surrendered, each OmniAmerica Certificate will, at any time after the effectiveness of the OmniAmerica Merger, represent only the right to receive the OmniAmerica Merger Consideration with respect to the shares of OmniAmerica Common Stock formerly represented thereby.

HOLDERS OF OMNIAMERICA COMMON STOCK SHOULD SEND OMNIAMERICA CERTIFICATES TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING, THE LETTER OF TRANSMITTAL.

No fractional shares of ATC Class A Common Stock will be issued upon the surrender for exchange of OmniAmerica Certificates. In lieu of any such fractional shares, the holders thereof will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the average of the high and low sales prices per share of ATC Class A Common Stock on the NYSE, or, if not then traded on the NYSE, on the principal stock exchange or other trading market on which the ATC Class A Common Stock is admitted to trading, as reported by The Wall Street Journal, for the day on which the OmniAmerica Merger becomes effective.

No dividends or other distributions declared after the effectiveness of the OmniAmerica Merger on ATC Class A Common Stock will be paid with respect to any shares of ATC Class A Common Stock represented by a OmniAmerica Certificate until such OmniAmerica Certificate is surrendered for exchange in accordance with the procedures described above.

APPRAISAL RIGHTS OF STOCKHOLDERS

Under Delaware law, no right of dissent exists with respect to a plan of merger in favor of stockholders of any class or series that is listed on a national securities exchange, included in the national market system by the National Association of Security Dealers, Inc. or held of record by at least 2,000 stockholders, if the consideration to be received in such merger is (i) cash in lieu of fractional shares, (ii) shares of capital stock of the surviving corporation, or (iii) shares of capital stock of another entity that are listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc. or held of record by at least 2,000 stockholders. OmniAmerica's stockholders have no right of dissent in connection with the OmniAmerica Merger because the OmniAmerica Common Stock is listed on the Nasdaq National Market and all stockholders of OmniAmerica will receive ATC Class A Common Stock and/or cash in lieu of fractional shares. At the effective time of the OmniAmerica Merger, the shares of ATC Class A Common Stock issued in the OmniAmerica Merger will be listed on the NYSE.

                               THE TELECOM MERGER

GENERAL

On November 16, 1998, ATC, ATI and TeleCom entered into an Agreement and Plan of Merger (the "Original TeleCom Merger Agreement") providing for the merger of Telecom and a subsidiary of ATC. An Amended and Restated Agreement and Plan of Merger was entered into on December 18, 1998 (the "TeleCom Restated Merger Agreement"), and further amended on December 23, 1998 (the TeleCom Restated Merger Agreement, as so amended, the "TeleCom Merger Agreement"). Pursuant to the TeleCom Merger, each holder of TeleCom Units at the effective time of the TeleCom Merger will receive his proportionate share of the TeleCom Merger Consideration. The TeleCom Merger Consideration is $148.75 million less the amount, if any, by which TeleCom's debt at the time of the TeleCom Merger is more than $30.0 million. The TeleCom Merger Consideration will be increased by the aggregate amount incurred by TeleCom after November 16, 1998 for approved acquisitions and new tower construction and other capital expenditures. The TeleCom Merger Consideration is payable 60% ($89.25 million, assuming no debt adjustment) in shares of ATC Class A Common Stock and 40% ($59.50 million, assuming no such adjustment) in cash. The cash portion shall be increased or deceased based on the working capital of TeleCom at the time of the TeleCom Merger.

The number of shares of ATC Class A Common Stock to be delivered is based on the average of the high and low sales prices of the ATC Class A Common Stock for the ten (10) trading days before and after the execution of the Original TeleCom Merger Agreement, but in no event less than $19.20 or more than $21.25 per share. During this 20-day period, the average closing price for the ATC Class A Common Stock was $21.55. The TeleCom Merger Agreement provides that such $21.25 per share is subject to adjustment depending on its trading levels ten (10) trading days prior to the closing date of the TeleCom Merger and the achievement of certain revenue growth targets for the TeleCom Merger. In the event the Closing Date Share Price (defined below) is less than $17.75 ($21.25 minus $3.50 per share) (the "Floor Share Price"), the number of shares of ATC Class A Common Stock to be delivered (the "ATC Stock Consideration") will be increased by a number of shares of ATC Class A Common Stock determined as follows:

   (i) Divide the ATC Stock Consideration by the Floor Share Price;

   (ii) Divide the ATC Stock Consideration by the Closing Date Share Price;
  and

  (iii) Subtract the amount determined under paragraph (i) from the amount determined under paragraph (ii).

In the event the Closing Date Share Price exceeds $24.75 ($21.25 plus $3.50 per share) (the "Ceiling Share Price") the ATC Stock Consideration will be decreased by a number of shares of ATC Class A Common Stock determined as follows:

   (i) Divide the ATC Stock Consideration by the Ceiling Share Price;

   (ii) Divide the ATC Stock Consideration by the Closing Date Share Price;
  and

  (iii) Subtract the amount determined under paragraph (ii) from the amount determined under paragraph (i).

The term "Closing Date Share Price" means, in effect, the average of the high and low sales prices for the ATC Class A Common Stock on each of the ten (10) trading days prior to the closing date of the TeleCom Merger.

The TeleCom Merger Agreement also provides for a reduction in the aggregate number of shares of ATC Class A Common Stock deliverable as part of the ATC Stock Consideration to the extent that TeleCom fails to achieve certain growth in its Monthly Tower Revenue Run Rate (as defined in the TeleCom Merger Agreement). In the event the actual Monthly Tower Revenue Run Rate of TeleCom for the month ended immediately prior to the Closing Date is less than the TCT Target Monthly Tower Revenue Run Rate, the ATC Stock Consideration shall be reduced by a number of shares of ATC Common Stock determined as follows:

    (i) the difference between the actual Monthly Tower Revenue Run Rate of TeleCom and the TCT Target Monthly Tower Revenue Run Rate shall be determined (the "Revenue Shortfall");

    (ii) the Revenue Shortfall shall be multiplied by twelve (12), and the result shall be multiplied by fourteen and eight-tenths (14.8) (the "Enterprise Value Shortfall"); and

    (iii) the Enterprise Value Shortfall shall be divided by the Closing Date Share Price; provided, however, that in no event shall the number of shares of ATC Common Stock to be delivered as part of the ATC Stock Consideration be reduced by more than 600,000 shares of ATC Common Stock.

The term "TCT Target Monthly Tower Revenue Run Rate" shall mean the amount set forth opposite the month in which the Closing shall occur:

         MONTH IN WHICH CLOSING
         OCCURS                  TCT TARGET MONTHLY REVENUE RUN RATE
         ----------------------  -----------------------------------
            January                          $1,008,179
            February                         $1,022,862
            March                            $1,037,544
            April                            $1,052,226
            May                              $1,067,132
            June                             $1,079,143
            July and thereafter              $1,091,378

In the event that the Closing shall occur after June 1999, the Monthly Tower Revenue Run Rate of TeleCom shall be determined exclusively on the basis of its Monthly Tower Revenue Run Rate as of June 30, 1999, and no adjustment to the ATC Stock Consideration shall be made under Section 3.1 of the TeleCom Merger Agreement on account of the amount of TeleCom's Monthly Tower Revenue Run Rate as of a date later than June 30, 1999.

Assuming that there is no adjustment as a consequence of the Closing Date Share Price provisions, ATC will issue an aggregate of approximately 4.2 million shares of ATC Class A Common Stock to the TeleCom members. Accordingly, the holder (the "TeleCom Unitholders") of each unit of TeleCom (the "TeleCom Units") will be entitled to receive $4.05 in cash (assuming there is no working capital adjustment) and .2858 shares of ATC Class A Common Stock.

The Original TeleCom Merger Agreement was amended and restated by the TeleCom Merger Agreement to (i) reduce the aggregate consideration of $155.0 million to $148.75 million, (ii) provide, among other things, for the distribution to the TeleCom members of all issued and outstanding limited liability company equity interests in a new subsidiary, TeleCom Towers-Pacific, L.L.C. ("TTP"), into which TeleCom contributed its partnership interest in Prime-Telecom Communications Co., a California general partnership ("Prime"), and (iii) provide for the merger of a newly-organized subsidiary of ATI with and into TeleCom which will be the surviving entity. See "--The Merger Agreement-- TeleCom Merger Agreement" below for information with respect to the receipt by the TeleCom members of an estimated $6.25 million relating to such new subsidiary.

BACKGROUND OF THE MERGER

The ATC Board and the Management Committee of TeleCom (the "TeleCom Management Committee") each believe that the TeleCom Merger Agreement and the transactions contemplated thereby (including the cash and number of shares of ATC Class A Common Stock to be received by the TeleCom Unitholders) in the best interests of its stockholders and members, respectively. ATI, as the sole stockholder of the newly-organized merger subsidiary, has approved the TeleCom Merger Agreement and the transactions contemplated thereby. The holders of all of the Class B TeleCom Units, which represents a majority of the TeleCom Units, have approved and adopted the TeleCom Merger Agreement and approved the TeleCom Merger by written consent. Accordingly, since approval of the ATC stockholders is not required, no further action by the stockholders or members, as the case may be, of any of the parties is required.

TELECOM REASONS FOR MERGER

The TeleCom Management Committee believes that the terms of the TeleCom Merger are fair to and in the best interests of TeleCom and its members. In approving the TeleCom Merger Agreement and the transactions contemplated thereby, the TeleCom Management Committee consulted with TeleCom's management and considered a number of factors, including without limitation: (i) the potential for accelerating TeleCom's long-term objective of establishing a more geographically diversified and larger tower network; (ii) the structure and terms of the transaction, including the form and amount of consideration to be received by TeleCom's members, which were the result of arm's length negotiations between ATC and TeleCom, the fact that holders of Class B Units will receive for their Units the same consideration offered the holders of Class A Units, and the fact that ATC Class A Common Stock they will receive in the TeleCom Merger will be listed on the NYSE; (iii) the fact that the TeleCom Merger would enhance the liquidity of the investment of all holders of TeleCom Units by converting their equity interests in TeleCom into a publicly traded security with a significant publicly traded "float" and active trading market;
(iv) the potential for synergies from the companies' complementary assets and businesses, (v) the consolidation benefits that would be available to the combined entity after the TeleCom Merger; (vi) the benefits of being stockholders in a substantially larger and geographically diversified company with ATC's management and financial resources, and (vii) alternatives to the TeleCom Merger, including, among other things, remaining an independent entity and eventually pursuing an initial public offering, the fact that TeleCom management had solicited interest from, and had preliminary discussions with, several potential strategic partners prior to signing the Original TeleCom Merger Agreement, and that ultimately, ATC made a final, substantive proposal to consummate a transaction with TeleCom offering less risk and more value to the TeleCom members, as well as the risks associated and likelihood of any such alternative transactions becoming available and being completed.

Increased Scope of the Surviving Corporation. The TeleCom Management Committee considered the increased size and scope of the surviving corporation of the TeleCom Merger as a significant advantage of the TeleCom Merger. In the view of the TeleCom Management Committee, ATC, as a leading independent owner and operator of communications sites, with its national network, will be well positioned to compete for national accounts in the communications site industry. In addition to providing TeleCom Members with a national company, the TeleCom Merger would, in the judgement of the TeleCom Management Committee, create a financially stronger company that will be well-positioned to compete for acquisitions and build to suit opportunities in the future.

Consideration to be Received by TeleCom Unitholders. The TeleCom Management Committee considered favorably the proportion of cash and shares of ATC Class A Common Stock to be received by the holders of TeleCom Units in light of the relative historical and projected financial performance of TeleCom and ATC.

The TeleCom Management Committee evaluated certain financial projections for TeleCom and ATC. These projections were prepared using somewhat differing assumptions regarding the growth rate of new wireless systems, the construction costs of new towers, the acquisition of existing towers from independent owners and the expenses related to managing these operations, but ones which the TeleCom Management Committee considered reasonable in light of the history and current status of the two companies.

Liquidity. The TeleCom Management Committee considered favorably the fact that the TeleCom Merger would result in the holders of TeleCom Units receiving shares in a publicly traded company with a substantial public "float" and an active trading market.

Consolidation Benefits. The TeleCom Management Committee viewed favorably the benefit to ATC of combining certain of the companies' administrative functions including finance and accounting, insurance and information technology and that such combination could result in annual cost savings for the combined company. The TeleCom Management Committee also considered the fact that the combined company would have certain cost advantages over TeleCom as a stand-alone company, because of its scope, including in terms of a nationwide network of towers, sales and marketing and financial resources. In this regard, the TeleCom

Management Committee considered the fact that the TeleCom Unitholders were to receive stock in the combined entity and thus stood to share in the benefits of such savings with the current holders of ATC Common Stock, although the TeleCom Management Committee realized that no assurances could be given that any particular level of cost synergies will be achieved.

Absence of Financial Advisor. The TeleCom Management Committee has not sought a fairness opinion from an independent financial advisor in connection with its consideration of the TeleCom Merger.

Other Terms of the TeleCom Merger Agreement. The TeleCom Management Committee also considered the other terms of the TeleCom Merger Agreement, including (a) that the beneficial interests in RCC were to be distributed to TeleCom members without any change in the TeleCom Merger Consideration, (b) the fact that a principal TeleCom member would have a representative on the ATC Board, (c) the limited indemnification provisions, (d) the termination provisions, (e) the registration rights granted to certain holders of TeleCom Units, and (f) the other customary terms and conditions thereof.

In determining that the TeleCom Merger was in the best interests of the TeleCom Unitholders, the TeleCom Management Committee considered the factors above as a whole and did not assign specific or relative weights to such factors. The TeleCom Management Committee believes that the TeleCom Merger is an opportunity for TeleCom's members to participate in a combined enterprise that has substantially greater business and financial resources than TeleCom would have absent the TeleCom Merger.

THE MERGER AGREEMENT

The provisions of the TeleCom Merger Agreement are comparable to those customary in similar transactions, including without limitation (a) detailed representations and warranties of ATC and TeleCom that will survive the closing for, in the case of TeleCom, a limited period of time; (b) covenants as to the interim conduct of the business of TeleCom (including the necessity of approval of ATC for acquisitions or construction commitments not previously disclosed to ATC and over certain specified amounts); (c) agreements of ATC to indemnify, among others, the officers and Management Committee members of TeleCom and to maintain officer and director insurance for their benefit; (d) closing conditions, including (i) receipt of customary closing opinions of counsel, and
(ii) the election of Mr. Eisner as a director of ATC; (e) the nonsolicitation of employees in the event of termination of the TeleCom Merger Agreement; and
(f) the indemnity escrow provisions which limit the exposure of the TeleCom members to an aggregate of $5.0 million, decreasing over time and terminating after two years from closing. The TeleCom Merger Agreement provides, among other conditions of consummation, that there shall not have been any event that shall cause a material adverse change regarding ATC or TeleCom. Consummation of the TeleCom Merger is also conditioned on the expiration or earlier termination of the HSR Act waiting period. The TeleCom Merger Agreement also permits the distribution by TeleCom to its members of the beneficial interests in RCC without any change in the TeleCom Merger Consideration.

It is a condition of TeleCom's obligation to consummate the TeleCom Merger that Messrs. Dodge and Stoner shall have entered into a voting agreement with TeleCom and certain of the TeleCom members, pursuant to which Messrs. Dodge and Stoner will have agreed to vote in favor of the election of Mr. Eisner (or any other nominee of Cox Telecom Towers, Inc. ("CTT") reasonably acceptable to the ATC Board) so long as CTT (and its affiliates) hold at least 50% of the shares of ATC Class A Common Stock to be received by them in the TeleCom Merger.

The TeleCom Merger Agreement provides for a termination date of September 30, 1999 and that in the event either party terminates because of the intentional or wilful breach of any covenant or agreement by the other, the terminating party shall be entitled to a termination fee of $10.0 million.

The TeleCom Merger will be accounted for as a "purchase," as such term is used under generally accepted accounting principles. Accordingly, from and after the effectiveness of the TeleCom Merger, TeleCom's consolidated results of operations will be included in ATC's consolidated results of operations. For purposes of preparing consolidated financial statements, ATC will establish a new accounting basis for TeleCom's assets acquired and liabilities assumed based upon the fair market values thereof and ATC's purchase price. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed financial information appearing elsewhere in this document are preliminary and have been made solely for purposes of developing such pro forma consolidated financial information to comply with disclosure requirements of the Commission. Although the final allocation will differ, the pro forma consolidated financial information reflects management's best estimate based upon currently available information. See "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower".

TeleCom Merger Agreement Amendment. As a result of certain uncertainties that had arisen in the relationship between TeleCom and its joint venture partner in Prime, TeleCom decided to distribute its interest in Prime to TTP, owned by TeleCom's members. As part of that decision, TeleCom, ATC and ATI agreed to enter into the TeleCom Restated Merger Agreement which provides, among other things, for (a) a reduction of the TeleCom Merger Consideration from $155.0 million to $148.75 million, and (b) the contribution of TeleCom's 50% interest in Prime to TTP and the declaration of a one-time dividend distribution to all TeleCom members of all issued and outstanding units of interest in TTP. Simultaneously with such execution, ATC and TTP entered into put-call arrangements pursuant to which ATI would acquire TTP for $12.5 million in the event TTP were to acquire the other 50% interest in Prime. Under the arrangement between TeleCom (which has been assigned to TTP) and the owner of the other 50% interest in Prime, TTP has provided notice of termination of the management agreement with such other owner and invoked the buy-sell provisions of the Prime partnership agreement. Under those provisions, TTP offered to purchase the remaining interest or to sell its interest for $6.25 million. The other party has until February 21, 1999 to determine whether it wants to buy or sell. In either event, the closing would be within 150 days after delivery of the required notice under the partnership agreement. In the event the other party elects to, and does, purchase, TTP will distribute the net proceeds (estimated at $6.25 million) to its members who will therefore receive approximately $.43 per unit. If TTP is a purchaser, it will be acquired by ATI and TTP members will receive essentially the same amount as they would have had TTP sold its 50% interest to the other owner of Prime. In either event, TeleCom members should receive substantially the same amount as they would have had the Original TeleCom Merger Agreement not been amended and the distribution of TeleCom's 50% interest in Prime never been made.

The form of the merger was also changed as part of the TeleCom Restated Merger Agreement for certain tax purposes. As a result, rather than the merger of TeleCom into ATI as originally contemplated, a newly organized Delaware corporate subsidiary of ATI will merge into TeleCom, which will be the surviving entity. The TeleCom Management Committee and the holders of all of the Class B TeleCom Units, representing more than a majority of all TeleCom Units, approved the TeleCom Merger and the TeleCom Merger Agreement on December 18, 1998.

The TeleCom Restated Merger Agreement was amended on December 23, 1998 (the "TeleCom Amendment") to add the provisions described above on page 92 dealing with an adjustment in the number of shares of ATC Class A Common Stock deliverable as part of the ATC Stock Consideration to the extent TeleCom fails to achieve certain growth in its Monthly Tower Revenue Run Rate.

A copy of the TeleCom Merger Agreement is attached herewith as Appendix II.

A copy of the TeleCom Amendment is attached herewith as Appendix IIA.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

As noted above, it is a condition of TeleCom's obligation to consummate the TeleCom Merger that Messrs. Dodge and Stoner shall have entered into a voting agreement with TeleCom and certain of the TeleCom members, pursuant to which Messrs. Dodge and Stoner will have agreed to vote in favor of the election of Mr. Eisner (or any other nominee of CTT reasonably acceptable to the ATC Board) so long as CTT

(and its affiliates) hold at least 50% of the shares of ATC Class A Common Stock to be received by them in the TeleCom Merger.

It is a condition of American Tower's obligation to consummate the TeleCom Merger that the employment agreements or other arrangements between TeleCom and any of Messrs. Madigan, Sivertsen, D. Smith, R. Smith and M. Williams will be terminated at no cost to American Tower.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes the federal income tax considerations anticipated to be material to a TeleCom member in connection with the TeleCom Merger. The discussion does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local, or foreign tax considerations. In addition, the summary discussion is intended to address only those federal income tax considerations that are generally applicable to a TeleCom member who holds Units as a capital asset, and it does not discuss all aspects of federal income taxation that might be relevant to a specific TeleCom member in light of its particular investment or tax circumstances. In particular, the discussion does not purport to deal with all aspects of taxation that may be relevant to TeleCom members subject to special treatment under the federal income tax laws, including, without limitation: individual retirement and other tax-deferred accounts; banks; insurance companies; tax-exempt organizations; dealers or brokers in securities or currencies; persons subject to the alternative minimum tax; persons who hold their Units as part of a straddle, hedging, or conversion transaction; persons whose functional currency is other than the U.S. dollar; persons who received their Units as compensation in connection with the performance of services or upon exercise of options received as compensation in connection with the performance of services; persons eligible for tax treaty benefits; and, except as specifically discussed below, foreign corporations, foreign partnerships, other foreign entities, and individuals who are not citizens or residents of the United States.

The information in the following summary discussion is based on the Federal Income Tax Laws (which means, collectively, (i) the Code, (ii) current, temporary and proposed Treasury regulations promulgated under the Code, (iii) the legislative history of the Code, (iv) current administrative interpretations and practices of the IRS (including its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and (v) court decisions, all as of the date of this document). No assurance can be given that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of the Federal Income Tax Laws. Any such change could apply retroactively to transactions preceding the date of the change, and neither ATC nor TeleCom will undertake to inform the TeleCom members of any such change. No assurance can be provided that the statements set forth in the following summary discussion (which do not bind the IRS or the courts) would not be challenged by the IRS or would be sustained by a court if so challenged.

The following discussion is a general summary of the material United States federal income tax consequences of the TeleCom Merger. Sullivan & Worcester LLP, tax counsel to ATC, has rendered its opinion (a copy of which has been filed as an exhibit to the Registration Statement of which this document is a part) that the discussion contained in this section describes the material federal income tax consequences of the TeleCom Merger. The discussion is based on the Federal Income Tax Laws, all of which are subject to change at any time, possibly with retroactive effect. The discussion is not intended to be, and should not be construed by the TeleCom members as, tax advice. The TeleCom members are urged to consult with their own tax advisors to determine the federal, state, local, and foreign tax consequences of the TeleCom Merger.

Tax Treatment of the TeleCom Merger--General. For federal income tax purposes, the TeleCom Merger will be a taxable transaction and will result in the recognition of taxable income by the TeleCom members. Although it is possible that the IRS might view the TeleCom Merger, for federal income tax purposes, as a taxable sale of assets by TeleCom followed by a deemed distribution of the TeleCom Merger Consideration to the TeleCom members in liquidation of their interests, tax counsel has advised that it is more likely that the TeleCom Merger will be treated as (i) a sale by the TeleCom members of their membership interests in TeleCom to ATI (as the owner of all of the stock of the subsidiary that will merge into TeleCom) in exchange for the TeleCom Merger Consideration, followed by (ii) a deemed distribution by TeleCom of its assets to ATI in liquidation of TeleCom. Assuming such treatment, the TeleCom Merger will be treated as a fully taxable disposition by the TeleCom members of their TeleCom Units on which gain or loss would be recognized. Such gain or loss would equal the difference between the amount realized from such disposition and the TeleCom member's adjusted tax basis in the TeleCom Units disposed of. A TeleCom member's amount realized equals the sum of (i) the amount of cash received by such member in the TeleCom Merger, (ii) such member's share of TeleCom's liabilities, and (iii) the fair market value of the ATC Class A Common Stock received by such member in the TeleCom Merger. The Federal Income Tax Laws do not provide definitive guidance regarding the determination of the fair market value of publicly traded securities, but in computing the amount realized by a TeleCom member, ATI and TeleCom intend to compute the fair market value of the ATC Class A Common Stock as the average of the high and low sales prices of ATC Class A Common Stock on the NYSE for the date on which the TeleCom Merger occurs. There can be no assurance, however, that the IRS will not seek to establish a different fair market value for the ATC Class A Common Stock comprising the TeleCom Merger Consideration (e.g., by using the closing sales price of ATC Class A Common Stock on the NYSE on such date).

In general, a TeleCom member that acquired his TeleCom Units in the TeleCom Roll-Up had an initial tax basis in his TeleCom Units equal to (i) his adjusted tax basis in his interest in the Partnership that was merged into TeleCom in the TeleCom Roll-Up, minus (ii) the portion of such Partnership's liabilities that were allocable to his interest in such Partnership at the time of the TeleCom Roll-Up, plus (iii) the portion of TeleCom's liabilities that were allocable to his TeleCom Units at the time of such acquisition. The initial tax basis of a TeleCom member in his TeleCom Units generally will have been increased by (i) the amount of any cash and the adjusted tax basis of any property contributed to TeleCom by such member, (ii) such member's allocable share of TeleCom's income (whether or not taxable), and (iii) such member's share of any increase in TeleCom's liabilities, and will have been decreased by
(w) cash distributed to such member by TeleCom, (x) such member's share of any decrease in TeleCom's liabilities, (y) such member's allocable share of TeleCom's losses, and (z) such member's allocable share of nondeductible expenditures of TeleCom that were not capitalizable. Such member's adjusted basis in his TeleCom Units is also reduced by the basis to such member of property other than cash distributed by TeleCom to such member (including without limitation any interest in TTP or RCC distributed prior to the TeleCom Merger). In general, a member's basis in property distributed to such member (other than in liquidation of TeleCom) is equal to the lesser of (a) the adjusted basis of such property to TeleCom immediately prior to such distribution, or (b) the distributee member's adjusted basis in his TeleCom Units immediately prior to such distribution reduced by any money distributed in the same transaction.

Except to the extent provided in section 751 of the Code (discussed below), a TeleCom member who holds TeleCom Units as capital assets within the meaning of section 1221 of the Code will recognize capital gain or loss on the disposition of such TeleCom Units. If such TeleCom Units have been held by the member for more than one year, such gain or loss generally will be taxable as long-term capital gain or loss. In the case of noncorporate taxpayers such as individuals, trusts or estates, long-term capital gain generally is subject to a maximum federal income tax rate of 20%. However, in the case of capital gain realized on the sale of partnership interests such as the TeleCom Units, the maximum applicable rate generally will be 25% to the extent that such gain is attributable to the selling member's share of real estate depreciation deductions previously taken by TeleCom. If such TeleCom Units have been held for one year or less, such gain or loss generally will be taxable as short-term capital gain or loss. The TeleCom members should note that if they acquired their TeleCom Units in the TeleCom Roll-Up, their holding period for some or all of their TeleCom Units may include the holding period that any Partnership of which they were a partner had for some or all of the assets such Partnership transferred to TeleCom in the TeleCom Roll-Up. TeleCom members are urged to consult their own tax advisors with respect to determining their holding period for their TeleCom Units.

A TeleCom member will have a basis in the ATC Class A Common Stock received in the TeleCom Merger equal to the value of such stock used in computing the TeleCom member's amount realized.

Under section 751 of the Code, the amount of money and the fair market value of the ATC Class A Common Stock received by a TeleCom member in exchange for his TeleCom Units which is attributable to TeleCom's "unrealized receivables" or "inventory items" is required to be treated as an amount realized from the sale or exchange of property which is not a capital asset. In general, TeleCom's "unrealized receivables" include, without limitation, amounts not previously includible in income attributable to rights to payment for the sale of non-capital assets or for services rendered or to be rendered, and certain real and personal property to the extent that gain on the sale of such property would be taxed as ordinary income if such property were sold or exchanged. Under certain circumstances, the rules of section 751 of the Code could require a TeleCom member to report ordinary income on the sale of TeleCom Units even if the overall sale was at a loss. TeleCom members are urged to consult their tax advisors as to the possible effect of section 751 on their disposition of TeleCom Units.

Passive Activity Losses. Any gain recognized on the disposition of TeleCom Units by TeleCom members who are subject to the "passive activity loss" limitation rules under section 469 of the Code will generally constitute income from a "passive activity" for purposes of these "passive activity loss" limitation rules. Accordingly, subject to certain ordering rules, such gain generally may be offset by losses from all sources, including passive activity losses with respect to TeleCom (if any) that were "suspended" in prior taxable years, as well as passive or active losses from other activities. Passive activity losses incurred by a TeleCom member subject to the "passive activity loss" limitation rules with respect to his or her TeleCom Units during taxable years prior to the taxable year of the TeleCom Merger could be used to offset only passive activity income from TeleCom and passive activity income from other activities (except that in the case of certain corporations, such losses might also have offset certain active income). As a consequence of the TeleCom Merger, any such TeleCom member generally will be able to treat any suspended passive activity losses with respect to the activities of TeleCom, to the extent that such losses exceed such TeleCom member's passive activity income for the year of the TeleCom Merger, as losses which are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. Any such losses (assuming they were properly accounted for and have not been used to offset income from other activities in prior years) may be used to offset income from all sources, including ordinary income that is not from a passive activity. Each TeleCom member should consult with his own tax advisor concerning (i) whether, and the extent to which, he has available suspended passive activity losses from TeleCom, and (ii) whether, and the extent to which, he has available suspended passive activity losses from other investments that may be used to offset his gain from the disposition of TeleCom Units in the TeleCom Merger.

Should the TeleCom Merger be characterized by the IRS as a taxable sale of assets by TeleCom followed by a deemed distribution of the TeleCom Merger Consideration to the TeleCom members in liquidation of their interests, the net amount of gain or loss taxable to the TeleCom Members would likely be the same, in the aggregate, as indicated in the above discussion, although the character of such gain or loss as ordinary or capital might differ.

Withholding on Foreign TeleCom Members/Certification of Nonforeign
Status. Section 1445 of the Code provides that ATC and ATI may have to withhold a portion of any of the TeleCom Merger Consideration paid to a TeleCom member that is a foreign person as defined under the Code. Also, section 1446 of the Code provides that TeleCom must pay a withholding tax to the IRS with respect to a TeleCom member's allocable share of TeleCom's taxable income, if the TeleCom member is a foreign person as defined under the Code. As defined under the Code, a foreign person is an individual or entity that does not fall within any of the following four categories: (i) a citizen or resident of the United States, (ii) a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia (unless otherwise provided by Treasury regulations), (iii) an estate the income of which is subject to federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (or certain electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations).

To the best knowledge of TeleCom, very few (if any) TeleCom members are or may be a foreign person as defined under the Code, and accordingly it is expected that little or no withholding will be required under sections 1445 or 1446 of the Code in connection with the TeleCom Merger. Any TeleCom member that believes that he, she or it may be a foreign person under the Code is encouraged to contact TeleCom immediately, so that such member's status as foreign or domestic may be properly determined and appropriate provision made for compliance with sections 1445 and 1446 of the Code.

The transmittal letter to be used by the Exchange Agent in delivering the cash and ATC Class A Common Stock to the TeleCom members will contain a certificate of nonforeign status that must be executed by a TeleCom member in order to receive his share of the TeleCom Merger Consideration without deduction for withholding under sections 1445 and 1446 of the Code. The certificate of nonforeign status asks the TeleCom member to supply, under penalties of perjury, such member's name, address, taxpayer identification number (which, for an individual, is one's social security number), and a declaration that such member is not a foreign person as defined under the Code.

STOCKHOLDER AND MEMBER APPROVAL

The TeleCom Merger has been approved by the ATC Board and the TeleCom Management Committee and by ATI as the holder of all of the outstanding capital stock of its newly-organized subsidiary that will be merged with and into TeleCom. The TeleCom Merger has been approved by the unanimous written consent of the holders of all of the Class B TeleCom Units, which represent more than a majority of the outstanding TeleCom Units. Accordingly, no meeting of TeleCom members is required or will be held.

EXCHANGE PROCEDURES

As soon as reasonably practicable after the effective time of the TeleCom Merger, the Exchange Agent will mail to each TeleCom member (i) a letter of transmittal and (ii) instructions for use in order to receive the TeleCom Merger Consideration, including the furnishing of a certification (which will be contained in the letter of transmittal) with respect, among other things, to ownership of TeleCom Units by, and U.S. citizenship or organization of, each TeleCom Member (the "TeleCom Certificate").

Upon delivery by a TeleCom member of the letter of transmittal, duly executed, and such other documents as ATC or the Exchange Agent may reasonably request, the holder of TeleCom Units will be entitled to receive promptly in exchange therefor the cash and certificates representing that number of shares of ATC Class A Common Stock (together with any cash in lieu of fractional shares) that such holder has the right to receive (in each case less the amount of any required withholding taxes, if any), and the TeleCom Units so surrendered shall forthwith be canceled. Until surrendered, each TeleCom Unit will, at any time after the effectiveness of the TeleCom Merger, represent only the right to receive the TeleCom Merger Consideration with respect to the TeleCom Units formerly represented thereby.

No fractional shares of ATC Class A Common Stock will be issued. In lieu of any such fractional shares, the holders thereof will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the average of the high and low sales prices per share of ATC Class A Common Stock on the NYSE, or, if not then traded on the NYSE, on the principal stock exchange or other trading market on which the ATC Class A Common Stock is admitted to trading, as reported by The Wall Street Journal, for the day the TeleCom Merger becomes effective.

No dividends or other distributions declared after the effectiveness of the TeleCom Merger on ATC Class A Common Stock will be paid with respect to any shares of ATC Class A Common Stock represented by a TeleCom Unit until the applicable TeleCom Certificate is delivered in accordance with the procedures described above.

APPRAISAL RIGHTS OF MEMBERS

Holders of TeleCom Units will not have the right to dissent from the TeleCom Merger and demand and perfect appraisal rights. Section 18-210 of the Delaware Limited Liability Company Act (the "Delaware LLCA") provides that a limited liability company agreement or a merger agreement may provide for appraisal rights of members. Neither the TeleCom Operating Agreement nor the TeleCom Merger Agreement so provides for appraisal rights for the TeleCom members.

                         INDEBTEDNESS OF AMERICAN TOWER

The summary contained herein of the material provisions of the ATC Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the ATC Credit Facilities, which are filed as an exhibit to the Registration Statement of which this document is a part and to which exhibit reference is made hereby. Capitalized terms used in this Section which are not otherwise defined in this document shall have the meaning ascribed thereto in the ATC Credit Facilities.

In order to finance acquisitions of communications sites and other related businesses and the construction of towers and for general corporate purposes, ATC and the Borrower Subsidiaries have borrowed and expect to continue to borrow under the ATC Credit Facilities. The ATC Credit Facilities with the Borrower Subsidiaries provide for $900.0 million credit facilities maturing at the earlier of (a) eight years or (b) June 30, 2006 consisting of the following: (i) a $250.0 million multiple-draw term loan, (ii) a $400.0 million reducing revolving credit facility and (iii) a $250.0 million 364-day revolving credit facility that converts to a term loan facility thereafter. The revolving credit commitments are required to be reduced and the terms loans are required to be amortized, in both cases, quarterly, in increasing amounts designed to amortize the loans by maturity, commencing June 30, 2001. In addition, the loans are required to be repaid (and the revolving credit commitments reduced) out of the proceeds of asset sales and sales of equity securities and out of cash flow, all to the extent set forth in the ATC Credit Facilities. The loans can be voluntarily prepaid at any time, without penalty, by the Borrower Subsidiaries and, thereafter by ATC (the parent). The ATC Credit Facility with ATC provides for a $150.0 million term loan maturing at the earlier of (i) eight and one-half years or (ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 31, 2006. The ATC Credit Facility with ATC was fully drawn at closing, and a term loan of $125.0 million is outstanding under ATC Credit Facilities of the Borrower Subsidiaries'.

Until interest rates are fixed or capped at ATC's request, all outstanding amounts under the ATC Credit Facilities of the Borrower Subsidiaries bear interest at a variable base rate plus a variable margin based on certain of ATC's financial ratios. Interest rates under the ATC Credit Facilities of the Borrower Subsidiaries are determined, at the option of ATC, at either the LIBOR Rate plus 0.75% to 2.25% or the Base Rate plus 0.00% to 1.25%. The spread over the LIBOR Rate and the Base Rate varies from time to time, depending upon ATC's financial leverage. The Borrower Subsidiaries pay quarterly commitment fees equal to (i) 0.250% or 0.375% per annum, in each case depending on their financial leverage, on the aggregate unused portion of the aggregate $650.0 million commitment, and (ii) 0.125% on the additional $250.0 million commitment (until such time as ATC elects to make it part of the permanent commitment). Borrowings may be made under the ATC Credit Facilities by the Borrower Subsidiaries only so long as they remain in compliance with certain financial ratios and meet certain other conditions. The ATC Credit Facility of ATC provides for interest rates determined, at the option of ATC, of either the LIBOR Rate (as to be defined) plus 3.50% or the Base Rate (as to be defined) plus 2.5%.

Indebtedness may be incurred under the ATC Credit Facilities for acquisitions, construction and other capital expenditures, working capital and general corporate purposes. The ATC Credit Facilities of the Borrower Subsidiaries require the maintenance of the following ratios: (i) Senior Debt to Annualized Operating Cash Flow of not more than 6.50:1 declining in stages to 3.00:1 by September 30, 2003 and thereafter; (ii) Total Debt (which includes debt of ATC) to Annualized Operating Cash Flow of not more than 8.00:1 declining in stages to 4.00:1 by September 30, 2003 and thereafter; (iii) Annualized Operating Cash Flow to Fixed Charges ratio of not less than 1.05:1; (iv) Annualized Operating Cash Flow to Interest Expense of not less than 1.50:1 increasing to 2.50:1 at December 31, 2003 and thereafter; and (v) Annualized Operating Cash Flow to Pro Forma Debt Service ratio of not less than 1.10:1 increasing to 1.150:1 at December 31, 2002 and thereafter. The Total Debt to Annualized Operating Cash Flow ratio is also contained in the ATC Credit Facility of ATC.

The ATC Credit Facilities contain certain financial and operational covenants and other restrictions with which ATC and the Restricted Subsidiaries (which includes the Borrower Subsidiaries) must comply, whether or not there are any borrowings outstanding, including, among other things, restrictions on acquisitions (of communications site management businesses), additional indebtedness, capital expenditures and investments in Unrestricted Subsidiaries, and restrict the ability of ATC and the Restricted Subsidiaries (which includes the Borrower Subsidiaries) to pay dividends or make other distributions, and to redeem, purchase or otherwise acquire shares of its capital stock or other equity interests and prohibit any such dividend, distribution, redemption, purchase or other acquisition during the existence of a Default or Event of Default thereunder. See "'Description of Capital Stock-- Dividend Restrictions". The ATC Credit Facility of ATC prohibits the repayment of the indebtedness outstanding thereunder without the consent of the lenders under the ATC Credit Facilities of the Borrower Subsidiaries.

The loans to ATC and the Borrower Subsidiaries are cross-guaranteed and cross-collateralized by liens on, among other things, all leases of tower space, contracts relating to the management of towers for others, cash, accounts receivable, capital stock (or other equity interests) and inter-company debt of all Restricted Subsidiaries, inventory and other personal property, fixtures, intellectual property, as well as certain fee and leasehold interests, and the proceeds thereof of ATC and its Restricted Subsidiaries. Borrowings under the ATC Credit Facility of ATC are subordinated to the guaranty by ATC of indebtedness under the ATC Credit Facilities of the Borrower Subsidiaries.

                  DESCRIPTION OF AMERICAN TOWER CAPITAL STOCK

The following summary description of the terms of the capital stock of ATC is qualified in its entirety by reference to the ATC Restated Certificate, a copy of which has been filed with the Commission and is part of the Registration Statement of which this document is a part and the summary herein of certain provisions thereof does not purport to be complete and is subject to, and is qualified in its entirety by, reference thereto. Certain terms used in this summary without definition are defined in the ATC Restated Certificate, and, unless otherwise noted, have the same meaning as given such terms therein.

GENERAL

The authorized capital stock of American Tower consists of 20,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock") 300,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share, and 10,000,000 shares of Class C Common Stock, $.01 par value per share. The outstanding shares of ATC Common Stock as of December 31, 1998 were as follows: Class A Common Stock-- 96,620,615; Class B Common Stock-- 9,001,060; and Class C Common Stock-- 3,002,008.

PREFERRED STOCK

The 20,000,000 authorized and unissued shares of Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the ATC Board may authorize, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;
(vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of ATC or the distribution of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. The issuance of Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal.

COMMON STOCK

Dividends. Holders of record of shares of ATC Common Stock on the record date fixed by the ATC Board are entitled to receive such dividends as may be declared by the ATC Board out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of ATC Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of ATC Common Stock, except that in the event of any such dividend in which shares of stock of any company (including American Tower or any of its Subsidiaries) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of ATC Common Stock. In the case of any dividend payable in shares of ATC Common Stock, holders of each class of ATC Common Stock are entitled to receive the same percentage dividend (payable in shares of that class) as the holders of each other class. See "--Dividend Restrictions" below.

Voting Rights. Except as otherwise required by law and in the election of directors, holders of shares of Class A Common Stock and Class B Common Stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The holders of the Class A Common Stock, voting as a separate class, have the right to elect two independent directors. The Class C Common Stock is nonvoting except as otherwise required by the DGCL.

Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of any class of ATC Common Stock is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of ATC Common Stock. Under the ATC Restated Certificate, the affirmative vote of the holders of not less than 66 2/3% of the Class A Common Stock and Class B Common Stock, voting as a single class, is required in order to amend most of the provisions of the ATC Restated Certificate, including those relating to the provisions of the various classes of ATC Common Stock, indemnification of directors, exoneration of directors for certain acts, and such super-majority provision.

The ATC Restated Certificate (i) limits the aggregate voting power of Steven B. Dodge (and his Controlled Entities as defined therein) to 49.99% of the aggregate voting power of all shares of capital stock entitled to vote generally for the election of directors (less the voting power represented by the shares of Class B Common Stock acquired by the Stoner Purchasers (as defined therein) pursuant to the ATC Stock Purchase Agreement and owned by them or any of their Controlled Entities or Family Members (as defined therein) at such time), (ii) prohibits future issuances of Class B Common Stock (except upon exercise of then outstanding options and pursuant to stock dividends or stock splits), (iii) limits transfers of Class B Common Stock to Permitted Transferees (as defined therein), (iv) provides for automatic conversion of the Class B Common Stock to Class A Common Stock at such time as the aggregate voting power of Mr. Dodge (and his Controlled Entities) falls below either (x) 50% of their initial aggregate voting power on June 8, 1998 or (y) 20% of the aggregate voting power of all shares of ATC Common Stock at the time outstanding, and (v) requires consent of the holders of a majority of Class A Common Stock for amendments adversely affecting the Class A Common Stock.

Conversion Provisions. Shares of Class B Common Stock and, except as hereinafter noted, Class C Common Stock are convertible, at any time at the option of the holder, on a share for share basis into shares of Class A Common Stock. The present owner of Class C Common Stock can convert such stock only in the event of a Conversion Event (as defined in the ATC Restated Certificate) or with the consent of the ATC Board. Shares of Class B Common Stock automatically convert into shares of Class A Common Stock upon any sale, transfer, assignment or other disposition other than to Permitted Transferees which term includes certain family members, trusts and other family entities and charitable organizations and other holders of Class B Common Stock and upon pledges but not to the pledgee upon foreclosure.

Liquidation Rights. Upon liquidation, dissolution or winding-up of ATC, the holders of each class of ATC Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment in full of creditors and payment in full to any holders of the Preferred Stock then outstanding of any amount required to be paid under the terms of the Preferred Stock.

Other Provisions. The holders of ATC Common Stock are not entitled to preemptive or subscription rights. The shares of ATC Common Stock presently outstanding are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of each class of ATC Common Stock must be identical to that received by holders of the other class of ATC Common Stock, except that in any such transaction in which shares of ATC Common Stock (or any other company) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of ATC Common Stock. No class of ATC Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of ATC Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

DIVIDEND RESTRICTIONS

ATI is prohibited under the terms of its ATC Credit Facilities from paying cash dividends or making other distributions on, or making redemptions, purchases or other acquisitions of, its capital stock (including Preferred Stock) except that, beginning on April 15, 2002, ATI may, if no Default exists or would be created thereby under the ATC Credit Facilities, pay cash dividends to the extent that Restricted Payments do not exceed (i) 50% of Excess Cash Flow for the preceding calendar year, or (ii) 50% of the net proceeds of any debt or equity offering after June 16, 1998. Comparable restrictions are imposed on the ability of ATLP to make distributions to its partners. Since ATC has no other significant assets other than its ownership of all of the capital stock of ATI and the owner of ATLP, its ability to pay dividends to its stockholders in the foreseeable future is restricted. The ATC Credit Facility of ATC also restricts cash dividends and other distributions on, and redemptions, purchases or other acquisitions of, ATC capital stock, except in an amount not in excess the net proceeds of any equity offering not used to satisfy its obligations to CBS under the Separation Agreement with respect to the tax consequences of the ATC Common Stock distribution or for other permitted purposes (such as investments in Unrestricted Subsidiaries).

DELAWARE BUSINESS COMBINATION PROVISIONS

Under the DGCL, certain "business combinations" (including the issuance of equity securities) between a Delaware corporation and any person who owns, directly or indirectly, 15% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by the holders of at least 66 2/3% of the voting stock not owned by the Interested Stockholder if it occurs within three years of the date such person became an Interested Stockholder, unless prior to such date the ATC Board approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder. The ATC Board approved the transaction (the ATC Private Placement) pursuant to which Mr. Dodge became an Interested Stockholder.

LISTING OF CLASS A COMMON STOCK

The Class A Common Stock is traded on the NYSE under the symbol "AMT".

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606 (telephone number
(312) 461-4600).

                  COMPARISON OF RIGHTS OF STOCKHOLDERS OF ATC
                      AND OMNIAMERICA AND TELECOM MEMBERS

Upon consummation of the OmniAmerica Merger, the OmniAmerica stockholders and the TeleCom members will become common stockholders of ATC. Set forth below is a comparison of the terms of the ATC Class A Common Stock and the terms of the OmniAmerica common stock and the TeleCom Units, as well as a summary of other material differences between the rights of holders of ATC Class A Common Stock and the rights of holders of OmniAmerica Common Stock and TeleCom Units. This summary does not purport to be complete and is qualified in its entirety by reference to the ATC Restated Certificate, ATC's Bylaws (the "ATC Bylaws"), the OmniAmerica Certificate of Incorporation, as amended (the "OmniAmerica Charter"), the OmniAmerica Bylaws (the "OmniAmerica Bylaws"), and the Amended and Restated Operating Agreement of TeleCom as currently in effect (the "TeleCom Operating Agreement"), and the more detailed description of the ATC Common Stock contained herein. See "Description of Capital Stock--Common Stock".

TERMS OF COMMON STOCK AND TELECOM UNITS

     ATC COMMON STOCK          OMNIAMERICA COMMON STOCK          TELECOM UNITS
     ----------------          ------------------------          -------------
                                      BUSINESS:
All business of ATC.         All business of              All business of TeleCom.
                             OmniAmerica.
                                       LISTING:
New York Stock Exchange.     Nasdaq National Market.      None.
                                  PREEMPTIVE RIGHTS:
The holders of ATC Common    The holders of OmniAmerica   The holders of Class B
Stock do not have any        common stock do not have     TeleCom Units have
preemptive rights.           any preemptive rights.       preemptive rights to
                                                          acquire new units from TCT
                                                          for the same price and on
                                                          the same terms as such
                                                          units (or other equity
                                                          interests) are proposed to
                                                          be offered in any non-
                                                          public offering, subject to
                                                          certain exceptions. The
                                                          holders of Class A TeleCom
                                                          Units do not have any
                                                          preemptive rights.

     ATC COMMON STOCK          OMNIAMERICA COMMON STOCK          TELECOM UNITS
     ----------------          ------------------------          -------------
                                      DIVIDENDS:
ATC currently does not pay   OmniAmerica currently does   TeleCom has not made cash
dividends on the ATC Common  not pay dividends on the     distributions to date
Stock. Dividends on the ATC  OmniAmerica Common Stock.    because it has not had
Common Stock may be paid in  Dividends on the             taxable income.
the discretion of the ATC    OmniAmerica Common Stock     Distributions are at the
Board, based primarily upon  may be paid in the           discretion of the Telecom
the financial condition,     discretion of the            Management Committee, but
results of operations and    OmniAmerica Board.           the Management Committee
business requirements of     Dividends, if any, are       will use reasonable efforts
ATC. Dividends, if any, are  payable out of the funds of  to authorize certain
payable out of the funds of  OmniAmerica legally          distributions to TeleCom
ATC legally available for    available for the payment    members as necessary to
the payment of dividends,    of dividends, subject to     enable them to pay income
subject to restrictions      restrictions contained in    taxes on TeleCom income
contained in the ATC Credit  OmniAmerica's credit         allocated to them so long
Facilities.                  arrangements.                as the distribution is
                                                          permitted by financing
                                                          documents and other
                                                          agreements by which TeleCom
                                                          is bound, and TeleCom has
                                                          cash to distribute.
                                    VOTING RIGHTS:
Except as otherwise          Holders of OmniAmerica       Except as otherwise
required by the DGCL, and    common stock have the sole   required by the Delaware
the ATC Restated             voting rights and are        LLCA, and except for: (i)
Certificate, holders of the  entitled to one vote per     approving the sale of all
ATC Class A Common Stock     share of OmniAmerica common  or substantially all of the
and ATC Class B Common       stock held.                  assets or business of
Stock vote together as a                                  TeleCom (mergers and
single class. Holders of                                  certain other actions are
ATC Class A Common Stock                                  not subject to a Class A
and ATC Class B Common                                    member vote under the
Stock have one vote and ten                               TeleCom Operating
votes, respectively, per                                  Agreement); (ii) its
share. The ATC Class C                                    liquidation, dissolution
Common Stock is nonvoting,                                and winding up (on the
except as otherwise                                       matters in clauses (i) and
required by the DGCL. The                                 (ii) above, the holders of
holders of ATC Class A                                    Class A and Class B TeleCom
Common Stock have the right                               Units vote together as a
to elect two independent                                  single class, with holders
directors and to vote as a                                of Class A TeleCom Units
class on amendments to the                                having one vote per Class A
ATC Restated Certificate                                  Unit and holders of Class B
adversely affecting them.                                 TeleCom Units having ten
                                                          votes per Class B Unit); or
                                                          of certain amendments to
                                                          the TeleCom Operating
                                                          Agreement adversely
                                                          affecting them with respect
                                                          to sharing of profit and
                                                          loss and the elimination of
                                                          voting rights, the holders
                                                          of Class A TeleCom Units do
                                                          not have any voting rights,
                                                          the sole voting rights
                                                          being those of the holders
                                                          of Class B TeleCom Units.

     ATC COMMON STOCK          OMNIAMERICA COMMON STOCK          TELECOM UNITS
     ----------------          ------------------------          -------------
                                     CONVERSION:
Shares of ATC Class B        None.                        None.
Common Stock will
automatically convert into
shares of ATC Class A
Common Stock upon any
transfer of such shares of
ATC Class B Common Stock,
unless the transferee is a
Permitted Transferee or is
a holder of ATC Class B
Common Stock.
A holder of shares of ATC
Class B Common Stock or,
subject to certain
conditions, ATC Class C
Common Stock may at any
time, at such holder's
election, convert such
shares into shares of ATC
Class A Common Stock. All
of the Class B Common Stock
will automatically convert
into ATC Class A Common
Stock should Mr. Dodge's
(including his Controlled
Entities) aggregate voting
power fall below either (i)
50% of his initial
aggregate voting power as
of June 8, 1998 or (ii) 20%
of the aggregate voting
power of all shares of ATC
Common Stock at the time
outstanding.
                                     LIQUIDATION:
In the event of a            In the event of a            In the event of a
liquidation of ATC, holders  liquidation of OmniAmerica,  liquidation of TeleCom,
of ATC Common Stock will be  holders of OmniAmerica       holders of TeleCom Units
entitled to receive the net  Common Stock will be         will be entitled to receive
assets of ATC, if any,       entitled to receive the net  the net assets of TeleCom,
remaining for distribution   assets of OmniAmerica, if    if any, remaining for
to holders of ATC Common     any, remaining for           distribution to holders of
Stock.                       distribution to holders of   TeleCom Units.
                             OmniAmerica Commons Stock.

OTHER STOCKHOLDER OR MEMBER RIGHTS

Amendments to the Certificate of Incorporation or TeleCom Operating Agreement

Amendments to the ATC Restated Certificate must be adopted by the holders of a majority of the voting power of the ATC Common Stock, except that amendments to the provisions relating to (i) the number, rights and powers of any class of stock; (ii) the composition and powers of the ATC Board; (iii) release of directors' liability; (iv) indemnification of directors as a result of a breach of fiduciary duties, officers, employees and agents; (v) amendments to the ATC Bylaws; and (vi) amendments to foregoing provisions, require adoption by the holders of 66 2/3% of the total number of the voting power of the outstanding shares of ATC Common Stock.

Amendments to the OmniAmerica Charter must be adopted by a majority of the votes cast on such amendment by the holders of OmniAmerica Common Stock.

Amendments to the TeleCom Operating Agreement must be adopted by unanimous vote of the holders of Class B TeleCom Units, except for certain amendments adversely affecting the rights of the Class A TeleCom Units with respect to the sharing of profit and loss and the elimination of voting rights of the Class A TeleCom Units which require the written consent of the Class A Units of those Class A members adversely affected by any such amendment.

Amendments to Bylaws

The ATC Restated Certificate and the ATC Bylaws provide that bylaws may be adopted, amended, altered, changed or repealed by either the affirmative vote of the holders of 66 2/3% of the outstanding shares of ATC Common Stock or by the affirmative vote of a majority of the entire ATC Board.

The OmniAmerica Bylaws may be amended or repealed by the affirmative vote of a majority of the members of the OmniAmerica Board or by a majority of the OmniAmerica stockholders.

Directors and TeleCom Management Committee

Under the ATC Bylaws, the number of directors is determined by the ATC Board from time to time, but must be three or more. The ATC Bylaws do not provide for a classified board. The ATC Restated Certificate provides that the holders of the ATC Class A Common Stock shall be entitled to vote as a class to elect two directors; all other directors are elected by the holders of the ATC Class A Common Stock and the ATC Class B Common Stock, voting together as a single class, with each share of ATC Class A Common Stock entitled to one vote and each share of the ATC Class B Common Stock entitled to ten votes. In connection with the Old ATC Merger, Messrs. Dodge and Stoner entered into a voting agreement relating to the election of two nominees of two of the former principal stockholders of Old ATC. See "Business of American Tower--Recent Transactions--The Old ATC Merger". See "The OmniAmerica Merger--The OmniAmerica Merger Agreement" for information with respect to the voting agreement to be executed by Messrs. Dodge and Stoner relating to the election of one nominee of the principal OmniAmerica stockholder. See "The TeleCom Merger--The TeleCom Merger Agreement" for information with respect to the voting agreement to be executed by Messrs. Dodge and Stoner relating to the election of one nominee of the principal equity owner of TeleCom.

Under the OmniAmerica Bylaws, the number of directors is determined by the OmniAmerica Board of Directors from time to time, but must be one or more. The OmniAmerica Charter provides for three classes of directors, designated as Class I, Class II and Class III directors. Each class shall consist as nearly as possible of one-third of the total number of directors. The term of office of the initial Class I directors expires at the 1998 annual meeting of stockholders. The term of office of the initial Class II directors expires at the 1999 annual meeting of stockholders. The term of the initial Class III directors expires at the 2000 annual meeting of stockholders. Pursuant to the OmniAmerica Stockholders Agreement, each of Hicks, Muse and the Stockholder Group (consisting of HMTF/Omni Partners, L.P., Michael R. Budagher, the Budagher Family LLC, of which Mr. Budagher is the general manager, and Tommie
R. Carpenter) is entitled to designate up to four directors of the OmniAmerica Board of Directors, dependent upon the percentage of the OmniAmerica Common Stock owned by HMTF/Omni Partners, L.P. and its affiliates or the Stockholder Group, as applicable. See "--Existing OmniAmerica Stockholders Agreement" below.

Under the TeleCom Operating Agreement, on or after December 31, 1998, Cox TeleCom Towers, Inc. has the right to require that the members of the Management Committee consist of five representatives designated by Cox Telecom Towers, Inc. and four representatives designated by TeleCom Towers, Inc., subject to adjustment.

Removal of Directors and TeleCom Management Committee Members

Under the ATC Restated Certificate and Bylaws, (a) directors elected by the ATC common stockholders may be removed, with or without cause, by vote of the holders of a majority of the voting power of the ATC Common Stock; and (b) any directors elected by the holders of ATC Class A Common Stock may be removed, with or without cause, by a vote of the holders of the ATC Class A Common Stock holding not less than a majority of the issued and outstanding shares of ATC Class A Common Stock. Under the OmniAmerica Bylaws, directors may be removed, with or without cause, by a vote of the holders of OmniAmerica common stock holding not less than a majority of the issued and outstanding shares of OmniAmerica Common Stock. Such removal is subject to certain restrictions set forth in the OmniAmerica Stockholders Agreement. Under the TeleCom Operating Agreement, the representatives on the Management Committee may be removed by the Manager which designated such representatives. A Manager is defined in the TeleCom Operating Agreement as a Class B member whose Class B percentage interest is greater than 7.5%. Currently, both Cox Telecom Towers, Inc. and TeleCom Towers, Inc. are Managers.

Newly Created Directorships and Vacancies and Management Committee Members

Under the ATC Restated Certificate and the ATC Bylaws, vacancies in the ATC Board and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, the DGCL provides that any officer or stockholder may call a special meeting of stockholders in accordance with the ATC Restated Certificate and ATC Bylaws, at which meeting such vacancies shall be filled.

Under the OmniAmerica Charter and the OmniAmerica Bylaws, vacancies in the OmniAmerica Board of Directors and newly created directorships may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the OmniAmerica Charter and OmniAmerica Bylaws, at which meeting such vacancies shall be filled. Pursuant to the OmniAmerica Stockholders Agreement, the person who designated such director shall select a replacement to serve on the Board of Directors.

Under the TeleCom Operating Agreement, upon the death, disability, resignation or removal of a Management Committee representative, the Manager that designated such representative shall designate a replacement representative to fill the vacancy.

Special Meetings of Stockholders and Members; Action by Written Consent

Under the ATC Bylaws, special meetings of the stockholders may be called for any purpose or purposes by the Chairman of the ATC Board or, if there be none, the President, or by the ATC Board, and shall be called by the President or Secretary of ATC at the request in writing of the stockholders holding of record a majority in interest of the voting power of the shares of stock of ATC issued and outstanding and entitled to vote. Under the DGCL, any action required or permitted by law or the ATC Restated Certificate to be taken at any meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a written consent, setting forth the action so taken, is signed by holders of the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present or present by proxy and voted.

Under the OmniAmerica Bylaws, the Chairman of the Board, the President or a majority of the OmniAmerica Board may call special meetings of stockholders for any purpose or purposes at any time. Further, the Chief Executive Officer or the Secretary of OmniAmerica may call a special meeting of stockholders if a majority of the stockholders make a written request to hold such a meeting. Under the DGCL, any action required or permitted by law or the OmniAmerica Charter to be taken at any meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a written consent, setting forth the action so taken, is signed by holders of the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present or present by proxy and voted.

Under the TeleCom Operating Agreement, meetings of members may be called for any purpose or purposes any time by the Management Committee. The Management Committee is required to give at least ten (10) days but not more than ninety
(90) days notice before each meeting of members at which approval of the sale of all or substantially all of the assets or business of TeleCom (mergers and certain other actions are not subject to a Class A member vote under the TeleCom Operating Agreement) or TeleCom's liquidation, dissolution and winding up is being sought.

Under the Delaware LLCA and the TeleCom Operating Agreement, any action required or permitted by law or the TeleCom Operating Agreement to be taken at any meeting of members may be taken without a meeting, without prior notice, and without a vote, if a written consent, setting forth the action so taken, is signed by holders of the number of votes that would be necessary to authorize or take such action at a meeting at which all TeleCom Units entitled to vote thereon were present or present by proxy and voted.

Stockholder and Member Proposals and Nominations

The ATC Bylaws do not contain specific requirements which must be met in order for a stockholder to present a proposal for action at an annual meeting of stockholders or to nominate an individual for election to the ATC Board.

The OmniAmerica Bylaws do not contain specific requirements which must be met in order for a stockholder to present a proposal for action at an annual meeting of stockholders or to nominate an individual for election to the OmniAmerica Board of Directors.

The TeleCom Operating Agreement does not contain any provision for a member to present a proposal for action at an annual meeting of members. Only Managers may nominate representatives to the TeleCom Management Committee by providing written notice to TeleCom and the other Class B members of the names of their designated representatives.

Business Combinations Following a Change in Control

Each of ATC and OmniAmerica is a Delaware corporation and is subject to Section 203 of the DGCL, which governs business combinations with interested stockholders. See "Description of Capital Stock--Delaware Business Combination Provisions". The Delaware LLCA does not contain a provision comparable to
Section 203 of the DGCL.

EXISTING OMNIAMERICA STOCKHOLDERS AGREEMENT

OmniAmerica and certain of its stockholders are parties to a Stockholders Agreement dated April 23, 1998 (the "OmniAmerica Stockholders Agreement"). The agreement provides that, without the affirmative vote of a majority of the directors elected by Hicks, Muse and a majority of the directors elected by the Stockholder Group, OmniAmerica cannot enter into certain transactions, including without limitation, acquisitions involving an aggregate purchase price in excess of $5,000,000, the disposition of substantially all of the assets of OmniAmerica and its subsidiaries, debt financing involving more than $10,000,000 or any merger, consolidation or business combination between OmniAmerica or a subsidiary of OmniAmerica and any other entity.

The OmniAmerica Stockholders Agreement will be terminated upon consummation of the OmniAmerica Merger.

                        SHARES ELIGIBLE FOR FUTURE SALE

Assuming consummation of the OmniAmerica Merger and the TeleCom Merger, there will be an aggregate of approximately 129.5 million shares of ATC Common Stock outstanding. All of such shares, other than an aggregate of approximately 6.9 million shares issued in connection with the Gearon Transaction and certain other acquisitions and the 8.0 million shares issued pursuant to the ATC Private Placement, will be freely transferable without restriction or future registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" (as that term is defined under the Securities Act) of ATC. Persons who may be deemed to be affiliates of ATC generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, ATC. Persons who are affiliates of ATC will be permitted to sell their ATC Common Stock only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144 thereunder. Stockholders who received unregistered shares of ATC Common Stock, including pursuant to the ATC Stock Purchase Agreement and the Gearon Transaction, as well as certain "affiliates" of ATC, have certain demand and "piggy-back" registration rights with respect to their shares of ATC Common Stock.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares of ATC Common Stock for at least one year is entitled to sell, within any three-month period, a number of such shares which does not exceed the greater of 1% of the then outstanding shares of ATC Class A Common Stock (approximately 1.1 million shares) or the average weekly public trading volume of the ATC Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about ATC. Any person (or persons whose shares are aggregated) who has not been an affiliate of ATC at any time during the three months preceding a sale and who has owned shares of ATC Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. In February 1997, the Commission solicited comments regarding certain proposed amendments to Rule 144, including reducing the aforementioned one and two year holding periods.

In addition, persons who received shares of ATC Class A Common Stock pursuant to a Rule 145 transaction (including the OmniAmerica Merger, the TeleCom Merger, the CBS Merger and the Old ATC Merger) and who were affiliates of the company that merged with American Tower (or of American Radio in the case of the CBS Merger) will be free to sell shares of ATC Class A Common Stock pursuant to the provisions of Rule 144 without regard to the holding period requirement.

Options to purchase an aggregate of approximately 11.2 million shares of ATC Common Stock will be outstanding immediately following consummation of the OmniAmerica Merger and the TeleCom Merger. Shares of ATC Common Stock issued upon exercise of such options are registered on Form S-8 under the Securities Act and, therefore, freely transferable under the securities laws.

ATC cannot make any predictions as to the effect, if any, sales of shares of ATC Common Stock, or the availability of shares for future sale, will have on the market price of the ATC Class A Common Stock prevailing from time to time.

                            VALIDITY OF THE SHARES

The validity of the shares of ATC Class A Common Stock to be issued in each of the mergers will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, is the owner of 9,000 shares of ATC Class A Common Stock and 41,490 shares of ATC Class B Common Stock and has an option to purchase 20,000 shares of ATC Class A Common Stock at $10.00 per share. Two associates of Sullivan & Worcester LLP have options to purchase 12,000 and 8,000 shares, respectively, of ATC Class A Common Stock at $18.75 per share. Mr. Bikales and/or associates of that firm serve as secretary or assistant secretaries of American Tower and certain of its subsidiaries.

                                    EXPERTS

The following financial statements included in this Information
Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

     (1) The consolidated financial statements and related financial statement schedule of American Tower Systems Corporation as of December 31, 1997 and 1996 for the years ended December 31, 1997 and 1996 and for the period July 17, 1995 (Incorporation) to December 31, 1995;

     (2) The combined financial statements of Meridian Communications as of December 31, 1995 and 1996 and for each of the years then ended;

     (3) The financial statements of Diablo Communications, Inc. as of December 31, 1995 and 1996 and for each of the years then ended;

     (4) The financial statements of Gearon & Co., Inc. as of December 31, 1996 and 1997 and for each of the years then ended; and

     (5) The financial statements of OPM-USA, Inc. as of December 31, 1997 and 1996 and for each of the years then ended.

The combined financial statements of net assets of MicroNet, Inc. and Affiliates to be sold to ATC as of December 31, 1996 and October 31, 1997 and for the year ended December 31, 1996, and the ten months ended October 31, 1997, have been audited by Pressman Ciocca Smith LLP, independent certified public accountants, as stated in their report appearing in this Information Statement/Prospectus and have been so included in reliance upon the report of such firm as experts in accounting and auditing.

The financial statements of Diablo Communications of Southern California, Inc. for the year ended December 31, 1996 have been audited by Rooney, Ida, Nolt & Ahern, independent auditors, as stated in their report appearing in this Information Statement/Prospectus and have been so included in reliance upon the report of such firm as experts.

The consolidated financial statements of American Tower Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been included elsewhere in this Registration Statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of OmniAmerica and subsidiaries as of June 30, 1997 and for each of the years in the two-year period ended June 30, 1997 have been included elsewhere in this registration statement in reliance upon the reports of KPMG LLP and Bill Mitts, Inc., independent auditors, appearing elsewhere in this Registration Statement and upon the authority of such firms as experts in accounting and auditing.

The financial statements of Telecom Towers, L.L.C. at December 31, 1997 and for the three months then ended, and the financial statements of Telecom Southwest Towers Limited Partnership, Telecom Towers Mid-Atlantic Limited Partnership, and Telecom Towers of the West, L.P., at December 31, 1997 and for the year then ended appearing in this Prospectus and Information Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and as to the year ended 1997 as related to Telecom Towers Mid-Atlantic Limited Partnership, is based in part on the report of KPMG LLP, independent auditors, as set forth in their report, appearing elsewhere herein, on the financial statements of RCC Consultants, Inc., (not separately presented in this Information Statement/Prospectus). The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The financial statements of Telecom Southwest Towers Limited Partnership, Telecom Towers Mid-Atlantic Limited Partnership, and Telecom Towers of the West, L.P., at December 31, 1996, and for each of the two years in the period ended December 31, 1996 appearing in this Prospectus and Information Statement have been audited by Gollob, Morgan, Peddy & Co., P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and as to the year ended 1996 as related to Telecom Towers Mid-Atlantic Limited Partnership, is based in part on the report of KPMG LLP, independent auditors, as set forth in their report, appearing elsewhere herein, on the financial statements of RCC Consultants, Inc., (not separately presented in this Information Statement/Prospectus). The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The financial statements of Wauka Communications, Inc. as of December 31, 1997 and for year then ended included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of TowerCom, Limited as of December 31, 1997 and for the two years then ended have been audited by KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Miller Transmission Tower Company, Ltd. as of December 31, 1997 and for the two years then ended have been audited by Mendlowitz Weitsen LLP, independent auditors, as stated in their report thereon appearing elsewhere in this Registration Statement are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Kline Iron & Steel Co. Inc. as of September 30, 1997 and for the two years then ended have been audited by Derrick, Stubs & Stith, LLP, independent auditors, as stated in their report thereon appearing elsewhere in this Registration Statement are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited the following financial statements, as set forth in their reports, which are included in the Registration Statements of American Tower Corporation relating to the merger transactions with OmniAmerica, Inc. and TeleCom Towers, L.L.C. These financial statements are included in reliance on their reports, given on their authority as experts in accounting and auditing.

      WITH RESPECT TO                                        REPORT DATE
     --------------------------------------------------------------------------
      the consolidated financial statements of OmniAmerica,  September 16, 1998
      Inc.
      (formerly Specialty Teleconstructors, Inc.) for the
      year ended
      June 30, 1998
      the consolidated financial statements of OmniAmerica   February 20, 1998
      Holdings
      Corporation for the period from inception (October
      15, 1997)
      through December 31, 1997
      the statement of assets sold by HSW Associates, Inc.   March 31, 1998
      at
      December 31, 1997 and related statements of revenue
      and direct
      operating expenses of assets sold by HSW Associates,
      Inc. for
      each of the two years in the period then ended.

                      WHERE YOU CAN FIND MORE INFORMATION

American Tower has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the ATC Class A Common Stock to be offered pursuant to each of the OmniAmerica Merger and the TeleCom Merger. This Information Statement/Prospectus does not contain all of the information set forth in the applicable Registration Statement and the exhibits and schedules thereto. For further information with respect to American Tower and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Information Statement/Prospectus as to the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement can be inspected without charge and copied at the prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site; and the address of such site is http://www.sec.gov.

American Tower and OmniAmerica file annual, quarterly and special reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by American Tower and by OmniAmerica can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The ATC Class A Common Stock is listed on the NYSE, and such reports, proxy statements and certain other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                        DEFINITION CROSS REFERENCE SHEET

Set forth below is a list of certain defined terms used in this Information Statement/Prospectus and the page on which such terms are defined. Terms designated with III and IV are found on the pages indicated in Appendix III and Appendix IV, respectively. Certain definitions appear on different pages, depending on which merger this document relates to.

                               DEFINED TERM                                PAGE
                               ------------                                -----
Acquisition............................................................... III-3
After-tax cash flow.......................................................    10
American Cablesystems.....................................................    66
American Radio............................................................     i
American Tower............................................................ Cover
April Merger..............................................................    12
Arch......................................................................    12
ARS.......................................................................     i
ARS Convertible Debentures................................................    50
ARS Convertible Preferred.................................................    45
ARS Tower Transfer........................................................    59
ATC....................................................................... Cover
ATC Board.................................................................    73
ATC Bylaws................................................................   112
ATC Class A Common Stock..................................................    10
ATC Credit Facilities.....................................................    13
ATC IPO...................................................................     i
ATS Needham...............................................................    67
ATC Preferred Stock Financing.............................................     i
ATC Private Placement.....................................................     i
ATC Pro Forma Transactions................................................     i
ATC Restated Certificate..................................................     7
ATC Stock Consideration...................................................    98
ATC Stock Purchase Agreement..............................................    67
ATCF......................................................................    80
ATI.......................................................................     5
Atlantic..................................................................    66
ATLP......................................................................    25
ATS.......................................................................    88
Borrower Subsidiaries.....................................................    44
BT Group..................................................................    91
Build to suit.............................................................    15
CBS.......................................................................     i
CBS Merger................................................................     i
CCP.......................................................................    74
CEA.......................................................................    74
CEI.......................................................................  IV-1
Ceiling Share Price.......................................................    98
Change of Control.........................................................    17
Chase Capital.............................................................    66
Closing Date Share Price..................................................    91
Code......................................................................    70
Commission................................................................    80
Controlled Entities.......................................................    16

                               DEFINED TERM                                PAGE
                               ------------                                -----
Cox.......................................................................    94
CTT.......................................................................    27
Current Run Rate Cash Flow................................................    60
CVP.......................................................................    74
Delaware LLCA.............................................................   106
DGCL......................................................................     7
Diablo Transaction........................................................    25
DTV.......................................................................    54
EBITDA....................................................................    10
Engagement Letter.........................................................    91
Enterprise Value..........................................................    87
ESMR......................................................................    54
Equity Value..............................................................    87
Event of Default..........................................................    16
Exchange Agent............................................................    89
Exchange Ratio............................................................     4
EZ........................................................................    74
EZ Merger.................................................................    74
FAA.......................................................................    17
FAS 131...................................................................    46
FCC.......................................................................    17
Federal Income Tax Laws...................................................    86
Floor Share Price.........................................................    98
GAAP......................................................................    10
Gearon....................................................................    66
Gearon Transaction........................................................    66
HDTV...................................................................... III-1
Hicks, Muse...............................................................    66
HSR Act...................................................................     6
Interested Stockholder....................................................   104
Interim Preferred Stock...................................................    46
IRS.......................................................................    86
ISOs......................................................................    77
Meridian Transaction......................................................    25
Merrill Lynch.............................................................    68
MicroNet Transaction......................................................    25
MTS....................................................................... III-4
N&L....................................................................... III-4
NQOs......................................................................    77
NYSE......................................................................     7
Old ATC...................................................................    66
OmniAmerica............................................................... Cover
OmniAmerica Board.........................................................    84
OmniAmerica Bylaws........................................................   105

DEFINED TERM                                                               PAGE
------------                                                               ----
OmniAmerica Certificates.................................................     89
OmniAmerica Charter......................................................    112
OmniAmerica Common Stock.................................................     20
OmniAmerica Credit Agreement.............................................  III-7
OmniAmerica Holdings.....................................................  III-1
OmniAmerica Merger Agreement.............................................     84
OmniAmerica Merger Consideration.........................................     90
OmniAmerica Stockholders Agreement.......................................    110
Omni/HSW.................................................................  III-3
OmniPartners.............................................................  III-3
OPM......................................................................     66
OPM Transaction..........................................................     66
Original TeleCom Merger Agreement........................................     98
Partnerships.............................................................     21
PCS......................................................................     54
Plan.....................................................................     70
Preferred Stock..........................................................    109
Prime....................................................................     27
Public Warrants.......................................................... III-14
RAM......................................................................   IV-9
RCC......................................................................     27
Redemption Date.......................................................... III-14
Reincorporation Merger...................................................  III-3
RF.......................................................................     17
Recent Transactions......................................................     58
Restricted Subsidiaries..................................................     65
Securities Act...........................................................    118
Selected Companies.......................................................     87
Selected Transactions....................................................     88
Selected Tower Transactions..............................................     88
Separation Agreement.....................................................     45
SMR......................................................................     55

DEFINED TERM                                                               PAGE
------------                                                               ----
Special Committee.........................................................    68
Specialty.................................................................    12
Stoner....................................................................    75
Summit Capital............................................................    66
Superior Proposal.........................................................    92
Synergies.................................................................    87
TeleCom................................................................... Cover
TeleCom Amendment.........................................................   102
TeleCom Certificate.......................................................   105
TeleCom Credit Facility...................................................  IV-2
TeleCom Management Committee..............................................    99
TeleCom Merger Agreement..................................................    98
TeleCom Merger Consideration..............................................    96
TeleCom Operating Agreement...............................................   112
TeleCom Restated Merger Agreement.........................................    98
TeleCom Roll-Up...........................................................    27
TeleCom Unitholders.......................................................    99
TeleCom Units.............................................................     1
Tower Cash Flow...........................................................    10
Tower Separation..........................................................     i
TSTLP.....................................................................    27
TTI.......................................................................    27
TTMLP.....................................................................    27
TTP.......................................................................    98
TTWLP.....................................................................    27
Tucson Transaction........................................................    34
Wauka Transaction.........................................................    66
wireless communications facilities........................................ III-2 wireless infrastructure building and implementation services.............. III-2 wireless infrastructure components........................................ III-2
Y2K.......................................................................    70

                         INDEX TO FINANCIAL STATEMENTS

    The information included in Note 1 --"Business and Corporate Structure" and
Note 5 -- "Commitments" as it relates to the CBS Merger and the separation of American Tower from American Radio of the Notes to the Consolidated Financial Statements to the audited consolidated financial statements of American Tower Corporation for the year ended December 31, 1997 included herein is supplemented with the disclosures contained in Note 2--"Business and Corporate Structure" of the American Tower Corporation Form 10-Q for the quarterly period September 30, 1998 included as Appendix VI.

                                                                       PAGE
                                                                    -----------
AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES
 Independent Auditors' Report......................................         F-5
 Consolidated Balance Sheets as of December 31, 1997 and 1996 .....         F-6
 Consolidated Statements of Operations for the years ended December
  31, 1997 and 1996 and the period from July 17, 1995
  ("Incorporation") to December 31, 1995 ..........................         F-7
 Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997 and 1996 and the period from July 17,
  1995 ("Incorporation") to December 31, 1995 .....................         F-8
 Consolidated Statements of Cash Flows for the years ended December
  31, 1997 and 1996 and the period from July 17, 1995
  ("Incorporation") to December 31, 1995 ..........................         F-9
 Notes to Consolidated Financial Statements........................        F-10
 The Condensed Consolidated Balance Sheet as of September 30, 1998
  (unaudited), the Condensed Consolidated Statements of Operations
  for the nine months ended September 30, 1998 and 1997
  (unaudited), the Condensed Consolidated Statements of
  Stockholder's Equity for the nine months ended September 30, 1998
  (unaudited), the Condensed Consolidated Statements of Cash Flows
  for the nine months ended September 30, 1998 and 1997
  (unaudited), and the Notes to Condensed Consolidated Financial
  Statements are included in the Form 10-Q of American Tower filed with the SEC on November 16, 1998................................ Appendix VI
OMNIAMERICA, INC. AND SUBSIDIARIES
 Reports of Independent Auditors...................................        F-25
 Consolidated Balance Sheets as of June 30, 1997 and 1998 and Sep-
  tember 30, 1998 (unaudited)......................................        F-28
 Consolidated Statements of Earnings for the years ended June 30,
  1996, 1997 and 1998 and three months ended September 30, 1997 and
  1998 (unaudited).................................................        F-29
 Consolidated Statement of Stockholders' Equity for the years ended
  June 30, 1996, 1997 and 1998 and three months ended September 30,
  1998 (unaudited).................................................        F-30
 Consolidated Statements of Cash Flows for the years ended June 30,
  1996, 1997 and 1998 and three months ended September 30, 1997 and
  1998 (unaudited).................................................        F-31
 Notes to Consolidated Financial Statements........................        F-33
TELECOM TOWERS, L.L.C.
 Report of Independent Auditors....................................        F-52
 Balance Sheets as of December 31, 1997 and September 30, 1998 (un-
  audited).........................................................        F-53
 Statements of Operations for the period from September 30, 1997
  (inception) to December 31, 1997 and nine months ended September
  30, 1998 (unaudited).............................................        F-54
 Statements of Members' Equity for the period from September 30,
  1997 (inception) to December 31, 1997 and nine months ended Sep-
  tember 30, 1998 (unaudited)......................................        F-55
 Statements of Cash Flows for the period from September 30, 1997
  (inception) to December 31, 1997 and nine months ended September
  30, 1998 (unaudited).............................................        F-56
 Notes to Financial Statements.....................................        F-57

                                                                          PAGE
                                                                          -----
TELECOM SOUTHWEST TOWERS LIMITED PARTNERSHIP
 Reports of Independent Auditors.........................................  F-64
 Balance Sheets as of December 31, 1996 and 1997 and July 31, 1998 (unau-
  dited).................................................................  F-66
 Statements of Operations for the years ended December 31, 1995, 1996 and
  1997 and seven months ended July 31, 1997 and 1998 (unaudited).........  F-67
 Statements of Partner's Capital for the years ended December 31, 1995,
  1996 and 1997 and seven months ended July 31, 1998 (unaudited).........  F-68
 Statements of Cash Flows for the years ended December 31, 1995, 1996 and
  1997 and seven months ended July 31, 1997 and 1998 (unaudited).........  F-69
 Notes to Financial Statements...........................................  F-70
TELECOM TOWERS MID-ATLANTIC LIMITED PARTNERSHIP
 Reports of Independent Auditors.........................................  F-77
 Consolidated Balance Sheets as of December 31, 1996 and 1997, and July
  31, 1998
  (unaudited)............................................................  F-81
 Consolidated Statements of Operations for the years ended December 31,
  1995, 1996 and 1997 and seven months ended July 31, 1997 and 1998 (un-
  audited)...............................................................  F-82
 Consolidated Statements of Partner's Capital for the years ended Decem-
  ber 31, 1995, 1996 and 1997 and seven months ended July 31, 1998 (unau-
  dited).................................................................  F-83
 Consolidated Statements of Cash Flows for the years ended December 31,
  1995, 1996 and 1997 and seven months ended July 31, 1997 and 1998 (un-
  audited)...............................................................  F-84
 Notes to Consolidated Financial Statements..............................  F-85
TELECOM TOWERS OF THE WEST, L.P.
 Reports of Independent Auditors.........................................  F-94
 Consolidated Balance Sheets as of December 31, 1996 and 1997, and July
  31, 1998
  (unaudited)............................................................  F-96
 Consolidated Statements of Operations for the period from August 31,
  1996 to December 31, 1996 and year ended December 31, 1997 and seven months ended July 31, 1997 and 1998 (unaudited)........................  F-97
 Consolidated Statements of Partner's Capital for the years ended Decem-
  ber 31, 1996 and 1997 and seven months ended July 31, 1998 (unau-
  dited).................................................................  F-98
 Consolidated Statements of Cash Flows for the period from August 31,
  1996 to December 31, 1996 and year ended December 31, 1997 and seven months ended July 31, 1997 and 1998 (unaudited)........................  F-99
 Notes to Consolidated Financial Statements.............................. F-100
MICRONET, INC. AND AFFILIATES
 Report of Independent Certified Public Accountants...................... F-108
 Combined Statements of Net Assets Sold as of December 31, 1996 and
  October 31, 1997....................................................... F-109
 Combined Statements of Income Derived From Net Assets Sold for the year ended December 31, 1996 and ten months ended October 31, 1997.......... F-110
 Combined Statements of Cash Flows Derived from Net Assets Sold for the year ended December 31, 1996 and ten months ended October 31, 1997..... F-111
 Notes to Combined Financial Statements.................................. F-112
DIABLO COMMUNICATIONS, INC.
 Independent Auditors' Report............................................ F-118
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)............................................................ F-119
 Statements of Income for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............. F-120
 Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1997 (unaudited).......... F-121

                                                                          PAGE
                                                                          -----
 Statements of Cash Flows for years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............  F-122
 Notes to Financial Statements..........................................  F-123
DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.
 Independent Auditors' Report...........................................  F-127
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)...........................................................  F-128
 Statements of Operations for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996, and nine months ended September 30, 1996 and 1997 (unaudited).............  F-129
 Statements of Stockholders' Equity for the period from September 1,
  1995 (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1997 (unaudited)..................  F-130
 Statements of Cash Flows for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............  F-131
 Notes to Financial Statements..........................................  F-132
MERIDIAN COMMUNICATIONS
 Independent Auditors' Report...........................................  F-137
 Combined Balance Sheets as of December 31, 1995 and 1996 and June 30,
 1997 (unaudited).......................................................  F-138
 Combined Statements of Income for the years ended December 31, 1995 and
   1996 and six months ended June 30, 1996 and 1997 (unaudited).........  F-139
 Combined Statements of Partners' Capital and Stockholder's Equity for
   the years ended December 31, 1995 and 1996 and six months ended June
   30, 1997 (unaudited).................................................  F-140
 Combined Statements of Cash Flows for years ended December 31, 1995 and
   1996 and six months ended June 30, 1996 and 1997 (unaudited).........  F-141
 Notes to Combined Financial Statements.................................  F-142
GEARON & CO., INC.
 Independent Auditors' Report...........................................  F-147
 Balance Sheets as of December 31, 1997 and 1996........................  F-148
 Statements of Operations for the years ended December 31, 1997 and
 1996...................................................................  F-149
 Statements of Changes in Stockholders' Equity for the years ended De-
 cember 31, 1997 and 1996...............................................  F-150
 Statements of Cash Flows for the years ended December 31, 1997 and
 1996...................................................................  F-151
 Notes to Financial Statements..........................................  F-152
AMERICAN TOWER CORPORATION AND SUBSIDIARIES
 Independent Auditors' Report...........................................  F-156
 Consolidated Balance Sheets as of December 31, 1996 and 1997 and March
 31, 1998 (unaudited)...................................................  F-157
 Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997 and three months ended March 31, 1997 and 1998
   (unaudited)..........................................................  F-158
 Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1995, 1996 and 1997 and three months ended March 31,
   1998 (unaudited).....................................................  F-159
 Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997 and three months ended March 31, 1997 and 1998
   (unaudited)..........................................................  F-160
 Notes to Consolidated Financial Statements.............................  F-161
OPM-USA-INC.
 Independent Auditors' Report...........................................  F-171
 Balance Sheets as of December 31, 1997 and 1996........................  F-172
 Statements of Operations for the years ended December 31, 1997 and
  1996..................................................................  F-173
 Statements of Stockholders' Equity (Deficiency) for the years ended
  December 31, 1997 and 1996............................................  F-174
 Statements of Cash Flows for the years ended December 31, 1997 and
  1996..................................................................  F-175
 Notes to Financial Statements..........................................  F-176

                                                                          PAGE
                                                                          -----
WAUKA COMMUNICATIONS, INC.
 Independent Auditors' Report............................................ F-179
 Balance Sheets as of December 31, 1997 and September 30, 1998
  (unaudited)............................................................ F-180
 Statements of Operations for the year ended December 31, 1997 and nine months ended September 30, 1997 and 1998 (unaudited)................... F-181
 Statements of Shareholder's Equity for the year ended December 31, 1997 and nine months ended September 30, 1998 (unaudited)................... F-182
 Statements of Cash Flows for the year ended December 31, 1997 and nine months ended September 30, 1997 and 1998 (unaudited)................... F-183
 Notes to Financial Statements........................................... F-184
OMNIAMERICA HOLDINGS CORPORATION
 Report of Independent Auditors.......................................... F-190
 Consolidated Balance Sheet as of December 31, 1997...................... F-191
 Consolidated Statement of Operations for the period from inception
  (October 15, 1997) through December 31, 1997........................... F-192
 Consolidated Statement of Stockholders' Equity for the period from inception (October 15, 1997) through December 31, 1997................. F-193
 Consolidated Statement of Cash Flows for the period from inception
  (October 15, 1997) through December 31, 1997........................... F-194
 Notes to Consolidated Financial Statements.............................. F-195
HSW ASSOCIATES, INC.
 Report of Independent Auditors.......................................... F-200
 Statement of Assets Sold as of December 31, 1997........................ F-201
 Statement of Revenues and Direct Operating Expenses of Assets Sold for
  the years ended December 31, 1997 and 1996............................. F-202
 Notes to Financial Statements........................................... F-203
TOWERCOM, LIMITED
 Independent Auditors' Report............................................ F-204
 Balance Sheets as of December 31, 1997 and 1996......................... F-205
 Statements of Operations for the years ended December 31, 1997 and
  1996................................................................... F-206
 Statements of Partners' Capital for the years ended December 31, 1997 and 1996............................................................... F-207
 Statements of Cash Flows for the years ended December 31, 1997 and
  1996................................................................... F-208
 Notes to Financial Statements........................................... F-209
MILLER TRANSMISSION TOWER COMPANY, LTD.
 Independent Auditor's Report............................................ F-213
 Balance Sheets as of December 31, 1997 and 1996......................... F-214
 Statements of Operations for the years ended December 31, 1997 and
  1996................................................................... F-215
 Statements of Changes in Partners' Deficiency for the years ended
  December 31, 1997 and 1996............................................. F-216
 Statements of Cash Flows for the years ended December 31, 1997 and
  1996................................................................... F-217
 Notes to Financial Statements........................................... F-218
KLINE IRON & STEEL CO., INC.
 Independent Auditor's Report............................................ F-221
 Balance Sheets as of September 30, 1997 and 1996........................ F-222
 Statements of Income for the years ended September 30, 1997 and 1996.... F-223
 Statements of Retained Earnings for the years ended September 30, 1997 and 1996............................................................... F-226
 Statements of Cash Flows for the years ended September 30, 1997 and
  1996................................................................... F-227
 Notes to Financial Statements........................................... F-228

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
American Tower Systems Corporation:

We have audited the accompanying consolidated balance sheets of American Tower Systems Corporation and subsidiaries (the "Company"), a wholly owned subsidiary of American Radio Systems Corporation, as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1997 and 1996 and the period from July 17, 1995 (Incorporation) to December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 and the period from Incorporation to December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 6, 1998 (except for Note 4,
as to which the date is March 27, 1998)

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 1997 AND DECEMBER 31, 1996

                                                         1997         1996
                                                     ------------  -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................... $  4,595,500  $ 2,373,360
  Accounts receivable, net of allowance for doubtful
   accounts of $125,000 and $47,000 in 1997 and
   1996, respectively ..............................    3,238,877      236,990
  Prepaid and other current assets..................      789,677       79,657
  Deferred income taxes.............................       62,560
                                                     ------------  -----------
    Total current assets............................    8,686,614    2,690,007
                                                     ------------  -----------
PROPERTY AND EQUIPMENT, net.........................  117,617,776   19,709,523
UNALLOCATED PURCHASE PRICE, net.....................  108,192,255   12,954,959
OTHER INTANGIBLE ASSETS, net........................    8,424,406    1,336,361
INVESTMENT IN AFFILIATE.............................      310,305      325,000
NOTES RECEIVABLE....................................   10,700,000
DEPOSITS AND OTHER LONG-TERM ASSETS.................    1,424,540      101,803
                                                     ------------  -----------
TOTAL............................................... $255,355,896  $37,117,653
                                                     ============  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt................. $    110,391  $   117,362
  Accounts payable..................................    3,738,230    1,058,822
  Accrued expenses..................................    4,492,064      715,322
  Accrued interest..................................      913,624
  Unearned income...................................    1,752,248      252,789
                                                     ------------  -----------
    Total current liabilities.......................   11,006,557    2,144,295
                                                     ------------  -----------
LONG-TERM DEBT......................................   90,066,269    4,417,896
DEFERRED INCOME TAXES...............................      417,628      279,218
OTHER LONG-TERM LIABILITIES.........................       32,750       18,950
                                                     ------------  -----------
    Total long-term liabilities.....................   90,516,647    4,716,064
                                                     ------------  -----------
MINORITY INTEREST IN SUBSIDIARIES...................      625,652      528,928
                                                     ------------  -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDER'S EQUITY:
  Preferred Stock; $0.01 par value; 20,000,000
   shares authorized; no shares issued or outstand-
   ing..............................................
  Common Stock; $.01 par value; 10,000,000 shares
   authorized, 3,000 shares issued and outstanding
   in 1996..........................................                        30
  Class A Common Stock; $.01 par value; 200,000,000
   shares authorized; 29,667,883 shares issued and
   outstanding......................................      296,679
  Class B Common Stock; $.01 par value; 50,000,000
   shares authorized; 4,670,626 shares issued and
   outstanding......................................       46,706
  Class C Common Stock; $.01 par value; 10,000,000
   shares authorized; 1,295,518 shares issued and
   outstanding......................................       12,955
  Additional paid-in capital........................  155,710,741   30,318,420
  Accumulated deficit...............................   (2,860,041)    (590,084)
                                                     ------------  -----------
    Total stockholder's equity......................  153,207,040   29,728,366
                                                     ------------  -----------
TOTAL............................................... $255,355,896  $37,117,653
                                                     ============  ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

      YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM JULY 17, 1995
                      (INCORPORATION) TO DECEMBER 31, 1995

                                                PERIOD ENDED DECEMBER 31,
                                            -----------------------------------
                                               1997         1996        1995
                                            -----------  ----------  ----------
REVENUES:
  Tower (includes revenue from related
   parties of $389,000 and $70,000 in 1997
   and 1996, respectively)................  $13,025,257  $2,816,633  $  162,933
  Site acquisition services...............    2,122,547
  Video, voice and data transmission......    2,083,756
  Other...................................      276,907      80,245         186
                                            -----------  ----------  ----------
    Total operating revenues..............   17,508,467   2,896,878     163,119
                                            -----------  ----------  ----------
OPERATING EXPENSES:
  Operating expenses excluding
   depreciation and amortization and
   corporate general and administrative
   expenses:
   Tower..................................    6,080,273   1,362,284      59,417
   Site acquisition services..............    1,360,217
   Video, voice and data transmission.....    1,272,682
  Depreciation and amortization...........    6,326,323     989,936      57,428
  Corporate general and administrative
   expense................................    1,536,263     830,248     230,109
                                            -----------  ----------  ----------
    Total operating expenses..............   16,575,758   3,182,468     346,954
                                            -----------  ----------  ----------
INCOME (LOSS) FROM OPERATIONS.............      932,709    (285,590)   (183,835)
                                            -----------  ----------  ----------
OTHER INCOME (EXPENSE):
  Interest expense........................   (3,039,235)
  Interest income and other, net..........      235,023      36,204
  Minority interest in net earnings of
   subsidiaries...........................     (177,313)   (184,897)
                                            -----------  ----------  ----------
TOTAL OTHER EXPENSE.......................   (2,981,525)   (148,693)
                                            -----------  ----------  ----------
LOSS BEFORE BENEFIT (PROVISION) FOR INCOME
 TAXES AND EXTRAORDINARY LOSS.............   (2,048,816)   (434,283)   (183,835)
BENEFIT (PROVISION) FOR INCOME TAXES......      472,671     (45,390)     73,424
                                            -----------  ----------  ----------
LOSS BEFORE EXTRAORDINARY LOSS............   (1,576,145)   (479,673)   (110,411)
EXTRAORDINARY LOSS ON EXTINGUISHMENT OF
 DEBT, NET OF INCOME TAX BENEFIT OF
 $462,500.................................     (693,812)
                                            -----------  ----------  ----------
NET LOSS..................................  $(2,269,957) $ (479,673) $ (110,411)
                                            ===========  ==========  ==========
BASIC AND DILUTED PRO FORMA PER COMMON
 SHARE AMOUNTS:
  Loss before extraordinary loss..........  $     (0.03)
  Extraordinary loss......................        (0.01)
                                            -----------
  Net loss................................  $     (0.05)
                                            ===========
PRO FORMA WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING................   48,691,790
                                            ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

     YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM JULY 17, 1995
                     (INCORPORATION) TO DECEMBER 31, 1995

                      COMMON STOCK       COMMON STOCK          COMMON STOCK         COMMON STOCK
                   ------------------ -------------------- -------------------- --------------------
                                            CLASS A              CLASS B              CLASS C
                                      -------------------- -------------------- --------------------  ADDITIONAL
                   OUTSTANDING        OUTSTANDING          OUTSTANDING          OUTSTANDING            PAID-IN     ACCUMULATED
                     SHARES    AMOUNT   SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL       DEFICIT
                   ----------- ------ ----------- -------- ----------- -------- ----------- -------- ------------  -----------
Issuance of
 common stock to
 parent..........        10
Contributions
 from parent:
 Cash............                                                                                    $    242,215
 Non-cash........                                                                                       3,816,445
Cash transfers to
 parent..........                                                                                        (179,426)
Net loss.........                                                                                                  $  (110,411)
                     ------                                                                          ------------  -----------
BALANCE, DECEMBER
 31, 1995........        10                                                                             3,879,234     (110,411)
Issuance of
 common stock to
 parent..........     2,990     $30                                                                           (30)
Contributions
 from parent:
 Cash............                                                                                       2,548,557
 Non-cash........                                                                                      29,856,885
Transfers to par-
 ent:
 Cash............                                                                                      (4,866,226)
 Non-cash........                                                                                      (1,100,000)
Net loss.........                                                                                                     (479,673)
                     ------     ---                                                                  ------------  -----------
BALANCE, DECEMBER
 31, 1996........     3,000      30                                                                    30,318,420     (590,084)
Contributions
 from parent:
 Cash............                                                                                     143,073,631
 Non-cash........                                                                                          50,000
Transfers to par-
 ent:
 Cash............                                                                                     (16,650,000)
 Non-cash........                                                                                        (725,000)
Recapitalization
 (Note 8)........    (3,000)    (30)  29,667,883  $296,679  4,670,626  $ 46,706  1,295,518  $ 12,955     (356,310)
Net loss.........                                                                                                   (2,269,957)
                     ------     ---   ----------  --------  ---------  --------  ---------  -------- ------------  -----------
BALANCE, DECEMBER
 31, 1997........        --     $--   29,667,883  $296,679  4,670,626  $ 46,706  1,295,518  $ 12,955 $155,710,741  $(2,860,041)
                     ======     ===   ==========  ========  =========  ========  =========  ======== ============  ===========
                      TOTAL
                   -------------
Issuance of
 common stock to
 parent..........
Contributions
 from parent:
 Cash............  $    242,215
 Non-cash........     3,816,445
Cash transfers to
 parent..........      (179,426)
Net loss.........      (110,411)
                   -------------
BALANCE, DECEMBER
 31, 1995........     3,768,823
Issuance of
 common stock to
 parent..........
Contributions
 from parent:
 Cash............     2,548,557
 Non-cash........    29,856,885
Transfers to par-
 ent:
 Cash............    (4,866,226)
 Non-cash........    (1,100,000)
Net loss.........      (479,673)
                   -------------
BALANCE, DECEMBER
 31, 1996........    29,728,366
Contributions
 from parent:
 Cash............   143,073,631
 Non-cash........        50,000
Transfers to par-
 ent:
 Cash............   (16,650,000)
 Non-cash........      (725,000)
Recapitalization
 (Note 8)........
Net loss.........    (2,269,957)
                   -------------
BALANCE, DECEMBER
 31, 1997........  $153,207,040
                   =============

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      YEARS ENDED DECEMBER 31, 1997 AND 1996 AND PERIOD FROM JULY 17, 1995
                      (INCORPORATION) TO DECEMBER 31, 1995

                                             PERIOD ENDED DECEMBER 31,
                                       ---------------------------------------
                                           1997           1996         1995
                                       -------------  -------------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................. $  (2,269,957) $    (479,673) $(110,411)
 Adjustments to reconcile net loss to
  cash provided by (used in) operating
  activities:
  Depreciation and amortization.......     6,326,323        989,936     57,428
  Minority interest in net earnings of
   subsidiary.........................       177,313        184,897
  Amortization of deferred financing
   costs..............................       187,910
  Provision for losses on accounts
   receivable.........................       124,350         47,044
  Extraordinary loss, net.............       693,812
  Deferred income taxes...............       146,529        108,715
  Changes in assets and liabilities,
   net of acquisitions:
    Accounts receivable...............    (3,155,831)      (246,867)   (37,167)
    Prepaid and other current assets..       158,897       (226,814)   (54,499)
    Accounts payable and accrued
     expenses.........................     5,096,378      1,580,284     93,860
    Accrued interest..................       913,624
    Unearned income...................     1,499,459        252,789
    Other long-term liabilities.......        13,800         18,950
                                       -------------  -------------  ---------
Cash provided by (used in) operating
 activities...........................     9,912,607      2,229,261    (50,789)
                                       -------------  -------------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property
   and equipment and construction.....   (20,614,412)
  Payments for tower related
   acquisitions.......................  (184,075,851)
  Advances of notes receivable........   (10,961,416)
  Deposits and other long-term
   assets.............................    (1,131,247)
                                       -------------
  Cash used for investing activities..  (216,782,926)
                                       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under credit facility....   151,000,000      2,500,000
  Repayment of credit facility........   (65,000,000)
  Borrowings under other notes
   payable............................                      231,115
  Repayments of other notes payable...      (358,598)      (106,697)
  Contributions from parent...........   143,073,631      2,548,557    242,215
  Cash transfers to parent............   (16,650,000)    (4,866,226)  (179,426)
  Distributions to minority interest..      (419,160)      (174,650)
  Additions to deferred financing
   costs..............................    (2,553,414)
                                       -------------  -------------  ---------
Cash provided by financing
 activities...........................   209,092,459        132,099     62,789
                                       -------------  -------------  ---------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS..........................     2,222,140      2,361,360     12,000
CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD............................     2,373,360         12,000
                                       -------------  -------------  ---------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD...............................     4,595,500  $   2,373,360  $  12,000
                                       =============  =============  =========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Corporate Structure--American Tower Systems Corporation and subsidiaries (collectively, ATS or the Company) is a wholly-owned subsidiary of American Radio Systems Corporation (ARS or the Parent). American Tower Systems (Delaware), Inc. (ATSI) is a wholly-owned subsidiary of the Company which holds substantially all the operating assets and liabilities of the business.

The Company was incorporated on July 17, 1995 (Incorporation) for the purpose of acquiring, developing, marketing, managing and operating wireless communications tower sites throughout the United States, for use by wireless communications providers and television and radio broadcasters.

In January 1998, ATS completed a corporate restructuring pursuant to which ATS and ATSI contributed their assets and liabilities to a newly formed operating subsidiary, American Tower Systems, L.P., (ATSLP). In connection therewith, ATSI and ATSLP became co-borrowers under the Loan Agreement described in Note
4. The tax sharing agreement between ARS and ATS described in Note 7 was terminated in connection with the corporate restructuring.

ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including personal communications services (PCS), cellular, paging, specialized mobile radio, enhanced specialized mobile radio (ESMR) and fixed microwave, as well as radio and television broadcasters. ATS also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, site construction and antennae installation. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major built to suit construction projects. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas.

As of December 31, 1997, the Company owned and/or operated approximately 670 wireless communication sites, principally in the Northeast and Mid-Atlantic regions, Florida and California.

In September 1997, ARS entered into a merger agreement (as amended and restated in December 1997, the CBS Merger Agreement) with a subsidiary of CBS Corporation (CBS), pursuant to which a subsidiary of CBS will merge with and into ARS and ARS will become a subsidiary of CBS (the CBS Merger). Following consummation of the CBS Merger, ATS will operate as an independent, publicly owned corporation (the Tower Separation). Each holder of record, at the effective time of the CBS Merger, of shares of ARS common stock will receive:
(i) $44.00 per share in cash; and (ii) one share of ATS common stock of the same class as the class of ARS Common Stock to be surrendered. ARS and ATS will enter into certain agreements pursuant to the CBS Merger Agreement providing for, among other things, the orderly separation of ARS and ATS, the transfer of lease obligations to ATS of leased space on certain towers owned or leased by ARS to ATS, and the allocation of certain tax liabilities between ARS and ATS. ATS is obligated to reimburse ARS for the tax liabilities attributable to the distribution of ATS common stock pursuant to the CBS Merger and the earlier deconsolidation (for federal and state income tax purposes) of ATS from ARS (the CBS Merger Tax Liability). Based on an estimate of "fair market value" using available information as of March 27, 1998 of $16.00 per share of ATS common stock, the estimated CBS Merger Tax Liability is approximately $173.0 million of which approximately $20.0 million will be borne by ARS and the remaining obligation (of approximately $153.0 million) will be paid by ATS. The estimated federal income tax liability will increase or decrease by approximately $14.8 million for each $1.00 increase or decrease in the "fair market value" per share of the ATS common stock. ATS expects to use the proceeds of an equity offering or external financing to reimburse ARS for such tax liability if due in 1998 or to use borrowings under the Loan Agreement if due in 1999; the timing of such payment depends on when the CBS Merger is consummated. (See Note 5).

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

In addition, following the CBS Merger, ATS will assume ARS' lease obligations with respect to ARS' corporate headquarters in Boston, Massachusetts and certain senior executives of ARS will become employees of ATS. Future lease payments required under the lease agreements assumed aggregate approximately $1.6 million through July 2006.

The CBS Merger has been approved by the stockholders of ARS who hold sufficient voting power to approve such action. Consummation of the Merger is subject to, among other things, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (HSR Act) and the approval by the Federal Communications Commission (FCC) of the transfer of control of ARS' FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the CBS Merger is expected to be consummated in the Spring of 1998.

Principles of Consolidation and Basis of Presentation--The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates, where ATS owns more than 20 percent of the voting power of the affiliate but not in excess of 50 percent, are accounted for using the equity method. Separate financial information regarding equity method investees is not significant. The Company also consolidates its 50.1% interest and its 70.0% interest in two other tower communications limited liability companies, with the other members' investments reflected as minority interest in subsidiaries in the accompanying consolidated financial statements.

Through December 31, 1997, ATS effectively operated as a stand-alone entity, with its own corporate staff and headquarters, and received minimal assistance from personnel of the Parent. Accordingly, the accompanying consolidated financial statements do not include any cost allocations from the Parent. However, the consolidated financial statements may not reflect the results of operations or financial position of ATS had it been an independent public company during the periods presented.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the consolidated financial statements.

Revenue Recognition--Tower revenues are recognized when earned. Escalation clauses and other incentives present in tower lease agreements with the Company's customers are recognized on a straight-line basis over the term of the leases. Site acquisition and video voice and data transmission revenues are recognized as such services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

Corporate General and Administrative Expense--Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of the Company's individual business properties.

Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. The Company has policies governing the extension of credit and collection of amounts due from customers.

Derivative Financial Instruments--The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. The Company's interest rate protection agreements generally consist of interest rate swap agreements and interest rate cap agreements. These instruments are matched with either fixed or variable rate debt, and payments thereon are recorded on a settlement basis as an adjustment to interest expense. Premiums paid to purchase interest rate cap agreements are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes. (See Note 4).

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

Cash and Cash Equivalents--Cash and cash equivalents include cash on hand, demand deposits and short-term investments with remaining maturities when purchased of three months or less.

Property and Equipment and Unallocated Purchase Price--Property and equipment are recorded at cost, or at estimated fair value in the case of acquired properties. Cost includes expenditures for communications sites and related assets and the net amount of interest cost associated with significant capital additions. Approximately $458,000 and $120,000 of interest was capitalized for the years ended December 31, 1997 and 1996, respectively. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to fifteen years.

The excess of purchase price over the estimated fair value of net assets acquired has been preliminarily recorded as unallocated purchase price and is being amortized over an estimated aggregate useful life of fifteen years using the straight-line method. Accumulated amortization aggregated approximately $3,726,000 and $356,000 at December 31, 1997 and 1996, respectively. The consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for some acquisitions have not yet been finalized. The Company is currently conducting studies to determine the purchase price allocations and expects that upon final allocation the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's consolidated results of operations, liquidity or financial position.

Intangible Assets--Intangible assets are being amortized on a straight-line basis over their estimated useful lives, ranging from five to eight years. Other intangible assets consist principally of a noncompetition agreement, deferred financing costs and deferred acquisition costs. Deferred private placement fees and Tower Separation fees will be reclassified to additional paid-in capital upon consummation of the related transactions. (See Note 3).

Notes Receivable--In connection with the acquisition of OPM-USA-INC. (OPM) and the acquisition of Gearon & Co. Inc. (Gearon) described in Note 11, the Company entered into certain note agreements prior to consummation of these acquisitions. The Company agreed to advance OPM an amount not to exceed
$37.0 million, of which approximately $5.7 million (excluding accrued interest) was advanced as of December 31, 1997. The note bore interest at prime rate plus 3%, was unsecured and was settled upon closing of the OPM acquisition.

The Company agreed to advance Gearon an amount not to exceed $10.0 million prior to closing, of which approximately $5.0 million was advanced as of December 31, 1997. The note bore interest at approximately 7.25%, was unsecured and was paid upon closing of the Gearon acquisition.

Income Taxes--Deferred taxes are provided to reflect temporary differences in basis between book and tax assets and liabilities, and net operating loss carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. Through December 31, 1997, ATS filed as part of a consolidated filing group with ARS; there are no significant differences between the tax provision or benefit recorded and the amounts measured on a separate return basis. (See Note 7).

Pro Forma Loss Per Common Share--Pro forma loss per common share is computed using the number of shares of common stock expected to be outstanding upon consummation of the CBS Merger. These shares include shares issued pursuant to the stock purchase agreement described in Note 8 and the Gearon acquisition described in Note 11 and also includes shares of ATS common stock issuable upon exercise of ARS options (each ARS option in effect represents the right to receive $44 in cash and one ATS share; such exercise is expected to occur upon closing). Shares issuable upon exercise of ATS and ATSI options have been excluded from the computation as the effect is anti-dilutive. Had ATS and ATSI options been included in the computation, shares for diluted computation would have been increased by 5,268,255.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

Impairment of Long-Lived Assets--Recoverability of long-lived assets is determined by periodically comparing the forecasted undiscounted net cash flows of the operations to which the assets relate to the carrying amount, including associated intangible assets of such operations. Through December 31, 1997, no impairments requiring adjustment have occurred.

Stock-Based Compensation--Compensation related to equity grants or awards to employees is measured using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. (See Note 8).

Fair Value of Financial Instruments--The Company believes that the carrying value of all financial instruments, excluding the interest rate protection agreements, is a reasonable estimate of fair value as of December 31, 1997 and 1996. The fair value of the interest rate protection agreements are obtained from independent market quotes. These values represent the amount the Company would receive or pay to terminate the agreements taking into consideration current market interest rates. The Company would expect to pay approximately $97,000 to settle these agreements at December 31, 1997. There were no interest rate protection agreements at December 31, 1996. (See Note 4).

Retirement Plan--Employees of the Company are eligible for participation in a 401(k) plan sponsored by ARS, subject to certain minimum age and length-of-employment requirements. Administrative expenses of the plan are borne by ARS and are not significant to ATS. Under the plan, the Company matches 30% of the participants' contributions up to 5% of compensation. The Company contributed approximately $16,800 and $6,000 for the years ended December 31, 1997 and 1996, respectively. The Company's contributions for the period from Incorporation to December 31, 1995 were not material.

Recent Accounting Pronouncements--In June 1997, the FASB released FAS No. 130 "Reporting Comprehensive Income" (FAS 130), and FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). Those pronouncements will be effective in 1998. FAS 130 establishes standards for reporting comprehensive income items and will require the Company to provide a separate statement of comprehensive income; reported financial statement amounts will be affected by this adoption. FAS 131 establishes standards for reporting information about the Company's operating segments in its annual report and interim reports and will require the Company to adopt this standard in 1998.

In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which the Company will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in the Company's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption will not have any effect on reported consolidated results of operations or consolidated financial position.

Reclassifications--Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 presentation.

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following as of December 31:

                                                         1997         1996
                                                     ------------  -----------
   Land and improvements...........................  $ 17,955,568  $ 4,081,011
   Buildings and improvements......................    17,731,874
   Towers..........................................    48,315,930   11,473,259
   Technical equipment.............................     3,624,239       53,124
   Transmitter equipment...........................    18,211,996       13,550
   Office equipment, furniture, fixtures and other
    equipment......................................     4,076,212      317,025
   Construction in progress........................    10,641,639    4,276,410
                                                     ------------  -----------
       Total.......................................   120,557,458   20,214,379
   Less accumulated depreciation and amortization..    (2,939,682)    (504,856)
                                                     ------------  -----------
   Property and equipment, net.....................  $117,617,776  $19,709,523
                                                     ============  ===========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

3. OTHER INTANGIBLE ASSETS

Other intangible assets consisted of the following as of December 31:

                                                            1997        1996
                                                         ----------  ----------
   Non-compete agreement................................ $5,530,000
   Deferred financing costs.............................  2,519,312  $1,255,474
   Deferred acquisition costs...........................    438,238      93,965
   Deferred private placement fees......................    546,023
   Other................................................    100,923
                                                         ----------  ----------
      Total.............................................  9,134,496   1,349,439
   Less accumulated amortization........................   (710,090)    (13,078)
                                                         ----------  ----------
   Other intangible assets, net......................... $8,424,406  $1,336,361
                                                         ==========  ==========

4. FINANCING ARRANGEMENTS

Outstanding amounts under the Company's long-term financing arrangements consisted of the following as of December 31:

                                                           1997         1996
                                                        -----------  ----------
   Loan Agreement...................................... $88,500,000  $2,500,000
   Note payable--other.................................   1,466,854   1,557,701
   Other obligations...................................     209,806     477,557
                                                        -----------  ----------
   Total...............................................  90,176,660   4,535,258
   Less current portion................................    (110,391)   (117,362)
                                                        -----------  ----------
   Long-term debt...................................... $90,066,269  $4,417,896
                                                        ===========  ==========

Loan Agreements--In October 1997, ATSI entered into a new loan agreement with a syndicate of banks (the Loan Agreement), which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the Loan Agreement. The following discussion, with the exception of the information regarding interest rates and availability under the agreements, is based on the terms and conditions of the Loan Agreement. Collectively, the previous loan agreement and the 1997 Loan Agreement (as amended and restated on December 31, 1997 and March 27, 1998) are referred to as the Loan Agreements.

The Loan Agreement provides ATSI with a $250.0 million loan commitment based on ATSI maintaining certain operational ratios, and an additional $150.0 million loan at the discretion of ATSI. The Loan Agreement may be borrowed, repaid and reborrowed without reducing the availability until June 2005 except as specified in the Loan Agreement; thereafter, availability decreases in an amount equal to 50% of excess cash flow, as defined in the Loan Agreement, for the fiscal year immediately preceding the calculation date. In addition, the Loan Agreement requires commitment reductions in the event of sale of ATSI's common stock or debt instruments, and/or permitted asset sales, as defined in the Loan Agreement.

Outstanding amounts under the Loan Agreements bear interest at either LIBOR (5.90% as of December 31, 1997 and 5.78% as of December 31, 1996) plus 1.0% to 2.25% or Base Rate, as defined in the Loan Agreements, plus 0.00% to 1.00%. The spread over LIBOR and the Base Rate varies from time to time, depending upon ATSI's financial leverage. Under certain circumstances, ATSI may request that rates be fixed or capped. For the years ended December 31, 1997 and 1996, the weighted average interest rate of the Loan Agreements was 7.4% and 8.75%, respectively.

There was $32.7 million and $67.5 million available under the Loan Agreements at December 31, 1997 and 1996, respectively. ATSI pays quarterly commitment fees ranging from .375% to .50%, based on ATSI's financial leverage and the unused portion of the aggregated commitment. Commitment fees paid related to the Loan Agreements aggregated approximately $416,000 and $24,000 for the years ended December 31, 1997 and 1996, respectively.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

The Loan Agreement contains certain financial and operational covenants and other restrictions with which ATSI must comply, whether or not any borrowings are outstanding, including among others, maintenance of certain financial ratios, limitations on acquisitions, additional indebtedness and capital expenditures, as well as restrictions on cash distributions unless certain financial tests are met, and the use of borrowings. The obligations of ATSI under the Loan Agreement are collateralized by a first priority security interest in substantially all of the assets of ATSI. ATS has pledged all of its stock to the banks as security for ATSI's obligations under the Loan Agreement. ATS is in the process of negotiating an amended and restated loan agreement with its senior lenders, pursuant to which the Company expects that the existing maximum borrowing will be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS will be able to borrow an additional $150.0 million, subject to compliance with certain less restrictive ratios. Borrowings under an amended loan agreement will also be available to finance acquisitions. In connection with the refinancing, the Company expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

Following the closing of the Loan Agreement in October 1997, ATSI incurred an extraordinary loss of approximately $1,156,000 (approximately $694,000 net of the applicable income tax benefit) representing the write-off of deferred financing fees associated with the previous agreement.

Derivative Positions--Under the terms of the Loan Agreement, ATSI is required, under certain conditions, to enter into interest rate protection agreements. There were no such agreements outstanding at December 31, 1996. As of December 31, 1997, ATSI maintained a swap agreement, expiring in January 2001, under which the interest rate is fixed with respect to $7.3 million of notional principal amount at approximately 6.4%. ATSI also maintained two cap agreements; one expiring in July 2000, under which the interest rate is fixed with respect to $21.6 million of notional principal amount at approximately 9.5%, and one expiring in November 1999, under which the interest rate is fixed with respect to $7.0 million of notional principal amount at approximately 8.5%. ATSI's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform.

Note Payable--Other--A limited liability company, which is under majority control of the Company, has a note secured by the minority shareholder's interest in the limited liability company. Interest rates under this note are determined, at the option of the limited liability company, at either the Floating Rate (as defined in the note agreement) or the Federal Home Loan BankBoston rate plus 2.25%. As of December 31, 1997 and 1996, the effective interest rate on borrowings under this note was 8.02%. The note is payable in equal monthly principal payments with interest through 2006.

Other Obligations--In connection with various acquisitions, the Company assumed certain long-term obligations of the acquired entities. Substantially all of these obligations were repaid during 1997, with the remaining unpaid obligation payable in monthly installments through 2014.

Future principal payments required under the Company's financing arrangements at December 31, 1997 are approximately:

   Year Ending:
   1998............................................................. $   110,000
   1999.............................................................     119,000
   2000.............................................................     128,000
   2001.............................................................     137,000
   2002.............................................................     148,000
   Thereafter.......................................................  89,535,000
                                                                     -----------
     Total.......................................................... $90,177,000
                                                                     ===========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

5. COMMITMENTS AND CONTINGENCIES

Lease Obligations--The Company leases space for its existing offices in Florida, California, Pennsylvania and Virginia, space on various communications towers and land under operating leases that expire over various terms. The Company also subleases space on communications towers under substantially the same terms and conditions, including cancellation rights, as those found in its own lease contracts. Most leases allow cancellation at will or under certain technical circumstances. Many of the leases also contain renewal options with specified increases in lease payments upon exercise of the renewal option.

Future minimum rental payments under noncancelable leases in effect at December 31, 1997, excluding assumption of the ARS lease obligations described in Note 1, are approximately as follows:

   Year Ending:
   1998............................................................. $ 3,996,000
   1999.............................................................   3,508,000
   2000.............................................................   3,213,000
   2001.............................................................   2,706,000
   2002.............................................................   1,992,000
   Thereafter.......................................................  10,373,000
                                                                     -----------
     Total.......................................................... $25,788,000
                                                                     ===========

Aggregate rent expense under operating leases for the years ended December 31, 1997, 1996 and period ended December 31, 1995 approximated $2,110,000, $420,000, and $5,000, respectively.

Customer Leases--The Company leases space on its various tower properties (both owned and managed) to customers which typically are for set periods of time, although some leases are cancellable at the customers' option and others are automatically renewed and have no fixed term. Long-term leases typically contain provisions for renewals and specified rent increases over the lease term.

Future minimum rental receipts expected to be received from customers under noncancelable lease agreements in effect at December 31, 1997 are approximately as follows:

   Year Ending:
   1998............................................................. $21,017,000
   1999.............................................................  16,899,000
   2000.............................................................  14,691,000
   2001.............................................................  12,369,000
   2002.............................................................   8,128,000
   Thereafter.......................................................  26,892,000
                                                                     -----------
     Total.......................................................... $99,996,000
                                                                     ===========

Tower rental revenues under the Company's sub-leases approximated $978,000 and $468,000 for the years ended December 31, 1997 and 1996, respectively.

Acquisition Commitments--See Notes 9 and 11 for information with respect to acquisitions and related commitments.

CBS Merger--The CBS Merger Tax Liability has been estimated based on an assumed fair market value of the ATS Common Stock of $16.00 per share price, resulting in a tax liability of approximately $173.0 million, of which $20.0 million will be borne by ARS and the remaining obligation will be required to be paid by ATS pursuant to provisions of the CBS Merger Agreement. The Company's portion of the CBS Merger Tax Liability

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES is expected to be paid with the proceeds of an equity offering or external financing if due in 1998, or borrowings under ATS's Loan Agreement if due in 1999; the timing of such payment is dependent upon the timing of the consummation of the CBS Merger. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock.

The CBS Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the CBS Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the CBS Merger. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon future operations and events, including without limitation cash flow from operations, capital expenditures, and expenses of the CBS Merger, neither ARS nor ATS is able to state with any degree of certainty what payments, if any, will be owed following the closing date by either ARS or ATS to the other party.

Litigation--The Company periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of adverse outcome, have a material impact on the Company's consolidated financial position, the results of operations or liquidity.

6. RELATED PARTY TRANSACTIONS

The Company received revenues of approximately $389,000 and $70,000 from ARS for tower rentals at Company-owned sites for the years ended December 31, 1997 and 1996, respectively.

ARS has contributed substantially all of the Company's capitalization and had funded substantially all of the 1996 acquisitions and certain 1997 acquisitions described in Note 9.

In January 1998, ARS contributed certain tower sites to the Company (See Note
11).

In January 1998, the Company consummated the transactions contemplated by a stock purchase agreement with certain related parties. (See Note 8).

In December 1997, ARS contributed a tower site and related assets in West Palm Beach, Florida to the Company at ARS' book value, which approximated $50,000.

During January 1996, ARS contributed a tract of undeveloped land of approximately two acres to the Company. The transfer was recorded at ARS' book value of approximately $425,000.

In March 1996, ARS contributed approximately 200 acres of undeveloped land to the Company. The transfer was recorded at ARS' book value of approximately $2.3 million.

In November 1996, the Company transferred a tract of land to ARS. The transfer was recorded at ATS' book value of approximately $1.1 million.

In December 1996, ARS contributed a tower site and related assets in Peabody, Massachusetts to the Company at ARS' book value, which aggregated approximately $1.1 million.

In December 1996, ARS contributed a tower site and related assets located in Philadelphia, Pennsylvania, to the Company. These assets were contributed at their initial estimated fair value of approximately $1.5 million, based on a preliminary appraisal. In June 1997, the fair value of the tower site and related assets was determined to be approximately $775,000 based on a final independent appraisal. The net book value carried by ATS was adjusted by approximately $725,000 to reflect the change in estimate. This change in estimate did not have a material effect on the consolidated financial position or the results of operations of ATS.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

7. INCOME TAXES

Effective October 15, 1996, the Company entered into a tax sharing agreement with ARS. In accordance with this agreement, the Company's share of the consolidated federal income tax benefit (liability) is calculated as a portion of ARS' consolidated income tax benefit (liability). Any income tax benefit (provision) attributable to the Company is payable to (due from) ARS. The Company's reported provision or benefit is not significantly different from what would have been recorded on a separate return basis. The tax sharing agreement was terminated in connection with the corporate restructuring described in Note 1, pursuant to which the Company will now prepare and file income tax returns on a separate company basis.

The income tax benefit (provision) was comprised of the following:

                                                   PERIOD ENDED DECEMBER 31,
                                                   -------------------------
                                                     1997       1996     1995
                                                   ---------  --------  -------
   Current:
     Federal...................................... $ 444,236  $ 53,907  $62,503
     State........................................   174,964     9,418   10,921
   Deferred:
     Federal......................................  (125,545)  (92,547)
     State........................................   (20,984)  (16,168)
                                                   ---------  --------  -------
   Income tax benefit (provision)................. $ 472,671  $(45,390) $73,424
                                                   =========  ========  =======

A reconciliation between the U.S. statutory rate and the effective rate was as follows for the periods presented:

                                                             PERIOD ENDED
                                                             DECEMBER 31,
                                                            ------------------
                                                            1997   1996   1995
                                                            ----   ----   ----
   Statutory tax rate...................................... (34)%  (34)%  (34)%
   State taxes, net of federal benefit.....................  (6)    (6)    (6)
   Nondeductible intangible amortization...................  17     49
   Other...................................................          1
                                                            ---    ---    ---
   Effective tax rate...................................... (23)%   10 %  (40)%
                                                            ===    ===    ===

Significant components of the Company's deferred tax assets and liabilities were composed of the following as of December 31:

                                                           1997       1996
                                                         ---------  ---------
   Assets:
    Allowances for financial reporting purposes which
     are currently nondeductible--current............... $  62,560
    Net operating loss carryforwards....................            $   2,071
    Valuation allowances................................               (2,071)
   Liabilities:
    Property and equipment and intangible assets........  (417,628)  (168,125)
    Partnership investments.............................              (77,648)
    Long-term rental agreements.........................              (33,445)
                                                         ---------  ---------
   Net deferred tax liabilities......................... $(355,068) $(279,218)
                                                         =========  =========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDER'S EQUITY


Recapitalization--In November 1997, the Company restated its certificate of incorporation to increase the aggregate number of shares of all classes of stock which it is authorized to issue to 280,000,000 shares as follows:
20,000,000 shares of preferred stock $.01 par value per share, 260,000,000 shares of common stock $.01 par value per share, of which 200,000,000 is Class A, 50,000,000 is Class B and 10,000,000 is Class C. The Class A and B entitles the holder to one and ten votes, respectively, per share. The Class C is non-voting.

In addition, at that time, the Company effected a recapitalization, pursuant to which each share of the Company's existing common stock was cancelled and the Company was recapitalized with 29,667,883 shares of Class A common stock, 4,670,626 shares of Class B common stock and 1,295,518 shares of Class C common stock.

ATS Stock Purchase Agreement--On January 22, 1998, the Company consummated the transactions contemplated by the stock purchase agreement (the ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased
8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the CBS Merger or, in the event the CBS Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, as measured from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes are prepayable at any time at the option of the debtor and will be due and payable, at the option of the Company, in the event of certain defaults as described in the ATS Stock Purchase Agreement.

Stock Option Plans--In November 1997, the Company instituted the 1997 Stock Option Plan (the Plan) which provides for the granting of options to employees and directors to acquire up to 10,000,000 shares of ATS Class A and Class B Common Stock. The Plan is expected to be amended in connection with the ATC Merger, described in Note 11, to limit future grants to Class A Common Stock. No options were granted under the Plan during 1997. In January 1998, the Company granted 2,911,300 options at an exercise price of $10 per share to employees and directors of ATS and subsequently granted 1,400,000 options at an exercise price of $13 per share to employees of an acquired company. (See Note
11).

ATSI also has a stock option plan which provides for the granting of options to employees to acquire up to 1,000,000 shares of the common stock of ATSI, of which options to purchase an aggregate of 682,000 shares have been issued. In addition, approximately 599,000 options to purchase shares of ARS Common Stock held by current and future employees of ATS may be exchanged for ATS options. The ATSI options will be exchanged for ATS options and the ARS options may be exchanged in a manner that will preserve the spread in such options between the option exercise price and the fair market value of the stock subject thereto and the ratio of the spread to the exercise price prior to such conversion. These ARS options are expected to be exchanged, at least in part, into options to acquire, stock of ATS, as part of the CBS Merger.

Exercise prices in the case of incentive stock options are not less than the fair value of the underlying common stock on the date of grant. Exercise prices in the case of non-qualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant. There have been no option grants at exercise prices less than fair value.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

The following table summarizes the ATSI option activity for the periods presented:

                                                                    WEIGHTED
                                           EXERCISE     NUMBER      AVERAGE
                                             PRICE     CURRENTLY   REMAINING
                                 OPTIONS   PER SHARE  EXERCISABLE LIFE (YEARS)
                                 -------  ----------- ----------- ------------
Granted during 1996 and
 outstanding at December 31,
 1996........................... 550,000        $5.00   160,000       8.71
Granted......................... 172,000  $7.50-$8.00                 9.24
Cancelled....................... (40,000)       $5.00
                                 -------  -----------   -------       ----
Outstanding as of December 31,
 1997........................... 682,000                160,000       8.89
                                 =======                =======       ====

As described in Note 1, the intrinsic value method is used to determine compensation associated with stock option grants. No compensation cost has been recognized to date for grants under the Plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net loss would have been approximately $2,492,000 and approximately $568,000 for the years ended December 31, 1997 and 1996, respectively. Pro forma basic and diluted net loss per common share would have been approximately $(0.05) for the year ended December 31, 1997.

The "fair value" of each option grant is estimated on the date of grant using the minimum value method based on the following key assumptions: risk-free interest rate of 6.3% and expected lives of 5 years. In accordance with the provisions of SFAS 123, since the Company's stock is not publicly traded, expected volatility in stock price has been omitted in determining the fair value for options granted.

9. ACQUISITIONS

 1997 Acquisitions--

In December 1997, the Company consummated the acquisition of a tower site in Northern California for approximately $2.0 million.

In October 1997, the Company acquired two affiliated entities operating approximately 110 tower sites and a tower site management business located principally in northern California for approximately $45.0 million. In connection therewith, the Company had also agreed to loan up to $1.4 million to the sellers on an unsecured basis, of which approximately $0.26 million had been advanced and was repaid at closing.

In October 1997, the Company acquired tower sites and certain video, voice and data transport operations for approximately $70.25 million. The acquired business owned or leased approximately 128 tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas.

In September 1997, the Company acquired nine tower sites in Massachusetts and Rhode Island for approximately $7.2 million and land in Oklahoma for approximately $0.6 million.

In August 1997, the Company acquired six tower sites in Connecticut and Rhode Island for approximately $1.5 million.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

In July 1997, the Company, in individual transactions, acquired the following:

    (i) the assets of three affiliated entities which owned and operated approximately fifty towers and a tower site management business in southern California for an aggregate purchase price of approximately $33.5 million;

    (ii) the assets of one tower site in Washington, D.C. for approximately $0.9 million;

    (iii) the assets of six tower sites in Pennsylvania for approximately $0.3 million and

    (iv) the rights to build five tower sites in Maryland for approximately $0.5 million.

In May 1997, the Company acquired 21 tower sites and a tower site management business in Georgia, North Carolina and South Carolina for approximately $5.4 million. The agreement also provides for additional payments by the Company if the seller is able to arrange for the purchase or management of tower sites presently owned by an unaffiliated public utility in South Carolina, which payments could aggregate up to approximately $1.2 million; management believes that it is unlikely that any such arrangement will be entered into.

In May 1997, the Company acquired the assets of two affiliated companies engaged in the site acquisition business in various locations in the United States for approximately $13.0 million.

In May 1997, the Company and an unaffiliated party formed a limited liability company to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Company advanced approximately $0.8 million to this entity and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The Company is obligated to provide additional financing for the construction of these and any additional towers it may approve; the obligation for such 50 tower sites is estimated to be approximately $5.3 million. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

In May 1997, the Company acquired three tower sites in Massachusetts for approximately $0.26 million.

 1996 Acquisitions--

In February 1996, the Company acquired Skyline Communications and Skyline Antenna Management in exchange for an aggregate of 26,989 shares of ARS Class A Common Stock, having a fair value of approximately $774,000, $2.2 million in cash, and the assumption of approximately $300,000 of long-term debt which was paid at closing. Skyline Communications owned eight towers, six of which are in West Virginia and the remaining two in northern Virginia. Skyline Antenna Management managed more than 200 antenna sites, primarily in the northeast region of the United States.

In April 1996, the Company acquired BDS Communications, Inc. and BRIDAN Communications Corporation for 257,495 shares of ARS Class A common stock having a fair value of approximately $7.4 million and $1.9 million in cash of which approximately $1.5 million was paid at closing. BDS Communications owned three towers in Pennsylvania and BRIDAN Communications managed or had sublease agreements on approximately forty tower sites located throughout the mid-Atlantic region.

In July 1996, the Company entered into a limited liability company agreement with an unaffiliated party relating to the ownership and operation of a tower site in Needham, Massachusetts, whereby the Company acquired a 50.1% interest in the corporation for approximately $3.8 million in cash. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

 In October 1996, the Company acquired the assets of tower sites in Hampton, Virginia and North Stonington, Connecticut for approximately $1.4 million and $1.0 million in cash, respectively.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

Substantially all of the 1996 acquisitions were consummated by ARS and the net assets were subsequently contributed to the Company.

The acquisitions consummated during 1997 and 1996 have been accounted for by the purchase method of accounting. The purchase price has been preliminarily allocated to the assets acquired, principally intangible and tangible assets, and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as unallocated purchase price. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals of the assets acquired have not been finalized. The Company does not expect any changes in depreciation and amortization as a result of such appraisals to be material to the consolidated results of operations.

Unaudited Pro Forma Operating Results--The operating results of these acquisitions have been included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1996 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 or results which may occur in the future.

                                                     YEAR ENDED    YEAR ENDED
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1997          1996
                                                    ------------  ------------
   Net revenues.................................... $44,933,000   $35,601,000
   Loss before extraordinary loss..................  (8,998,000)  (21,716,000)
   Net loss........................................  (9,692,000)  (21,716,000)
   Basic and diluted pro forma loss per common
    share..........................................       (0.20)

10. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information and noncash investing and financing activities are as follows:

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
Supplemental cash flow information:
  Cash paid during the period for interest (including
   amounts capitalized)..............................  $2,398,201  $    90,539
  Cash paid during the period for income taxes.......     124,988
Noncash investing and financing activities:
  Property and equipment transferred from Parent.....      50,000   11,103,352
  Property and equipment transferred to Parent.......    (725,000)
  Land transferred to Parent.........................               (1,100,000)
  Deferred financing costs paid by Parent............                1,255,474
  Investment in affiliate paid by Parent.............                  325,000
Details of acquisitions financed by Parent:
  Purchase price of net assets acquired..............               20,954,401
  Liabilities assumed................................               (2,219,637)
  Stock issued by Parent.............................               (8,153,312)
                                                                   -----------
  Cash paid by Parent................................               10,581,452
  Less: cash acquired................................               (1,600,000)
                                                                   -----------
  Net cash paid by Parent for acquisitions...........              $ 8,981,452
                                                                   ===========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

11. OTHER TRANSACTIONS

 Consummated Transactions:

In January 1998, the Company consummated an agreement to acquire all of the outstanding stock of Gearon, a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of ATS Class A Common Stock. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and owns or has under construction approximately 40 tower sites. Following consummation, the Company granted options to acquire up to 1,400,000 shares of Class A Common Stock at an exercise price of $13.00 to employees of Gearon. (See Notes 1 and 8).

In January 1998, the Company consummated the acquisition of OPM, a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The Company had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.7 million, excluding accrued interest). (See Note 1).

In January 1998, the Company consummated the acquisition of a communications site with six towers in Tucson, Arizona for approximately $12.0 million.

In January 1998, the Company consummated the acquisition of a tower near Palm Springs, California for approximately $0.75 million.

In January 1998, ARS transferred to ATS 14 communications sites currently used by ARS and various third parties (with an ARS net book value of approximately $4.2 million), and ARS and ATS entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by ARS of the sites from third parties.

In February 1998, the Company acquired 11 communications tower sites in northern California for approximately $11.8 million.

 Pending Transactions:

In December 1997, the Company entered into a merger agreement with American Tower Corporation (ATC) pursuant to which ATC will merge with and into ATS, which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately 30.0 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which will become options to acquire ATS Class A Common Stock). ATC is engaged in the business of acquiring, developing, and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. At December 31, 1997, ATC owned and operated approximately 775 communications towers located in 31 states primarily in the western, eastern and southern United States. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (HSR Act) waiting period, and is expected to occur in the Spring of 1998.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


In January 1998, the Company entered into an agreement to purchase the assets relating to a teleport business serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

In February 1998, the Company entered into an agreement to acquire a tower in Sacramento, California for approximately $1.2 million.

Consummation of the pending transactions, which are subject to certain conditions, including in certain cases, receipt of FCC approvals and the expiration or earlier termination of the HSR Act waiting period, are expected to occur in the second quarter of 1998.

                              *  *   *   *   *   *

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Stockholders and Board of Directors
OmniAmerica, Inc. (formerly Specialty Teleconstructors, Inc.)

  We have audited the accompanying consolidated balance sheet of OmniAmerica, Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OmniAmerica, Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) at June 30, 1998, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG, LLP

Dallas, Texas
September 16, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
OmniAmerica, Inc. (formerly Specialty Teleconstructors, Inc.):

  We have audited the accompanying consolidated balance sheet of OmniAmerica, Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1997, and the related consolidated statements of earnings, stockholders equity, and cash flows for each of the years in the two year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Novak & Lackey Construction Co., Inc. (N&L), a wholly owned subsidiary for the year ended June 30, 1996. Those financial statements of N&L reflect total revenues constituting 19.24 percent of consolidated total revenues in 1996. Those financial statements of N&L were audited by other auditors whose report was furnished to us, and our opinion, insofar as it relates to the amounts included for N&L, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OmniAmerica Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1997, and the results of their operations and their cash flows for each of the years in the two year period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Albuquerque, New Mexico
August 29, 1997

                                BILL MITTS, INC.

                          CERTIFIED PUBLIC ACCOUNTANT

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Novak & Lackey Construction Co., Inc.

  I have audited the accompanying statements of earnings, changes in stockholders' equity and cash flows for NOVAK & LACKEY CONSTRUCTION CO., INC. for the year ended June 30, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

  I conducted my audit in accordance with generally accepted auditing standards. Such standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

  In my opinion, the financial statements referred to above, present fairly, in all material respects, the results of operations and cash flows of NOVAK & LACKEY CONSTRUCTION CO., INC. for the year ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Bill Mitts, Inc.

Oklahoma City, Oklahoma
May 8, 1997

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                                                     JUNE 30,
                                                                             ------------------------- SEPT. 30, 1998
                                                                                 1998         1997      (UNAUDITED)
                                                                             ------------  ----------- --------------
ASSETS (SUBSTANTIALLY PLEDGED)
Current assets:
 Cash and cash equivalents.................................................  $  4,349,324  $   989,720  $    786,073
 Available for sale securities.............................................           --       769,850           --
 Contracts receivable, less allowance for doubtful accounts of
  $390,230, $355,000 and $390,230 in 1998, 1997 and September 30, 1998,
  respectively.............................................................    17,349,853   14,740,479    22,611,877
 Costs and estimated earnings in excess of billings on uncompleted
  contracts (note 3).......................................................     3,747,671    2,233,289     5,800,903
 Components inventory......................................................     3,430,868    2,664,239     3,572,624
 Prepaid income taxes......................................................       287,849      407,477           --
 Other current assets......................................................       891,148      283,760     1,214,547
                                                                             ------------  -----------  ------------
 Total current assets......................................................    30,056,713   22,088,814    33,986,024
Property and equipment, net (note 4).......................................    50,847,107    8,429,906    80,524,265
Goodwill, net of amortization of $808,250, $43,383 and $1,927,686 in 1998,
 1997 and September 30, 1998, respectively.................................    87,993,151    1,512,555    92,333,055
Investment in unconsolidated subsidiary (note 5)...........................     7,889,650          --      8,047,011
Other assets, net..........................................................     2,536,804      331,989     2,333,323
                                                                             ------------  -----------  ------------
                                                                             $179,323,425  $32,363,264  $217,223,678
                                                                             ============  ===========  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Trade accounts payable....................................................  $  8,802,734  $ 4,021,694  $ 12,555,104
 Lines of credit (note 8)..................................................           --     3,387,910           --
 Notes payable to stockholder (note 14)....................................        80,000    2,000,000           --
 Billings in excess of costs and estimated earnings on uncompleted
  contracts (note 3).......................................................       758,932      597,939       362,408
 Accrued expenses..........................................................     2,171,429      790,975     2,331,180
 Current installments of notes and capital leases payable (note 8).........       474,696      573,798       600,696
 Deferred income taxes (note 11)...........................................           --       384,600           --
                                                                             ------------  -----------  ------------
 Total current liabilities.................................................    12,287,791   11,756,916    15,849,388
Deferred income taxes (note 11)............................................       213,378       90,000       214,666
Notes and capital leases payable, excluding current installments (note 8)..    31,631,459    2,012,081    62,912,825
                                                                             ------------  -----------  ------------
 Total liabilities.........................................................    44,132,628   13,858,997    78,976,879
                                                                             ------------  -----------  ------------
Stockholders' equity:
 Common stock, $.01 par value. Authorized 100,000,000 shares;
  issued 15,070,294, 7,876,554 and 15,206,299 shares in 1998, 1997 and at
  September 30, 1998, respectively (notes 9, 10 and 15)....................       150,703       78,765       152,063
 Additional paid-in capital................................................   129,131,297   12,015,667   131,931,279
 Treasury stock, at cost, 100,000 shares...................................    (1,387,500)         --     (1,387,500)
 Note receivable from officer and director (note 14).......................      (600,000)         --       (600,000)
 Retained earnings.........................................................     7,896,297    6,409,835     8,150,957
                                                                             ------------  -----------  ------------
 Total stockholders' equity................................................   135,190,797   18,504,267   138,246,799
Commitments and contingencies (notes 6, 13, 15 and 17).....................
                                                                             ------------  -----------  ------------
                                                                             $179,323,425  $32,363,264  $217,223,678
                                                                             ============  ===========  ============

          See accompanying notes to consolidated financial statements.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                   THREE MONTHS ENDED
                                 YEARS ENDED JUNE 30,                 SEPTEMBER 30,
                          -------------------------------------  ------------------------
                                                                    1998         1997
                             1998         1997         1996      (UNAUDITED)  (UNAUDITED)
                          -----------  -----------  -----------  -----------  -----------
Revenues earned:
 Installation services..  $53,038,988  $57,250,485  $28,567,033  $18,561,266  $11,466,225
 Component sales........    8,501,147    8,376,315    4,018,953    3,747,498    1,333,731
 Tower leasing..........    1,258,936          --           --     2,128,787          --
                          -----------  -----------  -----------  -----------  -----------
 Total revenues earned..   62,799,071   65,626,800   32,585,986   24,437,551   12,799,956
                          -----------  -----------  -----------  -----------  -----------
Cost of revenues earned:
 Cost of installation
  services..............   45,684,581   48,298,454   22,571,215   15,492,601    9,309,024
 Cost of component
  sales.................    5,589,902    5,113,096    3,031,256    3,075,112      973,679
 Cost of tower leasing..      659,281          --           --     1,463,707          --
                          -----------  -----------  -----------  -----------  -----------
 Total cost of revenues
  earned................   51,933,764   53,411,550   25,602,471   20,031,420   10,282,703
                          -----------  -----------  -----------  -----------  -----------
Gross profit on revenues
 earned.................   10,865,307   12,215,250    6,983,515    4,406,131    2,517,253
Compensation expense for
 cashless option
 exercises (note 10)....      719,000          --           --           --           --
Selling, general and
 administrative
 expenses...............    8,233,490    5,915,808    3,410,546    3,397,483    1,210,376
                          -----------  -----------  -----------  -----------  -----------
 Earnings from
  operations............    1,912,817    6,299,442    3,572,969    1,008,648    1,306,877
                          -----------  -----------  -----------  -----------  -----------
Other income (expenses):
 Interest income........      157,015      181,516      275,397       11,560       17,344
 Interest expense.......     (623,723)    (429,615)     (82,027)    (626,123)     (78,695)
 Equity in earnings of
  unconsolidated
  subsidiary............      219,569          --           --       157,361          --
 Other, net.............      143,434      (20,101)      (5,963)      13,214       51,471
                          -----------  -----------  -----------  -----------  -----------
                             (103,705)    (268,200)     187,407     (443,988)      (9,880)
                          -----------  -----------  -----------  -----------  -----------
 Earnings before income
  taxes.................    1,809,112    6,031,242    3,760,376      564,660    1,296,997
Income taxes............      832,000      343,500      564,800      310,000      508,900
                          -----------  -----------  -----------  -----------  -----------
 Net earnings...........  $   977,112  $ 5,687,742  $ 3,195,576  $   254,660  $   788,097
                          ===========  ===========  ===========  ===========  ===========
Shares of common stock
 used in computing
 earnings per share:
 Basic..................    9,274,676    7,110,282    6,872,308   15,065,328    7,891,486
 Diluted................    9,562,121    7,467,990    6,881,173   15,362,774    8,164,386
Net earnings per common
 share:
 Basic..................  $       .11  $       .80  $       .46  $       .02  $       .10
                          ===========  ===========  ===========  ===========  ===========
 Diluted................  $       .10  $       .76  $       .46  $       .02  $       .10
                          ===========  ===========  ===========  ===========  ===========
Pro forma information
 (note 12):
 Net earnings...........               $ 5,687,742  $ 3,195,576
 Pro forma adjustment
  for 1997 and 1996
  income taxes of
  acquired entity
  previously filing as
  an S Corporation......                 2,140,500      891,300
                                       -----------  -----------
Pro forma net earnings
 after adjustment for
 income taxes of
 acquired entity........               $ 3,547,242  $ 2,304,276
                                       ===========  ===========
Pro forma net earnings
 per common share:
 Basic..................               $       .50  $       .34
                                       ===========  ===========
 Diluted................               $       .47  $       .33
                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996
             AND THREE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

                                                                           NOTE
                                                                        RECEIVABLE
                                                                           FROM
                             COMMON STOCK      ADDITIONAL                OFFICER
                          -------------------   PAID-IN     TREASURY       AND       RETAINED
                            SHARES    AMOUNT    CAPITAL       STOCK      DIRECTOR    EARNINGS       TOTAL
                          ---------- -------- ------------ -----------  ----------  -----------  ------------
Balance at June 30,
 1995...................   6,872,308 $ 68,723 $  5,344,298 $       --   $     --    $ 2,687,991  $  8,101,012
Distributions of prior S
 Corporation earnings...         --       --           --          --         --       (850,750)     (850,750)
Net earnings............         --       --           --          --         --      3,195,576     3,195,576
                          ---------- -------- ------------ -----------  ---------   -----------  ------------
Balance at June 30,
 1996...................   6,872,308   68,723    5,344,298         --         --      5,032,817    10,445,838
Issuance of common stock
 and warrants to acquire
 common stock, net......     668,985    6,690    3,686,003         --         --            --      3,692,693
Acquisitions (note 15):
 Data Cell Systems,
  Inc...................      93,400      934      664,576         --         --            --        665,510
 Paramount Communication
  Systems, Inc..........     186,047    1,860    1,728,324         --         --            --      1,730,184
 Specialty Constructors
  Coatings, Inc.........      55,814      558      592,466         --         --            --        593,024
Distributions of prior S
 Corporation earnings...         --       --           --          --         --     (4,310,724)   (4,310,724)
Net earnings............         --       --           --          --         --      5,687,742     5,687,742
                          ---------- -------- ------------ -----------  ---------   -----------  ------------
Balance at June 30,
 1997...................   7,876,554   78,765   12,015,667         --         --      6,409,835    18,504,267
Issuance of common
 stock, net.............     322,892    3,229    2,886,720         --         --            --      2,889,949
Acquisitions (note 15):
 Ellis Tower............     120,848    1,209    1,796,410         --         --            --      1,797,619
 OmniAmerica............   6,750,000   67,500  112,432,500         --         --            --    112,500,000
Purchase of treasury
 stock..................         --       --           --   (1,387,500)       --            --     (1,387,500)
Return of prior S
 Corporation earnings
 distribution...........         --       --           --          --         --        509,350       509,350
Note receivable from
 officer and director
 (note 14)..............         --       --           --          --    (600,000)          --       (600,000)
Net earnings............         --       --           --          --         --        977,112       977,112
                          ---------- -------- ------------ -----------  ---------   -----------  ------------
Balance at June 30,
 1998...................  15,070,294  150,703  129,131,297  (1,387,500)  (600,000)    7,896,297   135,190,797
Exercise of stock
 options (unaudited)....      54,735      547      313,933         --         --            --        314,480
Issuance of common
 shares to acquire
 Teleforce
 Communications, LLC
 (unaudited)............      81,270      813    2,486,049         --         --            --      2,486,862
Net earnings
 (unaudited)............         --       --           --          --         --        254,660       254,660
                          ---------- -------- ------------ -----------  ---------   -----------  ------------
Balance at September 30,
 1998 (unaudited).......  15,206,299 $152,063 $131,931,279 $(1,387,500) $(600,000)  $ 8,150,957  $138,246,799
                          ========== ======== ============ ===========  =========   ===========  ============

          See accompanying notes to consolidated financial statements.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               YEARS ENDED JUNE 30,           THREE MONTHS ENDED SEPTEMBER 30,
                         -----------------------------------  ---------------------------------
                            1998         1997        1996     1998 (UNAUDITED) 1997 (UNAUDITED)
                         -----------  ----------  ----------  ---------------- ----------------
Cash flows from
 operating activities:
 Net earnings..........  $   977,112  $5,687,742  $3,195,576    $   254,660      $   788,097
 Adjustments to
  reconcile net
  earnings to net cash
  provided by (used in)
  operating activities:
 Provision for
  uncollectible
  receivables..........      225,000     355,000         --             --               --
 Depreciation of
  property and
  equipment............    2,282,084   1,496,830     540,083        837,933          415,864
 Amortization..........      799,867     134,185      94,418      1,119,436           48,923
 Compensation expense
  for cashless option
  exercises............      719,000         --          --             --               --
 Equity in earnings of
  unconsolidated
  subsidiary...........     (219,569)        --          --        (157,361)             --
 Gain on sale of
  equipment............          --      (10,489)      5,112            --               --
 Changes in certain
  assets and
  liabilities, net of
  acquisitions:
  Contracts
   receivable..........   (1,869,714) (4,636,796) (5,108,595)    (4,887,024)       2,806,729
  Prepaid income
   taxes...............      119,628    (344,726)    290,631        287,849          193,109
  Costs and estimated
   earnings in excess
   of billings on
   uncompleted
   contracts...........   (1,514,382)   (945,959)   (703,645)    (2,053,232)      (1,719,735)
  Components
   inventory...........     (680,417) (1,769,594)   (433,727)      (141,756)        (172,564)
  Other current
   assets..............     (292,647)   (172,919)    (44,167)      (119,918)        (140,108)
  Trade accounts
   payable.............    4,109,132     808,416   2,033,040      3,752,370         (203,840)
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted
   contracts...........     (335,738)    355,359     (61,740)      (396,524)         (60,786)
  Accrued expenses.....      473,530    (444,544)    693,592        159,751          (86,926)
  Current income
   taxes...............          --     (578,200)    577,187            --           305,076
  Deferred income
   taxes...............     (261,222)   (210,300)   (286,737)         1,288          (50,786)
                         -----------  ----------  ----------    -----------      -----------
   Net cash provided by
    (used in) operating
    activities.........    4,531,664    (275,995)    791,028     (1,342,528)       2,123,053
                         -----------  ----------  ----------    -----------      -----------
Cash flows from
 investing activities:
 Purchases of property
  and equipment, net...  (22,182,316) (3,609,094) (3,252,856)   (32,120,235)        (153,995)
 Acquisition costs
  recorded as
  goodwill.............   (3,499,319)        --          --             --               --
 Acquisitions, net of
  cash acquired........    1,665,555     (80,263)        --             --               --
 Cash expended in
  acquisitions of
  Teleforce
  Communications,
  LLC..................          --          --          --        (640,000)             --
 Purchases of other
  assets...............     (382,450)        --          --             --               --
 Proceeds from sale of
  available for sale
  securities...........      769,850         --          --             --            67,057
 Purchases of available
  for sale securities,
  net..................          --     (473,815)     (4,082)           --               --
                         -----------  ----------  ----------    -----------      -----------
   Net cash used in
    investing
    activities.........  (23,628,680) (4,163,172) (3,256,938)   (32,760,235)         (86,938)
                         -----------  ----------  ----------    -----------      -----------
Cash flows from
 financing activities:
 Lines of credit, net..   (3,387,910)  1,255,910   1,362,000            --        (1,957,752)
 Borrowings from notes
  payable..............   29,162,211     661,500     888,979     30,496,087              --
 Payment of deferred
  financing fees.......   (1,340,000)        --          --             --               --
 Principal payments on
  notes payable........     (750,480)   (783,110)   (125,686)      (191,055)        (279,307)
 Borrowings from notes
  payable to
  stockholder..........          --    2,000,000     500,000            --               --
 Principal payments on
  notes payable to
  stockholder..........   (1,410,650)   (500,000)        --         (80,000)        (406,000)
 Proceeds from sale of
  common stock and
  warrants to acquire
  common stock, net....    1,570,949   3,692,693         --         314,480           89,679
Acquisition of treasury
 stock.................   (1,387,500)        --          --             --               --
Distributions of prior
 S Corporation
 earnings..............          --   (4,310,724)   (850,750)           --               --
                         -----------  ----------  ----------    -----------      -----------
   Net cash provided by
    (used in) financing
    activities.........   22,456,620   2,016,269   1,774,543     30,539,512       (2,553,380)
                         -----------  ----------  ----------    -----------      -----------
   Net increase
    (decrease) in cash
    and cash
    equivalents........    3,359,604  (2,422,898)   (691,367)    (3,563,251)        (517,265)
Cash and cash
 equivalents at
 beginning of year.....      989,720   3,412,618   4,103,985      4,349,324          989,720
                         -----------  ----------  ----------    -----------      -----------
Cash and cash
 equivalents at end of
 year..................  $ 4,349,324  $  989,720  $3,412,618    $   786,073      $   472,455
                         ===========  ==========  ==========    ===========      ===========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                     YEARS ENDED JUNE 30,
                                               --------------------------------
                                                  1998       1997       1996
                                               ---------- ---------- ----------
Supplemental disclosure of cash flow
 information:
 Interest paid................................ $  623,723 $  478,177 $  108,707
                                               ========== ========== ==========
 Income taxes paid............................ $1,220,587 $1,318,977 $1,142,009
                                               ========== ========== ==========
 Acquisition of vehicles in exchange for notes
  payable..................................... $1,108,545 $1,208,056        --
                                               ========== ========== ==========
 Note receivable from stockholder in exchange
  for common stock............................ $  600,000        --         --
                                               ========== ========== ==========
 Return of prior S Corporation earnings
  distribution................................ $  509,350        --         --
                                               ========== ========== ==========

Acquisitions of net assets of Ellis Tower and OmniAmerica Holdings in exchange for cash and common stock of the Company in the year ended June 30, 1998 and Paramount, Data Cell, and Coatings in exchange for cash and common stock of the Company in the year ended June 30, 1997 and the related fair value of assets acquired and liabilities assumed at the date of the acquisition were as follows:

                                                         1998         1997
                                                     ------------  ----------
Contracts receivable................................ $  1,175,989  $1,348,404
Costs and estimated earnings in excess of billings
 on uncompleted contracts...........................          --     (169,674)
Components inventory................................       86,212     204,888
Other current assets................................      314,741         --
Property and equipment..............................   21,408,424     934,550
Goodwill............................................   87,069,134   1,593,397
Investment in unconsolidated subsidiary.............    7,670,081         --
Other assets........................................      482,365     100,066
Trade accounts payable..............................     (671,908)   (475,809)
Billings in excess of costs and estimated earnings
 on uncompleted contracts...........................     (496,731)        --
Accrued expenses....................................     (906,924)     (6,883)
Notes and capital leases payable....................          --     (459,957)
Common stock issued................................. (114,297,619) (2,988,719)
                                                     ============  ==========

          See accompanying notes to consolidated financial statements.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1998, 1997 AND 1996
         AND THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)

(1) ORGANIZATION, DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

On September 14, 1998, Specialty Teleconstructors, Inc. ("STI"), through a merger with a wholly-owned subsidiary of STI, changed its name from STI to OmniAmerica, Inc. ("OmniAmerica" or the "Company") and changed its state of incorporation from Nevada to Delaware.

The Company is headquartered in Cedar Crest, New Mexico and was formed as a holding company to combine the operations of its principal operating subsidiaries, OmniAmerica Towers, Inc., OmniAmerica Development Corporation, OmniAmerica Holdings Corporation, South Atlantic Tower Corporation, Specialty Constructors, Inc., Specialty Constructors Coatings, Inc., Specialty Management, Inc., OmniTower, Ltd., Microwave Tower Service, Inc., Novak & Lackey Construction Company, Inc., and Specialty Combined Resources, Inc. The Company is a leading provider of wireless communications and broadcast tower services to the United States communications industry. The Company's tower services include owning, leasing, managing and developing multi-use telecommunications sites for radio and television broadcasting, paging, cellular, personal communications services and other wireless technologies; providing wireless infrastructure building and implementation services primarily for providers of wireless communication services in the United States; and manufacturing and selling wireless infrastructure components used in the construction and maintenance of wireless communication transmitting and receiving facilities. The Company's customers are located throughout the country.

Effective March 31, 1997, a subsidiary of the Company merged with Novak & Lackey Construction Co., Inc. ("N&L") and on June 30, 1997, a subsidiary of the Company merged with Microwave Tower Service, Inc. ("MTS"). Both transactions were accounted for as pooling of interests business combinations. Accordingly, the Company's consolidated financial statements prior to these transactions have been restated to reflect the combined operations (see note 15) for all periods presented.

The unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and accordingly, they do not include all of the information and disclosures normally required by generally accepted accounting principles for complete financial statements. The interim financial information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of results for interim periods. Results for the three month period ended September 30, 1998 are not necessarily indicative of the results to be expected for a full year.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in a 33 1/3% owned affiliated company is accounted for on the equity basis of accounting and accordingly, the respective statements of earnings includes the Company's proportionate share of the affiliate's income since its date of acquisition during fiscal 1998.

(b) Revenue Recognition

Revenues from installation services are recognized on the percentage-of-completion method. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues recognized.

Revenues from the sale of components are recognized upon shipment to the customer.

Revenues from tower leasing are recognized ratably as earned over the respective tower lease terms.

(c) Statements of Cash Flows

For purposes of statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(d) Available for Sale Securities

Investment securities consist of stocks, municipal bonds and mutual funds. In accordance with Statement of Financial Accounting Standard (SFAS) No. 115, the Company's investments are classified as available for sale. Available for sale securities are recorded at fair value based on the market value as provided by brokers/dealers. Unrealized holding gains and losses, net of the related tax effect, are reported as a separate component of stockholders' equity. Realized gains and losses from the sale of available for sale securities are determined on a specific identification basis.

A decline in the market value of any available for sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

As of June 30, 1997, the cost of the Company's available for sale securities approximated market value. Such securities were liquidated during 1998.

(e) Components Inventory

Components inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(f) Property and Equipment

Property and equipment are stated at cost. Depreciation on property and equipment is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

(g) Business and Credit Concentrations

Customers comprising 10 percent or greater of the Company's revenues earned are summarized as follows:

                                                                 1998  1997  1996
                                                                 ----  ----  ----
   Sprint.......................................................  15%  --    --
   Western Wireless............................................. --     20%   12%
   AT&T......................................................... --     12%  --

The Company generally does not require collateral from its customers and has provided adequate provisions for possible credit losses for 1998, 1997 and 1996.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(h) Distributions

Distributions to the previous subchapter S Corporation stockholder in 1997 were made at the discretion of the Board of Directors for payment of income taxes. In 1998, the excess amount of this distribution over actual income taxes was returned to the Company.

(i) Goodwill

The excess of purchase price over the fair value of net assets acquired is amortized on a straight-line basis over the estimated benefit period of approximately 30 years.

(j) Deferred Financing Costs

Deferred financing costs incurred in connection with the Company's senior secured revolving credit facility and variable term note is being amortized over the term of the related debt on a straight-line basis.

(k) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on July 1, 1996. This statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(l) Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m) Advertising Costs

Advertising costs, all of which are non-direct response advertising, are expensed as incurred. Advertising expense was approximately $153,000, $133,000 and $39,000 during the years ended June 30, 1998, 1997 and 1996, respectively.

(n) Stock Option Plan

Prior to July 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, the Company adopted SFAS

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(o) Uses of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(p) Earnings Per Share

In 1998, the Company adopted SFAS No. 128, Earnings per Share. In accordance with this SFAS, basic earnings per common share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding. Dilutive earnings per share is computed by dividing net income applicable to common stock by the total of the weighted average number of common shares outstanding and the additional dilutive effect of stock options and warrants during the period. The dilutive effect of outstanding stock options and warrants is computed using the average market price of the Company's common stock for the period. The earnings per share for 1997 and 1996 have been restated to conform to this change.

The following is the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for net income and other related disclosures required by SFAS No. 128:

                                             INCOME       SHARES     PER SHARE
                                           (NUMERATOR) (DENOMINATOR)  AMOUNT
                                           ----------- ------------- ---------
   Year ended June 30, 1998:
     Basic earnings per share:
      Income available to common
       stockholders....................... $  977,112    9,274,676     $.11
     Effect of dilutive shares:
      Options.............................        --       287,445
                                           ----------    ---------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $  977,112    9,562,121     $.10
                                           ==========    =========     ====
   Year ended June 30, 1997:
     Basic earnings per share:
      Income available to common
       stockholders....................... $5,687,742    7,110,282     $.80
     Effect of dilutive shares:
      Options and warrants................        --       357,708
                                           ----------    ---------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $5,687,742    7,467,990     $.76
                                           ==========    =========     ====

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                             INCOME       SHARES     PER SHARE
                                           (NUMERATOR) (DENOMINATOR)  AMOUNT
                                           ----------- ------------- ---------
     Proforma earnings per share after
      adjustment for income taxes of
      acquired entity previously filing as
      an
      S Corporation:
      Basic............................... $3,547,242    7,110,282     $.50
                                           ==========   ==========     ====
      Diluted............................. $3,547,242    7,467,990     $.47
                                           ==========   ==========     ====
   Year ended June 30, 1996:
     Basic earnings per share:
      Income available to common
       stockholders....................... $3,195,576    6,872,308     $.46
                                                                       ====
     Effect of dilutive shares:
      Options.............................        --         8,865
                                           ----------   ----------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $3,195,576    6,881,173     $.46
                                           ==========   ==========     ====
     Proforma earnings per share after
      adjustment for income taxes of
      acquired entity previously filing as
      an
      S Corporation:
      Basic............................... $2,304,276    6,872,308     $.34
                                           ==========   ==========     ====
      Diluted............................. $2,304,276    6,881,173     $.33
                                           ==========   ==========     ====
   Quarter ended September 30, 1998
    (Unaudited):
     Basic earnings per share:
      Income available to common
       stockholders....................... $  254,660   15,065,328     $.02
                                                                       ====
     Effect of dilutive shares:
      Options.............................        --       297,446
                                           ----------   ----------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $  254,660   15,362,774     $.02
                                           ==========   ==========     ====
   Quarter ended September 30, 1997
    (Unaudited):
     Basic earnings per share:
      Income available to common
       stockholders....................... $  788,097    7,891,486     $.10
     Effect of dilutive shares:
      Options.............................        --       272,900
                                           ----------   ----------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $  788,097    8,164,386     $.10
                                           ==========   ==========     ====

(q) Financial Instruments

SFAS No. 107, Disclosures About Fair Values of Financial Instruments, requires the fair value of financial instruments be disclosed. In addition to available for sale securities carried at fair value, the Company's financial instruments are contracts receivable, accounts payable, lines of credit and notes payable. The carrying amounts of these items, because of their nature, approximate fair value.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(r) New Accounting Standards

Effective July 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Financial Reporting for Segments of a Business Enterprise. Under the provisions of SFAS No. 130, there are currently no items other than net income which would be classified as part of comprehensive income. Under the provisions of SFAS No. 131, there are no requirements for interim financial statements in the initial year of application.

(s) Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

(3) COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                  SEPT. 30, 1998
                                          1998          1997       (UNAUDITED)
                                      ------------  ------------  --------------
   Costs incurred on uncompleted
    contracts.......................  $ 23,877,446  $ 16,682,266   $ 19,648,486
   Estimated earnings...............    10,033,415     6,321,822      8,934,426
   Less billings to date............   (30,922,122)  (21,368,738)   (23,144,417)
                                      ------------  ------------   ------------
                                      $  2,988,739  $  1,635,350   $  5,438,495
                                      ============  ============   ============
   Included in the accompanying bal-
    ance sheets:
     Costs and estimated earnings in
      excess of billings on uncom-
      pleted contracts..............  $  3,747,671  $  2,233,289   $  5,800,903
     Billings in excess of costs and
      estimated earnings on uncom-
      pleted contracts..............      (758,932)     (597,939)      (362,408)
                                      ------------  ------------   ------------
                                      $  2,988,739  $  1,635,350   $  5,438,495
                                      ============  ============   ============

(4) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                               ESTIMATED
                                USEFUL                               SEPT. 30, 1998
                             LIVES (YEARS)    1998         1997       (UNAUDITED)
                             ------------- -----------  -----------  --------------
   Tower assets............       30       $34,918,139  $       --    $63,536,131
   Land....................                  3,528,681      398,204     3,528,681
   Buildings...............      15-40       4,932,786    1,812,275     5,104,439
   Vehicles................       3-7        6,406,562    5,103,442     7,225,203
   Furniture and fixtures..      3-10        1,794,439    1,468,646     2,331,084
   Equipment...............      3-10        4,556,502    2,774,246     4,741,286
   Leasehold improvements..        5           156,053       58,827       180,324
                                           -----------  -----------   -----------
                                            56,293,162   11,615,640    86,647,148
   Less accumulated depre-
    ciation................                 (5,446,055)  (3,185,734)   (6,122,883)
                                           -----------  -----------   -----------
                                           $50,847,107  $ 8,429,906   $80,524,265
                                           ===========  ===========   ===========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(5) INVESTMENT IN UNCONSOLIDATED SUBSIDIARY (UNAUDITED)

As a result of the Company's merger with OmniAmerica Holdings in April 1998 described in note 15 below, the Company holds a 33 1/3% interest in Kline Iron and Steel Co., Inc. ("Kline"), a company which fabricates structural and tower steel products, domestically and internationally, and is accounted for under the equity method. Summarized historical financial information of Kline as of and for the year ended June 30, 1998 and the three months ended September 30, 1998 (unaudited):

                                                                   SEPTEMBER 30,
                                                                       1998
                                                          1998      (UNAUDITED)
                                                       ----------- -------------
   Current Assets..................................... $29,595,156  $24,588,787
   Total Assets.......................................  33,448,072   28,609,187
   Stockholders' Equity...............................   5,625,935    6,098,005
   Revenues...........................................  65,345,299   21,890,000
   Net Earnings.......................................   2,389,023      472,000

(6) LEASES

The Company leases its main office building from an executive officer and leases office space for several regional offices and various equipment and vehicles from unrelated parties. These leases are operating leases that expire over the next four years. The main office building lease contains a renewal option for five years and requires the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $490,000, $365,000 and $218,000 for the years ending June 30, 1998, 1997 and 1996, respectively.

Future minimum lease payments under non-cancelable operating leases at June 30, 1998 are:

   YEAR ENDING JUNE 30
   -------------------
   1999............................................................. $  464,857
   2000.............................................................    247,931
   2001.............................................................    151,263
   2002.............................................................    103,482
   2003.............................................................    112,816
   Thereafter.......................................................  2,554,075
                                                                     ----------
       Total minimum lease payments................................. $3,634,424
                                                                     ==========

(7) TOWER LEASING REVENUE

The Company receives rental revenue from its tenants for use of its towers. Certain leases with tenants include renewal options and/or escalation clauses. Future minimum tower leasing revenues under tower leases in effect at June 30, 1998 are as follows:

   YEAR ENDING JUNE 30
   -------------------
   1999............................................................. $ 4,341,131
   2000.............................................................   3,731,309
   2001.............................................................   2,953,908
   2002.............................................................   2,356,235
   2003.............................................................   1,802,980
   Thereafter.......................................................   4,409,387
                                                                     -----------
                                                                     $19,594,950
                                                                     ===========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(8) NOTES AND CAPITAL LEASES PAYABLE

Notes and capital leases payable consist of the following:

                                                                 SEPT. 30, 1998
                                             1998        1997     (UNAUDITED)
                                          ----------- ---------- --------------
   Variable rate term note payable to
    Chase Manhattan Bank, interest at
    LIBOR plus 2% (7.50% and 7.675% at
    September 30, 1998 (unaudited) and
    June 30, 1998, respectively) payable
    monthly, matures June 30, 2001;
    secured by substantially all assets
    of the Company......................  $30,000,000 $      --   $60,496,087
   Note payable in monthly installments
    of $6,675, including interest at
    U.S. Treasury Index plus 3.5%
    (9.125% at September 30, 1998 and
    June 30, 1998) with the balance due
    March 2005; secured by a building
    and guaranteed by a principal
    stockholder of the Company..........      776,410    784,436      774,035
   7.3% capital lease payable in monthly
    installments of $56,297 with the
    balance due September 2001, secured
    by vehicles.........................      697,937        --     1,786,968
   8.5% note payable in monthly
    installments of $12,068, including
    interest, with the balance due July
    1999; secured by vehicles...........      350,177    492,893      322,046
   11% note payable in monthly
    installments of approximately
    $29,795, including interest, with
    the balance due at various dates in
    2000; secured by vehicles...........          --     835,968          --
   Other................................      281,631    472,582      134,385
                                          ----------- ----------  -----------
       Total notes and capital leases
        payable.........................   32,106,155  2,585,879   63,513,521
   Less current installments............      474,696    573,798      600,696
                                          ----------- ----------  -----------
       Notes and capital leases payable,
        excluding current installments..  $31,631,459 $2,012,081  $62,912,825
                                          =========== ==========  ===========

The aggregate maturities of notes and capital leases payable are as follows:

   YEAR ENDING JUNE 30
   -------------------
   1999............................................................. $   474,696
   2000.............................................................     467,374
   2001.............................................................  30,343,948
   2002.............................................................      77,377
   2003.............................................................       9,100
   Thereafter.......................................................     733,660
                                                                     -----------
                                                                     $32,106,155
                                                                     ===========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
The Company entered into a bank senior secured revolving credit facility of $45,000,000 with Chase Manhattan Bank on June 30, 1998. There were no draws from this credit facility as of June 30, 1998. The credit facility is to be secured by substantially all the Company's assets, and borrowings are limited to certain EBITDA ratios along with specific capitalization and interest ratios. Interest is based on Company directed Eurodollar or ABR variable rate of interest. The line of credit balance as of June 30, 1997 was repaid in 1998.

(9) WARRANTS

In connection with its initial public offering in November 1994, the Company issued 1,000,000 shares of common stock and warrants to acquire 500,000 shares of common stock. Warrants issued with the Company's common stock were exercisable for $6.00 per share. Additionally, in connection with the public offering, the Company issued warrants to the underwriters to purchase 50,000 units, each consisting of two shares of common stock and one warrant to acquire a share of common stock. The exercise price was 120 percent of the initial public offering price of $10.125 per unit, or $12.15 per unit. Pursuant to the warrant agreements, the Company was entitled to redeem all outstanding warrants, or repurchase those not redeemed at $.05 per share, upon the Company's common stock market closing price reaching specified levels. These levels were attained and, on February 20, 1997, the Company filed a registration statement which included a notice to the warrant holders of record that the Company intended to redeem all unexercised warrants on March 26, 1997 (the "Redemption Date"). All but 330 of the outstanding warrants, including all of the underwriter units, were exercised prior to the Redemption Date, resulting in the issuance of 649,670 shares of the Company's common stock. Proceeds to the Company, net of issuance costs of approximately $289,000, were $3,607,000. Following the Redemption Date, the Company redeemed the 330 then outstanding warrants at $.05 each.

(10) STOCK OPTION PLANS

In November 1997, the Company's Board of Directors resolved and the shareholders approved an Incentive Stock Option Plan (the 1997 Plan) pursuant to which the Company may grant stock options to officers and key employees. The 1997 Plan may be terminated at any time by the Board of Directors, subject to shareholder approval. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and generally vest and become fully exercisable after 3 years from the date of grant.

In May 1995, the Company's Board of Directors resolved and the shareholders approved an Incentive Stock Option Plan (the 1995 Plan) pursuant to which the Company may grant stock options to officers and key employees. The 1995 Plan may be terminated at any time by the Board of Directors, subject to shareholder approval. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and generally vest and become fully exercisable after 3 years from the date of grant.

In May 1995, the Company's Board of Directors resolved and the shareholders approved an Outside Directors' Stock Option Plan (Directors Plan) pursuant to which the Company may grant stock options to non-employee directors of the Company. The Directors Plan will terminate in May 2004. The Directors Plan authorizes grants of options to purchase up to 50,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and vest and become fully exercisable after 3 years from the date of grant.

At June 30, 1998, there were 15,000 additional shares available for grant under the 1997 Plan, 163 additional shares available for grant under the 1995 Plan and 2,000 additional shares available under the Directors Plan. The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $12.58,

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
$6.98 and $4.05 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1998--expected volatility of 63 percent, expected dividend yield 0 percent, risk-free interest rate of 5.22 percent, and an expected life of 3 years; 1997--expected volatility of 82 percent, expected dividend yield 0 percent, risk-free interest rate of 6.82 percent, and an expected life of 3 years; 1996--expected volatility of 200 percent, expected dividend yield 0 percent, risk-free interest rate of 6.14 percent, and an expected life of 3 years.

On July 24, 1998, the Company's Board of Directors resolved and the shareholders approved an Incentive Stock Option Plan (the 1998 Plan) pursuant to which the Company may grant stock options to key employees. The effective date of the 1998 Plan was September 14, 1998 and shall terminate ten years later. A maximum of 675,000 shares were designated.

The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                   1998      1997       1996
                                                 -------- ---------- ----------
   Net income....................... As reported $977,112 $5,687,742 $3,195,576
                                     Pro forma   $ 95,427 $4,212,742 $3,195,576
   Earnings per common share:
     Basic.......................... As reported $    .11 $      .80 $      .46
                                     Pro forma   $    .01 $      .59 $      .46
     Diluted........................ As reported $    .10 $      .76 $      .46
                                     Pro forma   $    .01 $      .56 $      .46

Pro forma net income reflects only options granted in 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to July 1, 1995 is not considered.

Stock option activity for all plans during the periods indicated is as follows:

                                                                  WEIGHTED-
                                                     NUMBER OF     AVERAGE
                                                      SHARES    EXERCISE PRICE
                                                     ---------  --------------
   Balance at June 30, 1995.........................   62,120       $ 3.06
     Granted........................................  261,525         4.39
     Exercised......................................      --
     Forfeited......................................      --
     Expired........................................      --
                                                     --------
   Balance at June 30, 1996.........................  323,645         4.14
     Granted........................................  337,500        12.96
     Exercised......................................  (23,125)        3.71
     Forfeited......................................   (4,175)        4.52
     Expired........................................      --
                                                     --------
   Balance at June 30, 1997.........................  633,845         8.85
     Granted........................................  321,700        12.58
     Exercised...................................... (239,836)        5.10
     Forfeited......................................  (47,933)        6.98
     Expired........................................      --
                                                     --------
   Balance at June 30, 1998.........................  667,776       $12.13
                                                     ========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) The following tables summarize information about fixed stock options outstanding at June 30, 1998:

                                                     OPTIONS OUTSTANDING
                                               -------------------------------
                                               WEIGHTED-AVERAGE   WEIGHTED-
                                     NUMBER       REMAINING        AVERAGE
   RANGE OF EXERCISE PRICES        OUTSTANDING CONTRACTUAL LIFE EXERCISE PRICE
   ------------------------        ----------- ---------------- --------------
   $3.0625 to $4.5625.............    54,925         1.00           $4.13
   $6 to $9.......................    48,000         1.38            7.13
   $10 to $12.50..................   295,851         2.50           12.07
   $13.00 to $15.50...............   269,000         1.77           14.72
                                     -------
                                     667,776                        12.13
                                     =======

                                                       OPTIONS EXERCISABLE
                                                    --------------------------
                                                                  WEIGHTED-
                                                      NUMBER       AVERAGE
   RANGE OF EXERCISE PRICES                         OUTSTANDING EXERCISE PRICE
   ------------------------                         ----------- --------------
   $3.0625 to $4.5625..............................    54,925       $4.13
   $6 to $9........................................    39,000        6.69
   $10 to $12.50...................................   101,001       11.88
   $13.00 to $15.50................................   168,332       14.74
                                                      -------
                                                      363,258       11.47
                                                      =======

In 1998, approximately 23,500 options were exercised by employees and an outside director on the cashless method, which resulted in the Company recognizing a one-time non-cash compensation expense of $719,000.

(11) INCOME TAXES

Income tax expense (benefit) consists of:

                                                   CURRENT   DEFERRED    TOTAL
                                                  ---------- ---------  --------
   Year ended June 30, 1998:
     U.S. federal................................ $  973,000 $(249,000) $724,000
     State and local.............................    143,000   (35,000)  108,000
                                                  ---------- ---------  --------
       Total..................................... $1,116,000 $(284,000) $832,000
                                                  ========== =========  ========
   Year ended June 30, 1997:
     U.S. federal................................ $  411,500 $(201,800) $209,700
     State and local.............................     98,700    35,100   133,800
                                                  ---------- ---------  --------
       Total..................................... $  510,200 $(166,700) $343,500
                                                  ========== =========  ========
   Year ended June 30, 1996:
     U.S. federal................................ $  782,700 $(263,600) $519,100
     State and local.............................     68,900   (23,200)   45,700
                                                  ---------- ---------  --------
       Total..................................... $  851,600 $(286,800) $564,800
                                                  ========== =========  ========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to earnings before income taxes as a result of the following factors:

                                               1998       1997         1996
                                             --------  -----------  ----------
   Computed "expected" tax.................. $615,000  $ 2,050,600  $1,278,500
   Reduction for income taxable to
    Subchapter S shareholder (MTS)..........      --    (1,895,900)   (757,600)
   Deferred taxes established in connection
    with acquisition of prior Subchapter S
    Corporation (MTS).......................      --        90,000         --
   Non-deductible goodwill expense..........   58,100          --          --
   Non-deductible compensation expense for
    cashless option exercises...............   38,900          --          --
   Non-deductible meals and entertainment...   32,300          --          --
   State income taxes, net of federal tax
    benefit.................................   90,400       63,100      38,800
   Other....................................   (2,700)      35,700       5,100
                                             --------  -----------  ----------
   Total.................................... $832,000  $   343,500  $  564,800
                                             ========  ===========  ==========

The change in the effective tax rate for the three months ended September 30, 1998 results primarily from additional non-deductible goodwill expense.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1998 and 1997 are presented below:

                                                           1998       1997
                                                         ---------  ---------
   Deferred Tax Liabilities:
   Adjustment for conversion from cash basis to accrual
    basis tax reporting................................. $(213,200) $(385,700)
   Investment in unconsolidated subsidiary..............  (167,600)       --
   Amortization of goodwill and depreciation for
    financial reporting purposes in excess of tax
    amounts.............................................  (270,300)    21,400
   Deferred taxes established in connection with
    acquisition of prior Subchapter S Corporation
    (MTS)...............................................   (90,000)   (90,000)
   Other................................................       --     (20,300)
                                                         ---------  ---------
   Total deferred tax liability.........................  (741,100)  (474,600)
                                                         ---------  ---------
   Deferred Tax Assets:
   Allowance for doubtful accounts......................   152,200        --
   Start up costs.......................................   244,000        --
   Accrued expenses.....................................    65,300        --
   Net operating loss...................................   336,800        --
   Other................................................    29,522        --
   Less valuation allowance.............................  (300,100)       --
                                                         ---------  ---------
   Total deferred tax asset.............................   527,722        --
                                                         ---------  ---------
   Net deferred tax liability........................... $(213,378) $(474,600)
                                                         =========  =========

A subsidiary of the Company has a net operating loss of $893,000 as of its acquisition date. This net operating loss is subject to limitation by Internal Revenue Code Section 382 and the separate return limitation year rules. The net operating loss will begin to expire in the year 2012. A valuation allowance has been established against the net deferred tax asset resulting from the net operating loss due to the limitations imposed on the utilization of the loss. All of the valuation allowance for deferred tax assets will reduce goodwill when the tax benefit is recognized in the future.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(12) PRO FORMA INCOME TAXES

For financial reporting purposes, a pro forma provision for income taxes has been reflected in the consolidated statements of earnings to present taxes on the results of operations of MTS for the year ended June 30, 1997 and 1996 on the basis that is required upon their change in tax status from an S Corporation to a C Corporation. This amount, $2,140,500 and $891,300 in 1997 and 1996, respectively, are equal to the required Federal and state income tax provisions that would have been recorded if MTS had not elected S Corporation status and was subject to and liable for Federal and state income taxes as a C Corporation prior to its termination of S Corporation status. MTS terminated its S Corporation status upon merging with a wholly-owned subsidiary of the Company on June 30, 1997.

(13) PROFIT-SHARING PLANS

In November 1996, the Company established a profit sharing plan pursuant to
Section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the code. The plan provides for a matching contribution by the Company, which amounted to approximately $50,800, $9,000 and $-0- for the years ended June 30, 1998, 1997 and 1996, respectively.

In 1989, MTS, a wholly-owned subsidiary, established a discretionary profit sharing and money purchase pension plan. The plans cover all non-union employees who have met certain service requirements. Contributions to the profit sharing plan are discretionary and determined based on operating results of MTS. For the money purchase pension plan, MTS was required to contribute 8% of eligible compensation annually. Effective, October 31, 1997, the plans were terminated in accordance with the provisions of Employee Retirement Income Security Act of 1974, and all participants became immediately vested in their accounts. Contributions were approximately $-0-, $173,000 and $91,000 in 1998, 1997 and 1996, respectively.

(14) RELATED PARTY TRANSACTIONS

(a) Leases

The Company leases its main office building from Michael R. Budagher (a principal stockholder, an officer and director of the Company).

(b) Budagher's Tower Co. ("BTC")

The Company uses contract labor provided by BTC, a corporation which is wholly-owned by Michael R. Budagher's brother. The Company incurred $252,933, $452,338, $92,931, $47,869 and $68,508 for contract labor services provided by BTC during the years ended June 30, 1998, 1997 and 1996 and the three months ended September 30, 1998 and 1997, respectively.

(c) Specialty Constructors Coatings, Inc. ("SCC")

The Company uses contract labor services provided by SCC. SCC is a corporation which was 50 percent owned by Michael R. Budagher until March 31, 1997, when Mr. Budagher sold his interest in SCC. On June 1, 1997, the Company acquired SCC (note 15). The Company incurred $606,304 and $401,587 for contract labor services provided by SCC during the year ended June 30, 1997 and 1996, respectively.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(d) Specialty Manufacturing, Inc. ("SMI")

Prior to August 1997, the Company purchased ground kits from SMI used in certain construction projects. SMI is owned 50 percent by Michael R. Budagher's spouse (a stockholder) and 50 percent by Michael R. Budagher's brother (a stockholder and employee of the Company). The Company purchases from SMI totaled $3,768, $29,852, $13,285, $-0- and $2,578 during the years ended June 30, 1998, 1997 and 1996 and the three months ended September 30, 1998 and 1997, respectively. In August 1997, MTS acquired substantially all of the inventory and manufacturing equipment of SMI for $134,882 in cash and the right to receive a royalty of $2 for each ground kit sold by MTS through July 31, 2000. The Company paid royalties to SMI in the amount of $42,348 in 1998.

(e) Change Corporation ("Change")

The Company occasionally purchases computer equipment and software from Change, which is used for office purposes. Change is owned by Michael R. Budagher's sister. The Company incurred $36,575, $-0-, $-0-, $3,174 and $-0- in 1998, 1997 and 1996 and the three months ended September 30, 1998 and 1997, respectively, for such purchases.

(f) Note Receivable from Officer and Director

A 7% recourse note receivable of $600,000 due December 29, 2002 is due from an officer and director of the Company. Such note was originated for the purchase of 50,000 shares of the Company's common stock, the source being from unissued shares of the Company. Such balance is classified in the stockholders' equity section of the balance sheet.

(g) Notes Payable to Stockholder

The Company had notes payable to stockholder for $80,000 and $2,000,000 as of June 30, 1998 and 1997, respectively. Such notes payable originated as a distribution to the previous Subchapter S Corporation stockholder in 1997 for estimated payment of income taxes. $1,410,650 was paid to this stockholder during 1998, $509,350 of this balance was returned to the Company for the difference between the actual income tax liability and the original $2,000,000 distribution, and $80,000 remains for anticipated remaining liability for such income taxes. The remaining payable is secured by components inventory.

(h) Principal Stockholder Advisory and Financial Services Commitment

The Company has retained Hicks, Muse & Co. Partners ("HMCo") (owner of approximately 45% of the Company's outstanding common stock) in 1998 to perform certain advisory, oversight, monitoring and financial services as requested by the Board of Directors for a period to be the lesser of April 23, 2008 or upon HMCo owning less than 33 1/3% of the outstanding common stock of the Company. Such annual fees shall be the greater of $180,000 or .2% of annual consolidated net sales of the Company for oversight and monitoring services and a 1 1/2% fee for all future acquisitions, sales, mergers, recapitalization, restructurings or other similar transactions for which HMCo provides services. During 1998, approximately $269,000 was paid to HMCo. Such services did not exist in 1997 or 1996.

(i) Kline Tower and Steel ("Kline")

The Company purchases certain structural and tower steel products from Kline. The Company owns 33 1/3% of the outstanding equity of Kline (note 5). During the year ended June 30, 1998, approximately $2,569,000 of such products were purchased from Kline and approximately $100,000 in consulting fees were paid to Kline.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
The Company is obligated to pay Kline this $100,000 consulting fee each year for the next four fiscal years. Approximately $294,000 included in trade accounts payable was owed to Kline as of June 30, 1998. The Company did not hold an ownership interest in Kline during 1997 and 1996.

(j) Wireless Components, Inc.

During the year ended June 30, 1996, the Company purchased $325,000 of components from Wireless Components, Inc., an entity owned by Thomas Carpenter, a principal stockholder of the Company.

(15) ACQUISITIONS

On August 26, 1998, the Company acquired three towers for approximately $2,400,000.

On July 9, 1998, the Company paid $640,000 and issued 81,270 shares of restricted common stock of the Company at a price of $30.60 per share, determined by the closing price on or about July 9, 1998, in exchange for substantially all of the assets and liabilities of Teleforce Communications, LLC. ("Teleforce"). Teleforce provides site acquisition services for the wireless communications industry. The transaction was accounted for as a purchase. Goodwill of approximately $2,750,000 recorded in connection with the purchase is being amortized over a period of 30 years.

On April 23, 1998, the Company issued 6,750,000 shares of restricted common stock of the Company at a price of $16.67 per share, determined by the average closing price on or about February 16, 1998, in connection with the merger of OmniAmerica Holdings ("OmniAmerica Holdings"). OmniAmerica Holdings owns assets consisting of real estate, equipment and other physical property used in the operation of the wireless communications and broadcast transmission tower leasing business. The source of the shares for the transaction were unissued shares of the Company. The transaction was accounted for as a purchase. Accordingly, the results of OmniAmerica Holdings have been included in those of the Company since the date of the merger. Goodwill of approximately $85,000,000 recorded in connection with the acquisition is being amortized over a period of 30 years. The Company is currently completing the allocation of its purchase price, including the valuation of identifiable intangible assets. The refinement of the purchase price allocation within the next year is not expected to have a material impact on the Company's financial position or results of operations.

On October 7, 1997, a wholly-owned subsidiary of the Company purchased substantially all the assets of Ellis Tower Co., Inc. ("Ellis Tower"), in exchange for $449,405 in cash and 120,848 shares of the Company's common stock at a price of $14.87 determined by the closing price on or about October 7, 1997. Ellis Tower, located in Ft. Lauderdale, Florida, provides wireless infrastructure building services. The source of the shares for the transaction were unissued shares of the Company. The transaction was accounted for as a purchase. Accordingly, the results of Ellis Tower have been combined with those of the Company since the date of the purchase. Goodwill of approximately $1,700,000 recorded in connection with the purchase is being amortized over a period of 15 years.

On June 30, 1997, the Company issued 2,380,000 shares of restricted common stock of the Company at a price of $11.625 per share, determined by the closing price on or about June 8, 1997, pursuant to the merger of MTS with a wholly-owned subsidiary of the Company. The source of the shares for the transaction were unissued shares of the Company. MTS, located in Salem, Oregon; Salt Lake City, Utah; Phoenix, Arizona; Denver, Colorado; and Sacramento, California, provides wireless infrastructure building services and manufacturing, distribution and sales of components for wireless infrastructure. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the operations of MTS prior to the acquisition for all periods presented.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

On June 1, 1997, the Company issued 55,814 shares of restricted common stock of the Company at a price of $10.625 per share, determined by the closing price on or about June 1, 1997, in exchange for substantially all the assets and liabilities of Specialty Constructors Coatings, Inc. ("Coatings"). Coatings was originally 50 percent owned by Michael R. Budagher, but Mr. Budagher's interest was sold to the other shareholders on March 1, 1997. The source of the shares for the transaction were unissued shares of the Company. Coatings, located in Cedar Crest, New Mexico, provides wireless infrastructure building services, primarily on water tank facilities. The transaction was accounted for as a purchase. Accordingly, the results of Coatings' operations have been combined with those of the Company since the date of acquisition. No goodwill was recorded in connection with the purchase.

On May 28, 1997, the Company issued 186,047 shares of restricted common stock of the Company at a price of $9.30 per share, determined by the closing price on or about March 31, 1997, in exchange for substantially all the assets and liabilities of Paramount Communication Systems, Inc. ("Paramount"). The source of the shares for the transaction were unissued shares of the Company. Paramount, located in Somerdale, New Jersey, provides wireless infrastructure building services. The transaction was accounted for as a purchase. Accordingly, the results of Paramount's operations have been combined with those of the Company since the date of acquisition. Goodwill of approximately $1,300,000 recorded in connection with the purchase is being amortized over a period of fifteen years. In connection with the purchase, the Company entered into a note receivable with the principal stockholder of Paramount. The note, in the amount of $250,000, is due in three semi-annual installments beginning May 2000 and one final installment in November 2001. Interest, at 9 percent, is payable quarterly. Under the terms of the acquisition agreement, the Company is obligated to loan an additional $250,000 to the stockholder of Paramount. Such additional loan was not requested by the stockholder in 1998. The note is secured by 93,024 shares of the Company's common stock.

On May 14, 1997, the Company issued 400,000 shares of restricted common stock of the Company at a price of $9.25 per share, determined by the closing price on or about March 31, 1997, pursuant to the merger of N&L with a wholly-owned subsidiary of the Company. The source of the shares for the transaction were unissued shares of the Company. N&L, located in Oklahoma City, OK and southern California, provides general contract services for wireless telecommunications companies, health care and other commercial customers. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the operations of N&L prior to the acquisition for all periods presented.

On October 31, 1996, the Company paid $160,000 and issued 93,400 shares of restricted common stock of the Company at a price of $7.125 per share, determined by the closing price on or about October 31, 1996, in exchange for substantially all the assets and liabilities of Data Cell Systems, Inc. ("Data Cell"). Data Cell provides wireless infrastructure building services. The source of the shares for the transaction were unissued shares of the Company. The transaction was accounted for as a purchase. Accordingly, the results of Data Cell's operations have been combined with those of the Company since the date of acquisition. Goodwill of approximately $380,000 recorded in connection with the purchase is being amortized over a period of five years. Additionally, pursuant to the purchase agreement, the Company may be required to pay additional consideration, not to exceed $200,000, based upon the Data Cell subsidiary achieving specified levels of pre-tax earnings during the three years immediately following the date of acquisition. Such levels were not attained in the years ended June 30, 1998 and 1997.

On July 1, 1995, the Company issued 92,308 shares of its restricted common stock at a price of $2.75 per share, determined by the closing price on or about July 1, 1995, in exchange for all of the outstanding shares of Specialty Combined Resources, Inc. (Specialty Combined). The source of the shares for the transaction are

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) unissued shares of the Company. Specialty Combined, located in Laguna Hills, California, provides engineering, design and coordination services of power, lighting and control systems for communications, health care, petrochem, institutional and commercial customers. The Company also entered into a consulting and noncompete agreement with the former principal of Specialty Combined for a period of thirty-six (36) months from the date of the acquisition for $75,000. Additionally, the Company entered into an employment agreement with the former principle of Specialty Combined to provide services to the Company for a period of thirty-six (36) months from the date of acquisition. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements were restated to include the operations of Specialty Combined for all periods prior to the acquisition.

Fiscal years 1998, 1997 and 1996 also include other acquisitions which are immaterial to the consolidated financial statements of the Company.

Separate results of the combining entities, giving effect to the N&L and MTS poolings of interests for periods prior to such transactions are as follows for the years ending June 30:

                                                         1997(1)       1996
                                                       AS RESTATED  AS RESTATED
                                                       (UNAUDITED)  (UNAUDITED)
                                                       -----------  -----------
   Revenues earned:
     OmniAmerica...................................... $32,303,360  $16,758,629
     Novak & Lackey...................................  10,303,550    6,270,979
     Microwave Tower Service..........................  23,019,890    9,556,378
                                                       -----------  -----------
                                                       $65,626,800  $32,585,986
                                                       ===========  ===========
   Net earnings (loss):
     OmniAmerica...................................... $  (279,257) $   804,355
     Novak & Lackey...................................     390,885      163,016
     Microwave Tower Service..........................   5,576,114    2,228,205
                                                       -----------  -----------
                                                       $ 5,687,742  $ 3,195,576
                                                       ===========  ===========
   Pro forma net earnings (loss) (see note 12)
     OmniAmerica...................................... $  (279,257) $   804,355
     Novak & Lackey...................................     390,885      163,016
     Microwave Tower Service..........................   3,435,614    1,336,905
                                                       -----------  -----------
                                                       $ 3,547,242  $ 2,304,276
                                                       ===========  ===========

--------
(1) The Company's results for the twelve months ended June 30, 1997 include the results of N&L for the period following the consummation of the merger.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
The following unaudited pro forma financial information presents the combined results of operations of the Company and OmniAmerica Holdings as if the acquisitions had occurred as of the beginning of 1998 and 1997, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense and related income tax effects. The pro forma financial information does not necessarily reflect the operations that would have occurred had the Company and the acquired entities constituted a single entity during such periods nor is it an indication of future performance:

                                                         YEAR ENDED JUNE 30,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
Revenues earned....................................... $67,437,136 $71,332,114
                                                       =========== ===========
Net earnings.......................................... $ 1,163,107 $ 6,424,651
                                                       =========== ===========
Earnings per common share:
  Basic............................................... $       .08 $       .46
                                                       =========== ===========
  Diluted............................................. $       .08 $       .45
                                                       =========== ===========
Pro forma net earnings(2).............................             $ 4,284,151
                                                                   ===========
Pro forma earnings per common and common equivalent
 share(2)
  Basic...............................................             $       .31
                                                                   ===========
  Diluted.............................................             $       .30
                                                                   ===========

--------
(2) Pro forma net earnings and earnings per common and common equivalent share are based on pooled results of the Company, giving effect to pro forma income taxes for pooling with Subchapter S Corporation for the years ended June 30, 1998 and 1997.

The effects of the Company's acquisition of Teleforce, Ellis Tower and Coatings prior to the respective date of acquisition are not material to the combined results of operations of the Company for the years ended June 30, 1998 and 1997 and the three months ended September 30, 1998 and 1997 (unaudited).

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(16) CONTINGENCIES

The Company is, and from time to time may be, a party to routine legal proceedings incidental to its business. The outcome of these legal proceedings is not expected to have a material adverse effect on the Company's business, results of operations or financial condition, based on the Company's current understanding of the relevant facts and law. The Company maintains general liability insurance against risks arising out of the normal course of business.

(17) EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITOR'S REPORT (UNAUDITED)

On September 29, 1998, pursuant to an asset purchase and sale agreement with certain wholly-owned subsidiaries of Arch Communications Group, the Company acquired 70 towers on 68 sites for approximately $20,400,000 financed primarily with proceeds from the Chase Manhattan senior secured revolving credit facility.

On November 15, 1998, the Stock Option Sub-Committee of the Board of Directors approved the grant of 397,400 stock options under the 1998 Plan to certain outside directors, officers and employees of the Company at the then current market price of $17.50. The options are to be granted in connection with the merger with ATI mentioned below.

On November 16, 1998, the Company announced that it had entered into an Agreement and Plan of Merger with American Tower Company and American Tower, Inc. ("ATI") pursuant to which the Company will, subject to the receipt of necessary governmental consents and other customary closing conditions, be merged with and into ATI. In the event OmniAmerica terminates the merger agreement because of a Superior Proposal, a termination fee of $12.0 million must be paid to ATC.

Effective November 18, 1998, the Company amended its senior secured credit facility with Chase Manhattan Bank to increase the amount of available credit to $150,000,000 from $75,000,000. All other provisions remain consistent including mandatory prepayment provisions upon consummation of the merger with ATI.

                         REPORT OF INDEPENDENT AUDITORS

Members
TeleCom Towers, LLC

We have audited the accompanying balance sheet of TeleCom Towers, LLC as of December 31, 1997, and the related statements of operations, members' equity, and cash flows for the period from September 30, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleCom Towers, LLC at December 31, 1997, and the results of its operations and its cash flows for the period from September 30, 1997, to December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 19, 1998

                              TELECOM TOWERS, LLC

                                 BALANCE SHEETS

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (UNAUDITED)
                       ASSETS
Current assets
  Cash.............................................. $ 2,722,510  $  12,238,658
  Accounts receivable, net of allowance of $280,049
   and $0 in 1998 and 1997, respectively............      36,680      5,235,912
  Prepaid expenses..................................      20,279        491,936
                                                     -----------  -------------
    Total current assets............................   2,779,469     17,966,506
Property and equipment, net of accumulated
 depreciation of $4,057,566 and $39,869 in 1998 and
 1997, respectively.................................   4,953,984     20,594,568
Intangibles, net of accumulated amortization of
 $4,825,940 and $119,353 in 1998 and 1997,
 respectively.......................................   8,300,815     53,986,909
Escrow deposits, net................................   1,259,800        430,000
Deferred rent receivable............................      18,223        418,829
Advance to affiliated entity........................     350,000        365,559
Notes receivable affiliate..........................         --       6,250,000
Investment in joint ventures........................         --       2,811,427
Other assets........................................      84,225         69,983
                                                     -----------  -------------
    Total assets.................................... $17,746,516  $ 102,893,781
                                                     ===========  =============
          LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses............. $   172,205    $ 4,649,837
  Current portion of long-term debt.................         --       1,675,900
  Security deposits.................................      25,020         35,177
  Prepaid rents.....................................      29,041        838,458
                                                     -----------  -------------
    Total current liabilities.......................     226,266      7,199,372
Long-term debt, net of current portion..............   3,900,000     27,946,214
Members' Equity.....................................  13,620,250     67,748,195
                                                     -----------  -------------
    Total liabilities and members' equity........... $17,746,516  $ 102,893,781
                                                     ===========  =============


                            See accompanying notes.

                              TELECOM TOWERS, LLC

                            STATEMENTS OF OPERATIONS

                                             PERIOD FROM
                                        SEPTEMBER 30, 1997 TO NINE MONTHS ENDED
                                          DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                        --------------------- ------------------
                                                                 (UNAUDITED)
Tower revenue..........................      $   327,549          $ 5,825,048
Direct tower costs.....................          131,749            4,435,815
                                             -----------         ------------
Gross profit...........................          195,800            1,389,233
General and administrative.............        1,279,148            3,349,722
Depreciation...........................           39,869              551,774
Amortization...........................          119,353            1,378,678
                                             -----------         ------------
Operating loss.........................       (1,242,570)          (3,890,941)
Interest income........................              914                  --
Interest expense.......................          (83,556)            (910,899)
Other expense..........................              --              (432,120)
                                             -----------         ------------
Net loss...............................      $(1,325,212)        $ (5,233,960)
                                             ===========         ============



                            See accompanying notes.

                              TELECOM TOWERS, LLC

                         STATEMENTS OF MEMBERS' EQUITY

              PERIOD FROM SEPTEMBER 30, 1997 TO DECEMBER 31, 1997
                  AND FOR THE PERIOD ENDED SEPTEMBER 30, 1998

                                                                     TOTAL
                                                     ACCUMULATED   MEMBERS'
                                 UNITS    AMOUNT       DEFICIT      EQUITY
                                ------- -----------  -----------  -----------
Initial capitalization......... 100,000 $ 6,500,000          --   $ 6,500,000
Financing and offering costs...     --   (1,378,538)         --    (1,378,538)
Member contributions...........     --    9,824,000          --     9,824,000
Net loss.......................     --          --    (1,325,212)  (1,325,212)
                                ------- -----------  -----------  -----------
Balance at December 31, 1997... 100,000  14,945,462   (1,325,212)  13,620,250
Member contributions...........     --   53,434,972          --    53,434,972
Member distributions...........     --   (6,788,445)         --    (6,788,445)
Limited Partnership
 acquisition...................     --   12,715,378          --    12,715,378
Net loss.......................     --          --    (5,233,960)  (5,233,960)
                                ------- -----------  -----------  -----------
Balance at September 30, 1998
 (unaudited)................... 100,000 $74,307,367  $(6,559,172) $67,748,195
                                ======= ===========  ===========  ===========



                            See accompanying notes.

                              TELECOM TOWERS, LLC

                            STATEMENTS OF CASH FLOWS

                                           PERIOD FROM
                                      SEPTEMBER 30, 1997 TO NINE MONTHS ENDED
                                        DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                      --------------------- ------------------
                                                               (UNAUDITED)
OPERATING EXPENSES
Net loss.............................      $(1,325,212)        $ (5,233,960)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation.......................           39,869              551,774
  Amortization.......................          119,353            1,378,678
  Changes in operating assets and
   liabilities:
    Accounts receivable..............          (36,680)          (5,199,232)
    Prepaid expenses.................          (20,279)            (471,657)
    Escrow deposits..................       (1,259,800)             829,800
    Due from affiliate...............         (350,000)          (6,250,000)
    Deferred rent receivable.........          (18,223)            (400,606)
    Other assets.....................          (84,225)              (1,317)
    Accounts payable and accrued
     expenses........................          172,205            4,477,632
    Security deposits................           25,020               10,157
    Deferred revenue.................           29,041              809,417
                                           -----------         ------------
      Net cash used in operating
       activities....................       (2,708,931)          (9,499,314)
INVESTING ACTIVITIES
Asset acquisitions, net of cash
 received............................       (9,083,440)         (46,085,073)
Investment in partnerships...........              --            (2,811,427)
Rollup of partnerships...............              --           (21,631,736)
Purchases of towers, buildings and
 equipment...........................         (430,581)                 --
                                           -----------         ------------
      Net cash used in investing
       activities....................       (9,514,021)         (70,528,236)
FINANCING ACTIVITIES
Member contributions.................       16,324,000           53,434,972
Proceeds from notes payable..........              --            25,722,114
Distributions........................              --            (6,788,445)
Roll-up equity.......................              --            17,172,057
Syndication offering costs
 reduction...........................              --                 3,000
Financing and offering costs.........       (1,378,538)                 --
                                           -----------         ------------
      Net cash provided by financing
       activities....................       14,945,462           89,543,698
Net increase in cash.................        2,722,510            9,516,148
Cash at beginning of period..........              --             2,722,510
                                           -----------         ------------
Cash at end of period................      $ 2,722,510         $ 12,238,658
                                           ===========         ============
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest...............      $    55,704         $    139,563
                                           ===========         ============
NONCASH TRANSACTIONS
Seller financed notes................      $ 3,900,000         $        --
                                           ===========         ============

                            See accompanying notes.

                              TELECOM TOWERS, LLC

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND SEPTEMBER 30, 1998
  (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Description of Business

TeleCom Towers, L.L.C. (LLC or the Company) was organized as a limited liability company in September 1997 under the laws of the State of Delaware to acquire, operate, manage, and develop a national network of wireless communications sites, including towers and roof-top units. Sites are located throughout specific clusters in the United States. Pursuant to the Limited Liability Company Operating Agreement (the Agreement), the Company issued a total of 100,000 units of equity interests to effect the formation of the Company. TeleCom Towers, Inc. (Inc.) was granted a total of 50,100 units (50.1% contribution percentage) in exchange for the contribution of its general partnership interests in the following entities, with such contributions given no value for financial reporting purposes:

                                                                        GENERAL
                                                                        PARTNER
   ENTITY                                                               INTEREST
   ------                                                               --------
   Telecom Towers Mid-Atlantic, LP.....................................     1%
    RFM Facilities Management, LP......................................   .01%
    RCC Holdings, LP...................................................   .01%
   Telecom Towers Southwest, LP........................................     1%
   Telecom Towers of the West, LP......................................     1%

A total of 49,900 units (49.9% contribution percentage) was issued to Cox Enterprises, Inc. (Cox) in exchange for a commitment to contribute $43,000,000 in cash. As of December 31, 1997, Cox had made cash contributions of $16,324,000.

Distributions to members are made in accordance with the members' capital contribution percentage interest as defined in the Agreement. Profits and losses are allocated to the members based on the members' contribution percentage. The liability of each member shall be limited to the amount of contributions made by such member in accordance with the provisions of the Agreement.

According to the Agreement, both parties retain the following rights and obligations: 1) Right of first offer if the other party plans to dispose of any or all of its equity interest, this right expires five years from the date of formation; 2) a tag-along right to participate in a sale of the other party's equity interest to an outside party which represents a majority of the units, this right expires ten years from the date of formation; 3) in the event of a sale of shares by a particular member, a drag-along right to require the non-selling member to sell a proportionate amount of its units, which expires ten years from the date of formation; 4) certain registration rights; 5) to the extent that the Company does not meet certain financial goals for 1999, 2000 and 2001, Cox is entitled to receive additional units in each of the years that the financial goals are not reached by selected limited partnerships, not to exceed 66% of total ownership; 6) preemptive rights to purchase additional shares to maintain the respective members' proportionate ownership in the case of any non-public offering of new units; and 7) subject to certain other events, put-rights to require the other member to purchase the respective members' interest at fair market value.

The Company has an 83% interest in AlphaCom Communications, LLC which is inactive and, accordingly, no profit, loss, or investment has been recorded for this entity as of December 31, 1997. The Company also invested $54,400 for a non-controlling interest in Haysville Tower, LLC, a single tower company located in Kansas, whose operations to date are insignificant. Such investment is included in other assets.

                              TELECOM TOWERS, LLC

Acquisitions

The Company has acquired, through various transactions, the following tangible and intangible assets. Intangible assets include non-compete agreements, management agreements, tenant licenses, and goodwill. The purchase method was used to account for the acquisitions. The purchase prices were allocated, in total, as follows:

                                                       DECEMBER 31,  SEPTEMBER
                                                           1997       30, 1998
                                                       ------------ ------------
Land.................................................. $  1,800,000 $  1,403,846
Buildings.............................................      425,000    2,011,282
Towers................................................    2,662,000   10,187,129
Equipment.............................................       77,440    1,388,797
Intangibles...........................................    8,019,000   27,595,582
                                                       ------------ ------------
                                                       $ 12,983,440 $ 42,586,636
                                                       ============ ============

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Credit Risk

The Company operates telecommunications transmission sites in various states and grants credit to its customers in the normal course of business and normally does not require collateral. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Company's customer base. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of individual accounts receivable.

Unaudited Interim Statements

The financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

SIGNIFICANT ACCOUNTING POLICIES

Recent Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the nine months ended September 30, 1998, the Company had no items of comprehensive income and, accordingly, the Statement does not apply.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is

                              TELECOM TOWERS, LLC
required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP applies to all non-governmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this SOP should be reported as the cumulative effect of a change in accounting principle. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The effect of adopting SOP 98-5 is not expected to have a material effect on the financial statements.

Revenue Recognition

Owned site revenue is recognized on a straight-line basis over the initial term of the license agreement. The excess of rents accrued over amounts contractually due pursuant to the underlying licenses is recorded as deferred rent receivable on the accompanying balance sheet. Certain license agreements provide for reimbursement of electric charges and rent increases tied to increases in, among other factors, the consumer price index. Managed tower site revenue is recognized ratably over time.

Deferred income represents prepayments of charges by certain customers for space on the communication towers. The income is recognized as revenue in subsequent periods ratably over time..

Property and Equipment

Property and equipment are stated at cost. Depreciation of towers is computed using the double declining balance method. The straight-line method is used for equipment and buildings. Estimated useful lives are as follows: buildings, 39 years; towers, 20 years; equipment, 7 years.

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less then the carrying amount of those assets. Based on management's estimation process, no impairment losses were recorded as of December 31, 1997. As of December 31, 1997 all fixed assets were held for use and the Company does not plan to dispose of any such assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets consist of non-compete agreements, management agreements, tenant licenses, and goodwill. Such assets are being amortized using the straight-line method over their estimated useful lives not to exceed fifteen years.

Escrow Deposits

The Company has deposits in escrow with various escrow agents for asset purchase transactions in progress at December 31, 1997. Depending on the outcome of the related negotiations, amounts will either be reclassified as part of the purchase price, expensed as site investigation costs and included in general and administrative expenses, or reclassified into cash. As such, certain amounts have been reserved against these escrow amounts.

                              TELECOM TOWERS, LLC

Financing and Offering Costs

The costs incurred in obtaining member interests in the Company have been deducted from Members' Equity.

Operating Expenses

Operating expenses include land lease expense, insurance expense, repairs and maintenance expense, real estate and personal property taxes, utilities, and bad debt expense.

Income Taxes

No provisions have been made for federal and state taxes on the operations of the Company. These taxes are the responsibility of the individual members who are to include their share of the Company's income and deductions in their respective income tax returns. Certain states do tax limited liability corporations; however, as a result of related operations, no provision has been recorded.

2. PROPERTY AND EQUIPMENT

At December 31, 1997 and September 30, 1998, respectively, property, towers, and equipment consisted of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (UNAUDITED)
   Land..............................................  $1,816,333   $ 3,230,815
   Buildings.........................................     476,665     2,628,757
   Towers............................................   2,587,490    15,487,923
   Equipment.........................................     113,365     2,854,885
   Construction-in-progress..........................         -0-       449,754
                                                       ----------   -----------
                                                        4,993,853    24,652,134
   Accumulated depreciation..........................     (39,869)   (4,057,566)
                                                       ----------   -----------
   Net fixed assets..................................  $4,953,984   $20,594,568
                                                       ==========   ===========

                              TELECOM TOWERS, LLC

3. INTANGIBLE ASSETS

At December 31, 1997 and September 30, 1998, respectively, intangible assets consisted of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (UNAUDITED)
   Goodwill..........................................  $4,270,000   $34,765,939
   Tenant licenses...................................   2,662,627           --
   Land leases.......................................     825,000           --
   Management Agreements.............................     103,500           --
   Non-solicitation..................................      25,000           --
   Non-compete.......................................     154,000     2,459,000
   Other intangibles.................................     380,041    21,587,910
                                                       ----------   -----------
                                                        8,420,168    58,812,849
   Accumulated amortization..........................    (119,353)   (4,825,940)
                                                       ----------   -----------
   Net intangibles...................................  $8,300,815   $53,986,909
                                                       ==========   ===========

These intangibles resulted from acquisitions of towers made by the Company and costs associated with the initial formation of the Company. Other intangibles relate to costs associated with investigating site acquisitions and development. Amortization of such amounts will begin once the sites are acquired and in operation, unless such acquisitions fail to materialize, at which point the related costs will be expensed as site investigation costs and included in general and administrative expenses.

4. LONG-TERM DEBT

The Company financed certain purchases through the issuance of seller financed notes. The $3,900,000 in notes payable are due in one installment on the sixth anniversary of the notes, which is September 30, 2003. The interest rate on each note is 8.5% during the first three years and the greater of 8.5% or prime, thereafter. Interest is payable quarterly in arrears. The notes are secured by the assets of the Company.

5. DESCRIPTION OF LEASING ARRANGEMENTS

The Company licenses space for communication systems on its transmission sites to customers under generally noncancelable agreements requiring payments over various terms. At December 31, 1997, future minimum license agreement receipts are as follows:

   YEAR ENDED DECEMBER 31,
   -----------------------
     1998............................................................ $1,398,804
     1999............................................................  1,228,289
     2000............................................................    534,618
     2001............................................................    308,052
     2002............................................................    173,898
     Thereafter......................................................    847,900
                                                                      ----------
                                                                      $4,491,561
                                                                      ==========

6. COMMITMENTS AND CONTINGENCIES

As general partner, the Company is a co-borrower of the debt of the limited partnerships described in Note 1. Such debt in aggregate totaled approximately $25,830,000 at December 31, 1997 and $24,586,000 at September 30, 1998.

                              TELECOM TOWERS, LLC

The Company is committed for various ground leases at several transmission sites. Lease expense for the period from September 30, 1997 to December 31, 1997 and the nine months ended September 30, 1998 (unaudited) was $11,155 and $195,398, respectively. Future minimum lease payments at December 31, 1997 were as follows:

   YEAR ENDED DECEMBER 31,
   -----------------------
     1998.............................................................. $ 68,400
     1999..............................................................   66,400
     2000..............................................................   64,983
     2001..............................................................   63,150
     2002..............................................................   59,700
     Thereafter........................................................  458,645
                                                                        --------
                                                                        $781,278
                                                                        ========

7. RELATED PARTIES

Beginning in 1998, the Company, by virtue of its general partner interest in the related entities, will be entitled to a management fee equal to 8.5% of the gross monthly revenues of the related entities (see Note 1). The Company will also be entitled to a 3% acquisition fee to be earned on all capital funds invested in towers and related real estate and other assets in the Partnerships. The Company will also be entitled to up to 4% of gross monthly revenue of the Partnerships for reimbursement of certain general partner expenses.

The Company was allocated certain corporate expenses for services provided by TeleCom Towers, Inc. The total amount of such expenses for the period from September 30, 1997 to December 31, 1997 was approximately $61,000. These corporate services were not in effect for 1998.

The Company advanced $350,000 to Telecom Towers Mid-Atlantic, LP to assist in funding one of Mid-Atlantic's subsidiaries. There is no written agreement concerning repayment of this advance, nor is any interest charged.

8. SUBSEQUENT EVENTS

Subsequent to December 31, 1997, the Company entered into agreements to purchase four communications towers for a total purchase price of approximately $925,000. The Company also entered into a joint venture agreement with another party to form Mid-Pacific Telecommunications Co. for the purpose of establishing communications site operations in the Dallas/Ft. Worth area, for a commitment to invest up to $7 million for a 50% interest. The Company also purchased a 50% share in Castle Rock Tower Co. for a total purchase price of approximately $270,000. The remaining interests are held by Telecom Southwest Towers, LP, a related party of the Company.

9. EVENTS SUBSEQUENT TO AUDITORS REPORT


Effective August 3, 1998, the limited partners of Telecom Southwest Towers, LP, Telecom Towers Mid-Atlantic, LP, and Telecom Towers of the West, LP (collectively the Partnerships) agreed to a merger of the Partnerships into the Company which is the general partner of the Partnerships. The limited partners of the Partnerships received as merger consideration either cash or Class A Units of the Company in exchange for their interest in each Partnership. The accompanying unaudited September 30, 1998 statements of operations reflect the operating results of the Partnerships since the effective date of the merger. Except for cash acquired, these transactions have been excluded from the statements of cash flows and have been accounted for using purchase accounting.

                              TELECOM TOWERS, LLC

The pro forma unaudited results of operations for the nine months ended September 30, 1998, assuming the purchase of the Partnerships had been consummated as of January 1, 1998, is as follows:

     Revenues...................................................... $20,894,172
                                                                    ===========
     Net loss...................................................... $(5,953,144)
                                                                    ===========

In November 1998, the Company entered into an Agreement and Plan of Merger with American Tower Corporation ("ATC") which, subject to certain conditions including Hart-Scott-Rodino Act review, and excluding RCC Consultants, Inc., a subsidiary of the Company, the beneficial interests in which will be distributed to members of the Company prior to the consummation of the merger, will result in the merger of the Company into ATC. The merger is scheduled to be completed during the first half of 1999. Simultaneous with the closing of the merger, the Company will record a charge to earnings related to certain contingent payment obligations to various brokers and finders as a result of their services in connection with locating and obtaining financing for tower acquisitions. Such obligations were assumed by the Company from TTI and the Partnerships. In connection with the discharge of such obligations, a cash payment would be made or a certain number of units in the Company would be issued equal to an agreed percentage ownership of the Company. Such payment or issuance does not change the total consideration paid by ATC to consummate the merger pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, as amended by an amendment thereto dated as of December 23, 1998, for aggregate consideration of $148.75 million, subject to adjustment.

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Telecom Southwest Towers Limited Partnership

We have audited the accompanying balance sheets of Telecom Southwest Towers Limited Partnership (a Texas limited partnership) as of December 31, 1996, and the related statements of income, partners' equity, and cash flows for the year ended December 31, 1996 and the period from inception (January 5, 1995) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Telecom Southwest Towers Limited Partnership as of December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996 and the initial period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Gollob, Morgan, Peddy & Co., P.C.

Tyler, Texas
March 18, 1997

                         REPORT OF INDEPENDENT AUDITORS

Partners
Telecom Southwest Towers, LP

We have audited the balance sheet of Telecom Southwest Towers, LP as of December 31, 1997, and the related statements of operations, partners' capital, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecom Southwest Towers, LP at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 19, 1998

                          TELECOM SOUTHWEST TOWERS, LP

                                 BALANCE SHEETS

                                                  DECEMBER 31,
                                              ---------------------  JULY 31,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
                   ASSETS
Current assets:
  Cash....................................... $  208,486 $   20,821 $  350,305
  Accounts receivable, net of allowance of
   $22,445, $15,500, and $0 in 1998, 1997,
   and 1996, respectively....................     55,283     75,080     76,004
  Prepaid expenses...........................      4,126     24,496     11,740
  Related party receivables..................        --      11,186     24,133
                                              ---------- ---------- ----------
    Total current assets.....................    267,895    131,583    462,182
Property and equipment, net of accumulated
 depreciation of $1,077,426, $859,782, and
 $512,138 in 1998, 1997, and 1996,
 respectively................................  3,455,005  4,131,451  3,954,305
Intangibles, net of accumulated amortization
 of $1,160,431, $897,157, and $415,844 in
 1998, 1997, and 1996, respectively..........  2,447,826  4,027,976  3,814,702
Deferred rent receivable.....................        --      36,524     47,952
Escrow deposits..............................        --      50,200        --
Investment in joint ventures.................    282,840    292,322    304,803
                                              ---------- ---------- ----------
    Total assets............................. $6,453,566 $8,670,056 $8,583,944
                                              ========== ========== ==========
      LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable and accrued expenses...... $   42,116 $   36,232 $  288,902
  Current portion of long-term debt..........    349,375    631,834    833,574
  Prepaid rents..............................     64,904     77,749    142,047
  Deposits...................................      1,000        --         --
                                              ---------- ---------- ----------
    Total current liabilities................    457,395    745,815  1,264,523
Long-term debt, net of current portion.......  4,446,250  6,823,803  6,373,260
Partners' capital............................  1,549,921  1,100,438    946,161
                                              ---------- ---------- ----------
    Total liabilities and partners' capital.. $6,453,566 $8,670,056 $8,583,944
                                              ========== ========== ==========

                          TELECOM SOUTHWEST TOWERS, LP

                            STATEMENTS OF OPERATIONS

                                                                  SEVEN MONTHS
                              YEARS ENDED DECEMBER 31,           ENDED JULY 31,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Total revenues..........  $1,184,607  $1,605,978  $2,062,011  $1,152,382  $1,290,318
Direct tower costs......     221,783     306,553     374,535     195,220     264,606
                          ----------  ----------  ----------  ----------  ----------
Gross profit............     962,824   1,299,425   1,687,476     957,162   1,025,712
General and
 administrative.........     729,009     781,877     463,176     277,704     302,304
Depreciation............     197,725     308,957     358,477     206,747     217,645
Amortization............     198,843     222,847     481,314     252,275     263,274
                          ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).................    (162,753)    (14,256)    384,509     220,436     242,489
Other income (expense):
  Interest income.......      19,259      13,890       4,259       2,935          99
  Interest expense......    (246,770)   (424,237)   (640,741)   (272,714)   (396,865)
  Gain (loss) on
   disposition of
   assets...............         132      (3,697)    (29,158)        --          --
  Partnership loss......         (83)    (13,337)     (5,814)        --          --
  Miscellaneous income..         --          --       21,704         --          --
                          ----------  ----------  ----------  ----------  ----------
Loss before
 extraordinary item.....    (390,215)   (441,637)   (265,241)    (49,343)   (154,277)
Extraordinary item--Gain
 on early extinguishment
 of debt................      60,000         --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
Net loss................  $ (330,215) $ (441,637) $ (265,241) $  (49,343) $ (154,277)
                          ==========  ==========  ==========  ==========  ==========

                          TELECOM SOUTHWEST TOWERS, LP

                        STATEMENTS OF PARTNERS' CAPITAL

                                             GENERAL     LIMITED      TOTAL
                                            PARTNER'S   PARTNERS'   PARTNERS'
                                           EQUITY (1%) EQUITY (99%)  CAPITAL
                                           ----------- ------------ ----------
Balance at January 5, 1995 (inception)....  $    --     $      --   $      --
Capital Contributions.....................     1,000     3,000,000   3,001,000
Syndication/Offering costs................       --       (374,732)   (374,732)
Distributions-Limited partners............       --        (64,495)    (64,495)
Net Loss..................................    (3,302)     (326,913)   (330,215)
                                            --------    ----------  ----------
Balance, December 31, 1995................  $ (2,302)   $2,233,860  $2,231,558
Distributions-Limited partners............       --       (240,000)   (240,000)
Net Loss..................................    (4,416)     (437,221)   (441,637)
                                            --------    ----------  ----------
Balance at December 31, 1996..............  $ (6,718)   $1,556,639  $1,549,921
Distributions.............................    (4,242)     (180,000)   (184,242)
Net loss..................................    (2,652)     (262,589)   (265,241)
                                            --------    ----------  ----------
Balance at December 31, 1997..............  $(13,612)   $1,114,050  $1,100,438
Distributions.............................       --            --          --
Net loss..................................    (1,543)     (152,734)   (154,277)
                                            --------    ----------  ----------
Balance at July 31, 1998..................  $(15,155)   $  961,316  $  946,161
                                            ========    ==========  ==========

                          TELECOM SOUTHWEST TOWERS, LP

                            STATEMENTS OF CASH FLOWS

                                                                 SEVEN MONTHS
                             YEARS ENDED DECEMBER 31,           ENDED JULY 31,
                          ---------------------------------  ---------------------
                             1995       1996        1997        1997       1998
                          ----------  ---------  ----------  ----------  ---------
                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss................  $ (330,215) $(441,637) $ (265,241) $  (49,343) $(154,277)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
 Depreciation...........     197,725    308,957     358,477     206,747    217,645
 Amortization...........     198,843    222,847     481,314     252,275    263,274
 (Gain) loss on
  disposition of
  assets................        (132)     3,697      29,158         --         --
 Gain on early
  extinguishment of
  debt..................     (60,000)       --          --          --         --
 Amortize consulting
  agreement.............     425,000    425,000         --          --         --
 Partnership loss.......          83     13,337       5,814         --         --
Changes in operating
 assets and liabilities:
 Accounts receivable....     (36,257)   (19,026)    (30,983)      3,783       (924)
 Prepaid expenses.......      (4,345)       219     (20,370)        985     12,756
 Other assets...........        (200)       --      (50,000)    (50,000)    50,200
 Deferred rent
  receivable............         --         --      (36,524)        --     (11,428)
 Accounts payable and
  accrued liabilities...      42,419       (303)     (5,884)     63,499    252,670
 Payable to related
  parties...............       4,430     (4,430)        --          --     (12,947)
 Prepaid rents..........         --         --       77,749      51,431     64,298
 Deferred revenue.......      54,451     10,453     (64,904)        --         --
 Other liabilities......         --       1,000      (1,000)        --         --
                          ----------  ---------  ----------  ----------  ---------
 Net cash provided by
  operating activities..     491,802    520,114     477,606     479,377    681,267
INVESTING ACTIVITIES
Asset acquisitions, net
 of cash received.......  (3,971,800)       --   (2,601,595) (1,877,877)   (50,000)
Purchases of property
 and equipment..........    (976,705)  (562,599)   (531,450)   (982,341)   (40,498)
Contributions to
 investments in joint
 ventures...............    (120,061)  (180,000)    (40,496)    (29,896)   (12,481)
Distributions from joint
 ventures...............         --      10,000      25,000         --         --
Proceeds from sale of
 assets.................      14,132     22,709       7,500         --         --
Payables for acquisition
 fees...................      17,720    (17,720)        --          --         --
Prepaid consulting
 agreement..............    (850,000)       --          --          --         --
Non-compete agreement...    (875,000)       --          --          --         --
Organization,
 acquisition and closing
 costs..................    (240,500)       --          --          --         --
                          ----------  ---------  ----------  ----------  ---------
 Net cash used in
  investing activities..  (7,002,214)  (727,610) (3,141,041) (2,890,214)  (102,979)
FINANCING ACTIVITIES
Proceeds from debt......   4,900,000        --    2,996,751   2,996,751        --
Payments on debt........         --    (104,375)   (336,739)   (287,990)  (248,804)
Distributions to
 partners...............     (64,495)  (240,000)   (184,242)   (123,636)       --
Accounts receivable from
 general partner........      (1,000)     1,000         --          --         --
Financing and
 acquisition costs......    (248,348)    (2,656)        --          --         --
Capital contribution--
 general partner........       1,000        --          --          --         --
Capital contribution--
 limited partners.......   3,000,000        --          --          --         --
Syndication/offering
 costs..................    (374,732)       --          --          --         --
Seller notes............   2,400,000        --          --          --         --
Liquidation of seller
 notes..................  (2,340,000)       --          --          --         --
                          ----------  ---------  ----------  ----------  ---------
 Net cash provided by
  financing activities..   7,272,425   (346,031)  2,475,770   2,585,125   (248,804)
Net increase in cash....     762,013   (553,527)   (187,665)    174,288    329,484
Cash at beginning of
 period.................         --     762,013     208,486     208,486     20,821
                          ----------  ---------  ----------  ----------  ---------
Cash at end of period...     762,013  $ 208,486  $   20,821  $  382,774   $350,305
                          ==========  =========  ==========  ==========  =========
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for interest..     245,451  $ 425,556  $  640,741  $  272,714  $ 396,865
                          ==========  =========  ==========  ==========  =========

                          TELECOM SOUTHWEST TOWERS, LP

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND SEPTEMBER 30, 1998
  (INFORMATION AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Description of Business

Telecom Southwest Towers, LP (the Partnership), a Texas limited partnership, owns and manages telecommunications tower sites in Eastern and Central Texas and has joint ventures in both Louisiana and Texas, and licenses space on such towers to customers for a fee. The general partner is TeleCom Towers, L.L.C., which has an interest in the Partnership. The Partnership shall continue in full force and effect until December 31, 2020, unless the Partnership is sooner dissolved by the occurrence of certain events as specified in the Partnership Agreement.

The liability of each partner shall be limited to the amount of capital contributions required to be made by such partner in accordance with the provisions of the Partnership Agreement. The general partner is responsible for the liabilities of the Partnership beyond the capital contributed by the limited partners.

Distributions to partners are made in accordance with the partners' percentage interests at the time of such distribution until certain capital contributions are repaid and a cumulative annual return is paid to the partners. Profits and losses are allocated to the partners based on the partners' percentage interests as adjusted per the preceding paragraph.

Acquisitions

On January 5, 1995, the Partnership acquired the assets of Rental Towers. The purchase method was used to account for the acquisition, and the purchase price was allocated as follows:

   Property and equipment.......................................... $1,500,000
   Goodwill........................................................  1,471,525
   Other...........................................................      3,475
                                                                    ----------
                                                                    $2,975,000
                                                                    ==========

In addition to the asset acquisition, $875,000 was paid for a 5-year non-compete agreement with the previous owner of the towers. A two-year consulting agreement in the total amount of $850,000, which expired in 1996, was also entered into with this owner.

The Partnership acquired, through various transactions, the following tangible and intangible assets during the year 1997. Intangible assets primarily include goodwill, organization costs, non-compete and consulting agreements, and acquisition and loan costs. The purchase method was used to account for the acquisitions. The purchase prices were allocated, in total, as follows:

   Land.............................................................. $  151,523
   Buildings.........................................................    175,000
   Towers............................................................    429,372
   Equipment.........................................................     50,000
   Intangibles.......................................................  1,795,703
                                                                      ----------
                                                                      $2,601,598
                                                                      ==========

                          TELECOM SOUTHWEST TOWERS, LP

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Credit Risk

The Partnership operates telecommunications transmission sites in various states and grants credit to its customers in the normal course of business and normally does not require collateral. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Partnership's customer base. The Partnership maintains an allowance for doubtful accounts based upon the expected collectibility of individual accounts receivable.

Unaudited Interim Statements

The financial statements as of July 31, 1998 and for the seven months ended July 31, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

Reclassifications

Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

SIGNIFICANT ACCOUNTING POLICIES

Recent Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the seven months ended July 31, 1998, the Partnership had no items of comprehensive income and, accordingly, the Statement does not apply.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP applies to all non-governmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this SOP should be reported as the cumulative effect of a change

                          TELECOM SOUTHWEST TOWERS, LP
in accounting principle. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The effect of adopting SOP 98-5 is not expected to have a material effect on the financial statements.

Revenue Recognition

Owned site revenue is recognized on a straight-line basis over the initial term of the license agreement. The excess of rents accrued over amounts contractually due pursuant to the underlying licenses is recorded as deferred rent receivable on the accompanying balance sheet. Certain license agreements provide for reimbursement of electric charges and rent increases tied to increases in, among other factors, the consumer price index. Managed tower site revenue is recognized ratably over time.

Deferred revenue represents prepayments of charges by certain customers for space on the communication towers. The income is recognized as revenue in subsequent periods ratably over time.

Property and Equipment

Property and equipment are stated at cost. Depreciation of towers is computed using the double declining balance method. The straight-line method is used for equipment and buildings. Estimated useful lives are as follows: buildings thirty-nine years; towers twenty years; equipment seven years.

The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.

Based on management's estimation process, no impairment losses were recorded as of December 31, 1997. As of December 31, 1997, all fixed assets were held for use and the Partnership does not plan to dispose of any such assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets consist of non-compete agreements, organization costs and goodwill. Such assets are being amortized using the straight line-method over their estimated useful lives not to exceed fifteen years.

Escrow Deposits

The Partnership has deposits in escrow with various escrow agents for asset purchase transactions in progress at December 31, 1997. Depending on the outcome of the related negotiations, amounts will either be reclassified as part of the purchase price, expensed to general and administrative expenses as site investigation costs, or reclassified into cash.

Financing Costs

Costs incurred in obtaining debt financing have been capitalized and are being amortized over the life of the respective loans.

Operating Expenses

Operating expenses include land lease expense, insurance expense, repairs and maintenance expense, real estate and personal property taxes, utilities, and bad debt expense.

                          TELECOM SOUTHWEST TOWERS, LP

Income Taxes

No provision has been made for federal and state income taxes since the Partnership's profits and losses are reported by the individual partners on their respective income tax returns.

Syndication/Offering Costs

The costs incurred in offering and issuing the limited partner interests in the Partnership have been deducted from partners' capital.

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1996, and 1997, and July 31, 1998, respectively:

                                                DECEMBER 31,
                                            ----------------------   JULY 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
   Land.................................... $  168,165  $  319,688  $  319,688
   Buildings...............................    369,802     582,596     582,967
   Towers..................................  2,972,840   3,866,771   3,886,908
   Equipment, furniture, and fixtures......    138,257     222,178     242,168
   Tower construction-in-progress..........    318,079         --          --
                                            ----------  ----------  ----------
                                             3,967,143   4,991,233   5,031,731
   Accumulated depreciation................   (512,138)   (859,782) (1,077,426)
                                            ----------  ----------  ----------
   Property and equipment, net............. $3,455,005  $4,131,451  $3,954,305
                                            ==========  ==========  ==========

                          TELECOM SOUTHWEST TOWERS, LP

3. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 1996, and 1997, and July 31, 1998, respectively:

                                                DECEMBER 31,
                                            ----------------------   JULY 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
   Goodwill...............................  $1,665,791  $3,011,494  $3,061,494
   Organization costs.....................      72,437      72,437      72,437
   Acquisition and loan costs.............     250,442     516,202     516,202
   Non-compete and consulting agreements..     875,000   1,325,000   1,325,000
                                            ----------  ----------  ----------
                                             2,863,670   4,925,133   4,975,133
   Accumulated amortization...............    (415,844)   (897,157) (1,160,431)
                                            ----------  ----------  ----------
   Net Intangibles........................  $2,447,826  $4,027,976  $3,814,702
                                            ==========  ==========  ==========

These intangibles resulted from various acquisitions of towers made by the Partnership. Goodwill is being amortized on a straight-line basis over fifteen years while organization costs are amortized over five years on a straight-line basis. Non-compete agreements are being amortized on the straight-line method over the terms of the agreements, ranging from five to fifteen years. Acquisition costs are being amortized over fifteen years. Loan costs are being amortized over the life of the respective loan.

4. LONG-TERM DEBT

The Partnership's General Partner, TeleCom Towers, L.L.C., has entered into a Master Credit Facility Agreement. The agreement establishes a credit facility consisting of a line of credit arrangement pursuant to which entities controlled by the General Partner, including the Partnership, can borrow up to an aggregate of $28,000,000 from the Line of Credit Commitment for a limited period of time on a senior secured basis. The notes payable incurred by the Partnership are provided through a separate, but related, Credit Facility Agreement with the lender. The agreements provide for a Line of Credit Draw Fee of 0.75% of advances under the agreements in addition to other fees to be paid in immediately available funds on the settlement date. The Partnership incurred approximately $36,750, $0, $160,000, and $0 in such fees during the years ended December 31, 1995, 1996, and 1997 and the seven months ended July 31, 1998, respectively. The agreements also contain a provision for a Line of Credit Facility Fee at the rate of 0.25% per annum on the average unborrowed portion of the Line of Credit Commitment. These fees are paid on a proportionate basis by the various entities utilizing the line of credit. The Partnership incurred $9,353, $7,967, $7,967 and $1,459 in credit facility fees during the years ended December 31, 1995, 1996, and 1997 and the seven months ended July 31, 1998, respectively.

The notes payable mature in annual installments of 75% of excess cash flows or in accordance with the Cash Management Agreement between borrower and lender. Interest is payable quarterly in arrears on the last business day of each fiscal quarter. The interest rate is equal to the sum of the applicable Rate Index plus the applicable Rate Margin. The Rate Index will be either the prime rate or the adjusted LIBO (London Interbank Offered) Rate and the Rate Margin will be based on the leverage ratio (using borrower's most recently delivered quarterly financial statements acceptable to lender) of borrower's funded debt as of the last day of the fiscal quarter to the borrower's operating cash flow. The notes are secured by all funds, balances or other property of the Partnership and the general partner. Balances at December 31, 1996 and 1997, and July 31, 1998, respectively, are as follows:

                          TELECOM SOUTHWEST TOWERS, LP

                                                DECEMBER 31,
                                   INTEREST ----------------------   JULY 31,
   DUE DATE:                        RATE:      1996        1997        1998
   ---------                       -------- ----------  ----------  -----------
                                                                    (UNAUDITED)
   June 2002......................    9.25% $2,730,000  $2,528,247  $2,395,182
   September 2002.................    9.25%    633,750     586,914     556,025
   October 2002...................    9.25%    641,875     602,360     556,024
   December 2002..................  9.1875%    790,000     741,366     702,853
   July 2004......................    9.25%        --    2,996,750   2,996,750
                                            ----------  ----------  ----------
                                             4,795,625   7,455,637   7,206,834
   Less current maturities........            (349,375)   (631,834)   (833,574)
                                            ----------  ----------  ----------
   Long-term portion..............          $4,446,250  $6,823,803  $6,373,260
                                            ==========  ==========  ==========

The approximate maturities of the notes payable for the five years subsequent to December 31, 1997, are as follows:

   YEAR                                                                 AMOUNT
   ----                                                               ----------
   1998.............................................................. $  631,834
   1999..............................................................  1,078,859
   2000..............................................................  1,439,634
   2001..............................................................  1,660,389
   2002..............................................................  1,390,030
   Thereafter........................................................  1,254,891
                                                                      ----------
     Total........................................................... $7,455,637
                                                                      ==========

5. DESCRIPTION OF LEASING ARRANGEMENTS

The Partnership licenses space for communication systems on its towers to others under noncancellable agreements requiring monthly, quarterly or annual payments over various terms. Certain agreements contain various options. At December 31, 1997, future minimum license agreement receipts were as follows:

   YEAR
   ----
   December 31, 1998................................................. $1,759,659
   December 31, 1999.................................................  1,475,706
   December 31, 2000.................................................  1,251,731
   December 31, 2001.................................................    980,231
   December 31, 2002.................................................    779,865
   Thereafter........................................................  2,099,272
                                                                      ----------
     Total........................................................... $8,346,464
                                                                      ==========

                          TELECOM SOUTHWEST TOWERS, LP

6. COMMITMENTS

The Partnership is committed to various land leases for tower sites. Land lease expense for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998 was $53,277, $49,282, $105,274, and $66,387,
respectively. At December 31, 1997, future minimum lease payments were as follows:

      YEAR
      ----
   December 31, 1998................................................... $ 58,295
   December 31, 1999...................................................   56,927
   December 31, 2000...................................................   52,471
   December 31, 2001...................................................   50,671
   December 31, 2002...................................................   49,671
   Thereafter..........................................................  167,354
                                                                        --------
     Total............................................................. $435,389
                                                                        ========

7. RELATED PARTIES

In the normal course of business, the Partnership advances funds to affiliated parties for certain shared expenses. The affiliated parties repay such amounts on a regular and timely basis. The Partnership had receivables due from these affiliates of $0, $11,186, and $24,133 at December 31, 1996, and 1997, and July 31, 1998, respectively.

The Partnership, in accordance with its limited partnership agreement, is obligated to pay the general partner a management fee equal to 8.5% of the gross monthly revenues. The management fee expense recognized for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998 was $98,452, $137,745, $176,985, and $112,829, respectively. The
Partnership is also obligated to pay a 2.5% acquisition fee on the purchase price of all acquisitions. The Partnership is also obligated to pay up to 4% of gross monthly revenue to the general partner for reimbursement of certain general partner expenses. Acquisition fees are capitalized as incurred by the Partnership. Acquisition fees capitalized during 1997 were $66,250. Expense reimbursement fees totaled $47,435, $39,084, $52,657, and $53,096 for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998.

8. INVESTMENTS IN JOINT VENTURES

The Partnership is a 50% partner in Shreveport Tower Company, a Louisiana partnership formed in 1995 to operate a tower in Shreveport, Louisiana. The Company is also a 50% partner in Castle Rock Tower Company, a Texas partnership formed to operate towers in Georgetown and Plano, Texas and another tower currently under construction in Glen Rose, Texas. These investments are considered joint ventures and are accordingly recorded on the equity method. Financial information for these investments is not significant.


9. SUBSEQUENT EVENT (UNAUDITED)

Effective August 3, 1998, the limited partners of the Partnership consummated a merger of the Partnership into TeleCom Towers, L.L.C., which is the general partner of the Partnership. The limited partners of the Partnership received as merger consideration either cash or Class A Units of TeleCom Towers, L.L.C. in exchange for their interest in the Partnership.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Telecom Towers Mid-Atlantic, LP

We have audited the accompanying consolidated balance sheet of Telecom Towers Mid-Atlantic, LP as of December 31, 1996 and the related consolidated statements of operations, partners' capital, and cash flows for the year ended December 31, 1996 and the period from inception (June 23, 1995) to December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the 1996 consolidated financial statements of RCC Consultants, Inc., (a wholly-owned subsidiary of RCC Holdings, LP which is a 99.99% owned subsidiary of Telecom Towers Mid-Atlantic, LP), which statements reflect total assets constituting 42% and total revenues constituting 87% of the related 1996 consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for RCC Consultants, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our report dated April 2, 1997, we expressed an opinion that the December 31, 1996 financial statements did not fairly present financial position, results of operations, and cash flows in conformity with generally accepted accounting principles because Telecom Towers Mid-Atlantic, LP presented wholly-owned subsidiaries on the equity method. As described in Note 1, the Partnership has changed its method of accounting for these items and has restated its December 31, 1996 consolidated financial statements to conform with generally accepted accounting principles. Accordingly, our present opinion on the December 31, 1996 consolidated financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telecom Towers Mid-Atlantic, LP at December 31, 1996 and the consolidated results of their operations and their cash flows for the year ended December 31, 1996 and the initial period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Gollob, Morgan, Peddy & Co., P.C.

Tyler, Texas
December 11, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
RCC Consultants, Inc.:

We have audited the consolidated balance sheet of RCC Consultants, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows (not presented herein) for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RCC Consultants, Inc. and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Princeton, New Jersey
March 13, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
RCC Consultants, Inc.:

We have audited the consolidated balance sheet of RCC Consultants, Inc. and subsidiary as of December 31, 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows (not presented herein) for the period from May 1, 1996 to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RCC Consultants, Inc. and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the period from May 1, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Princeton, New Jersey
December 19, 1997

                         REPORT OF INDEPENDENT AUDITORS

Partners
Telecom Towers Mid-Atlantic, LP

We have audited the accompanying consolidated balance sheet of Telecom Towers Mid-Atlantic, LP as of December 31, 1997 and the related consolidated statements of operations, partners' capital, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of RCC Consultants, Inc., (a wholly-owned subsidiary of RCC Holdings, LP which is a 99.99% owned subsidiary of Telecom Towers Mid-Atlantic, LP), which statements reflect total assets constituting 41% and total revenues constituting 82% of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for RCC Consultants, Inc., is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telecom Towers Mid-Atlantic, LP at December 31, 1997 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 19, 1998

                        TELECOM TOWERS MID-ATLANTIC, LP

                          CONSOLIDATED BALANCE SHEETS

                                                 DECEMBER 31,
                                            -----------------------  JULY 31,
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
                  ASSETS
Current assets:
  Cash..................................... $ 1,894,748 $   379,373 $   275,661
  Accounts receivable, net of allowance of
   $499,268, $402,800, and $197,566 in
   1998, 1997, and 1996, respectively......   5,282,749   4,907,503   4,813,769
  Prepaid expenses.........................     449,436     325,416     329,367
                                            ----------- ----------- -----------
    Total current assets...................   7,626,933   5,612,292   5,418,797
Property and equipment, net of accumulated
 depreciation of $1,318,167, $1,016,569,
 and $556,524 in 1998, 1997, and 1996,
 respectively..............................   4,511,998   4,932,525   5,149,490
Intangibles, net of accumulated
 amortization of $576,729, $369,970, and
 $134,271 in 1998, 1997, and 1996,
 respectively..............................   2,232,525   3,195,642   2,988,883
Affiliate receivable.......................         --          --      109,204
Deferred rent receivable...................         --       67,770      88,387
Other assets...............................      29,862     131,646     126,273
                                            ----------- ----------- -----------
    Total assets........................... $14,401,318 $13,939,875 $13,881,034
                                            =========== =========== ===========
     LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable and accrued expenses.... $ 2,681,222 $ 2,442,119 $ 2,054,672
  Current portion of long-term debt........     198,750     417,077     638,710
  Affiliate payable........................     104,149     386,756     792,953
  Short-term notes.........................   1,330,000         --          --
  Prepaid rents............................     199,407     174,508     463,767
  Other liabilities........................     852,000      20,000         --
                                            ----------- ----------- -----------
    Total current liabilities..............   5,365,528   3,440,460   3,949,782
Long-term debt, net of current portion.....   3,832,500   6,805,958   6,400,044
Partners' capital..........................   5,203,290   3,693,457   3,531,208
                                            ----------- ----------- -----------
    Total liabilities and partners'
     capital............................... $14,401,318 $13,939,875 $13,881,034
                                            =========== =========== ===========

                            See accompanying notes.

                        TELECOM TOWERS MID-ATLANTIC, LP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  SEVEN MONTHS
                              YEAR ENDED DECEMBER 31,            ENDED JULY 31,
                          ----------------------------------  ----------------------
                            1995       1996         1997         1997        1998
                          --------  -----------  -----------  ----------  ----------
                                                                   (UNAUDITED)
Revenue:
  Tower revenues........  $111,999  $ 1,770,597  $ 3,406,579  $1,753,784  $2,212,009
  Consulting revenues...       --    11,735,000   14,912,000   8,997,000   9,368,000
                          --------  -----------  -----------  ----------  ----------
    Total revenues......   111,999   13,505,597   18,318,579  10,750,784  11,580,009
    Direct tower costs..    25,728      760,551    1,176,106     395,719     606,750
    Direct consulting
     costs..............       --     9,321,000   12,298,000   7,039,000   6,955,000
                          --------  -----------  -----------  ----------  ----------
    Total costs.........    25,728   10,081,551   13,474,106   7,434,719   7,561,750
                          --------  -----------  -----------  ----------  ----------
Gross profit............    86,271    3,424,046    4,844,473   3,316,065   4,018,259
General and
 administrative.........    24,639    2,861,724    4,622,807   2,788,638   3,195,262
Depreciation............    33,127      271,576      491,806     268,442     325,466
Amortization............    28,274      114,818      234,752     115,223     206,760
                          --------  -----------  -----------  ----------  ----------
Operating income
 (loss).................       231      175,928     (504,892)    143,762     290,771
Interest income.........       --        96,411          813         697         288
Interest expense........   (73,370)    (328,878)    (518,892)   (206,655)   (403,308)
Other income (expense)..       --        85,718     (126,797)     19,649     (50,000)
                          --------  -----------  -----------  ----------  ----------
Net income (loss).......  $(73,139) $    29,179  $(1,149,768) $  (42,547) $ (162,249)
                          ========  ===========  ===========  ==========  ==========


                            See accompanying notes.

                        TELECOM TOWERS MID-ATLANTIC, LP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                               GENERAL    LIMITED      TOTAL
                                              PARTNER'S  PARTNERS'   PARTNERS'
                                               EQUITY      EQUITY      EQUITY
                                              ---------  ----------  ----------
Balance at June 23, 1995 (inception)......... $    --    $      --   $      --
Capital Contributions........................    1,000    1,063,000   1,064,000
Syndication/Offering costs...................      --      (144,639)   (144,639)
Net Loss.....................................  (71,288)      (1,851)    (73,139)
                                              --------   ----------  ----------
Balance, December 31, 1995................... $(70,288)  $  916,510  $  846,222
Capital Contributions........................      --     4,937,000   4,937,000
Distributions................................      --      (120,000)   (120,000)
Syndication/Offering costs...................      --      (489,111)   (489,111)
Net Income...................................      291       28,888      29,179
                                              --------   ----------  ----------
Balance at December 31, 1996................. $(69,997)  $5,273,287  $5,203,290
Distributions to partners....................      (65)    (360,000)   (360,065)
Net loss.....................................  (11,498)  (1,138,270) (1,149,768)
                                              --------   ----------  ----------
Balance at December 31, 1997................. $(81,560)  $3,775,017  $3,693,457
Distributions to partners....................      --           --          --
Net loss.....................................   (1,622)    (160,627)   (162,249)
                                              --------   ----------  ----------
Balance at July 31, 1998 (unaudited)......... $(83,182)  $3,614,390  $3,531,208
                                              ========   ==========  ==========



                            See accompanying notes.

                        TELECOM TOWERS MID-ATLANTIC, LP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   SEVEN MONTHS
                              YEAR ENDED DECEMBER 31,             ENDED JULY 31,
                         ------------------------------------  ----------------------
                            1995        1996         1997         1997        1998
                         ----------  -----------  -----------  -----------  ---------
                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss...............  $  (73,139) $    29,179  $(1,149,768) $   (42,547) $(162,249)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation..........      33,127      271,576      491,806      268,442    325,466
 Amortization..........      28,274      114,818      234,752      115,223    206,760
 Partnership income....         --        11,282          --           --         --
 Changes in operating
  assets and
  liabilities:
 Accounts receivable...     (24,079)  (1,239,017)     352,426     (731,205)    93,734
 Prepaid expenses......      (3,589)     (60,847)     124,020      (48,877)    (3,951)
 Due from affiliates...         --           --           --      (175,742)  (109,204)
 Deferred rent
  receivable...........         --           --       (67,770)         --     (20,617)
 Other assets..........      (1,000)     (26,697)     (93,949)    (111,859)     5,373
 Accounts payable and
  accrued expenses.....      12,964    1,160,667     (246,938)    (296,885)  (387,447)
 Other liabilities.....         --           --      (935,000)    (852,000)   (20,000)
 Prepaid rents.........         --           --        78,101       50,264    288,939
 Due to affiliates.....         --         5,713      305,427      277,744    406,197
 Deferred income.......       9,006     (273,538)         --           --         --
                         ----------  -----------  -----------  -----------  ---------
  Net cash provided by
   (used in) operating
   activities..........     (18,436)      (6,864)    (906,893)  (1,547,442)   623,001
INVESTING ACTIVITIES
Asset acquisitions, net
 of cash received......  (1,300,000)  (4,255,000)  (1,250,000)  (1,284,568)       --
Purchases of towers,
 buildings and
 equipment.............    (103,357)    (573,970)    (871,847)    (195,980)  (542,432)
Investment in
 partnerships..........         --    (3,558,491)         --           --         --
Accounts payable for
 purchase..............         --        61,402          --           --         --
Acquisition and closing
 costs.................     (33,933)    (562,461)         --           --         --
Proceeds from sale of
 assets................         --           --        11,645          --         --
                         ----------  -----------  -----------  -----------  ---------
  Net cash (used in)
   investing
   activities..........  (1,437,290)  (8,888,520)  (2,110,202)  (1,480,548)  (542,432)
FINANCING ACTIVITIES
Proceeds from notes
 payable...............     750,000    5,130,000    3,374,973    2,876,293        --
Payments on notes
 payable...............         --      (518,750)  (1,513,188)     (76,250)  (184,281)
Payment of short-term
 notes.................         --           --           --    (1,330,000)       --
Capital contribution--
 general partner.......     801,000    1,325,100          --           --         --
Capital returned to
 general partner.......    (800,000)         --           --           --         --
Capital contributions--
 limited partners......   1,063,000    4,937,010          --           --         --
Distributions to
 partners..............         --      (120,000)    (360,065)    (240,024)       --
Receivables from
 related parties.......     (42,678)      42,568          --           --         --
Amount payable to
 escrow................     100,000     (100,000)         --           --         --
Syndication/offering
 costs.................     (43,877)    (582,148)         --           --         --
Effects of exchange
 rates.................         --        40,000          --        21,797        --
Financing costs........    (121,606)     (35,761)         --           --         --
                         ----------  -----------  -----------  -----------  ---------
  Net cash provided by
   financing
   activities..........   1,705,839   10,118,019    1,501,720    1,251,816   (184,281)
Net increase (decrease)
 in cash...............     250,113    1,222,635   (1,515,375)  (1,776,174)  (103,712)
Cash at beginning of
 period................         --       672,113    1,894,748    1,894,748    379,373
                         ----------  -----------  -----------  -----------  ---------
Cash at end of period..  $  250,113  $ 1,894,748  $   379,373  $   118,574  $ 275,661
                         ==========  ===========  ===========  ===========  =========
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for
 interest..............  $   73,789  $   296,881  $   518,892  $   206,655  $ 403,308
                         ==========  ===========  ===========  ===========  =========

                            See accompanying notes.

                        TELECOM TOWERS MID-ATLANTIC, LP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1997 AND JULY 31, 1998
    (INFORMATION AS OF AND FOR THE PERIOD ENDED JULY 31, 1998 IS UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Description of Business

Telecom Towers Mid-Atlantic, LP (the "Partnership" or "Mid-Atlantic"), is a South Carolina limited partnership. The general partner is TeleCom Towers, L.L.C., which owns a one percent (1%) interest in the Partnership. The Partnership is a general partner in both RFM Facilities Management, LP ("RFM") and RCC Holdings, LP ("RCC Holdings"). The consolidated financial statements of the Partnership include the accounts of RFM and RCC Holdings. The Partnership holds a 99.99% interest in each. RCC Holdings has no operations of its own and was formed as the holding company for RCC Consultants, Inc. ("RCC"), a wholly-owned subsidiary of RCC Holdings. RCC provides wireless communications consulting services to public and private sector communication systems operators.

The Partnership shall continue in full force and effect until December 31, 2020, unless the Partnership is sooner dissolved by the occurrence of certain events as specified in the Partnership Agreement.

Mid-Atlantic owns and manages telecommunication tower sites in South Carolina, Ohio, West Virginia, Kentucky, and Kansas. RFM owns and manages telecommunications sites in various states. Both entities license space on towers and roof-top sites to customers for a fee under contracts that extend for more than one year.

The liability of each partner shall be limited to the amount of capital contributions required to be made by such partner in accordance with the provisions of the Partnership agreement. The general partner is responsible for the liabilities of the Partnership beyond the capital contributed by the limited partners.

Distributions to partners are made in accordance with the partners' percentage interest at the time of such distribution until certain capital contributions are repaid and a cumulative annual return is paid to the partners. Profits and losses are allocated to the partners based on the partners' percentage interest as adjusted per the preceding paragraph.

Acquisitions

On June 23, 1995, the Partnership acquired the assets of the Towers Division of The Communications Group. The purchase method was used to account for the acquisition, and the purchase price was allocated as follows:

   Escrowed funds................................................... $   75,000
   Property and equipment...........................................    690,000
   Non-compete agreement............................................      5,000
   Goodwill.........................................................    530,000
                                                                     ----------
                                                                     $1,300,000
                                                                     ==========

Subsequent to the purchase date, the escrowed funds of $75,000 were released to the seller and have been classified as goodwill.

                        TELECOM TOWERS MID-ATLANTIC, LP

During 1996, the Partnership acquired, in three separate transactions, certain assets of RAM Technologies, Inc., Advantage Communications, Inc., and Tower Communications, Inc. The purchase method was used to account for the acquisitions, and the purchase prices were allocated as follows:

                                                   ADVANTAGE         TOWER
                                       RAM      COMMUNICATIONS, COMMUNICATIONS,
                                   TECHNOLOGIES      INC.            INC.
                                   ------------ --------------- ---------------
   Land...........................  $    7,000     $    --        $  100,000
   Property and equipment.........   1,250,000      102,500          600,000
   Goodwill.......................     243,000       72,500          880,000
                                    ----------     --------       ----------
                                    $1,500,000     $175,000       $1,580,000
                                    ==========     ========       ==========

In addition to the acquisition, a 5-year maintenance and consulting agreement was entered into with Advantage Communications, Inc. Terms are $1,000 per month with an annual review of the fee.

The Partnership acquired, through various transactions, the following tangible and intangible assets during the year 1997. Intangible assets primarily include goodwill, organization costs, non-compete and consulting agreements, and acquisition and loan costs. The purchase method was used to account for the acquisitions. The purchase prices were allocated, in total, as follows:

   Land.............................................................. $   50,000
   Buildings.........................................................     15,000
   Towers............................................................    170,000
   Intangibles.......................................................  1,015,000
                                                                      ----------
                                                                      $1,250,000
                                                                      ==========

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Credit Risk

The Partnership operates telecommunications transmission sites in various states and grants credit to its customers in the normal course of business and normally does not require collateral. Concentrations of credit risk with respect to accounts receivable is limited due to the large number of customers in the Partnership's customer base. The Partnership maintains an allowance for doubtful accounts based upon the expected collectibility of individual accounts receivable.

Unaudited Interim Statements

The consolidated financial statements as of July 31, 1998 and for the seven months ended July 31, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

Reclassifications

Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

                        TELECOM TOWERS MID-ATLANTIC, LP

SIGNIFICANT ACCOUNTING POLICIES

Recent Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the seven months ended July 31, 1998, the Partnership had no items of comprehensive income and, accordingly, the Statement does not apply.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP applies to all non-governmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this SOP should be reported as the cumulative effect of a change in accounting principle. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The effect of adopting SOP 98-5 is not expected to have a material effect on the financial statements.

Revenue Recognition

Owned site revenue is recognized on a straight-line basis over the initial term of the license agreement. The excess of rents accrued over amounts contractually due pursuant to the underlying licenses are recorded as deferred rent receivable on the accompanying balance sheet. Certain license agreements provide for reimbursement of electric charges and rent increases tied to increases in, among other factors, the consumer price index. Managed tower site revenues are recognized ratably over time. Consulting revenues are recognized when services are performed.

Deferred revenue represents prepayments of charges by certain customers for space on the communication towers. The income is recognized as revenue in subsequent periods ratably over time.

Property and Equipment

Property and equipment are stated at cost. Major renewals and improvements, which extend the useful lives of the assets are capitalized and maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation related to asset disposals are removed from the accounts and the resulting gain or loss is included in the results from operations. Depreciation of towers is computed using the double declining balance method. The straight-line method is used for equipment and buildings. Estimated useful lives are as follows: buildings, 39 years; towers, 20 years; equipment, 7 years.

                        TELECOM TOWERS MID-ATLANTIC, LP

The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Based on management's estimation process, no impairment losses were recorded as of December 31, 1997. As of December 31, 1997, all fixed assets were held for use and the Partnership does not plan to dispose of any such assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets consist of non-compete and consulting agreements, organization costs, goodwill, and acquisition and loan costs. Such assets are being amortized using the straight line method over their estimated useful lives not to exceed fifteen years.

Financing Costs

Costs incurred in obtaining debt financing have been capitalized and are being amortized over the lives of the respective loans.

Operating Expenses

Operating expenses include land lease expense, insurance expense, repairs and maintenance expense, real estate and personal property taxes, utilities, and bad debt expense.

Income Taxes

No provision has been made for federal and state income taxes since the Partnership's profits and losses are reported by the individual partners on their respective income tax returns. RCC is a corporation which provides for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As of December 31, 1997, RCC had federal net operating loss carryforwards of approximately $5,600,000, which may be subject to annual limitations due to the change in ownership of RCC that occurred in 1996. A valuation allowance has been established against the related net deferred tax asset.

Cash

For purposes of the statement of cash flows, cash consists of cash in bank.

Syndication/Offering Costs

The costs incurred in offering and issuing the limited partner interests in the Partnership have been deducted from partners' capital.

                        TELECOM TOWERS MID-ATLANTIC, LP

2. ACCOUNTS RECEIVABLE

Mid-Atlantic and RFM accounts receivable balances as of December 31, 1996, and 1997, and July 31, 1998 (unaudited) were primarily for tower sites licensing agreements. RCC accounts receivable balances as of December 31, 1996, and 1997, and July 31, 1998 (unaudited), respectively, consisted primarily of amounts billed and unbilled to customers under time and material and site type contracts as follows:

                                                DECEMBER 31,
                                            ----------------------   JULY 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
   Billed accounts receivable.............. $3,828,315  $4,002,303  $3,775,037
   Unbilled accounts receivable............  1,652,000   1,308,000   1,538,000
                                            ----------  ----------  ----------
                                             5,480,315   5,310,303   5,313,037
   Allowance for doubtful accounts.........   (197,566)   (402,800)   (499,268)
                                            ----------  ----------  ----------
   Net accounts receivable................. $5,282,749  $4,907,503  $4,813,769
                                            ==========  ==========  ==========

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1996, and 1997, and July 31, 1998 (unaudited), respectively:

                                               DECEMBER 31,
                                          -----------------------   JULY 31,
                                             1996        1997         1998
                                          ----------  -----------  -----------
                                                                   (UNAUDITED)
   Land.................................. $  476,511  $   528,077  $   528,078
   Buildings.............................    622,447      720,242      721,532
   Towers................................  3,081,895    3,435,975    3,501,107
   Equipment, furniture, and fixtures....    887,669    1,264,800    1,716,940
                                          ----------  -----------  -----------
                                           5,068,522    5,949,094    6,467,657
   Accumulated depreciation..............   (556,524)  (1,016,569)  (1,318,167)
                                          ----------  -----------  -----------
   Property and equipment, net........... $4,511,998  $ 4,932,525  $ 5,149,490
                                          ==========  ===========  ===========

                        TELECOM TOWERS MID-ATLANTIC, LP

4. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 1996, and 1997, and July 31, 1998 (unaudited), respectively:

                                                DECEMBER 31,
                                            ----------------------   JULY 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
   Goodwill...............................  $1,919,056  $2,887,727  $2,887,727
   Acquisition and loan costs.............     442,740     577,885     577,885
   Non-compete and consulting agreements..       5,000     100,000     100,000
                                            ----------  ----------  ----------
                                             2,366,796   3,565,612   3,565,612
   Accumulated amortization...............    (134,271)   (369,970)   (576,729)
                                            ----------  ----------  ----------
   Net Intangibles........................  $2,232,525  $3,195,642  $2,988,883
                                            ==========  ==========  ==========

These intangibles resulted from various acquisitions of towers made by the Partnership. Goodwill is being amortized on a straight-line basis over fifteen years while organization costs are amortized over five years on a straight-line basis. Non-compete agreements are being amortized on the straight-line method over the terms of the agreements, ranging from five to fifteen years. Loan costs are being amortized over the life of the respective loan.

5. LONG-TERM DEBT

The Partnership's General Partner, TeleCom Towers, L.L.C., has entered into a Master Credit Facility Agreement. The agreement establishes a credit facility consisting of a line of credit arrangement pursuant to which entities controlled by the General Partner, including the Partnership, can borrow up to an aggregate of $28,000,000 from the Line of Credit Commitment for a limited period of time on a senior secured basis. The notes payable incurred by the Partnership are provided through a separate, but related, Credit Facility Agreement with the lender. The agreements provide for a Line of Credit Draw Fee of 0.75% of advances under the agreements in addition to other fees to be paid in immediately available funds on the settlement date. The Partnership incurred approximately $121,000 and $0 in draw fees during the year ended December 31, 1997, and the seven months ended July 31, 1998 (unaudited), respectively. The agreements also contain a provision for a Line of Credit Facility Fee at the rate of 0.25% per annum on the average unborrowed portion of the Line of Credit Commitment. These fees are paid on a proportionate basis by the various entities utilizing the line of credit. The Partnership incurred $1,917 and $1,189 in credit facility fees during the year ended December 31, 1997 and the seven months ended July 31, 1998 (unaudited), respectively.

The notes payable mature in annual installments of 75% of excess cash flows or in accordance with the Cash Management Agreement between borrower and lender. Interest is payable quarterly in arrears on the last business day of each fiscal quarter. The interest rate is equal to the sum of the applicable Rate Index plus the applicable Rate Margin. The Rate Index will be either the prime rate or the adjusted LIBO (London Interbank Offered) Rate and the Rate Margin will be based on the leverage ratio (using borrower's most recently delivered quarterly financial statements acceptable to lender) of borrower's funded debt as of the last day of the fiscal quarter to the borrower's operating cash flow. The notes are secured by all funds, balances or other property of the Partnership.

RCC has obtained a separate secured line of credit in the amount of $3,000,000. The line has a term of three years with interest at prime plus 3%. The line is secured by the domestic accounts receivable of RCC. RCC is subject to an early termination fee under the agreement whereby the lender is entitled to a percentage of the total line based on the time of termination.

                        TELECOM TOWERS MID-ATLANTIC, LP

Balances at December 31, 1996, and 1997, and July 31, 1998 (unaudited), respectively, were as follows:

                                                DECEMBER 31,
                                INTEREST    ----------------------   JULY 31,
   DUE DATE:                      RATE:        1996        1997        1998
   ---------                  ------------- ----------  ----------  -----------
                                                                    (UNAUDITED)
   April 2000................ Prime plus 3% $      --   $1,112,000  $1,166,000
   April 2002................         9.25%        --    2,400,938   2,247,031
   June 2002.................         9.25%    731,250     676,875     641,250
   March 2003................         9.25%    800,000     770,250     721,500
   April 2003................         9.00%  2,500,000         --          --
   July 2004.................         9.25%        --    2,262,972   2,262,973
                                            ----------  ----------  ----------
                                             4,031,250   7,223,035   7,038,754
   Less current maturities...                 (198,750)   (417,077)   (638,710)
                                            ----------  ----------  ----------
     Long-term portion.......               $3,832,500  $6,805,958  $6,400,044
                                            ==========  ==========  ==========

The approximate maturities of the notes payable for the five years subsequent to December 31, 1997, are as follows:

   YEAR                                                                 AMOUNT
   ----                                                               ----------
   1998.............................................................. $  417,077
   1999..............................................................    767,061
   2000..............................................................  2,262,835
   2001..............................................................  1,415,002
   2002..............................................................  1,363,232
   Thereafter........................................................    997,828
                                                                      ----------
     Total........................................................... $7,223,035
                                                                      ==========

6. DESCRIPTION OF LEASING ARRANGEMENTS

Mid-Atlantic and RFM license space for communication systems on their towers to customers under noncancellable agreements requiring monthly, quarterly or annual payments over various terms. Certain of the agreements contain various options. At December 31, 1997, future minimum license agreement receipts were as follows:

   YEAR
   ----
   December 31, 1998................................................. $2,601,906
   December 31, 1999.................................................  1,973,959
   December 31, 2000.................................................  1,544,165
   December 31, 2001.................................................  1,114,167
   December 31, 2002.................................................    521,787
   Thereafter........................................................    506,358
                                                                      ----------
     Total........................................................... $8,262,342
                                                                      ==========

7. COMMITMENTS

Mid-Atlantic and RFM are committed to various land leases for tower sites. RCC is obligated under operating leases for office space and equipment. Land lease expense for the years ended December 31, 1996, and 1997, and for the seven months ended July 31, 1998 (unaudited) was $139,258, $239,697, and $149,262, respectively.

                        TELECOM TOWERS MID-ATLANTIC, LP

Rental expense for the office space and equipment for the years ended December 31, 1996, and 1997, and for the seven months ended July 31, 1998 (unaudited) totaled approximately $489,000, $891,665, and $525,000, respectively. At December 31, 1997, future minimum lease payments were as follows:

   YEAR
   ----
   December 31, 1998................................................. $  907,774
   December 31, 1999.................................................    825,179
   December 31, 2000.................................................    798,752
   December 31, 2001.................................................    686,029
   December 31, 2002.................................................    520,992
   Thereafter........................................................    771,533
                                                                      ----------
     Total........................................................... $4,510,259
                                                                      ==========

8. RELATED PARTIES

In the normal course of business, the Partnership advances and receives funds to and from affiliated parties for certain shared expenses. Amounts are repaid on a regular and timely basis. The Partnership had a payable to these affiliates at December 31, 1996, 1997, and July 31, 1998 (unaudited) of $104,149, $36,758, and $792,953, respectively.

The Partnership, in accordance with its limited partnership agreement, is obligated to pay the general partner a management fee equal to 8.5% of the gross monthly revenues. The management fee expense recognized for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998, was $9,463, $150,319, $269,786, and $188,204, respectively. The
Partnership is also obligated to pay a 3% acquisition fee on all capital funds invested in towers and related real estate and other assets, as well as up to 4% of gross monthly revenue, to the general partner for reimbursement of certain general partner expenses. Acquisition fees are capitalized as incurred by the Partnership. No acquisition fees were incurred or capitalized during 1997. Expense reimbursement fees for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998 (unaudited) totaled $5,510, $27,759, $76,357, and $88,570, respectively.

9. EQUITY PROGRAM DESCRIPTION

In 1996 RCC Holdings and RFM established an equity participation program ("Equity Program") for the employees of RCC. At the time this Equity Program was established, RCC was wholly owned by RCC Holdings, and RFM was affiliated with RCC Holdings. The Partnership and TeleCom Towers, Inc., a Texas corporation ("TTI"), were the general partners of RFM. The objective of the Equity Program is to reward employees for the success of RCC Holdings and RFM as if they were owners of the Partnership. The Equity Program generally provides that each employee will receive a designated percentage (as set forth in the award agreement) of amounts distributed to TTI from the proceeds of RCC Holdings and RFM. Employee-participants vest their benefits over a period of five years of service with RCC, beginning after May 1, 1996; however, participants will be 100% vested upon death or permanent disability. All payments are to be made out of the general assets of either RCC Holdings or RFM.

An event which would trigger the Partnership's obligations under the Equity Program has not occurred, and no such event is presently anticipated or contemplated. Therefore, the Partnership has not recorded a charge for the Equity Program.

                        TELECOM TOWERS MID-ATLANTIC, LP

10. SUBSEQUENT EVENT (UNAUDITED)

Effective August 3, 1998, the limited partners of the Partnership consummated a merger of the Partnership into TeleCom Towers, L.L.C. which is the general partner of the Partnership. The limited partners of the Partnership received as merger consideration either cash or Class A Units of TeleCom Towers, L.L.C. in exchange for their interest in the Partnership.

                          INDEPENDENT AUDITORS' REPORT

Telecom Towers of the West
(A Division of TeleCom Towers, Inc.)

We have audited the accompanying balance sheet of Telecom Towers of the West (a division of TeleCom Towers, Inc.) as of December 31, 1996, and the related statements of income, divisional equity, and cash flows for the period from inception (August 1, 1996) to December 31, 1996. These financial statements are the responsibility of the division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleCom Towers of the West (a division of TeleCom Towers, Inc.) as of December 31, 1996, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

Gollob, Morgan, Peddy & Co., P.C.

Tyler, Texas
March 18, 1997

                         REPORT OF INDEPENDENT AUDITORS

Partners
Telecom Towers of the West, LP

We have audited the accompanying consolidated balance sheet of Telecom Towers of the West, LP as of December 31, 1997, and the related statements of operations, partners' capital, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecom Towers of the West, LP at December 31, 1997, and the results of its operations and its cash flows for the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 19, 1998

                         TELECOM TOWERS OF THE WEST, LP

                          CONSOLIDATED BALANCE SHEETS

                                                 DECEMBER 31,
                                            -----------------------  JULY 31,
                                               1996        1997        1998
                                            ----------  ----------- -----------
                                                                    (UNAUDITED)
                  ASSETS
Current assets:
  Cash..................................... $  202,451  $   425,791 $   605,040
  Accounts receivable, net of allowance of
   $35,195, $15,000, and $0 in 1998, 1997,
   and 1996, respectively..................      8,285      255,975     195,377
  Prepaid expenses.........................      9,254       33,073      44,205
                                            ----------  ----------- -----------
    Total current assets...................    219,990      714,839     844,622
Property and equipment, net of accumulated
 depreciation of $1,029,180, $743,916, and
 $19,359 in 1998, 1997, and 1996,
 respectively..............................    545,155    4,700,217   4,670,462
Intangibles, net of accumulated
 amortization of $1,728,297, $939,261, and
 $45,825 in 1998, 1997, and 1996,
 respectively..............................  1,900,339   17,665,725  16,677,854
Investment in joint venture................        --     1,520,475   1,645,236
Escrow deposits............................    401,500      550,000     750,000
Advance to Prime Building Top..............  1,302,000          --          --
Deferred acquisition costs.................     25,814          --          --
Deferred rent receivable...................        --       119,054     199,198
Other assets...............................      4,670       10,877      63,946
                                            ----------  ----------- -----------
    Total assets........................... $4,399,468  $25,281,187 $24,851,318
                                            ==========  =========== ===========
      LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.... $  111,119  $    62,663 $   460,597
  Current portion of long-term debt........     32,500      204,644     643,576
  Other liabilities........................        --        16,965         --
  Due to related entities..................     33,787      415,717         --
  Prepaid rents............................        --       215,386         --
  Deferred income..........................     12,608          --      360,756
  Advance from TeleCom Towers, Inc.........  1,302,000          --          --
  Bridge loan--TeleCom Towers, Inc.........  1,900,000          --          --
                                            ----------  ----------- -----------
    Total current liabilities..............  3,392,014      915,375   1,464,929
Long-term debt, net of current portion.....  1,267,500   10,950,632  10,862,950
Partners' capital..........................   (260,046)  13,415,180  12,523,439
                                            ----------  ----------- -----------
    Total liabilities and partners'
     capital............................... $4,399,468  $25,281,187 $24,851,318
                                            ==========  =========== ===========

                            See accompanying notes.

                         TELECOM TOWERS OF THE WEST, LP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             PERIOD FROM
                           AUGUST 31, 1996                   SEVEN MONTHS
                           (INCEPTION) TO   YEAR ENDED      ENDED JULY 31,
                            DECEMBER 31,   DECEMBER 31,  ---------------------
                                1996           1997        1997        1998
                           --------------- ------------  ---------  ----------
                                                             (UNAUDITED)
Total revenues...........     $ 141,458    $ 2,168,693   $ 781,190  $1,961,682
Direct tower costs.......        24,958        372,964      85,223     364,032
                              ---------    -----------   ---------  ----------
Gross profit.............       116,500      1,795,729     695,967   1,597,650
General and administra-
 tive....................        21,014        561,233     272,949     495,936
Depreciation.............        19,359        320,729     128,915     285,264
Amortization.............        45,825        893,436     194,106     789,036
                              ---------    -----------   ---------  ----------
Operating income.........        30,302         20,331      99,997      27,414
Interest income..........           --          55,065     167,413      15,328
Interest expense.........      (154,916)      (693,161)   (226,031)   (611,244)
Partnership share of loss
 in joint venture........           --        (531,525)        --     (323,239)
                              ---------    -----------   ---------  ----------
Net loss.................     $(124,614)   $(1,149,290)  $  41,379  $ (891,741)
                              =========    ===========   =========  ==========



                            See accompanying notes.

                         TELECOM TOWERS OF THE WEST, LP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                           GENERAL     LIMITED        TOTAL
                                          PARTNER'S   PARTNERS'     PARTNERS'
                                         EQUITY (1%) EQUITY (99%)    CAPITAL
                                         ----------- ------------  -----------
Balance at August 1, 1996 (inception)...  $     --   $       --    $       --
Syndication and offering costs..........        --      (135,432)     (135,432)
Net loss................................   (124,614)         --       (124,614)
                                          ---------  -----------   -----------
Balance at December 31, 1996............  $(124,614) $  (135,432)  $  (260,046)
Capital contributions...................        --    16,338,000    16,338,000
Syndication and offering costs..........        --    (1,513,484)   (1,513,484)
Net loss................................    (11,493)  (1,137,797)   (1,149,290)
                                          ---------  -----------   -----------
Balance at December 31, 1997............  $(136,107) $13,551,287   $13,415,180
Capital contributions...................        --           --            --
Syndication and offering costs..........        --           --            --
Net loss................................     (8,917)    (882,824)     (891,741)
                                          ---------  -----------   -----------
Balance at July 31, 1998 (unaudited)....  $(145,024) $12,668,463   $12,523,439
                                          =========  ===========   ===========




                            See accompanying notes.

                         TELECOM TOWERS OF THE WEST, LP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             PERIOD FROM
                           AUGUST 31, 1996                    SEVEN MONTHS
                           (INCEPTION) TO   YEAR ENDED       ENDED JULY 31,
                            DECEMBER 31,   DECEMBER 31,  -----------------------
                                1996           1997          1997        1998
                           --------------- ------------  ------------  ---------
                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net loss.................    $ (124,614)   $(1,149,290)  $     41,379  $(891,741)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation............        19,359        320,729        128,915    285,264
 Amortization............        45,825        893,436        194,106    789,036
 Partnership loss........           --         531,525            --     323,239
Changes in operating
 assets and liabilities:
 Accounts receivable.....        (8,285)      (307,170)      (415,220)    60,598
 Prepaid expenses........        (9,254)       (30,835)       (14,794)   (11,132)
 Escrow deposits.........        (1,500)      (148,500)      (369,611)  (200,000)
 Other assets............        (4,670)        (6,207)      (308,818)  (133,213)
 Accounts payable and
  accrued liabilities....         7,667       (121,565)       307,561    397,934
 Due to related
  entities...............        16,734     (2,820,070)       (33,787)  (415,717)
 Prepaid rents...........           --          88,064        495,790    145,370
 Other liabilities.......           --          16,965            --     (16,965)
 Deferred income.........        12,608            --             --         --
                             ----------    -----------   ------------  ---------
 Net cash (used in)
  operating activities...       (46,130)    (2,732,918)        25,521    332,673
INVESTING ACTIVITIES
Asset acquisitions, net
 of cash received........    (2,755,431)   (12,851,347)   (10,329,590)   198,835
Net assets acquired, net
 of cash received........                   (5,874,798)           --         --
Purchases of property and
 equipment...............          (526)    (2,247,389)    (5,094,542)  (255,509)
Contributions to
 investments in joint
 ventures................                     (750,000)    (1,802,600)  (448,000)
Due to related parties...         9,553            --             --         --
Acquisition costs........      (123,221)           --             --         --
Deferred acquisition
 costs...................       (25,814)           --          25,814        --
Acquisition costs
 accrued.................        24,187            --             --         --
                             ----------    -----------   ------------  ---------
 Net cash used in
  investing activities...    (2,871,252)   (21,723,534)   (17,200,318)  (504,674)
FINANCING ACTIVITIES
Proceeds from debt.......     3,200,000      9,871,526      2,966,875    400,000
Payments on debt.........           --         (16,250)       (16,250)   (48,750)
Contributions from
 limited partners........           --      16,338,000     16,085,251        --
Advance to Prime Building
 Top.....................    (1,302,000)           --      (1,302,000)       --
Advance from TeleCom
 Towers, Inc.............     1,302,000            --       1,302,000        --
Deferred
 syndication/offering
 costs...................      (135,432)           --             --         --
Syndication and offering
 costs...................        79,265     (1,513,484)    (1,258,310)       --
Financing costs..........       (31,500)           --             --         --
Due to related parties...         7,500            --             --         --
                             ----------    -----------   ------------  ---------
 Net cash provided by
  financing activities...     3,119,833     24,679,792     17,777,366    351,250
Net increase in cash.....       202,451        223,340        602,569    179,249
Cash at beginning of
 period..................           --         202,451        202,451    425,791
                             ----------    -----------   ------------  ---------
Cash at end of period....    $  202,451    $   425,791   $    805,020  $ 605,040
                             ==========    ===========   ============  =========
SUPPLEMENTAL CASH FLOW
 INFORMATION
Cash paid for interest...    $  154,916    $   693,161   $    226,031  $ 611,244
                             ==========    ===========   ============  =========

                            See accompanying notes.

                         TELECOM TOWERS OF THE WEST, LP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      DECEMBER 31, 1997 AND JULY 31, 1998
    (INFORMATION AS OF AND FOR THE PERIOD ENDED JULY 31, 1998 IS UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

Description of Business

TeleCom Towers of the West Limited Partnership (the Partnership), a Texas limited partnership, operates in the communications industry. The Partnership operates tower sites in various states, primarily New York, California, Arkansas and northern Louisiana. The Partnership shall continue in full force and effect until December 31, 2020, unless the Partnership is sooner dissolved by the occurrence of certain events as specified in the Partnership Agreement.

Distributions to partners are made in accordance with the partners' percentage interests at the time of such distribution until certain capital contributions are repaid and a cumulative annual return is paid to the partners. Profits and losses are allocated to the partners based on the partners' percentage interests as adjusted per the preceding paragraph.

The liability of each partner shall be limited to the amount of capital contributions required to be made by such partner in accordance with the provisions of the Partnership Agreement. The general partner is responsible for the liabilities of the Partnership beyond the capital contributed by the limited partners.

The consolidated financial statements include the accounts of Signal Tower Company, Inc., (Signal), a wholly-owned subsidiary, acquired in March 1997.

Acquisitions

On August 1, 1996, the Partnership acquired tower assets of TOF, Inc., Travis Carroll, Inc., and Sedricks, Inc. in a single transaction. The purchase method was used to account for the acquisition, and the purchase price was allocated as follows:

   Property and equipment........................................... $  659,740
   Goodwill and intangibles.........................................  2,096,260
                                                                     ----------
                                                                     $2,756,000
                                                                     ==========

As part of the acquisition, $400,000 of the purchase price has been placed in a contingent escrow account. Pursuant to an agreement with the sellers, if certain revenue increases are realized within one year of the acquisition date, the amount in the contingent escrow account will be paid to the sellers. If the revenue increases are not realized, the amount to be paid to the sellers will be determined by a formula in the agreement. Any remaining balance would then be returned to the Partnership.

A one-year maintenance and consulting agreement in the amount of $16,560 was also entered into with an entity related to the sellers.

The Partnership acquired, through various transactions, the following tangible and intangible assets during the year 1997. Intangible assets primarily include goodwill, organization costs, non-compete and consulting agreements, and acquisition and loan costs. The purchase method was used to account for the acquisitions. The purchase prices were allocated, in total, as follows:

                         TELECOM TOWERS OF THE WEST, LP

   Land............................................................. $   526,000
   Buildings........................................................     501,000
   Towers...........................................................   2,915,000
   Intangibles......................................................   8,909,347
                                                                     -----------
                                                                     $12,851,347
                                                                     ===========

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Credit Risk

The Partnership operates tower transmission sites in various states and grants credit to its customers in the normal course of business and normally does not require collateral. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Partnership's customer base. The Partnership maintains an allowance for doubtful accounts based upon the expected collectibility of individual accounts receivable.

Unaudited Interim Statements

The consolidated financial statements as of July 31, 1998 and for the seven months ended July 31, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

Reclassifications

Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

SIGNIFICANT ACCOUNTING POLICIES

Recent Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the seven months ended July 31, 1998, the Partnership had no items of comprehensive income and, accordingly, the Statement does not apply.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected

                         TELECOM TOWERS OF THE WEST, LP
segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP applies to all non-governmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this SOP should be reported as the cumulative effect of a change in accounting principle. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The effect of adopting SOP 98-5 is not expected to have a material effect on the financial statements.

Revenue Recognition

Owned site revenue is recognized on a straight-line basis over the initial term of the license agreement. The excess of rents accrued over amounts contractually due pursuant to the underlying licenses is recorded as deferred rent receivable on the accompanying balance sheet. Certain license agreements provide for reimbursement of electric charges and rent increases tied to increases in, among other factors, the consumer price index. Managed tower site revenue is recognized ratably over time.

Deferred revenue represents prepayments of charges by certain customers for space on the communication towers. The income is recognized as revenue in subsequent periods ratably over time.

Property and Equipment

Property and equipment are stated at cost. Depreciation of towers is computed using the double declining balance method. The straight-line method is used for equipment and buildings. Estimated useful lives are as follows: buildings, 39 years; towers, 20 years; equipment, 7 years.

The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Based on management's estimation process, no impairment losses were recorded as of December 31, 1997. As of December 31, 1997, all fixed assets were held for use and the Partnership does not plan to dispose of any such assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets consist of non-compete agreements, organization costs and goodwill. Such assets are being amortized using the straight line-method over their estimated useful lives not to exceed fifteen years.

                         TELECOM TOWERS OF THE WEST, LP

Escrow Deposits

The Partnership has deposits in escrow with various escrow agents for asset purchase transactions in progress at December 31, 1997. Depending on the outcome of the related negotiations amounts will either be reclassified as part of the purchase price, expensed to general and administrative expenses as site investigation costs, or reclassified into cash.

Financing Costs

Costs incurred in obtaining debt financing have been capitalized and are being amortized over the life of the respective loans.

Operating Expenses

Operating expenses include land lease expense, insurance expense, repairs and maintenance expense, real estate and personal property taxes, utilities, and bad debt expense.

Income Taxes

No provision has been made for federal and state income taxes since the Partnership's profits, losses, deductions and credits are reported by the individual partners on their respective income tax returns. Signal is a corporation which provides for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1996 and 1997, and July 31, 1998 (unaudited), respectively:

                                                 DECEMBER 31,
                                              --------------------   JULY 31,
                                                1996       1997        1998
                                              --------  ----------  -----------
                                                                    (UNAUDITED)
   Land...................................... $    --   $  549,399  $  549,399
   Buildings.................................  133,860     643,181     644,825
   Towers....................................  430,128   4,045,323   4,242,346
   Equipment, furniture, and fixtures........      526     206,230     263,072
                                              --------  ----------  ----------
                                               564,514   5,444,133   5,699,642
   Accumulated depreciation..................  (19,359)   (743,916) (1,029,180)
                                              --------  ----------  ----------
   Property and equipment, net............... $545,155  $4,700,217  $4,670,462
                                              ========  ==========  ==========

3. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 1996 and 1997, and July 31, 1998 (unaudited), respectively:

                                              DECEMBER 31,
                                         -----------------------   JULY 31,
                                            1996        1997         1998
                                         ----------  -----------  -----------
                                                                  (UNAUDITED)
   Goodwill............................. $1,291,443  $16,392,223  $15,991,475
   Acquisition and loan costs...........    154,721    1,857,763    1,859,676
   Non-compete and consulting agree-
    ments...............................        --       355,000      555,000
   Ground leases........................    500,000          --           --
                                         ----------  -----------  -----------
                                          1,946,164   18,604,986   18,406,151
   Accumulated amortization.............    (45,825)    (939,261)  (1,728,297)
                                         ----------  -----------  -----------
   Net intangibles...................... $1,900,339  $17,665,725  $16,677,854
                                         ==========  ===========  ===========

                         TELECOM TOWERS OF THE WEST, LP

These intangibles result from various acquisitions of towers made by the Partnership. Goodwill is being amortized on a straight-line basis over fifteen years while organization costs are amortized over five years on a straight-line basis. Non-compete agreements are being amortized on the straight-line method over the terms of the agreements, ranging from five to fifteen years. Acquisition costs are being amortized over fifteen years. Loan costs are being amortized over the life of the respective loan.

4. LONG-TERM DEBT

The Partnership's General Partner, TeleCom Towers, L.L.C., has entered into a Master Credit Facility Agreement. The agreement establishes a credit facility consisting of a line of credit arrangement pursuant to which entities controlled by the General Partner, including the Partnership, can borrow up to an aggregate of $28,000,000 from the Line of Credit Commitment for a limited period of time on a senior secured basis. The notes payable incurred by the Partnership are provided through a separate, but related, Credit Facility Agreement with the lender. The agreements provide for a Line of Credit Draw Fee of 0.75% of advances under the agreements in addition to other fees to be paid in immediately available funds on the settlement date. The Partnership incurred approximately $270,000 in such fees during 1997. The agreements also contain a provision for a Line of Credit Facility Fee at the rate of one quarter of one percent (0.25%) per annum on the average unborrowed portion of the Line of Credit Commitment. These fees are paid on a proportionate basis by the various entities utilizing the line of credit. The Partnership incurred $7,967 in credit facility fees during 1997.

The notes payable mature in annual installments of 75% of excess cash flows or in accordance with the Cash Management Agreement between borrower and lender. Interest is payable quarterly in arrears on the last business day of each fiscal quarter. The interest rate is equal to the sum of the applicable Rate Index plus the applicable Rate Margin. The Rate Index will be either the prime rate or the adjusted LIBO (London Interbank Offered) Rate and the Rate Margin will be based on the leverage ratio (using borrower's most recently delivered quarterly financial statements acceptable to lender) of borrower's funded debt as of the last day of the fiscal quarter to the borrower's operating cash flow. The notes are secured by all funds, balances or other property of the Partnership. Balances at December 31, 1997, are as follows:

                                             INTEREST DECEMBER 31,   JULY 31,
   DUE DATE                                    RATE       1997         1998
   --------                                  -------- ------------  -----------
                                                                    (UNAUDITED)
   July 2004................................   9.125% $ 9,871,526   $ 9,871,526
   July 2003................................   9.125%   1,283,750     1,235,000
   July 2004................................  9.1875%         --        400,000
                                                      -----------   -----------
                                                       11,155,276    11,506,526
   Less current maturities..................             (204,644)     (643,576)
                                                      -----------   -----------
   Long-term portion........................          $10,950,632   $10,862,950
                                                      ===========   ===========

The approximate maturities of the notes payable for the five years subsequent to December 31, 1997, are as follows:

       YEAR                                                            AMOUNT
       ----                                                          -----------
       1998......................................................... $   204,644
       1999.........................................................     763,220
       2000.........................................................   1,329,921
       2001.........................................................   1,958,319
       2002.........................................................   2,521,717
       Thereafter...................................................   4,377,455
                                                                     -----------
         Total...................................................... $11,155,276
                                                                     ===========

                         TELECOM TOWERS OF THE WEST, LP

5. DESCRIPTION OF LEASING ARRANGEMENTS

The Partnership licenses space for communication systems on its towers to customers under noncancellable agreements requiring monthly, quarterly or annual payments over various terms. Some of the agreements contain various options. At December 31, 1997, future minimum license agreement receipts were as follows:

       YEAR                                                            AMOUNT
       ----                                                          -----------
       December 31, 1998............................................ $ 2,513,811
       December 31, 1999............................................   2,307,355
       December 31, 2000............................................   1,900,124
       December 31, 2001............................................   1,520,525
       December 31, 2002............................................     929,789
       Thereafter...................................................   4,524,635
                                                                     -----------
         Total...................................................... $13,696,239
                                                                     ===========

                         TELECOM TOWERS OF THE WEST, LP

6. COMMITMENTS

The Partnership is committed to various land leases for tower sites. Land lease expense for the period from inception (August 1, 1996) through December 31, 1996, the year ended December 31, 1997, and the seven months ended July 31, 1998 (unaudited), was $3,129, $65,449, and $72,266, respectively. At December 31, 1997, future minimum lease payments were as follows:

       YEAR                                                              AMOUNT
       ----                                                             --------
       December 31, 1998............................................... $115,223
       December 31, 1999...............................................  106,082
       December 31, 2000...............................................   96,475
       December 31, 2001...............................................   83,914
       December 31, 2002...............................................   73,665
       Thereafter......................................................  305,645
                                                                        --------
         Total......................................................... $781,004
                                                                        ========

7. RELATED PARTIES

In the normal course of business, the Partnership advances funds to affiliated parties for certain shared expenses. The affiliated parties repay such amounts on a regular and timely basis. Amounts due (to)/from these related parties at December 31, 1997 were as follows:

       TeleCom Towers Mid-Atlantic, LP.............................. $     788
       TeleCom Towers, Inc. ........................................  (408,302)
       TeleCom Towers Southwest, LP.................................    (8,203)
                                                                     ---------
       Due to related entities...................................... $(415,717)
                                                                     =========

The Partnership, in accordance with its limited partnership agreement, is obligated to pay the general partner a management fee equal to 8.5% of the gross monthly revenues. The management fee expense recognized for the period from inception (August 1, 1996) through December 31, 1996, the year ended December 31, 1997, and the seven months ended July 31, 1998 (unaudited) was $12,024, $127,373, and $166,742, respectively. The Partnership is also obligated to pay a 3% acquisition fee on all capital funds invested in towers and related real estate and other assets, as well as up to 4% of gross monthly revenue, to the general partner for reimbursement of certain general partner expenses. Acquisition fees are capitalized as incurred by the Partnership. Acquisition fees capitalized during 1997 were $800,136. Expense reimbursement fees for the period from inception (August 31, 1996) through December 31, 1996, the year ended December 31, 1997, and the seven months ended July 31, 1998 (unaudited) totaled $3,625, $69,533, and $78,468, respectively.

8. INVESTMENTS IN JOINT VENTURE

The Partnership is a 50% partner in Prime-Telecom Communications Co., a California general partnership formed to operate rooftop sites and towers in the Los Angeles Metropolitan area. This investment is considered a joint venture and is accordingly accounted for on the equity method.

Summarized financial information of this joint venture from the unaudited financial statements as of December 31, 1997 and July 31, 1998, are as follows:

                         TELECOM TOWERS OF THE WEST, LP

                                                   PRIME TELECOM COMMUNICATIONS
                                                   ----------------------------
                                                                      JULY 31,
                                                   DECEMBER 31, 1997    1998
                                                   ----------------- ----------
                                                           (UNAUDITED)
       Total Assets...............................    $ 3,060,364    $1,427,281
       Total Liabilities..........................      1,071,414       708,670
       Partners' Capital..........................      1,988,950       718,611
       Total Revenue..............................      1,237,039       955,559
       Net Loss...................................     (1,063,050)     (646,478)
       Partnership's Share of Loss................       (531,525)     (323,239)

9. SUBSEQUENT EVENT (UNAUDITED)

Effective August 3, 1998, the limited partners of the Partnership consummated a merger of the Partnership into TeleCom Towers, L.L.C., which is the general partner of the Partnership. The limited partners of the Partnership received as merger consideration either cash or Class A Units of TeleCom Towers, L.L.C. in exchange for their interest in the Partnership.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

MicroNet, Inc. and Affiliates and
American Tower Systems, Inc.

We have audited the accompanying combined statements of net assets of MicroNet, Inc. and affiliates sold to American Tower Systems, Inc. (the "Company") as of December 31, 1996 and October 31, 1997, and the related combined statements of income and cash flows derived from those assets for the year ended December 31, 1996, and the ten months ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the net assets of MicroNet, Inc. and affiliates sold to American Tower Systems, Inc. as of December 31, 1996 and October 31, 1997, and the results of operations related to those assets, and cash flows generated from those assets for the year ended December 31, 1996, and the ten months ended October 31, 1997, in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations had the net assets sold been operated as an unaffiliated company. Certain expenses represent allocations made by the Company's Parent, and, as discussed in Note A, no provision for income taxes has been made in the combined statements of income derived from the net assets sold.

                                          Pressman Ciocca Smith LLP

Hatboro, Pennsylvania
February 26, 1998

                         MICRONET, INC. AND AFFILIATES

                     COMBINED STATEMENTS OF NET ASSETS SOLD

                     DECEMBER 31, 1996 AND OCTOBER 31, 1997

                                                     DECEMBER 31,  OCTOBER 31,
                                                         1996          1997
                                                     ------------  ------------
ASSETS
Current Assets
  Prepaid expenses.................................. $    301,942  $    465,611
                                                     ------------  ------------
    Total Current Assets............................      301,942       465,611
Property and Equipment..............................   39,564,758    40,329,382
  Less accumulated depreciation.....................  (22,486,975)  (24,513,888)
                                                     ------------  ------------
                                                       17,077,783    15,815,494
Goodwill, net of amortization.......................    4,120,276     3,691,081
Intangible Assets, net of amortization..............      902,227       742,047
Other Assets........................................      183,087        70,354
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,784,587
                                                     ============  ============
LIABILITIES AND NET ASSETS TO BE SOLD
Current Liabilities
  Customer service prepayments...................... $    459,638  $    307,961
                                                     ------------  ------------
    Total Current Liabilities.......................      459,638       307,961
Commitments and Contingencies
Net Assets To Be Sold...............................   22,125,677    20,476,626
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,784,587
                                                     ============  ============


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

           COMBINED STATEMENTS OF INCOME DERIVED FROM NET ASSETS SOLD

      YEAR ENDED DECEMBER 31, 1996, AND TEN MONTHS ENDED OCTOBER 31, 1997

                                                                    TEN MONTHS
                                                       YEAR ENDED      ENDED
                                                        DECEMBER    OCTOBER 31,
                                                        31, 1996       1997
                                                       -----------  -----------
Net Revenues.......................................... $15,058,305  $15,103,459
Operating Expenses
  Service.............................................   5,955,270    5,670,523
  Selling and marketing...............................     488,857      347,475
  General and administrative..........................   3,422,581    2,676,978
  Depreciation........................................   3,199,495    2,034,072
  Amortization........................................     736,025      591,775
                                                       -----------  -----------
                                                        13,802,228   11,320,823
                                                       -----------  -----------
Operating Income......................................   1,256,077    3,782,636
Other Income--Net.....................................      42,904       33,681
                                                       -----------  -----------
Net Income Derived from Net Assets To Be Sold.........   1,298,981    3,816,317
Net Assets To Be Sold, Beginning of Period............  22,563,349   22,125,677
Distributions To Parent...............................  (1,736,653)  (5,465,368)
                                                       -----------  -----------
Net Assets To Be Sold, End of Period.................. $22,125,677  $20,476,626
                                                       ===========  ===========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

         COMBINED STATEMENTS OF CASH FLOWS DERIVED FROM NET ASSETS SOLD

      YEAR ENDED DECEMBER 31, 1996, AND TEN MONTHS ENDED OCTOBER 31, 1997

                                                                   TEN MONTHS
                                                                     ENDED
                                                      YEAR ENDED    OCTOBER
                                                       DECEMBER       31,
                                                       31, 1996       1997
                                                      -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Income derived from net assets sold.................. $ 1,298,981  $3,816,317
Adjustments to reconcile income derived from net
 assets sold to cash provided by operating
 activities:
  Depreciation and amortization......................   3,935,520   2,625,847
  Loss (gain) on disposal of property and equipment..        (400)      9,062
  Write off assets to net realizable value...........      65,313         --
  Change in assets and liabilities:
    Prepaid expenses.................................     (49,781)   (163,669)
    Other assets.....................................      15,396     112,733
    Customer service prepayments.....................     149,642    (151,677)
                                                      -----------  ----------
CASH PROVIDED BY OPERATING ACTIVITIES................   5,414,671   6,248,613
                                                      -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment...................  (3,678,418)   (783,845)
Increase in intangible assets........................         --       (2,400)
Proceeds from sale of property and equipment.........         400       3,000
                                                      -----------  ----------
CASH USED FOR INVESTING ACTIVITIES...................  (3,678,018)   (783,245)
                                                      -----------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS BEFORE
 ADJUSTMENT..........................................   1,736,653   5,465,368
ADJUSTMENT FOR NET ASSETS NOT SOLD...................  (1,736,653) (5,465,368)
                                                      -----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS......................................... $       --   $      --
                                                      ===========  ==========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     DECEMBER 31, 1996 AND OCTOBER 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of MicroNet, Inc. and affiliates (the "Company") is presented to assist in understanding its combined financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the combined financial statements.

Basis of Presentation and Combination

The accompanying combined statements of net assets sold to American Tower Systems, Inc. ("ATS") are intended to present the assets and liabilities of the Company sold to ATS (the "Net Assets") pursuant to an asset purchase agreement between ATS and Suburban Cable TV Co. Inc. ("Suburban") and the income and cash flows derived from such assets and liabilities. MicroNet is a wholly owned subsidiary of Suburban (the "Company's Parent"), which is a wholly owned subsidiary of Lenfest Communications, Inc. ("LCI"). As of July 8, 1997, the Company agreed to sell substantially all of the operating assets of its communication towers, satellite transmission and microwave video and data signal transmission businesses to ATS for approximately $70.25 million. The accompanying combined statements include 128 operating tower sites of the Company, including 28 tower sites operated by Suburban and other cable TV operating subsidiaries of LCI. The transaction closed as of October 31, 1997.

The combined financial statements include the accounts of MicroNet, Inc. and those of all wholly owned subsidiaries, excluding the assets, liabilities and results of operations of assets not sold to ATS. The combined financial statements also include the assets, liabilities and results of operations of the 28 tower sites included in the sale that are operated by Suburban and other cable TV operating subsidiaries of LCI.

Business Activity and Concentrations of Credit Risk

The Company provides satellite and microwave transmission of video, voice and data communications and tower site rental throughout the United States. The Company grants credit to broadcast and cable networks and cellular and paging companies throughout the nation. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in these industries.

Use of Estimates

The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and such differences could be material to the combined financial statements.

Property and Equipment

Property and equipment are stated at cost. For acquired communication networks and facilities, the purchase price has been allocated to net assets on the basis of appraisal reports issued by an independent appraiser. Depreciation is provided using the accelerated and straight-line methods of depreciation for financial reporting purposes at rates based on estimated useful lives ranging from 3 to 33 years.

Expenditures for renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

                         MICRONET, INC. AND AFFILIATES

Capitalization of Costs

All costs properly attributable to capital items, including that portion of employees' compensation allocable to installation, engineering, design, construction and various other capital projects are capitalized.

Goodwill and Intangible Assets

Goodwill and intangible assets acquired in connection with the purchases of communications networks and facilities have been valued at acquisition cost on the basis of the allocation of the purchase price on a fair market value basis to net assets as determined by an independent appraiser. Additions to these assets are stated at cost. Intangible assets consist of FCC licenses, organization costs and covenants not to compete. The intangible assets are being amortized on the straight-line method over their legal or estimated useful lives to a maximum of forty (40) years. Goodwill represents the cost of an acquired partnership interest in excess of amounts allocated to specific assets based on their fair market values. Goodwill is amortized on the straight-line method over ten years. In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the Company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of October 31, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

Revenue Recognition

The Company bills certain customers in advance; however, revenue is recognized as services are provided. Credit risk is managed by discontinuing services to customers who are delinquent.

Income Taxes

The Company, as a participating subsidiary, joins in the filing of a consolidated Federal tax return with LCI. Current and deferred Federal income taxes are allocated among LCI and its consolidated subsidiaries based upon the respective net income (loss) and timing differences of each company. The Company files separate state tax returns. No provision for income taxes has been made in the combined financial statements. Deferred tax assets and liabilities are excluded from net assets sold.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Fair Value of Financial Instruments

The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value at December 31, 1996 and October 31, 1997.

NOTE B--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

ATS did not assume any debt of the Company. There is no interest expense paid reflected in the accompanying financial statements. The Company did not make any income tax payments to LCI.

In 1996, the Company wrote down $65,313 of property and equipment to net realizable value. (See Note C).

                         MICRONET, INC. AND AFFILIATES

NOTE C--PROPERTY AND EQUIPMENT

The schedule of property and equipment at December 31, 1996 and October 31, 1997, is as follows:

                                                                   ESTIMATED
                                        DECEMBER 31, OCTOBER 31,  USEFUL LIVES
                                            1996         1997       IN YEARS
                                        ------------ ------------ ------------
   Land................................ $  3,027,303 $  3,027,303
   Building and improvements...........    1,799,553    1,814,012    15-33
   Computer equipment..................      291,002      299,976      5
   Furniture, fixtures and office
    equipment..........................      616,678      619,028      7
   Tower, head-end equipment and
    microwave equipment................   32,289,707   33,025,202     7-15
   Land improvements...................      188,195      206,337     7-15
   Leasehold improvements..............      278,430      278,430     5-15
   Radio equipment.....................        9,360        9,360     5-7
   Test equipment......................      584,458      588,305      7
   Vehicles............................      480,072      461,429     3-5
                                        ------------ ------------
                                        $ 39,564,758 $ 40,329,382
                                        ============ ============

During 1996, the Company recognized an impairment loss in connection with a failed project to rebuild a tower. The township denied the Company's request to tear-down and rebuild a larger tower on an existing tower site. Legal and engineering costs associated with the project in the amount of $65,313, previously capitalized, were written off. This impairment loss is included in general and administrative expenses in the 1996 combined statement of income.

NOTE D--GOODWILL

The excess of the purchase price paid over the acquired net assets has been allocated to goodwill. Accumulated amortization at December 31, 1996 and October 31, 1997, was $1,030,069 and $1,459,264, respectively.

NOTE E--INTANGIBLE ASSETS

A schedule of intangible assets and accumulated amortization at December 31, 1996 and October 31, 1997, is as follows:

                                                    DECEMBER 31, 1996
                                            ----------------------------------
                                                        ACCUMULATED
   DESCRIPTION                                AMOUNT    AMORTIZATION    NET
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163  $  49,238   $ 276,925
   Organization costs and covenants not to
    compete................................   1,201,174    575,872     625,302
                                            -----------  ---------   ---------
                                            $ 1,527,337  $ 625,110   $ 902,227
                                            ===========  =========   =========
                                                     OCTOBER 31, 1997
                                            ----------------------------------
                                                        ACCUMULATED
   DESCRIPTION                                AMOUNT    AMORTIZATION    NET
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163  $  56,033   $ 270,130
   Organization costs and covenants not to
    compete................................   1,203,574    731,657     471,917
                                            -----------  ---------   ---------
                                            $ 1,529,737  $ 787,690   $ 742,047
                                            ===========  =========   =========

                         MICRONET, INC. AND AFFILIATES

NOTE F--LEASES

The Company leases office space from an individual who is a shareholder, chairman of the board and chief executive officer of LCI. The lease began on May 24, 1990, and is classified as an operating lease. The initial lease term assumed by ATS expires October 31, 1998.

Future minimum lease payments under all non-cancelable operating leases with initial terms of one year or more consisted of the following at October 31, 1997:

                                                            RELATED
      YEAR ENDING DECEMBER 31,                               PARTY     OTHER
      ------------------------                              ------- -----------
        1998............................................... $81,874 $   997,956
        1999...............................................     --      833,947
        2000...............................................     --      784,922
        2001...............................................     --      750,748
        2002...............................................     --      548,683
       Thereafter..........................................     --    1,535,365
                                                            ------- -----------
      Total minimum lease payments......................... $81,874 $ 5,451,621
                                                            ======= ===========

Rental expense for all operating leases, principally head-end land and building facilities, amounted to $1,149,855 for the year ended December 31, 1996, and $982,484 for the ten months ended October 31, 1997. In addition, the Company made total payments to the related party for office space of $81,874 for the year ended December 31, 1996, and $68,228 for the ten month period ended October 31, 1997.

In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum operating lease commitments will not be less than the annualized amount shown for the ten months ended October 31, 1997.

NOTE G--LESSOR OPERATING LEASES

The Company is the lessor of tower and head-end equipment and microwave equipment under operating leases expiring in various years through 2005. Rental income from operating leases amounted to $5,909,260 for the year ended December 31, 1996, and $7,624,515 for the ten months ended October 31, 1997.

Following is a summary of property held for lease at December 31, 1996 and October 31, 1997:

                                                  DECEMBER 31,  OCTOBER 31,
                                                      1996          1997
                                                  ------------  ------------
      Tower, head-end equipment and microwave
       equipment................................. $ 32,289,707  $ 33,025,202
      Less accumulated depreciation..............  (20,271,612)  (22,049,480)
                                                  ------------  ------------
                                                  $ 12,018,095  $ 10,975,722
                                                  ============  ============

                         MICRONET, INC. AND AFFILIATES

Minimum future rentals to be received on non-cancelable leases consisted of the following as of October 31, 1997:

      YEAR ENDING OCTOBER 31,
      -----------------------
        1998....................................................... $  7,778,174
        1999.......................................................    5,481,722
        2000.......................................................    4,671,884
        2001.......................................................    3,327,044
        2002.......................................................      831,607
       Thereafter..................................................      299,311
                                                                    ------------
                                                                    $ 22,389,742
                                                                    ============

NOTE H--OTHER INCOME

The schedules of other income for the year ended December 31, 1996, and ten months ended October 31, 1997, are as follows:

                                                  YEAR ENDED  TEN MONTHS ENDED
                                                 DECEMBER 31,   OCTOBER 31,
                                                     1996           1997
                                                 ------------ ----------------
   Interest income..............................   $ 42,504       $ 42,743
   Gain (loss) on disposal of property and
    equipment...................................        400         (9,062)
                                                   --------       --------
                                                   $ 42,904       $ 33,681
                                                   ========       ========

NOTE I--EMPLOYEE HEALTH BENEFIT PLAN

As a subsidiary of LCI, the Company participates in the Lenfest Group Employee Health Plan (a trust) in order to provide health insurance for its employees. This trust is organized under Internal Revenue Code Section 501(c)(9)-- Voluntary Employee Beneficiary Association (VEBA). Benefits are prefunded by contributions from the Company and all other participating LCI subsidiaries. Insurance expense is recognized as incurred. The Company does not provide postretirement benefits to its employees. Therefore, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", does not have an impact on the Company's financial statements.

NOTE J--401(K) PLAN

LCI provides a 401(k) retirement plan to the employees of its subsidiaries. The Company, as an indirect wholly owned subsidiary, is entitled to participate. The Company matches the entire amount contributed by an eligible employee up to 5% of their salary, subject to regulatory limitations. For the year ended December 31, 1996, the Company matched $112,033 of contributions. For the ten months ended October 31, 1997, the Company matched $90,616.

NOTE K--RELATED PARTY TRANSACTIONS

The Company does business and generates revenue with subsidiaries of Tele-Communications, Inc. ("TCI"), (a stockholder of LCI, through an indirect, wholly owned subsidiary). The amount of revenues generated was $1,225,000 for the year ended December 31, 1996, and $1,477,000 for the ten months ended October 31, 1997. An additional $69,000 received from TCI was included in customer service prepayments as of December 31, 1996 and October 31, 1997.

                         MICRONET, INC. AND AFFILIATES

All services provided to related parties were at standard billing rates.

Certain management services are provided to the Company by Suburban. Such services include legal, tax, treasury, risk management, benefits administration and other support services. Included in selling, general and administrative expenses for the year ended December 31, 1996, and the ten months ended October 31, 1997, were allocated expenses of $108,000 and $90,000, respectively, related to these services. Allocated expenses are based on Suburban's estimate of expenses related to the services provided to the Company in relation to those provided to other affiliates of Suburban. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses charged by Suburban are subject to change.

The Company entered into a lease agreement with a principal stockholder of LCI (See Note F).

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Diablo
 Communications, Inc. (A California
 S Corporation):

We have audited the accompanying balance sheets of Diablo Communications, Inc. (the "Company"), as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
November 4, 1997

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                                 BALANCE SHEETS

                                             DECEMBER 31,
                                        ------------------------  SEPTEMBER 30,
                                           1995         1996          1997
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................. $   515,896  $   708,434   $  554,201
  Accounts receivable:
    Trade, net of allowance for doubt-
     ful accounts of $10,000 at each
     date..............................     292,971      334,926      398,844
    Affiliates.........................     440,532      560,813    1,231,952
  Prepaid and other current assets.....     242,436      160,678      199,702
                                        -----------  -----------   ----------
      Total current assets.............   1,491,835    1,764,851    2,384,699
PROPERTY AND EQUIPMENT, net............   1,720,423    2,952,926    2,992,593
INVESTMENT IN AFFILIATE................       4,158       10,053        7,757
DEPOSITS AND OTHER ASSETS..............     224,338      182,984      293,617
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................... $   191,258  $   246,579   $  188,624
  Accrued expenses.....................     164,211      232,691      178,000
  Deferred revenue.....................     340,556      364,865      250,056
  Current portion of long-term debt....     303,045      420,875      505,129
                                        -----------  -----------   ----------
      Total current liabilities........     999,070    1,265,010    1,121,809
                                        -----------  -----------   ----------
LONG-TERM DEBT.........................     925,002    1,786,410    1,732,390
                                        -----------  -----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS' EQUITY:
  Common stock, no par value,
   10,000,000 shares authorized,
   202,000 shares issued and outstand-
   ing.................................   3,465,242    3,465,242    3,465,242
  Accumulated deficit..................  (1,948,560)  (1,605,848)    (640,775)
                                        -----------  -----------   ----------
      Total stockholders' equity.......   1,516,682    1,859,394    2,824,467
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                              STATEMENTS OF INCOME

                                      YEARS ENDED          NINE MONTHS ENDED
                                     DECEMBER 31,            SEPTEMBER 30,
                                 ----------------------  ----------------------
                                    1995        1996        1996        1997
                                 ----------  ----------  ----------  ----------
                                                              (UNAUDITED)
REVENUES:
  Tower revenues................ $5,925,022  $6,337,292  $4,778,569  $5,878,022
  Sublease revenues--related
   party........................    414,000     365,500     253,500     337,940
  Management fees--related par-
   ty...........................     96,968      97,513      70,531      80,621
  Insurance proceeds............        --      213,000         --          --
                                 ----------  ----------  ----------  ----------
    Total revenues..............  6,435,990   7,013,305   5,102,600   6,296,583
                                 ----------  ----------  ----------  ----------
OPERATING EXPENSES:
  General and administrative....  1,229,313   1,414,136   1,036,774     968,071
  Depreciation and amortiza-
   tion.........................    283,023     416,883     359,184     359,856
  Rent expense..................  1,875,527   2,039,302   1,512,615   1,829,720
  Technical.....................  1,422,267   1,618,722   1,144,103   1,244,912
  Sales and promotional.........    433,443     530,447     393,685     430,846
                                 ----------  ----------  ----------  ----------
    Total operating expenses....  5,243,573   6,019,490   4,446,361   4,833,405
                                 ----------  ----------  ----------  ----------
INCOME FROM OPERATIONS..........  1,192,417     993,815     656,239   1,463,178
OTHER INCOME (EXPENSE), NET.....   (120,388)   (144,257)    (90,335)    133,704
                                 ----------  ----------  ----------  ----------
NET INCOME...................... $1,072,029  $  849,558  $  565,904  $1,596,882
                                 ==========  ==========  ==========  ==========


                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK
                               ----------------------
                               OUTSTANDING            ACCUMULATED
                                 SHARES      AMOUNT     DEFICIT       TOTAL
                               ----------- ---------- -----------  -----------
BALANCE, DECEMBER 31, 1994....   202,000   $3,465,242 $(1,689,475) $ 1,775,767
  Cash and noncash
   distributions to
   stockholders...............                         (1,331,114)  (1,331,114)
  Net income..................                          1,072,029    1,072,029
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1995....   202,000    3,465,242  (1,948,560)   1,516,682
  Cash distributions to stock-
   holders....................                           (506,846)    (506,846)
  Net income..................                            849,558      849,558
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1996....   202,000    3,465,242  (1,605,848)   1,859,394
  Cash distributions to stock-
   holders (unaudited)........                           (631,809)    (631,809)
  Net income (unaudited)......       --           --    1,596,882    1,596,882
                                 -------   ---------- -----------  -----------
BALANCE, SEPTEMBER 30, 1997
 (unaudited)..................   202,000   $3,465,242 $  (640,775) $ 2,824,467
                                 =======   ========== ===========  ===========



                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                    YEARS ENDED           NINE MONTHS ENDED
                                    DECEMBER 31,            SEPTEMBER 30,
                               -----------------------  ----------------------
                                  1995        1996         1996        1997
                               ----------  -----------  ----------  ----------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income................... $1,072,029  $   849,558  $  565,904  $1,596,882
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation and amortiza-
   tion.......................    283,023      416,883     359,184     359,856
  Changes in assets and lia-
   bilities:
   Accounts receivable--
    trade.....................   (163,273)     (30,000)   (213,355)    (63,918)
   Accounts receivable--Affil-
    iates.....................   (244,175)    (132,236)    (74,543)   (671,139)
   Prepaid and other current
    assets....................   (178,370)      81,758     (16,395)    (39,024)
   Deposits and other assets..    (37,181)      22,778      65,703    (108,337)
   Accounts payable and ac-
    crued expenses............    115,175      123,801    (265,136)   (112,646)
   Deferred revenue...........     67,287       24,309      69,329    (114,809)
                               ----------  -----------  ----------  ----------
    Net cash provided by oper-
     ating activities.........    914,515    1,356,851     490,691     846,865
                               ----------  -----------  ----------  ----------
CASH FLOW FROM INVESTING
 ACTIVITIES--Purchases of
 property and equipment.......   (948,781)  (1,636,705) (1,219,152)   (399,523)
                               ----------  -----------  ----------  ----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
  Long-term borrowings........    500,000    1,250,000   1,250,000     217,075
  Repayments of long-term
   debt.......................    (50,469)    (270,762)   (192,775)   (186,841)
  Cash distributions to stock-
   holders....................   (880,193)    (506,846)   (362,171)   (631,809)
                               ----------  -----------  ----------  ----------
    Net cash provided by (used
     in) financing
     activities...............   (430,662)     472,392     695,054    (601,575)
                               ----------  -----------  ----------  ----------
NET INCREASE (DECREASE) IN
 CASH.........................   (464,928)     192,538     (33,407)   (154,233)
CASH, BEGINNING OF PERIOD.....    980,824      515,896     515,896     708,434
                               ----------  -----------  ----------  ----------
CASH, END OF PERIOD........... $  515,896  $   708,434  $  482,489  $  554,201
                               ==========  ===========  ==========  ==========
SUPPLEMENTAL INFORMATION:
  Cash paid for interest...... $   92,384  $   140,970  $   91,988  $   90,335
  Noncash distribution to
   stockholders...............    450,921          --          --          --

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Corporate Structure--Diablo Communications, Inc. (the "Company") is engaged in acquiring, developing and operating communications towers, for use by radio operators as well as other communication related businesses. As of December 31, 1996, the Company owned and/or operated 81 towers and rooftops throughout Northern California.

Sale of the Company--On October 9, 1997, substantially all of the Company's assets were sold to American Tower Systems, Inc. ("ATS"). ATS also assumed the Company's operating lease agreements and certain of the Company's liabilities on that date. The sale price was approximately $40,000,000. Subsequent to the sale, the Company changed its name and will pursue other business opportunities as Tyris Corporation.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Unaudited Interim Information--The financial information with respect to the nine-month periods ended September 30, 1996 and 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided using the double-declining method over estimated useful lives ranging from 3 to 15 years.

Investment in Affiliate--The Company owns a 25% interest in New Loma Communications, Inc. which is accounted for using the equity method of accounting.

Revenue Recognition--Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts. Deferred revenue represents advance payments by customers where related revenue is recognized when services are provided.

S Corporation Election--The accompanying financial statements do not include any provision for federal or state income taxes since the Company is treated as a partnership under Subchapter S of the Internal Revenue Code and under similar state income tax provisions. Accordingly, income or loss is allocated to the shareholders and included in their tax returns.

Retirement Plan--Employees of the Company are eligible for participation in a 401-K plan managed by the Company, subject to certain minimum age and length-of-employment requirements. Under the plan, the Company does not match the participants' contributions.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)


2. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                             1995        1996         1997
                                          ----------  ----------  -------------
                                                                   (UNAUDITED)
   Land and improvements................  $  674,574  $1,017,949   $1,135,034
   Towers...............................     533,175   1,342,178    1,543,206
   Technical equipment..................     387,451     508,212      510,097
   Office equipment, furniture, fixtures
    and other equipment.................     378,290     478,285      506,172
   Construction in progress.............     209,592     473,163      631,241
                                          ----------  ----------   ----------
     Total..............................   2,183,082   3,819,787    4,325,750
   Less accumulated depreciation and am-
    ortization..........................    (462,659)   (866,861)  (1,333,157)
                                          ----------  ----------   ----------
   Property and equipment, net..........  $1,720,423  $2,952,926   $2,992,593
                                          ==========  ==========   ==========

Technical and office equipment include assets under capital leases of $285,749, $285,749 and $288,698 at September 30, 1997, December 31, 1996 and 1995,
respectively with related accumulated depreciation of $223,980, $199,588 and $167,065, respectively.

3. LONG-TERM DEBT

Outstanding amounts under the Company's financing arrangements consisted of the following:

                                               DECEMBER 31,
                                           ----------------------  SEPTEMBER 30,
                                              1995        1996         1997
                                           ----------  ----------  -------------
                                                                    (UNAUDITED)
   Advances on bank term loan approved up
    to $1,500,000, varying interest rates
    at 9.44% to 9.85%....................              $1,250,000   $1,250,000
   Notes payable to banks at interest
    rates of prime plus 1.5%.............  $  858,333     658,333      525,000
   Other notes payable to banks..........     212,107     202,302      419,377
   Capital lease obligations.............     157,607      96,650       43,142
                                           ----------  ----------   ----------
     Total...............................   1,228,047   2,207,285    2,237,519
   Less scheduled current maturities.....    (303,045)   (420,875)    (505,129)
                                           ----------  ----------   ----------
   Long-term debt........................  $  925,002  $1,786,410   $1,732,390
                                           ==========  ==========   ==========

In October 1997, the Company's long-term debt was either assumed by ATS or repaid by the Company with proceeds from the sale of assets to ATS (see Note 1--"Sale of the Company").

4. COMMITMENTS AND CONTINGENCIES

The Company leases various technical and office equipment under capital leases and certain office space and other real property under noncancelable operating leases. Future minimum lease payments under these operating and capital leases are as follows:

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)

                                                            OPERATING  CAPITAL
                                                              LEASES    LEASES
                                                            ---------- --------
   Year ending December 31:
       1997................................................ $  662,260 $ 73,529
       1998................................................    613,607   31,161
       1999................................................    608,642
       2000................................................    567,817
       2001................................................    510,557
       Thereafter..........................................  2,808,872
                                                            ---------- --------
         Total............................................. $5,771,755  104,690
                                                            ==========
   Less interest portion...................................              (8,040)
                                                                       --------
   Present value of minimum lease payments.................            $ 96,650
                                                                       ========

5. RELATED PARTY TRANSACTIONS

New Loma Communications, Inc., is a corporation in which the Company owns 25% of the outstanding capital stock.

Drake Industrial Park, Inc. and Diablo Communications of Southern California, Inc. are corporations under common ownership as that of the Company.

During the nine months ended September 30, 1996 and 1997 and the years ended December 31, 1995 and 1996, the Company received income from New Loma Communications, Inc., as follows:

                                                YEARS ENDED    NINE MONTHS ENDED
                                               DECEMBER 31,      SEPTEMBER 30,
                                             ----------------- -----------------
                                               1995     1996     1996     1997
                                             -------- -------- -------- --------
                                                                  (UNAUDITED)
   Sublease revenues........................ $414,000 $365,500 $253,500 $337,940
   Management services......................   96,968   97,513   70,531   80,621
                                             -------- -------- -------- --------
     Total.................................. $510,968 $463,013 $324,031 $418,561
                                             ======== ======== ======== ========

The Company had the following accounts receivable from affiliates:

                                                 DECEMBER 31,
                                               ----------------- SEPTEMBER 30,
                                                 1995     1996       1997
                                               -------- -------- -------------
                                                                  (UNAUDITED)
   Diablo Communications of Southern Califor-
    nia, Inc.................................  $391,872 $517,400  $1,214,622
   New Loma Communications...................    48,660   27,859         176
   Drake Industrial Park, Inc................             15,554      17,154
                                               -------- --------  ----------
     Total...................................  $440,532 $560,813  $1,231,952
                                               ======== ========  ==========

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                   UNAUDITED)


6. SPIN-OFF OF SOUTHERN CALIFORNIA OPERATION--NONCASH DISTRIBUTION TO
   STOCKHOLDERS

In order to establish a separate company under which to conduct Southern California business, on September 1, 1995, all of the Company's Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment were distributed to the Company's stockholders at net book value according to their pro rata ownership. The net book value of such distribution was $450,921.

The Company's 1995 statement of income includes a net loss from the Southern California operations of $318,291 for the eight months ended August 31, 1995.

7. MT. DIABLO COMMUNICATION SITE DAMAGE

On December 12, 1995, a severe wind destroyed the tower at the Company's Mt. Diablo communication facility. The Company received insurance proceeds totalling approximately $434,000 in 1996. Of these proceeds, $126,000 was capitalized in property and equipment, $213,000 was recorded as revenue and $95,000 was recorded as a reduction of operating expenses.

8. FUTURE LEASE INCOME

The Company has long-term, non-cancelable agreements under operating leases for license fee income. Future minimum annual lease income at December 31, 1996 is as follows:

       Year ending December 31:
           1997..................................................... $ 3,263,693
           1998.....................................................   2,786,793
           1999.....................................................   1,935,638
           2000.....................................................   1,493,622
           2001.....................................................     964,394
           Thereafter...............................................     593,206
                                                                     -----------
             Total.................................................. $11,037,346
                                                                     ===========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Diablo Communications of Southern California, Inc.

We have audited the balance sheets of Diablo Communications of Southern California, Inc. (a California S Corporation) (the "Company") as of December 31, 1995 and December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Diablo Communications of Southern California, Inc. as of December 31, 1995 and December 31, 1996, and the results of its operations and its cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

As emphasized in Note 9 to the financial statements, during October 1997, the Company sold substantially all of its assets to an outside party.

                                          Rooney, Ida, Nolt & Ahern
                                          Certified Public Accountants

Oakland, California
February 7, 1997
October 9, 1997 as to note 9
to the financial statements

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                                 BALANCE SHEETS

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                            1995        1996          1997
                                          ---------  -----------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................... $ 204,781  $    61,043   $    15,094
  Accounts receivable, trade.............     7,591       27,245        12,914
  Prepaid expenses.......................     1,272        2,462        24,990
                                          ---------  -----------   -----------
    Total current assets.................   213,644       90,750        52,998
                                          ---------  -----------   -----------
PROPERTY AND EQUIPMENT--net..............   441,105    1,013,434     1,667,418
                                          ---------  -----------   -----------
OTHER ASSETS:
  Prepaid expenses--net..................     2,348        7,970         6,468
  Deposits...............................     6,976       10,776        11,146
                                          ---------  -----------   -----------
    Total other assets...................     9,324       18,746        17,614
                                          ---------  -----------   -----------
TOTAL.................................... $ 664,073  $ 1,122,930   $ 1,738,030
                                          =========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
CURRENT LIABILITIES:
  Notes and contracts payable............ $ 283,544  $   310,522   $   382,494
  Accounts payable.......................   148,438      447,232     1,242,179
  Customer fees advanced.................     1,707       12,839        17,426
  Accrued liabilities....................     5,419       16,023        11,634
                                          ---------  -----------   -----------
    Total current liabilities............   439,108      786,616     1,653,733
                                          ---------  -----------   -----------
LONG-TERM DEBT...........................    21,139      930,617     1,065,417
                                          ---------  -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock, no par value, 10,000,000
   shares authorized, 1,000,000 issued
   and outstanding.......................   450,921      450,921       450,921
  Accumulated deficit....................  (247,095)  (1,045,224)   (1,432,041)
                                          ---------  -----------   -----------
    Total stockholders' equity
     (deficiency)........................   203,826     (594,303)     (981,120)
                                          ---------  -----------   -----------
TOTAL.................................... $ 664,073  $ 1,122,930   $ 1,738,030
                                          =========  ===========   ===========

                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF OPERATIONS

                              SEPTEMBER 1,                  NINE MONTHS ENDED
                             (INCEPTION) TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
NET REVENUES...............    $  45,445     $  408,555   $ 251,733   $ 660,195
OPERATING EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization and
   corporate general and
   administrative
   expenses................       49,488        319,011     196,377     402,945
  Depreciation and
   amortization............        8,459         29,405      22,123      32,886
  Corporate general and
   administrative..........      226,528        776,063     604,853     500,014
                               ---------     ----------   ---------   ---------
    Total operating
     expenses..............      284,475      1,124,479     823,353     935,845
                               ---------     ----------   ---------   ---------
OPERATING LOSS.............     (239,030)      (715,924)   (571,620)   (275,650)
                               ---------     ----------   ---------   ---------
OTHER INCOME (EXPENSES):
  Interest expense.........       (8,656)       (85,911)    (54,096)   (113,643)
  Interest income..........        1,391          4,506       3,461       3,276
                               ---------     ----------   ---------   ---------
    Total other income
     (expenses)............       (7,265)       (81,405)    (50,635)   (110,367)
                               ---------     ----------   ---------   ---------
LOSS FROM OPERATIONS BEFORE
 INCOME TAXES..............     (246,295)      (797,329)   (622,255)   (386,017)
INCOME TAX PROVISION.......          800            800         800         800
                               ---------     ----------   ---------   ---------
NET LOSS...................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               =========     ==========   =========   =========


                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                        ACCUMULATED
                                           COMMON STOCK   DEFICIT      TOTAL
                                           ------------ -----------  ---------
BALANCES, SEPTEMBER 1, 1995 (inception)...   $450,921   $       -0-  $ 450,921
  Net loss................................                 (247,095)  (247,095)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1995...............    450,921      (247,095)   203,826
  Net loss................................                 (798,129)  (798,129)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1996...............    450,921    (1,045,224)  (594,303)
  Net loss (unaudited)....................                 (386,817)  (386,817)
                                             --------   -----------  ---------
BALANCES, SEPTEMBER 30, 1997..............   $450,921   $(1,432,041) $(981,120)
                                             ========   ===========  =========



                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF CASH FLOWS

                              SEPTEMBER 1                   NINE MONTHS ENDED
                             (INCEPTION) TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss..................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               ---------     ----------   ---------   ---------
 Adjustments to reconcile
  net loss to cash used by
  operating activities:
  Depreciation and
   amortization............        8,459         29,405      21,517      32,886
  Changes in assets and
   liabilities:
    Accounts receivable....       (7,591)       (19,654)    (23,386)     14,331
    Prepaid expenses.......       (1,151)        (1,190)     (4,129)    (22,528)
    Deposits...............       (4,096)        (3,800)     (3,800)       (370)
    Accounts payable and
     accrued expenses......      153,857        309,398     119,535     790,558
    Customer fees
     advanced..............        1,707         11,132      (1,707)      4,587
                               ---------     ----------   ---------   ---------
  Total adjustments........      151,185        325,291     108,030     819,464
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 operating activities......      (95,910)      (472,838)   (515,025)    432,647
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Collection on note
   receivable..............       81,310
  Purchase of property and
   equipment...............      (50,449)      (599,856)   (371,191)   (685,368)
  Organization costs.......       (2,516)
  Loan fees................                      (7,500)     (7,500)
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 investing activities......       28,345       (607,356)   (378,691)   (685,368)
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from debt.......      275,000      1,000,000     750,000     248,751
  Repayment of debt........       (2,654)       (63,544)    (47,523)    (41,979)
                               ---------     ----------   ---------   ---------
Cash provided by financing
 activities................      272,346        936,456     702,477     206,772
                               ---------     ----------   ---------   ---------
INCREASE (DECREASE) IN
 CASH......................      204,781       (143,738)   (191,239)    (45,949)
CASH, BEGINNING OF PERIOD..          -0-        204,781     204,781      61,043
                               ---------     ----------   ---------   ---------
CASH, END OF PERIOD........    $ 204,781     $   61,043   $  13,542   $  15,094
                               =========     ==========   =========   =========

                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of business:

The Company develops and operates telecommunications sites in Southern California. The Company has a broad customer base which includes specialized mobile radio companies, paging companies, cellular telephone providers, broadcasters, emergency services, various private and governmental two-way radio users, and other entities with wireless communications needs.

Revenues are generated primarily from individual license agreements which entitle a customer to use an antenna system or antenna tower space, and to use on-site space in a climate controlled building for their transmitters, receivers, and related equipment.

For most of its sites, the Company holds a long-term lease interest. As a recognized full service site manager, the Company also manages sites for outside site owners.

Allowances for doubtful accounts:

The Company uses the allowance method for accounting for bad debts. An allowance for bad debts has not been provided currently since the Company's bad debt experience indicates that the amount would not be material.

Leases:

Leases meeting certain criteria are treated as capital leases requiring related assets and lease obligations to be recorded at their present value in the financial statements. Other leases, not qualifying under these criteria, are treated as operating leases for which rentals are charged to expense.

S Corporation election:

The Company has elected, by unanimous consent of its stockholders, to have its income taxed directly to the stockholders. Accordingly, provision for income taxes, except for an $800 minimum state franchise taxes, has not been made. Deferred income taxes have not been recorded because such amounts are immaterial.

Property and equipment:

Property and equipment are recorded at cost and depreciation is computed using a combination of straight-line and accelerated methods of accounting over useful lives of 5 to 15 years.

Organization costs and loan fees:

Organization costs and loan fees are amortized using the straight-line method of accounting over 5 years.

Unaudited interim financial information:

In the opinion of management, the financial statements for the unaudited periods presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the nine months ended September 30, 1996 and September 30, 1997 are not necessarily indicative of results which would be expected for a full year.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of disclosures. Accordingly, actual results could differ from those estimates.

Concentration of Credit Risk:

The Company extends credit to customers on an unsecured basis in the normal course of business. No individual customer is significant to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

Recognition of Revenues:

Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts.

Corporate general and administrative expenses:

Corporate general and administrative expenses consists of corporate overhead costs not specifically allocable to any of the Company's direct operating profit centers.

Impairment of long-lived assets:

In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of September 30, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

Fair value of financial instruments:

The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value as of December 31, 1996 and September 30, 1997.

Retirement plan:

Employees of the Company, through its affiliate Diablo Communications, Inc., are eligible for participation in a 401(k) plan, subject to certain minimum age and length-of-employment requirements. The plan does not provide for any Company contributions.

Supplemental cash flow information:

For financial statement purposes of the statements of cash flows, the Company issued capital stock in exchange for $450,921 in net assets, primarily property and equipment on September 1, 1995.

Cash payments for interest approximated $8,656, $71,256, $50,653 and $116,663 for period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

Cash payments for income taxes was $800 for the period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

NOTE 2. COMPANY ORGANIZATION:

In order to establish a separate company under which to conduct business in Southern California, on September 1, 1995, Diablo Communications, Inc. distributed all of its Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment to its stockholders according to their pro rata ownership. The stockholders then contributed these assets in exchange for 1,000,000 shares of capital stock. The net value of this contribution was $450,921.

NOTE 3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                                  DECEMBER 31,
                                               ------------------- SEPTEMBER 30,
                                                 1995      1996        1997
                                               -------- ---------- -------------
                                                                    (UNAUDITED)
   Land improvements.......................... $  8,276 $   48,770  $   48,770
   Towers and wiring..........................    6,261     31,815     205,269
   Equipment..................................   19,190     26,477      26,477
   Office furniture and equipment.............   27,729     27,729      27,729
   Computers and software.....................   23,718     24,746      24,746
   Vehicles...................................   27,546     27,546      27,546
   Construction in progress...................  355,276    880,769   1,392,684
                                               -------- ----------  ----------
     Total....................................  467,996  1,067,852   1,753,221
                                               -------- ----------  ----------
     Less accumulated depreciation............   26,891     54,418      85,803
                                               -------- ----------  ----------
     Property and equipment, net.............. $441,105 $1,013,434  $1,667,418
                                               ======== ==========  ==========

NOTE 4. RELATED PARTY TRANSACTIONS:

Richard D. Spight and the Mary C. Spight Family Trust are the majority stockholders of Diablo Communications of Southern California, Inc. and Diablo Communications, Inc.

At the end of each period, the Company owed the following amounts to Diablo Communications, Inc:

                                                  DECEMBER 31,
                                                ----------------- SEPTEMBER 30,
                                                  1995     1996       1997
                                                -------- -------- -------------
                                                                   (UNAUDITED)
   Note payable at 8.68%....................... $275,000 $220,000  $  183,333
   Accounts payable............................  116,872  297,400   1,214,622

After the sale of the Company's assets on October 9, 1997, these related note and accounts payable were paid in full.

Interest expense on this related party note payable was $4,776, $22,424, $17,335 and $13,290 for the period September 30, 1995 (inception) to December 31, 1995, year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

NOTE 5. NOTES PAYABLE:

The Company has taken advances against a bank term loan approved for $1,500,000. The Company pays interest only on the advances at rates ranging from 9.44% to 9.85%. The line of credit requires that certain financial covenants be maintained. The note is secured by a blanket lien on all of the Company's assets.

During March 1997, the Company entered into an unsecured credit agreement with American Tower Systems, Inc., that provides the Company with a $650,000 unsecured loan commitment of which $248,751 was outstanding at September 30, 1997. The Company pays interest only on the advances at prime, currently 8.5%. The note matures at the earlier of consummation of the sale or June 30, 2000.

The Company repaid all advances on both of these notes after the sale of substantially all its assets.

NOTE 6. LONG-TERM DEBT:

Maturities of long-term debt for the years subsequent to December 31, 1996, are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1997.......................................................... $   87,689
       1998..........................................................    204,759
       1999..........................................................    205,199
       2000..........................................................    201,841
       2001..........................................................    200,000
      Thereafter.....................................................    116,666
                                                                      ----------
       Totals........................................................ $1,016,154
                                                                      ==========

NOTE 7. COMMITMENTS:

Capital leases:

The future minimum lease payments under capital leases for communications equipment and certain office equipment in effect at December 31, 1996 are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1997............................................................ $ 3,422
       1998............................................................   2,282
                                                                        -------
       Total...........................................................   5,704
       Less interest portion...........................................     719
                                                                        -------
       Present value of minimum lease payments.........................   4,985
       Less current installments.......................................   2,833
                                                                        -------
       Long-term obligations under capital leases...................... $ 2,152
                                                                        =======
       Cost of equipment under capital leases.......................... $12,946
       Less accumulated depreciation to December 31, 1996..............   7,625
                                                                        -------
       Net............................................................. $ 5,321
                                                                        =======
       Current depreciation expense.................................... $ 2,129
                                                                        =======

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

Operating leases:

At December 31, 1996, the Company was liable for various leases of office space and other real and personal property which require future minimum annual rental payments as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
             1997............................... $231,937
             1998...............................  211,661
             1999...............................  216,298
             2000...............................  193,998
             2001...............................   62,950
            Thereafter..........................      -0-
                                                 --------
             Total.............................. $916,844
                                                 ========

In addition, the Company is liable for various real property leases based on percentages of gross income ranging from 25% to 70%.

Rental expenses for these operating leases were $35,611, $271,419, $173,407 and $344,987, for the period September 1, 1995 (inception) to December 31, 1995, the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

NOTE 8. FUTURE LEASE INCOME:

At December 31, 1996, the Company has long-term, non-cancelable agreements under operating-type leases for license fee income. Future minimum annual lease income is as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
             1997............................. $  659,445
             1998.............................    585,155
             1999.............................    434,161
             2000.............................    287,430
             2001.............................    193,657
            Thereafter........................        -0-
                                               ----------
             Total............................ $2,159,848
                                               ==========

NOTE 9. SUBSEQUENT EVENT:

On October 9, 1997 the Company, along with Diablo Communications, Inc., a related company, sold substantially all of its assets to American Tower Systems, Inc. (ATS) for a combined purchase price of approximately $46.5 million. DCSC's allocable share of the purchase price is approximately $5.4 million. Some of DCSC's liabilities were included in the transaction.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors, Stockholders and Partners of
Meridian Communications
Calabasas, California:

We have audited the accompanying combined balance sheets of Meridian Communications (the "Company") as of December 31, 1995 and 1996, and the related combined statements of income, partners' capital and stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Long Beach, California
October 31, 1997

                            MERIDIAN COMMUNICATIONS

                            COMBINED BALANCE SHEETS

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................. $   30,897 $   63,665 $   21,168
  Accounts receivable:
  Trade, net of allowance for doubtful ac-
   counts of $1,244 and $10,118 in 1995 and
   1996, respectively, and $17,720 (unau-
   dited) at June 30, 1997...................     60,961     80,190    103,709
  Other accounts receivable (Note 8).........     19,461     25,889  2,260,295
  Prepaid expenses and other current assets..     79,044     77,108    122,366
                                              ---------- ---------- ----------
    Total current assets.....................    190,363    246,852  2,507,538
PROPERTY AND EQUIPMENT, Net (Note 2).........  2,523,929  2,917,751  3,147,692
INTANGIBLES, Net.............................     22,000    141,948    112,292
OTHER ASSETS.................................      1,859      2,259      6,299
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========
LIABILITIES AND PARTNERS' CAPITAL AND
 STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Current maturities of long-term loans pay-
   able to shareholder and partner (Note 7).. $  119,121 $  234,607 $  477,388
  Accounts payable and accrued expenses......    175,627    182,441    286,803
  Security and other deposits................    128,208    231,154    131,611
                                              ---------- ---------- ----------
    Total current liabilities................    422,956    648,202    895,802
                                              ---------- ---------- ----------
LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND
 PARTNER (Note 7)............................    553,533  1,012,681    918,808
DEFERRED REVENUE.............................    214,918    279,641    186,413
COMMITMENTS AND CONTINGENCIES (Note 3)
PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY:
  Common stock; $1.00 par value; 75,000
   shares authorized; 4,000 shares issued and
   outstanding...............................      4,000      4,000      4,000
  Additional paid-in capital.................     16,632     16,632     16,632
  Partners' capital..........................    631,690    507,245  2,734,202
  Retained earnings..........................    894,422    840,409  1,017,964
                                              ---------- ---------- ----------
    Total partners' capital and stockholders'
     equity..................................  1,546,744  1,368,286  3,772,798
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========

            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                         COMBINED STATEMENTS OF INCOME
 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                      1997

                                 YEARS ENDED
                                DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                            ----------------------  --------------------------
                               1995        1996         1996          1997
                            ----------  ----------  ------------  ------------
                                                           (UNAUDITED)
REVENUES:
  Site use................. $3,918,420  $4,165,919  $  2,103,614  $  2,278,612
  Site management..........     72,337     125,348        51,355        52,178
  Repeater service.........    140,945     206,556        67,319        54,087
                            ----------  ----------  ------------  ------------
    Total revenues.........  4,131,702   4,497,823     2,222,288     2,384,877
EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization........  3,034,285   3,217,369     1,543,333     1,730,211
  Depreciation and
   amortization............    303,197     416,369       202,154       210,983
                            ----------  ----------  ------------  ------------
OPERATING INCOME...........    794,220     864,085       476,801       443,683
OTHER INCOME (EXPENSE):
  Interest and other income
   (expense)...............      5,155       3,581        23,311       (17,741)
  Interest expense to
   shareholder and
   partner (Note 6)........    (36,111)    (73,126)      (36,712)      (61,968)
  Gain on sale of business
   (Note 8)................                                          3,080,563
                            ----------  ----------  ------------  ------------
    Total other income (ex-
     pense)................    (30,956)    (69,545)      (13,401)    3,000,854
                            ----------  ----------  ------------  ------------
INCOME BEFORE INCOME TAX-
 ES........................    763,264     794,540       463,400     3,444,537
INCOME TAXES...............        800         800         3,145         2,526
                            ----------  ----------  ------------  ------------
NET INCOME................. $  762,464  $  793,740  $    460,255  $  3,442,011
                            ==========  ==========  ============  ============


            See accompanying notes to combined financial statements.

                             MERIDAN COMMUNICATIONS

       COMBINED STATEMENTS OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY

   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1997

                                 ADDITIONAL
                          COMMON  PAID-IN    PARTNERS'    RETAINED
                          STOCK   CAPITAL     CAPITAL     EARNINGS      TOTAL
                          ------ ---------- -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1994...................  $4,000  $16,632   $   630,902  $  987,093  $ 1,638,627
Net income (loss).......                        855,135     (92,671)     762,464
Cash distributions......                       (854,347)                (854,347)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1995...................   4,000   16,632       631,690     894,422    1,546,744
Net income (loss).......                        847,753     (54,013)     793,740
Cash distributions......                       (972,198)                (972,198)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1996...................   4,000   16,632       507,245     840,409    1,368,286
Net income (Unaudited)..                      3,264,456     177,555    3,442,011
Cash distributions (Un-
 audited)...............                     (1,037,499)              (1,037,499)
                          ------  -------   -----------  ----------  -----------
BALANCE, JUNE 30, 1997
 (Unaudited)............  $4,000  $16,632   $ 2,734,202  $1,017,964  $ 3,772,798
                          ======  =======   ===========  ==========  ===========



            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                       COMBINED STATEMENTS OF CASH FLOWS

 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                     1997

                                      YEARS ENDED          SIX MONTHS ENDED
                                     DECEMBER 31,              JUNE 30,
                                 ----------------------  ----------------------
                                    1995        1996       1996        1997
                                 ----------  ----------  ---------  -----------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income....................  $  762,464  $  793,740  $ 460,255  $ 3,442,011
 Adjustments to reconcile net
  income to net cash
  provided by operating activi-
  ties:
 Depreciation and amortiza-
  tion.........................     303,197     416,369    202,154      210,983
 Provision for doubtful ac-
  counts.......................        (907)      8,874      1,955        7,748
 Loss (gain) on disposal of
  property and equipment.......                   7,315      8,954   (2,922,335)
 Changes in operating assets
  and liabilities:
  Accounts receivable--trade...      45,358     (28,108)    (5,500)     (31,266)
  Accounts receivable--other...      10,136      (6,428)    11,962       15,594
  Prepaid expenses and other
   current assets..............     (23,359)      1,936    (76,357)     (45,258)
  Other assets.................         (59)       (400)    (4,200)      (4,040)
  Accounts payable and accrued
   expenses....................      47,801     (23,185)   255,826      153,552
  Security and other depos-
   its.........................       9,679       2,946       (400)         457
  Deferred revenue.............      28,628      64,723      5,500      (93,228)
                                 ----------  ----------  ---------  -----------
   Net cash provided by operat-
    ing activities.............   1,182,938   1,237,782    860,149      734,218
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM INVESTING AC-
 TIVITIES:
 Purchase of property and
  equipment....................    (716,932)   (857,562)  (312,264)    (508,699)
 Proceeds from sale of property
  and equipment................                  42,609     29,175      750,575
 Purchase of intangibles.......                (122,500)
 Receipt of deposits for re-
  peater services..............                 130,000
 Application of deposits for
  repeater services............                                        (130,000)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) investing activities...    (716,932)   (807,453)  (283,089)     111,876
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
 Borrowings from shareholder
  and partner..................     400,000     655,000    100,000      219,000
 Repayments on loans from
  shareholder and partner......     (37,346)    (80,366)   (26,432)     (70,092)
 Cash distributions............    (854,347)   (972,195)  (486,101)  (1,037,499)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) financing activities...    (491,693)   (397,561)  (412,533)    (888,591)
                                 ----------  ----------  ---------  -----------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..............     (25,687)     32,768    164,527      (42,497)
CASH AND CASH EQUIVALENTS, BE-
 GINNING OF PERIOD.............      56,584      30,897     30,897       63,665
                                 ----------  ----------  ---------  -----------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD.....................  $   30,897  $   63,665  $ 195,424  $    21,168
                                 ==========  ==========  =========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--
 Cash paid during the period
  for:
 Interest......................  $   36,111  $   72,673  $  13,087  $    33,168
 Income taxes..................  $        0  $      900  $     900  $       800

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  -- During December 1996, the Company acquired equipment by incurring accrued expenses in the amount of $19,191.
  -- During February 1997, the Company received a non-trade account receivable in the amount of $2,250,000 from the sale of a repeater system.

           See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                      1997
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General--The combined financial statements include the accounts of Meridian Sales and Services Company ("MSSC"), a California S corporation, Meridian Communications North ("MCN"), a general partnership, and Meridian Radio Sites ("MRS"), a general partnership (referred to collectively as Meridian Communications or the "Company") which share common ownership and management. All significant intercompany balances and transactions have been eliminated in combination.

Meridian Communications develops and manages telecommunication antenna site facilities and repeater (mobile relay) equipment throughout Southern California.

Cash and Cash Equivalents--Cash and cash equivalents include cash in the bank as well as short-term investments with an original maturity of three months or less.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are charged to expense in the period incurred.

Depreciation for financial statements purposes is computed using the straight-line method over the estimated useful lives of the assets. Buildings and leasehold improvements are depreciated over a period of 20 years, antenna site equipment over a period of 7 years, and office furniture, equipment, and automobiles over a period of 5 years.

Intangibles--Intangible assets are primarily comprised of the rights to a site lease acquired in 1996 and, to a lesser extent, an FCC license. The FCC license was sold in February 1997 with the sale of the assets used in connection with the repeater business for $3,000,000 (see Note 8). The site lease rights are amortized on a straightline basis over the remainder of the lease term of 8 years.

Long-Lived Assets--The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition and generally requires a one-month security deposit from its customers. As of December 31, 1996, the Company had no significant concentrations of credit risk.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

Revenue Recognition and Deferred Revenue--Revenue is recorded when services are provided, according to rates set forth in customer contracts. Deferred revenue is recorded when services are paid in advance of performance.

Income Taxes--The Company is comprised of an S corporation and two partnerships for federal and state income tax purposes. The stockholders and partners report any income or loss of the Company directly on their personal tax returns. State income tax expense is computed using statutory tax rates applicable to S corporations.

Interim Financial Statements--The accompanying combined balance sheet as of June 30, 1997 and the combined statements of income, partners' capital and stockholders' equity, and cashflows for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                              DECEMBER 31,
                                         -----------------------   JUNE 30,
                                            1995         1996        1997
                                         -----------  ----------  -----------
                                                                  (UNAUDITED)
      Land.............................. $    28,839  $   28,839  $    28,839
      Antenna site equipment............   2,258,476   2,518,713    2,315,813
      Buildings and leasehold improve-
       ments............................   1,767,261   1,793,290    1,793,290
      Office furniture, equipment and
       automobiles......................     259,586     247,260      248,342
      Construction in progress..........     195,787     687,006    1,167,466
                                         -----------  ----------  -----------
                                           4,509,949   5,275,108    5,553,750
      Less accumulated depreciation and
       amortization.....................  (1,986,020) (2,357,357)  (2,406,058)
                                         -----------  ----------  -----------
                                         $ 2,523,929  $2,917,751  $ 3,147,692
                                         ===========  ==========  ===========

3. LEASE COMMITMENTS

The Company leases office and antenna site facilities under operating lease agreements through the year 2009. One of the facilities is leased from a shareholder of MSSC for $28,800 annually. This lease expires December 31, 1997. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1996, as follows:

    Years Ended December 31:

     1997............................................................ $  512,706
     1998............................................................    495,449
     1999............................................................    441,866
     2000............................................................    319,169
     2001............................................................    275,987
     Thereafter......................................................  2,100,576
                                                                      ----------
                                                                      $4,145,753
                                                                      ==========

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)

Rent expense charged to operations for the years ended December 31, 1995 and 1996 amounted to $629,242 and $727,427, respectively, of which $20,400 and $28,800, respectively, was paid to the shareholder. Rent expense charged to operations for the six months ended June 30, 1996 and 1997 amounted to $311,266 and $414,990, respectively, of which $14,400 was paid to the shareholder in both periods.

4. INCOME TAXES

The Company's provision for income taxes for the years ended December 31, 1995 and 1996 consists of a minimum state liability of $800 for each year which is assessed to MSSC.

The Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders and partners are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. The Corporation continues to pay a California surtax of 1.5% of taxable income or the minimum state tax, whichever is greater.

5. PROFIT SHARING PLAN

MSSC has a profit sharing plan (the "Plan") which covers all employees who have accumulated a minimum amount of hours of service during a year. MSSC's contribution to the Plan is determined annually by the Board of Directors. Provisions for contributions to the profit sharing plan of $22,578 and $21,457, respectively, were made for the years ended December 31, 1995 and 1996.

Effective July 1, 1997, there will be no additional contributions to the Plan. Additionally, the Plan will be terminated and all assets distributed to the participants as defined in the Plan.

6. RELATED PARTY TRANSACTIONS

The Company engages in transactions with a shareholder and partner whereby working capital funds are loaned to the Company and repaid over terms agreed to by both parties (see Note 7). Interest expense incurred on these loans amount to $36,111 and $73,126 for the years ended December 31, 1995 and 1996, respectively, and $36,712 and $61,968 for the six months ended June 30, 1996 and 1997, respectively.

Certain of the Company's buildings and equipment are regularly repaired and maintained by Lee's Two-Way Radio, a California corporation owned and controlled by Norman Kramer, a general partner. Payments to Lee's Two-Way Radio for the years ended December 31, 1995 and 1996 were $31,369 and $34,765, respectively.

Payments for administrative services in the amount of $16,194 and $14,466 for the years ended December 31, 1995 and 1996, respectively, were paid to Norman Kramer, a general partner.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)


7. LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND PARTNER

                                                   DECEMBER 31,
                                                -------------------  JUNE 30,
                                                  1995      1996       1997
                                                -------- ---------- -----------
                                                                    (UNAUDITED)
Unsecured loan payable to shareholder in the
 original amount of $310,000, payable in sixty
 monthly installments of $6,857, including
 interest at the rate of 10% per annum. Final
 installment is due March 31, 2000............  $272,654 $  218,440 $  189,240
Unsecured loan payable to shareholder in the
 original amount of $400,000 at December 31,
 1995 and increased to $500,000 during 1996,
 payable in sixty monthly installments of
 $10,624 per month, including interest at the
 rate of 10% per annum. Final installment due
 August 31, 2001..............................   400,000    473,848    432,956
Unsecured loan payable to shareholder in the
 original amount of $55,000, interest payable
 at the rate of 10% per annum, due November
 27, 2001.....................................               55,000     55,000
Unsecured loan payable to shareholder in the
 original amount of $500,000, interest payable
 at the rate of 10% per annum, due December
 31, 2001.....................................              500,000    500,000
Unsecured temporary loans payable to share-
 holder and partner, at the rate of 10% per
 annum, payable upon demand...................                         219,000
                                                -------- ---------- ----------
                                                 672,654  1,247,288  1,396,196
Less current maturities.......................   119,121    234,607    477,388
                                                -------- ---------- ----------
                                                $553,533 $1,012,681 $  918,808
                                                ======== ========== ==========

All loans to the shareholder and partner were paid in full following the sale of the Company's assets and business to ATS (see Note 9).

8. SALE OF THE REPEATER BUSINESS

Effective December 1, 1996, the Company entered into a ten-year agreement with an unrelated party granting the party the right to manage a repeater system and granting the party an option to purchase the system. Under the agreement, the Company received a non-refundable $300,000 option fee in the first quarter of 1997 from the party. In addition, the Company receives repeater service fees quarterly from the party. As of June 30, 1997, the system is still being managed by the party and the purchase option has not been exercised.

Effective February 19, 1997, the Company sold a repeater system to an unrelated party for $3,000,000. As of June 30, 1997, the uncollected portion of the purchase price, $2,250,000, was included in non-trade accounts receivable. This amount was received during August 1997.

Effective February 28, 1997, the balance of the repeater business was sold to a separate buyer for the assumption of certain liabilities regarding the business.

Revenues for the repeater business which were transferred as a result of these transactions are $140,945, $206,556 and $54,087 for the years and period ended December 31, 1995 and 1996, and June 30, 1997, respectively.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                   UNAUDITED)


9. SUBSEQUENT EVENT (UNAUDITED)

Effective July 1, 1997, the Company sold substantially all of its assets and the business related to these assets to American Tower Systems, Inc. ("ATS"). The combined purchase price was $32,121,638 plus construction adjustments of $581,042 for the acquisition and construction of certain new sites from June 14, 1996 through the date of the sale. Assets which were not sold to ATS include cash, accounts receivable, and assets related to the repeater business which were sold to unrelated buyers (see Note 8).

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Gearon & Co., Inc.:

We have audited the accompanying balance sheets of Gearon & Co., Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Atlanta, Georgia
February 27, 1998

                               GEARON & CO., INC.

                                 BALANCE SHEETS

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $ 4,285,940   $  813,182
  Accounts receivable--trade, net of allowance for
   doubtful accounts of $309,164 and $129,650 in 1997
   and 1996, respectively............................   6,516,370    7,132,363
  Unbilled receivables...............................   4,741,198      515,688
  Accounts receivable--other.........................     286,751        6,390
  Receivable from related party......................         --       200,000
                                                      -----------   ----------
    Total current assets.............................  15,830,259    8,667,623
PROPERTY AND EQUIPMENT, net..........................   3,793,881      561,028
OTHER ASSETS.........................................     138,800       27,530
                                                      -----------   ----------
TOTAL................................................ $19,762,940   $9,256,181
                                                      ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................... $ 2,653,403   $   27,587
  Accrued expenses...................................     239,350       39,693
  Accrued merger related expenses....................   6,225,205
  Note payable.......................................   5,000,000
                                                      -----------   ----------
    Total current liabilities........................  14,117,958       67,280
COMMITMENTS AND CONTINGENCIES (Note 3)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 10,000 shares
   authorized;
   7,500 issued and outstanding in 1996..............                      750
  Class A voting common stock, no par value, 10,000
   shares authorized, 7,500 issued and outstanding in
   1997..............................................           8
  Class B nonvoting common stock, no par value,
   1,000,000 shares authorized, 798,335 issued and
   outstanding in 1997...............................         798
  Additional paid-in capital.........................   5,549,944
  Retained earnings..................................      94,232    9,188,151
                                                      -----------   ----------
    Total stockholder's equity.......................   5,644,982    9,188,901
                                                      -----------   ----------
TOTAL................................................ $19,762,940   $9,256,181
                                                      ===========   ==========


                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF OPERATIONS

                                                       YEAR ENDED    YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
REVENUES:
  Fees and bonuses................................... $25,052,348   $15,613,655
  Pass-through revenues..............................   4,376,070     5,349,795
  Tower rentals......................................     172,868        53,200
  Other..............................................     328,467       467,785
                                                      -----------   -----------
    Total revenues...................................  29,929,753    21,484,435
OPERATING EXPENSES:
  Operating expenses.................................  12,835,263     6,619,029
  Tower expenses.....................................     165,887        41,926
  Pass-through expenses..............................   4,376,070     5,349,795
                                                      -----------   -----------
    Total operating expenses.........................  17,377,220    12,010,750
                                                      -----------   -----------
GROSS PROFIT.........................................  12,552,533     9,473,685
General and administrative expenses..................   2,496,749     1,394,757
Merger related expenses..............................  13,796,434
                                                      -----------   -----------
INCOME (LOSS) FROM OPERATIONS........................  (3,740,650)    8,078,928
OTHER INCOME AND EXPENSES, NET.......................      73,310        94,822
                                                      -----------   -----------
NET INCOME (LOSS).................................... $(3,667,340)  $ 8,173,750
                                                      ===========   ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                               COMMON STOCK
                         ------------------------- ADDITIONAL
                         COMMON  CLASS A  CLASS B   PAID-IN    RETAINED
                         STOCK   VOTING  NONVOTING  CAPITAL    EARNINGS       TOTAL
                         ------  ------- --------- ---------- -----------  -----------
BALANCE--January 1,
 1996................... $ 750    $--      $--     $      --  $ 8,783,131  $ 8,783,881
  Distributions to
   shareholder..........                                       (7,768,730)  (7,768,730)
  Net income............                                        8,173,750    8,173,750
                         -----    ----     ----    ---------- -----------  -----------
BALANCE--December 31,
 1996...................   750                                  9,188,151    9,188,901
  Exchange of 7,500
   shares of original
   common stock for
   7,500 shares of Class
   A voting stock and
   742,500 shares of
   Class B nonvoting
   common stock.........  (750)      8      742
  Issuance of 55,835
   shares of Class B
   nonvoting stock to
   certain employees....                     56     5,549,944                5,550,000
  Distributions to
   shareholder..........                                       (5,426,579)  (5,426,579)
  Net loss..............                                       (3,667,340)  (3,667,340)
                         -----    ----     ----    ---------- -----------  -----------
BALANCE--December 31,
 1997................... $  --    $  8     $798    $5,549,944 $    94,232  $ 5,644,982
                         =====    ====     ====    ========== ===========  ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED    YEAR ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1997          1996
                                                     ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................. $(3,667,340)  $ 8,173,750
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Provision for doubtful accounts.................      383,167      129,650
    Depreciation....................................      185,670      103,283
    Noncash merger related expense..................    5,550,000
    Changes in assets and liabilities;
      Decrease (increase) in accounts receivable
       trade........................................      232,826   (3,434,228)
      Decrease (increase) in unbilled receivables...   (4,225,510)     782,867
      Decrease (increase) in accounts receivable
       other........................................     (280,361)      20,307
      Increase in other assets......................     (111,270)     (21,748)
      Increase (decrease) in accounts payable.......    1,779,560      (35,463)
      Increase (decrease) in accrued expenses.......      199,657      (22,523)
      Increase in accrued merger related expense....    6,225,205
                                                     ------------  -----------
  Net cash provided by operating activities.........    6,271,604    5,695,895
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES;
  Acquisition of property and equipment.............     (329,998)    (134,910)
  Construction of towers, net of accounts payable...   (2,242,269)    (336,242)
                                                     ------------  -----------
        Net cash used in investing activities.......   (2,572,267)    (471,152)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholder......................   (5,426,579)  (7,768,730)
  Repayments from (loans to) related party..........      200,000     (170,000)
  Proceeds from note payable........................    5,000,000
  Loan from stockholder.............................      500,000
  Repayment to stockholder..........................     (500,000)
                                                     ------------  -----------
        Net cash used in financing activities.......     (226,579)  (7,938,730)
                                                     ------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................    3,472,758   (2,713,987)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .......      813,182    3,527,169
                                                     ------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.............. $  4,285,940  $   813,182
                                                     ============  ===========

                       See notes to financial statements.

                               GEARON & CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
           (AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Corporate Structure--Gearon & Co., Inc. (the "Company"), a Georgia corporation, was incorporated on September 6, 1991 and is engaged in the site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers. The Company operates in markets throughout the United States. In addition, as of December 31, 1997, the Company owned and operated 16 communications towers with an additional 20 towers in varying stages of development. The towers are located in Georgia, Florida, and Tennessee.

On January 22, 1998, the Company merged into and became a part of American Tower Systems, Inc. (ATSI) a subsidiary of American Radio Systems Corporation
(ARS), pursuant to an Agreement and Plan of Merger ("the Merger Agreement") executed on November 21, 1997. Under the Merger Agreement, the holders of the Company's common stock at the effective date of the merger received a total of $32,000,000 in cash and liabilities assumed by ATSI and 5,333,333 shares of ATSI stock with an agreed-upon fair value of $48,000,000.

On December 30, 1997, the Company awarded a total of 55,835 shares of Class B common stock valued at $5,550,000 (based on the share price paid by ATSI in the merger) to certain key employees, awarded cash bonuses totaling approximately $7,667,000 to certain employees, and incurred approximately $580,000 in other merger related expenses. On January 20, 1998, the Company awarded an additional 503 shares of Class B common stock valued at $50,000 (based on the share price paid by ATSI in the merger) to a key employee. In addition, on January 20, 1998, accounts receivable of approximately $11,000,000 and two automobiles with a net book value of $16,247 were distributed to the majority stockholder.

Pursuant to the Merger Agreement, the Company borrowed a total of $10,000,000 from ATSI in two $5,000,000 installments on December 24, 1997 and January 20, 1998, respectively, to fund working capital and merger related expenses. Such borrowings bore interest at 7.5% and were repaid at closing.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. Credit risk is limited due to the financial reputation of the customers comprising the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

The following represents a summary of fees and bonuses earned from individual customers in excess of 10% of total fees and bonuses for the year ended:

                                                              1997       1996
                                                           ---------- ----------
     Customer A........................................... $7,705,000 $4,773,000
     Customer B...........................................  5,462,000
     Customer C...........................................  5,660,000

Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets

                               GEARON & CO., INC.

and for Long-Lived Assets to be Disposed Of. SFAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

Cash and Cash Equivalents--Cash and cash equivalents includes cash on hand, demand deposits and short-term investments with original maturities of three months or less.

Property and Equipment--Property and equipment are recorded at cost. Ordinary repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized and depreciated over their estimated useful lives. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

      Leasehold improvements...................................... Life of lease
      Furniture and fixtures......................................     3-7 years
      Machinery and equipment.....................................     3-7 years
      Communications towers.......................................      15 years

Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. The Company also capitalizes subcontractor and employee labor and overhead costs incurred in connection with the construction of towers.

Revenue Recognition--Revenues from fees and bonuses are recognized based upon the completion of certain activities as defined by the respective contracts with individual customers. Several of the contracts provide for reimbursement by customers of certain costs in addition to fees earned. Such costs are recognized on the accrual basis and are reflected as pass-through revenues and expenses in the statements of operations. Tower and sublease revenues are recognized when earned over the terms of the related leases.

Income Taxes--At inception, the Company elected to be treated as a Subchapter S Corporation ("S Corporation") for income tax purposes. Accordingly, no recognition has been given to income taxes in the financial statements since the income is reportable on the individual tax return of the stockholders. Two states in which the Company does business do not recognize S Corporations for tax purposes and therefore the Company is liable for income taxes in those states. The amounts paid or accrued for income taxes were not material in relation to the financial statements.

New Accounting Pronouncement--In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosure About Segments of an Enterprise and Related Information" which the Company will adopt in 1998. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis of the impact of this statement.

Reclassifications--Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

                               GEARON & CO., INC.

2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
      Land............................................  $   82,198   $     --
      Leasehold improvements..........................      73,180      60,902
      Furniture and fixtures..........................     138,111      81,694
      Machinery and equipment.........................     564,404     306,705
      Communications towers...........................   2,542,922     336,242
      Construction in progress........................     801,060         --
                                                        ----------   ---------
      Property and equipment, at cost.................   4,201,875     785,543
      Accumulated depreciation........................   (407,994)    (224,515)
                                                        ----------   ---------
      Property and equipment--net.....................   3,793,881   $ 561,028
                                                        ==========   =========

3. COMMITMENTS AND CONTINGENCIES

Lease Obligations--The Company currently leases office space, office equipment and land for communications towers under operating leases that expire at varying dates through 2002. The tower ground leases contain options for the Company to renew, at its discretion, for five-year periods up to a maximum term of twenty-five years. The leases require the Company to maintain certain insurance coverage and provide for maintenance and repairs. Future minimum lease payments for noncancelable office, equipment and ground leases are as follows for the periods ending December 31:

      1998...........................................................    400,794
      1999...........................................................    374,501
      2000...........................................................    351,755
      2001...........................................................    234,971
      2002...........................................................    179,705
                                                                      ----------
      Total.......................................................... $1,541,726
                                                                      ==========

Customer Leases--The Company owns communications towers which it leases to third parties. The leases which are noncancelable and expire at various dates through 2006, contain options for the lessees to renew, at their discretion, for 5-year periods up to a maximum term of 25 years.

Future minimum rental receipts expected to be received from customers under noncancelable leases are as follows for the periods ending December 31:

      1998........................................................... $  731,511
      1999...........................................................    794,812
      2000...........................................................    803,334
      2001...........................................................    766,185
      2002...........................................................    654,154
      Thereafter.....................................................    159,016
                                                                      ----------
      Total.......................................................... $3,909,012
                                                                      ==========

                               GEARON & CO., INC.

Purchase Commitments--At December 31, 1997, the Company had entered into an agreement to acquire land for a communications tower for a purchase price of $100,000. The purchase closed on February 11, 1998. In addition, at December 31, 1997, the Company had a verbal agreement with a customer to purchase seven communications towers for an aggregate purchase price of approximately $1,000,000. This purchase is expected to be consummated in March 1998.

Employment Agreement--In August 1997, the Company entered into an employment agreement with an officer of the Company. The Agreement is for a term of one year and is renewable for successive one-year terms. The agreement contains provisions for compensation in the event of termination or a change in control of the Company. The compensation due to this officer as a result of the merger discussed in Note 1 has been included in accrued merger related expenses as of December 31, 1997. In November and December 1997, the Company entered into employment agreements with two officers of the Company. These agreements are for a term of two years, renewable for successive two-year terms and contain provisions for compensation in the event of termination other than for cause.

Legal Matters--The Company is a party to certain legal matters arising in the ordinary course of business. In the opinion of management, none of these matters are expected to have a material effect on the financial position, results of operations, or cash flows of the Company.

4. RETIREMENT PLAN

On September 1, 1996, the Company established the Gearon & Co., Inc. Employee Savings and Retirement Plan (the "Plan"), a 401(k) plan. Employees of the Company are eligible for participation in the Plan subject to certain minimum age and length of employment requirements. Plan participants can contribute from 2% to 15% of their compensation, as defined. The Company matches 25% of the participants' contributions up to 10% of compensation. The Plan's assets are invested in equity, bond, balanced, and money market mutual funds. The Company contributed approximately $79,000 and $24,000 for the years ended December 31, 1997 and 1996, respectively.

5. COMMON STOCK

Effective October 23, 1997, the Company authorized the issuance of 10,000 shares of Class A common stock and 1,000,000 shares of Class B common stock. Class A has voting privileges while Class B common stock is nonvoting. On October 23, 1997, all 7,500 shares of common stock previously outstanding were exchanged for 7,500 shares of Class A common stock and 742,500 shares of Class B common stock which were transferred to the original stockholder and a trust related to the original stockholder.

6. RELATED PARTY TRANSACTIONS

The receivable from a related party totaling $200,000 at December 31, 1996 was repaid in full in January 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Tower Corporation:

We have audited the accompanying consolidated balance sheets of American Tower Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Tower Corporation and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG llp

Houston, Texas
January 23, 1998

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                         DECEMBER 31, DECEMBER 31,  MARCH 31,
                                             1996         1997        1998
                                         ------------ ------------ -----------
                                                                   (UNAUDITED)
Current assets:
 Cash and cash equivalents..............   $    92      $    996    $  1,111
 Accounts receivable, net of allowance
  for doubtful accounts of $104, $175
  and $174 respectively.................       816         1,021       1,084
 Prepaid expenses and other current
  assets................................       793           719         984
 Assets held for sale...................       700           --          --
                                           -------      --------    --------
  Total current assets..................     2,401         2,736       3,179
Land....................................     5,301         6,234       6,239
Rental towers and related fee based as-
 sets, net of accumulated depreciation
 of $3,984, $8,362 and $9,730, respec-
 tively.................................    61,556       112,412     125,788
Other assets, net of accumulated
 amortization of $836, $951 and $1,268,
 respectively...........................     6,269         7,432       7,785
                                           -------      --------    --------
  Total assets..........................   $75,527      $128,814    $142,991
                                           =======      ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable.......................   $   720      $  2,810    $    688
 Accrued interest payable...............       598         1,061           4
 Deferred revenues and other current
  liabilities...........................       978         2,125       3,277
 Current portion of long-term debt......     1,075         1,000       1,000
                                           -------      --------    --------
  Total current liabilities.............     3,371         6,996       4,969
Long-term debt, less current portion....    49,771        74,478      90,139
Other liabilities.......................       450           190         184
Deferred income taxes...................     6,337         6,767       6,957
                                           -------      --------    --------
  Total liabilities.....................    59,929        88,431     102,249
Commitments and contingencies
Redeemable preferred stock $.01 par
 value.
 Authorized 5,000,000 shares; 22,500
  shares issued and outstanding.........     4,000         4,052       4,067
Stockholders' equity:
 Common stock, $.01 par value.
  Authorized 250,000 shares; 75,331,
  149,549 and 149,549 shares issued and
  outstanding, respectively.............         1             2           2
 Additional paid-in capital.............    12,051        36,426      36,426
 Retained earnings (accumulated
  deficit)..............................      (454)          (97)        247
                                           -------      --------    --------
  Total stockholders' equity............    11,598        36,331      36,675
                                           -------      --------    --------
  Total liabilities and stockholders'
   equity...............................   $75,527      $128,814    $142,991
                                           =======      ========    ========

          See accompanying notes to consolidated financial statements.

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                      YEAR ENDED          THREE MONTHS ENDED
                                     DECEMBER 31,              MARCH 31,
                                ------------------------  --------------------
                                 1995    1996     1997      1997       1998
                                ------  -------  -------  ---------  ---------
                                                              (UNAUDITED)
Total revenues................  $8,277  $12,366  $20,006  $   4,581  $   6,260
Operating expenses:
 Direct tower costs...........   1,868    2,849    4,138        856      1,305
 Selling, general and
  administrative..............   1,601    2,049    3,183        723        862
 Depreciation and
  amortization................   1,908    2,709    4,903      1,027      1,755
                                ------  -------  -------  ---------  ---------
  Total operating expenses....   5,377    7,607   12,224      2,606      3,922
                                ------  -------  -------  ---------  ---------
Operating income..............   2,900    4,759    7,782      1,975      2,338
Interest expense..............   3,068    3,808    5,439      1,285      1,791
Other expenses................     414      150      514         33        --
                                ------  -------  -------  ---------  ---------
Income (loss) before income
 taxes and extraordinary
 item.........................    (582)     801    1,829        657        547
Income tax (expense) benefit..     217     (303)    (801)      (288)      (188)
                                ------  -------  -------  ---------  ---------
Income (loss) before
 extraordinary item...........    (365)     498    1,028        369        359
Extraordinary loss, net of tax
 benefit of $117, $272, and
 $371, respectively...........     207      451      619        --         --
                                ------  -------  -------  ---------  ---------
Net income (loss).............    (572)      47      409        369        359
Accretion of preferred stock..     --       --        52        --          15
                                ------  -------  -------  ---------  ---------
Net income (loss) available to
 common stockholders..........  $ (572) $    47  $    35  $     369  $     344
                                ======  =======  =======  =========  =========



          See accompanying notes to consolidated financial statements.

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          COMMON STOCK
                          -------------
                                                                        TOTAL
                                          ADDITIONAL    ACCUMULATED STOCKHOLDERS'
                          SHARES  VALUE PAID-IN CAPITAL   DEFICIT      EQUITY
                          ------- ----- --------------- ----------- -------------
Balances at December 31,
 1994...................   67,500  $ 1      $ 7,424        $ 71        $ 7,496
Allocation of redeemable
 preferred stock
 proceeds to warrants...      --   --           500         --             500
Net loss................      --   --           --         (572)          (572)
                          -------  ---      -------        ----        -------
Balances at December 31,
 1995...................   67,500    1        7,924        (501)         7,424
Shares of common stock
 issued in acquisition..    6,481  --         4,127         --           4,127
Conversion of warrants
 to common stock........    1,350  --           --          --             --
Net income..............      --   --           --           47             47
                          -------  ---      -------        ----        -------
Balances at December 31,
 1996...................   75,331    1       12,051        (454)        11,598
Conversion of warrants
 to common stock........   24,265  --           --          --             --
Conversion of warrants
 with put feature to
 common stock...........   12,462  --           174         --             174
Sale of common stock,
 net of issuance costs..   36,049    1       23,201         --          23,202
Common stock issued in
 connection with tower
 acquisition............    1,442  --         1,000         --           1,000
Net income..............      --   --           --          409            409
Accretion of redeemable
 preferred stock........      --   --           --          (52)           (52)
                          -------  ---      -------        ----        -------
Balances at December 31,
 1997...................  149,549  $ 2       36,426         (97)        36,331
Net income (unaudited)
 .......................      --   --           --          359            359
Accretion of redeemable
 preferred stock
 (unaudited) ...........      --   --           --          (15)           (15)
                          -------  ---      -------        ----        -------
Balances at March 31,
 1998 (unaudited) ......  149,549  $ 2      $36,426        $247        $36,675
                          =======  ===      =======        ====        =======


          See accompanying notes to consolidated financial statements

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  YEAR ENDED          THREE MONTHS ENDED
                                 DECEMBER 31,              MARCH 31,
                            ------------------------  --------------------
                             1995    1996     1997      1997       1998
                            ------  -------  -------  ---------  ---------
                                                          (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)......... $ (572) $    47  $   409  $     369  $     359
 Adjustments to reconcile
  net income (loss) to net
  cash
  provided by operating
  activities:
  Depreciation and
   amortization............  1,908    2,709    4,903      1,027      1,755
  Accretion of debt
   discounts...............    202      808      121        109        111
  Deferred income taxes....   (334)      31      430        288        190
  Deferred loan costs
   written-off.............    324      --       990        --         --
 Changes in assets and
  liabilities:
  Increase in accounts
   receivable, net.........   (203)    (218)    (205)      (709)       (63)
  (Increase) decrease in
   prepaid expenses and
   other current assets....   (109)    (111)      74       (239)      (265)
  Increase (decrease) in
   accounts payable........     59      231    2,090        194     (2,122)
  Increase (decrease) in
   accrued interest
   payable.................     14       59      463         67     (1,057)
  Increase (decrease) in
   deferred revenues and
   other...................    332     (417)   1,061        143      1,152
                            ------  -------  -------  ---------  ---------
   Total adjustments.......  2,193    3,092    9,927        880       (299)
                            ------  -------  -------  ---------  ---------
   Net cash provided by
    operating activities...  1,621    3,139   10,336      1,249         60
                            ------  -------  -------  ---------  ---------
Cash flows from investing
 activities:
 Payments for purchases of
  towers and related
  assets................... (7,351) (14,249) (56,075)   (11,795)   (15,484)
 Proceeds from the sale of
  land.....................     24      --       --         --         --
 Payments for purchases of
  land.....................   (500)  (1,124)   (933)       (100)        (5)
                            ------  -------  -------  ---------  ---------
   Net cash used in
    investing activities... (7,827) (15,373) (57,008)   (11,895)   (15,489)
                            ------  -------  -------  ---------  ---------
Cash flows from financing
 activities:
 Proceeds from borrowings
  on long-term debt........  4,646   39,850   70,800     11,262     15,544
 Proceeds from issuance of
  common stock.............    --       --    23,202        --         --
 Proceeds from issuance of
  preferred stock..........  4,133      367      --         --         --
 Payments of long-term
  debt..................... (1,680) (28,736) (45,633)       --         --
 Payments of deferred loan
  costs and interest rate
  cap......................    (98)  (1,060)    (793)       --         --
                            ------  -------  -------  ---------  ---------
   Net cash provided by
    (used in) financing
    activities.............  7,001   10,421   47,576     11,262     15,544
                            ------  -------  -------  ---------  ---------
   Net increase (decrease)
    in cash and cash
    equivalents............    795   (1,813)     904        616        115
Cash and cash equivalents
 at beginning of period....  1,110    1,905       92         92        996
                            ------  -------  -------  ---------  ---------
Cash and cash equivalents
 at end of period.......... $1,905  $    92  $   996  $     708  $   1,111
                            ======  =======  =======  =========  =========
Supplemental disclosure of
 cash flow information--
 cash paid during the
 period for interest....... $2,915  $ 2,925  $ 3,902  $     656  $   1,919
                            ======  =======  =======  =========  =========

          See accompanying notes to consolidated financial statements.

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    DECEMBER 31, 1995, 1996 AND 1997 AND MARCH 31, 1997 AND 1998 (UNAUDITED)

(1)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The accompanying consolidated financial statements reflect the financial position, results of operations, and cash flows of American Tower Corporation and its wholly-owned subsidiaries, collectively referred to as ATC or the Company. All significant intercompany transactions and balances have been eliminated.

(b) Description of Business

The primary business of the Company is the leasing of antenna and transmitter space on communication towers to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. The Company currently owns and operates communication tower sites located primarily in the western, eastern and southern United States.

(c) Interim Financial Information

The unaudited financial statements for the three months ended March 31, 1997 and 1998 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation. Operating results for the three-month periods ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for a full year.

(d) Cash Equivalents

Cash equivalents consist of short-term investments with an original maturity of three months or less.

(e) Rental Towers and Related Fee Based Assets

Rental towers and related fee based assets are stated at cost. Depreciation on rental towers and related fee based assets is calculated on the straight-line method over the estimated useful lives of the assets which range from 3 to 25 years.

(f) Other Assets

Other assets include licenses and permits which are amortized on a straight-line basis over their expected period of benefit, 25 years, and a noncompete agreement with a stockholder which is being amortized on a straight-line basis over its seven year term. Also included are deferred loan costs associated with various debt issuances which are amortized over the terms of the related debt based on the amount of outstanding debt using the interest method.

(g) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

(h) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i) Fair Value of Financial Instruments

SFAS No. 107, Disclosure about Fair Value of Financial Instruments requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision.

The Company believes that the carrying amounts of its financial instrument current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

(j) Revenue Recognition

Revenues are recognized as tower services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

(k) Stock Option Plan

On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123.

(l) Interest Rate Cap Agreements

The Company was party to a financial instrument to reduce its exposure to fluctuations in interest rates. The purchase price of the interest rate cap agreements was capitalized and included in prepaid expenses in the accompanying consolidated balance sheets and amortized over the life of the agreements using the straight-line method. The interest rate cap agreements expired in December 1997.

(m) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(n) Reclassifications

Certain reclassifications have been made to prior period amounts in order to conform to the current presentation.

(2)RENTAL TOWERS AND RELATED FEE BASED ASSETS

Asset Acquisitions

In December 1995, the Company acquired in a single transaction substantially all of the tower sites and locations of CSX Realty Development Corporation
(CSX) for $9,750,000 which was funded through cash and

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES seller financed debt. In addition during 1995, the Company acquired 81 other tower sites in several unrelated transactions.

In October 1996, the Company acquired in a single transaction substantially all of the tower sites and locations of Prime Communications Sites Holdings LLC and its subsidiary (Prime) for approximately $15.3 million which was funded through borrowings under the Company's credit facility, seller financed debt and the issuance of common stock of the Company to the seller. In addition, during 1996 the Company acquired four other tower sites in two unrelated transactions.

In July 1997, the Company acquired in a single transaction 32 tower sites for approximately $11.8 million which was funded through borrowings under the Company's credit facility. In addition, during 1997 the Company acquired 89 tower sites in several unrelated transactions totaling $25.2 million. The purchase price for all acquisitions has been allocated to the land, towers and related fee based assets and licenses and permits based on their respective estimated fair values.

The following unaudited pro forma information represents the consolidated results of operations of the Company as if the 1997 acquisitions had occurred on January 1, 1996, and the 1996 acquisitions had occurred on January 1, 1995 (in thousands):

                                                       1995     1996     1997
                                                      -------  -------  -------
   Rental revenue.................................... $10,575  $17,290  $21,578
   Operating income.................................. $ 3,737  $ 7,835  $ 9,039
   Net loss.......................................... $(1,442) $(2,002) $  (326)

The pro forma information is not necessarily indicative of operating results that would have occurred if each acquisition had been consummated as of the respective dates, nor is it necessarily indicative of future operating results. The actual results of operations of the acquired assets are included in the Company's consolidated financial statements only from the date of acquisition.

TOWER DISPOSAL

On January 13, 1997, the Company entered into a binding letter agreement with a related shareholder and director to sell 45 communication towers for a purchase price of $700,000. The closing of this transaction occurred during March 1997. At the closing, the Company sold the communication towers to the shareholder in exchange for a $700,000 reduction in payments owed under the subordinated note payable to the shareholder issued in October 1994. See note 6 for further discussion. Due to the agreement, the related assets have been reflected as assets held for resale on the December 31, 1996 balance sheet.

(3)PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following (in thousands):

                                                       DECEMBER
                                                          31,
                                                       ---------  MARCH 31,
                                                       1996 1997    1998
                                                       ---- ---- -----------
                                                                 (UNAUDITED)
Prepaid land leases................................... $619 $637    $727
Other current assets..................................  174   82     257
                                                       ---- ----    ----
                                                       $793 $719    $984
                                                       ==== ====    ====

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

(4)OTHER ASSETS

Other assets consisted of the following (in thousands):

                                                       DECEMBER 31,
                                                       -------------  MARCH 31,
                                                        1996   1997     1998
                                                       ------ ------ -----------
                                                                     (UNAUDITED)
Deferred loan costs, net.............................. $1,009 $  751     $719
Licenses and permits, net.............................  4,428  5,898    6,289
Noncompete costs, net.................................    623    538      502
Other assets..........................................    209    245      275
                                                       ------ ------   ------
                                                       $6,269 $7,432   $7,785
                                                       ====== ======   ======

(5)DEFERRED REVENUES AND OTHER CURRENT LIABILITIES

Deferred revenues and other current liabilities consisted of the following (in thousands):

                                                          DECEMBER
                                                             31,
                                                         -----------  MARCH 31,
                                                         1996  1997     1998
                                                         ---- ------ -----------
                                                                     (UNAUDITED)
Deferred revenues....................................... $201 $1,125   $1,799
Deferred compensation contracts.........................  300    150      150
Accrued expenses and other..............................  477    850    1,328
                                                         ---- ------   ------
                                                         $978 $2,125   $3,277
                                                         ==== ======   ======

(6)LONG-TERM DEBT

On October 11, 1996, the Company entered into a senior credit facility (the Credit Facility) in connection with the acquisition of the communication towers from Prime as discussed in note 2. The Credit Facility was extinguished during 1997 in connection with the Company entering into a new Senior Credit Agreement, discussed in further detail below.

The Credit Facility included a $23 million revolving line of credit, which included a sub-allotment for letters of credit, and a $37 million term loan facility. The Company utilized the proceeds of the term loan to (i) repay $21.6 million of principal and interest to its existing senior lenders, (ii) prepay in full $6.1 million of principal and interest to its senior subordinated lender, and (iii) to fund $8.6 million of the purchase price for the Prime acquisition.

The Credit Facility incurred interest at LIBOR plus 275 basis points for interest periods ranging up to five months; thereafter, the credit facility incurred interest at LIBOR plus an applicable margin, not to exceed 275 basis points, based upon a defined leverage ratio, for interest periods of one, three or six months. The term loan and the revolving Credit Facility required principal amortization with quarterly payments totaling $5.6 million in 1999. The Credit Facility contained restrictions on payment of dividends, and set forth minimum operating cash flows, as defined, to be attained by the Company.

Immediately prior to entering into the Credit Facility in October 1996, the Company owed its senior lenders $21.5 million under a term loan, revolving line of credit and acquisition line of credit facilities which had been amended and extended in December 1995. The outstanding balance of the prior senior agreement bore interest at LIBOR plus 275 basis points. In conjunction with entering into the Credit Facility, the Company expensed $451,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. In conjunction with the amendment of the Company's senior credit agreement in December 1995, the Company expensed $207,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. Such deferred loan and other financing costs written off in 1995 have been reflected as extraordinary losses in the consolidated statements of operations.

                  TELECOM TOWER CORPORATION AND SUBSIDIARIES

On June 30, 1997, the Company entered into a new senior credit agreement (the Credit Agreement). The Credit Agreement includes a $100 million revolving line of credit, which includes a sub-allotment for letters of credit and a $25 million term loan facility. In connection with entering into the Credit Agreement, the Company expensed $619,000, net of taxes, of deferred loan and other financing costs associated with the prior credit facility. These deferred loan and other financing costs written off in 1997 have been reflected as extraordinary loss in the consolidated statements of operations.

SELLER ACQUISITION FINANCING

In connection with the acquisition of the towers and related sites in October 1996 as more fully discussed in note 2 and above, the Company issued an aggregate of $2.5 million of subordinated term notes to certain sellers. Payment terms required (i) a single installment on October 11, 2004 or (ii) immediate payment upon an initial public offering. The subordinated term notes incurred interest at 11% payable quarterly commencing January 1997. During 1997 these notes were fully repaid.

Long-term debt consists of the following (in thousands):

                                               DECEMBER 31,
                                              ----------------     MARCH 31,
                                               1996     1997       1998
                                              -------  -------  -----------
                                                                (UNAUDITED)
Term note payable, due in quarterly payments
 beginning in September 1999, interest at a
 base rate, as defined......................  $   --   $70,800    $86,350
Term note payable, due in quarterly payments
 beginning in January 1999, interest at
 8.38% until May 1997 at which time interest
 is LIBOR plus a maximum of 2.75%. Balance
 repaid during 1997.........................   39,850      --         --
Seller financing, noninterest-bearing
 secured note payable, due in annual
 installments commencing December 20, 1996
 through December 20, 2000..................    6,313    5,313      5,313
Subordinated note payable to shareholder,
 interest payable in quarterly installments
 at 10.5% per annum; payment of principal
 due in annual installments beginning
 November 15, 2001; original principal
 reduced by value of stock warrant (see note
 9). Balance repaid during 1997.............    3,000      --         --
Subordinated notes payable, interest payable
 in quarterly installments at 11.0% per
 annum; single installment due October 2004.
 Balance repaid during 1997.................    2,561      --         --
Noninterest-bearing unsecured note payable,
 maturing in 1999...........................      500      500        500
Note payable, due in quarterly installments
 commencing January 1, 1995 bearing interest
 at 10%. Balance repaid during 1997.........      300      --         --
Other.......................................       43       34         34
Discounts associated with noninterest-
 bearing obligations........................   (1,671)  (1,169)    (1,058)
Discount assigned to stock warrants (see
 note 9)....................................      (50)     --         --
                                              -------  -------    -------
  Total long-term debt......................   50,846   75,478     91,139
Less current portion........................    1,075    1,000      1,000
                                              -------  -------    -------
  Long-term debt excluding current portion..  $49,771  $74,478    $90,139
                                              =======  =======    =======

The Company was party to a financial instrument in order to reduce its exposure to fluctuations in interest rates. The agreement provided for the third parties to make payments to the Company whenever a defined floating interest rate exceeded 10 percent per annum. No such payments were made in 1995 or 1996. Payments on the interest rate cap agreements were based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid as of December 31, 1996. The unamortized portion of the purchase price was approximately $107,000 and $50,000 at December 31, 1995 and 1996, respectively. $5,000,000 under this interest rate cap agreement expired in 1995 and the remaining $9,000,000 agreement expired in December 1997.

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

The aggregate annual maturities of long-term debt (not reduced for discount rates on noninterest-bearing obligations) for each of the five years subsequent to December 31, 1997 are as follows (in thousands):

            YEAR ENDING
            DECEMBER 31,
            ------------
            1998................................. $ 1,000
            1999.................................   2,250
            2000.................................   6,457
            2001.................................   5,000
            2002.................................   8,300
            Thereafter...........................  53,640
                                                  -------
                                                  $76,647
                                                  =======

(7)FEDERAL INCOME TAXES

Income tax expense for the years ended December 31, 1995, 1996, and 1997 consisted of the following (in thousands):

                                                                1995   1996 1997
                                                               ------  ---- ----
   Current.................................................... $  --   $--  $--
   Deferred...................................................   (217)  303  801
                                                               ------  ---- ----
                                                               $(217)  $303 $801
                                                               ======  ==== ====

Income tax expense at December 31, 1995, 1996 and 1997 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before taxes and extraordinary items as follows (in thousands):

                                                               1995   1996 1997
                                                               -----  ---- ----
   Computed "expected" tax expense (benefit).................. $(198) $272 $622
   State taxes................................................    29    28   30
   Adjustment of prior taxes..................................   --    --   112
   Other......................................................   (48)    3   37
                                                               -----  ---- ----
     Total.................................................... $(217) $303 $801
                                                               =====  ==== ====

At December 31, 1997, the Company had net operating loss carryforwards (NOLs) of approximately $14,285,000 for U.S. Federal income tax purposes. The NOLs, if unused, will expire between 2008 and 2012. The portion of the NOLs which existed prior to October 15, 1994 are subject to annual limitations imposed by the Internal Revenue Code under Section 382. The current NOL balance is subject to limitations should a change in ownership occur.

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are as follows (in thousands):

                                                                    1996   1997
                                                                   ------ ------
   Deferred tax assets:
    Net operating loss carryforward..............................  $3,472 $5,357
    Accrued liabilities..........................................      64     92
    Other........................................................      72     67
                                                                   ------ ------
     Net deferred tax assets.....................................   3,608  5,516
                                                                   ------ ------
   Deferred tax liability--rental towers and related fee based assets, principally due to differences in basis for financial
    reporting purposes and tax purposes..........................   9,945 12,283
                                                                   ------ ------
     Net deferred tax liability..................................  $6,337 $6,767
                                                                   ====== ======

There is no valuation allowance at December 31, 1996 and 1997 recorded against the deferred tax assets. It is the opinion of management that the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies will more likely than not result in the realization of the deferred tax assets.

(8)REDEEMABLE PREFERRED STOCK

In December 1995, the Company completed a private placement offering to its existing security holders to sell up to 22,500 newly created shares of Series A Redeemable Preferred Stock, $0.01 par value (Series A Preferred Stock), at $200 per share. Net proceeds to the Company were approximately $4,500,000.

The shares of Series A Preferred Stock were sold together with 10-year warrants to purchase a total of 22,500 shares of common stock at a nominal exercise price. The Company determined the warrants to have an estimated fair value of $500,000 at the offering date which was recorded as additional paid-in capital and a reduction of the outstanding Series A Preferred Stock. As of December 31, 1997, all of these warrants had been exercised.

Each share of Series A Preferred Stock has a liquidation preference of $200 per share. The Company at its option can redeem any or all the outstanding shares of preferred stock for $200 per share. The Company is required to redeem all such shares at a price of $200 per share upon the occurrence of (i) a public offering or (ii) a change of control. The preferred shares have no voting or dividend rights.

(9)STOCKHOLDERS' EQUITY

In conjunction with the acquisition of Bowen-Smith Holdings, Inc., the Company issued warrants to the senior subordinated debt holder for 12,462 shares of common stock with an exercise price of $.01 per share. This warrant was immediately exercisable into common stock of the Company. The Company determined this warrant to have an estimated market value of $600,000 at the acquisition date which was recorded as additional paid-in capital and a reduction of the outstanding principal of the senior subordinated note payable. The Company recorded accretion of the debt discount of $75,000 and $59,000 for the years ended December 31, 1995 and 1996, respectively. As discussed further in note 6, the Company prepaid the senior subordinated debt holder in connection with the October 1996 amendment and extension of the Company's senior credit facility. The remaining unamortized debt discount of $450,000 was included as an extraordinary loss on the consolidated statement of operations for the year ended December 31, 1996. The senior subordinated warrant holder could require the Company to purchase the stock warrants beginning in October 2002. The put amount was defined in the warrant agreement with the senior subordinated lender. At December 31, 1996, the accompanying consolidated financial statements include an accrual for $174,000 related to the put feature of the warrants granted to the senior subordinated lender. These warrants were exercised and the put retired on June 30, 1997.

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

During 1994, a warrant was also issued to a stockholder for 3,115 shares of common stock with a nominal exercise price. Due to certain restrictions as to the exercisability of this warrant, it was determined to have a value of $75,000. This amount is reduced against the principal amount of the subordinated note payable to stockholder. The Company recorded accretion of the debt discount of $12,000 for each of the years ended December 31, 1995 and 1996. This warrant was exercised in 1997 in connection with the retirement of the subordinated note payable to stockholder.

In June 1997, the Company completed a private placement offering of 36,049 shares of common stock with Clear Channel Communications, Inc. whereby the Company raised proceeds of $23 million, net of issuance costs of approximately $2 million.

(10)STOCK OPTION PLAN

In 1995, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 9,231 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and vest and become fully exercisable after a range of 3 to 4 years from the date of grant.

At December 31, 1997, there were 2,731 additional shares available for grant under the Plan. The per share weighted-average value of stock options granted during 1995, 1996, and 1997 was $37, $192, and $233, respectively, on the date of grant, using the Black Scholes model with the following assumptions: risk-free interest rate of 5.71% for the 1995 options, 6.58% for the 1996 options, and 6.50% for the 1997 options, expected life of 8 years, expected volatility of 0%, and an expected dividend yield of 0%.

The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands):

                                                               1995   1996  1997
                                                               -----  ----  ----
   Net income (loss)
   As reported................................................ $(572) $ 47  $377
   Pro forma..................................................  (579) (231)   73

At December 31, 1996, the range of exercise prices and weighted average remaining contractual life of outstanding options was $100-$475, and 3.7 years, respectively. At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $100--$475, and 7 years, respectively. Stock option activity during the periods indicated is as follows:

                                                                WEIGHTED AVERAGE
                                               NUMBER OF SHARES  EXERCISE PRICE
                                               ---------------- ----------------
   Balance at December 31, 1994                        --             $--
    Granted...................................      1,100              100
                                                    -----             ----
   Balance at December 31, 1995...............      1,100              100
    Granted...................................      4,600              475
    Forfeited.................................       (500)             100
                                                    -----             ----
   Balance at December 31, 1996...............      5,200              432
    Granted...................................      1,300              475
    Forfeited.................................         --              --
                                                    -----             ----
   Balance at December 31, 1997...............      6,500             $440
                                                    =====             ====

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

At December 31, 1996 and 1997, the number of options exercisable was 116 and 1,805, respectively, and the weighted-average exercise price of these options was $100 and $392 per share respectively.

(11)RELATED PARTY TRANSACTIONS AND COMMITMENTS

LEASES

In the ordinary course of business the Company leases land and buildings under long-term (ranging from one to ten years) operating leases. Total rent expense relating to land and building leases was approximately $459,000, $665,000, $1,285,000, $307,000 and $457,000 for the years ending December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

Minimum future lease payments for the years ending December 31, are as follows (in thousands):

   1998................................................................ $ 1,517
   1999................................................................   1,363
   2000................................................................   1,223
   2001................................................................   1,271
   2002................................................................     829
   Thereafter..........................................................   4,237
                                                                        -------
     Total minimum lease payments...................................... $10,440
                                                                        =======

RELATED PARTY TRANSACTIONS

The Company has entered into consulting agreements with three shareholders. The total management payments under these agreements was $300,000 for each of the years ended December 31, 1996 and 1997, respectively, and future minimum payments required by these management agreements are $300,000 and $262,500 for the years ended December 31, 1998 and 1999, respectively.

The Company was subject to a management agreement, which was terminated during 1997, with a private investment firm which is a significant shareholder of the Company. The Company paid $127,000 and $342,725 to this investment firm during the years ended December 31, 1996 and 1997, respectively. The Company's president and chairman, as well as another director are the principal executive officers in the private investment firm.

The Company leases land for certain of its tower sites from an entity owned by a shareholder. During the years ended December 31, 1996 and 1997, rental expense relating to these land leases totaled $35,000 and $63,000, respectively. Additionally, prior to 1997, the Company leased its office facility from the same entity. Annual expense for the office facility approximated $48,000 per year. The same shareholder is President of a tower fabrication and construction company. The Company has acquired the majority of its new towers from this entity, and during the years ended December 31, 1996 and 1997, the Company made payments of $1,710,000 and $3,057,000 respectively, to this entity.

                   TELECOM TOWER CORPORATION AND SUBSIDIARIES

(12)SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES

The Company had the following noncash financing and investing activities (in thousands):

                                                              1995  1996  1997
                                                             ------ ----- -----
   Notes payable issued for tower acquisitions.............  $8,164 2,361   --
   Common stock issued for acquisitions....................     --  4,127 1,000
   Reduction of note payable in connection with disposal of
    towers.................................................     --    --    700
   Put accrual written-off.................................     --    --    174
   Notes payable issued for noncompete agreements..........     160   --    --
   Accrued acquisition costs...............................     150   --    --
   Accrued debt refinancing costs..........................     100    --   --

(13)MERGER AGREEMENT

In December 1997, the Company entered into a Merger Agreement with American Tower Systems Corporation (ATS) which, subject to certain conditions, will result in the merger of the Company into ATS. The merger is scheduled to be completed during the first half of 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
OPM-USA-INC.
Sarasota, Florida

We have audited the accompanying balance sheets of OPM-USA-INC. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 2, 1998

                                  OPM-USA-INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                          1997         1996
                                                       -----------  ----------
ASSETS
CURRENT ASSETS:
  Cash................................................ $   790,267  $   28,673
  Accounts receivable.................................     349,628         --
  Prepaid expenses and other current assets...........     268,236      60,830
                                                       -----------  ----------
    Total current assets..............................   1,408,131      89,503
PROPERTY AND EQUIPMENT, Net...........................  15,333,257   2,694,349
OTHER ASSETS..........................................      93,776      91,049
                                                       -----------  ----------
TOTAL................................................. $16,835,164  $2,874,901
                                                       ===========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable.................................... $ 2,104,929  $  708,003
  Accrued compensation................................     177,210         --
  Accrued expenses....................................     189,233       2,384
  Deferred revenue....................................     804,705      18,932
  Current maturities of long-term debt................       1,744       1,587
                                                       -----------  ----------
    Total current liabilities.........................   3,277,821     730,906
                                                       -----------  ----------
LONG-TERM DEBT........................................  16,333,310   1,600,853
                                                       -----------  ----------
COMMITMENTS AND CONTINGENCIES.........................         --          --
                                                       -----------  ----------
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock: $1.00 par value; 100 shares
   authorized; 100 shares issued and outstanding
   (including treasury shares)........................         100         100
  Additional paid-in capital..........................     999,956     999,956
  Accumulated deficit.................................  (2,276,023)   (456,914)
  Treasury stock, at cost, 10 shares at December 31,
   1997...............................................  (1,500,000)        --
                                                       -----------  ----------
    Total stockholders' equity (deficiency)...........  (2,775,967)    543,142
                                                       -----------  ----------
TOTAL................................................. $16,835,164  $2,874,901
                                                       ===========  ==========


                       See notes to financial statements.

                                  OPM-USA-INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                           1997        1996
                                                        -----------  ---------
REVENUES--Tower revenue................................ $   863,258  $  60,402
EXPENSES:
  Operating expenses, excluding depreciation and amor-
   tization............................................   1,145,699    280,868
  Depreciation and amortization........................     428,499     43,230
  General and administrative expenses..................     488,496    138,967
                                                        -----------  ---------
OPERATING LOSS.........................................  (1,199,436)  (402,663)
                                                        -----------  ---------
OTHER INCOME (EXPENSE):
  Interest expense.....................................    (635,956)   (17,625)
  Other income.........................................      16,283      7,621
                                                        -----------  ---------
    Total other expense................................    (619,673)   (10,004)
                                                        -----------  ---------
NET LOSS............................................... $(1,819,109) $(412,667)
                                                        ===========  =========



                       See notes to financial statements.

                                  OPM-USA-INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                ADDITIONAL
                         COMMON  PAID-IN   ACCUMULATED   TREASURY
                         STOCK   CAPITAL     DEFICIT       STOCK        TOTAL
                         ------ ---------- -----------  -----------  -----------
BALANCE, JANUARY 1,
 1996...................  $100   $  3,281  $   (44,247) $       --   $   (40,866)
  Net loss..............   --         --      (412,667)         --      (412,667)
  Contributed capital...   --     996,675          --           --       996,675
                          ----   --------  -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1996...................   100    999,956     (456,914)         --       543,142
  Net loss..............   --         --    (1,819,109)         --    (1,819,109)
  Acquisition of trea-
   sury stock...........   --         --           --    (1,500,000)  (1,500,000)
                          ----   --------  -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1997...................  $100   $999,956  $(2,276,023) $(1,500,000) $(2,775,967)
                          ====   ========  ===========  ===========  ===========



                       See notes to financial statements.

                                  OPM-USA-INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................... $ (1,819,109) $  (412,667)
 Adjustments to reconcile net loss to net cash pro-
  vided by operating activities:
  Depreciation and amortization.....................      428,499       43,230
  Interest expense added to loan principal..........        2,400          900
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets.......     (207,406)     (60,830)
    Accounts receivable.............................     (349,628)         --
    Loan origination costs..........................      (35,000)     (88,167)
    Accounts payable and accrued expenses...........    1,760,985      655,049
    Deferred revenue................................      785,773       18,932
                                                     ------------  -----------
  Net cash provided by operating activities.........      566,514      156,447
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES--
 Purchase of property and equipment.................  (13,034,977)  (2,736,879)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contributions..............................          --       996,675
 Purchase of treasury stock.........................   (1,500,000)         --
 Proceeds from long-term debt.......................   14,731,638    1,602,556
 Repayment of long-term debt........................       (1,581)        (126)
                                                     ------------  -----------
 Net cash provided by financing activities..........   13,230,057    2,599,105
                                                     ------------  -----------
INCREASE IN CASH....................................      761,594       18,673
CASH, BEGINNING OF YEAR.............................       28,673       10,000
                                                     ------------  -----------
CASH, END OF YEAR................................... $    790,267  $    28,673
                                                     ============  ===========


                       See notes to financial statements.

                                  OPM-USA-INC.

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General--OPM-USA-INC. (the "Company") develops and manages telecommunication antenna site facilities in the Southeastern United States.

Sale of Company--In September 1997, the Company's stockholders entered into an agreement to sell their common stock to American Tower Systems, Inc. ("ATSI") for a maximum purchase price of $105,000,000. The purchase price is contingent upon the actual number of towers to be built on sites identified by OPM and the cash flows generated from those towers. Approximately $21,300,000 was paid at closing. The sale closed on January 8, 1998. ATSI also agreed to provide financing on identified sites which are in various stages of receiving site permits to enable an additional 190 towers to be constructed. The aggregate amount of this financing is limited to $37,000,000, of which $5,784,156 was outstanding at December 31, 1997.

Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition. As of December 31, 1997, there are three customers which individually comprise approximately 47%, 17% and 16% of the Company's total revenue.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment--Property and equipment is stated at cost, less accumulated depreciation. Repairs and maintenance are charged to expense in the year incurred. Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the assets. Telecommunication towers and antenna site equipment are depreciated over a period of 15 years, and office furniture, equipment, and automobiles are depreciated over the useful lives of the assets ranging from 5 to 7 years.

Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. The Company capitalizes subcontractor employee labor and overhead costs incurred in connection with the construction of towers. As assets are placed in service, they are transferred to the appropriate property and equipment category and depreciation commences.

Other Assets--Other assets consist principally of deferred financing costs which are being amortized over a three-year period. Accumulated amortization aggregated $35,500 and $3,200 at December 31, 1997 and 1996, respectively.

Long-Lived Assets--The Company records impairment losses on long-lived assets if events and circumstances indicate that the assets might be impaired. Recoverability of long-lived assets is determined by periodically comparing the forecasted, undiscounted net cash flows of the operations to which the assets relate to the carrying amount. Through December 31, 1997, no impairments requiring adjustments have occurred.

Revenue Recognition and Deferred Revenue--Tower revenues are recognized as earned. Deferred revenue is recorded when tower rents are paid in advance of performance.

Income Taxes--The Company is an S corporation for federal and state income tax purposes. The stockholders report any income or loss of the Company directly on their personal tax returns.

                                  OPM-USA-INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

                                                         1997         1996
                                                      -----------  ----------
   Land.............................................. $   575,102  $  110,000
   Telecommunication towers and antenna site equip-
    ment.............................................  11,525,984   1,559,302
   Office furniture, equipment and automobiles.......     326,439     109,893
   Construction in progress..........................   3,342,056     955,243
                                                      -----------  ----------
     Total...........................................  15,769,581   2,734,438
   Less accumulated depreciation.....................    (436,324)    (40,089)
                                                      -----------  ----------
   Property and equipment, net....................... $15,333,257  $2,694,349
                                                      ===========  ==========

3. COMMITMENTS AND CONTINGENCIES

Lease Obligations--The Company leases office and antenna site facilities under various operating lease agreements expiring through the year 2016. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1997, as follows:

   YEARS ENDING DECEMBER 31:
   -------------------------
   1998.......................................................... $   715,623
   1999..........................................................     737,092
   2000..........................................................     759,205
   2001..........................................................     781,981
   2002..........................................................     805,440
   Thereafter....................................................  14,176,317
                                                                  -----------
   Total......................................................... $17,975,658
                                                                  ===========

Rent expense charged to operations for the years ended December 31, 1997 and 1996 amounted to $277,600 and $43,500, respectively.

Contract Obligations--The Company has contract obligations for the erection of tower sites of $4,531,000 at December 31, 1997.

Litigation--The Company periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of adverse outcome, have a material impact on the Company's financial position, the results of operations or liquidity.

4. CUSTOMER LEASES

The Company leases space on its tower properties to customers for set periods of time. Long-term leases typically contain provisions for renewals and specified rent increases over the lease terms. The Company has minimum lease commitments from its customers under these leases at December 31, 1997, as follows:

                                  OPM-USA-INC.

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

   YEARS ENDING DECEMBER 31:
   -------------------------
   1998.......................................................... $ 1,375,980
   1999..........................................................   1,384,847
   2000..........................................................   1,394,065
   2001..........................................................   1,403,636
   2002..........................................................   1,582,977
   Thereafter....................................................  10,171,488
                                                                  -----------
                                                                  $17,312,993
                                                                  ===========

5. RELATED-PARTY TRANSACTIONS

The Corporation has engaged with Atlantic Tower Construction, Inc. ("ATC"), a corporation 100% owned by the Company's existing stockholder, to construct certain telecommunication antenna site facilities. Payments to ATC aggregated $922,700 and $617,000 for the years ended December 31, 1997 and 1996, respectively.

In January 1998, the Company's stockholder paid bonuses aggregating $600,000 to certain employees of the Company in connection with the sale of the Company. Such amounts will be expensed by the Company in 1998.

6. LONG-TERM DEBT

                                                         1997         1996
                                                      -----------  ----------
   Unsecured loan payable to stockholder, Owen P.
    Mills, in the original amount of $937,786, with
    no repayment terms, including interest at the
    rate of 8% per annum............................. $ 1,144,249  $  972,110
   Secured loan payable to Suntrust Bank in the
    original amount of $575,000. Suntrust Bank has
    made available a nonrevolving credit facility in
    an amount not to exceed $10,000,000 for sites and
    fully constructed antenna towers located thereon.
    The loan matures in three years, at which time
    the principal balance and accrued interest are
    payable in full. The rate of interest accrues on
    the outstanding principal balance of the loan
    based on a floating rate equal to 3% above the
    LIBOR rates......................................   9,350,500     575,000
   Secured loan payable to ATSI for financing con-
    struction of antenna towers and sites, including
    interest at a rate of 11.5% per annum............   5,784,156         --
   Unsecured mortgage loan payable to
    Goodwin/Woodhouse in the original amount of
    $25,000; interest payable at the rate of 9.5% per
    annum, due November 30, 2006.....................      23,293      24,874
   Secured loan payable to Huntington Bank in the
    original amount of $30,000, interest accrued at
    the rate of 8% per annum, principal and interest
    due March 31, 2013...............................      32,856      30,456
                                                      -----------  ----------
   Total.............................................  16,335,054   1,602,440
   Less current maturities...........................      (1,744)     (1,587)
                                                      -----------  ----------
   Long-term debt--net............................... $16,333,310  $1,600,853
                                                      ===========  ==========

In connection with the sale of the Company, the loans to the stockholder, Suntrust Bank and ATS were paid in full (see Note 1).

                                  * * * * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wauka Communications, Inc.:

We have audited the accompanying consolidated balance sheet of Wauka Communications, Inc. (a Georgia corporation) and subsidiary as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wauka Communications, Inc. and subsidiary as of December 31, 1997 and the results of their operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
Atlanta, Georgia
November 25, 1998

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                        DECEMBER     SEPTEMBER
                                                           31,          30,
                                                          1997         1998
                                                       -----------  -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash...............................................  $   387,514  $   196,015
  Accounts receivable................................      148,003       94,383
  Due from affiliates (current)......................       23,416            0
  Prepaids and other current assets..................       47,418       21,990
                                                       -----------  -----------
    Total current assets.............................      606,351      312,388
                                                       -----------  -----------
PROPERTY AND EQUIPMENT, net (Note 2).................   10,287,523   16,560,247
INTANGIBLE ASSETS, net of accumulated amortization of
 $196,752 and $284,791 in 1997 and 1998, respectively
 (Note 2)............................................    1,170,395    1,152,356
DUE FROM AFFILIATES..................................      756,735            0
NOTES RECEIVABLE.....................................            0      434,050
OTHER ASSETS.........................................        3,400        4,196
                                                       -----------  -----------
    Total assets.....................................  $12,824,404  $18,463,237
                                                       ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt...............  $    83,964  $    50,398
  Margin loan payable (Note 3).......................    1,279,270            0
  Accounts payable...................................      287,423      215,282
  Accrued expenses...................................      374,204      150,964
  Deferred revenue...................................      178,729      269,748
  Due to affiliates (current)........................            0       54,162
                                                       -----------  -----------
    Total current liabilities........................    2,203,590      740,554
                                                       -----------  -----------
LONG-TERM DEBT, excluding current portion............    7,083,120    9,497,769
DUE TO SHAREHOLDERS..................................    2,593,105    2,460,308
DUE TO AFFILIATES....................................    1,498,928    3,918,918
COMMITMENTS AND CONTINGENCIES (Note 6 and 7)
SHAREHOLDERS' EQUITY (DEFICIT) (Note 5):
  Common stock, $1 par value; 1,000 shares
   authorized, issued, and outstanding in 1997 and
   1998..............................................        1,000        1,000
  Paid-in capital....................................      800,000    3,600,000
  Accumulated deficit................................   (1,355,339)  (1,755,312)
                                                       -----------  -----------
    Total shareholders' equity (deficit).............     (554,339)   1,845,688
                                                       -----------  -----------
    Total liabilities and shareholders' equity
     (deficit).......................................  $12,824,404  $18,463,237
                                                       ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           NINE MONTHS ENDED
                                             YEAR ENDED      SEPTEMBER 30,
                                            DECEMBER 31, ----------------------
                                                1997        1997        1998
                                            ------------ ----------  ----------
                                                              (UNAUDITED)
REVENUES:
  Tower rental.............................  $3,031,832  $1,948,299  $3,971,335
  Construction income......................   2,644,059   2,282,435     204,702
  Land rental income.......................     166,593     122,804     103,049
  Other....................................     370,718     257,720     194,022
                                             ----------  ----------  ----------
    Total revenues.........................   6,213,202   4,611,258   4,473,108
                                             ----------  ----------  ----------
OPERATING EXPENSES:
  Direct...................................   1,695,417   1,153,623   1,870,431
  Construction costs.......................   2,378,151   2,022,009      88,083
  Corporate, general and administrative....   1,208,936     806,763   1,169,724
  Depreciation and amortization............     571,310     363,569     860,486
                                             ----------  ----------  ----------
    Total operating expenses...............   5,853,814   4,345,964   3,988,724
                                             ----------  ----------  ----------
OPERATING INCOME...........................     359,388     265,294     484,384
                                             ----------  ----------  ----------
OTHER (EXPENSE) INCOME:
  Interest expense, net....................    (741,556)   (489,682)   (897,947)
  Other....................................        (131)     (7,443)     13,590
                                             ----------  ----------  ----------
                                              (741,687)    (497,125)   (884,357)
                                             ----------  ----------  ----------
NET LOSS...................................  $ (382,299) $ (231,831) $ (399,973)
                                             ==========  ==========  ==========


 The accompanying notes are an integral part of these consolidated statements.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

              FOR THE PERIOD ENDED SEPTEMBER 30, 1998 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 1997

                                                                     TOTAL
                                         ADDITIONAL              SHAREHOLDERS'
                                  COMMON  PAID-IN   ACCUMULATED     EQUITY
                                  STOCK   CAPITAL     DEFICIT      (DEFICIT)
                                  ------ ---------- -----------  -------------
BALANCE, DECEMBER 31, 1996....... $1,000 $  800,000 $  (973,040)  $ (172,040)
Net loss.........................      0          0    (382,299)    (382,299)
                                  ------ ---------- -----------   ----------
BALANCE, DECEMBER 31, 1997.......  1,000    800,000  (1,355,339)    (554,339)
Conversion of affiliate payables
 to additional paid-in capital
 (unaudited).....................      0  2,800,000           0    2,800,000
Net loss (unaudited).............      0          0    (399,973)    (399,973)
                                  ------ ---------- -----------   ----------
BALANCE, SEPTEMBER 30, 1998
 (unaudited)..................... $1,000 $3,600,000 $(1,755,312)  $1,845,688
                                  ====== ========== ===========   ==========



 The accompanying notes are an integral part of these consolidated statements.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          NINE MONTHS ENDED
                                          YEAR ENDED        SEPTEMBER 30,
                                         DECEMBER 31,  ------------------------
                                             1997         1997         1998
                                         ------------  -----------  -----------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................. $  (382,299)  $  (231,831) $  (399,973)
  Adjustments to reconcile net loss to
   net cash used by operating
   activities:
    Depreciation and amortization
     expense............................     571,310       363,569      860,486
    Gain on disposal of land, property,
     and equipment......................      (7,313)       (7,313)     (16,590)
    Changes in assets and liabilities:
      Accounts receivable and due from
       affiliate........................      13,394      (487,347)      77,036
      Prepaids and other current
       assets...........................     (38,049)      (58,680)      25,428
      Accounts payable and accrued
       expenses.........................     482,797       471,494     (295,381)
      Deferred revenue..................      47,120       (89,056)      91,024
                                         -----------   -----------  -----------
      Total adjustments.................   1,069,259       192,667      742,003
                                         -----------   -----------  -----------
      Net cash provided by (used in)
       operating activities.............     686,960       (39,164)     342,030
                                         -----------   -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment,
   net..................................  (6,853,829)   (5,308,801)  (7,219,581)
  Proceeds from sale of property and
   equipment............................      20,800        20,800      191,000
  Additions to other assets and
   intangibles..........................     (53,872)      (53,872)     (70,796)
  (Increase) decrease in due from
   affiliates...........................    (468,054)      288,681      756,735
  Issuance of notes receivable..........           0             0     (434,050)
                                         -----------   -----------  -----------
      Net cash used in investing
       activities.......................  (7,354,955)   (5,053,192)  (6,776,692)
                                         -----------   -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under margin loan......     192,632       167,492   (1,279,270)
  Net borrowings under line of credit...   6,477,250     5,336,313    2,522,750
  Payments on long-term debt............    (113,155)      (89,625)    (141,668)
  Advances from (repayments to)
   shareholders.........................     223,270       178,748     (132,801)
  Advances from (repayments to)
   affiliates...........................     255,438      (520,646)   5,274,152
                                         -----------   -----------  -----------
      Net cash provided by financing
       activities.......................   7,035,435     5,072,282    6,243,163
                                         -----------   -----------  -----------
NET INCREASE (DECREASE) IN CASH.........     367,440       (20,074)    (191,499)
CASH, beginning of period...............      20,074        20,074      387,514
                                         -----------   -----------  -----------
CASH, end of period..................... $   387,514   $         0  $   196,015
                                         -----------   -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest................ $   394,900   $   296,200  $   621,000
                                         -----------   -----------  -----------
  Noncash transfer of property and
   equipment to affiliates, net......... $   458,796   $   458,796  $         0
                                         -----------   -----------  -----------
  Noncash conversion of due to affiliate
   to additional paid-in capital........ $         0   $         0  $ 2,800,000
                                         ===========   ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND NATURE OF OPERATIONS

On June 17, 1996, the shareholders acquired all the assets of Wauka Communications, Inc. (a Georgia corporation) (the "Company") under the terms of a stock purchase and sale agreement. The Company is headquartered in Roswell, Georgia, and owns real property. The acquired assets consisted primarily of separate tracts of land. The purchase price was approximately $800,000 and was funded by the shareholders based on their ownership percentage. The transaction was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 and accordingly the purchase price has been allocated to the assets based on their estimated fair value as of the acquisition dates. The excess of the cost over the estimated fair value of the net tangible assets acquired has been allocated to goodwill.

On June 30, 1998, shareholders of the Company contributed their 100% ownership interest of Grid Towers LLC ("Grid") to the Company. The transaction has been accounted for in a manner similar to a pooling of interests. Grid owns communications towers throughout Georgia on which customers lease space for radio transmitters and antennas. The Company's primary customers are national and multiregional cellular, personal communication services, specialized mobile radio, and pager companies; local radio stations; two-way radio users; and VHS and UHF television stations. As a result of the contribution of interest, Grid is a wholly owned subsidiary of the Company.

The Company has experienced net losses as a result of management's focus on acquiring property and towers, obtaining new customer license agreements, and generally increasing business. The Company plans to continue these efforts in the coming year. Accordingly, the Company expects that its cost of capital will have a negative impact on short-term results, but expects a profit in the near future. During the year ended December 31, 1997, the Company entered into an agreement for a $9,000,000 line of credit (Note 4) to fund operations and expand operating base. Additionally, during the year ended December 31, 1997, the Company received approximately $215,000 in additional funding from its shareholders (Note 5) and approximately $282,000 in additional funding from affiliates. In addition, the Company's shareholders currently have no plans to discontinue financial support of the Company. Based on the above, management believes sufficient funds will be available to support the Company's operations throughout fiscal year 1998.

Additionally, effective October 26, 1998, the Company sold substantially all of its assets and the business related to these assets to American Tower Corporation (Note 8).

Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The consolidated financial statements reflect the assignment of the member's interest in Grid in a manner similar to a pooling of interest and include the accounts of the company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Usage fees, rental income, and management fees are recognized monthly as earned. Construction income is recognized using the percentage-of-completion method. All construction projects had been completed and the related revenue recognized by December 31, 1997. Deferred revenue represents prepayments of usage fees relating to periods subsequent to December 31, 1997 and September 30, 1998.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed at December 31, 1997 and September 30, 1998 using the straight-line method over the following useful lives:

                                                        DECEMBER     SEPTEMBER
                                              LIVES     31, 1997     30, 1998
                                           ----------- -----------  -----------
                                                                    (UNAUDITED)
   Land...................................             $   579,913  $   172,000
   Buildings and improvements............. 15-30 years   2,324,398    4,016,409
   Towers and equipment...................    10 years   7,323,024   13,233,711
   Machinery and equipment................  3-10 years     127,604      304,131
   Construction in progress...............                 600,818      274,200
                                                       -----------  -----------
                                                        10,955,757   18,000,451
   Accumulated depreciation...............                (668,234)  (1,440,204)
                                                       -----------  -----------
                                                       $10,287,523  $16,560,247
                                                       ===========  ===========

Depreciation expense was $468,219 for the year ended December 31, 1997 and $772,447 for the nine months ended September 30, 1998 (unaudited).

Maintenance and repairs are charged to expense as incurred. Major additions and improvements of existing facilities are capitalized. For retirements or sales of property, the Company removes the original cost and the related accumulated depreciation from the accounts and the resulting gain or loss is reflected in other income.

Fair Value of Financial Instruments

The fair value of financial instruments classified as current assets or liabilities, including cash, accounts receivable, and accounts payable, approximate carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt amounts approximate carrying value and are based on their effective interest rates compared to current market rates.

Income Taxes

The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. The Company does not have any significant temporary differences to create deferred tax assets or liabilities.

The Company recorded no federal or state income tax benefit for the year ended December 31, 1997 and the period ended September 30, 1998 (unaudited).

Through June 1998, Grid, as a limited liability company, was treated as a partnership for income tax purposes. Accordingly, federal income taxes or net earnings of Grid are payable by its members (unaudited).

At December 31, 1997, the Company had no net operating loss carryforwards ("NOLs") due to nearly all of the net loss incurred by Grid and generated NOLs of Wauka being carried back to prior years.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Intangible Assets

Intangible assets at December 31, 1997 and September 30, 1998 consist of the following:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (UNAUDITED)
   Goodwill..........................................  $  990,933   $  990,933
   Customer base.....................................     316,320      386,320
   Organizational costs..............................       7,671        7,671
   Deferred loan costs...............................      52,223       52,223
                                                       ----------   ----------
                                                        1,367,147    1,437,147
   Accumulated amortization..........................    (196,752)    (284,791)
                                                       ----------   ----------
                                                       $1,170,395   $1,152,356
                                                       ==========   ==========

These assets are being amortized on a straight-line basis over the expected periods to be benefited, 15 years for goodwill, 10 years for customer base, and 5 years for organizational costs. Loan costs associated with the establishment of the Company's line of credit are amortized over seven years, the term of agreement. The Company assesses the recoverability of these intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired assets. The amount of impairment, if any, is measured based on projected undiscounted future operating cash flows.

3. MARGIN LOAN PAYABLE

At December 31, 1997, the Company had $1,279,270 outstanding on a margin loan payable to an investment bank. The outstanding balance is secured by 140,000 shares of NexTel Communications, Inc. stock which is owned by a shareholder of the Company. The loan bears interest at the investment bank's margin interest call rate, less .625% (7.125% at December 31, 1997). Interest is payable monthly. Interest expense recognized on this loan was approximately $83,000 for the year ended December 31, 1997.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

4. LONG-TERM DEBT

Long-term debt at December 31, 1997 and September 30, 1998 consists of the following:

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (UNAUDITED)
Term note payable to an individual bearing interest
 at 12%, monthly principal and interest payments of
 $9,828, maturing July 1, 2005, secured by a tower
 located in Macon, Georgia, and all of the related
 customer contracts................................   $  585,393   $  548,167
Mortgage note payable to an individual bearing
 interest at 10.5%, monthly principal and interest
 payments of $1,147, maturing September 1, 2001,
 secured by land purchased.........................       41,737            0
Mortgage note payable to an individual bearing
 interest at 10.5%, monthly principal and interest
 payments of $518, maturing September 1, 2001,
 secured by land purchased.........................       19,211            0
Various mortgage notes payable to individuals,
 including a related party, bearing interest from
 8% to 10.5%, monthly and quarterly principal and
 interest payments totaling $900 and $6,000,
 respectively, maturing June 1, 1998 through August
 1, 2001, secured by land purchased................       43,493            0
Borrowings under line of credit with a bank,
 bearing interest at 9.375%, payable in monthly
 installments commencing July 1, 1999, secured by
 all assets of the Company as well as an assignment
 of license agreements and guarantees of members
 and affiliates of the Company.....................    6,477,250    9,000,000
                                                      ----------   ----------
                                                       7,167,084    9,548,167
Less current maturities............................      (83,964)     (50,398)
                                                      ----------   ----------
                                                      $7,083,120   $9,497,769
                                                      ==========   ==========

Interest expense recognized on long-term debt was approximately $395,000 and the year ended December 31, 1997 and approximately $703,000 for the nine months ended September 30, 1998 (unaudited).

Aggregate maturities of long-term debt during the years subsequent to December 31, 1997 are as follows:

   1998.............................................................. $   83,964
   1999..............................................................     80,620
   2000..............................................................     90,447
   2001..............................................................     92,698
   2002..............................................................     81,253
   Thereafter........................................................  6,738,102
                                                                      ----------
     Total........................................................... $7,167,084
                                                                      ==========

During 1997, the Company entered into a line-of-credit agreement with a bank for capital expenditure purposes. Interest is fixed at a rate of 9.375% until May 31, 1999, at which time the rate becomes variable. Interest is payable monthly. The principal balance will be due in 60 equal monthly installments commencing on July 1, 1999 through June 1, 2004 and is secured by all assets of the Company as well as an assignment of license agreements and guarantees of members and affiliates of the Company. At December 31, 1997, the company had $2,522,750 availability to borrow under the agreement.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

5. RELATED-PARTY TRANSACTIONS

Due to Shareholders

At December 31, 1997, the Company had advances payable to shareholders totaling approximately $2,075,000, which are included in due to shareholders on the accompanying balance sheets. The principal balances accrue interest at 9% and are due on demand. Accrued interest on these advances payable is approximately $518,000 at December 31, 1997 and is also included in due to shareholders on the accompanying balance sheet. Interest expense recognized on these advances was approximately $189,000 for the year ended December 31, 1997. The shareholders have agreed to defer collection on these advances and accrued interest indefinitely until such time that the Company's cash flow enables it to repay the outstanding balances. The advances payable and related accrued interest have been classified as long-term liabilities at December 31, 1997.

Grid-Site Services, Inc.

The members of the Company are shareholders in Grid-Site Services, Inc. ("Grid-Site"), an S corporation. Grid-Site owns several tower sites which the Company manages. Under a management agreement, the Company remits 70% of the revenues earned from those sites to Grid-Site. During the year ended December 31, 1997, the Company remitted approximately $594,000 to Grid-Site. At December 31, 1997, the Company had amounts due from and due to Grid-Site of approximately $22,000. These amounts are included in due from affiliates (current) and accounts payable on the respective accompanying balance sheets.

Grid Properties, LLC

The shareholders of the Company are members in Grid Properties, LLC ("Grid Properties") a limited liability company. Grid Properties owns the land on which a number of the Company's towers are located. The Company leases this land from Grid Properties. During the year ended December 31, 1997, the Company recognized approximately $158,000 in site rental expense related to these leases. At December 31, 1997, future minimum payments under these leases totaled approximately $2,067,000. Management believes that the agreements are at market rates based on similar transactions entered into with third parties.

Due to Affiliates

At December 31, 1997, the Company had advances payable to various related parties totaling $1,354,000, which are included in due to affiliates in the accompanying balance sheets. The principal balances accrue interest at 9% and are due on demand. Accrued interest on these advances payable is $145,000 at December 31, 1997 and is also included in due to affiliates on the accompanying balance sheets. Interest expense recognized on these advances was $103,000 for the year ended December 31, 1997. The related parties have agreed to defer collection on these advances and accrued interest indefinitely until such time that the Company's cash flow enables it to repay the outstanding balances. The advances payable and related accrued interest have been classified as long-term liabilities at December 31, 1997.

Transfers of Property, Equipment, and Intangibles Between Affiliates

During the year ended December 31, 1997, the Company transferred approximately $459,000 worth of land to Grid Properties as partial payment on amounts due to the Company's members. This property was transferred at the Company's recorded value; no gain or loss was recognized on the transfer.

At December 31, 1997, the Company had amounts due from Grid Properties of approximately $757,000 included in due from affiliates on the accompanying balance sheets.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

6. COMMITMENTS AND CONTINGENCIES

The Company leases land for tower sites and corporate office space under various noncancelable operating leases. Lease and rental costs charged to expense during the year ended December 31, 1997 were approximately $527,000.

At December 31, 1997, future minimum payments under operating leases were as follows:

   1998.............................................................. $  825,681
   1999..............................................................    818,701
   2000..............................................................    800,662
   2001..............................................................    744,289
   2002..............................................................    605,357
   Thereafter........................................................  3,729,011
                                                                      ----------
     Total........................................................... $7,523,701
                                                                      ==========

7. LEASES

The Company has operating leases on certain parcels of land. Lease terms range from 1 to 99 years. At December 31, 1997, future minimum revenues under these leases are as follows:

   1998................................................................ $ 64,538
   1999................................................................   64,583
   2000................................................................   61,538
   2001................................................................   57,938
   2002................................................................   28,469
   Thereafter..........................................................   58,050
                                                                        --------
     Total............................................................. $335,116
                                                                        ========

8. SUBSEQUENT EVENTS (UNAUDITED)

Effective October 26, 1998, the Company sold substantially all of its assets and the business related to these assets under the terms of an asset purchase and merger agreement with American Tower Corporation, which included the assets of Grid Site Services, Inc., an affiliated company. The combined consideration was approximately $83.0 million.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
OmniAmerica Holdings Corporation

We have audited the accompanying consolidated balance sheet of OmniAmerica Holdings Corporation (the Company) as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from inception (October 15, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OmniAmerica Holdings Corporation at December 31, 1997, and the consolidated results of their operations and their cash flows for the period from inception (October 15, 1997) through December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP
Dallas, Texas
February 20, 1998

                        OMNIAMERICA HOLDINGS CORPORATION

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

                             ASSETS
Current assets:
Cash............................................................. $     4,442
Accounts receivable, less allowance for doubtful accounts of
 $323............................................................      15,273
Prepaid expenses.................................................      56,411
                                                                  -----------
  Total current assets...........................................      76,126
Property and equipment:
Land.............................................................     234,805
Buildings and improvements.......................................     729,195
Towers...........................................................     517,239
Office and computer equipment....................................      37,855
Vehicles.........................................................      38,707
                                                                  -----------
                                                                    1,577,801
Less allowance for depreciation..................................       2,407
                                                                  -----------
                                                                    1,555,394
Other assets:
Goodwill, net of accumulated amortization of $11,848.............   5,040,640
Investment in Kline Iron & Steel Co., Inc. ......................   7,509,019
Other............................................................     425,314
                                                                  -----------
                                                                   12,974,973
                                                                  -----------
  Total assets................................................... $14,606,493
                                                                  ===========

              LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable................................................. $    11,175
Accounts payable, officers.......................................     568,184
Accrued liabilities..............................................     937,895
Note payable.....................................................   6,325,000
                                                                  -----------
                                                                    7,842,254
Stockholder's equity:
Common stock, $.01 par value:
Authorized shares--30,000,000
Issued and outstanding shares--7,501,000.........................      75,010
Additional paid-in capital.......................................   7,500,990
Retained earnings (deficit)......................................    (811,761)
                                                                  -----------
  Total stockholder's equity.....................................   6,764,239
                                                                  -----------
  Total liabilities and stockholder's equity..................... $14,606,493
                                                                  ===========

                            See accompanying notes.

                        OMNIAMERICA HOLDINGS CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
       PERIOD FROM INCEPTION (OCTOBER 15, 1997) THROUGH DECEMBER 31, 1997

Tower rental revenues............................................... $  15,597
Cost of services....................................................     1,206
Gross margin........................................................    14,391
General and administrative expenses.................................   838,791
Depreciation and amortization.......................................    14,255
                                                                     ---------
                                                                       853,046
                                                                     ---------
Operating loss......................................................  (838,655)
Other income (expense):
Equity in earnings of Kline Iron & Steel Co., Inc. .................    59,279
Interest income.....................................................       360
Interest expense....................................................   (32,745)
                                                                     ---------
                                                                        26,894
                                                                     ---------
Loss before income taxes............................................  (811,761)
Income tax benefit..................................................       --
Net loss............................................................ $(811,761)
                                                                     =========


                            See accompanying notes.

                        OMNIAMERICA HOLDINGS CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
       PERIOD FROM INCEPTION (OCTOBER 15, 1997) THROUGH DECEMBER 31, 1997

                            COMMON STOCK    ADDITIONAL RETAINED       TOTAL
                          -----------------  PAID-IN   EARNINGS   STOCKHOLDER'S
                           SHARES   AMOUNT   CAPITAL   (DEFICIT)     EQUITY
                          --------- ------- ---------- ---------  -------------
Balance at October 15,
 1997 (Inception).......        --  $   --  $      --  $     --    $      --
Common stock issued for
 cash...................  7,501,000  75,010  7,425,990       --     7,501,000
Issuance of stock option
 (Note 9)...............        --      --      75,000       --        75,000
Net loss................        --      --         --   (811,761)    (811,761)
                          --------- ------- ---------- ---------   ----------
Balance at December 31,
 1997...................  7,501,000 $75,010 $7,500,990 $(811,761)  $6,764,239
                          ========= ======= ========== =========   ==========



                            See accompanying notes.

                        OMNIAMERICA HOLDINGS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
       PERIOD FROM INCEPTION (OCTOBER 15, 1997) THROUGH DECEMBER 31, 1997

OPERATING ACTIVITIES
Net loss......................................................... $  (811,761)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
Depreciation and amortization....................................      14,255
Equity in earnings of Kline Iron & Steel Co., Inc. ..............     (59,279)
Provision for losses on accounts receivable......................         323
Change in operating assets and liabilities:
Increase in accounts receivable..................................     (15,596)
Increase in prepaid expenses.....................................     (56,411)
Increase in accounts payable, officers...........................     568,184
Increase in accounts payable.....................................      11,175
Increase in accrued expenses.....................................     937,895
                                                                  -----------
Net cash provided by operating activities........................     588,785
INVESTING ACTIVITIES
Purchase of property and equipment...............................     (76,564)
Acquisitions of tower sites and related property.................    (208,725)
Investment in Kline Iron & Steel Co., Inc. ......................  (7,374,740)
Other............................................................    (425,314)
                                                                  -----------
Net cash used in investing activities............................  (8,085,343)
FINANCING ACTIVITIES
Proceeds from stock issuance.....................................   7,501,000
                                                                  -----------
Net cash provided by financing activities........................   7,501,000
                                                                  -----------
Increase in cash.................................................       4,442
Cash at beginning of period......................................         --
                                                                  -----------
Cash at end of period............................................ $     4,442
                                                                  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during year for:
Interest......................................................... $       --
Income taxes.....................................................         --
Non-cash investing and financing activities:
Issuance of note payable to purchase Radio Seaway Incorporated
 (Note 8)........................................................   6,325,000
Issuance of stock option (Note 9)................................      75,000


                            See accompanying notes.

                        OMNIAMERICA HOLDINGS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

OmniAmerica Holdings Corporation (the Corporation), a Delaware corporation, is headquartered in West Palm Beach, Florida, and was formed by HMTF/Omni Partners, L.P. (the Partnership) as a holding company for its wholly-owned subsidiary, OmniAmerica, Inc. (Omni), on October 15, 1997. The Company owns and manages transmission towers for radio and television broadcasting, paging, cellular, personal communication system (PCS), and other wireless technologies throughout the United States.

On November 14, 1997, the Corporation acquired a one-third interest in Kline Iron & Steel Co., Inc. (Kline), a tower fabrication company, for approximately $7 million which is accounted for using the equity method (see Note 9).

Additionally, the Corporation acquired the following towers, real estate, and property during 1997, each of which was accounted for using the purchase method of accounting:

                                                   PURCHASE
PROPERTY ACQUIRED FROM               LOCATION       PRICE      DATE ACQUIRED
----------------------           ---------------- ---------- -----------------
Dein P. Spriggs and Robert D.
 Abersold (three non-operating         Palm Beach $  175,000 November 24, 1997
 towers)........................ Gardens, Florida
Radio Seaway, Incorporated (one      Warrensville $6,325,000 December 19, 1997
 operating tower)...............    Heights, Ohio

The statement of operations includes revenues and operating costs of the acquired towers from their respective dates of acquisition.

2. ACCOUNTING POLICIES

PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and Omni. All significant intercompany accounts and transactions have been eliminated.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

Buildings.............................................................. 39 years
Towers................................................................. 15 years
Antenna equipment......................................................  5 years
Vehicles...............................................................  5 years
Furniture and fixtures.................................................  7 years
Computer and office equipment..........................................  5 years

                        OMNIAMERICA HOLDINGS CORPORATION

2. ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND OTHER ASSETS

Goodwill of $5,052,488, primarily associated with the Radio Seaway, Incorporated transaction, is being amortized on a straight-line basis over its estimated useful life of fifteen years.

REVENUE RECOGNITION

Revenue is recognized as earned over the respective lease terms.

FEDERAL INCOME TAXES

Income taxes are reported under the liability method. Accordingly, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

INVESTMENT IN KLINE

The difference between the cost of the Corporation's interest in Kline and the amount of underlying equity in net assets at the date of acquisition is approximately $6.2 million, which is being amortized on a straight-line basis over 40 years.

CONCENTRATION OF CREDIT RISK

The Corporation provides services to major communications companies, most of which are in major metropolitan areas. The Corporation may perform periodic credit evaluations of the customers' financial condition and generally does not require collateral. Receivables generally are due within 30 days.

3. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                                                     DECEMBER 31
                                                                        1997
                                                                     -----------
   Accrued professional fees........................................  $555,691
   Accrued payroll and related......................................   332,186
   Accrued franchise taxes..........................................    32,075
   Accrued interest.................................................    16,636
   Other............................................................     1,307
                                                                      --------
                                                                      $937,895
                                                                      ========

4. INCOME TAXES

Deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31
                                                                      1997
                                                                   -----------
   Deferred tax assets:
   Tax benefit of net operating loss carryforward.................  $  64,028
   Start-up costs deferred for tax purposes.......................    271,643
                                                                    ---------
   Total deferred tax assets......................................    335,671
   Less: valuation allowance......................................   (312,789)
                                                                    ---------
                                                                       22,882
   Deferred tax liability:
   Equity in earnings of Kline Iron & Steel Co., Inc. not
    currently taxable.............................................    (22,882)
                                                                    =========
   Net deferred tax assets........................................  $     --
                                                                    =========

                        OMNIAMERICA HOLDINGS CORPORATION

The difference between the effective income tax rate and the statutory tax rate is attributable to the uncertainty of the realization of deferred tax assets.

The Corporation has a net operating loss carryforward of approximately $165,000 for tax purposes to offset future taxable income. The net operating loss carryforward expires in 2012.

5. RELATED PARTY

Carl E. Hirsch and Anthony S. Ocepek, officers of the Corporation, used personal funds to pay expenses relating to the formation of the Corporation, such as office space rent, travel, telephone, payroll, and purchases of property and equipment. These expenses totaled $568,184 and are included in accounts payable, officers.

6. COMMITMENTS

The Company leases office space and certain equipment under operating leases expiring through 2000. Rent expense was $29,719 for the period ended December 31, 1997. Future minimum payments under non-cancelable operating leases for the year ending December 31, are as follows:

       1998............................................................. $42,260
       1999.............................................................   9,000
       2000.............................................................   1,500
                                                                         -------
                                                                         $52,760
                                                                         =======

7. TOWER RENTAL REVENUE

The Corporation receives rental revenue from its tenants for use of its towers. Certain leases with tenants include renewal options and/or escalation clauses. Future minimum tower rental revenues under tower leases in effect at December 31, 1997, are as follows:

       1998.......................................................... $  493,176
       1999..........................................................    457,782
       2000..........................................................    402,039
       2001..........................................................    355,797
       2002..........................................................    259,974
       Thereafter....................................................    766,188
                                                                      ----------
                                                                      $2,734,956
                                                                      ==========

8. NOTES PAYABLE

The acquisition of Radio Seaway, Incorporated was financed by the issuance to its owner of a note payable for $6,325,000, bearing interest at 8% and due on January 7, 1998. The note was paid in full on that date, including $16,636 of accrued interest.

9. INVESTMENT IN KLINE IRON & STEEL CO., INC.

Summarized financial information of Kline is as follows:

                                                    (UNAUDITED)     (UNAUDITED)
                                                 THREE MONTHS ENDED  YEAR ENDED
                                                    DECEMBER 31     SEPTEMBER 30
                                                        1997            1997
                                                 ------------------ ------------
Sales...........................................    $13,311,541     $49,045,582
Gross profit....................................      1,931,713       6,608,425
Net income......................................        480,939       1,009,375

                        OMNIAMERICA HOLDINGS CORPORATION

9. INVESTMENT IN KLINE IRON & STEEL CO., INC.

                                                                    (UNAUDITED)
                                                                    DECEMBER 31
                                                                       1997
                                                                    -----------
Current assets..................................................... $14,327,009
Non-current assets.................................................   3,408,961
Current liabilities................................................  11,494,362
Non-current liabilities............................................   2,267,391
Stockholders' equity...............................................   3,974,217

In connection with the Kline transaction, the Corporation granted Jerome C. Kline, Kline's shareholder, an option to purchase up to 500,000 shares of the Corporation's common stock at an exercise price of $1.00 per share, increasing 8% per year, for a period of five years commencing on November 14, 1997, and ending on November 14, 2002. The value assigned to this option at its date of issue of $75,000 represents additional consideration for the Kline stock purchase. As of December 31, 1997, no options have been exercised.

The Corporation's investment in Kline includes a 1.5% transaction fee of $105,000 paid to Hicks, Muse, Tate & Furst Incorporated, an affiliate of the Partnership.

10. PARTNERSHIP INTERESTS

The agreement under which the Partnership was formed (the Partnership Agreement) provides for conveying to members of management, interests in the partnership, representing rights to partnership distributions to the extent cumulative partnership distributions exceed specified thresholds. The partnership interests that may be allocated to members of management range from zero up to a total of 15% (rights to up to 6.4% have been allocated to members of management through December 31, 1997). The percentage to be conveyed is determined based on performance criteria set forth in the Partnership Agreement. The fair value of partnership interests earned through December 31, 1997, is not material.

11. YEAR 2000 ISSUE (UNAUDITED)

When the Corporation was formed during 1997, it purchased Year 2000-ready computers and related office equipment. Additionally, management has determined that its towers and related equipment are unaffected by the year 2000.

12. SUBSEQUENT EVENTS

On January 6, 1998, the Corporation issued 11,183,724 shares of common stock to the Partnership in exchange for approximately $11.2 million cash. A portion of these funds were used to pay the note payable to Radio Seaway, Incorporated.

On February 4, 1998, the Corporation issued 55,414,574 shares of common stock to the Partnership in exchange for approximately $55.4 million cash.

Through February 20, 1998, the Corporation has acquired the following towers, real estate, and property:

ACQUISITION                          LOCATION    PURCHASE PRICE  DATE ACQUIRED
-----------                       -------------- -------------- ----------------
Ardman Broadcasting (2 operating
 towers)........................  Ft. Pierce, FL  $ 1,350,000   January 15, 1998
TowerCom, Limited (2 operating
 towers and
 2 towers under construction)...       Miami, FL  $27,500,000   February 5, 1998
Miller Transmission Tower
 Company Ltd. (2 operating
 towers and 1 tower under
 construction)..................      Dallas, TX  $24,100,000   February 6, 1998

                        OMNIAMERICA HOLDINGS CORPORATION

12. SUBSEQUENT EVENTS (CONTINUED)

On February 17, 1998, the Partnership signed a definitive agreement under which the Corporation and Specialty Teleconstructors, Inc. (Specialty), a publicly traded Nasdaq-listed company, will merge in a stock-for-stock transaction valued at approximately $500 million. The Corporation and Specialty will combine in a tax-free exchange of stock in which the Partnership will receive approximately 6.75 million newly-issued shares of Specialty in exchange for 100% of the Corporation's common stock.

Immediately prior to the closing of the Corporation's merger with Specialty, the Corporation expects to merge with Omni/HSW Acquisition, Inc. (Omni/HSW), a corporation formed by the Partnership in 1998 which, in January 1998, purchased and currently manages 22 operating towers and has two towers under construction. These transactions are expected to be completed by the end of April 1998.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholder
HSW Associates, Inc.

We have audited the accompanying statement of assets sold by HSW Associates, Inc. (HSW) as of December 31, 1997, and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. for each of the two years in the period then ended. These statements are the responsibility of HSW's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets sold by HSW Associates, Inc. and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets sold by HSW Associates, Inc. and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of assets sold by HSW Associates, Inc. and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the assets sold by HSW Associates, Inc. as of December 31, 1997, and the related revenues and direct operating expenses of assets sold by HSW Associates, Inc. for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP
March 31, 1998

                              HSW ASSOCIATES, INC.

                STATEMENT OF ASSETS SOLD BY HSW ASSOCIATES, INC.
                               DECEMBER 31, 1997

Fixed assets, at cost:
Buildings........................................................... $  152,201
Towers..............................................................  1,669,608
                                                                     ----------
                                                                      1,821,809
Less: accumulated depreciation......................................    431,812
                                                                     ----------
Fixed assets, net................................................... $1,389,997
                                                                     ==========



                            See accompanying notes.

                              HSW ASSOCIATES, INC.

   STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSESOF ASSETS SOLD BY HSW
                                ASSOCIATES, INC.
                              YEAR END DECEMBER 31

                                                               1997     1996
                                                             -------- --------
Lease revenue of assets sold................................ $962,664 $638,887
Direct operating expenses of assets sold:
Depreciation................................................   99,518   60,609
Utilities...................................................  118,596   98,968
Maintenance.................................................   48,846   29,780
Insurance...................................................    1,195    1,552
Property Taxes..............................................   33,322   20,115
Other.......................................................   22,563   13,429
                                                             -------- --------
Total direct operating expenses of assets sold..............  324,040  224,453
                                                             -------- --------
Excess of revenues over direct operating expenses of assets
 sold....................................................... $638,624 $414,434
                                                             ======== ========



                            See accompanying notes.

                              HSW ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1. BASIS OF PRESENTATION

HSW Associates, Inc. (HSW) and OmniAmerica, Inc. (the Buyer) entered into an Agreement for the acquisition of certain towers of HSW (the Agreement) dated January 15, 1998, under which the Buyer acquired certain assets and assumed certain obligations of HSW. The assets acquired consist primarily of twenty-four telecommunication towers (the Towers) owned by HSW. Of these twenty-four towers, twenty-one are currently operational. The remaining three towers are valued at $54,252 at December 31, 1997, and are included in the Statement of Assets Sold by HSW Associates, Inc. Under the terms of the Agreement, the Buyer assumed all obligations of HSW as landlord, licensor or tenant relating to the tower space leases with respect to the period after the closing date. The Buyer also assumed all obligations of HSW subsequent to the closing date relating to the operation of the Towers and any contracts entered into by HSW during the ordinary course of business of HSW relating to the Towers but only to the extent that such contracts were chosen to be included in the obligations assumed by the Buyer. The Buyer did not assume any of the following operating liabilities incurred prior to the acquisition of the Towers: liabilities relating to litigation or claims, tax liabilities, liabilities of HSW as employer, operating liabilities incurred prior to the acquisition of the Towers, liabilities relating to indebtedness of HSW, environmental liabilities and liabilities associated with transaction costs incurred by HSW relating to the Agreement.

The accompanying statement of assets sold by HSW Associates, Inc. and the related statements of revenues and direct operating expenses of assets sold by HSW Associates, Inc. were prepared for the purpose of complying with the requirements of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of Specialty Teleconstructors, Inc. and are not intended to be a complete presentation of HSW's assets and liabilities or revenues and expenses.

Property taxes are allocated for the assets sold by HSW based on the respective asset's net book value.

Lease revenues represent charges for tower usage billed to third-party customers under lease arrangements.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue is recognized ratably over the lease term, reduced by any amounts not considered collectible.

DEPRECIATION

Tower and buildings are depreciated using a straight-line method over 15 years.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FUTURE MINIMUM RENTALS

Future minimum rentals receivable under noncancelable operating leases as of December 31, 1997, are approximately:

       1998.......................................................... $1,114,145
       1999..........................................................    988,707
       2000..........................................................    883,959
       2001..........................................................    674,941
       2002 and thereafter...........................................    370,121
                                                                      ----------
       Total......................................................... $4,031,873
                                                                      ==========

                          INDEPENDENT AUDITORS' REPORT

The Partners of
TowerCom, Limited:

We have audited the accompanying balance sheets of TowerCom, Limited (the Partnership) as of December 31, 1997 and 1996 and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

March 19, 1998
Jacksonville, Florida

                               TOWERCOM, LIMITED

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                      -----------  ----------
                       ASSETS
Cash and cash equivalents............................ $   149,148     495,617
Accounts receivable--trade (note 3)..................     200,134     179,699
Accounts receivable--related party (note 5)..........     100,237      23,609
Prepaid expenses.....................................      57,825      58,868
                                                      -----------  ----------
  Total current assets...............................     507,344     757,793
Property, plant and equipment (notes 2, 3 and 4):      11,209,671  10,643,177
Less accumulated depreciation........................  (1,311,641)   (951,387)
                                                      -----------  ----------
                                                        9,989,030   9,691,790
Accounts receivable, net of current portion..........     506,216     387,370
Goodwill, net of accumulated amortization of $68,117
 in 1997 and $46,316 in 1996.........................     258,740     280,541
Deferred debt issue costs, net of accumulated
 amortization of $49,016 in 1997 and $33,331 in
 1996................................................     107,835     123,520
Other................................................      12,454      24,820
                                                      -----------  ----------
  Total assets....................................... $11,290,619  11,265,834
                                                      ===========  ==========
          LIABILITIES AND PARTNERS' CAPITAL
Current installments of long-term debt (note 3)......     762,194     703,935
Accounts payable.....................................      10,502      11,796
Accrued liabilities..................................      48,350      39,878
                                                      -----------  ----------
  Total current liabilities..........................     821,046     755,609
Long-term debt, excluding current installments (note
 3)..................................................   5,824,760   6,552,848
                                                      -----------  ----------
  Total liabilities..................................   6,645,806   7,308,457
                                                      -----------  ----------
Partners' capital....................................   4,644,813   3,957,377
                                                      -----------  ----------
Commitments (note 6)
  Total liabilities and partners' capital............ $11,290,619  11,265,834
                                                      ===========  ==========

                See accompanying notes to financial statements.

                               TOWERCOM, LIMITED

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                             1997       1996
                                                          ----------  ---------
Rental income (notes 3 and 4)............................ $2,720,657  2,721,020
Operating expenses (note 5):
Salaries and benefits....................................    244,247    181,384
Depreciation and amortization............................    400,207    437,252
Real estate and other taxes..............................     62,562     61,303
Insurance................................................     53,119     45,186
Rent.....................................................     22,194     17,736
Utilities................................................     69,445     69,961
Repairs and maintenance..................................     81,698    101,561
Professional fees........................................     45,614     67,523
Security.................................................     80,696     78,042
Travel and entertainment.................................     12,200     16,637
Promotion................................................     12,116      4,226
Other....................................................     37,443     31,248
                                                          ----------  ---------
Total operating expenses.................................  1,121,541  1,112,059
                                                          ----------  ---------
Net operating income.....................................  1,599,116  1,608,961
Other, net:
Interest income..........................................     43,226     16,668
Interest expense.........................................   (577,590)  (663,595)
Development expense......................................    (46,909)   (34,637)
                                                          ----------  ---------
Total other..............................................   (581,273)  (681,564)
                                                          ----------  ---------
Net income............................................... $1,017,843    927,397
                                                          ==========  =========



                See accompanying notes to financial statements.

                               TOWERCOM, LIMITED

                        STATEMENTS OF PARTNERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                     SOUTH-      SOUTH
                                      COAST    ATLANTIC
                         TOWERCOM,   CAPITAL     TOWER    JOHN H.  ANTHONY S.
                           INC.       CORP.      CORP.    WILSON     OCEPEK     TOTAL
                         ---------  ---------  ---------  -------  ---------- ----------
Balance, December 31,
 1995................... $ 32,358   1,461,885  1,461,885  279,652       --     3,235,780
Net income..............    9,274     418,998    418,998   80,127       --       927,397
Distribution to
 Partners'..............   (2,000)    (93,000)   (93,000) (17,800)      --      (205,800)
                         --------   ---------  ---------  -------   -------   ----------
Balance, December 31,
 1996...................   39,632   1,787,883  1,787,883  341,979       --     3,957,377
Paid in Capital.........      --          --         --       --    675,000      675,000
Net income..............   10,178     436,634    436,634   83,505    50,892    1,017,843
Distributions to
 Partners'..............  (10,056)   (454,234)  (454,234) (86,883)      --    (1,005,407)
                         --------   ---------  ---------  -------   -------   ----------
Balance, December 31,
 1997................... $ 39,754   1,770,283  1,770,283  338,601   725,892    4,644,813
                         ========   =========  =========  =======   =======   ==========



                See accompanying notes to financial statements.

                               TOWERCOM, LIMITED

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          1997        1996
                                                       -----------  ---------
Cash flows from operating activities:
Net income............................................ $ 1,017,843    927,397
Adjustments to reconcile net income to net cash
 provided by operating activities:
Depreciation and amortization.........................     400,207    437,252
Changes in assets and liabilities:
    Accounts receivable...............................    (215,909)  (121,555)
    Prepaid expenses and other........................      10,942    (10,965)
    Accounts payable..................................      (1,294)   (16,262)
    Accrued liabilities...............................       8,472    (19,851)
                                                       -----------  ---------
      Net cash provided by operating activities.......   1,220,261  1,196,016
                                                       -----------  ---------
Cash flows from investing activities:
Capital expenditures..................................    (566,494)   (13,759)
                                                       -----------  ---------
      Net cash used in investing activities...........    (566,494)   (13,759)
                                                       -----------  ---------
Cash flows from financing activities:
Paid in Capital.......................................     675,000        --
Distributions to Partners.............................  (1,005,407)  (205,800)
Repayment of long-term debt...........................    (669,829)  (614,543)
                                                       -----------  ---------
      Net cash used in financing activities...........  (1,000,236)  (820,343)
                                                       -----------  ---------
      Net increase (decrease) in cash and cash
       equivalents....................................    (346,469)   361,914
Cash and cash equivalents at beginning of period......     495,617    133,703
                                                       -----------  ---------
Cash and cash equivalents at end of period............ $   149,148    495,617
                                                       ===========  =========
Supplemental disclosure of cash flow information:
Cash paid during the period for interest.............. $   580,143    635,429
                                                       ===========  =========


                See accompanying notes to financial statements.

                               TOWERCOM, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Nature of Operations

TowerCom, Limited, a Florida Limited Partnership (the Partnership), was formed on November 17, 1994 to engage in the business of owning, developing, constructing, leasing, operating, and selling broadcast towers and related equipment. The Partnership currently owns and leases two broadcast towers located in Dade County and Orange County, Florida.

The Partnership is owned 1% by TowerCom, Inc., a Florida corporation, 42.898% (45.18% in 1996) by Southcoast Capital Corporation, a Florida corporation (Southcoast), 42.898% (45.18% in 1996) by South Atlantic Tower Corporation, a Delaware corporation, 5% (0% in 1996) by TowerCom's President, and 8.204% (8.64% in 1996) by an individual.

(b) Cash Equivalents

Cash and cash equivalents includes all short-term investments with original maturity dates of three months or less.

(c) Property Plant and Equipment

Property, plant and equipment, excluding the towers and buildings, are recorded at cost and depreciated over their estimated useful lives by a method that approximates the double declining balance method.

The towers and buildings are recorded at cost and depreciated over their estimated useful lives by the straight-line method.

(d) Goodwill

Goodwill represents the excess of the purchase price over the fair value of property, plant and equipment and is amortized over 15 years by the straight-line method.

(e) Deferred Debt Issue Costs

Debt origination costs are deferred and amortized over the term of the loan using the straight-line method which approximates the effective interest method.

(f) Revenue Recognition

Rent income is recognized as revenue over the life of the lease by the straight-line method.

(g) Income Taxes

No provision for Federal or state income taxes has been made since income taxes of the Partnership are the responsibility of the Partners.

(h) Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               TOWERCOM, LIMITED

(i) Allocation of Profits and Losses and Cash Distributions

As defined in the Limited Partnership agreement, the following summarizes the allocation of net income and losses and cash distributions:

  . The net income and losses of the Partnership shall be allocated to the Partners in proportion to their Percentage Interests, as defined.

  . Annual cash distributions shall be made in amounts at least equal to the Federal Income Tax liability of the Partners attributable to the net income allocated to the Partners for the year calculated at an assumed marginal income tax rate of thirty one percent (31%).

  . Cash distributions for any other purpose are at the sole discretion of the General Partner and shall be distributed to the Partners in proportion to their Percentage Interests, as defined.

(j) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

Long-lived assets and certain identifiable intangibles, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amounts by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(k) Reclassifications

Certain 1996 financial statement amounts have been reclassified to conform to the 1997 presentation.

(2) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at December 31, 1997 and 1996:

                                                                   ESTIMATED
                                                                  DEPRECIABLE
                                          1997         1996      LIVES (YEARS)
                                       -----------  -----------  -------------
Land.................................. $ 2,558,334  $ 2,174,148       --
Land Improvements.....................     469,802      469,802        15
Towers................................   5,680,925    5,680,925        30
Buildings.............................   1,690,996    1,686,643        39
Electrical, mechanical and technical
 equipment............................     554,559      542,042         7
Office equipment......................      43,297       39,278         5
Furniture and fixtures................      22,484       22,299         7
Other.................................      28,040       28,040         7
Construction in progress..............     161,234          --
                                       -----------  -----------
Property, plant and equipment.........  11,209,671   10,643,177
Less accumulated depreciation.........  (1,311,641)    (951,387)
                                       -----------  -----------
Net property, plant and equipment..... $ 9,898,030  $ 9,691,790
                                       ===========  ===========

                               TOWERCOM, LIMITED

(3) LONG-TERM DEBT

Long-term debt represents a promissory note payable to a bank, secured by all property, plant, and equipment, rents and leases. Monthly installments of $104,164, including interest at 8.23%, are payable through November 2004.

Principal payment requirements for the next five years and thereafter are as follows:

       1998.......................................................... $  762,194
       1999..........................................................    825,275
       2000..........................................................    892,423
       2001..........................................................    967,436
       2002..........................................................  1,047,503
       Thereafter....................................................  2,092,123
                                                                      ----------
                                                                      $6,586,954
                                                                      ==========

The fair value of long-term debt, as determined using current rates, approximates carrying value. The long-term debt was paid in full on February 6, 1998 (note 7).

(4) RENTALS UNDER OPERATING LEASES

The two broadcast towers and adjacent buildings are leased under various operating leases with expiration dates extending to the year 2010. The cost and accumulated depreciation of these assets were $7,371,920 and $768,765 at December 31, 1997, and $7,367,568 and $537,924 at December 31, 1996,
respectively.

The following is a schedule by years of the minimum future rentals on non cancelable operating leases as of December 31, 1997:

       1998........................................................ $ 2,264,917
       1999........................................................   2,113,982
       2000........................................................   1,328,255
       2001........................................................   1,153,471
       2002........................................................     820,758
       Later years.................................................   2,834,657
                                                                    -----------
       Total minimum future rentals................................ $10,516,040
                                                                    ===========

(5) TRANSACTIONS WITH RELATED PARTIES

Accounts receivable represent non-interest bearing advances due from two related parties.

The Partnership had a management agreement with Southcoast. Management fees of $30,000 a year were recorded for the years ended December 31, 1997 and 1996, respectively.

The Partnership paid $7,000 and $6,000 to a related party for reimbursement of attorney costs associated with ongoing lease review and new projects for the years ended December 31, 1997 and 1996, respectively.

(6) COMMITMENTS

On August 27, 1997, the Partnership entered a capital lease with the Milwaukee Area Technical College (MATC) for excess tower capacity on a transmission tower yet to be constructed, on land owned by MATC. The initial lease term is for 25 years with renewal options extending the term for up to 80 years.

                               TOWERCOM, LIMITED

The Partnership has agreed to finance and construct the tower. The debt service cost is to be recovered from gross revenues received from tenants on the tower which the Partnership must secure. The Partnership will then share 30-35% of the remaining net cash flow after debt service cost with MATC, as defined in the lease agreement.

To date, no contracts have been entered for the engineering, construction or financing of the tower.

(7) SUBSEQUENT EVENT

On February 6, 1998, the Partnership was sold to OmniAmerica, Inc. for $28,000,000. The senior vice president and chief operating officer of OmniAmerica, Inc. also served as president of the Partnership from May 21, 1997 to the date of sale. The note payable to the bank was paid in full in conjunction with the closing of this sale.

                          INDEPENDENT AUDITOR'S REPORT

MILLER TRANSMISSION TOWER COMPANY, LTD. (A TEXAS LIMITED PARTNERSHIP) New York, New York

We have audited the accompanying balance sheets of MILLER TRANSMISSION TOWER COMPANY, LTD. (A TEXAS LIMITED PARTNERSHIP) as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MILLER TRANSMISSION TOWER COMPANY, LTD. (A TEXAS LIMITED PARTNERSHIP) as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

MENDLOWITZ WEITSEN, LLP

East Brunswick, New Jersey
March 3, 1998

                    MILLER TRANSMISSION TOWER COMPANY, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                            1997        1996
                                                         ----------  ----------
                         ASSETS
Cash.................................................... $  132,936  $  306,110
Accounts receivable.....................................     19,371      20,375
Prepaid insurance.......................................     12,967      12,557
Land....................................................  1,207,260   1,207,260
Towers, net of accumulated depreciation.................  2,079,195   2,376,219
Investment in partnership...............................      5,274         --
Deferred loan costs, net................................     42,662      53,545
                                                         ----------  ----------
                                                         $3,499,665  $3,976,066
                                                         ==========  ==========
          LIABILITIES AND PARTNERS' DEFICIENCY
LIABILITIES
Note payable............................................ $3,989,443  $4,300,000
Accrued expenses........................................     47,150      43,888
Security deposits.......................................    116,360      89,280
Prepaid rental income...................................     19,746       1,000
                                                         ----------  ----------
                                                          4,172,699   4,434,168
PARTNERS' DEFICIENCY....................................   (673,034)   (458,102)
                                                         ----------  ----------
                                                         $3,499,665  $3,976,066
                                                         ==========  ==========


                       See notes to financial statements.

                    MILLER TRANSMISSION TOWER COMPANY, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                            1997        1996
                                                         ----------  ----------
SALES................................................... $1,575,110  $1,512,843
OPERATING EXPENSES......................................    873,075     729,989
                                                         ----------  ----------
INCOME FROM OPERATIONS..................................    702,035     782,854
                                                         ----------  ----------
OTHER (INCOME) EXPENSES
Interest income.........................................    (11,739)     (1,553)
Income from partnership.................................     (4,474)        --
Amortization of other assets............................     10,883         908
Interest expense........................................    352,297     427,081
                                                         ----------  ----------
                                                            346,967     426,436
                                                         ----------  ----------
NET INCOME.............................................. $  355,068  $  356,418
                                                         ==========  ==========


                       See notes to financial statements.

                    MILLER TRANSMISSION TOWER COMPANY, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                 STATEMENTS OF CHANGES IN PARTNERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                       TOTAL
                                                 GENERAL   LIMITED   PARTNERS'
                                                 PARTNER   PARTNER   DEFICIENCY
                                                 -------  ---------  ----------
PARTNERS' DEFICIENCY, DECEMBER 31, 1995......... $(5,144) $(509,376) $(514,520)
CAPITAL DISTRIBUTIONS--1996.....................  (3,000)  (297,000)  (300,000)
NET INCOME--1996................................   3,564    352,854    356,418
                                                 -------  ---------  ---------
PARTNERS' DEFICIENCY, DECEMBER 31, 1996......... $(4,580) $(453,522) $(458,102)
CAPITAL DISTRIBUTIONS--1997.....................  (5,700)  (564,300)  (570,000)
NET INCOME--1997................................   3,551    351,517    355,068
                                                 -------  ---------  ---------
PARTNERS' DEFICIENCY, DECEMBER 31, 1997......... $(6,729) $(666,305) $(673,034)
                                                 =======  =========  =========



                       See notes to financial statements.

                    MILLER TRANSMISSION TOWER COMPANY, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997        1996
                                                       ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................ $ 355,068  $   356,418
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation........................................   297,024      281,392
  Amortization of other assets........................    10,883          908
  (Increase) decrease in:
    Accounts receivable...............................     1,004       29,165
    Prepaid insurance.................................      (410)         645
  Increase (decrease) in:
    Accrued expenses..................................     3,262       43,888
    Security deposits.................................    27,080          200
    Prepaid rental income.............................    18,746          618
                                                       ---------  -----------
  Net cash from operating activities..................   712,657      713,234
                                                       ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in partnership.............................    (5,274)         --
                                                       ---------  -----------
Net cash (used for) investing activities..............    (5,274)         --
                                                       ---------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable...........................       --     4,300,000
Deferred loan cost....................................       --       (54,454)
Payment of notes payable..............................  (310,557)  (4,401,424)
Capital distributions paid............................  (570,000)    (300,000)
                                                       ---------  -----------
Net cash (used for) financing activities..............  (880,557)    (455,878)
                                                       ---------  -----------
NET INCREASE (DECREASE) IN CASH.......................  (173,174)     257,356
CASH, BEGINNING.......................................   306,110       48,753
                                                       ---------  -----------
CASH, END............................................. $ 132,936  $   306,110
                                                       =========  ===========
SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
CASH PAID FOR:
INTEREST.............................................. $ 352,297  $   310,910
                                                       =========  ===========


                       See notes to financial statements.

                    MILLER TRANSMISSION TOWER COMPANY, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Miller Transmission Tower Company, Ltd. is a Texas Limited Partnership whose primary purpose is to lease tower space on two transmission towers. The towers are located in the State of Texas.

Method of Accounting

The Partnership prepares its financial statements on the accrual method of accounting, recognizing income when earned and expenses when incurred.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Partnership considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Management believes that all accounts receivable as of December 31, 1997 and 1996 were fully collectible. Therefore, no allowance for doubtful accounts was recorded.

Property and Equipment

Property and equipment is stated at cost. The cost of equipment is depreciated over the estimated useful lives of 15 years utilizing the 150% declining balance method. A change to the straight-line depreciation method was made in the year in which the straight-line method yields a higher expense than the 150% declining balance method. Depreciation expense for December 31, 1997 and 1996 was $297,024 and $281,392, respectively.

Deferred Loan Cost

The deferred loan cost is the unamortized balance of bank fees and professional fees that were incurred to obtain long-term financing from Compass Bank. These costs are amortized on a straight-line basis over 60 months. Amortization expense for the years ended December 31, 1997 and 1996 was $10,883 and $908, respectively.

Income Tax

The Partnership is not a taxpaying entity for Federal and State income tax purposes and therefore no provision for Federal income taxes has been recorded in the financial statements. Income from the partnership is taxed to the partners on their respective income tax returns.

Partnership Allocation

The General and Limited Partner have an agreement as to the allocation of net earnings and distributions.

Concentration of Credit Risk

Financial instruments that potentially subject the Partnership to credit risk include cash deposits in excess of federally insured limits.

                    MILLER TRANSMISSION TOWER COMPANY, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997


Credit risks to the Partnership relate to the broadcasting industry which serve as its customer base.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--TOWERS

The towers are summarized as follows:

                                                             1997       1996
                                                          ---------- ----------
Tower--Milton............................................ $4,889,029 $4,889,029
Tower--Evelyn............................................    200,000    200,000
                                                          ---------- ----------
                                                           5,089,029  5,089,029
Less accumulated depreciation............................  3,009,834  2,712,810
                                                          ---------- ----------
                                                          $2,079,195 $2,376,219
                                                          ========== ==========

NOTE 3--NOTES PAYABLE

On November 21, 1996, the Partnership borrowed from Compass Bank, a Texas state chartered association, in the form of a promissory note, $4,300,000. The proceeds of the loan were used to refinance the existing long-term debt and for the repairs and maintenance of the towers. This note was subsequently paid off on February 2, 1998 (see Subsequent Events).

The interest rate on the outstanding principal amount of the loan was based on the prime rate as published in The Wall Street Journal's "Money Rates" table. The rates at December 31, 1997 and 1996 were 8.50% and 8.25%, respectively. The outstanding principal amount was to be paid in sixty monthly installments which began January 3, 1997. Accrued but unpaid interest on the loan shall be payable on the same dates as, but in addition to, the principal payments. Any additional prepayments of principal will be applied first toward accrued but unpaid interest and then to principal in the inverse order of maturity.

The loan was collateralized by a first priority deed of trust lien on the two towers and guaranteed, jointly and severally, by each partner.

Interest expense incurred on the above note was $352,297 and $41,388 as of December 31, 1997 and 1996, respectively.

NOTE 4--RELATED PARTY TRANSACTIONS

The Partnership is managed by the general partner, Cadogan, Inc. The Partnership paid the general partner $231,000 and $225,080 during the years ended December 31, 1997 and 1996, respectively, for management services.

                    MILLER TRANSMISSION TOWER COMPANY, LTD.
                         (A TEXAS LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1997


On May 6, 1997 Miller Transmission Tower Company, Ltd. paid $800 for an eighty percent interest in Cowboy Tower Company, LLC, a newly formed Limited Liability Company. Its share of income from Cowboy Tower Company, LLC was $4,474.

NOTE 5--SUBSEQUENT EVENTS

The Partnership sold its land, building, and towers on February 6, 1998 and has effectively ceased active operations.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Kline Iron & Steel Co., Inc.
Columbia, South Carolina

We have audited the accompanying balance sheets of Kline Iron & Steel Co., Inc. as of September 30, 1997 and 1996, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kline Iron & Steel Co., Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

                                          DERRICK, STUBBS & STITH, L.L.P.

December 9, 1997

                          KLINE IRON & STEEL CO., INC.

                                 BALANCE SHEET
                          SEPTEMBER 30, 1997 AND 1996

                                                              1997        1996
                                                           ----------- -----------
                          ASSETS
Current Assets:
Cash and Cash Equivalents................................. $ 3,901,167 $
Accounts Receivable--Customers, Less, Allowance for
 Doubtful Accounts (1997--$9,989; 1996--$9,989)...........   7,953,448   7,158,078
Accounts Receivable--Other................................      81,865      47,035
Inventories...............................................   2,421,259   2,643,472
Prepaid Expenses..........................................     205,953     139,457
Income Tax Refunds Due....................................                  47,785
Investments...............................................      30,000      30,000
                                                           ----------- -----------
Total Current Assets...................................... $14,593,692 $10,065,827
                                                           =========== ===========
Long-Term Receivables:
Notes Receivable--Related Parties......................... $   121,296 $   135,699
Cash Surrender Value of Life Insurance....................     215,627     195,259
                                                           ----------- -----------
Total Long-Term Receivables............................... $   336,923     330,958
                                                           ----------- -----------
Property and Equipment:
Machinery and Equipment................................... $ 6,511,786 $ 6,346,461
Vehicles..................................................     449,598     364,843
Office Equipment and Furniture............................   1,192,001   1,102,521
Buildings and Improvements--West..........................   2,714,334   2,699,775
Columbia
Leasehold Improvements--Columbia..........................     340,485     329,763
Other Property............................................      19,688      49,797
Land--West Columbia.......................................     274,690     274,690
Construction in Progress..................................       1,972
Total Cost................................................ $11,504,554 $11,167,850
Less, Accumulated Depreciation............................   8,127,699   7,593,013
                                                           ----------- -----------
Net Property and Equipment................................ $ 3,376,855 $ 3,574,837
                                                           ----------- -----------
Other Assets:
Deposits with Others...................................... $     3,740 $     3,625
Deferred Financing Costs--Net of Accumulated Amortization
 (1997--$10,735; 1996--$6,939)............................       3,691       7,488
                                                           ----------- -----------
Total Other Assets........................................ $     7,431 $    11,113
                                                           ----------- -----------
    Total Assets.......................................... $18,314,901 $13,982,735
                                                           =========== ===========
           LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts Payable.......................................... $ 2,781,335 $ 3,655,636
Current Maturities of Long-Term Debt......................     570,684     397,951
Billings in Excess of Costs and Estimated Earnings........   6,489,592   3,384,852
Sales Tax Payable.........................................      91,394      64,430
Payroll Taxes Payable.....................................      38,093      38,839
Accrued Expenses..........................................   1,497,859     462,954
Accrued Income Taxes......................................     316,007       5,646
Other Liabilities.........................................      31,636      30,715
                                                           ----------- -----------
Total Current Liabilities................................. $11,816,600 $ 8,041,023
Long-Term Debt, Less Current Maturities:
Notes Payable............................................. $ 2,778,063 $ 3,341,526
Deferred Income Taxes..................................... $   206,960 $    96,283
                                                           ----------- -----------
Total Liabilities.........................................  14,801,623 $11,478,832
Stockholder's Equity:
Common Stock:
Voting (100,000 shares of $1 par value authorized; 32,000
 shares issued and outstanding)........................... $    32,000 $    32,000
Non-voting (1,000,000 shares of $1 par value authorized;
 160,000 shares issued and outstanding)...................     160,000     160,000
Additional Paid-In Capital................................      11,527      11,527
Retained Earnings.........................................   3,309,751   2,300,376
                                                           ----------- -----------
Total Stockholder's Equity................................ $ 3,513,278 $ 2,503,903
                                                           ----------- -----------
Total Liabilities and Stockholder's Equity................ $18,314,901 $13,982,735
                                                           =========== ===========

                       See Notes to Financial Statements.

                          KLINE IRON & STEEL CO., INC.

                              STATEMENT OF INCOME
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                 1997               1996
                                          ------------------ ------------------
                                                       % OF               % OF
                                            AMOUNT    SALES    AMOUNT    SALES
                                          ----------- ------ ----------- ------
Sales.................................... $49,045,582 100.00 $36,423,115 100.00
                                          ----------- ------ ----------- ------
Cost of Sales:
Inventories--Beginning................... $ 2,643,472   5.39 $ 2,145,286   5.89
Purchases--Steel.........................  10,709,825  21.84   9,829,072  26.98
Purchases--Bolts.........................     486,762    .99     484,343   1.33
Purchases--Paint.........................     929,381   1.90   1,210,299   3.32
Engineering--In House....................   1,292,614   2.64   1,118,478   3.07
Engineering--Outside.....................   1,842,501   3.76   1,588,207   4.36
Plant Salaries and Wages.................   3,913,893   7.98   3,145,804   8.64
Plant Vacation and Sick Pay..............     274,091    .55     264,823    .73
Plant Payroll Taxes and Insurance........     511,003   1.04     440,934   1.21
Plant Workman's Compensation.............     210,150    .43     283,647    .78
Plant Supervision........................     854,528   1.74     755,031   2.07
Temporary Labor..........................     297,477    .61     113,191    .31
Quality Assurance........................     119,888    .24     110,566    .30
Repairs and Maintenance..................     723,481   1.47     590,809   1.62
Welding Supplies.........................     188,401    .38     147,418    .40
Painting Supplies........................     189,224    .39     213,457    .59
Small Tools and Supplies.................     329,522    .67     247,334    .68
Plant Vehicle Expense....................      82,214    .17      65,119    .18
Utilities................................     423,735    .86     412,121   1.13
Depression--Machinery and Equipment......     307,599    .63     167,157    .46
Depreciation--Plant......................     160,915    .33     157,870    .43
Rent.....................................     108,000    .22     100,000    .27
Property Taxes...........................     167,176    .34     122,309    .34
Other Plant Expense......................     162,511    .33     144,985    .40
Sublet Fabrication.......................   5,962,399  12.16   2,534,005   6.96
Sublet Installation......................   7,228,873  14.74   3,750,948  10.30
Purchased Finished Goods.................   3,349,288   6.83   3,173,681   8.71
Sales and Use Tax........................     369,186    .75     155,030    .43
Insurance and Bonds......................     310,151    .63      75,143    .21
Other Direct Job Costs...................     343,278    .70     351,496    .97
Delivery Expense--In House...............     140,314    .29     118,900    .33
Delivery Expense--Common Carrier.........     226,564    .46     721,971   1.98
                                          ----------- ------ ----------- ------
                                          $44,858,416  91.46 $34,739,434  95.38
Inventories--Ending......................   2,421,259   4.93   2,643,472   7.26
                                          ----------- ------ ----------- ------
Cost of Sales............................ $42,437,157  86.53 $32,095,962  88.12
Gross Profit............................. $ 6,608,425  13.47 $ 4,327,153  11.88
General and Administrative Expenses:
Administrative Salaries.................. $ 1,784,835   3.64 $ 1,154,904   3.17
Vacation and Sick Pay....................      25,680    .05      19,765    .05
Payroll Taxes and Insurance..............     120,337    .25     101,764    .28

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                    1997             1996
                                              ---------------- ----------------
                                                         % OF             % OF
                                                AMOUNT   SALES   AMOUNT   SALES
                                              ---------- ----- ---------- -----
Selling Expenses............................. $1,296,328 2.64  $1,126,255 3.09
Commissions..................................     33,500  .07
Profit Sharing Contribution..................    233,727  .48      42,684  .12
Office Supplies..............................     51,555  .11      56,848  .16
Office Repairs and Maintenance...............     30,844  .06      22,479  .06
Temporary Services...........................      2,914           20,819  .06
Advertising..................................     17,994  .04      18,158  .05
Telephone and Telegraph......................     46,708  .10      48,257  .13
Dues and Subscriptions.......................     42,870  .10      33,441  .10
Travel and Entertainment.....................     53,355  .11      48,660  .13
Taxes and Licenses...........................     49,505  .10      53,358  .15
Insurance--General...........................    293,365  .60     247,852  .68
Insurance--Life..............................    114,622  .23      58,922  .16
Utilities....................................     32,432  .06      30,887  .09
Legal and Auditing...........................     89,332  .18      66,659  .18
Special Services and Education...............    130,612  .27      54,051  .15
Automobile Expense...........................     47,436  .10      48,604  .13
Depreciation--Vehicles.......................      1,500            1,500
Depreciation--Office Equipment...............     21,328  .04      18,367  .05
Depreciation--Furniture and Fixtures.........      3,597            4,718  .01
Depreciation--Office Building................     15,565  .03      14,726  .04
Amortization--Cost of Obtaining Loan.........      3,796            4,214  .01
Rent.........................................    100,000  .20     100,000  .28
Janitorial Services..........................     22,116  .05      19,434  .05
Other General Expenses.......................     77,261  .16      64,253  .18
                                              ---------- ----  ---------- ----
Total General and Administrative
    Expenses................................. $4,743,114 9.67  $3,481,579 9.56
                                              ---------- ----  ---------- ----
      Operating Income....................... $1,865,311 3.80  $  845,574 2.32
                                              ---------- ----  ---------- ----
Other Income and Deductions:
Other Income:
Discounts Earned............................. $   18,962  .04  $   17,885  .05
Interest Earned..............................    114,813  .23       4,344  .01
Gain on Sale of Fixed Assets.................      7,500  .02
Net Recoveries of Bad Debts..................      7,545  .02       3,685  .01
Service Charges..............................         55              105
Other Income.................................      5,223  .01       3,782  .01
Management Fees..............................     26,250  .05
                                              ---------- ----  ---------- ----
    Total Other Income....................... $  180,348  .37  $   29,801  .08
                                              ---------- ----  ---------- ----
Other Deductions:
Discounts Allowed............................                  $    4,813  .01
Interest Expense............................. $  339,845  .69     402,727 1.11
Contributions................................     76,251  .16      36,563  .10

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                       1997            1996
                                                 ---------------- --------------
                                                            % OF           % OF
                                                   AMOUNT   SALES  AMOUNT  SALES
                                                 ---------- ----- -------- -----
Loss on Disposal of Fixed Assets................ $   11,032  .02
Other Deductions................................     14,989  .03  $ 47,113  .13
                                                 ---------- ----  -------- ----
    Total Other Deductions...................... $  442,117  .90  $491,216 1.35
                                                 ---------- ----  -------- ----
    Income Before Income Taxes.................. $1,603,542 3.27  $384,159 1.05
                                                 ---------- ----  -------- ----
Income Taxes:
States.......................................... $   87,711  .18  $ 19,031  .05
Federal.........................................    506,456 1.03    88,110  .24
                                                 ---------- ----  -------- ----
Total Income Taxes.............................. $  594,167 1.21  $107,141  .29
                                                 ---------- ----  -------- ----
    Net Income--Exhibit C....................... $1,009,375 2.06  $277,018  .76
                                                 ========== ====  ======== ====
    Net Income--Per Share....................... $     5.26       $   1.44
                                                 ==========       ========


                       See Notes to Financial Statements.

                          KLINE IRON & STEEL CO., INC.

                         STATEMENT OF RETAINED EARNINGS
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                             1997       1996
                                                          ---------- ----------
Retained Earnings, Beginning............................. $2,300,376 $2,023,358
Net Income--Exhibit B....................................  1,009,375    277,018
                                                          ---------- ----------
Retained Earnings, Ending--Exhibit A..................... $3,309,751 $2,300,376
                                                          ========== ==========



                       See Notes to Financial Statements.

                          KLINE IRON & STEEL CO., INC.

                            STATEMENT OF CASH FLOWS
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                                           1997        1996
                                                        ----------  -----------
Cash Flows from Operating Activities:
Net Income--Exhibit B.................................. $1,009,375  $   277,018
Adjustments to Reconcile Net Income to Net Cash
Provided by (Used in) Operating Activities:
  Depreciation and Amortization........................    595,442      426,358
  Deferred Income Taxes................................    110,677       76,272
  Allowance for Doubtful Accounts......................                  (5,750)
  (Gain) Loss on Sale of Property and Equipment........      3,532
  Changes in Operating Assets and Liabilities:
    (Increase) Decrease in Accounts Receivable.........   (830,200)  (1,979,227)
    (Increase) Decrease in Inventories.................    222,213     (498,186)
    (Increase) Decrease in Prepaid Expenses............    (66,496)     351,685
    (Increase) Decrease in Other Assets................     47,671      (52,141)
    Increase (Decrease) in Accounts Payable and Accrued
     Expenses..........................................    498,104    1,774,777
    Increase (Decrease) in Excess Billings.............  3,104,740    1,516,854
                                                        ----------  -----------
      Net Cash Provided by (Used in) Operating
       Activities...................................... $4,695,058  $ 1,887,660
                                                        ----------  -----------
Cash Flows from Investing Activities:
Purchase of Property and Equipment..................... $ (409,696) $(1,527,661)
Purchase of Investment Property........................                (219,989)
Proceeds from Sale of Investment Property..............                 440,542
Proceeds from Sale of Property and Equipment...........     12,500
(Increase) Decrease in Notes and Loans Receivable......     14,403      (28,533)
(Increase) Decrease in Cash Surrender Value of Life
 Insurance.............................................    (20,368)     (22,033)
                                                        ----------  -----------
Net Cash (Used in) Investing Activities................ $ (403,161) $(1,357,674)
                                                        ----------  -----------
Cash Flows from Financing Activities:
Net Principal Payments on Debt......................... $ (390,730) $  (870,793)
                                                        ----------  -----------
Net Increase (Decrease) In Cash........................ $3,901,167  $  (340,807)
Cash:
Beginning..............................................                 340,807
                                                        ----------  -----------
Ending................................................. $3,901,167  $       --
                                                        ==========  ===========
Supplemental Disclosures of Cash Flow Information:
Cash Payment for:
  Interest............................................. $  356,610  $   400,454
                                                        ==========  ===========
  Income Taxes (Net of Refunds)........................ $  114,685  $   156,868
                                                        ==========  ===========

                       See Notes to Financial Statements.

                          KLINE IRON & STEEL CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

1.1 Nature of Business:

The Company, founded in 1923, contracts nationally and internationally for the fabrication of structural and tower steel products for private, industrial, commercial and governmental markets. The Company's revenue from an individual customer typically exceeds 10% of the total revenue from all contracts during the year. Because of the nature of the Company's business, the major customers will vary between years.

1.2 Revenue Recognition

The Company recognizes revenue from contacts on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total cost of each contract. This method is used because management considers total cost to be the best available measure of progress on these contracts. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. The asset "costs and estimated earnings in excess of billings" represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated earnings" represents billings in excess of revenues recognized.

1.3 Cash and Cash Equivalents:

Cash and Cash Equivalents include cash in banks and all highly liquid investments with a maturity of three months or less.

1.4 Inventories:

Inventories of structural steel (materials only) are stated at cost, using the last-in, first-out method (LIFO). All other inventories are valued at the lower of cost or market, using the first-in, first-out method (FIFO).

1.5 Property and Equipment:

Property and Equipment is recorded at cost. For financial reporting purposes, depreciation is computed using principally the straight-line method over the useful lives of the assets which are as follows:

                                                                         YEARS
                                                                        --------
Autos and Truck........................................................    5
Machinery and Equipment................................................ 5 to 10
Office Furniture and Fixture...........................................    7
Computer Hardware and Software.........................................    5
Buildings.............................................................. 10 to 20
Leasehold Improvements.................................................    10

For income tax purposes, depreciation is computed using principally the accelerated methods over recovery periods prescribed by current tax law.

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996


1.6 Deferred Income Taxes:

Deferred income taxes are provided for in the financial statements as a result of timing differences between book income and taxable income. Timing differences arise principally from the use of accelerated methods of depreciation.

1.7 Profit Sharing Plan:

The Company offers a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code covering employees who meet the age and service requirements. Employees may elect to make voluntary salary reduction contributions of from 1% to 15% of their compensation limited to $9,500 per calendar year (amount adjusted annually). During the year ended September 30, 1996, the plan was amended to provide for employer matching contributions of 25% of the employee's salary reductions up to 4% of compensation. Additionally, the Company has made discretionary contributions based on net profits of $233,727 and $42,684 for 1997 and 1996, respectively. At September 30, 1997 and 1996, the Company had unfunded contributions to the plan of $233,727 and $42,684, respectively. Profit sharing plan expense, including employer matching and discretionary amounts, for the years ended September 30, 1997 and 1996 were $282,376 and $49,286, respectively.

1.8 Deferred Loan Costs:

The Company has incurred $14,427 in financing costs in connection with obtaining several loans. These costs are being amortized over the lives of these loans using the straight-line method. Accumulated amortization at September 30, 1997 and 1996 was $10,735 and $6,939, respectively.

1.9 Bad Debts:

Bad debts are provided for using the reserve method of accounting.

1.10 Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVENTORIES:

Inventories consist of:

                                                             1997       1996
                                                          ---------- ----------
Raw Material, structural steel........................... $1,694,906 $2,319,408
Work in Process..........................................    615,049    186,020
Bolts....................................................      7,000     37,000
Paint....................................................     69,104     67,298
Plant Supplies...........................................     35,199     33,746
                                                          ---------- ----------
Totals................................................... $2,421,258 $2,643,472
                                                          ========== ==========

Under the last-in, first-out (LIFO) method of valuing inventories, the procedure has been to charge higher costs to cost of goods sold while deferring relatively lower costs in inventory, thereby reducing earnings and

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

inventories both for financial reporting and income tax purposes. The amounts of inventories valued by the last-in, first-out (LIFO) method, $1,694,906 at September 30, 1997 and $2,319,408 at September 30, 1996, are less than replacement or current cost by $1,826,129 and $1,435,588, respectively.

The last-in, first-out (LIFO) method's effect was to decrease net income for the year ended September 30, 1997 by $390,541 and to decrease net income for the year ended September 30, 1996 by $158,641.

3. INVESTMENTS:

Investments are categorized as available-for-sale and consist of the following:

                                                                 1997    1996
                                                                ------- -------
State of Israel floating rate Bonds............................ $30,000 $30,000
                                                                ======= =======

4. NOTES RECEIVABLE--RELATED PARTIES:

Related party notes receivable consist of non-interest bearing notes arising from Company payments of premiums on life insurance policies owned by certain corporate executives or their wives under split-dollar life insurance agreements. The notes are collateralized by assignment of the cash surrender values of those policies which in aggregate at September 30, 1997 and 1996 were $113,796 and $91,082, respectively.

5. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS:

5.1 On October 24, 1994, the Company entered into a loan agreement with Carolina First Bank which provided for three types of financing. This agreement was subsequently modified on March 26, 1996. The financing arrangement includes:

A revolving working capital line of credit in the maximum amount of $3,000,000. Interest only payments, based on the bank's prime rate plus one percent (prime + 1%) are payable monthly with the entire balance becoming due on April 2, 1997. The due date was subsequently extended until April 2, 1998.

A permanent working capital term loan in the amount of $965,000. Interest on this loan is calculated at the bank's prime rate plus one percent (prime + 1%). The note provides for monthly interest and principal payments of $12,620 with the entire remaining balance due April 2, 1999. The note also provides for an additional principal payment due December 15th each year based on 25% of year-end net income after taxes less current maturities of long-term debt. An additional principal payment of $146,230 is due for the year ended September 30, 1997. No additional principal payment was due for the year ended September 30, 1996.

A $550,000 mortgage loan. The loan provides for monthly principal payments of $3,056 plus interest at the bank's prime rate plus one percent (prime + 1%) with the remaining balance becoming due on September 2, 1997. The due date was subsequently extended until April 2, 2000.

The above loans are cross-collateralized and are secured by liens on the Company's accounts receivable, equipment, inventories and by a first mortgage on the Company's West Columbia real property. Carolina First Bank also received assignment of a $2 million face value life insurance policy on Mr. Jerome C. Kline (the Company's President). These loans are unconditionally guaranteed by Mr. Jerome C. Kline.

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996


The loan agreements contain various restrictive covenants pertaining to net working capital, current ratios, tangible net worth, debt to tangible net worth and cash flow. At September 30, 1997 and 1996, the Company was not in compliance with the loan's indebtedness to tangible net worth covenant, however, the Company subsequently received waivers of that covenant violation from Carolina First Bank effective until October 1, 1998.

5.2 On March 1, 1994, the Company entered into a promissory note with a major shareholder which provided for the following:

A promissory note agreeing to pay the shareholder the principal sum of $835,175 in thirteen (13) equal annual installments of $60,000 beginning on March 1, 1995 and continuing through March 1, 2007 with the entire remaining principal balance being due and payable on March 1, 2008. Interest at the prime rate plus one-half of one percent (prime + 1/2%) was payable monthly beginning April 1, 1994.

Mr. Jerome C. Kline, President, had personally guaranteed the obligations of the Company under this agreement and as security for this personal guarantee had granted to the shareholder a first lien mortgage on his real estate on Huger Street, Columbia, S.C. The Company had also agreed to carry life insurance on the shareholder in the amount sufficient to cover the note. The life insurance policy had been assigned to the shareholder as further collateral for the Company's obligation.

In November 1997, the Company paid the remaining principal balance of this note in full. Prior written consent waiver was obtained from Carolina First Bank and the surety company. The Company's balance sheet (Exhibit A) reflects both current and long-term portions of this debt at September 30, 1997 as if the note was to be paid according to the original schedule of payments to avoid distortion of the Company's financial ratios.

5.3 On February 8, 1994, the Company financed the purchase of an angle machine for $197,000 with Machine Tool Finance Corp. The terms of the agreement are a down payment of $4,000 and 65 monthly payments of $3,676 including interest of 8.08%, beginning April 1, 1994 through August 1, 1999.

5.4 On August 16, 1994, the Company financed the purchase of a 1994 Dodge Intrepid for $16,800 with GMAC. The note provides for monthly payments of $532 including interest of 8.5%, beginning September 30, 1994 through August 31, 1997.

5.5 On January 1, 1995, the Company financed the purchase of a Drill and Marking Press Machine for $496,851 with Machine Tool Finance Corp. The terms are 84 monthly payments of $7,942 including interest at a rate which is 275 basis points over "LIBOR", beginning February 1, 1995 through March 1, 2002.

5.6 On June 10, 1994, the,Company financed the purchase of a phone system for $76,753 with Siemens Credit. The terms are 60 monthly payments of $1,594 including interest of 10%, beginning June, 10, 1994 through May 1, 1999.

5.7 On September 9, 1996, the Company entered into a capital lease agreement with Amplicon, Inc. involving a Peddinghaus coping machine. The term of the lease provide for a down payment of $5,107, twenty (20) quarterly payments of $15,321 including interest at 8.05% beginning December 1, 1996 through September 1, 2001 and a final purchase payment of $27,951 due October 1, 2001. The coping machine has been capitalized at a cost of $285,394 with accumulated depreciation of $28,538 at September 30, 1997.

5.8 On October 17, 1995, the Company entered into a term loan agreement with the South Carolina Jobs-Economic Development Authority (JEDA) to provide a $500,000 community development block grant loan for equipment acquisition and working capital at its West Columbia plant. The lender is the City of West

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996

Columbia, South Carolina. Under the terms of the loan, $250,000 is to be used for equipment acquisition and $250,000 for working capital. Interest accrues at eight and one-half percent (8 1/2%) fixed. The loan is to be repaid in 59 equal monthly installments of $6,082 including interest beginning October 31, 1995 through July 31, 2000 with a final payment of $318,150 due August 31, 2000.

The loan is secured by a first purchase money lien on equipment acquired with loan proceeds and a second priority blanket lien on all furniture, fixtures, machinery and equipment owned by the Company. Carolina First Bank (See Note 5.1) has granted waiver of its security lien as it relates to equipment purchased with JEDA loan proceeds. This loan has also been unconditionally guaranteed by Mr. Jerome C. Kline (the Company's President) and life insurance in the face amount of $500,000 on Mr. Kline has been collaterally assigned.

This loan is pursuant to certain job creation restrictions whereby if the Company fails to create/retain twenty-five (25) new jobs after twenty-four (24) months, JEDA has the right to demand payment of the loan balance or to increase the rate of interest up to an additional five percent (5%). This stipulation was satisfied during the year ended September 30, 1997.

On March 27,1996, the South Carolina Jobs-Economic Development Authority transferred and assigned this loan to WAMCO XXIV, LTD.

5.9 On September 28, 1995, the Company entered into a note payable to Concord Commercial in the amount of $342,200 to purchase a Pangborn vertical blasting machine and a Peddinghaus fabripunch machine. The note bears interest at eight and one quarter percent (8.25%) and is payable in sixty (60) monthly installments of $5,340 beginning October 13, 1995 through September 13, 2000 with one final payment of $117,765 due October 13, 2000. The note is collateralized by the equipment purchased.

5.10 On November 25, 1996, the Company financed the purchase of a 1996 Chevrolet Impala for $26,238 with Carolina First Bank. The note provides for 36 monthly payments of $827 including interest at 8.264% beginning January 2, 1997.

5.11 The comparative principal balances of notes payable are as follows:

                                                             1997       1997
                                                          ---------- ----------
Carolina First Bank--Line of Credit (Note 5.1)...........
Carolina First Bank--Working Capital (Note 5.1).......... $  876,003 $  940,970
Carolina First Bank--Mortgage Loan (Note 5.1)............    449,167    482,778
Shareholder Stock Purchase (Note 5.2)....................    655,175    715,175
Machine Tool Finance Corp. (Note 5.3)....................     74,852    111,195
GMAC (Note 5.4)..........................................                 5,615
Machine Tool Finance Corp. (Note 5.5)....................    336,928    399,573
Siemens Credit (Note 5.6)................................     27,883     43,327
Amplicon Lease (Note 5.7)................................    215,501    271,930
JEDA Loan (Note 5.8).....................................    431,826    466,482
Concord Commercial (Note 5.9)............................    261,794    302,432
Carolina First Bank--Auto Loan (Note 5.10)...............     19,618
                                                          ---------- ----------
Totals................................................... $3,348,747 $3,739,477
Less, Current Maturities.................................    570,684    397,951
                                                          ---------- ----------
Long-Term Portion........................................ $2,778,063 $3,341,526
                                                          ========== ==========

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996


5.12 Future maturity of debt is as follows:

Year Ending September 30,
    1998............................................................. $  570,684
    1999.............................................................  1,024,754
    2000.............................................................    978,283
    2001.............................................................    336,371
    2002.............................................................     83,480
  Subsequent Years...................................................    355,175
                                                                      ----------
                                                                      $3,348,747
                                                                      ==========

6. UNCOMPLETED CONTRACTS:

Costs, estimated earnings and billings on uncompleted contracts are summarized as follows:

                                                           1997        1996
                                                        ----------- -----------
Costs Incurred on Uncompleted Contracts................ $44,003,729 $27,916,466
Estimated Earnings.....................................   7,192,472   3,895,673
                                                        ----------- -----------
                                                        $51,196,201 $31,812,139
                                                        ----------- -----------
Billings to Date.......................................  57,685,793  35,196,991
                                                        ----------- -----------
Billings in Excess of Costs and Estimated Earnings..... $ 6,489,592 $ 3,384,852
                                                        =========== ===========

7. INCOME TAX MATTERS:

Net deferred tax liability at September 30 consists of the following components:

                                                            1997       1996
                                                          ---------  ---------
Depreciation............................................. $(217,832) $(130,662)
Bad Debt Reserve.........................................     3,726      3,726
Inventory Capitalization.................................     7,146     10,171
Contributions Carryforward...............................               20,482
                                                          ---------  ---------
Total Deferred Income Taxes.............................. $(206,960) $ (96,283)
                                                          =========  =========

The provision for income taxes charged to operations for the year consists of the following:

                                                                1997     1996
                                                              -------- --------
Current Tax Expense.......................................... $483,490 $ 30,869
Deferred Tax Expense.........................................  110,677   76,272
                                                              -------- --------
Total Income Tax Expense..................................... $594,167 $107,141
                                                              ======== ========

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996


The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the years ended September 30, 1997 and 1996 due to the following:

                                                              1997      1996
                                                            --------  ---------
   Computed "Expected" Tax Expense......................... $545,204  $ 133,072
   Increase (Decrease) in Income Taxes Resulting from:
   Depreciation Method Difference..........................  (75,746)  (110,203)
   Nondeductible Expenses..................................   47,575     38,596
   State Income Taxes, Net of Federal Tax Benefit..........   48,097      8,012
   Difference in Book and Tax Loss on Assets Disposed......   (3,712)
   Contributions Carryover.................................  (17,770)
   Alternative Minimum Tax.................................  (60,158)   (38,608)
   Deferred Tax Increase...................................  110,677     76,272
                                                            --------  ---------
                                                            $594,167  $ 107,141
                                                            ========  =========

8.  RELATED PARTY TRANSACTIONS:

The Company leases its Huger Street property from the Company's President and major stockholder, Mr. Jerome C. Kline. The lease is for a period of ten years beginning February 1, 1994 for a monthly rental of $16,666 ($200,000 annually).

On March 1, 1994, the Company purchased and retired 269,000 shares of non-voting common stock from a major shareholder for $895,175 (See Note 5.2 for additional information).

Until July 1997, the Company's major shareholder, Mr. Jerome C. Kline, owned a 40% interest in Prioleau Steel, Inc. In July 1997, Mr. Kline disposed of all of his ownership in Prioleau. During the periods, the Company had business transactions with Prioleau as follows:

                                                               1997      1996
                                                            ---------- --------
   Transactions:
   Sales To................................................ $  127,054 $181,295
   Purchases From..........................................  2,334,725  226,916
   Balances:
   Accounts and Notes Receivable...........................     34,667   55,480
   Accounts Payable........................................    476,207

As discussed in Note 4, the Company is owed $121,296 by certain executives or their wives pursuant to split-dollar life insurance agreements.

                          KLINE IRON & STEEL CO., INC.

                    YEARS ENDED SEPTEMBER 30, 1997 AND 1996


9. LEASE COMMITMENTS:

The Company has entered into certain lease agreements covering real property (Note 8) and vehicles. Minimum future lease payments at September 30, 1996 ar summarized as follows:

   Year Ending September 30,
       1998.......................................................... $  229,995
       1999..........................................................    209,838
       2000..........................................................    200,000
       2001..........................................................    200,000
       2002..........................................................    200,000
     Thereafter......................................................    266,668
                                                                      ----------
                                                                      $1,306,501
                                                                      ==========

10. SUBSEQUENT EVENT--CHANGE IN OWNERSHIP:

In November 1997, Mr. Jerome C. Kline, the Company's President and former sole shareholder, sold one-third of his stock in the Company to OmniAmerica, Inc. and a one-third interest in his Huger Street rental property (see Note 8) to Carl E. Hirsch and Anthony S. Ocepek. Mr. Kline maintains management of the Company.

                                   SCHEDULE 1

                          KLINE IRON & STEEL CO., INC.

                      SCHEDULE OF LIFE INSURANCE IN FORCE
                               SEPTEMBER 30, 1997

                                                                CASH
                                                              SURRENDER
                          POLICY   POLICY  AMOUNT OF  ANNUAL    VALUE                              OWNER AND
                          NUMBER    DATE   INSURANCE  PREMIUM  9/30/97       TYPE       INSURED   BENEFICIARY
                         --------- ------- ---------- ------- --------- -------------- ---------- ------------
Jefferson-Pilot Life.... JP4325636 8/12/94 $2,000,000 $17,500 $         Universal Life Jerome C.  Kline Iron &
Insurance Company,                                                                     Kline      Steel Co.,
Greensboro, N.C.                                                                                  Inc.(a)
Jefferson-Pilot Life.... TP4375052 9/11/95    500,000   2,275           10 Year Term   Jerome C.  Kline Iron &
Insurance Company,                                                                     Kline      Steel Co.,
Greensboro, N.C.                                                                                  Inc.(b)
Manufacturers Life...... 5808645-5  8/7/90  1,300,000  55,000  213,014  Flexible       B.H. Kline Kline Iron &
Insurance Company,                                                      Premium                   Steel Co.,
Toronto, Ontario                                                        Adjustable                Inc.(c)
                                                                        Life
Jefferson-Pilot Life.... JP4454060  7/1/97    400,000   5,400    2,613  Adjustable     R.C. White Kline Iron &
Insurance Company,                                                      Joint                     Steel Co.,
Greensboro, N.C.                                                        Ownership Life            Inc. and
                                                                                                  R.C. White
                                           ----------         --------                            ------------
Totals..................                   $4,200,000         $215,627
                                           ==========         ========

--------
(a) Collaterally assigned to Carolina First Bank
(b) Collaterally assigned to JEDA
(c) Collaterally assigned to Mr. B.H. Kline

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           TELECOM TOWER CORPORATION,

                              TELECOM TOWERS, INC.

                                      AND

                               OMNIAMERICA, INC.

                                  DATED AS OF

                               NOVEMBER 16, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE 1 DEFINED TERMS; TARGET DISCLOSURE SCHEDULE...................     I-1
 ARTICLE 2 THE MERGER..................................................     I-1
           2.1   The Merger............................................     I-1
           2.2   Closing...............................................     I-2
           2.3   Effective Time........................................     I-2
           2.4   Effect of the Merger..................................     I-2
           2.5   Certificate of Incorporation..........................     I-2
           2.6   Bylaws................................................     I-2
           2.7   Directors and Officers................................     I-2
 ARTICLE 3 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES..............     I-2
           3.1   Conversion of Capital Stock...........................     I-2
           3.2   Exchange of Certificates..............................     I-3
 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF TARGET....................     I-5
           4.1   Organization and Business; Power and Authority; Effect
                 of Transaction........................................     I-5
           4.2   Financial and Other Information.......................     I-6
           4.3   Material Statements and Omissions; Absence of Events..     I-6
           4.4   Title to Properties; Leases...........................     I-7
           4.5   Compliance with Private Authorizations................     I-8
           4.6   Compliance with Governmental Authorizations and Appli-
                 cable Law.............................................     I-8
           4.7   Year 2000 Compliant...................................     I-9
           4.8   Related Transactions..................................     I-9
           4.9   Insurance.............................................    I-10
           4.10  Tax Matters...........................................    I-10
           4.11  ERISA Matters.........................................    I-10
           4.12  Product Liability.....................................    I-12
           4.13  Bank Accounts, Etc. ..................................    I-12
           4.14  Employment and Consulting Arrangements................    I-12
           4.15  Material Agreements...................................    I-12
           4.16  Ordinary Course of Business...........................    I-13
           4.17  Broker or Finder......................................    I-13
           4.18  Environmental Matters.................................    I-14
           4.19  Capital Stock.........................................    I-14
 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ATC AND ATI...............    I-15
           5.1   Organization and Business; Power and Authority; Effect
                 of Transaction........................................    I-15
           5.2   Financial and Other Information.......................    I-16
           5.3   Material Statements and Omissions; Absence of Events..    I-16
           5.4   Broker or Finder......................................    I-17
           5.5   Capital Stock.........................................    I-17
           5.6   Tax Matters...........................................    I-17
           5.7   Compliance with Governmental Authorizations and Appli-
                 cable Law.............................................    I-17
           5.8   Year 2000 Compliant...................................    I-18
           5.9   Compliance with Private Authorizations................    I-18
           5.10  Title to Properties; Leases...........................    I-18
           5.11  Related Transactions..................................    I-19
           5.12  Insurance.............................................    I-20
           5.13  ERISA Matters.........................................    I-20
           5.14  Product Liability.....................................    I-21
           5.15  Ordinary Course of Business...........................    I-21

                                                                           PAGE
                                                                           ----
           5.16  Environmental Matters.................................    I-22
           5.17  Materiality...........................................    I-22
           5.18  Material Agreements...................................    I-22
 ARTICLE 6 COVENANTS...................................................    I-23
           6.1   Access to Information; Confidentiality................    I-23
           6.2   Agreement to Cooperate; Certain Other Covenants ......    I-24
           6.3   Public Announcements..................................    I-24
           6.4   Notification of Certain Matters ......................    I-25
           6.5   Other Offers; No Solicitation ........................    I-25
           6.6   Conduct of Business by Target Pending the Merger .....    I-26
           6.7   Additional Tax Matters................................    I-28
           6.8   Certificates of Non-Foreign Status....................    I-28
           6.9   Target Stock Options .................................    I-28
           6.10  Stockholder Approval .................................    I-29
           6.11  Registration Statement and Proxy/Information State-
                 ment .................................................    I-29
           6.12  Directors', Officers' and Employees' Indemnification..    I-30
           6.13  Solicitation of Employees ............................    I-31
           6.14  Registration Rights Agreement.........................    I-31
 ARTICLE 7 CLOSING CONDITIONS..........................................    I-31
           7.1   Conditions to Obligations of Each Party ..............    I-31
           7.2   Conditions to Obligations of ATC and ATI..............    I-31
           7.3   Conditions to Obligations of Target...................    I-33
 ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER...........................    I-34
           8.1   Termination ..........................................    I-34
           8.2   Effect of Termination ................................    I-35
 ARTICLE 9 GENERAL PROVISIONS..........................................    I-35
           9.1   Waivers; Amendments ..................................    I-35
           9.2   Fees and Expenses ....................................    I-35
           9.3   Notices ..............................................    I-35
           9.4   Specific Performance; Other Rights and Remedies ......    I-36
           9.5   Severability .........................................    I-37
           9.6   Counterparts .........................................    I-37
           9.7   Section Headings .....................................    I-37
           9.8   Governing Law ........................................    I-37
           9.9   Entire Agreement .....................................    I-37
           9.10  Assignment ...........................................    I-38
           9.11  Parties in Interest ..................................    I-38
           9.12  Non-Survival of Representations, Warranties, Covenants
                 and Agreements........................................    I-38
           9.13  Mutual Drafting.......................................    I-38
 APPENDIX A:     Definitions
 EXHIBITS:
     EXHIBIT A:  Registration Rights Agreement (Section 7.2(f)).
     EXHIBIT B:  Target Investment Letter (Section 7.2(g)).
     EXHIBIT C:  Target Tax Certificate (Section 7.2(h)).
     EXHIBIT D:  ATC Tax Certificate (Section 7.3(e)).
     EXHIBIT E:  ATC Voting Agreement (Section 7.3(f)).
                 Representation Letter to Target's Auditors (Section
     EXHIBIT F:  6.10(e)).
     EXHIBIT G:  Target Officer's Certificate (Section 7.2(a)).

                          AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of November 16, 1998, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Towers, Inc. a Delaware corporation ("ATI"), and OmniAmerica, Inc., a Delaware corporation ("Target").

                              W I T N E S S E T H:

WHEREAS, the Boards of Directors of ATC, ATI and Target have determined that the merger (the "Merger") of Target into ATI on the terms and conditions set forth in this Agreement and Plan of Merger (this "Agreement") is consistent with and in furtherance of the long-term business strategy of each, and is fair to, and in the best interests of, ATI and Target and the stockholders of each; and

WHEREAS, this Agreement provides that Target shall be merged with and into ATI, and ATI shall be the surviving corporation; and

WHEREAS, the Boards of Directors of ATI and Target have approved and adopted this Agreement and have directed that this Agreement be submitted to the stockholders of ATI and Target, respectively, for their adoption and approval; and

WHEREAS, the Board of Directors of ATC has approved and adopted this Agreement and approved the Merger on behalf of ATI as the sole stockholder of ATI;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                   Defined Terms; Target Disclosure Schedule

As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. References to the term "Target" in such definitions shall include all of Target's Subsidiaries, except as the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Target Disclosure Schedule, and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC and ATI, on the one hand, and Target, on the other hand. All matters set forth in or otherwise disclosed in the Target SEC Documents are hereby incorporated by reference into the Target Disclosure Schedule.

                                   ARTICLE 2

                                   The Merger

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL"), at the Effective Time, Target shall be merged with and into ATI. As a result of the Merger, the separate corporate existence of Target shall cease and ATI shall continue as the surviving corporation in the Merger (sometimes referred to, as such, as the "Surviving Corporation").

2.2 Closing. Unless this Agreement shall have been terminated pursuant to
Section 8.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place, at 10:00 a.m., on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, on the business date that is the fifth (5th) business day after the date on which all of the conditions set forth in Article 7 (other than those which require delivery of opinions or documents at the Closing) shall have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."

2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger and any related filings required under the DCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such documents are duly filed as aforesaid, or at such later time as is specified in such documents (the "Effective Time").

2.4 Effect of the Merger. The Merger shall have the effects provided for under the DCL.

2.5 Certificate of Incorporation. The Certificate of Incorporation of ATI, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with Applicable Law.

2.6 Bylaws. The bylaws of ATI in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law and the Organic Documents of ATI.

2.7 Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified, or upon their earlier resignation or removal, in accordance with Applicable Law and the Organic Documents of ATI, (a) the directors of ATI at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of ATI at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                 Conversion of Shares; Exchange of Certificates

3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of ATC, ATI or Target or their respective stockholders:

  (a) Each share of Common Stock, par value $.01 per share, of ATI issued and outstanding immediately prior to the Effective Time shall remain outstanding;

  (b) Each share of Common Stock, par value $.01 per share (collectively, the "Target Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one and one-tenth (1.1) shares (the "Exchange Ratio") of Class A Common Stock, par value $.01 per share, of ATC (the "ATC Common Stock") (the "Merger Consideration"); and

  (c) Each share of Target Common Stock owned by Target immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

If, prior to Closing, ATC

    (i) pays a dividend or makes a distribution on the ATC Common Stock in shares of ATC Common Stock;

    (ii) subdivides its outstanding shares of ATC Common Stock into a greater number of shares;

    (iii) combines its outstanding shares of ATC Common Stock into a smaller number of shares;

    (iv) pays a dividend or makes a distribution on ATC Common Stock in shares of its capital stock or other securities other than ATC Common Stock; or

    (v) issues by reclassification of ATC Common Stock any shares of its capital stock or other securities;

then the Merger Consideration and the Exchange Ratio in effect immediately prior to such action shall be proportionately adjusted so that each holder of shares of Target Common Stock thereafter shall receive the aggregate number and kind of shares of ATC capital stock or other securities that it would have owned immediately following such action if such shares of Target Common Stock had been converted to ATC Common Stock immediately prior to such action. The adjustment provided for in this Section shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

At the Effective Time, all shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing any such shares of Target Common Stock (each, a "Certificate") shall thereafter represent the right to receive, upon the surrender of such Certificate in accordance with the provisions of
Section 3.2, the Merger Consideration multiplied by the number of shares of Target Common Stock represented by such Certificate, and a holder of more than one Certificate shall have the right to receive the Merger Consideration multiplied by the number of shares of Target Common Stock represented by all such Certificates. In lieu of issuing fractional shares, ATC shall convert the holder's right to receive ATC Common Stock pursuant to the provisions of this
Section into a right to receive (i) the highest whole number of shares of ATC Common Stock to which the holder is entitled plus (ii) cash equal to the fraction of a share of ATC Common Stock to which the holder would otherwise be entitled multiplied by the Fair Market Value of one share of ATC Common Stock as of the Effective Time. The holders of such Certificates previously evidencing shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Target Common Stock, except as otherwise provided herein or by Applicable Law.

3.2 Exchange of Certificates.

(a) Pursuant to an agreement reasonably satisfactory to ATC and Target (the "Exchange Agent Agreement") to be entered into at or prior to the Closing Date between ATC and the transfer agent for the ATC Common Stock (the "Exchange Agent"), at or from time to time following the Effective Time, ATC shall deposit or cause to be deposited in trust for the benefit of the Target stockholders an aggregate number of shares of ATC Common Stock representing the aggregate Merger Consideration and an amount of cash necessary to cash out fractional shares to which holders of Target Common Stock shall be entitled at the Effective Time pursuant to the provisions of this Article. The Exchange Agent shall invest any cash held by it in such manner as ATC directs. Any net profit from, or interest or income produced by, such investments shall be payable to ATC as and when requested by ATC. ATC shall be required to replace any cash lost as a result of any investment.

(b) As soon as practicable, but within five (5) business days subsequent to the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of ATC Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor cash and a certificate representing that number of whole shares of ATC Common Stock into which the shares of Target Common Stock, theretofore represented by the Certificates so surrendered, shall have been converted pursuant to the provisions of Section 3.1, and the Certificates so surrendered shall be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Target Common Stock for any shares of ATC Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Certificates surrendered for exchange by any Person constituting an "affiliate", as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Target shall not be exchanged until ATC has received a written agreement from such Person as provided in Section 7.2(g).

(c) Promptly following the date which is six (6) months after the Closing Date, the Exchange Agent shall deliver to ATC all cash, certificates (including any ATC Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to ATC and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the Merger Consideration to which such holder is entitled, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Target Common Stock for any ATC Common Stock delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) If the Merger Consideration (or any portion thereof) is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal form) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Board of Directors of ATC may impose, ATC shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of ATC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give ATC a bond or other surety in such sum as it may reasonably direct as indemnity against any Claim that may be made against ATC or the transfer agent for the ATC Common Stock with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on ATC Common Stock shall be paid with respect to any whole shares of ATC Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the shares of ATC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of ATC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ATC Common Stock, less the amount of any withholding taxes which may be required thereon.

(g) ATC shall be entitled to, or shall be entitled to cause the Exchange Agent to, deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ATC or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by ATC or the Exchange Agent.

                                   ARTICLE 4

                    Representations and Warranties of Target

Target hereby represents and warrants to ATC and ATI as follows:

4.1 Organization and Business; Power and Authority; Effect of Transaction.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(a) of the Target Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on Target.

(b) Target has all requisite power and authority (corporate and other) necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by Target of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of Target, subject to the requisite approval of the stockholders of Target. The affirmative vote of the holders of shares of Target Common Stock representing a majority of the outstanding voting power of Target Common Stock is the only vote necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Target and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by Target will constitute, legal, valid and binding obligations of Target, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity. The provisions of Section 203 of the DCL will not apply to ATC by reason of this Agreement or the Merger. The Board of Directors of Target, at a meeting duly called and held at which a quorum was present throughout, has approved the Merger and this Agreement, and has recommended that the Target stockholders approve and adopt this Agreement and the transactions contemplated hereby, including without limitation the Merger and the acquisition by ATC of the "beneficial" ownership contemplated thereby.

(c) Except to the extent necessary under the Target Credit Agreements or as set forth in Section 4.1(c) of the Target Disclosure Schedule, neither the execution and delivery by Target of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Target:

  (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of Target or any material Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of Target; or

  (ii) will require Target to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except (A) filings under the Hart-Scott-Rodino Act, (B) for FCC approvals, (C) the filing with the SEC of (I) the Target Proxy Statement and (II) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (D) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Target is qualified to do business, and (E) such other Governmental Authorizations, Governmental Filings and Private Authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on Target.

(d) Except as set forth in Section 4.1(d) of the Target Disclosure Schedule, Target does not have any Subsidiaries, each of which, unless noted otherwise in
Section 4.1(d) of the Target Disclosure Schedule, is (i) wholly-owned, (ii) a corporation duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on
Section 4.1(d) of the Target Disclosure Schedule, and (iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(d) of the Target Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on Target. Target owns, directly or indirectly, all of the outstanding capital stock and equity interests (as shown in Section 4.1(d) of the Target Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except under the Target Credit Agreements and as described in the notes to the Target Financial Statements), and all such stock or other equity interests have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any Subsidiary of Target. Except as the context otherwise requires, the representations and warranties of Target set forth in this Article shall apply to each of such Subsidiaries with the same force and effect as though each of them were named in each Section of this Article.

4.2 Financial and Other Information. Target has heretofore made available to ATC its Annual Report on Form 10-KSB for its fiscal year ended June 30, 1998, its Information Statement on Schedule 14C filed on August 24, 1998, its Proxy Statement on Schedule 14A filed on November 9, 1998, and all Current Reports filed on Form 8-K since May 1, 1998 (collectively, the "Target SEC Documents"). As of the respective dates thereof, the Target SEC Documents were prepared in all material respects in accordance with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Target has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The consolidated financial statements of Target included in the Target SEC Documents (the "Target Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of Target, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

4.3 Material Statements and Omissions; Absence of Events.

(a) Neither any representation or warranty made by Target contained in this Agreement or in the certificate to be delivered pursuant to Section 7.2 (a) nor the Target Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, (i) the Target Proxy Statement will not, at the date it is first mailed to the holders of Target Common Stock and at the time of the Target Stockholders Meeting, and (ii) the information with respect to Target furnished to ATC for inclusion in the ATC Registration Statement and the ATC Transaction Prospectus will not, at the time such Registration Statement becomes effective under the Securities Act, and the ATC Transaction Prospectus, at the date it is first mailed to the holders of Target Common Stock and at the time of the Target Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For purposes of the foregoing, the truth of any information or the existence of any omissions at the time of the Target Stockholders Meeting shall be determined with reference to the Target Proxy Statement and the ATC Transaction Prospectus, each as then amended or supplemented. The Target Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information specifically supplied by ATC for inclusion or incorporation by reference in the Target Proxy Statement.

(b) Since the date of the most recent financial statements constituting a part of the Target Financial Statements, except to the extent specifically described in Section 4.3(b) of the Target Disclosure Schedule, there has been no material adverse change in Target from that reflected in the most recent Target Financial Statements. There is no Event known to Target which has had, or will have, a Material Adverse Effect on Target, except to the extent specifically described in Section 4.3(b) of the Target Disclosure Schedule and except for matters affecting the tower rental, ownership and construction industry generally, and except for any Event arising out of the execution or public announcement of this Agreement. Target is not aware of any impending or contemplated Event that would cause any of the representations and warranties made by it in this Article not to be true, correct and complete on the date of such Event as if made on that date.

4.4 Title to Properties; Leases.

(a) Section 4.4(a) of the Target Disclosure Schedule sets forth a list of all Real Property owned by Target. Target has good indefeasible, marketable and insurable title to all such real property (other than easement and leasehold real property) and good indefeasible and marketable title to all of its other owned property and assets, tangible and intangible (collectively, the "Target Assets"); all of the Target Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens set forth on Section 4.4(a) of the Target Disclosure Schedule. Except as disclosed in Section 4.4(a) of the Target Disclosure Schedule, all improvements on the real property owned or leased by Target are in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the Target Business as presently conducted or proposed to be conducted on or prior to the Closing Date, except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Except as disclosed in Section 4.4(a) of the Target Disclosure Statement, all such improvements comply with all Applicable Laws, Governmental Authorizations and Private Authorizations, except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Except as disclosed in Section 4.4(a) of the Target Disclosure Statement, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by Target are located entirely on such real property except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Except as set forth in Section 4.4(a) of the Target Disclosure Schedule, such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment, are, in Target's reasonable business judgment, in a state of good repair and maintenance and sound operating condition, normal wear and tear excepted, have been maintained in a manner consistent with generally accepted standards of sound engineering practice, and currently permit the Target Business to be operated in accordance with the terms and conditions of all Applicable Laws, Governmental Authorizations and Private Authorizations, except where the failure to be in such repair or condition or to be so usable, individually or in the aggregate, has not had and will not have a Material Adverse Effect on Target. Except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on Target, all inventory reflected in the most recent balance sheet constituting a part of the Target Financial Statements or manufactured, purchased or acquired since such time is up to normal commercial standards and is saleable, in the case of finished goods inventory in the ordinary course of business within a reasonable period of time; no material amount of inventory so reflected is obsolete, and all inventory so reflected or subsequently manufactured, purchased or acquired is in amounts and categories substantially consistent with prior practice.

(b) Section 4.4(b) of the Target Disclosure Schedule contains a list of all Leases under which any real property used in the business of Target (the "Target Business") is leased to Target by any Person. Except as otherwise set forth in Section 4.4(b) of the Target Disclosure Schedule, each Lease under which Target holds real property constituting a part of the Target Assets is in full force and effect, has been duly authorized, executed and delivered by Target and, to its knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of Target, and, to its knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity except, in each case, for such exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Target has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and Applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Neither Target nor, to Target's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of Target, threatened to the effect that Target has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of Target under any of such Leases in any material respect except, in each case, for such exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target.

4.5 Compliance with Private Authorizations. Section 4.5 of the Target Disclosure Schedule sets forth a true, accurate and complete list and description of each Private Authorization which individually is material to Target. Target has obtained all Private Authorizations that are necessary for the ownership or operation of the Target Assets or the conduct of the Target Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, if not obtained and maintained, individually or in the aggregate, have not and will not have a Material Adverse Effect on Target. All of such Private Authorizations are valid and in good standing and are in full force and effect, except for such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Target is not in breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and, to Target's knowledge, no Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any such Private Authorization, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target.

4.6 Compliance with Governmental Authorizations and Applicable Law.

(a) Section 4.6(a) of the Target Disclosure Schedule contains a true, complete and accurate description of each Governmental Authorization required under Applicable Law (i) to own and operate the Target Assets and conduct the Target Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, individually or in the aggregate, is material to Target. Target has obtained all Governmental Authorizations that are necessary for the ownership or operation of the Target Assets or the conduct of the Target Business as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have a Material Adverse Effect on Target, all of which are valid and in good standing and in full force and effect, with such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. None of the Governmental Authorizations listed in Section 4.6(a) of the Target Disclosure
Schedule is subject to any restriction or condition that would limit in any material respect the ownership or operations of the Target Assets or the conduct of the Target Business as currently conducted, except for restrictions and conditions generally applicable to Governmental Authorizations of such type and such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. The conduct of the Target Business is in accordance with the Governmental Authorizations, except for such noncompliances as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. No such Governmental Authorization is the subject of any pending or, to Target's knowledge, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization.

(b) Except as otherwise specifically set forth in Section 4.6(b) of the Target Disclosure Schedule, Target has conducted its business and owned and operated its property and assets in accordance with all Applicable Laws and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, Target is not in and is not charged by any Authority with, and, to Target's knowledge, is not threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to the ownership and operation of the Target Assets or the conduct of the Target Business which, individually or in the aggregate, has had or will have a Material Adverse Effect on Target. Except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, to Target's knowledge, no Event exists or has occurred, as of the date of this Agreement, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. With respect to matters, if any, of a nature referred to in Section 4.6(b) of the Target Disclosure Schedule, except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, all such information and matters set forth in the Target Disclosure Schedule, if adversely determined against Target, individually or in the aggregate, will not have a Material Adverse Effect on Target.

(c) As of the date of this Agreement, there are no Legal Actions of any kind pending or, to the knowledge of Target, threatened at law, in equity or before any Authority against Target or any of its officers or directors relating to the ownership or operation of the Target Assets or the conduct of the Target Business, which if determined adversely to Target, individually or in the aggregate, will have a Material Adverse Effect on Target.

4.7 Year 2000 Compliant. Target has reviewed the areas within its business and operations which Target believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Target may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and is making related inquiry of material suppliers, vendors and customers. Based on such reviews, Target believes that the "Year 2000 Problem" will not have a Material Adverse Effect on Target. Except as set forth in Section 4.7 of the Target Disclosure Schedule, to Target's knowledge, each hardware, software and firmware product (collectively "Software") used by Target in its business is Year 2000 compliant, except for such noncompliances that, individually or in the aggregate, have not and will not have a Material Adverse Effect on Target. The current status, projected cost and prognosis of any Year 2000 remedial efforts with respect to non-compliant Software and with respect to any identified Year 2000 issues with any material supplier, vendor or customer are listed in Section 4.7 of the Target Disclosure Schedule.

4.8 Related Transactions. Target is not a party or subject to any Contractual Obligation relating to the ownership or operation of the Target Assets or the conduct of the Target Business between Target and any of its officers or directors or, to the knowledge of Target, any member of the Immediate Family of any thereof or any Affiliate of any of the foregoing, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (a) Employment Arrangements listed or described in Section 4.14 of the Target Disclosure Schedule or not required to be disclosed thereon because of the amount involved in such Employment Arrangement, (b) Contractual Obligations between Target and any of the foregoing, that will be terminated, at no cost or expense to Target, prior to the Closing, or (c) as specifically set forth in Section 4.8 of the Target Disclosure Schedule.

4.9 Insurance. Target maintains, with respect to the Target Assets and the Target Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are customary in Target's business.

4.10 Tax Matters. Except where all failures to do so will not in the aggregate have a Material Adverse Effect on Target, Target has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the Target Financial Statements. The Tax Returns of Target have been prepared in all material respects in accordance with all Applicable Laws. Except where all failures to do so will not in the aggregate have a Material Adverse Effect on Target, all Taxes which Target is required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Except as set forth in Section 4.10 of the Target Disclosure Schedule, Target has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of Target for the fiscal years prior to and including the most recent fiscal year. Adequate provision has been made on the most recent balance sheet forming part of Target Financial Statements for all Taxes accrued through the date of such balance sheet of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and there are, to Target's knowledge, no past transactions or matters which, individually or in the aggregate, could result in additional Taxes which would, if imposed, have a Material Adverse Effect on Target for which an adequate reserve has not been provided on such balance sheet. Target is not a "consenting corporation" within the meaning of Section 341(f) of the Code. Target has at all times been taxable as a Subchapter C corporation under the Code, and has never been a member of any consolidated group for Tax purposes, except as otherwise set forth in
Section 4.10 of the Target Disclosure Schedule. To the best of Target's knowledge, Target does not have any material income or gain that has been and continues to be deferred under Regulations Section 1.1502-13 or Regulations
Section 1.1502-13T (or under Regulations Sections 1.1502-13, 1.1502-13T, 1.1502-14, or 1.1502-14T, all as in effect prior to Treasury Decision 8597) and Target does not have any material excess loss account in a Subsidiary under Regulations Section 1.1502-19. Except as disclosed in Section 4.10 of the Target Disclosure Schedule, Target is not a party to any tax sharing agreement or arrangement.

Target is not currently, has not been within the past five years, and does not anticipate becoming prior to the Effective Time, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code. To Target's knowledge, no Person has beneficially owned more than five percent (5%) of the then outstanding Target Common Stock at any time during the part five (5) years, other than Persons who are "United States persons" within the meaning of Section 7701(a)(30) of the Code and other than Persons who have individually or as part of a group filed a Schedule 13D or a Schedule 13G relating to such holdings under the Exchange Act.

4.11 ERISA Matters

(a) Target (which for purposes of this Section shall include any ERISA Affiliate of Target) currently sponsors, maintains and contributes only to the Plans and Employment Arrangements set forth in Section 4.11(a) and Section 4.14, respectively, of the Target Disclosure Schedule. Target does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, and no Plan listed in Section 4.11(a) of the Target Disclosure Schedule is, (i) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Target has no actual or potential liability under Title IV of ERISA. Target does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and Target does not have any obligation or liability with respect to any such Plan previously maintained by Target, except as the provisions of COBRA may apply to any former employees of Target. Except as set forth in Section 4.11(a) of the Target Disclosure Schedule, as to all Plans and Employment Arrangements listed in Section 4.11(a) or Section 4.14 of the Target Disclosure Schedule:

  (i) all such Plans and Employment Arrangements comply and have been administered in form and in operation, in all material respects, in accordance with their respective terms and with all Applicable Laws except for such noncompliance that will not, individually or in the aggregate, have a Material Adverse Effect on Target and Target has not received any notice from any Authority disputing or investigating such compliance;

  (ii) none of the assets of any such Plan are invested in employer securities or employer real property;

  (iii) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to Target's knowledge, threatened involving such Plans or the assets of such Plans, and, to Target's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) except, in each case, as will not, individually or in the aggregate, have a Material Adverse Effect on Target;

  (iv) all material contributions to, and material payments from, the Plans and Employment Arrangements that may have been required to be made in accordance with the terms of the Plans and Employment Arrangements, and any applicable collective bargaining agreement, have been made other than contributions and payments which will not, individually or in the aggregate, have a Material Adverse Effect on Target. All such contributions to, and payments from, the Plans and Employment Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of Target;

  (v) to Target's knowledge, no Event has occurred which would result in imposition on Target of (A) any breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

  (vi) Target has not incurred any material liability to a Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date hereof;

  (vii) except as otherwise set forth in Section 4.11(a) of the Target Disclosure Schedule, no current or former employee of Target will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Employment Arrangement as a result of the transactions contemplated by this Agreement;

  (viii) no compensation payable by Target to any of its employees under any existing Plan or Employment Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under
  Section 162(m) of the Code; and

  (ix) any amount that could be received (whether in cash or property or by virtue of the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of Target who is a "disqualified individual" (as such term is defined in proposed Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), except for any amount that is approved by the stockholders of Target on or before the Closing Date in the manner provided in Section 280G(b)(5) of the Code.

(b) The execution, delivery and performance by Target of this Agreement and the Collateral Documents executed or required to be executed by Target pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan listed in
Section 4.11(a) of the Target Disclosure Schedule.

4.12 Product Liability. Except as expressly set forth in Section 4.12 of the Target Disclosure Schedule, there is not now pending or, to the knowledge of Target, threatened any Claim (or any basis for any such Claim) relating to, any damages to or losses of any third party for injuries to Persons or damage to property, or for breach of warranty, arising out of any alleged defect in the quality or condition of any of Target's products or services or property or assets, which, in the case of pending or threatened Claims, if determined adversely to Target, individually or in the aggregate (taking into account unasserted Claims of a similar nature), will have a Material Adverse Effect on Target.

4.13 Bank Accounts, Etc. Section 4.13 of the Target Disclosure Schedule contains a true, accurate and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which Target has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding valid and subsisting powers of attorney from Target and a summary statement as to the terms thereof. Target will not make or permit to be made any change affecting its account or safe deposit box with any bank, trust company, savings and loan association or brokerage firm, in the names of the Persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in such powers of attorney, or open any additional accounts or boxes or grant any additional powers of attorney, without in each case first notifying ATC in writing.

4.14 Employment and Consulting Arrangements. Section 4.14 of the Target Disclosure Schedule contains a true, accurate and complete list of all Target employees and consultants whose annual compensation is in excess of $100,000 (the "Target Employees"), together with each such Person's title or the capacity in which he or she is employed or retained and each such Person's annual compensation. Target has no obligation or liability, contingent or other, under any Employment Arrangement with any Target Employee, other than
(i) those listed or described in Section 4.14 of the Target Disclosure Schedule, (ii) those incurred in the ordinary and usual course of business, or
(iii) such obligations or liabilities as do not and will not have, in the aggregate, any Material Adverse Effect on Target. Except as described in
Section 4.14 of the Target Disclosure Schedule, (a) none of the employees of Target is now represented by any labor union or other employee collective bargaining organization, and Target is not a party to any labor or other collective bargaining agreement with respect to any of employees of Target, (b) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, (c) neither Target nor any of such employees is now subject to or involved in or, to Target's knowledge, threatened with, any union elections, petitions therefor or other organizational or recruiting activities, in each case with respect to the employees of Target, and (d) as of the date hereof, none of the Target Employees has notified Target that he or she does not intend to continue employment with Target until the Closing or with ATC following the Closing. Target has performed in all material respects all obligations required to be performed under all Employment Arrangements with Target Employees and is not in material breach or violation of or in material default or arrears under any of the terms, provisions or conditions thereof.

4.15 Material Agreements. Listed on Section 4.15 of the Target Disclosure Schedule are all Material Agreements (other than Leases of Real Property to Target) relating to the ownership or operation of the Target Assets or the conduct of the Target Business or to which Target is a party or to which it is bound or which any of the Target Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by Target to ATC. All of such Material Agreements are valid, binding and legally enforceable obligations of Target and, to its knowledge, all other parties thereto, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity except in each case, for such exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Neither Target nor, to its knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Material Agreement or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of Target, threatened in writing to the effect that Target has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of Target under any such Material Agreement except, in each case, for such exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. All Contracts for the construction by Target of towers for other Persons can be performed, in the aggregate for all such Contracts, without any loss to Target.

4.16 Ordinary Course of Business. Target, from the date of the most recent Target Financial Statements to the date hereof, except (i) as may be described on Section 4.16 of the Target Disclosure Schedule, (ii) as may be required or expressly contemplated by the terms of this Agreement, or (iii) as may be described in the Target Financial Statements, including the notes thereto:

  (a) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

  (b) except in each case in the ordinary course of business, consistent with prior practice:

    (i) has not incurred any obligation or liability (fixed, contingent or other) individually having a value in excess of $100,000;

    (ii) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $100,000;

    (iii) has not entered into any individual commitment having a value in excess of $100,000; and

    (iv) has not canceled any debts or claims having a value in excess of $100,000;

  (c) has not created or permitted to be created any Lien on any of the Target Assets, except for Permitted Liens;

  (d) has not made or committed to make any additions to its property or any purchases of equipment in excess of $100,000, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

  (e) has not increased the compensation payable or to become payable to any of the Target Employees other than nonmaterial increases in the ordinary course of business, or otherwise materially altered, modified or changed the terms of their employment;

  (f) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

  (g) has not waived any rights of material value without fair and adequate consideration;

  (h) has not experienced any work stoppage;

  (i) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of Target;

  (j) has not made, paid or declared any Distribution; and

  (k) has not entered into any transactions or series of related transactions which individually or in the aggregate is material to the Target Assets or the Target Business and which is not otherwise disclosed in the Target Disclosure Schedule.

4.17 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger in the capacity of broker, agent or finder or in any similar capacity on behalf of Target, other than BT Wolfensohn whose fees and expenses will be paid by Target.

4.18 Environmental Matters. Except as set forth in Section 4.18 of the Target Disclosure Schedule, and except for exceptions that, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Target,
Target:

  (a) has not been notified in writing that it is potentially liable under, has not received any written request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to Target's knowledge, is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state Law;

  (b) is not a party to any outstanding consent decree, compliance order or administrative order or other judgment, order, writ, injunction or decree creating on-going obligations issued pursuant to any Environmental Law;

  (c) has, to its knowledge, obtained all material Environmental Permits required under Environmental Laws, and, to its knowledge, has filed all applications, notices and other material documents required to be filed prior to the date of this Agreement to effect the timely renewal or issuance of all Environmental Permits necessary for the continued ownership or operation of the Target Assets or conduct of the Target Business in the manner currently owned, operated and conducted and proposed to be owned, operated and conducted on or prior to the Closing Date;

  (d) is in compliance with all Environmental Laws, and is not the subject of or, to Target's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

  (e) has not knowingly installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by Target and, to its knowledge, there are no above ground or underground storage tanks containing Hazardous Materials, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by Target, the installation, use or presence of which is not in compliance with Environmental Laws; and

  (f) has no knowledge of any past or present Event related to Target's properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued compliance in all material respects with all Environmental Laws applicable to the ownership or operation of the Target Assets or the conduct of the Target Business substantially in the manner now conducted or proposed to be conducted on or prior to the Closing Date, or which, individually or in the aggregate, may form the basis of any material Claim for or arising out of the release or threatened release into the environment of any Hazardous Material.

Section 4.18 of the Target Disclosure Schedule sets forth a true, correct and complete list of all existing Phase I environmental site assessment reports (an "Environmental Report") on each parcel of Real Property owned or leased by Target for which an Environmental Report has previously been prepared for Target (true, correct and complete copies of which, in each case, have heretofore been delivered by Target to ATC).

4.19 Capital Stock. The authorized and outstanding capital stock of Target, on a fully-diluted basis, is as set forth in Section 4.19 of the Target Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any statutory preemptive or similar rights. As of the date hereof, there is no owner of record or, to Target's knowledge, beneficially of more than five percent (5%) of the Target Common Stock, except as shown in Section 4.19 of the Target Disclosure Schedule. Target has not granted or issued, nor has Target agreed to grant or issue, any shares of its capital stock or any Option Security or Convertible Security, and Target is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security, except in each case as set forth in the most recent Target Financial Statements or Section 4.19 of the Target Disclosure Schedule.

4.20 Materiality. The representations and warranties set forth in this Article are true and correct as of the date hereof without the materiality exceptions or qualifications contained therein, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, will not have a Material Adverse Effect on Target.

                                   ARTICLE 5

                 Representations and Warranties of ATC and ATI

Each of ATC and ATI, jointly and severally, hereby represents and warrants to Target as follows:

5.1 Organization and Business; Power and Authority; Effect of Transaction.

(a) Each of ATC and ATI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATC.

(b) Each of ATC and ATI has all requisite power and authority (corporate and other) necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by ATC and ATI of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATC and ATI. This Agreement has been duly executed and delivered by ATC and ATI and constitutes, and each Collateral Document executed or required to be executed by each of them pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATC and ATI will constitute, legal, valid and binding obligations of each of ATC and ATI, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

(c) Except to the extent necessary under their credit facilities, neither the execution and delivery by ATC and ATI of this Agreement or any Collateral Document executed or required to be executed by each of them pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by ATC and ATI:

  (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATC or ATI or any material Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any material agreement of ATC or ATI; or

  (ii) will require ATC or ATI to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except (A) filings contemplated by the Registration Rights Agreement, (B) filings under the Hart-Scott-Rodino Act, (C) for FCC approvals, (D) the filing with the SEC of (I) the ATC Registration Statement and (II) such reports under
  Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement,
  (E) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which ATI is qualified to do business, (F) the filing of a Supplemental Listing Application with the New York Stock Exchange, and (G) such other Governmental

  Authorizations, Governmental Filings and Private Authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on ATC.

5.2 Financial and Other Information. ATC has heretofore made available to Target its Annual Report on Form 10-K for its fiscal year ended December 31, 1997, its Prospectus, dated July 1, 1998, and all Current Reports filed on Form 8-K since July 1, 1998 (collectively, the "ATC SEC Documents"). As of the respective dates thereof, the ATC SEC Documents were prepared in all material respects in accordance with the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. ATC has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The consolidated financial statements of ATC included in the ATC SEC Documents (the "ATC Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of ATC, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

5.3 Material Statements and Omissions; Absence of Events.

(a) Neither any representation or warranty made by ATC or ATI contained in this Agreement or in the certificate to be delivered pursuant to Section 7.3(a) nor the ATC SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, (i) the ATC Registration Statement will not, at the time such Registration Statement becomes effective under the Securities Act, and the ATC Transaction Prospectus, at the date it is first mailed to the holders of Target Common Stock and at the time of the Target Stockholders Meeting, and (ii) the information with respect to ATC furnished to Target for inclusion in the Target Proxy Statement will not, at the date it is first mailed to the holders of Target Common Stock and at the time of the Target Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, the truth of any information or the existence of any omissions at the time of the Target Stockholders Meeting shall be determined with reference to the ATC Transaction Prospectus and the Target Proxy Statement, each as then amended or supplemented. The ATC Registration Statement and the ATC Transaction Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by ATC with respect to statements made or incorporated by reference therein based on information specifically supplied by Target for inclusion or incorporation by reference in the ATC Registration Statement or the ATC Transaction Prospectus.

(b) Since the date of the most recent financial statements constituting a part of the ATC Financial Statements, except to the extent specifically described in the ATC SEC Documents, there has been no material adverse change in ATC or any of its Subsidiaries from that reflected in the most recent ATC Financial Statements. There is no Event known to ATC which has had a Material Adverse Effect on ATC, except to the extent specifically described in the ATC SEC Documents and except for matters affecting the tower rental, ownership and construction industry generally, and except for any Event arising out of the execution or public announcement of this Agreement. ATC is not aware of any impending or contemplated Event that would cause any of the representations and warranties made by it in this Article not to be true, correct and complete on the date of such Event as if made on that date.

5.4 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of ATC or ATI, other than Credit Suisse First Boston Corporation whose fees and expenses will be paid by ATC.

5.5 Capital Stock. The authorized and outstanding capital stock of ATC, as of September 30, 1998, is as set forth in the most recent ATC SEC Documents. Between September 30, 1998 and the date of this Agreement, ATC has not issued or agreed to issue any shares of ATC Common Stock, other capital stock, Convertible Securities or Option Securities, other than pursuant to (a) the exercise of Option Securities theretofore granted pursuant to the 1997 Stock Option Plan, as amended and restated, of ATC (the "ATC Option Plan"), (b) acquisitions or mergers referred to in the ATC SEC Documents, (c) conversions of Class B Common Stock, par value $.01 per share, of ATC into ATC Common Stock, (d) the ATC Option Plan and (e) the issuance of 1,430,879 shares of ATC Common Stock in a recently consummated acquisition. All of such outstanding capital stock has been, and, when issued in accordance with the terms of this Agreement, the ATC Common Stock to be issued upon consummation of the Merger will be, duly authorized and validly issued, fully paid and nonassessable and not subject to any statutory preemptive or similar rights.

5.6 Tax Matters. Except where all failures to do so will not in the aggregate have a Material Adverse Effect on ATC, ATC and each of its Subsidiaries has (a) in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and (b) paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the ATC Financial Statements. The Tax Returns of ATC and each of its Subsidiaries have been prepared in all material respects in accordance with all Applicable Laws. Except where all failures to do so will not in the aggregate have a Material Adverse Effect on ATC, all Taxes which ATC and each of its Subsidiaries is required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Adequate provision has been made on the most recent balance sheet forming part of the ATC Financial Statements for all Taxes accrued through the date of such balance sheet of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and there are, to ATC's knowledge, no past transactions or matters which, individually or in the aggregate, could result in additional Taxes which would, if imposed, have a Material Adverse Effect on ATC for which an adequate reserve has not been provided on such balance sheet. Neither ATC nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code. ATC, and each of its corporate Subsidiaries at all times since owned directly or indirectly by ATC, has been taxable as a Subchapter C corporation under the Code, and has never been a member of any consolidated group for Tax purposes, except (i) during the period it was included in the tax reports of American Radio Systems Corporation, as described in the ATC SEC Documents, and (ii) any consolidated group with one or more of ATC and its Subsidiaries. Neither ATC nor any of its Subsidiaries is a party to any tax sharing agreement or arrangement, except (i) the ARS-ATS Separation Agreement, as described in the ATC SEC Documents, and (ii) any agreement among one or more of ATC and ATC's Subsidiaries.

5.7 Compliance with Governmental Authorizations and Applicable Law.

(a) ATC and its Subsidiaries have conducted their respective businesses and owned and operated their respective property and assets in accordance with all Applicable Laws and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. Neither ATC nor any of its Subsidiaries is in, or is charged by any Authority with, or, to ATC's knowledge, is threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to the ownership and operation of their respective assets or the conduct of their respective businesses which, individually or in the aggregate, has had or will have a Material Adverse Effect on ATC. No Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC.

(b) ATC or one of its Subsidiaries has obtained all Governmental Authorizations that are necessary for the ownership or operation of the assets of ATC and its Subsidiaries or the conduct of the business of ATC and its Subsidiaries as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have a Material Adverse Effect on ATC, all of which are valid and in good standing and in full force and effect, with such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. None of such Governmental Authorizations is subject to any restriction or condition that would limit in any material respect the ownership or operations of the assets of ATC and its Subsidiaries or the conduct of the business of ATC and its Subsidiaries as currently conducted, except for restrictions and conditions generally applicable to Governmental Authorizations of such type and such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. The conduct of the business of ATC and its Subsidiaries is in accordance with the Governmental Authorizations, except for such noncompliances as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. No such Governmental Authorization is the subject of any pending or, to ATC's knowledge, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization.

(c) There are no Legal Actions of any kind pending or, to the knowledge of ATC, threatened at law, in equity or before any Authority against ATC or any of its Subsidiaries or the officers or directors of any thereof relating to the ownership or operation of their respective assets or the conduct of their respective businesses which, if determined adversely to ATC or its Subsidiaries, individually or in the aggregate, will have a Material Adverse Effect on ATC.

5.8 Year 2000 Compliant. ATC has reviewed the areas within its and its Subsidiaries' businesses and operations which ATC believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by ATC may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and is making related inquiry of material suppliers, vendors and customers. Based on such reviews, ATC believes that the "Year 2000 Problem" will not have a Material Adverse Effect on ATC. To ATC's knowledge, each hardware, software and firmware product (collectively "Software") used by ATC in its business is Year 2000 compliant, except for such noncompliances that, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC.

5.9 Compliance with Private Authorizations. ATC and its Subsidiaries have obtained all Private Authorizations that are necessary for the ownership or operation by ATC and its Subsidiaries of their respective assets or the conduct of their respective businesses, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, if not obtained and maintained, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC and its Subsidiaries taken as a whole. All of such Private Authorizations are valid and in good standing and are in full force and effect, except for such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC and its Subsidiaries taken as a whole. Neither ATC nor any of its Subsidiaries is in breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and no Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any such Private Authorization, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC and its Subsidiaries taken as a whole.

5.10 Title to Properties; Leases.

(a) Each of ATC and its Subsidiaries has good indefeasible, marketable and insurable title to all of its real property (other than easement and leasehold real property) and good indefeasible and marketable title to all of its other owned property and assets, tangible and intangible; all of such property and assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens set forth in the ATC Financial Statements. All improvements on the real property owned or leased by ATC or any of its Subsidiaries are in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the business as presently conducted or proposed to be conducted on or prior to the Closing Date by ATC and its Subsidiaries, except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. All such improvements comply with all Applicable Laws, Governmental Authorizations and Private Authorizations, except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. All of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by ATC or any of its Subsidiaries are located entirely on such real property except for any instances of non-compliance, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on ATC. Such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment, are, in ATC's reasonable business judgment, in a state of good repair and maintenance and sound operating condition, normal wear and tear excepted, have been maintained in a manner consistent with generally accepted standards of sound engineering practice, and currently permit the business of ATC and its Subsidiaries to be operated in accordance with the terms and conditions of all Applicable Laws, Governmental Authorizations and Private Authorizations, except where the failure to be in such repair or condition or to be so usable, individually or in the aggregate, has not had and will not have a Material Adverse Effect on ATC.

(b) Each Lease under which ATC or any of its Subsidiaries holds real property is in full force and effect, has been duly authorized, executed and delivered by ATC and, to its knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of ATC or one of its Subsidiaries, and, to its knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity except, in each case, for exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. ATC or one of its Subsidiaries has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and Applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. Neither ATC nor any of its Subsidiaries nor, to ATC's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of ATC, threatened to the effect that ATC has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of ATC under any Lease in any material respect except, in each case, for exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC.

5.11 Related Transactions. Neither ATC nor any of its Subsidiaries is a party or subject to any Contractual Obligation relating to the ownership or operation of the assets of ATC and its Subsidiaries or the conduct of its or any of their businesses between ATC or any of its Subsidiaries, on the one hand, and any of its officers or directors, on the other hand, or, to the knowledge of ATC, any member of the Immediate Family of any thereof or any Affiliate of any of the foregoing, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (a) as described in the ATC SEC Documents, (b) employment agreements with certain of the officers, and (c) other Contractual Obligations that are, in the reasonable business judgment of ATC, on terms no less favorable to ATC or the applicable Subsidiary than would exist with a nonaffiliated Person.

5.12 Insurance. ATC or one of its Subsidiaries maintains, with respect to the assets of ATC and its Subsidiaries and the business of ATC and its Subsidiaries, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are customary in ATC's and its Subsidiaries' businesses.

5.13 ERISA Matters

(a) Except as described in the ATC SEC Documents, neither ATC nor any of its Subsidiaries contributes to or has an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, (i) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA. Neither ATC nor any of its Subsidiaries has any actual or potential liability under Title IV of ERISA. Neither ATC nor any of its Subsidiaries maintains any Plan that provides for post-retirement medical or life insurance benefits, and neither ATC nor any of its Subsidiaries has any obligation or liability with respect to any such Plan previously maintained by ATC or any of its Subsidiaries, except as the provisions of COBRA may apply to any former employees of ATC or any of its Subsidiaries. As to all Plans and Employment Arrangements of ATC and its
Subsidiaries:

  (i) all such Plans and Employment Arrangements comply and have been administered in form and in operation, in all material respects, in accordance with their respective terms and with all Applicable Laws, except for such noncompliance that will not, individually or in the aggregate, have a Material Adverse Effect on ATC, and neither ATC nor any of its Subsidiaries has received any notice from any Authority disputing or investigating such compliance;

  (ii) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to ATC's knowledge, threatened involving such Plans or the assets of such Plans, and, to ATC's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) except, in each case, as will not, individually or in the aggregate, have a Material Adverse Effect on ATC;

  (iii) all material contributions to, and material payments from, the Plans and Employment Arrangements that may have been required to be made in accordance with the terms of the Plans and Employment Arrangements, and any applicable collective bargaining agreement, have been made other than contributions and payments which will not, individually or in the aggregate, have a Material Adverse Effect on ATC. All such contributions to, and payments from, the Plans and Employment Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of ATC;

  (iv) to ATC's knowledge, no Event has occurred which would result in imposition on ATC or any of its Subsidiaries of (A) any breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or
  (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

  (v) neither ATC nor any of its Subsidiaries has incurred any material liability to a Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date hereof;

  (vi) no current or former employee of ATC or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Employment Arrangement as a result of the transactions contemplated by this Agreement; and

  (vii) no compensation payable by ATC or any of its Subsidiaries to any of its employees under any existing Plan or Employment Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

(b) The execution, delivery and performance by ATC of this Agreement and the Collateral Documents executed or required to be executed by ATC pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan maintained by ATC or any of its Subsidiaries.

5.14 Product Liability. There is not now pending or, to the knowledge of ATC, threatened any Claim (or any basis for any such Claim) relating to, any damages to or losses of any third party for injuries to Persons or damage to property, or for breach of warranty, arising out of any alleged defect in the quality or condition of any of ATC's products or services or property or assets, which, in the case of pending or threatened Claims, if determined adversely to ATC, individually or in the aggregate (taking into account unasserted Claims of a similar nature), will have a Material Adverse Effect on ATC.

5.15 Ordinary Course of Business. From the date of the most recent ATC Financial Statements to the date hereof, except (i) as may be required or expressly contemplated by the terms of this Agreement, (ii) for the merger agreement with TeleCom Towers, L.L.C., or (iii) as may be described in or contemplated by the ATC SEC Documents, each of ATC and its Subsidiaries:

  (a) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business (which includes, without limitation, the construction and acquisition of towers), consistent with prior practice;

  (b) except in each case in the ordinary course of business (which includes, without limitation, the construction and acquisition of towers), consistent with prior practice:

    (i) has not incurred any obligation or liability (fixed, contingent or other) individually having a value in excess of $500,000;

    (ii) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $500,000;

    (iii) has not canceled any debts or claims having a value in excess of $100,000;

    (iv) has not entered into any individual commitment having a value in excess of $500,000; and

  (c) has not created or permitted to be created any Lien on any of the assets of ATC and its Subsidiaries, except for Permitted Liens;

  (d) has not made or committed to make any additions to its property or any purchases of equipment in excess of $500,000, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

  (e) has not increased the compensation payable or to become payable to any of the ATC Employees other than increases in the ordinary course of business that are not material to ATC, or otherwise altered, modified or changed, in a manner material to ATC, the terms of their employment;

  (f) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

  (g) has not waived any rights of material value without fair and adequate consideration;

  (h) has not experienced any work stoppage;

  (i) except in the ordinary course of business (which includes the construction and acquisition of towers), has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of ATC;

  (j) has not made, paid or declared any Distribution; and

  (k) has not entered into any transactions or series of related transactions which individually or in the aggregate is material to the assets of ATC and its Subsidiaries taken as a whole or the business of ATC and its Subsidiaries taken as a whole.

5.16 Environmental Matters. Except for exceptions that, individually or in the aggregate, have not had and would not have a Material Adverse Effect on ATC, neither ATC nor any of its Subsidiaries:

  (a) has been notified in writing that it is potentially liable under, has received any written request for information or other correspondence concerning its potential liability with respect to any site or facility under, or, to ATC's knowledge, is a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state Law;

  (b) is a party to any outstanding consent decree, compliance order or administrative order or other judgment, order, writ, injunction or decree creating on-going obligations issued pursuant to any Environmental Law;

  (c) has, to its knowledge, failed to obtain all material Environmental Permits required under Environmental Laws, or, to its knowledge, failed to file all applications, notices and other material documents required to be filed prior to the date of this Agreement to effect the timely renewal or issuance of all Environmental Permits necessary for the continued ownership or operation of the assets of ATC and its Subsidiaries taken as a whole or conduct of the business of ATC and its Subsidiaries taken as a whole in the manner currently owned, operated and conducted and proposed to be owned, operated and conducted on or prior to the Closing Date;

  (d) is not in compliance with all Environmental Laws, or is the subject of or, to ATC's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

  (e) has knowingly installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by ATC or any of its Subsidiaries and, to ATC's knowledge, there are no above ground or underground storage tanks containing Hazardous Materials, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by ATC or any of its Subsidiaries, the installation, use or presence of which is not in compliance with Environmental Laws; and

  (f) has any knowledge of any past or present Event related to ATC's or any of its Subsidiaries' properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued compliance in all material respects with all Environmental Laws applicable to the ownership or operation of the assets of ATC and its Subsidiaries taken as a whole or the business of ATC and its Subsidiaries taken as a whole substantially in the manner now conducted or proposed to be conducted on or prior to the Closing Date, or which, individually or in the aggregate, may form the basis of any material Claim for or arising out of the release or threatened release into the environment of any Hazardous Material.

5.17 Materiality. The representations and warranties set forth in this Article are true and correct as of the date hereof without the materiality exceptions or qualifications contained therein, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, will not have a Material Adverse Effect on ATC.

5.18 Material Agreements. All of the agreements filed in the ATC SEC Documents under exhibit 10 pursuant to Regulation S-K are valid, binding and legally enforceable obligations of ATC or its Subsidiaries, as the case may be, and, to ATC's knowledge, all other parties thereto, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity except, in each case, for exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. Except as set forth in the ATC SEC Documents, neither ATC (or its Subsidiaries, as the case may be) nor, to its knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such material agreement or has done or performed, or failed to do or perform (and no Claim, other than

ATC's Notice of Disagreement with CBS Corporation, described in ATC's Form 10-Q for the fiscal quarter ended September 30, 1998, is pending or, to the knowledge of ATC, threatened in writing to the effect that ATC has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such material agreement or impair the rights or benefits, or increase the costs, of ATC (or its Subsidiaries, as the case may be) under any such material agreement, except, in each case, for exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. All Contracts for the construction by ATC (or its Subsidiaries) of towers for other Persons can be performed, in the aggregate for all such Contracts, without any loss to ATC (or its Subsidiaries).

                                   ARTICLE 6

                                   Covenants

6.1 Access to Information; Confidentiality.

(a) Each party shall afford to the other party and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours and upon reasonable notice throughout the period prior to the Closing Date to all of its (and its Subsidiaries') properties, books, contracts, insurance policies, studies and reports, environmental studies and reports, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon written request (i) a copy of each report, schedule and other document filed or received by any party pursuant to the requirements of any Applicable Law or filed by it with any Authority in connection with the Merger or any other report, schedule or documents which may have a material effect on the businesses, operations, properties, prospects, personnel, condition (financial or other), or results of operations of their respective businesses, and (ii) such other information concerning any of the foregoing as ATC or Target shall reasonably request. All Confidential Information furnished pursuant to the provisions of this Agreement, including without limitation this Section, or developed based upon disclosures pursuant to this Agreement or otherwise will be kept confidential and shall not, without the prior written consent of the party disclosing such Confidential Information, be disclosed by the other party in any manner whatsoever, in whole or in part, and, except as required by Applicable Law (including without limitation in connection with any registration, proxy or information statement or similar document filed pursuant to any federal or state securities Law in connection with the Merger) shall not be used for any purposes, other than in connection with the Merger. Except as otherwise herein provided, each party agrees to reveal such Confidential Information only to those of its Representatives or other Persons whom it believes need to know such Confidential Information for the purpose of evaluating and consummating the Merger. For purposes of this Agreement, "Confidential Information" shall mean any and all information related to the business or businesses of ATC, ATI and their respective Affiliates or Target and its Affiliates, including any of their respective successors and assigns, other than information that (i) has been or is obtained from a source independent of the disclosing party that, to the receiving party's knowledge, is not subject to any confidentiality restriction, (ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party, or (iii) is independently developed by the receiving party without reliance in any way on information provided by the disclosing party or a third party independent of the disclosing party that, to the receiving party's knowledge, is subject to any confidentiality restriction.

(b) Notwithstanding the provisions of Section 6.1(a), (i) in connection with the Merger, each party may disclose such information as it may reasonably determine to be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed, including without limitation in any registration, proxy or information statement or other document required to be filed under any federal or state securities Law, and (ii) each party may, with the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, disclose the subject matters of this Agreement to Persons with whom the other party has a business or contractual relationship in connection with the due diligence investigation of the other party and its attorneys, financial advisors and accountants in connection with the transactions contemplated hereunder. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver all written Confidential Information provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger or developed based on such information and shall not retain any copies, extracts or other reproductions in whole or in part of such written material, other than, unless mutual releases are exchanged by the parties, one copy thereof which shall be delivered to independent counsel for such party which shall be bound by the provisions of Section 6.1(a).

(c) Anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, either party may disclose information received or retained by it in accordance with the provisions of this Agreement if it can demonstrate
(i) such information is generally available to or known by the public from a source other than the party seeking to disclose such information or (ii) was obtained by the party seeking to disclose such information from a source other than the other party, provided that such source was not, to the knowledge of the disclosing party, bound by a duty of confidentiality to the other party or another party with respect to such information.

(d) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties hereto.

(e) The provisions of this Section shall apply to all Subsidiaries of ATC and Target.

6.2  Agreement to Cooperate; Certain Other Covenants.

(a) Each of the parties hereto shall use reasonable business efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other Transactions, and (y) to refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Merger or the consummation of the other Transactions, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings within ten (10) business days of the date of this Agreement under the Hart-Scott-Rodino Act and all filings necessary for ATI to own and operate the Target Assets and the Target Business), (iv) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), (v) to obtain the satisfaction of the conditions specified in Article 7, and (vi) to cure any breach or untruth of such party upon receipt of notice as provided in Section 8.1(c) or (d) or upon otherwise becoming aware of such breach or untruth.

(b) The parties shall cooperate with one another in the preparation of all Tax Returns, questionnaires, applications or other documents regarding any Taxes or transfer, recording, registration or other fees which become payable in connection with the Merger that are required to be filed on or before the Closing Date.

(c) The provisions of this Section shall apply to all Subsidiaries of ATC and Target.

6.3 Public Announcements. Until the Closing or the termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case the issuing party shall use all reasonable efforts to consult with the other party and agree upon the nature, content and form of such press release or public statement. The provisions of this Section shall apply to all Subsidiaries of ATC and Target.

6.4 Notification of Certain Matters. Each party shall give prompt notice to the other of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be reasonably likely to cause (a) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (b) any failure by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

6.5 Other Offers; No Solicitation.

(a) Target shall not, nor shall Target knowingly permit any of its Subsidiaries or any of its or any of its Subsidiaries' officers, directors, investment bankers, brokers, financial advisors, finders, attorneys, accountants or other agents or representatives to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction or (ii) participate in any discussions or negotiations or otherwise cooperate regarding an Alternative Transaction; provided, however, that if the Board of Directors of Target determines in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to Target's stockholders under Applicable Law, Target, in response to a written Alternative Transaction that (I) was unsolicited or that did otherwise result from a breach of this Section, and (II) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to Target to the Person who made such Alternative Transaction pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations regarding such Alternative Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Target or any of its Subsidiaries, whether or not acting on behalf of Target or any of its Subsidiaries, shall be deemed to be a breach of this Section by Target.

(b) The Board of Directors of Target shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ATC, its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, an Alternative Transaction, or (iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or merger or other similar agreement with respect to an Alternative Transaction, unless (x) the Board of Directors of Target shall have determined in good faith, based on the advice of independent counsel, that (A) failure to do so would be inconsistent with its fiduciary duties to Target's stockholders under Applicable Law, and (B) based upon the advice of Target's financial advisors, such Alternative Transaction is a Superior Proposal, and (y) Target shall have terminated this Agreement pursuant to the provisions of paragraph
(f) of Section 8.1.

(c) Nothing contained in this Section shall prohibit Target from at any time
(i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that neither Target nor its Board of Directors shall, except as permitted by Section 6.5(b), propose to approve or recommend an Alternative Transaction or (ii) making a "stop-look-and-listen" communication with respect to an Alternative Transaction of the nature contemplated by, and in compliance with, Rule 14d-9 under the Exchange Act as a result of receiving an Acquisition Proposal.

(d) If Target decides to terminate this Agreement under paragraph (f) of
Section 8.1 because of a Superior Proposal, it shall give ATC written notice of such termination no later than five (5) days prior to any such termination. At such time, Target will cause its financial advisor to supply ATC with such information as such financial advisor deems necessary to maximize value to the Target's stockholders. Target shall be obligated to consider any revised offer communicated to Target by ATC in connection with its decision to terminate this Agreement.

(e) If Target shall receive a firm, bona fide written proposal or proposals from any Person relating to any Alternative Transaction, and Target's Board of Directors shall determine in good faith, based upon the advice of independent counsel, and after receiving advice from Target's independent financial advisors, that (i) such Alternative Transaction is a Superior Proposal and (ii) the failure to terminate this Agreement would be inconsistent with the director's fiduciary obligations under Applicable Law, then Target shall terminate this Agreement.

(f) If Target terminates this Agreement pursuant to Section 6.5(e), Target shall pay ATC the amounts set forth in Section 8.2 hereof in accordance with the terms thereof.

6.6 Conduct of Business by Target Pending the Merger.

Except as set forth in Section 6.6 of the Target Disclosure Schedule, otherwise contemplated by this Agreement or as provided in Target's business plan previously provided to ATC (the "Business Plan"), after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless ATC shall otherwise consent in writing, which consent shall not be unreasonably withheld, Target shall, and shall cause each of its Subsidiaries to:

(a) conduct its business in the ordinary and usual course of business and consistent with past practice;

(b) not (i) amend or propose to amend its Organic Documents, (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issue of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or
(iii) declare, set aside, pay or make, or agree to declare, set aside, pay or make, any Distribution, whether in cash, stock, property or otherwise; other than distributions to Target or its Subsidiaries by one of Target's Subsidiaries;

(c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of Target Common Stock, other shares of capital stock, Convertible Securities or Option Securities, except pursuant to the exercise of options outstanding on the date hereof;

(d) not (i) incur or become contingently liable with respect to any Indebtedness for Money Borrowed, other than (x) borrowings, not to exceed the sum of (I) the principal amount of borrowings presently outstanding and (II) the Indebtedness set forth in the Business Plan, (ii) redeem, purchase, acquire or offer or agree to redeem, purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities, (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than (x) inventory in the ordinary course of business, (y) Liens arising in accordance with the provisions of indebtedness in effect on the date hereof and in accordance with their present terms, and (z) leases of towers and shelter space to third-party customers, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to officers and employees of Target for travel, business or relocation expenses in the ordinary course of business;

(e) not enter into or agree to enter into (other than agreements which are binding on Target as of the date hereof) any Restricted Transaction (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expected to be expended by Target or any of its Subsidiaries in connection with such individual Restricted Transaction (together with any group of related Restricted Transactions) exceeds $10.0 million, or (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Restricted Transactions) exceeds $100.0 million; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in Section 6.6(e) of the Target Disclosure Schedule;

(f) use reasonable business efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

(g) confer on a regular and frequent basis with one or more representatives of ATC to report material operational matters and the general status of ongoing operations;

(h) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

(i) maintain with financially responsible insurance companies insurance on the Target Assets and the Target Business in such amounts and against such risks and losses as are consistent with past practice;

(j) not make any Tax election that could reasonably be likely to have a Material Adverse Effect on Target or settle or compromise any material Tax liability;

(k) except in the ordinary course of business or except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, not modify, amend or terminate any Material Agreement to which Target is a party or by which any of the Target Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

(l) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

(m) except in the ordinary course of business and in accordance with past practices and policies, not enter into any Lease or other agreement with respect to any antennae site on any of its towers, whether presently owned or hereafter acquired by Target;

(n) except as set forth in Section 4.14 of the Target Disclosure Schedules, (i) not grant to any executive officer or other key employee of Target any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Employment Arrangements set forth in Section 4.14 of the Target Disclosure Schedule, (ii) not grant to any such executive officer any increase in severance or termination pay, except as was required under any Employment Arrangements set forth in Section 4.14 of the Target Disclosure Schedule, (iii) not adopt or amend any Plan or Employment Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (iv) except in the ordinary course, not enter into, amend in any material respect or terminate any material Governmental Authorization, material Private Authorization or Material Agreement;

(o) not voluntarily take or permit to be taken any action which if taken between the end of its most recent fiscal quarter and prior to the date of this Agreement would have been required to be noted as an exception on Section 4.16 of the Target Disclosure Schedule, other than pursuant to the conduct of its business in the ordinary and usual course of business and consistent with past practice; and

(p) not authorize or enter into any agreement that would violate any of the foregoing.

In the event that Target or any of its Subsidiaries desires to take any of the actions prohibited by the provisions of this Section, Target shall give prompt written notice to ATC, referring to the provisions of this Section. As stated above, Target's ability to take such action shall be subject to the written consent of ATC, which consent shall not be unreasonably withheld; provided, however, that if ATC does not object to the taking of such action within five
(5) business days of receipt of such notice and all material information requested by ATC with respect thereto, Target or such Subsidiary shall have the right to take such action. ATC's failure to object to the taking of any such action shall not, in any event, relieve Target from the obligation to comply with the provisions of this Agreement (other than, to the extent provided, in paragraph (d) of this Section) and shall not be deemed to be a waiver of any condition of ATC's obligations to consummate the Merger set forth in Section
7.2. The parties also agree that, regardless of whether or not ATC's consent is required by this Section 6.6,

Target shall communicate with the Chief Operating Officer and the Chief Financial Officer of ATC on a reasonably regular basis with respect to the Business Plan and the ongoing operations of Target.

6.7 Additional Tax Matters. Each party hereto shall use all reasonable business efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable business efforts to prevent any Affiliate of such party from taking, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

6.8 Certificates of Non-Foreign Status. Prior to the Closing Date, Target and ATC shall in respect of the conversion of Target Common Stock pursuant to the Merger use their reasonable business efforts to obtain on behalf of themselves, from each Person who owned of record or, to Target's knowledge, beneficially, five percent (5%) or more of the Target Common Stock at any time during the five-year period preceding the Effective Time and who will continue to own any Target Common Stock immediately prior to the Effective Time, a certificate of non-foreign status of such stockholder that meets the requirements of Section 1445 of the Code and Section 1.1445-2(b) of the Regulations, it being understood that the failure to obtain any such certificate shall not be deemed to be a breach of this Section. Target shall furnish to ATC on the Closing Date a copy of any such certificates of non-foreign status obtained by Target.

6.9 Target Stock Options. Prior to the Effective Time, ATC and Target shall take such action as may be necessary to cause each unexpired and unexercised option to purchase Target Common Stock from Target or any of its Subsidiaries that is outstanding immediately prior to the Merger and that will not expire if not exercised prior thereto, a true, correct and complete list of which, as of the date of this Agreement, is set forth in Section 6.9 of the Target Disclosure Schedule (each, a "Target Option" and collectively, the "Target Options") to be automatically converted at the Effective Time into an option (each, an "ATC Option" and collectively, the "ATC Options") to purchase a number of shares of ATC Common Stock equal to the product of the number of shares of Target Common Stock which the holder is entitled to purchase under the Target Option multiplied by the Exchange Ratio, at a price per share equal to the quotient obtained by dividing (a) the per share option exercise price determined pursuant to the Target Option, by (b) the Exchange Ratio. Each ATC Option will otherwise have the same terms and conditions as the Target Option exchanged therefor, including acceleration and period of exercise, and, with respect to Target Options that are "incentive stock options" under the Code at the Effective Time, will contain such terms as are necessary to preserve such status following the conversion described herein. At the Effective Time, ATC will execute and deliver to each holder of an ATC Option a document evidencing ATC's assumptions of Target's obligations under the Target Option and all references in the stock option agreements to Target shall be deemed to refer to ATC. As of the Effective Time, ATC shall assume all of Target's obligations with respect to the Target Options as so amended and shall, from and after the Effective Time, have reserved for issuance upon exercise of the ATC Options all shares of ATC Common Stock covered thereby and shall file a Registration Statement on Form S-8 to register under the Securities Act the shares of ATC Common Stock subject to the ATC Options granted in replacement of Target Options. ATC shall take all actions reasonably necessary to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ATC Options remain outstanding. ATC shall also use its reasonable business efforts to list, subject to official notice of issuance, all shares of ATC Common Stock subject to the ATC Options on The New York Stock Exchange and/or such other exchanges or trading markets on which the ATC Common Stock is then listed or traded. No fractional shares of ATC Common Stock will be issued upon the exercise of any ATC Option, and instead the exercising holder of such ATC Option shall receive cash for any fractional share amounts, based on the fair market value of the ATC Common Stock at the time of exercise. To the extent that any former holder of Target Options is terminated by ATC or its Subsidiaries other than for cause subsequent to the Effective Time, ATC shall provide such holder with the opportunity to effect a broker-assisted cashless exercise, to the extent exercisable at the time of such termination, of the ATC Options then held by such holder prior to the expiration of such options. The foregoing provision is intended to be for the benefit of, and shall be enforced by, the holders of Target Options and subject to the provisions of the plans governing the Target Options, their heirs and personal representatives and shall be binding upon ATC and its successors and assigns.

6.10 Stockholder Approval. Target will, as soon as practicable following the date hereof, establish a record date for, and, after the Registration Statement has become effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "Target Stockholders Meeting") for the purpose of obtaining the approval and adoption of this Agreement and the approval of the Merger by the Target stockholders (the "Target Stockholder Approval"). Such notice shall comply with the provisions of Applicable Law. Target will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and approval of the Merger, subject to the fiduciary duties of the Target Board of Directors under Applicable Law.

6.11 Registration Statement and Proxy/Information Statement.

(a) ATC shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof a Registration Statement under the Securities Act (the "ATC Registration Statement") on Form S-4 in connection with the Merger for the purpose of registering all of the shares of ATC Common Stock to be issued in the Merger. ATC shall also take any action required under Applicable Law in connection with causing the ATC Registration Statement to be declared effective by the SEC as promptly as practicable, including without limitation making all filings under applicable state blue sky or securities Laws in connection with the issuance of shares of ATC Common Stock in the Merger.

(b) Target shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof a proxy statement in connection with the Target Stockholders Meeting (the "Target Proxy Statement"), complying with applicable rules and regulations of the SEC and the DCL.

(c) ATC and Target shall promptly furnish to the other all information, and take such other actions, as may reasonably be requested in connection with any action taken to comply with the provisions of this Section including, in the case of ATC, the preparation of the final prospectus (the "ATC Transaction Prospectus") contained in the ATC Registration Statement and, in the case of Target, the preparation of the Target Proxy Statement. Target and ATC shall correct promptly any information provided by it to be used specifically in the Target Proxy Statement or the ATC Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Target Proxy Statement or the ATC Registration Statement so as to correct the Target Proxy Statement or the ATC Registration Statement and cause it to be disseminated to the stockholders of Target, to the extent required by Applicable Law. Without limiting the generality of the foregoing, each party shall notify the other promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Target Proxy Statement or the ATC Registration Statement, as the case may be, or for additional information, and shall supply the other with copies of all correspondence between it or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Target Proxy Statement or the ATC Registration Statement. Whenever any Event occurs which should be described in an amendment or a supplement to the Target Proxy Statement or the ATC Registration Statement, Target and ATC shall, upon learning of such Event, promptly prepare, file and clear with the SEC and, if prior to the Effective Time, mail to the holders of shares of Target Common Stock such amendment or supplement; provided, however, that, prior to such mailing, (i) Target and ATC shall consult with each other with respect to such amendment or supplement, (ii) shall afford to the other reasonable opportunity to comment thereon, and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

(d) In the event Target shall not be required to call the Target Stockholders Meeting pursuant to Section 6.10, all references to the Target Proxy Statement in this Agreement shall be deemed to be references to the Target Information Statement.

(e) Target shall use its reasonable business efforts to cause to be delivered to ATC and its directors a letter of independent auditors, dated (i) the date of the ATC Registration Statement, and (ii) the Closing Date, and addressed to ATC and its directors, in form, scope and substance customary for letters delivered by independent public accountants in connection with registrations statements similar to the ATC Registration

Statement; provided that ATC shall have delivered a representation letter to Target's auditors in the form attached hereto as Exhibit F.

6.12 Directors', Officers' and Employees' Indemnification

(a) The Organic Documents of ATC shall contain provisions no less favorable with respect to indemnification than are set forth in the Organic Documents of Target, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were officers or directors of Target, unless such modification shall be required by Applicable Law.

(b) From and after the Effective Time, ATC shall indemnify, defend and hold harmless the present and former officers and directors, in their capacities as such, of Target (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any claim, action, suit, proceeding or investigation (as used in this Section, a "claim"), based in whole or in part on the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was an officer or director of Target and arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation in connection with this Agreement, the Merger and the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) which shall be reasonably satisfactory to ATC, and ATC shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; (ii) ATC shall have the right, but not the obligation, to assume the defense of any such claim with counsel (including local counsel) which shall be reasonably satisfactory to the Indemnified Parties (after which time ATC shall not be liable for any fees and expenses of counsel retained by the Indemnified Parties); and (iii) ATC shall use its reasonable business efforts to assist in the defense of any such claim; provided, however, that ATC shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) ATC will cause to be maintained for a period of not less than six (6) years from the Effective Time Target's current directors' and officers' insurance and indemnification policies to the extent that they provide coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and executive officers of Target on the date of this Agreement, so long as the annual premium therefor would not be in excess of two hundred fifty percent (250%) of the current premium. If any then existing D&O Insurance expires, is terminated or canceled during such six-year period, ATC will use its best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of two hundred fifty percent (250%), on terms and conditions no less advantageous to the covered Persons than the then existing D&O Insurance. Notwithstanding the foregoing, ATC or its Subsidiaries may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of ATC and its Subsidiaries so long as the terms thereof are not materially less advantageous to the beneficiaries thereof than the existing D&O Insurance.

(c) In the event ATC or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of ATC shall assume the obligations set forth in this Section.

(d) This Section is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on ATC and its successors and assigns.

6.13 Solicitation of Employees. If this Agreement is terminated, each of ATC and Target agrees that neither it nor any of its Affiliates will, for a period of twelve (12) months from the date of such termination, solicit or actively seek to hire any individual who during such period is employed by ATC or any of its Affiliates or Target or any of its Affiliates, as the case may be, whether or not such individual would commit breach of such individual's employment agreement in leaving such employment; provided, however, that the foregoing shall not prevent ATC or Target (or any of their respective Affiliates) from soliciting or actively seeking to hire any such key employee who (i) initiates employment discussions with it, (ii) is not employed by ATC or Target, as the case may be, on the date Target or ATC (or any of their respective Affiliates), as the case may be, first solicits such key employee, or (iii) soliciting through general advertisement, including without limitation on the Internet.

6.14 Registration Rights Agreement. ATC agrees that, from time to time after the Closing, ATC shall add or shall cause to be added as a party to the Registration Rights Agreement each Person who is an affiliate of Hicks, Muse, Tate & Furst Incorporated and who receives shares of ATC Common Stock as a direct or indirect distributee or transferee of HMTF/Omni Partners LP. The foregoing provision is intended to be for the benefit of, and shall be enforced by, such distributees or transferee and shall be binding upon ATC and its successors and assigns.

                                   ARTICLE 7

                               Closing Conditions

7.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

  (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its reasonable business efforts to have such order, injunction, restraint or prohibition vacated or lifted.

  (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

  (c) Except with respect to the Hart-Scott-Rodino Act (which is addressed in Section 7.1(b)), all authorizations, consents, waivers, orders or approvals required to be obtained from all Authorities, and all filings (other than the Certificate of Merger), submissions, registrations, notices or declarations required to be made by any of the parties with any Authority which would prevent the consummation of the Merger or result in a Material Adverse Effect on Target if not obtained or made shall have been obtained from, and made with, all such Authorities;

  (d) The ATC Common Stock to be issued as part of the Merger Consideration shall have been listed for trading on The New York Stock Exchange, subject to official notice of issuance;

  (e) The ATC Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

  (f) The Target Stockholder Approval shall have been obtained.

7.2 Conditions to Obligations of ATC and ATI. The obligation of ATC to cause ATI to, and of ATI to, consummate the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATC and ATI to the extent permitted by Applicable Law:

  (a)(i) The representations and warranties of Target contained in this Agreement (other than in Section 4.19) shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, will not have a Material Adverse Effect on Target; provided, however, that for the purpose of this clause
  (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; (ii) the representations and warranties of Target set forth in Section 4.19 of this Agreement shall be true and correct; provided, however, that any untruth shall be disregarded for purposes of this Section 7.2(c) if, by mutually agreed upon adjustment of the Exchange Ratio and the Merger Consideration at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the Target stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and covenants to be performed or satisfied by Target or any of the Target stockholders hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) Target shall have furnished ATC with an officer's certificate in the form attached hereto as Exhibit G evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions;

  (b) Other than those which, individually or in the aggregate, the failure of which to obtain will not have a Material Adverse Effect on Target, all authorizations, consents, waivers, orders or approvals required by the provisions of this Agreement to be obtained from all Persons (other than Authorities) prior to the consummation of the Merger, including without limitation those required in order for ATI to continue to own all of the Target Assets and continue to operate the Target Business substantially as conducted immediately prior to the Closing shall have been obtained, without the imposition, individually or in the aggregate, of any condition or requirement which will have a Material Adverse Effect on Target;

  (c) Between the date of this Agreement and the Closing Date, there shall not have occurred and be continuing any material adverse change in Target from that reflected in the most recent Target Financial Statements;

  (d) As of the Closing Date, no Legal Action shall be pending before any Authority which, individually or in the aggregate, will have a Material Adverse Effect on Target, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not be deemed to be a Legal Action pending before any such Authority and no Legal Action by any Target stockholder in respect of the transactions contemplated herein will be deemed to create a Material Adverse Effect;

  (e) All Convertible Securities and Option Securities (other than the Target Options which shall be exchanged for ATC Options in accordance with the provisions of Section 6.9) of Target, if any, outstanding immediately prior to the Closing shall be canceled and, from and after the Closing, shall no longer be of any force or effect;

  (f) Each of the Target stockholders listed therein shall have executed and delivered to ATC an agreement substantially in the form attached hereto as Exhibit A and made a part hereof (the "Registration Rights Agreement");

  (g) Each executive officer, director and other Person who, in the opinion of ATC based on the advice of counsel, may be an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Target shall have executed and delivered to ATC an investment letter substantially in the form of Exhibit B attached hereto and made a part hereof (the "Target Investment Letters");

  (h) ATC shall have received from its tax counsel, Sullivan & Worcester LLP, a favorable opinion, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, none of ATC, ATI or Target will recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, and, in connection with such opinion, Target shall have executed and delivered to ATC and such counsel a certificate substantially in the form attached hereto as Exhibit C and made a part hereof;

  (i) All instruments evidencing Indebtedness for Money Borrowed of Target represented by all bank credit agreements (the "Target Credit Agreements") shall permit the repayment thereof by ATC without premium or penalty; and

  (j) Each of the agreements listed in Section 7.2(j) of the Target Disclosure Schedule shall have been terminated by Target, or amended on the terms and conditions set forth in such Section, and the fees and expenses payable by Target with respect to the Merger pursuant to the Financial Advisory Agreement listed therein shall have been waived, in each case, at no cost or expense to Target; provided, however, that this provision shall not prevent the payment in full of accrued fees and expenses under the Monitoring and Oversight Agreement incurred in the ordinary course.

7.3 Conditions to Obligations of Target. The obligation of Target to consummate the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by Target to the extent permitted by Applicable Law:

  (a) The representations and warranties of ATC and ATI contained in this Agreement (other than in Section 5.5) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, will not have a Material Adverse Effect on ATC; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect ") shall not be deemed to be so qualified; (ii) the representations and warranties of ATC set forth in Section 5.5 of this Agreement shall be true and correct; provided, however, that any untruth shall be disregarded for purposes of this Section 7.3(c) if, by mutually agreed upon adjustment of the Exchange Ratio and the Merger Consideration at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the ATC or ATI stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and covenants to be performed or satisfied by ATC or ATI hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) ATC and ATI shall have furnished Target with an officer's certificate in the form of Exhibit G hereto evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions;

  (b) Between the date of this Agreement and the Closing Date, there shall not have occurred and be continuing any material adverse change in ATC from that reflected in the most recent ATC Financial Statements;

  (c) As of the Closing Date, no Legal Action shall be pending before any Authority which, individually or in the aggregate, will have a Material Adverse Effect on ATC, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not be deemed to be a Legal Action pending before any such Authority and no Legal Action by any Target stockholder in respect of the transactions contemplated herein will be deemed to create a Material Adverse Effect;

  (d) ATC shall have executed and delivered the Registration Rights
  Agreement;

  (e) Target shall have received from its tax counsel, Weil, Gotshal & Manges LLP a favorable opinion, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, the Target stockholders will not recognize gain or loss for federal income tax purposes as a result of consummation of the Merger, except to the extent of the cash, property (other than the ATC Common Stock) or other nonstock Merger Consideration received pursuant to the consummation of the Merger, and, in connection with such opinion, ATC shall have executed and delivered to Target and such counsel a certificate substantially in the form attached hereto as Exhibit D and made a part hereof; and

  (f) ATC shall have delivered to Target an agreement substantially in the form of Exhibit E attached hereto and made a part hereof (the "ATC Voting Agreement") executed by the Persons named therein and any individual nominated pursuant thereto shall have been elected a director of ATC.

                                   ARTICLE 8

                       Termination, Amendment and Waiver

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time only pursuant to the following provisions:

  (a) by mutual consent of Target and ATC; or

  (b) by ATC or Target if any permanent injunction, decree or judgment of any Authority preventing consummation of the Merger shall have become final and nonappealable; or

  (c) by Target in the event (i) it is not in material breach of its covenants and agreements under this Agreement and none of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 7.2(c) not to be satisfied, and (ii) either (A) the Termination Date has occurred without the consummation of the Merger, or (B) ATC or ATI is in material breach of its covenants and agreements under this Agreement or any of its representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.3(c) not to be satisfied, and such a breach or untruth is not cured prior to the earlier of thirty (30) days after delivery of notice thereof to ATC by Target or the Termination Date; or

  (d) by ATC in the event (i) neither ATC nor ATI is in material breach of its covenants and agreements under this Agreement and none of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 7.3(c) not to be satisfied, and (ii) either (A) the Termination Date has occurred without the consummation of the Merger, or (B) Target is in material breach of its covenants and agreements under this Agreement or any of Target's representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.2(c) not to be satisfied, and such a breach or untruth is not cured prior to the earlier of thirty (30) days after delivery of notice thereof to Target by ATC or the Termination Date; or

  (e) by ATC or Target in the event that prior to the Termination Date the Target Stockholder Approval has not been obtained, so long as the terminating party is not in material breach of its covenants and agreements under this Agreement and none of its representations and warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.2(c) or 7.3(c), as the case may be, not to be satisfied; or

  (f) by Target pursuant to and in compliance with the provisions of Section
  6.5.

The term "Termination Date" shall mean April 30, 1999; provided, however, that if FCC approval has not been obtained and/or the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Act has not occurred by that date, ATC may elect in its sole discretion to extend such date to September 30, 1999, subject to the following conditions: (i) all conditions to closing set forth in Sections 7.1, 7.2 and 7.3, other than obtaining regulatory approval under the Hart-Scott-Rodino Act or applicable FCC rules and regulations, shall have been fulfilled (or waived by the party whom the condition(s) benefit) and certificates to such effect in the form of Exhibit G shall have been delivered as of April 30, 1999 by Target and ATC, respectively,
(ii) the provisions of paragraph (c) of Section 7.1 (other than those regarding approvals from the FCC) shall be terminated after April 30, 1999, (ii) paragraphs (a), (b), (c) and (d) of Section 7.2 shall be terminated after April 30, 1999, and (iii) paragraphs (a), (b), and (c) of Section 7.3 shall be terminated after April 30, 1999. If ATC elects to extend the Termination Date to September 30, 1999, it shall give Target written notice of such extension by no later than the close of business on April 30, 1999. If such notice has not been so received, this Agreement shall automatically terminate with the effect set forth in Section 8.2. In the event that ATC elects to extend the Termination Date to September 30, 1999, this Agreement may thereafter only be terminated prior to the Effective Time pursuant to paragraphs (a), (b) and (f) of Section 8.1 or in the event of failure of Target Stockholder Approval to have been obtained.

The right of ATC or Target to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party, any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

8.2 Effect of Termination. Except as provided in Sections 6.1 (with respect to confidentiality), 6.3, 6.13 and 9.2 and this Section, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of their respective stockholders, officers or directors, to the other and all rights and obligations of any party shall cease; provided, however, that such termination shall not relieve any party from liability for any willful or intentional misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement. In the event that this Agreement is terminated by either party pursuant to Section 8.1(e) or by Target pursuant to
Section 8.1(f), Target shall promptly, but in no event later than two (2) days after the date of such termination, pay ATC a fee equal to $12,000,000 in immediately available funds. ATC and Target agree in advance that actual damages would be difficult to ascertain and that $12,000,000 is a fair and equitable reimbursement to ATC for damages sustained due to Target's failure to consummate the Merger for the reasons specified in this Section. Notwithstanding the foregoing, each party shall have the right to seek specific performance of this Agreement pursuant to the provisions of Section 9.4. If, however, such termination relates to the provisions of Section 6.5, ATC's sole rights shall be those set forth in that Section.

                                   ARTICLE 9

                               General Provisions

9.1 Waivers; Amendments. Changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith.

9.2 Fees and Expenses. All costs and expenses incurred in connection with any transfer Taxes, sales Taxes, recording or documentary Taxes, stamps or other charges levied by any Authority in connection with this Agreement and the consummation of the Merger shall be borne equally by Target and ATC, all Hart-Scott-Rodino filing fees and expenses, if any, shall be borne by the party making such filing, and all other costs and expenses incurred in connection with this Agreement and the consummation of the Merger, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall, unless otherwise provided herein, be borne solely and entirely by the party which has incurred such costs and expenses.

9.3 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered (a) three (3) business days after being mailed by first-class or express mail, postage prepaid, (b) the next day when sent overnight by recognized courier service, (c) upon confirmation when sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (d) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

(a) If to ATC or ATI:

116 Huntington Avenue
Boston, Massachusetts 02116
Attention: Joseph L. Winn, Chief Financial Officer
Telecopier No.: (617) 375-7575

with a copy to (which shall not constitute notice to ATC or ATI):

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attention: Norman A. Bikales, Esq.
Telecopier No.: (617) 338-2880

(b) If to Target:

OmniAmerica, Inc.
200 Crescent Court,
Suite 1600
Dallas, Texas 75201
Attention: Jack D. Furst
Telecopier No.: (214) 740-7313

with a copy to (which shall not constitute notice to Target):

Weil, Gotshal & Manges, LLP
100 Crescent Court, Suite 1300
Dallas, Texas 75201
Attention: Mary R. Korby, Esq.
Telecopier No.: (214) 746-7777

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

9.4 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or Applicable Law for such breach or threatened breach, including without limitation the recovery of damages; provided, however, that none of the parties shall pursue, and each party hereby waives, any punitive, incidental and consequential damages arising out of this Agreement (including without limitation damages for diminution in value and loss of anticipated profits).

9.5 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely any party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

9.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts.

9.7 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.8 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the DCL applies to the Merger. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

9.9 Entire Agreement. This Agreement (together with the Target Disclosure Schedule, the Exhibits hereto and the other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof, including without limitation any previously executed confidentiality agreement. Each of the parties is a sophisticated Entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) none of the parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing), (b) there are no covenants or agreements by or on behalf of any party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY COLLATERAL DOCUMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS,

EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.10 Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to any party by operation of law, including by way of merger, consolidation or sale of all or substantially all of its assets, and ATC and ATI may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

9.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Sections 6.9, 6.12, 6.14 and 9.10.

9.12 Non-Survival of Representations, Warranties, Covenants and
Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Merger, and after effectiveness of the Merger neither party nor any of its respective officers, directors or stockholders shall have any further obligation with respect thereto. This Section shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.13 Mutual Drafting. This Agreement is the result of the joint efforts of Target and ATC, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                          American Tower Corporation

                                                    /s/ Steven B. Dodge
                                          By: _________________________________

                                            Name: Steven B. Dodge
                                            Title:Chief Executive Officer

                                          TeleCom Towers, Inc.

                                                    /s/ Steven B. Dodge
                                          By: _________________________________

                                            Name: Steven B. Dodge
                                            Title:Chief Executive Officer

                                          OmniAmerica, Inc.

                                                     /s/ Jack D. Furst
                                          By: _________________________________

                                            Name: Jack D. Furst
                                            Title:Chairman of the Board

                                                                      APPENDIX A

                                  DEFINITIONS

Affiliate, Affiliated shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's Immediate Family or a family trust.

Agreement shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A, the Target Disclosure Schedule, and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

Alternative Transaction shall mean a transaction or series of related transactions (other than the Transactions) resulting in or likely to result in
(a) any Change of Control of Target, (b) any merger, consolidation or other business combination of Target, regardless of whether Target is the surviving Entity unless the surviving Entity remains obligated under this Agreement to the same extent as Target was, (c) any tender offer or exchange offer for, or any acquisition of, any securities of Target, (d) any sale or other disposition of all or any substantial part of the assets or business of Target, (e) any issue or sale, or any agreement to issue or sell, any capital stock, Convertible Securities or Option Securities of Target that could result in a Change of Control of Target.

Applicable Law shall mean any Law of any Authority, whether domestic or foreign, including without limitation the FCA and all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

ATC shall have the meaning given to it in the Preamble.

ATC Common Stock shall have the meaning given to it in Section 3.1.

ATC Financial Statements shall have the meaning given to it in Section 5.2.

ATC Option Plan shall have the meaning given to it in Section 5.5.

ATC Options shall have the meaning given to it in Section 6.9.

ATC Registration Statement shall have the meaning given to it in Section
6.11(a).

ATC SEC Documents shall have the meaning given to it in Section 5.2.

ATC Transaction Prospectus shall have the meaning given to it in Section
6.11(c).

ATC Voting Agreement shall have the meaning given to it in Section 7.3(i).

ATC's knowledge (or words of similar import) shall mean the actual knowledge of any director or executive officer of ATC or ATI, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate ATC and ATI records and after reasonable inquiry of appropriate ATC and ATI employees.

ATI shall have the meaning given to it in the Preamble.

Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign, including without limitation the FCC.

Business Plan shall have the meaning given to it in Section 6.6.

Certificate shall have the meaning given to it in Section 3.1.

Change of Control shall mean the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of twenty percent (20%) or more of the Target Common Stock.

Claims shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

Closing shall have the meaning given to it in Section 2.2.

Closing Date shall have the meaning given to it in Section 2.2.

COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

Code shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

Collateral Documents shall mean the Registration Rights Agreement, the Target Investment Letters, the Certificate of Merger and the Voting Agreement.

Confidential Information shall have the meaning given to it in Section 6.1(a).

Contract, Contractual Obligation shall mean any agreement, arrangement, commitment, contract, covenant, indemnity, undertaking or other obligation or liability to which Target is a party or to which it or any of the Target Assets is subject.

Control (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

Convertible Securities shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

DCL shall have the meaning given to it in Section 2.1.

Distribution shall mean, with respect to any Person, (a) the declaration or payment of any dividend (except dividends payable in common stock of such Person) on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a Subsidiary of such Person, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person, and
(c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person.

D&O Insurance shall have the meaning given to it in Section 6.2(c).

Effective Time shall have the meaning given to it in Section 2.3.

Employment Arrangement shall mean any employment, consulting, retainer, severance or similar contract, agreement, plan, or arrangement (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by Target or any of its Affiliates), or providing for severance, termination payments, or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation, or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership or operation of the Target Assets or the conduct of the Target Business or, as the case may be, the assets of ATC or the conduct of the business of ATC.

Encumber shall mean to suffer, accept, agree to or permit the imposition of a Lien.

Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

Environmental Law shall mean any applicable Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials. Environmental Laws shall include without limitation, to the extent applicable, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.),the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous and applicable federal, state, local or foreign Laws, and the rules and regulations promulgated thereunder and in effect on the date hereof, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

Environmental Permit shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

Environmental Report shall have the meaning given to it in Section 4.18.

ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

ERISA Affiliate shall mean any Person that is treated as a single employer with Target under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

Event shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

Exchange Act shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

Exchange Agent shall have the meaning given to it in Section 3.2(a).

Exchange Agent Agreement shall have the meaning given to it in Section 3.2(a).

Exchange Ratio shall have the meaning given to it in Section 3.1.

Fair Market Value shall mean, with respect to the ATC Common Stock, (a) the average of the high and low reported sales prices, regular way, or, in the event that no sale takes place on any day, the average of the reported high and low bid and asked prices, regular way, in either case as reported on the principal stock exchange on which such stock is listed, or, if not so listed, on the Nasdaq National Market System; or (b) if such stock is not so listed,
(i) the average of the high and low bid and high and low asked prices on such day in the over-the-counter market as reported by Nasdaq, or (ii) if bid and asked prices for such security on any day shall not have been reported through Nasdaq, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by ATC; or (c) if such security is not publicly traded, as determined by an independent investment banking firm selected by ATC whose fees and expenses shall be borne by ATC.

FCA shall mean the Communications Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

FCC shall mean the Federal Communications Commission and shall include any successor Authority.

GAAP shall mean generally accepted accounting principles applied on a consistent basis, (i) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (ii) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (iii) that otherwise arise by custom for the particular industry, all as the same shall exist on the date of this Agreement.

Governmental Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including without limitation the FCA and the Federal Aviation Administration, in connection with the ownership or operation of the Target Assets or the conduct of the Target Business.

Governmental Filings shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

Hart-Scott-Rodino Act shall mean the Hart-Scott-Rodino Improvement Act of 1976, as from time to time in effect, or any successor Law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

Hazardous Materials shall mean and include any substance, material, waste, constituent, compound, chemical (in whatever state of matter): (a) the presence of which requires investigation or remediation under any applicable Environmental Law; or (b) that is defined as a "hazardous waste" or "hazardous substance" under any applicable Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated with respect to its impact on the environment by any applicable Authority or regulated by any applicable Environmental Law; or (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon or other radioactive elements, lead, asbestos or asbestos-containing materials ("ACM"), or urea formaldehyde foam insulation.

Immediate Family shall mean, with respect to any individual, his or her spouses, past or present, children, parents and siblings, and any of the spouses of the foregoing, past or present, in all cases whether related by blood, by adoption or by marriage.

Indebtedness shall mean, with respect to any Person, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) to the extent not otherwise included, all Contractual Obligations of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

Indebtedness for Money Borrowed shall mean, with respect to Target, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, the maximum amount currently or at any time thereafter available to be drawn under all outstanding letters of credit issued for the account of such Person, all Indebtedness upon which interest charges are customarily paid by such Person, and all Indebtedness (including capitalized lease obligations) issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, but shall not include (a) trade payables, (b) expenses accrued in the ordinary course of business, (c) customer advance payments and customer deposits received in the ordinary course of business, or (d) conditional sales agreements not prohibited by the terms of this Agreement.

Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign, as in effect on the date hereof; (b) the common law, or other legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

Lease shall mean any lease of property, whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use or occupancy agreements.

Legal Action shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

Lien shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

material, materially or materiality for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts, but shall be determined with regard to the relevant party and its Subsidiaries, taken as a whole.

Material Adverse Effect shall mean an Event that has an effect which is materially adverse to the business or financial condition of ATC and its Subsidiaries, taken as a whole, or Target and its Subsidiaries, taken as a whole, as the case may be.

Material Agreement shall mean, with respect to Target, any Contractual Obligation which (a) was not entered into in the ordinary course of business,
(b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than $100,000 annually during any of the last three fiscal years, or (ii) involves the leasing of space on any tower of Target, (c) involves a capitalized lease obligation or Indebtedness for Money Borrowed, (d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement involving annual payments in excess of $100,000, (e) accounted for more than three percent (3%) of the revenues of the Target Business in any of the last three fiscal years or is likely to account for more than three percent (3%) of revenues of the Target Business during the current fiscal year, or (f) involves the management by Target of any communication tower of any other Person.

Merger shall have the meaning given to it in the first Whereas paragraph.

Merger Consideration shall have the meaning given to it in Section 3.1.

Multiemployer Plan shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

Option Securities shall mean all stock appreciation rights, rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

Organic Document shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

PBGC shall mean the Pension Benefit Guaranty Corporation and any Entity succeeding to any or all of its functions under ERISA.

Permitted Liens shall mean (a) Liens for current Taxes not yet due and payable,
(b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of the Target Business and (c) in the case of Target, any Liens pursuant to the Target Credit Agreements, and, in the case of ATC, the credit facilities of ATC and its Subsidiaries.

Person shall mean any natural individual or any Entity.

Personal Property shall mean all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property which are owned or leased by Target and used or useful as of the date hereof in the conduct of the business or operations of the Target Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

Plan shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership and operation of the Target Assets or the conduct of the business of the Target Business.

Private Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to intellectual property.

Real Property shall mean all of the fee estates and buildings and other fixtures and improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are owned or used by Target as of the date hereof, in the operations of the Target Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

Registration Rights Agreement shall have the meaning given to it in Section 7.2(f).

Regulations shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

Representatives shall have the meaning given to it in Section 6.1(a).

Restricted Transaction shall mean any (i) acquisition or agreement to acquire
(x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets (other than in the ordinary course of business which for purposes of this definition does not include the acquisition of communications sites and related assets and other business involved in the communications sites industry or the construction of communications towers and related assets), or (ii) any undertaking or agreement to undertake the construction of one or more communications towers.

SEC shall mean the Securities and Exchange Commission and shall include any successor Authority.

Securities Act shall mean the Securities Act of 1933, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

Subsidiary shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

Superior Proposal shall mean an Alternative Transaction that the Board of Directors of Target determines in good faith, based on the advice of independent counsel and Target's independent financial advisors, contains terms and conditions, including likelihood of consummation, that are materially more favorable to the Target stockholders that those set forth in this Agreement (as ATC may have proposed to amend it pursuant to the provisions of Section 6.5(d)).

Surviving Corporation shall have the meaning given to it in Section 2.1.

Target shall have the meaning given to it in the Preamble.

Target Assets shall have the meaning given to it in Section 4.4(a), and shall include as appropriate, the assets of Target's Subsidiaries, as contemplated by
Section 4.4(a) and the final sentence of Section 4.1(d).

Target Business shall have the meaning given to it in Section 4.4(b), and shall include as appropriate, the businesses of Target's Subsidiaries, as contemplated by Section 4.4(a) and the final sentence of Section 4.1(d).

Target Credit Agreements shall have the meaning given to it in Section 7.2.

Target Common Stock shall have the meaning given to it in Section 3.1.

Target Disclosure Schedule shall mean the Target Disclosure Schedule dated as of the date hereof and heretofore delivered by Target to ATC.

Target Employees shall have the meaning given to it in Section 4.14.

Target Financial Statements shall have the meaning given to it in Section 4.2.

Target Information Statement shall mean the information statement to be filed with the SEC by Target in the event Target does not solicit proxies under the Exchange Act and is not, therefore, required to file the Target Proxy Statement.

Target Investment Letters shall have the meaning given to it in Section 7.2(g).

Target Options shall have the meaning given to it in Section 6.9.

Target Proxy Statement shall have the meaning given to it in Section 6.11(b).

Target SEC Documents shall have the meaning given to it in Section 4.2.

Target Stockholder Approval shall have the meaning given it in Section 6.10.

Target Stockholders Meeting shall have the meaning given it in Section 6.10.

Target's knowledge (or words of similar import) shall mean the actual knowledge of any Target director or officer, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate Target records and after reasonable inquiry of appropriate Target employees.

Tax (and "Taxable", which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

Tax Return or Returns shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

Taxing Authority shall mean any Authority responsible for the imposition of any Tax.

Termination Date shall have the meaning given to it in Section 8.1.

Transactions shall mean the transactions contemplated to be consummated on or prior to the Closing Date, including without limitation the Merger and the execution, delivery and performance of the Collateral Documents.

                                                                     APPENDIX II

                                                                     APPENDIX II



               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           TELECOM TOWER CORPORATION,

                             TELECOM TOWERS, INC.,

                             ATC MERGER CORPORATION

                                      AND

                             TELECOM TOWERS, L.L.C.

                                  DATED AS OF

                               DECEMBER 18, 1998

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
 ARTICLE 1 DEFINED TERMS................................................  II-1
 ARTICLE 2 THE MERGER...................................................  II-2
    2.1  The Merger....................................................   II-2
    2.2  Closing.......................................................   II-2
    2.3  Effective Time................................................   II-2
    2.4  Effect of the Merger..........................................   II-2
    2.5  TCT Operating Agreement.......................................   II-2
 ARTICLE 3 CONVERSION OF INTERESTS......................................  II-2
    3.1  Conversion of TCT Units.......................................   II-2
    3.2  Delivery of Merger Consideration..............................   II-4
    3.3  Option Securities and Convertible Securities; No Payment
         Rights........................................................   II-4
    3.4  Determination of Merger Consideration.........................   II-4
 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF TCT........................  II-5
    4.1  Organization and Business; Power and Authority; Effect of
         Transaction...................................................   II-5
    4.2  Financial and Other Information...............................   II-6
    4.3  Material Statements and Omissions; Absence of Events..........   II-6
    4.4  Title to Properties; Leases...................................   II-6
    4.5  Compliance with Private Authorizations........................   II-7
    4.6  Compliance with Governmental Authorizations and Applicable
         Law...........................................................   II-8
    4.7  Intangible Assets.............................................   II-9
    4.8  Related Transactions..........................................   II-9
    4.9  Insurance.....................................................   II-9
    4.10 Tax Matters...................................................   II-9
    4.11 Employee Retirement Income Security Act of 1974...............  II-10
    4.12 Solvency......................................................  II-11
    4.13 Bank Accounts, Etc............................................  II-11
    4.14 Employment and Consulting Arrangements........................  II-11
    4.15 Material Agreements...........................................  II-12
    4.16 Ordinary Course of Business...................................  II-12
    4.17 Material and Adverse Restrictions.............................  II-13
    4.18 Broker or Finder..............................................  II-13
    4.19 Environmental Matters.........................................  II-13
    4.20 Capital Stock.................................................  II-14
    4.21 Year 2000 Compliant...........................................  II-14
    4.22 Materiality...................................................  II-14
 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ATC AND ATMC............... II-15
    5.1  Organization and Business; Power and Authority; Effect of
         Transaction...................................................  II-15
    5.2  ATC SEC Reports...............................................  II-16
    5.3  Material Statements and Omissions; Absence of Events..........  II-16
    5.4  Broker or Finder..............................................  II-16
    5.5  Capital Stock.................................................  II-16
    5.6  Compliance with Governmental Authorizations and Applicable
         Law...........................................................  II-17
    5.7  Materiality...................................................  II-17
 ARTICLE 6 COVENANTS.................................................... II-17
    6.1  Access to Information; Confidentiality........................  II-17
    6.2  Agreement to Cooperate; Certain Other Covenants...............  II-18
    6.3  Public Announcements..........................................  II-19

                                                                           PAGE
                                                                           ----
    6.4   Notification of Certain Matters................................  II-19
    6.5   No Solicitation................................................  II-20
    6.6   Conduct of Business by TCT Pending the Merger..................  II-20
    6.7   Preliminary Title Reports......................................  II-22
    6.8   Environmental Site Assessments.................................  II-22
    6.9   Solicitation of Employees......................................  II-22
    6.10  Certificate of Non-Foreign Status..............................  II-22
    6.11  Tax Returns and Other Reports..................................  II-22
    6.12  Section 754 Elections..........................................  II-22
 ARTICLE 7 CLOSING CONDITIONS............................................  II-23
    7.1   Conditions to Obligations of Each Party........................  II-23
    7.2   Conditions to Obligations of ATC and ATMC......................  II-23
    7.3   Conditions to Obligations of TCT...............................  II-25
 ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER............................  II-27
    8.1   Termination....................................................  II-27
    8.2   Effect of Termination..........................................  II-27
 ARTICLE 9 INDEMNIFICATION...............................................  II-28
    9.1   Survival.......................................................  II-28
    9.2   Indemnification................................................  II-28
    9.3   Limitation of Liability........................................  II-28
    9.4   Notice of Claims...............................................  II-29
    9.5   Defense of Third Party Claims..................................  II-29
    9.6   Exclusive Remedy...............................................  II-30
    9.7   Indemnification of Directors and Officers......................  II-30
 ARTICLE 10 GENERAL PROVISIONS...........................................  II-31
    10.1  Waivers; Amendments............................................  II-31
    10.2  Fees, Expenses and Other Payments..............................  II-31
    10.3  Notices........................................................  II-32
    10.4  Specific Performance; Other Rights and Remedies................  II-33
    10.5  Severability...................................................  II-33
    10.6  Counterparts...................................................  II-33
    10.7  Section Headings...............................................  II-33
    10.8  Governing Law; Venue...........................................  II-33
    10.9  Further Acts...................................................  II-33
    10.10 Entire Agreement...............................................  II-34
    10.11 Assignment.....................................................  II-34
    10.12 Parties in Interest............................................  II-34
    10.13 Mutual Drafting................................................  II-34
    10.14 TCT Disclosure Schedule........................................  II-34
    10.15 ATC's Due Diligence............................................  II-35
    10.16 Original Merger Agreement......................................  II-36

APPENDIX A:    Definitions
EXHIBITS:
  EXHIBIT A:   New TCT Operating Agreement (Section 2.5)
  EXHIBIT B:   Opinion of TCT Counsel (Section 7.2(b)).
  EXHIBIT C:   Registration Rights Agreement (Section 7.2(m)).
  EXHIBIT D:   TCT Investment Letter (Section 7.2(n)).
  EXHIBIT E:   ATC Noncompetition Agreements (Section 7.2(p)).
  EXHIBIT F:   Indemnity Escrow Agreement (Section 7.2(s)).
  EXHIBIT G:   Opinion of Sullivan & Worcester LLP (Section 7.3(b)).
  EXHIBIT H:   ATC Voting Agreement (Section 7.3(h)).
  EXHIBIT I:   Cox Special Release (Section 7.2(t)).

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Towers, Inc., a Delaware corporation ("ATI"), ATC Merger Corporation, a Delaware corporation ("ATMC"), and TeleCom Towers, L.L.C., a Delaware limited liability company ("TCT").

                              W I T N E S S E T H:

  WHEREAS, ATC, ATI and TCT are parties to an Agreement and Plan of Merger, dated as of November 16, 1998 (the "Original Merger Agreement"), providing for the merger of TCT with and into ATI on the terms and conditions set forth therein; and

  WHEREAS, ATC, ATI, ATMC and TCT desire to amend and restate the Original Merger Agreement in its entirety to make certain changes to the Original Merger Agreement; and

  WHEREAS, ATC, ATI, ATMC and TCT have entered into this Amended and Restated Agreement and Plan of Merger (this "Agreement") providing that ATMC shall be merged with and into TCT, which shall be the surviving entity, on the terms and conditions set forth in this Agreement (the "Merger").

  WHEREAS, the Boards of Directors of ATC, ATI and ATMC and the Management Committee of TCT have determined that the Merger on the terms and conditions set forth in this Agreement and Plan of Merger (this "Agreement") is consistent with and in furtherance of the long-term business strategy of each, and is fair to, and in the best interests of, the stockholder of ATMC and the members of TCT (the "TCT Members"); and

  WHEREAS, the Boards of Directors of ATMC and the Management Committee of TCT have approved and adopted this Agreement and have directed that this Agreement be submitted to the stockholder of ATMC and the members of TCT, respectively, for their adoption and approval; and

  WHEREAS, the Board of Directors of ATI has approved and adopted this Agreement and approved the Merger on behalf of ATMC as the sole stockholder of ATMC; and

  WHEREAS, as a condition of the willingness of ATC and ATMC to enter into this Agreement, and as an inducement thereto, TCT Members with the interests in TCT required for TCT's approval of the Merger and this Agreement are delivering their written consents approving and adopting the Merger and this Agreement;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

  As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. The term "TCT" as used in Appendix A shall include all Subsidiaries of TCT, except as the context otherwise clearly requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the TCT Disclosure Schedule, and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC, ATI and ATMC, on the one hand, and TCT, on the other hand.

                                   ARTICLE 2

                                   THE MERGER

  2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL"), and the Delaware Limited Liability Company Act (the "DLLCA"), at the Effective Time, ATMC shall be merged with and into TCT. As a result of the Merger, the separate corporate existence of ATMC shall cease and TCT shall continue as the surviving Entity in the Merger (sometimes referred to, as such, as the "Surviving Entity").

  2.2 Closing. Unless this Agreement shall have been terminated pursuant to
Section 9.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 8, the closing of the Merger (the "Closing") will take place, at 10:00 a.m., on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, on the later of (a) January 4, 1999 and (b) a date set by mutual agreement within ten (10) business days after the satisfaction of the conditions set forth in Sections 7.1(b), 7.1(c) and 7.2(d) (unless any such condition is waived by the party entitled to make such waiver) shall have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."

  2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger and any related filings required under the DCL or the DLLCA with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such documents are duly filed as aforesaid, or at such later time as is specified in such documents (the "Effective Time").

  2.4 Effect of the Merger. The Merger shall have the effects provided for under the DCL and the DLLCA.

  2.5 TCT Operating Agreement. The Amended and Restated Operating Agreement of TCT, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and made a part hereof (the "New TCT Operating Agreement"), and as such shall be the operating agreement of the Surviving Entity until thereafter changed or amended as provided therein or by Applicable Law.

                                   ARTICLE 3

                            CONVERSION OF INTERESTS

  3.1 Conversion of TCT Units At the Effective Time, by virtue of the Merger and without any action on the part of ATC, ATMC or TCT or their respective stockholders or members, as the case may be:

    (a) Each share of Common Stock, par value $.01 per share, of ATMC issued and outstanding immediately prior to the Effective Time shall be converted into one TCT Interest (as defined in the New TCT Operating Agreement); and

    (b) Each Class A Unit of TCT and each Class B Unit of TCT (collectively, the "TCT Units") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive its pro-rata share of the Merger Consideration.

  The term "Merger Price" shall mean an amount equal to the amount determined by (i) subtracting from $148.75 million, the amount, if any, by which the Indebtedness for Money Borrowed of TCT and its Subsidiaries at the Effective Time (computed on a consolidated basis in accordance with GAAP) exceeds (ii) the sum of (x) $30.0 million and (y) the aggregate amount (including acquisition costs) TCT has paid subsequent to the execution and delivery of the Original Agreement and prior to the Effective Time for any and all acquisitions including ComSites USA and the remaining general partnership interests in Mid Pacific (for an amount not in excess of $5.5 million) or capital expenditures, and (iii) adding the amount by which the Current Balance as of the Effective Time exceeds zero or subtracting the amount by which the Current Balance as of the Effective Time is less than zero. The term "Merger Consideration" shall mean and shall be paid in (i) shares (the "ATC Stock Consideration") of Class A Common Stock, par value $.01 per share, of ATC (the "ATC Common Stock") in an amount equal to sixty percent (60%) of the Merger Price (before adjustment pursuant to clause (iii) of the immediately preceding sentence) and (ii) cash for the balance of the Merger Price (the "Cash Consideration"). (For example, assuming Indebtedness for Borrowed Money equal to $30.0 million and no capital expenditures, if the Current Balance equals $10.0 million, the Merger Consideration shall be equal to $158.75 million, payable $89.25 million in ATC Common Stock and $69.5 million in Cash Consideration. With the same assumptions, if the Current Balance equals ($10.0 million), the Merger Consideration shall be equal to $138.75 million, payable $89.25 million in ATC Common Stock and $49.5 million in Cash Consideration.) The Cash Consideration and the ATC Stock Consideration shall be paid or issued, as applicable, to each TCT Member in the same proportion that the number of TCT Units held by such TCT Member bears to the aggregate number of TCT Units held by all TCT Members, in all cases without distinction between classes of TCT Units. For purposes of determining the number of shares of ATC Common Stock issuable as the ATC Stock Consideration, the amount of the Merger Price payable in ATC Common Stock will be divided by the Current Market Price, subject to adjustment as provided in the following paragraph.

  In the event the Closing Date Share Price is less than $17.75 (the Current Market Price ($21.25) minus $3.50 per share) (the "Floor Share Price"), the ATC Stock Consideration shall be increased by a number of shares of ATC Common Stock determined as follows:

    (i) Divide the ATC Stock Consideration by the Floor Share Price;

    (ii) Divide the ATC Stock Consideration by the Closing Date Share Price;
  and

    (iii) Subtract the amount determined under paragraph (i) from the amount determined under paragraph (ii).

  In the event the Closing Date Share Price exceeds $24.75 (the Current Market Price ($21.25) plus $3.50 per share) (the "Ceiling Share Price") the ATC Stock Consideration shall be decreased by a number of shares of ATC Common Stock determined as follows:

    (i) Divide the ATC Stock Consideration by the Ceiling Share Price;

    (ii) Divide the ATC Stock Consideration by the Closing Date Share Price;
  and

    (iii) Subtract the amount determined under paragraph (ii) from the amount determined under paragraph (i).

  At the Effective Time, all TCT Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of TCT Units shall have, instead, the right to receive, in accordance with the provisions of Section 3.2, its pro rata share of the Merger Consideration. In lieu of issuing fractional shares, ATC shall convert the holder's right to receive ATC Common Stock pursuant to the provisions of this Section into a right to receive (i) the highest whole number of shares of ATC Common Stock to which the holder would otherwise be entitled, plus (ii) cash equal to the fraction of a share of ATC Common Stock to which the holder would otherwise be entitled multiplied by the Fair Market Value of one share of ATC Common Stock as of the Effective Time. As of the Effective Time, the holders of TCT Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such TCT Units, except as otherwise provided herein or by Applicable Law.

  3.2 Delivery of Merger Consideration At and after the Effective Time, each TCT Member, upon the execution and delivery to ATC of a certificate, in substantially the form heretofore agreed upon by ATC and TCT, with respect to such TCT Units and its ownership thereof, shall be entitled to receive (a) its pro rata share of the Cash Consideration and (b) a certificate for ATC Common Stock representing the highest number of whole shares constituting its pro rata share of the ATC Stock Consideration and cash in an amount sufficient to make payment for any fractional share constituting a part of its pro rata share of ATC Stock Consideration, in each case representing the Merger Consideration with respect to the TCT Units formerly held by such TCT Member in accordance with the provisions of this Article, subject, however, to the provisions of the Indemnity Escrow Agreement. ATC shall be entitled to deduct and withhold from cash or ATC Common Stock otherwise payable pursuant to this Agreement such amounts of cash or ATC Common Stock as ATC shall deem necessary to satisfy any requirement for deduction or withholding with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ATC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TCT Member in respect of which such deduction and withholding was made by ATC.

  3.3 Option Securities and Convertible Securities; No Payment Rights. At the Effective Time, each outstanding Option Security and each Convertible Security of TCT, if any, whether or not then exercisable for or convertible into TCT Units or other TCT securities, outstanding immediately prior to the Effective Time, shall be canceled and retired and shall cease to exist, and the holder thereof shall not be entitled to receive any consideration therefor.

  3.4 Determination of Merger Consideration. Not later than ten (10) days prior to the Closing Date, TCT shall submit to ATC its preliminary determination of the amount of the Merger Consideration determined in accordance with the provisions of Section 3.1. Within seven (7) days thereafter, ATC shall submit to TCT its objections, if any, to such preliminary determination, specifying in reasonable detail the nature of such objections. The parties shall use their reasonable business efforts to agree upon the amount of the Merger Consideration, but in the event they are unable to do so, then (a) the Merger shall be consummated (assuming that all other conditions thereto shall have been satisfied), (b) the Merger Consideration at the Effective Time shall be comprised of the Cash Consideration and the ATC Stock Consideration as provided in this Section, and (c) a post-Effective Time adjusting cash payment (if any) shall be made by ATC to the TCT Members as provided in this Section. In the event the parties are unable to agree as aforesaid, then (a) the ATC Stock Consideration at the Effective Time shall be the ATC Stock Consideration determined by TCT, and (b) the Cash Consideration at the Effective Time shall be the Cash Consideration determined by TCT reduced by an amount equal to the sum (the "Adjustment Holdback") of (i) the difference between the Cash Consideration determined by TCT and that determined by ATC, and (ii) the difference (valued at the Current Market Price) between the ATC Stock Consideration determined by TCT and that determined by ATC, in each case using Merger Considerations determined pursuant to the provisions of Section 3.1. To the extent the parties are unable to agree upon the amount of the Current Balance, the Adjustment Holdback shall consist of cash, and to the extent the parties are unable to agree upon the aggregate amount of acquisition expense and capital expenditures of TCT referred to in clause (ii) of the second sentence of Section 3.1, the Adjustment Holdback shall consist of ATC Common Stock and cash in the proportions specified in Section 3.1. Under such circumstances, TCT and ATC shall, within ten (10) days following the Effective Time, jointly designate a nationally known independent public accounting firm to be retained to determine the amount of the Current Balance and aggregate amount of acquisition expenses and capital expenditures of TCT referred to in clause (ii) of the second sentence of Section 3.1. The fees and other expenses of retaining such independent public accounting firm shall be borne by ATC and TCT (prior to Closing) and the TCT Members (out of the Adjustment Holdback after the Closing) in inverse proportion to its determination of the contested amount of the Merger Consideration. Such firm shall report its conclusions pursuant to this Section, and such report shall be conclusive on all parties to this Agreement and not subject to dispute or review. Upon determination by such independent accounting firm (or sooner agreement of the Merger Consideration by the parties), ATC shall deliver to the TCT Members, as their interests may appear, the amount of the Adjustment Holdback, if any, to which they are entitled, together with interest on the cash portion thereof at the rate of ten percent (10%) per annum.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF TCT

  All representations and warranties, unless the context indicates otherwise, exclude RCC, Prime and TTP which will be distributed by TCT to some or all TCT Members prior to the Merger. TCT hereby represents and warrants to ATC and ATMC as follows:

  4.1 Organization and Business; Power and Authority; Effect of Transaction.

  (a) TCT is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (limited liability company and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign limited liability company in each other jurisdiction (as shown on Section 4.1(a) of the TCT Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a material adverse effect on TCT.

  (b) TCT has all requisite power and authority (limited liability company and other) necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by TCT of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite limited liability company or other action on the part of TCT, including without limitation the requisite approval of the TCT Members, if any. The affirmative vote of the holders of TCT Units representing a majority of the outstanding voting power of all TCT Units is sufficient to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by TCT and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by TCT will constitute, legal, valid and binding obligations of TCT, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity.

  (c) Except as set forth in Section 4.1(c) of the TCT Disclosure Schedule, neither the execution and delivery by TCT of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by TCT:

    (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of TCT or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of TCT; or

    (ii) will require TCT to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except (A) filings under the Hart-Scott-Rodino Act, (B) for FCC approvals, and (C) the filing of the Certificate of Merger with the Delaware Secretary of State.

  (d) Except as set forth in Section 4.1(d) of the TCT Disclosure Schedule, TCT does not have any Subsidiaries, and each such disclosed Subsidiary is (i) wholly-owned unless noted otherwise in Section 4.1(d) of the TCT Disclosure Schedule, (ii) a corporation or other Entity which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation or formation set forth opposite its name on Section 4.1(d) of the TCT Disclosure Schedule, and (iii) duly qualified and in good standing as a foreign corporation or Entity in each other jurisdiction (as shown on Section 4.1(d) of the TCT Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate, partnership, limited liability company and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a material adverse effect on TCT. TCT owns, directly or indirectly, all of the outstanding capital stock or equity interests (as shown in Section 4.1(d) of the TCT Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except for restrictions on transfer of partnership interests set forth in partnership agreements, as listed on Section 4.1(d) of the TCT Disclosure Schedule, and as described in the notes to the TCT Financial Statements), and all such stock or other equity interests has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in Section 4.1(d) of the TCT Disclosure Schedule, there are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any Subsidiary of TCT. Except as the context otherwise requires, the representations and warranties of TCT set forth in this Article shall apply to each of such Subsidiaries with the same force and effect as though each of them were named in each Section of this Article.

  4.2 Financial and Other Information. TCT has heretofore made available to ATC copies of the financial statements of TCT listed in Section 4.2 of the TCT Disclosure Schedule (the "TCT Financial Statements"). The TCT Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of TCT, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals. The Monthly Tower Revenue Run Rate of TCT for the month of October 1998 was not less than $1,050,000.

  4.3 Material Statements and Omissions; Absence of Events. Neither any representation or warranty made by TCT contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by TCT pursuant to the provisions hereof nor the TCT Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent financial statements constituting a part of the TCT Financial Statements, except to the extent specifically described in Section 4.3 of the TCT Disclosure Schedule, there has been no change with respect to TCT which has had, or (so far as TCT can now reasonably foresee) is likely to have, a material adverse effect on TCT. There is no Event known to TCT which has had, or (so far as TCT can now reasonably foresee) is likely to have, a material adverse effect on TCT, except to the extent specifically described in Section 4.3 of the TCT Disclosure Schedule.

  4.4 Title to Properties; Leases.

  (a) Section 4.4(a) of the TCT Disclosure Schedule contains a true, accurate and complete description of real property owned by TCT. TCT has good indefeasible, marketable and insurable title to all such real property (other than easement and leasehold real property) and good indefeasible and marketable title to all of its other property and assets, tangible and intangible (collectively, the "TCT Assets"); all of the TCT Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens set forth on Section 4.4(a) of the TCT Disclosure Schedule (which Liens shall be released prior to the Closing). Except for financing statements evidencing Liens referred to in the immediately preceding sentence (a true, accurate and complete list and description of which is set forth in Section 4.4(a) of the TCT Disclosure Schedule), no financing statements under the Uniform Commercial Code and no other filing which names TCT as debtor or which covers or purports to cover any of the TCT Assets is on file in any state or other jurisdiction, and TCT has not signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as disclosed in Section 4.4(a) of the TCT Disclosure Schedule, all improvements on the real property owned or leased by TCT which improvements are owned by TCT are in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the operations as presently conducted, except for any instances of non-compliance which, individually or in the aggregate, do not and will not have a material adverse effect on the TCT Assets taken as a whole. Except as disclosed in Section 4.4(a) of the TCT Disclosure Statement, all such improvements comply in all material aspects with all Applicable Laws, Governmental Authorizations and Private Authorizations. Except as disclosed in
Section 4.4(a) of the TCT Disclosure Statement, and except as would not, individually or in the aggregate, have a material adverse effect on TCT, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by TCT are located entirely on such real property. There is no pending or, to TCT's knowledge, threatened or contemplated action to take by eminent domain or otherwise to condemn any material part of any real property owned or leased by TCT. Except as set forth in Section 4.4(a) of the TCT Disclosure Schedule, such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment are, in TCT's reasonable business judgment, in a state of good repair and maintenance and sound operating condition, normal wear and tear excepted, have been maintained in a manner consistent with generally accepted standards of sound engineering practice, and, currently permit the TCT Business to be operated in all material respects in accordance with the terms and conditions of all Applicable Laws, Governmental Authorizations and Private Authorizations.

  (b) Section 4.4(b) of the TCT Disclosure Schedule contains a true, accurate and complete description of all Leases under which any real property used in the business of TCT (the "TCT Business") is leased to TCT by any Person or by TCT to any Person. Except as otherwise set forth in Section 4.4(b) of the TCT Disclosure Schedule, each Lease under which TCT holds real or personal property constituting a part of the TCT Assets has been duly authorized, executed and delivered by TCT or its predecessor in interest thereunder and, to its knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of TCT, and, to its knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. Except as would not, individually or in the aggregate, have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, TCT has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property or tangible personal property, subject to the terms of each Lease and Applicable Law. None of the fixed assets or equipment comprising a part of the TCT Assets is subject to contracts of sale, and none is held by TCT as lessee or as conditional sales vendee under any Lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in Section 4.4(b) of the TCT Disclosure Schedule. True, accurate and complete copies of each of such Leases will be made available by TCT to ATC and TCT will provide ATC with photocopies of all such Leases requested by ATC (or true, accurate and complete descriptions thereof have been set forth in Section 4.4(b) of the TCT Disclosure Schedule, with respect to those that are oral). Except as would not, individually or in the aggregate, have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, all of such Leases are valid and subsisting and in full force and effect; neither TCT nor, to TCT's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of TCT, threatened to the effect that TCT has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of TCT under any of such Leases in any material respect.

  4.5 Compliance with Private Authorizations. Section 4.5 of the TCT Disclosure Schedule sets forth a true, accurate and complete list and description of each Private Authorization which individually is material to the TCT Assets or the TCT Business. TCT has obtained all Private Authorizations that are necessary for the ownership or operation of the TCT Assets or the conduct of the TCT Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, if not obtained and maintained, could, individually or in the aggregate, have a material adverse effect on TCT. Except as would not, individually or in the aggregate, have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, all of such Private Authorizations are valid and in good standing and are in full force and effect. TCT is not in material breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and no Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a material breach, violation or default, under any such Private Authorization. No such Private Authorization that is material to the TCT Business is the subject of any pending or, to TCT's knowledge, threatened attack, revocation or termination.

  4.6 Compliance with Governmental Authorizations and Applicable Law.

  (a) Section 4.6(a) of the TCT Disclosure Schedule contains a true, complete and accurate description of each material Governmental Authorization required under Applicable Law (i) to own and operate the TCT Assets and conduct the TCT Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, all of which are in full force and effect or (ii) that is necessary to permit TCT to execute and deliver this Agreement and to perform its obligations hereunder. TCT has obtained all Governmental Authorizations that are necessary for the ownership or operation of the TCT Assets or the conduct of the TCT Business as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have any material adverse effect on TCT. None of the Governmental Authorizations listed in Section 4.6(a) of the TCT Disclosure Schedule is subject to any restriction or condition that would limit in any material respect the ownership or operations of the TCT Assets or the conduct of the TCT Business as currently conducted, except for restrictions and conditions generally applicable to Governmental Authorizations of such type. The Governmental Authorizations listed in Section 4.6(a) of the TCT Disclosure Schedule are valid and in good standing, are in full force and effect and are not impaired in any material respect by any act or omission of TCT or its officers, directors, employees or agents, and the ownership and operation of the TCT Assets and the conduct of the TCT Business are in accordance in all material respects with the Governmental Authorizations. All material reports, forms and statements required to be filed by TCT with all Authorities with respect to the TCT Business have been filed and are true, complete and accurate in all material respects. No such Governmental Authorization is the subject of any pending or, to TCT's knowledge, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization.

  (b) Except as otherwise specifically set forth in Section 4.6(b) of the TCT Disclosure Schedule, since January 1, 1998, TCT has conducted its business and owned and operated its property and assets in accordance with all Applicable Laws and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on TCT. Except as otherwise specifically described in Section 4.6(b) of the TCT Disclosure Schedule, TCT is not is in and is not charged by any Authority with, and, to TCT's knowledge, is not threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to the ownership and operation of the TCT Assets or the conduct of the TCT Business which will, individually or in the aggregate, have a material adverse effect on TCT. Except as otherwise specifically described in Section 4.6(b) of the TCT Disclosure Schedule, no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and reasonably would not have a material adverse effect on TCT. With respect to matters, if any, of a nature referred to in
Section 4.6(b) of the TCT Disclosure Schedule, except as otherwise specifically described in Section 4.6(b) of the TCT Disclosure Schedule, all such information and matters set forth in the TCT Disclosure Schedule, if adversely determined against TCT, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on TCT.

  (c) Except as set forth in Section 4.6(c) of the TCT Disclosure Schedule, there have not been since the formation of TCT and there are no Legal Actions of any kind pending or, to the knowledge of TCT, threatened at law, in equity or before any Authority against TCT or any of its officers or Management Committee representatives relating to the ownership or operation of the TCT Assets or the conduct of the TCT Business.

Such disclosed Legal Actions, if determined adversely to TCT, individually or in the aggregate, would not reasonably be expected to not have a material adverse effect on TCT; such disclosed Legal Actions could not materially and adversely affect the ability of TCT to perform its obligations under this Agreement, nor are there any judgments or orders outstanding against TCT that could have such effect.

  4.7 Intangible Assets. Section 4.7 of the TCT Disclosure Schedule sets forth a true, accurate and complete description of all Intangible Assets (other than Governmental Authorizations and Private Authorizations and Leases) relating to the ownership and operation of the TCT Assets or the conduct of the TCT Business held or used by TCT, including without limitation the nature of TCT's interest in each and the extent to which the same have been duly registered in the offices as indicated therein. Except as set forth in Section 4.7 of the TCT Disclosure Schedule, no Intangible Assets (except Governmental Authorizations, Private Authorizations, and the Intangible Assets so set forth) are required for the ownership or operation of the TCT Assets or the conduct of the TCT Business as currently owned, operated and conducted or proposed to be owned, operated and conducted on or prior to the Closing Date. TCT does not, to its knowledge, wrongfully infringe upon or unlawfully use any Intangible Assets owned or claimed by another, and TCT has not received any notice of any claim or infringement relating to any such Intangible Asset.

  4.8 Related Transactions. TCT is not a party or subject to any Contractual Obligation relating to the ownership or operation of the TCT Assets or the conduct of the TCT Business between TCT and any of its officers or Management Committee representatives or, to the knowledge of TCT, any member of the Immediate Family of any thereof or any Affiliate of any of the foregoing, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (a) Employment Arrangements listed or described in Section 4.14 of the TCT Disclosure Schedule, (b) Contractual Obligations between TCT and any of its officers, Management Committee representatives or Affiliates of TCT or any of the foregoing, that will be terminated, at no cost or expense to ATC, prior to the Closing, or (c) as specifically set forth in Section 4.8 of the TCT Disclosure Schedule.

  4.9 Insurance. TCT maintains, with respect to the TCT Assets and the TCT Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are set forth in Section 4.9 of the TCT Disclosure Schedule.

  4.10 Tax Matters. TCT has, in accordance with all Applicable Laws, filed all Tax Returns that it was required to file, and has paid, or made adequate provision on the most recent balance sheet forming part of the TCT Financial Statements for the payment of, all material Taxes which have or may become due and payable pursuant to said Tax Returns other than those Taxes being contested in good faith for which adequate provision has been made. The Tax Returns of TCT have been prepared in all material respects in accordance with all Applicable Laws. All material Taxes which TCT is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable. TCT has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of TCT for the fiscal years prior to and including the most recent fiscal year. Adequate provision has been made on the most recent balance sheet forming part of the TCT Financial Statements for all Taxes accrued through the date of such balance sheet in accordance with GAAP whether disputed or not, and there are, to TCT's knowledge, no past transactions or matters which could result in additional Taxes of a material nature being imposed on TCT for which an adequate reserve has not been provided on such balance sheet. TCT has at all times been classified as a partnership under the Code and, except as set forth in Section
4.10 of the TCT Disclosure Schedule, has been similarly classified under all state and local income Tax Laws to which it is subject; TCT has never been a publicly traded partnership treated as a corporation under Section 7704 of the Code, and, except as set forth in Section 4.10 of TCT Disclosure Schedule, has never been similarly classified under state and local income Tax Laws to which it is subject. TCT has never been a member of any "affiliated group" of corporations, within the meaning of Section 1504(a) of the Code. TCT is not a party to any tax sharing agreement or arrangement.

  At all times during its existence, each member of TCT has been a "United States person" as defined in Section 7701(a)(30) of the Code as then in effect. TCT has complied with all material withholding obligations under Sections 1445(e)(1) or 1446 of the Code, and under any comparable provisions of state or local income Tax Laws.

  Except as disclosed in Section 4.10 of the TCT Disclosure Schedule and for Taxes of a nature referred to in Section 10.2, the completion of the Transactions will not (either alone or upon the occurrence of any additional or subsequent Event) result in TCT being subject to additional Taxes which, individually or in the aggregate, are material.

  4.11 Employee Retirement Income Security Act of 1974.

  (a) TCT (which for purposes of this Section shall include any ERISA Affiliate of TCT) currently sponsors, maintains and contributes only to the Plans and Benefit Arrangements set forth in Section 4.11(a) of the TCT Disclosure Schedule. TCT has delivered or made available to ATC true, complete and correct copies of (i) each Plan and Benefit Arrangement (or, in the case of any unwritten Plans or Benefit Arrangements, reasonable descriptions thereof), (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Plan or Benefit Arrangement (if any such report was required by Applicable
Law), (iii) the most recent summary plan description (or similar document) for each Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries, and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Plan. To the knowledge of TCT, each such Form 5500 and each such summary plan description (or similar document) did not, as of the date of the Original Merger Agreement, contain any material misstatements. Except as set forth in Section 4.11(a) of the TCT Disclosure Schedule, TCT does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, and no Plan listed in Section 4.11(a) of the TCT Disclosure Schedule is, (i) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code,
Section 302 of ERISA or Title IV of ERISA. TCT has no actual or potential liability under Title IV of ERISA. TCT does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and TCT does not have any obligation or liability with respect to any such Plan previously maintained by TCT, except as the provisions of COBRA may apply to any former employees of TCT. Except as set forth in Section 4.11(a) of the TCT Disclosure Schedule, as to all Plans and Benefit Arrangements listed in Section 4.11(a) of the TCT Disclosure Schedule:

    (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation, in all material respects, in accordance with their respective terms and with all Applicable Laws and TCT has not received any notice from any Authority that it is currently or is going to be disputing or investigating such compliance;

    (ii) none of the assets of any such Plan are invested in employer securities or employer real property;

    (iii) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to TCT's knowledge, threatened involving such Plans or the assets of such Plans, and, to TCT's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

    (iv) all material contributions to, and material payments from, the Plans and Benefit Arrangements that may have been required to be made in accordance with the terms of the Plans and Benefit Arrangements, and any applicable collective bargaining agreement, have been made. All such contributions to, and payments from, the Plans and Benefit Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of TCT;

    (v) no Event has occurred which would result in imposition on TCT of any material liability for (A) any breach of fiduciary duty damages under
  Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections
  (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

    (vi) TCT has not incurred any material liability to a Plan (other than for contributions not yet due) which liability had not been fully paid or accrued for payment as of the date of the Original Merger Agreement;

    (vii) except as otherwise set forth in Section 4.11(a) of the TCT Disclosure Schedule, no current or former employee of TCT will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Benefit Arrangement as a result of the transactions contemplated by this Agreement;

    (viii) no compensation payable by TCT to any of its employees under any existing Plan or Benefit Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under
  Section 162(m) of the Code; and

    (ix) any amount that could be received (whether in cash or property or by virtue of the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of TCT who is a "disqualified individual" (as such term is defined in proposed Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), except for any amount that is approved by the stockholders of TCT on or before the Closing Date in the manner provided in Section 280G(b)(5) of the Code.

  (b) The execution, delivery and performance by TCT of this Agreement and the Collateral Documents executed or required to be executed by TCT pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan listed in
Section 4.11(a) of the TCT Disclosure Schedule.

  4.12 Solvency. As of the execution and delivery of this Agreement, TCT is, and immediately prior to and immediately after giving effect to the consummation of the Merger will be, Solvent.

  4.13 Bank Accounts, Etc. Section 4.13 of the TCT Disclosure Schedule contains a true, accurate and complete list as of the date of the Original Merger Agreement of all banks, trust companies, savings and loan associations and brokerage firms in which TCT has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding valid and subsisting powers of attorney from TCT and a summary statement as to the terms thereof. TCT agrees that prior to the Closing Date it will not make or permit to be made any change affecting any bank, trust company, savings and loan association, brokerage firm or safe deposit box or in the names of the Persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in such powers of attorney, or open any additional accounts or boxes or grant any additional powers of attorney, without in each case first notifying ATC in writing.

  4.14 Employment and Consulting Arrangements. Section 4.14 of the TCT Disclosure Schedule contains a true, accurate and complete list of all TCT employees and consultants, exclusive of consultants whose services for TCT are terminable within thirty (30) days without liability, penalty or payment of any kind by TCT or any Affiliate of TCT (the "TCT Employees"), together with each such Person's title or the capacity in which he or she is employed or retained and each such Person's compensation. TCT has no obligation or liability, contingent or other, under any Employment Arrangement with any TCT Employee, other than (i) those listed or described in Section 4.14 of the TCT Disclosure Schedule, (ii) those incurred in the ordinary and usual course of business, or
(iii) such obligations or liabilities as do not and will not have, in the aggregate, any material adverse effect on TCT. Except as described in Section
4.14 of the TCT Disclosure Schedule, (a) none of the TCT Employees is now, or since its organization has been, represented by any labor union or other employee collective bargaining organization, and TCT is not, and never has been, a party to any labor or other collective bargaining agreement with respect to any of the TCT Employees, (b) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, and (c) neither TCT nor any of such employees is now, or has since its organization been, subject to or involved in or, to TCT's knowledge, threatened with, any union elections, petitions therefor or other organizational activities, in each case with respect to the TCT Employees. TCT has performed in all material respects all obligations required to be performed under all Employment Arrangements and is not in material breach or violation of or in material default or arrears under any of the terms, provisions or conditions thereof.

  4.15 Material Agreements. Listed on Section 4.15 of the TCT Disclosure Schedule are all Material Agreements (other than Leases, Private Authorizations and Governmental Authorizations) relating to the ownership or operation of the TCT Assets or the conduct of the TCT Business or to which TCT is a party or to which it is bound or to which any of the TCT Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by TCT to ATC, and TCT will provide ATC with photocopies of all such Material Agreements requested by ATC (or true, accurate and complete descriptions thereof have been set forth in Section 4.15 of the TCT Disclosure Schedule with respect to Material Agreements comprised of site leases and site licenses granted by TCT to third parties and with respect to Material Agreements that are oral). All of such Material Agreements are valid, binding and legally enforceable obligations of TCT and, to its knowledge, all other parties thereto, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. Except as would not, individually or in the aggregate, have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, neither TCT nor, to its knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Material Agreement or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of TCT, threatened in writing to the effect that TCT has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or materially increase the costs, of TCT under any of such Material Agreement.

  4.16 Ordinary Course of Business. TCT, from the date of the most recent TCT Financial Statements to the date of the Original Merger Agreement, except (i) as may be described on Section 4.16 of the TCT Disclosure Schedule, (ii) as may be required or expressly contemplated by the terms of this Agreement, or (iii) as may be described in the TCT Financial Statements, including the notes thereto:

    (a) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

    (b) except in each case in the ordinary course of business, consistent with prior practice:

      (i) has not incurred any obligation or liability (fixed, contingent or other) individually having a value in excess of $50,000;

      (ii) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $50,000;

      (iii) has not entered into any individual commitment having a value in excess of $50,000; and

      (iv) has not canceled any debts or claims;

    (c) has not created or permitted to be created any Lien on any of the TCT Assets, except for Permitted Liens;

    (d) has not made or committed to make any additions to its property or any purchases of equipment, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

    (e) has not increased the compensation payable or to become payable to any of the TCT Employees other than increases in the ordinary course of business, or otherwise materially altered, modified or changed the terms of their employment;

    (f) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

    (g) has not waived any rights of material value without fair and adequate consideration;

    (h) has not experienced any work stoppage;

    (i) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of TCT;

    (j) has not issued or sold, or agreed to issue or sell, any shares of TCT Units, other shares of capital stock, Convertible Securities or Option Securities;

    (k) has not made, paid or declared any Distribution; and

    (l) has not entered into any transactions or series of related transactions which individually or in the aggregate is material to the TCT Assets or the TCT Business.

  4.17 Material and Adverse Restrictions. TCT is not a party to or subject to, nor is any of the TCT Assets subject to, any Employment Arrangement, Lease, Material Agreement or Private Authorization which, individually or in the aggregate, has had or, as far as TCT can now reasonably foresee, have, a material adverse effect on TCT, except as set forth in Section 4.17 of the TCT Disclosure Schedule and except for matters affecting the communications site industry generally and assuming the TCT Business continues to be operated substantially as in the past.

  4.18 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger in the capacity of broker, agent or finder or in any similar capacity on behalf of TCT or any TCT Member.

  4.19 Environmental Matters. Except as set forth in Section 4.19 of the TCT Disclosure Schedule, TCT:

    (a) has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to TCT's knowledge, is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state Law;

    (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

    (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any Final Order issued pursuant to any Environmental Law;

    (d) has, to its knowledge, obtained all material Environmental Permits required under Environmental Laws, and has filed all material applications, notices and other documents required to be filed prior to the date of the Original Merger Agreement to effect the timely renewal or issuance of all Environmental Permits for the continued ownership or operation of the TCT Assets or conduct of the TCT Business in the manner currently owned, operated and conducted or proposed to be owned, operated and conducted prior to the Closing Date;

    (e) is in compliance in all material respects with all Environmental Laws, and is not the subject of or, to TCT's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

    (f) has not conducted or received any site assessment, audit or other investigation as to material environmental matters at any property currently owned, leased, operated or occupied by TCT;

    (g) has not installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by TCT and, to its knowledge, there are no above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by TCT; and

    (h) has no knowledge of any past or present Event related to TCT's properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued compliance in all material respects with all Environmental Laws applicable to the ownership or operation of the TCT Assets to the conduct of the TCT Business substantially in the manner now conducted, or which, individually or in the aggregate, may form the basis of any material Claim for or arising out of the release or threatened release into the environment of any Hazardous Material.

  Section 4.19 of the TCT Disclosure Schedule sets forth a true, correct and complete list of all existing Phase I environmental site assessment reports (an "Environmental Report") on each parcel of Real Property owned or leased by TCT for which an Environmental Report has previously been prepared for TCT (true, correct and complete copies of which have heretofore been delivered by TCT to
ATC).

  4.20 Capital Stock. The authorized and outstanding equity interests of TCT are as set forth in Section 4.20 of the TCT Disclosure Schedule. All of the outstanding TCT Units have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights and are owned of record and, to TCT's knowledge, beneficially as shown in
Section 4.20 of the TCT Disclosure Schedule. No certificates have been issued evidencing ownership of TCT Units. Except as set forth in Section 4.20 of the TCT Disclosure Schedule, TCT has not granted or issued, nor has TCT agreed to grant or issue, any TCT Units, other equity interests, or any Option Security or Convertible Security, and TCT is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any equity interests in TCT or any Option Security or Convertible Security.

  4.21 Year 2000 Compliant. TCT has reviewed the areas within their business and operations which TCT believes could be materially and adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by TCT may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999). Based on such reviews, TCT believes that the "Year 2000 Problem" will not have a material adverse effect on TCT. Except as set forth in Section 4.21 of the TCT Disclosure Schedule, to TCT's knowledge, each hardware, software and firmware product (collectively "Software") used by TCT in its business is Year 2000 compliant, except for such noncompliance that does not and could not reasonably be expected to have a material adverse effect on TCT.

  4.22 Materiality. The representations and warranties set forth in this Article are true and correct as of the date of the Original Merger Agreement without the materiality exceptions or qualifications contained therein, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect on TCT.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF ATC AND ATMC

  Each of ATC and ATMC, jointly and severally, hereby represents and warrants to TCT and the TCT Members as follows:

  5.1 Organization and Business; Power and Authority; Effect of Transaction.

  (a) Each of ATC and ATMC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a material adverse effect on ATC.

  (b) Each of ATC and ATMC has all requisite power and authority (corporate and other) necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by ATC and ATMC of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATC and ATMC. This Agreement has been duly executed and delivered by ATC and ATMC and constitutes, and each Collateral Document executed or required to be executed by each of them pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATC and ATMC will constitute, legal, valid and binding obligations of each of ATC and ATMC, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

  (c) Except to the extent necessary under its credit facilities, neither the execution and delivery by ATC and ATMC of this Agreement or any Collateral Document executed or required to be executed by each of them pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by ATC and ATMC:

      (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATC or ATMC or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Obligation of ATC or ATMC; or

      (ii) will require ATC or ATMC to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except (A) filings contemplated by the Registration Rights Agreement, (B) filings under the Hart-Scott-Rodino Act, (C) for FCC approvals, (D) the filing with the Commission of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (E) the filing of the Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which ATMC is qualified to do business, (F) the filing of a Supplemental Listing Application with the New York Stock Exchange, and (G) such other Governmental Authorizations, Governmental Filings, and Private Authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a material adverse effect on ATC.

  5.2 ATC SEC Reports. ATC has heretofore made available to TCT its Annual Report on Form 10-K for its most recent fiscal year for which such a report has been filed and its Quarterly Reports on Form 10-Q for all fiscal quarters for which such reports have been filed (collectively, the "ATC SEC Documents"). As of the respective dates thereof, the ATC SEC Documents were prepared in all material respects in accordance with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. ATC has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The consolidated financial statements of ATC included in the ATC SEC Documents (the "ATC Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of ATC, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals. As of the respective dates thereof, all forms, reports and documents to be filed by ATC with the SEC pursuant to the Securities Act and the Exchange Act between the date of the Original Merger Agreement and the Closing Date will comply as to form, at the time such form, document or report is filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  5.3 Material Statements and Omissions; Absence of Events. Neither any representation or warranty made by ATC or ATMC contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by ATC or ATMC pursuant to the provisions hereof nor the ATC SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent financial statements constituting a part of the ATC Financial Statements, except to the extent specifically described in the ATC SEC Documents, there has been no change with respect to ATC or any of its Subsidiaries that has had a material adverse effect on ATC. There is no Event known to ATC which has had or (so far as ATC can now reasonably foresee) is likely to have a material adverse effect on ATC, except to the extent specifically described in the ATC SEC Documents. ATC is not aware of any impending or contemplated Event that would cause any of the representations and warranties made by it in this Article not to be true, correct and complete on the date of such Event as if made on that date.

  5.4 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of ATC or ATMC.

  5.5 Capital Stock. The authorized and outstanding capital stock of ATC, as of the date set forth therein, is as set forth in the most recent ATC SEC Documents. All of such outstanding capital stock has been, and, when issued in accordance with the terms of this Agreement, the ATC Common Stock to be issued upon consummation of the Merger will be, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, and free and clear of all Liens attributable to any action or failure to act of ATC or any of the Subsidiaries. Since the date as of which information is set forth in the most recent ATC SEC Documents, ATC has not issued (a) any shares of common stock of any class, except (i) upon conversion of shares of one class into shares of another class, (ii) upon exercise of options referred to in the most recent ATC Financial Statements, (iii) pursuant to the consummation of acquisitions referred to in the ATC SEC Documents, or
(iv) pursuant to the consummation of an acquisition as part of which an aggregate of 1,430,879 shares of ATC Common Stock were issued, or (b) any Convertible Securities or Option Securities, except for the issue of stock options under its 1997 Stock Option Plan, as amended and restated. Except as disclosed in the ATC SEC Documents, all outstanding shares of capital stock of the Significant Subsidiaries (as defined for purposes of Regulations S-X under the Exchange Act) of ATC are owned by ATC (in the case of ATMC and certain of such other Significant Subsidiaries) or a direct or indirect wholly-owned Subsidiary of ATC.

  5.6 Compliance with Governmental Authorizations and Applicable Law.

  (a) ATC and its Subsidiaries have conducted their respective business and owned and operated their respective property and assets in accordance with all Applicable Laws (including without limitation all Environmental Laws) and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on ATC. Neither ATC nor any of its Subsidiaries, as of the date of the Original Merger Agreement, was in, or was charged by any Authority with, or, to ATC's knowledge, was threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law (including without limitation any Environmental Laws) relating to the ownership and operation of their respective assets or the conduct of their respective businesses which, individually or in the aggregate, has had or will have a material adverse effect on ATC. No Event existed or had occurred, as of the date of the Original Merger Agreement, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law (including without limitation any Environmental Law), except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a material adverse effect on ATC.

  (b) There were, as of the date of the Original Merger Agreement, no Legal Actions of any kind pending or, to the knowledge of ATC, threatened at law, in equity or before any Authority against ATC or any of its Subsidiaries or the officers or directors of any thereof relating to the ownership or operation of their respective assets or the conduct of their respective businesses which, if determined adversely to ATC, individually or in the aggregate, will have a material adverse effect on ATC or which could materially and adversely affect the ability of ATC or ATMC to perform its obligations under this Agreement, nor are there any judgments or orders outstanding against ATC or ATMC that could have such effect.

  5.7 Materiality. The representations and warranties set forth in this Article are true and correct as of the date of the Original Merger Agreement without the materiality exceptions or qualifications contained therein, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect on ATC.

                                   ARTICLE 6

                                   COVENANTS

  6.1 Access to Information; Confidentiality.

  (a) Each party shall afford to the other party and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its (and its Subsidiaries') properties, books, contracts, insurance policies, studies and reports, environmental studies and reports, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon written request (i) a copy of each report, schedule and other document filed or received by any party pursuant to the requirements of any Applicable Law or filed by it with any Authority in connection with the Merger or any other report, schedule or documents which may have a material effect on the businesses, operations, properties, prospects, personnel, condition (financial or other), or results of operations of their respective businesses, (ii) to the extent not provided for pursuant to the immediately preceding clause, in the case of TCT, all financial records, ledgers, work papers and other sources of financial information possessed or controlled by it or its accountants deemed by ATC or its Representatives necessary or useful for the purpose of performing an audit of the business and assets of TCT, and (iii) such other information concerning any of the foregoing as ATC or TCT shall reasonably request. All Confidential Information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such Confidential Information, be disclosed by the other party in any manner whatsoever, in whole or in part, and, except as required by Applicable Law (including without limitation in connection with any registration, proxy or information statement or similar document filed pursuant to any federal or state securities Law) shall not be used for any purposes, other than in connection with the Merger. Except as otherwise herein provided, each party agrees to reveal such Confidential Information only to those of its Representatives or other Persons who it believes need to know such Confidential Information for the purpose of evaluating and consummating the Merger. For purposes of this Agreement, "Confidential Information" shall mean any and all information (excluding information that (i) has been or is obtained from a source independent of the disclosing party that, to the receiving party's knowledge, is not subject to any confidentiality restriction, (ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party, or (iii) is independently developed by the receiving party without reliance in any way on information provided by the disclosing party or a third party independent of the disclosing party that, to the receiving party's knowledge, is not subject to any confidentiality restriction) related to the business or businesses of ATC, ATMC and their respective Affiliates or TCT and its Affiliates, including any of their respective successors and assigns.

  (b) Notwithstanding the provisions of Section 6.1(a), (i) each party may disclose such information as it may reasonably determine to be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed, including without limitation in any registration, proxy or information statement or other document required to be filed under any federal or state securities Law, and (ii) ATC may, with the prior written consent of TCT, which consent shall not be unreasonably withheld, delayed or conditioned, disclose the subject matter of this Agreement to Persons with whom TCT has a business or contractual relationship in connection with ATC's due diligence investigation of TCT. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver all written Confidential Information provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and shall not retain any copies, extracts or other reproductions in whole or in part of such written material, other than one copy thereof which shall be delivered to independent counsel for such party which shall be bound by the provisions of Section 6.1(a).

  (c) Anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, either party may disclose information received or retained by it in accordance with the provisions of this Agreement if it can demonstrate
(i) such information is generally available to or known by the public from a source other than the party seeking to disclose such information or (ii) was obtained by the party seeking to disclose such information from a source other than the other party, provided that such source was not bound by a duty of confidentiality to the other party or another party with respect to such information.

  (d) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties hereto.

  (e) The provisions of this Section shall apply to all Subsidiaries of ATC and TCT.

  6.2 Agreement to Cooperate; Certain Other Covenants.

  (a) Each of the parties hereto shall use reasonable business efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other Transactions, and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Merger or the consummation of the other Transactions, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings within fifteen (15) business days of the date of the Original Merger Agreement under the Hart-Scott-Rodino Act and all filings necessary for ATMC to own and operate the TCT Assets and the TCT Business),
(iv) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in Article 8, and (vi) to advise the other of, in the case of TCT, any changes that would be required in the TCT Disclosure Schedule if the applicable representations and warranties set forth in Article 4 did not refer to the date of the Original Merger Agreement and, in the case of ATC, of the information with respect to its authorized and issued capital stock, other than as a consequence of matters heretofore disclosed by ATC to TCT, including without limitation those set forth in the ATC SEC Documents.

  (b) The parties shall cooperate with one another in the preparation of all Tax Returns, questionnaires, applications or other documents (i) regarding any Taxes or transfer, recording, registration or other fees which become payable in connection with the Merger that are required to be filed on or before the Closing Date; and (ii) to allocate under Section 1060 of the Code all the consideration under this Agreement provided by ATC and ATMC in conformity with the past practice of ATC and ATMC and with a third-party appraisal of fixed assets to be obtained by ATMC at its sole expense.

  (c) TCT shall cooperate and use its reasonable business efforts to cause its independent accountants to reasonably cooperate with ATC in order to enable ATC, at its sole and absolute discretion and expense, to have its independent accountants prepare audited financial statements for TCT described in Section 7.2(g). TCT will use its reasonable business efforts to ensure that such financial statements will have been prepared in accordance with GAAP applied on a basis consistent with the TCT Financial Statements and will present fairly the financial condition, results of operation and cash flow of TCT. Without limiting the generality of the foregoing, TCT agrees that it will (i) consent to the use of such audited financial statements in any registration, proxy or information statement or other document filed by ATC or any of its Affiliates under the Securities Act or the Exchange Act and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as ATC's independent accountants may reasonably request under the circumstances.

  ATC shall, if permitted by the SEC, register under the Securities Act the shares of ATC Common Stock issuable pursuant to the consummation of the Merger. If such registration is effective, the form of TCT Investment Letter shall be appropriately revised and the Persons from whom it is required to be delivered shall be limited to those Persons who may be deemed to be "affiliates" of TCT, within the meaning of the applicable rules and regulations of the SEC under the Securities Act.

  6.3 Public Announcements. Until the Closing or the termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case the issuing party shall use all reasonable efforts to consult with the other party and agree upon the nature, content and form of such press release or public statement.

  6.4 Notification of Certain Matters. Each party shall give prompt notice to the other of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be reasonably likely to cause (a) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (b) any failure by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

  6.5 No Solicitation. Unless and until this Agreement has been terminated, TCT shall not, and shall not permit any TCT Member to, nor shall it or any of them knowingly permit any of its or any of their Representatives (including, without limitation, any investment banker, financial adviser, broker, finder, attorney, accountant or other agent or representative retained by it or any of them) to, initiate, solicit, encourage or facilitate, or any of their Representatives (including, without limitation, any investment banker, broker, finder, attorney or accountant retained by it or any of them) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any Alternative Transaction, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to, it for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect any Alternative Transaction, or agree to or endorse any Alternative Transaction. If TCT, any TCT Member or its or any of their Representatives receives any inquiry with respect to an Alternative Transaction while this Agreement is in effect, TCT or such TCT Member shall inform the inquiring party that it is not entitled to enter into discussions or negotiations relating to an Alternative Transaction. The provisions of this Section shall apply to all Subsidiaries of TCT.

  6.6 Conduct of Business by TCT Pending the Merger. Except as set forth in
Section 6.6 of the TCT Disclosure Schedule or as otherwise contemplated by this Agreement, after the date of the Original Merger Agreement and prior to the Closing Date or earlier termination of this Agreement, unless ATC shall otherwise consent in writing, TCT shall, and shall cause each of its Subsidiaries to:

    (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

    (b) not (i) amend or propose to amend its Organic Documents, (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (iii) other than any Distribution resulting from the spin-off of Prime, declare, set aside, pay or make any Distribution, whether in cash, stock, property or otherwise;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any TCT Units, other equity interests in TCT, Convertible Securities or Option Securities;

    (d) not (i) incur or become contingently liable with respect to any Indebtedness for Money Borrowed, other than (x) borrowings, in addition to those permitted or consented to pursuant to the provisions of clause (y) immediately following, not to exceed the sum of (I) the principal amount of borrowings presently outstanding and (II) $3.0 million in the aggregate outstanding at any one time, and (y) borrowings necessary to finance acquisitions and construction projects permitted or consented pursuant to the provisions of paragraph (e) below, (ii) redeem, purchase, acquire or offer or agree to redeem, purchase or acquire any of its equity interests, including without limitation any TCT Units, other equity interests, Convertible Securities or Option Securities, (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than (x) dispositions in the ordinary course of business,
  (y) Liens arising in accordance with the provisions of Indebtedness for Money Borrowed in effect on the date of the Original Merger Agreement and in accordance with their present terms, and (z) leases of towers and shelter space to third-party customers in the ordinary course of business and in accordance with past practices and policies, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to officers and employees of TCT for travel, business or relocation expenses in the ordinary course of business;

    (e) not enter into or agree to enter into any Restricted Transaction (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expected to be expended by TCT or any of its Subsidiaries in connection with such individual Restricted Transaction (together with any group of related Restricted Transactions) exceeds $3.0 million, or (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Restricted Transactions) exceeds $10.0 million; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in Section 6.6(e) of the TCT Disclosure Schedule;

    (f) use reasonable business efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (g) confer on a regular and frequent basis with one or more representatives of ATC to report material operational matters and the general status of ongoing operations;

    (h) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees without the prior approval of ATC;

    (i) maintain with financially responsible insurance companies insurance on the TCT Assets and the TCT Business in such amounts and against such risks and losses as are consistent with past practice;

    (j) not make any Tax election that could reasonably be likely to have a material adverse effect on TCT or settle or compromise any material Tax liability;

    (k) except in the ordinary course of business or except as would not, individually or in the aggregate, have a material adverse effect on TCT, not modify, amend or terminate any Material Agreement to which TCT is a party or by which any of the TCT Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

    (l) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

    (m) not enter into any Lease or other agreement with respect to any antennae site on any of its towers, whether presently owned or hereafter acquired by TCT other than in the ordinary course of business and in accordance with past practices and policies;

    (n) except as set forth in Section 4.14 of the TCT Disclosure Schedules,
  (i) not grant to any executive officer or other key employee of TCT any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Benefit Arrangements set forth in Section 4.14 of the TCT Disclosure Schedule, (ii) not grant to any such executive officer any increase in severance or termination pay, except as was required under any Benefit Arrangements set forth in Section 4.14 of the TCT Disclosure Schedule,
  (iii) not adopt or, except in the ordinary course of business, amend any Plan or Benefit Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (iv) except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization, material Private Authorization or material Contract;

    (o) not voluntarily take or permit to be taken any action which if taken between the end of its most recent fiscal quarter and prior to the date of the Original Merger Agreement would have been required to be noted as an exception on Section 4.16 of the TCT Disclosure Schedule, other than pursuant to the conduct of its business in the ordinary and usual course of business and consistent with past practice; and

    (p) not authorize or enter into any agreement that would violate any of the foregoing.

  In the event that TCT or any of its Subsidiaries desires to take any of the actions prohibited by the provisions of this Section, TCT shall give prompt written notice to ATC, referring to the provisions of this Section. In the event that ATC does not object to the taking of such action within ten (10) business days of receipt of such notice and all material information requested by ATC with respect thereto, TCT or such Subsidiary shall have the right to take such action.

  6.7 Preliminary Title Reports. As promptly as practicable after the execution of this Agreement, ATC may obtain at its expense a standard preliminary title report (the "Title Report") dated on or after the date of the Original Merger Agreement issued by such title company or companies as TCT and ATC shall mutually reasonably agree with respect to each parcel of Real Property owned or leased by TCT or any of its Subsidiaries.

  6.8 Environmental Site Assessments. As promptly as practicable after the execution of this Agreement, ATC may at its own cost and expense obtain, and deliver to TCT full and complete copies of, an Environmental Report on each parcel of Real Property owned or leased by TCT or any of its Subsidiaries for which an Environmental Report has not heretofore been delivered by TCT to ATC (or as to which ATC has heretofore indicated that the existing Environmental Report raises questions of potential liability which has had or could be reasonably expected to have a material adverse effect on TCT). Site assessments shall be conducted by such consultants and professionals as ATC and TCT shall mutually reasonably agree and shall be arranged at times mutually convenient to the parties. Each of TCT and ATC shall be entitled to have representatives present at the time such site assessments are conducted and to have copies of all correspondence with the company preparing such Environmental Reports.

  6.9 Solicitation of Employees. If this Agreement is terminated, each of ATC and TCT agrees that neither it nor any of its Affiliates will, for a period of twelve (12) months from the date of such termination, solicit or actively seek to hire any individual who during such period is employed by ATC or any of its Affiliates or TCT or any of its Affiliates, as the case may be, whether or not such individual would commit breach of such individual's employment agreement or contract in leaving such employment; provided, however, that the foregoing shall not prevent ATC or TCT (or any of their respective Affiliates) from soliciting or actively seeking to hire any such key employee who (i) initiates employment discussions with it, (ii) is not employed by ATC or TCT, as the case may be, on the date TCT or ATC (or any of their respective Affiliates), as the case may be, first solicits such key employee, or (iii) soliciting through general advertisement, including without limitation on the Internet.

  6.10 Certificate of Non-Foreign Status. Prior to the Closing Date, TCT shall use its reasonable business efforts to obtain on behalf of itself and ATC (in connection with potential deduction and withholding obligations under Sections 1445 or 1446 of the Code), from each TCT Member a certificate of non-foreign status of such member that meets the requirements of both Section 1.1445-2(b) of the Regulations and Section 5.04 of Revenue Procedure 89-31, 1989-1 C.B. 895, it being understood that the failure to obtain any such certificates shall not be deemed to be a breach of this Section. TCT shall furnish to ATC on the Closing Date a copy of such certificates of non-foreign status.

  6.11 Tax Returns and Other Reports. TCT's former tax matters partner (within the meaning of Section 6231 of the Code) will prepare and file all Tax Returns and other reports, filings, and amendments required to be filed by TCT or delivered to the TCT members after the Effective Time, but only to the extent that such Tax Returns and other documents relate to taxable periods (or portions thereof) ending at or prior to the Effective Time; provided however that ATC and ATMC shall be provided the opportunity to review and comment upon such Tax Returns, reports, filings, and amendments prior to their filing or delivery. The parties hereto agree that the Merger is being effected as a convenient mechanism for the TCT Members to sell their TCT Units to ATI, and accordingly the parties will (irrespective of the subsequent liquidation or merger of TCT into ATI) treat the Merger for income Tax purposes as a sale by the TCT Members of their TCT Units to ATI.

  6.12 Section 754 Elections. At the request of ATC, TCT and ATC shall use reasonable business efforts to cooperate to cause each Subsidiary of TCT that is identified by ATC to implement an election under Section 754 of the Code and under comparable provisions of all state and local income Tax Laws.

                                   ARTICLE 7

                               CLOSING CONDITIONS

  7.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) As of the Closing Date, no Legal Action shall be pending before any Authority seeking to enjoin, restrain, prohibit or make illegal or to impose any materially adverse conditions in connection with, the consummation of the Merger, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not in itself be deemed to be a Legal Action pending before any such Authority;

    (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated without any condition that has a material adverse effect on TCT or any of its Members or any Affiliate thereof;

    (c) Except with respect to the Hart-Scott-Rodino Act (which is addressed in Section 7.1(b)), all authorizations, consents, waivers, orders or approvals required to be obtained from all Authorities, and all filings (other than the Certificate of Merger), submissions, registrations, notices or declarations required to be made by any of the parties with any Authority, prior to the consummation of the Merger, shall have been obtained from, and made with, all such Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not have a material adverse effect on TCT; and

    (d) The ATC Common Stock to be issued as part of the Merger Consideration shall have been listed for trading on The New York Stock Exchange, subject to official notice of issuance.

  7.2 Conditions to Obligations of ATC and ATMC. The obligation of ATC to cause ATMC to, and of ATMC to, consummate the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATC and ATMC to the extent permitted by Applicable Law:

    (a) All agreements, certificates, opinions and other documents required to be delivered pursuant to the provisions of this Agreement shall be reasonably satisfactory in form, scope and substance to ATC and its counsel, and ATC and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper Authorities or corporate officers;

    (b) TCT shall have furnished ATC and, at ATC's request, any bank or other financial institution providing credit to ATC, with one or more favorable opinions, dated the Closing Date, of counsel for TCT, reasonably satisfactory to ATC, covering the matters set forth in Exhibit B and made a part hereof, and in forms and scope reasonably satisfactory to ATC, and with respect to such other matters arising after the date of the Original Merger Agreement as ATC or its counsel may reasonably request;

    (c) (i) The representations and warranties of TCT contained in this Agreement (other than in Section 4.20) shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall continue to be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a material adverse effect on TCT; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "material adverse effect") shall not be deemed to be so qualified; (ii) the representations and warranties of TCT set forth in Section 4.20 of this Agreement shall be true and correct; provided, however, such untruth shall be disregarded for purposes of this Section 7.2(c) if, by adjusting the Merger Consideration at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the TCT Members, or such approval has been obtained, in accordance with the
  DLLCA: (iii) each and all of the agreements and covenants to be performed or satisfied by TCT or any of the TCT stockholders hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) TCT shall have furnished ATC with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as ATC or its counsel shall have reasonably requested;

    (d) Other than those which, individually or in the aggregate, the failure of which to obtain would not have a material adverse effect on the TCT Assets or the TCT Business taken as a whole, all authorizations, consents, waivers, orders or approvals required by the provisions of this Agreement to be obtained from all Persons (other than Authorities) prior to the consummation of the Merger, including without limitation those required in order for TCT to continue to own all of the TCT Assets and continue to operate the TCT Business as conducted immediately prior to the Closing (including without limitation, at the cost and expense of TCT, all modifications, if any, of Private Authorizations, Leases and Material Agreements of TCT set forth in Section 7.2(d) of the TCT Disclosure Schedule) shall have been obtained, without the imposition, individually or in the aggregate, of any condition or requirement which could have a material adverse effect on TCT;

    (e) Between the date of the Original Merger Agreement and the Closing Date, there shall not have occurred and be continuing any material adverse change in TCT from that reflected in the most recent TCT Financial Statements;

    (f) The TCT Members and TCT shall have delivered or cause to be delivered to ATC all of the Collateral Documents and other agreements, documents and instruments required to be delivered by the TCT Members or TCT to ATC at or prior to the Closing pursuant to the terms of this Agreement;

    (g) ATC shall have received a letter from its independent accountants to the effect that an unqualified report (as to the scope of the audit, access to the books and records and the cooperation of management) on the financial statements (consisting of a balance sheet for the fiscal year ended December 31, 1997, and statements of operations and cash flow for the period ended December 31, 1997) of TCT could be prepared by them in conformity with GAAP and Regulation S-X under the Securities Act;

    (h) As of the Closing Date, except as otherwise set forth in Section 4.6(a) of the TCT Disclosure Schedule, no Legal Action shall be pending before any Authority which could, individually or in the aggregate, have a material adverse effect on TCT, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not be deemed to be a Legal Action pending before any such Authority;

    (i) The Environmental Reports prepared pursuant to the provisions of
  Section 6.8 shall not indicate the likelihood of potential liability which has had or could reasonably be likely to have a material adverse effect on TCT, and no Event or Events shall have occurred subsequent to the date of the Original Merger Agreement, which, individually or in the aggregate, would cause the representations and warranties of TCT set forth in Section
  4.19 (without regard to knowledge) to be inaccurate or incomplete in any material respect;

    (j) ATC shall have received, at its expense, a commitment to issue standard ALTA title insurance policies insuring TCT's or any of its Subsidiaries' leasehold or fee interest in the parcels of land representing at least 95% of TCT net revenues on which each of its towers is located and the improvements located thereon and the Title Report shall not disclose any exception, other than Permitted Liens (and liens on real property owned by other Persons as to which TCT has a ground lease), and no Event or Events shall have occurred subsequent to the date of the Original Merger Agreement, which, individually or in the aggregate, would cause the representations and warranties of TCT set forth in Section 4.4 (without regard to knowledge) to be inaccurate or incomplete in any material respect;

    (k) All Convertible Securities and Option Securities of TCT, if any, outstanding immediately prior to the Closing shall be canceled or converted to TCT Units and, from and after the Closing, shall no longer be of any force or effect;

    (l) ATC shall have received, at its expense, a report with respect to each of the towers of TCT and any of its Subsidiaries, of such structural engineers as are reasonably satisfactory to ATC and TCT, that shall indicate that towers representing at least 95% of TCT net revenues (i) are structurally sound and in good operating condition, (ii) are in compliance with all Applicable Laws, Governmental Authorizations, Private Authorizations and issuance requirements, and (iii) do not require structural or other material repairs (other than those set forth in Section 7.2(l) of the TCT Disclosure Schedule heretofore delivered to ATC) costing more than $250,000 in the aggregate; provided, however, that to the extent the aggregate amount of such repairs is in excess of $250,000, ATC shall not be entitled to terminate this Agreement but the Cash Consideration shall be reduced by an amount equal to the excess of (x) the aggregate amount of such repairs over (y) $250,000;

    (m) Cox shall have executed and delivered to ATC an agreement substantially in the form attached hereto as Exhibit C and made a part hereof, amended to reflect the fact that Cox shall be entitled to one
  (1) demand registration on Form S-1 under the Securities Act (the "Registration Rights Agreement");

    (n) Each TCT Member that owns Class B TCT Units shall have executed and delivered to ATC an investment letter substantially in the form of Exhibit D attached hereto and made a part hereof (the "TCT Investment Letters");

    (o) The Monthly Revenue Run Rate of TCT for the month ended immediately prior to the Closing Date shall have been not less than $978,815, increased for the period between October 31, 1998 and such month end at an annual rate of 15%, compounded annually;

    (p) Cox and each of the executive officers of TCT shall have executed and delivered to ATC agreements substantially in the form attached hereto as part of Exhibit E and made a part hereof (the "ATC Noncompetition Agreements");

    (q) All instruments evidencing Indebtedness for Money Borrowed of TCT or any of its Subsidiaries shall permit the repayment thereof by ATC without premium or penalty;

    (r) Any employment agreement or other arrangement between TCT and any of Messrs. Madigan, Sivertsen, D. Smith, R. Smith and Williams will be terminated, at no cost to ATC or ATMC, and any Contractual Obligation between TCT and any TCT Member or any member of the Immediate Family of any TCT Member, or any Affiliate of any of the foregoing, that is to survive the Merger shall, to the extent requested by ATC, be amended, at no cost to ATC or ATMC, to contain terms and conditions satisfactory to ATC;

    (s) Each of the Persons named therein shall have executed and delivered to ATC an agreement substantially in the form attached hereto as Exhibit F and made a part hereof (the "Indemnity Escrow Agreement") and ATC shall have been permitted to make the deposits contemplated thereby; and

    (t) Cox shall shall have executed and delivered to TCT a special release substantially in the form of Exhibit I attached hereto and made a part hereof (the "Cox Special Release").

  7.3 Conditions to Obligations of TCT. The obligation of TCT to consummate the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by TCT to the extent permitted by Applicable Law:

    (a) All agreements, certificates, opinions and other documents required to be delivered pursuant to the provisions of this Agreement shall be reasonably satisfactory in form, scope and substance to TCT and its counsel, and TCT and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper Authorities or corporate officers;

    (b) ATC shall have furnished TCT, with favorable opinions, dated the Closing Date, of Sullivan & Worcester LLP, counsel for ATC, substantially in the form attached hereto as Exhibit G and made a part hereof, and with respect to such other matters arising after the date of the Original Merger Agreement as TCT or its counsel may reasonably request;

    (c) (i) The representations and warranties of ATC and ATMC contained in this Agreement (other than in Section 5.5) shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a material adverse effect on ATC; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "material adverse effect") shall not be deemed to be so qualified; (ii) the representations and warranties of ATC set forth in Section 5.5 of this Agreement shall be true and correct; provided, however, such untruth shall be disregarded for purposes of this Section 7.3(c) if, by adjusting the Merger Consideration at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the ATC or ATMC stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and covenants to be performed or satisfied by ATC or ATMC hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) ATC and ATMC shall have furnished TCT with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as TCT or its counsel shall have reasonably requested;

    (d) ATC and ATMC shall have delivered or cause to be delivered to TCT all of the Collateral Documents and other agreements, documents and instruments required to be delivered by ATC and ATMC to TCT at or prior to the Closing pursuant to the terms of this Agreement;

    (e) Between the date of the Original Merger Agreement and the Closing Date, there shall not have occurred and be continuing any material adverse change in ATC from that reflected in the most recent ATC Financial Statements;

    (f) As of the Closing Date, no Legal Action shall be pending before any Authority which could, individually or in the aggregate, be reasonably expected to have a material adverse effect on ATC, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not be deemed to be a Legal Action pending before any such Authority;

    (g) ATC shall have executed and delivered the Registration Rights Agreement and permitted Cox and such other TCT Members as so request, in their sole and absolute discretion, to become signatories thereto;


    (h) ATC shall have delivered to Cox an agreement substantially in the form of Exhibit H attached hereto and made a part hereof (the "ATC Voting Agreement") executed by the ATC stockholders named therein and any individual nominated pursuant thereto shall have been elected a director of ATC; and

    (i) ATC shall have executed and delivered to TCT the Indemnity Escrow Agreement.

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time only pursuant to the following provisions:

    (a) by mutual consent of TCT and ATC; or

    (b) by ATC or TCT if any permanent injunction, decree or judgment of any Authority preventing consummation of the Merger shall have become final and nonappealable; or

    (c) by TCT in the event (i) TCT is not in material breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 7.2(c) not to be satisfied, and (ii) either (A) the Merger has not been consummated on or prior to June 30, 1999, or (B) ATC or ATMC is in material breach of this Agreement or any of its representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.3(c) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond June 30, 1999; or

    (d) by ATC in the event (i) neither ATC nor ATMC is in material breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 7.3(c) not to be satisfied, and (ii) either
  (A) the Merger has not been consummated on or prior to June 30, 1999, or
  (B) TCT is in material breach of this Agreement or any of TCT's representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.2(c) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond June 30, 1999; or

    (e) by ATC or TCT in the event the Merger has not been consummated on or prior to the Termination Date.

  The term "Termination Date" shall mean September 30, 1999 or such other date as the parties may, from time to time, mutually agree.

  The right of ATC or TCT to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party, any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

  8.2 Effect of Termination. Except as provided in Sections 6.1 (with respect to confidentiality), 6.3 and 10.2 and this Section, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of their respective stockholders, officers or directors, to the other and all rights and obligations of any party shall cease; provided, however, that such termination (including without limitation any termination pursuant to the provisions of Section 8.1(e)) shall not relieve any party from liability for any willful or intentional misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement. In the event this Agreement is terminated by either party pursuant to Section 8.1 (c) or 8.1(d) because of the intentional or wilful breach of covenant or agreement of the other party (including without limitation the refusal of the other party to consummate the Merger notwithstanding the fact that all of its conditions to do so have been satisfied), the terminating party shall be entitled to liquidated damages in the amount of $10,000,000, it being agreed that such amount shall constitute full payment for any and all damages suffered by the nondefaulting party by reason of such intentional or wilful breach of covenant or agreement. ATC and TCT agree in advance that actual damages would be difficult to ascertain and that $10,000,000 is a fair and equitable amount to reimburse TCT or ATC, as the case may be, for damages sustained due to ATC's or TCT's failure to consummate the Merger for the reasons specified in the immediately preceding sentence. Notwithstanding the foregoing, the liquidated damages provisions set forth herein are not exclusive remedies and each party shall have the right, in its sole and absolute discretion, to seek specific performance of this Agreement pursuant to the provisions of
Section 10.4. Anything in this Agreement to the contrary notwithstanding, although a party may have multiple reasons for terminating this Agreement, it shall not be entitled to collect liquidated or other damages more than once.

                                   ARTICLE 9

                                INDEMNIFICATION

  9.1 Survival. The representations and warranties of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing and shall remain operative and in full force and effect for a period of twelve (12) months after the Closing Date, except that in the case of matters of a nature referred to in Sections 4.1, 4.20, 5.1 and 5.5 which shall survive and remain operative and in full force and effect for a period of twenty-four
(24) months after the Closing Date, regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto. The covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing (unless any such covenant or agreement by its express terms in this Agreement does not so survive) and shall remain operative and in full force and effect for the statute of limitations applicable to contractual obligations. The term "Indemnity Period" shall mean the applicable period with respect to which a representation, warranty, covenant or agreement survives the Closing as provided in this Section. No claim for indemnification, other than with respect to fraud may be asserted after the expiration of the Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which arises and is the subject of a Claim which is asserted in writing prior to the expiration of the applicable Indemnity Period shall survive with respect to such Claim or any dispute with respect thereto until the final resolution thereof.

  9.2 Indemnification.

  (a) TCT agrees, with respect to the extent of each TCT Member's interest in the Escrow Indemnity Funds on behalf of each TCT Member, to the extent provided in this Article 9, including without limitation Section 9.3, that on and after the Closing ATC and ATMC and their respective Subsidiaries, stockholders, directors, officers, employees, agents and representatives (collectively, the "ATC Indemnified Parties") shall be indemnified and held harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys', accountants' and experts' fees and expenses incurred, including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, "Loss and Expense"), suffered by the ATC Indemnified Parties by reason of or arising out of (i) any breach of representation or warranty made by TCT pursuant to this Agreement or any Collateral Document, and (ii) any failure by TCT to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document.

  (b) ATC and ATMC, jointly and severally, agree that on and after the Closing they will indemnify each former TCT Member and hold it harmless from and against all Loss and Expense suffered by any of them by reason of or arising out of (i) any breach of representation or warranty made by ATC or ATMC pursuant to this Agreement or any Collateral Document, and (ii) any failure by ATC or ATMC to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document.

  9.3 Limitation of Liability.

  (a) Notwithstanding the provisions of Section 9.2, after the Closing, the ATC Indemnified Parties, on the one hand, and the TCT Members, on the other hand, shall be entitled to recover their Loss and Expense in respect of any Claim only (i) in the event that the aggregate Loss and Expense for all Claims exceed, in the aggregate, $500,000, in which event the indemnified party shall be entitled to recover all such Loss and Expense including such $500,000; and (ii) to the extent that the aggregate Loss and Expense for all Claims do not exceed $5,000,000.

  (b) Anything in this Agreement, including without limitation the provisions of Sections 9.2 or 9.3(a), to the contrary notwithstanding, except as provided in Section 9.6, (i) the exclusive recourse of any and all of the ATC Indemnified Parties after the Closing with respect to the liability of the TCT Members pursuant to Section 9.2 or any other provision of this Agreement or Applicable Law which requires the TCT Members to defend, indemnify or hold harmless any and all of the ATC Indemnified Parties from or against any Claim or Loss and Expense shall be the Escrow Indemnity Funds (as defined in the Indemnity Escrow Agreement); and (ii) any and all of the ATC Indemnified Parties' remedies for any such liability of any TCT Member, or for any Claim arising under this Agreement, shall be limited to its right to recover from the Escrow Indemnity Funds in accordance with the provisions of the Indemnity Escrow Agreement, and none of the ATC Indemnified Parties shall have any right of recovery against any TCT Member or any of its officers, directors, shareholders, agents or Affiliates or against the assets of any of them for any such liability.

  (c) In the case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no Loss and Expense shall be deemed to have been sustained by such party to the extent of any proceeds received by such party from any insurance policies with respect thereto.

  9.4 Notice of Claims. If an indemnified party believes that it has suffered or incurred any Loss and Expense, it shall notify the indemnifying party promptly in writing, and in any event within the applicable Indemnity Period specified in Section 9.1, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any Legal Action is instituted by a third party with respect to which an indemnified party intends to claim any liability or expense as Loss and Expense under this Article, such indemnified party shall promptly notify the indemnifying party of such Legal Action, but the failure to so notify the indemnifying party shall not relieve such indemnifying party of its obligations under this Article, except to the extent such failure to notify prejudices such indemnifying party's ability to defend against such Claim.

  9.5 Defense of Third Party Claims. The indemnifying party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the indemnified party, any third party Legal Action or other Claim, but the indemnified party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the indemnifying party shall fail to defend any such Legal Action or other Claim, then the indemnified party may defend, through counsel of its own choosing, such Legal Action or other Claim, and (so long as it gives the indemnifying party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such Legal Action or other Claim and to recover the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense. The indemnifying party shall not compromise or settle any such Legal Action or other Claim without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld, delayed or conditioned if the terms and conditions of such compromise or settlement proposed by the indemnifying party and agreed to in writing by the claimant in such Legal Action or other Claim (a) include a full release of the indemnified party from the Legal Action or other Claim which is the subject of the Settlement Proposal, and (b) if the indemnified party is an ATC Indemnified Party, do not include any term or condition which would restrict in any material manner the continued ownership or operations of the TCT Assets or the conduct of the TCT Business in substantially the manner then being owned, operated and conducted by ATMC (or any successor or assign). No matter whether an indemnifying party defends or prosecutes any third party Legal Action or Claim, the indemnified and indemnifying parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the indemnified party of, records and information which are reasonably relevant to such third party Legal Action or Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection therewith.

  9.6 Exclusive Remedy. Except for fraud, the indemnification provided in this Article shall be the sole and exclusive post-Closing remedy available to any party against any other party for any Claim under this Agreement.

  9.7 Indemnification of Directors and Officers.

  (a) From and after the Effective Time, ATC and the Surviving Entity shall, jointly and severally, indemnify, defend and hold harmless the present and former officers, Management Committee representatives and employees of TCT and any of its Subsidiaries, and any Person who is or was serving at the request of TCT as an officer, director or employee or agent of another Person, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Applicable Law (and shall also, subject to the provisions of Section 9.7(d), advance expenses as incurred to the fullest extent permitted under Applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, reasonably satisfactory in form, scope and substance to ATC, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further, however, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of ATC or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that ATC or the Surviving Entity shall, subject to the provisions of Section 9.7(d), advance expenses on a current basis as provided in this Section notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case ATC or the Surviving Entity, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage).

  (b) ATC and ATMC agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any Claim, existing in favor of the present or former Management Committee representatives, directors, officers, employees, fiduciaries and agents of TCT or any of its Subsidiaries, and any Person who is or was serving at the request of TCT as an officer, director or employee or agent (collectively, the "Indemnified Parties") as provided in the Amended and Restated Operating Agreement of TCT or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of TCT's Subsidiaries, as in effect as of the date of the Original Merger Agreement, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim.

  (c) ATC shall maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by TCT and its Subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that (i) ATC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to the Indemnified Parties with an insurance company or companies, the claims paving ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing such insurance coverage for directors and officers of ATC and (ii) ATC shall not be required to pay an annual premium for such insurance in excess of two (2) times the last annual premium paid prior to the date of the Original Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

  (d) In the event that any Claim relating hereto or to the transactions contemplated by this Agreement is commenced, before the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under Section 9.7(a) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ATC thereof, whereupon ATC or the Surviving Entity shall have the right, from and after the Effective Time, to assume and control the defense thereof, and upon such assumption, neither ATC nor the Surviving Entity shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Neither ATC nor the Surviving Entity shall be liable for any settlement effected without its prior written consent.

  (e) This Section 9.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of ATC and the Surviving Entity.

                                   ARTICLE 10

                               GENERAL PROVISIONS

  10.1 Waivers; Amendments. Changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith.

  10.2 Fees, Expenses and Other Payments.

  (a) All transfer Taxes, sales Taxes, recording or documentary Taxes, stamps or other charges levied by any Authority in connection with this Agreement, the consummation of the Merger and the subsequent or contemporaneous actual or deemed liquidation of TCT into ATI as well as all costs and expenses in connection with such Taxes, stamps or other charges shall be borne equally by TCT and ATC, all costs referred to in Sections 6.7, 6.8 and 7.2(j) shall be borne by ATC, all Hart-Scott-Rodino filing fees and expenses shall be borne equally by TCT and ATC, and all other costs and expenses incurred in connection with this Agreement and the consummation of the Merger, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall, unless otherwise provided herein, be borne solely and entirely by the party which has incurred such costs and expenses. All such costs and expenses to be borne by TCT shall, to the extent not then paid, be accrued for purposes of determining the Current Balance as of the Effective Time. Such accrual shall also include all costs and expenses (including without limitation all transfer Taxes, sales Taxes, recording or documentary Taxes, stamps or other charges levied by any Authority) in connection of transferring into the name of TCT all property, real, personal or mixed, held by any predecessor Entity.

  (b) At the Closing, ATC shall transfer to an escrow account an amount of cash equal to the aggregate amount of Taxes accrued pursuant to the last two sentences of Section 10.2(a) for purposes of determining the Current Balance as of the Effective Time (collectively, "Accrued Transfer Taxes"). The terms of such escrow arrangement shall provide that: (i) if TCT is not liquidated into ATI within three (3) months after the Closing Date, then an amount equal to all Accrued Transfer Taxes that were accrued based on the assumption that such liquidation would occur shall be paid to the TCT Members in proportion to their ownership of TCT Units as of the Effective Time, and (ii) if the amount of Accrued Transfer Taxes exceeds the amount of Taxes actually paid by ATI, and required to be borne by TCT pursuant to Section 10.2(a), then such excess shall be paid, from time to time, to the TCT Members in proportion to their ownership of TCT Units as of the Effective Time; provided, however, that ATI need not make any such payment unless it exceeds $10,000 in the aggregate.

  10.3 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered (a) three (3) business days after being mailed by first-class or express mail, postage prepaid, (b) the next day when sent overnight by recognized courier service, (c) upon confirmation when sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (d) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

      (a) If to ATC, ATI or ATMC:

              116 Huntington Avenue
              Boston, Massachusetts 02116
              Attention: Joseph L. Winn, Chief Financial Officer
              Telecopier No.: (617) 375-7575

              with a copy to (which shall not constitute notice to ATC, ATI OR
              ATMC):

              Sullivan & Worcester LLP
              One Post Office Square
              Boston, Massachusetts 02109
              Attention: Norman A. Bikales, Esq.
              Telecopier No.: (617) 338-2880

      (b) If to TCT:

              1525 Wilson Blvd.
              Suite 500
              Arlington, VA 22209
              Attention: Randall N. Smith
              Telecopier No.: (703) 247-2135

              with copies to (which shall not constitute notice to TCT or any TCT Member):

              Cox Telecom Towers, Inc.
              1400 Lake Hearn Dr. N.E.
              Atlanta, GA 30319
              Attention: Dean Eisner
              Telecopier No.: (404) 847-6110

              Dow, Lohnes & Albertson, PLLC
              1200 New Hampshire Avenue
              Suite 800
              Washington, DC 20036
              Attention: Stuart A. Sheldon, Esq.
              Telecopier No.: (202) 776-2222

              Cameron & Mittleman
              56 Exchange Terrace
              Providence, RI 02903
              Attention: David L. Mayer, Esq.
              Telecopier No.: (401) 454-4526

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

  10.4 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in Article 10, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Subject to the provisions of Section 9.3, nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or Applicable Law for such breach or threatened breach, including without limitation the recovery of damages; provided, however, that none of the parties shall pursue, and each party hereby waives, any punitive, incidental and consequential damages arising out of this Agreement (including without limitation damages for diminution in value and loss of anticipated profits).

  10.5 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely any party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

  10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts.

  10.7 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  10.8 Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the DCL or the DLLCA applies to the Merger. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action. In the event of any Legal Action between the parties arising out of this Agreement, the parties agree to submit the matter to the Delaware Chancery Court, and the parties agree to submit to the jurisdiction of such court.

  10.9 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

  10.10 Entire Agreement. This Agreement (together with the TCT Disclosure Schedule, the Exhibits the other Collateral Documents, and the other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof, including without limitation any previously executed confidentiality agreements and letters of intent. Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) none of the parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing), (b) there are no covenants or agreements by or on behalf of any party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY COLLATERAL DOCUMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

  10.11 Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to any party by operation of law, including by way of merger, consolidation or sale of all or substantially all of its assets, and ATC may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

  10.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 10.11.

  10.13 Mutual Drafting. This Agreement is the result of the joint efforts of TCT and ATC, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

  10.14 TCT Disclosure Schedule. TCT will deliver to ATC, on or prior to December 14, 1998, the TCT Disclosure Schedule and all other documents required to be delivered by TCT pursuant to Article 4 of this Agreement. Without limiting the generality of the foregoing, the TCT Disclosure Schedule shall set forth TCT's proposal with respect to which modifications, if any, of Private Authorizations, Leases and Material Agreements are proposed to be a condition to Closing pursuant to the provisions of Section 7.2(d). ATC shall have the right, for a period commencing upon its receipt of the TCT Disclosure Schedule and each other document together with a letter from TCT indicating that such delivery constitutes a "final and complete" delivery pursuant to this

Section and terminating at 11:59 p.m. on the tenth (10th) business day following such receipt, (a) to terminate this Agreement, if the TCT Disclosure Schedule reveals any Event of which ATC was unaware as of the date of the Original Merger Agreement, which unknown Events, individually or in the aggregate, would have a material adverse effect on TCT, and (b) to propose to TCT alternatives as to which Private Authorizations, Leases and Material Agreements and which modifications, if any, of Leases and Material Agreements are to be a condition to Closing pursuant to the provisions of Section 7.2(d). In the event TCT does not agree to any proposal of ATC pursuant to clause (b) of the prior sentence, TCT and ATC shall be obligated to negotiate in good faith with respect to resolving such matters. In the event ATC and TCT do not agree in writing on the resolution of matters raised by any proposal made by ATC pursuant to such clause (b) on or prior to ten (10) business days of receipt by TCT of any such proposal of ATC (the "Interim Period") either party may, on or prior to ten (10) business days (the "Termination Period"), following the expiration of the Interim Period, terminate this Agreement. In the event neither party shall have so terminated this Agreement on or prior to the expiration of the Termination Period, or, in the event ATC makes no proposal pursuant to clause (b) of the preceding paragraph, this Agreement shall continue in full force and effect and the original proposal of TCT (as set forth in Section 7.2(d) of the TCT Disclosure Schedule) shall control for purposes of determining the conditions of Closing set forth in Section 7.2(d). The disclosures in the TCT Disclosure Schedule are to be taken as relating to all of the representations and warranties of TCT. The disclosure of a particular item in the TCT Disclosure Schedule shall not be construed as an admission by TCT that such matter falls within the scope of any applicable materiality or other qualifications or limitations, or that such matter has had or is reasonably likely to have a material adverse effect. In addition, to the extent the TCT Disclosure Schedule includes matters that are not required by this Agreement to be reflected on such TCT Disclosure Schedule, such additional matters are set forth for information purposes only and shall not be construed as expanding the scope of any representations, warranties or covenants of TCT hereunder. Any reference in the TCT Disclosure Schedule to a contract, agreement, instrument, document, order, decree or judgment shall be deemed to include a reference to all amendments and modifications thereof, if any, so long as such amendments and modifications are made available to ATC as part of its due diligence investigation. In the event either party terminates this Agreement pursuant to the provisions of this Section, neither party shall have any liability to the other. The rights of ATC in this Section are in addition to those set forth in Section 10.15.

  10.15 ATC's Due Diligence. On or prior to December 18, 1998, ATC shall have completed its due diligence investigation of TCT and the TCT Assets and the TCT Business. ATC shall have the right, at any time prior to 11:59 p.m. on December 18, 1998 to terminate this Agreement if such investigation reveals any Event of which ATC was unaware as of the date of the Original Merger Agreement, which unknown Events, individually or in the aggregate, would have a material adverse effect on TCT. Without limiting the generality of the foregoing, ATC shall have been satisfied as a consequence of such due diligence that TCT and each of its Subsidiaries has at all times been classified as a partnership under the Code, and that neither TCT nor any of its Subsidiaries has ever been a publicly traded partnership treated as a corporation under Section 7704 of the Code. In the event ATC terminates this Agreement pursuant to the provisions of this Section, neither party shall have any liability to the other. The rights of ATC in this Section are in addition to those set forth in Section 10.14.

  10.16 Original Merger Agreement. Notwithstanding anything to the contrary in
Section 10.1 of the Original Merger Agreement, this Agreement shall not amend or restate the Original Merger Agreement, and the Original Merger Agreement shall continue in full force and effect without any amendment or modification thereof pursuant to the provisions of this Agreement, until such time as this Agreement shall have been approved and adopted by the required vote of the TCT Members.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

  IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                          America Tower Corporation

                                             /s/ James S. Eisenstein
                                          By: ________________
                                             Name: James S. Eisenstein
                                             Title: Executive Vice President

                                          ATC Merger Corporation

                                             /s/ James S. Eisenstein
                                          By: ________________
                                             Name: James S. Eisenstein
                                             Title: Executive Vice President

                                          American Towers, Inc.

                                             /s/ James S. Eisenstein
                                          By: ________________
                                             Name: James S. Eisenstein
                                             Title: Executive Vice President

                                          TeleCom Towers, L.L.C.

                                             /s/ Randall N. Smith
                                          By: _______________
                                             Name: Randall N. Smith
                                             Title: Chairman & CEO

                                                                      APPENDIX A

                                  DEFINITIONS

  ACCRUED TRANSFER TAXES shall have the meaning given to it in Section 10.2(b).

  ADJUSTMENT HOLDBACK shall have the meaning given to it in Section 3.4.

  ADVERSE, ADVERSELY, when used alone or in conjunction with other terms (including without limitation "affect," "change" and "effect") shall mean any Event which is reasonably likely, in the reasonable business judgment of the relevant party, to be expected to (a) adversely affect the validity or enforceability of this Agreement or the likelihood of consummation of the Merger, or (b) adversely affect the business, operations, management, or properties, or the financial condition, or results of operation of the TCT Assets or the TCT Business or ATC and its Subsidiaries, taken as a whole, as applicable, or (c) impair such party's ability to fulfill its obligations under the terms of this Agreement, or (d) adversely affect the aggregate rights and remedies of such party under this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, the following events shall not be deemed to constitute such a change, affect or effect:
(i) changes in the financial markets or general economic conditions and Events affecting the communications sites industry generally, including without limitation conditions or changes which affect the prevailing interest rates available to businesses involved in the communications sites industry or which affect the prevailing resale valuation or the method of determining such valuations of the businesses involved in the communications sites industry, and
(ii) the resignation or retirement of any TCT employee or group of TCT employees because of the execution and delivery of this Agreement.

  AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's family or a family trust.

  AGREEMENT shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A, the TCT Disclosure Schedule, the ATC SEC Documents and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

  ALTERNATIVE TRANSACTION shall mean a transaction or series of related transactions (other than the Transactions) resulting in or likely to result in
(a) any Change of Control of TCT, (b) any merger, consolidation or other business combination of TCT, regardless of whether TCT is the surviving Entity unless the surviving Entity remains obligated under this Agreement to the same extent as TCT was, (c) any tender offer or exchange offer for, or any acquisition of, any securities of TCT, (d) any sale or other disposition of all or any substantial part of the assets or business of TCT, or (e) any issue, sale, transfer, pledge, assignment or other conveyance, or any agreement to issue, sell, transfer, pledge, assign or otherwise convey, any equity securities, Convertible Securities or Option Securities by TCT or any TCT Member that could result in a Change of Control of TCT.

  APPLICABLE LAW shall mean any Law of any Authority, whether domestic or foreign, including without limitation the FCA and all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

  ATC shall have the meaning given to it in the Preamble.

  ATC COMMON STOCK shall have the meaning given to it in Section 3.1.

                                     II-A-1

  ATC FINANCIAL STATEMENTS shall have the meaning given to it in Section 5.2.

  ATC INDEMNIFIED PARTIES shall have the meaning given to it in Section 9.2(a).

  ATC NONCOMPETITION AGREEMENTS shall have the meaning given to it in Section 7.2(p).

  ATC SEC DOCUMENTS shall have the meaning given to it in Section 5.2.

  ATC STOCK CONSIDERATION shall have the meaning given to it in Section 3.1.

  ATC VOTING AGREEMENT shall have the meaning given to it in Section 7.3(h).

  ATC'S KNOWLEDGE (or words of similar import) shall mean the actual knowledge of any director or executive officer of ATC or ATMC, as such knowledge existed on the date of the Original Merger Agreement, after reasonable review of appropriate ATC and ATMC records and after reasonable inquiry of appropriate ATC and ATMC employees.

  ATI shall have the meaning given to it in the Preamble.

  ATMC shall have the meaning given to it in the Preamble.

  AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign, including without limitation the FCC.

  BENEFIT ARRANGEMENT shall mean any material benefit arrangement that is not a Plan, including (a) any employment or consulting agreement, (b) any arrangement providing for insurance coverage or workers' compensation benefits, (c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, (f) any deferred compensation plan, and (g) any compensation policy and practice, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership and operation of the assets of TCT or the conduct of the business of TCT.

  CASH CONSIDERATION shall have the meaning given to it in Section 3.1.

  CEILING SHARE PRICE shall have the meaning given to it in Section 3.1.

  CHANGE OF CONTROL shall mean the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of twenty percent (20%) or more of the TCT Units.

  CLAIMS shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

  CLOSING shall have the meaning given to it in Section 2.2.

  CLOSING DATE shall have the meaning given to it in Section 2.2.

  CLOSING DATE SHARE PRICE shall mean, with respect to the ATC Common Stock, the average of the daily Fair Market Values thereof for each of the ten (10) Trading Days prior to the Closing Date.

                                     II-A-2

  COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

  CODE shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  COLLATERAL DOCUMENTS shall mean the Indemnity Escrow Agreement, the Noncompetition Agreements, the Registration Rights Agreement, the TCT Investment Letters, the Cox Special Release, the Prime Letter Agreement, the Prime Definitive Agreement (if executed), the Certificate of Merger, and any other agreement, certificate, contract, instrument, notice, opinion or other document delivered pursuant to the provisions of this Agreement or any Collateral Document.

  CONFIDENTIAL INFORMATION shall have the meaning given to it in Section
6.1(a).

  CONSTRUCTION COST shall mean, with respect to each of the Subject Towers that is not in service at the Effective Time, an amount equal to the funded cost of such Subject Tower, determined in accordance with GAAP, applied on a basis consistent with the TCT Financial Statements.

  CONTRACT, CONTRACTUAL OBLIGATION shall mean any agreement, arrangement, commitment, contract, covenant, indemnity, undertaking or other obligation or liability to which TCT is a party or to which it or any of the TCT Assets is subject.

  CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

  CONVERTIBLE SECURITIES shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, or other securities directly or indirectly convertible into or exchangeable for TCT Units or other equity interests of TCT, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

  COX shall mean Cox Telecom Towers, Inc., a Delaware corporation and one of the TCT Members.

  COX SPECIAL RELEASE shall have the meaning given to it in Section 7.2(t).

  CURRENT BALANCE shall mean, with respect to TCT, the amount by which the current assets of TCT and its Subsidiaries are more (or are less than) the current liabilities of TCT (exclusive of current maturities of principal of any Indebtedness for Money Borrowed), as determined in accordance with GAAP, consistently applied with the TCT Financial Statements.

  CURRENT MARKET PRICE shall mean, with respect to the ATC Common Stock, the average of the daily Fair Market Values thereof for each of the twenty (20) Trading Days commencing ten (10) Trading Days prior to the date of the Original Merger Agreement; provided, however that the Current Market Price shall not be less than $19.20 or more than $21.25. The Current Market Price as so calculated was $21.55, and therefore, it is $21.25.

  DCL shall have the meaning given to it in Section 2.1.

  DISTRIBUTION shall mean, with respect to any Person, (a) the declaration or payment of any dividend (except dividends payable in common stock of such Person) on or in respect of any shares of any class of capital stock

                                     II-A-3
of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a Subsidiary of such Person, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person, and
(c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person.

  DLLCA shall have the meaning given to it in Section 2.1.

  EFFECTIVE TIME shall have the meaning given to it in Section 2.3.

  EMPLOYMENT ARRANGEMENT shall mean, with respect to TCT, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by TCT or any of its Affiliates), providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership or operation of the TCT Assets or the conduct of the TCT Business.

  ENCUMBER shall mean to suffer, accept, agree to or permit the imposition of a Lien.

  ENTITY shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

  ENVIRONMENTAL LAW shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other chemicals or industrial pollutants, substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign Laws, and the rules and regulations promulgated thereunder all as from time to time in effect, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  ENVIRONMENTAL PERMIT shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

  ENVIRONMENTAL REPORT shall have the meaning given to it in Section 4.19.

                                     II-A-4

  ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  ERISA AFFILIATE shall mean any Person that is treated as a single employer with TCT under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

  EVENT shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

  EXCHANGE ACT shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  FAIR MARKET VALUE shall mean, with respect to the ATC Common Stock, (a) the average of the high and low reported sales prices, regular way, or, in the event that no sale takes place on any day, the average of the reported high and low bid and asked prices, regular way, in either case as reported on the principal stock exchange on which such stock is listed, or, if not so listed, on the Nasdaq National Market System; or (b) if such stock is not so listed,
(i) the average of the high and low bid and high and low asked prices on such day in the over-the-counter market as reported by Nasdaq, or (ii) if bid and asked prices for such security on any day shall not have been reported through Nasdaq, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security, or (c) if such security is not publicly traded, as from time to time agreed to by ATC and the TCT Members or, if no such agreement is reached within ten (10) business days of good faith negotiations, as determined by an independent investment banking firm mutually agreeable to ATC and the TCT Members whose fees and expenses shall be shared equally by ATC and the TCT Members.

  FCA shall mean the Communications Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  FCC shall mean the United States Federal Communications Commission and shall include any successor Authority.

  FLOOR SHARE PRICE shall have the meaning given to it in Section 3.1.

  GAAP shall mean generally accepted accounting principles applied on a consistent basis, (i) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (ii) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (iii) that otherwise arise by custom for the particular industry, all as the same shall exist on the date of the Original Merger Agreement.

  GOVERNMENTAL AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including without limitation the United States Forest Service and the Federal Aviation Administration, in connection with the ownership or operation of the TCT Assets or the conduct of the TCT Business.

  GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

  HART-SCOTT-RODINO ACT shall mean the Hart-Scott-Rodino Improvement Act of 1976, as from time to time in effect, or any successor Law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

                                     II-A-5

  HAZARDOUS MATERIALS shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element or force (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority or subject to any Environmental Law; or (d) the presence of which on the real property owned or leased by such Person causes or threatens to cause a nuisance upon any such real property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such real property; or (e) the presence of which on adjacent properties could constitute a trespass by such Person; or (f) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon or other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, lead, asbestos or asbestos-containing materials ("ACM"), or urea formaldehyde foam insulation.

  INDEBTEDNESS shall mean, with respect to any Person as of any date, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with an indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) to the extent not otherwise included, all Contractual Obligations of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

  INDEBTEDNESS FOR MONEY BORROWED shall mean, with respect to any Person as of any date, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, the maximum amount currently or at any time thereafter available to be drawn under all outstanding letters of credit issued for the account of such Person, all Indebtedness upon which interest charges are customarily paid by such Person, and all Indebtedness (including capitalized lease obligations) issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, but shall not include (a) trade payables, (b) expenses accrued in the ordinary course of business, (c) customer advance payments and customer deposits received in the ordinary course of business, or (d) conditional sales agreements not prohibited by the terms of this Agreement.

  INDEMNITY ESCROW AGREEMENT shall have the meaning given to it in Section
7.2(s).

  INTANGIBLE ASSETS shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means, and shall include, without limitation, concessions, copyrights, franchises, licenses, patents, permits, service marks, trademarks, trade names, and applications with respect to any of the foregoing, technology and know-how.

  INTELLECTUAL PROPERTY shall mean any and all research, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, service marks, trade names, copyrights and applications therefor, logos, trade secrets, drawing, plans, systems, methods, specifications, computer software programs, tapes, discs and related data processing software (including without limitation object and source codes) owned by such Person or in which it has an ownership interest and all other manufacturing, engineering, technical, research and development data and know-how made, conceived, developed and/or acquired by such Person, which relate to the manufacture, production or processing of any products developed or sold by such Person or which are within the scope of or usable in connection with such Person's business as it may, from time to time, hereafter be conducted or proposed to be conducted.

                                     II-A-6

  INTERIM PERIOD shall have the meaning given to it in Section 11.14.

  LAW shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

  LEASE shall mean any lease of property, whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use or occupancy agreements.

  LEGAL ACTION shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

  LIEN shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

  LOSS AND EXPENSE shall have the meaning given to it in Section 9.2(a).

  MATERIAL, MATERIALLY OR MATERIALITY for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

  MATERIAL AGREEMENT shall mean, with respect to TCT, any Contractual Obligation which (a) was not entered into in the ordinary course of business,
(b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than $100,000 since December 31, 1997, (ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment or (iv) involves the leasing of space on any tower of TCT involving not less than $10,000 in annual rental payments,
(c) involves a capitalized lease obligation or Indebtedness for Money Borrowed,
(d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement, (e) accounted for more than three percent (3%) of the revenues of the TCT Business in any of the last three fiscal years or is likely to account for more than three percent (3%) of revenues of the TCT Business during the current fiscal year, (f) is with the United States Forest Service, or (g) involves the management by TCT of any communication tower of any other Person.

  MERGER shall have the meaning given to it in the third Whereas paragraph.

  MERGER CONSIDERATION shall have the meaning given to it in Section 3.1.

  MERGER PRICE shall have the meaning given to it in Section 3.1.

  MID PACIFIC shall mean Mid-Pacific-Telecom Communications Co., a Nevada general partnership.

  MONTHLY TOWER REVENUE RUN RATE shall mean an amount equal to the normal monthly recurring net lease revenues (e.g., excluding charges for installation and excluding reimbursement of expenses, other than those billed at a fixed amount, which amount may vary from month to month and which shall be included in normal

                                     II-A-7
monthly recurring net lease revenues) received by TCT and its Subsidiaries with respect to space rented on the towers (including net revenues received by TCT and its Subsidiaries for managing towers of other Persons) of TCT and its Subsidiaries, including its proportionate share of the following entities: Mid-Pacific, Shreveport Tower Company, a Louisiana general partnership and Haysville Towers LLC, a Kansas limited liability company.

  MULTIEMPLOYER PLAN shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

  NEW TCT OPERATING AGREEMENT shall have the meaning given to it in Section
2.5.

  OPTION SECURITIES shall mean all stock or equity appreciation rights, rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or TCT Units or other equity interests in TCT or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

  ORGANIC DOCUMENT shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) or, with respect to a Person which is a limited liability company, its agreement of limited liability company, any agreements among members, and any management and similar agreements between the limited liability company and any member (or any Affiliate thereof).

  ORIGINAL MERGER AGREEMENT shall have the meaning given to it in the first Whereas paragraph.

  PERMITTED LIENS shall mean (a) Liens for current Taxes not yet due and payable, (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, or other matters of record if any, as are not, individually or in the aggregate, substantial in character, amount or extent and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of the TCT Business, (c) Liens securing Indebtedness for Money Borrowed of a nature referred to in Section 7.2(q), and
(d) such other Liens as are permitted by the provisions of this Agreement to be in place on the Closing Date.

  PERSON shall mean any natural individual or any Entity.

  PERSONAL PROPERTY shall mean all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property which are owned or leased by TCT and used or useful as of the date of the Original Merger Agreement in the conduct of the business or operations of the TCT Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date of the Original Merger Agreement and the Closing Date.

  PLAN shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership and operation of the TCT Assets or the conduct of the business of the TCT Business.

  PRIME shall mean Prime-Telecom Communications Co., a California general partnership.

  PRIME DEFINITIVE AGREEMENT shall mean the definitive purchase agreement which may be executed by, among others, ATI and TTP as contemplated by the Prime Letter Agreement.

                                     II-A-8

  PRIME LETTER AGREEMENT shall mean the letter agreement, dated as of December , 1998, by and between ATC and TTP, relating to the sale of Prime to ATI.

  PRIVATE AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to Intellectual Property, but excluding leases, easements and other rights to use real property.

  RCC shall mean RCC Consultants, Inc., a Delaware corporation, and its Subsidiaries.

  REAL PROPERTY shall mean all of the fee estates and buildings and other fixtures and improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are owned or used by TCT as of the date of the Original Merger Agreement, in the operations of the TCT Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date of the Original Merger Agreement and the Closing Date.

  REGISTRATION RIGHTS AGREEMENT shall have the meaning given to it in Section 7.2(m).

  REGULATIONS shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

  REPRESENTATIVES shall have the meaning given to it in Section 6.1(a).

  RESTRICTED TRANSACTION shall mean any (i) acquisition or agreement to acquire
(x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets (other than in the ordinary course of business which for purposes of this definition does not include the acquisition of communications sites and related assets and other business involved in the communications sites industry or the construction of communications towers and related assets), or (ii) any undertaking or agreement to undertake the construction of one or more communications towers.

  SEC shall mean the United States Securities and Exchange Commission.

  SECURITIES ACT shall mean the Securities Act of 1933, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  SOLVENT shall mean, with respect to any Person on a particular date, that such Person is "solvent" within the meaning of the federal Bankruptcy Code and applicable state insolvency and fraudulent conveyance statutes.

  SUBSIDIARY shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person, other than RCC and TTP.

  SURVIVING ENTITY shall have the meaning given to it in Section 2.1.

  TAX (and "Taxable", which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit

                                     II-A-9
tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

  TAX RETURN OR RETURNS shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

  TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

  TCT shall have the meaning given to it in the Preamble.

  TCT ASSETS shall have the meaning given to it in Section 4.4(a) and shall, in any event, include the assets of TCT's Subsidiaries, as contemplated by Section 4.4(a) and the final sentence of Section 4.1(d).

  TCT BUSINESS shall have the meaning given to it in Section 4.4(b) and shall, in any event, include the business of TCT's Subsidiaries, as contemplated by
Section 4.4(b) and the final sentence of Section 4.1(d).

  TCT DISCLOSURE SCHEDULE shall mean the TCT Disclosure Schedule to be furnished in accordance with Section 10.14.

  TCT EMPLOYEES shall have the meaning given it in Section 4.14.

  TCT FINANCIAL STATEMENTS shall have the meaning given to it in Section 4.2.

  TCT INVESTMENT LETTERS shall have the meaning given to it in Section 7.2(n).

  TCT MEMBER(S) shall have the meaning given to such terms in the fourth Whereas paragraph.

  TCT UNITS shall have the meaning given to it in Section 3.1.

  TCT'S KNOWLEDGE (or words of similar import) shall mean the actual knowledge of any TCT Member or any TCT Management Committee representative or officer, as such knowledge existed on the date of the Original Merger Agreement, after reasonable review of appropriate TCT records and after reasonable inquiry of appropriate TCT employees.

  TTP shall mean TeleCom Towers-Pacific, L.L.C., a to be formed Delaware limited liability company and a wholly-owned Subsidiary of TCT.

  TITLE REPORT shall have the meaning given to it in Section 6.7.

  TERMINATION DATE shall have the meaning given to it in Section 8.1.

  TRADING DAY shall mean any day on which shares of ATC Common Stock are actually sold on the New York Stock Exchange.

  TRANSACTIONS shall mean the transactions contemplated to be consummated on or prior to the Closing Date, including without limitation the Merger and the execution, delivery and performance of the Collateral Documents.

                                    II-A-10

                                                                    APPENDIX IIA



         AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           TELECOM TOWER CORPORATION,

                             TELECOM TOWERS, INC.,

                             ATC MERGER CORPORATION

                                      AND

                             TELECOM TOWERS, L.L.C.

                                  DATED AS OF

                               DECEMBER 23, 1998

  Amendment, dated as of December 23, 1998, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Towers, Inc., a Delaware corporation ("ATI"), ATC Merger Corporation, a Delaware corporation ("ATMC"), and TeleCom Towers, L.L.C., a Delaware limited liability company ("TCT"), to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, by and among ATC, ATI, ATMC and TCT.

                              W I T N E S S E T H:

  WHEREAS, ATC, ATI and TCT are parties to an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998 (the "Merger Agreement"), providing for the merger of ATMC with and into TCT on the terms and conditions set forth therein; and

  WHEREAS, ATC, ATI, ATMC and TCT desire to amend the Merger Agreement in certain respects; and

  WHEREAS, the Boards of Directors of ATC, ATI and ATMC and the Management Committee of TCT and the TCT Members have heretofore authorized the officers of such companies to enter into amendments to the Merger Agreement;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

1.DEFINED TERMS

  As used herein, unless the context otherwise requires, the terms defined in Appendix A to the Merger Agreement when used in this Amendment without definition shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Amendment or Appendix A to the Merger Agreement shall have such meanings when used in each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to this Amendment as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC, ATI and ATMC, on the one hand, and TCT, on the other hand.

2.THE AMENDMENTS

    (a) Conversion of TCT Units. Section 3.1 of the Merger Agreement shall be amended as follows:

      (i) The title shall be amended to read in its entirety as follows:
    "Conversion of ATMC Common Stock and TCT Units";

      (ii) The last sentence of the first paragraph shall be amended to delete the last word, "paragraph" and insert in its place the words "two paragraphs"; and

      (iii) The following paragraph shall be added as the penultimate paragraph of Section 3.1:

        In the event the Monthly Tower Revenue Run Rate of TCT for the month ended immediately prior to the Closing Date shall have been less than the TCT Target Monthly Tower Revenue Run Rate, the ATC Stock Consideration shall be reduced by a number of shares of ATC Common Stock determined as follows: (i) the difference between the actual Monthly Tower Revenue Run Rate of TCT and the TCT Target Monthly Tower Revenue Run Rate shall be determined (the "Revenue Shortfall"); (ii) the Revenue Shortfall shall be multiplied by twelve (12), and the result shall be multiplied by fourteen and eight-tenths (14.8) (the

                                     IIA-1

      "Enterprise Value Shortfall"); and (iii) the Enterprise Value Shortfall shall be divided by the Closing Date Share Price; provided, however, that in no event shall the number of shares of ATC Common Stock to be delivered as part of the ATC Stock Consideration be reduced by more than 600,000 shares of ATC Common Stock. The term "TCT Target Monthly Tower Revenue Run Rate" shall mean the amount set forth opposite the month in which the Closing shall occur:

                                               TCT TARGET
            MONTH IN WHICH                      REVENUE
            CLOSING OCCURS                      RUN RATE
            --------------                     ----------
            January........................... $1,008,179
            February.......................... $1,022,862
            March............................. $1,037,544
            April............................. $1,052,226
            May............................... $1,067,132
            June.............................. $1,079,143
            July and thereafter............... $1,091,378

        In the event that the Closing shall occur after June 1999, the Monthly Tower Revenue Run Rate of TCT shall be determined exclusively on the basis of its Monthly Tower Revenue Run Rate as of June 30, 1999, and no adjustment to the ATC Stock Consideration shall be made under this Section 3.1 on account of the amount of TCT's Monthly Tower Revenue Run Rate as of a date later than June 30, 1999.

        Anything in this Section to the contrary notwithstanding, the parties shall have the right to terminate this Agreement in accordance with the provisions of Section 8.1(b) and Section 8.1(c), as applicable.

    (b) Conditions to Obligations of ATC and ATMC. The provisions of Section 7.2(o) are deleted in their entirety and the section shall be designated with the term "Intentionally Omitted".

    (c) Appendix A. Appendix A is amended to add the following definitions in their appropriate alphabetical order:

    ENTERPRISE VALUE SHORTFALL shall have the meaning given to it in
    Section 3.1.

    REVENUE SHORTFALL shall have the meaning given to it in Section 3.1.

    TCT TARGET MONTHLY TOWER REVENUE RUN RATE shall have the meaning given to it in Section 3.1.

    (d) TCT Disclosure Schedule. Sections 4.11(a) and 6.6 of the TCT Disclosure Schedule shall be deemed to have been amended to reflect the fact that TCT may change its stay bonus program to award up to $500,000 exclusively to sales persons in relation to their obtaining additional revenue-generating leases and contracts.

3.GENERAL PROVISIONS

    (a) No Other Changes in Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and shall not otherwise be amended, modified or changed by this Amendment.

    (b) Incorporation by Reference. The provisions of Sections 10.1 through 10.13, both inclusive, of the Merger Agreement shall be deemed incorporated herein by reference with the same force and effect as though set forth hereat in their entirety, except that any reference to the term "this Agreement" in any such incorporated provision shall be deemed to refer to this Amendment.

                            [SIGNATURE PAGE FOLLOWS]

                                     IIA-2

  IN WITNESS WHEREOF, the parties have executed this Amendment or caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                          American Tower Corporation

                                          By: _________________________________
                                          Name:
                                          Title:

                                          ATC Merger Corporation

                                          By: _________________________________
                                          Name:
                                          Title:

                                          American Towers, Inc.

                                          By: _________________________________
                                          Name:
                                          Title:

                                          TeleCom Towers, L.L.C.

                                          By: _________________________________
                                          Name:
                                          Title:


                                     IIA-3

                                                                    APPENDIX III



                                  DESCRIPTION
                                       OF
                               OMNIAMERICA, INC.

                            BUSINESS OF OMNIAMERICA

GENERAL

OmniAmerica is a leading independent owner and operator of wireless communications and broadcast towers with 223 towers in 24 states, including 12 towers on ten sites managed for third-party owners. OmniAmerica has agreed to acquire up to an additional 27 towers. OmniAmerica's principal tower networks are located in Florida, Illinois, Kentucky, New Mexico, Ohio, Oklahoma, Tennessee and Texas. OmniAmerica is also a leading builder of wireless communications and broadcast towers, providing a complete package of design, construction and installation services. OmniAmerica also manufactures and sells wireless infrastructure components used in the construction and maintenance of wireless communication transmitting and receiving facilities.
OmniAmerica's tower services include (i) owning, leasing, managing and developing multi-use telecommunications sites for radio and television broadcasting (including high definition television ("HDTV")), paging, cellular, PCS and other wireless technologies; (ii) providing wireless infrastructure building and implementation services primarily for providers of wireless communication services in the United States; and (iii) manufacturing and selling wireless infrastructure components used in the construction and maintenance of wireless communication transmitting and receiving facilities.

The April 23, 1998 merger (the "April Merger") combined the operations of Specialty Teleconstructors, Inc. ("Specialty"), which was and is engaged in the construction of wireless communications towers and the manufacture and sale of wireless infrastructure components, with OmniAmerica Holdings Corporation ("OmniAmerica Holdings") which was engaged in the ownership, operating and leasing of communication sites. In 1998, OmniAmerica acquired 168 towers (including rooftops) at an aggregate cost of approximately $117.0 million and, as of early December 1998, constructed or had under construction approximately 173 telecommunications towers at an aggregate cost of approximately $12.0 million and three broadcast towers at an aggregate cost of $11.3 million.

OPERATIONS

OmniAmerica plans to take advantage of increasing demand from wireless providers and broadcasters for tower space by (i) expanding its network of tower sites, either owned, leased or managed, and (ii) leasing space to multiple tenants. Adding customers to an existing tower does not result in materially increased operating expenses. Since wireless providers and broadcasters are generally reluctant to change tower locations (due to the specific configurations required for transmission networks, significant capital expenditures to install or relocate transmission equipment and complex regulatory requirements), OmniAmerica can take advantage of low fixed costs while providing a churn-resistant, recurring revenue stream by co-locating multiple tenants on its towers.

Furthermore, OmniAmerica plans to continue to capitalize on its reputation for quality, on-time construction and implementation services by building towers for third-party owners. Also, OmniAmerica will continue to manufacture and sell its line of wireless infrastructure components. During the fiscal year ended June 30, 1998, OmniAmerica's revenues, which include the revenues of OmniAmerica Holdings and its subsidiaries' tower ownership and leasing services from April 23, 1998, were approximately $62.8 million. Wireless infrastructure building and implementation services accounted for approximately 84.5% of such revenues. Sales of wireless infrastructure components accounted for approximately 13.5% of such revenues. Tower ownership and leasing services accounted for the remaining approximately 2.0% of such revenues.

TOWER SERVICES

OmniAmerica's business strategy includes aggressively marketing available rental space on its towers. OmniAmerica's leasing operations primarily depend on the location of towers and the amount of equipment installations that each tower can support. OmniAmerica believes that its portfolio of existing towers and towers under construction or subject to acquisition contracts, together with OmniAmerica's construction resources, will provide OmniAmerica with tower locations and equipment bearing capabilities suitable for attracting additional

                                     III-1
leasing clients. Given their dependence on location and their reluctance to re-locate, OmniAmerica's tenants generally are willing to enter into long-term leases. OmniAmerica's standard lease for wireless communications tenants generally provides for a five-year term, with multiple options of the tenant to renew the lease for additional five-year terms. OmniAmerica's standard lease for broadcast tenants generally provides for a 10-20 year term.

OmniAmerica designs, builds, installs, modifies and maintains (collectively, "wireless infrastructure building and implementation services") land-based wireless communications transmitting and receiving facilities located in the U.S. ("wireless communications facilities") primarily for providers of wireless communications services. As part of OmniAmerica's wireless infrastructure building and implementation services business, OmniAmerica also provides certain electrical engineering services, wireless equipment testing services and site acquisition and evaluation services in connection with the location and installation of wireless communications facilities.

OmniAmerica also manufactures and sells a line of fasteners and other mounting components, waveguide bridge products, square support rail, tower lighting systems, tower safety products and other hardware products (collectively, "wireless infrastructure components"). End users utilize these products primarily in connection with the installation and maintenance of wireless communications facilities. OmniAmerica markets certain of its wireless infrastructure components directly to end users in conjunction with OmniAmerica's wireless infrastructure building and implementation services. In addition, OmniAmerica markets certain of its wireless infrastructure components through independent third party distributors located principally in the U.S. who then resell these products to end users. Finally, OmniAmerica manufactures certain wireless components on a private label basis for sale to several large wireless communications equipment vendors who market these products under their own brand names. OmniAmerica believes that, to date, the vast majority of OmniAmerica's wireless infrastructure components have been sold to end users located in the U.S.

CUSTOMERS

OmniAmerica provides leased tower space and renders wireless infrastructure building and implementation services to radio and television broadcasters and providers of a broad range of wireless communications services including paging services, analog and digital cellular telephone services, PCS services, SMR services, ESMR services and microwave communications services. Examples of OmniAmerica's customers include (i) Western Wireless, (ii) AT&T Wireless Services, (iii) Sprint, (iv) PCS PrimeCo, (v) BellSouth Mobility, (vi) Nextel Communications and (vii) Arch, among others. In fiscal 1998, Sprint accounted for approximately 15% of OmniAmerica's revenues and was the only customer accounting for 10% or more of OmniAmerica's revenues.

SALES AND MARKETING

OmniAmerica markets rental space on its towers by offering strategically located towers and groups of towers to wireless communications providers and radio and television broadcasters.

OmniAmerica markets its "build to suit" and other wireless infrastructure building and implementation services primarily to providers of wireless communications services in the U.S. OmniAmerica sells its wireless infrastructure building and implementation services on a contract basis and markets these services through either direct customer contact or in response to competitive bids by a national marketing team. OmniAmerica generates prospective new customers through referrals from existing customers, wireless communications equipment manufacturers and vendors, through participation in conferences and trade shows and from other sources. OmniAmerica does not use independent distributors or agents in connection with the marketing of its wireless infrastructure building and implementation services.

OmniAmerica markets its wireless infrastructure components (i) directly to end users in conjunction with OmniAmerica's wireless infrastructure building and implementation services and (ii) through independent third party distributors located principally in the U.S. who resell these products to end users. OmniAmerica also manufactures certain wireless components on a private label basis for sale to several large wireless communications equipment vendors who market these products under their own brand names to end users.

                                     III-2

MANUFACTURING AND COMPONENT ASSEMBLY

OmniAmerica manufactures wireless infrastructure components by (i) obtaining sheet metal and other raw materials, standard parts and components from a variety of vendors and (ii) fabricating and configuring those materials to produce OmniAmerica's wireless infrastructure components. OmniAmerica also engages third-party contract manufacturers and assemblers to produce certain wireless infrastructure components based on OmniAmerica's specifications. With the exception of wireless infrastructure components manufactured by third-party contract manufacturers and assemblers, substantially all OmniAmerica's wireless infrastructure components are manufactured or assembled at OmniAmerica's manufacturing facilities in Salem, Oregon and Baltimore, Maryland. Although OmniAmerica has a limited number of suppliers, OmniAmerica generally has been able to obtain the needed quantities of the items in a timely manner from these suppliers. In addition, substantially all of these items are available from numerous other suppliers.

RESEARCH AND DEVELOPMENT

Although OmniAmerica has designed many of its wireless infrastructure components and has the capability to custom design wireless infrastructure components to meet specific customer requirements, historically, OmniAmerica has not incurred significant research and development expenses. Furthermore, OmniAmerica does not currently anticipate making significant expenditures for research and development activities in the foreseeable future.

TRADEMARKs

OmniAmerica markets certain of its wireless infrastructure components under the ICECo(TM) brand name. OmniAmerica has filed for trademark protection for the ICECo(TM) trademark. There can be no assurance that OmniAmerica will be successful in obtaining this trademark or that this trademark will afford OmniAmerica with any competitive advantages.

HISTORY

OmniAmerica was incorporated in April 1994 under the name "Specialty Teleconstructors, Inc." OmniAmerica was incorporated for the purpose of acquiring all of the stock of Michael R. Budagher Specialty Constructors, Inc. (now named Specialty Constructors, Inc.), whose primary business involved wireless infrastructure building and implementation services related to the build-out and expansion of cellular telephone and paging networks in the U.S. On September 14, 1998, OmniAmerica, pursuant to a merger (the "Reincorporation Merger") with and into a wholly-owned subsidiary of OmniAmerica, changed its name from "Specialty Teleconstructors, Inc." to "OmniAmerica, Inc." OmniAmerica also changed its state of incorporation from Nevada to Delaware at that time.

On April 23, 1998, OmniAmerica consummated the April Merger pursuant to an Amended and Restated Agreement and Plan of Merger among OmniAmerica (then known as Specialty Teleconstructors, Inc.), OAI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of OmniAmerica ("Acquisition"), OmniAmerica Holdings, OmniAmerica, Inc. (subsequently renamed OmniAmerica Towers, Inc.), a Delaware corporation and wholly-owned subsidiary of OmniAmerica Holdings, Omni/HSW Acquisition, Inc., a Delaware corporation ("Omni/HSW"), and HMTF/Omni Partners, L.P., a Delaware limited partnership ("OmniPartners"). At the time of the April Merger, Omni/HSW was merged into OmniAmerica Holdings, with OmniAmerica Holdings surviving, and immediately thereafter, Acquisition was merged into OmniAmerica Holdings, with OmniAmerica Holdings surviving as a wholly-owned subsidiary of OmniAmerica. OmniAmerica Holdings and its subsidiaries' operations primarily involve tower ownership and leasing services. In addition, as a result of the April Merger, OmniAmerica acquired a 33 1/3% equity ownership position in Kline Iron & Steel Co., Inc., a diversified steel fabricator that also fabricates broadcasting towers. Upon consummation of the April Merger, OmniAmerica issued 6,750,000 shares of OmniAmerica Common Stock to OmniPartners, the former stockholder of OmniAmerica Holdings. OmniPartners is an affiliate of the Dallas-based investment firm Hicks, Muse, Tate & Furst Incorporated.

                                     III-3

In the last five years, exclusive of the April Merger, OmniAmerica has consummated approximately 12 material acquisitions of assets or companies. The largest and most strategically important of such transactions was the April Merger described above. Certain of the other more significant acquisitions are described below.

  . On July 9, 1998, OmniAmerica, through a wholly-owned subsidiary, acquired substantially all the assets of Teleforce, LLC, a California limited liability company providing site acquisition services for the wireless communications industry, in exchange for $640,000 and 81,270 shares of OmniAmerica Common Stock.

  . On April 10, 1998, OmniAmerica Towers, Inc. entered into an Asset Purchase and Sale Agreement with certain wholly-owned subsidiaries of Arch pursuant to which OmniAmerica will acquire substantially all of the telecommunications sites owned by Arch. OmniAmerica has acquired ownership or management of a total of 123 towers for approximately $33.5 million in closings in June and September 1998. The final closing is expected to take place during the first calendar quarter of 1999, pursuant to which OmniAmerica has the right to acquire up to 16 additional towers for an aggregate price of approximately $4.5 million.

  . On October 7, 1997, a wholly-owned subsidiary of OmniAmerica purchased substantially all of the assets of Ellis Tower Co., Inc. in exchange for approximately $450,000 in cash and 120,848 shares of OmniAmerica Common Stock. Ellis Tower, located in Ft. Lauderdale, Florida, provides wireless infrastructure building services.

  . On June 30, 1997, OmniAmerica acquired Microwave Tower Service, Inc., an Oregon corporation ("MTS"), pursuant to the merger of a wholly-owned subsidiary of OmniAmerica with and into MTS. MTS is based in Salem, Oregon, and designs, engineers, constructs and installs wireless communications facilities primarily for providers of wireless communications services in the western half of the U.S. In addition, MTS manufactures and distributes a line of tower installation products used in the implementation, installation and maintenance of wireless communications facilities. OmniAmerica issued 2,380,000 shares of OmniAmerica Common Stock in connection with the acquisition of MTS.

  . On May 14, 1997, OmniAmerica acquired Novak & Lackey Construction Co., Inc., an Oklahoma corporation ("N&L"), pursuant to the merger of a wholly-owned subsidiary of OmniAmerica with and into N&L. N&L is based in Oklahoma City, Oklahoma, and builds wireless communications facilities and switching facilities primarily for providers of wireless communications services in the western half of the U.S. OmniAmerica issued 400,000 shares of OmniAmerica Common Stock in connection with the acquisition of N&L.

In addition to the foregoing, prior to the April Merger, OmniAmerica Holdings and its subsidiaries consummated the following material acquisitions:

  . In November, 1997, OmniAmerica Towers Inc. acquired a strategic one-third interest in Kline Iron & Steel Co., Inc. ("Kline") for $7.0 million. Based in Columbia, South Carolina, Kline is one of the world's premier manufacturer of tall towers with over 75 years of experience.

  . In January and August, 1998, OmniAmerica Towers Inc. purchased 27 telecommunications towers in western and central Florida for approximately $20.4 million.

  . In February, 1998, OmniAmerica Towers Inc. purchased two broadcast towers, one tower construction project and 42 acres of land, all in Texas. The construction project has now been completed.

  . Also in February, 1998, OmniAmerica Towers Inc. purchased a company that owned two towers in Florida and tower construction projects in each of Milwaukee, Wisconsin and Tampa, Florida, for approximately $27.5 million. These assets include tall towers in Miami and Orlando.

                                     III-4

OmniAmerica intends to continue to aggressively pursue acquisition opportunities for existing wireless and broadcast communications sites and towers that meet its geographical and economic requirements. Certain of such acquisitions, if consummated, could be significant in size and may be funded with cash, stock of OmniAmerica, increased indebtedness or a combination thereof. OmniAmerica is in various stages of negotiation with owners of sites and towers that meet its criteria. However, the tower industry is consolidating rapidly, and it is likely that other tower operators will compete for existing assets in prime areas. Therefore, there can be no assurances that OmniAmerica will be successful in its acquisition strategy.

COMPETITION

The market for tower space leasing is highly competitive. OmniAmerica competes with (i) wireless communications providers and broadcasters who own and operate their own tower networks, (ii) site management companies which acquire space on existing towers, rooftops and other sites, (iii) other independent tower companies, and (iv) traditional local independent tower operators. Wireless communications providers who own and operate their own tower networks generally are, and some broadcasters and independent tower companies are, larger and have greater financial resources than OmniAmerica. OmniAmerica believes the most significant competitive factors affecting tower rental companies are tower location and capacity, price, quality of service and density within a geographic market. OmniAmerica believes that competition for tower acquisitions will increase and that additional competitors will enter the tower leasing market, some of which may have greater financial resources than OmniAmerica.

Historically, the market for wireless infrastructure building and implementation services has been highly competitive, but also highly fragmented. As such, most participants in this market have been relatively small firms of between three and fifty employees. While OmniAmerica believes that the industry continues to be comprised predominately of these smaller firms, in recent years, as the market for wireless infrastructure building and implementation services has grown, several of OmniAmerica's historical competitors have grown substantially. In addition, OmniAmerica has faced increasing competition from (i) wireless communications equipment manufacturers which provide wireless infrastructure building and implementation services in conjunction with the sale of wireless communications equipment, (ii) wireless and non-wireless engineering companies, (iii) construction companies and construction management companies and (iv) non-wireless subcontractors.

OmniAmerica believes that, historically, competition in the market for wireless infrastructure building and implementation services has been based primarily on price and the competitor's reputation for quality and timely completion of work. In recent years, certain competitors, predominately wireless communications equipment manufacturers, have increasingly offered turnkey package solutions for the implementation of new wireless communications networks such as PCS networks. These turnkey package solutions typically include wireless communications equipment, radio frequency or "RF" engineering services, wireless infrastructure building and implementation services and, in many cases, financing for all or a significant portion of the build-out of the network. Initially, many providers of wireless communications services found these turnkey package solutions attractive because of perceived administrative efficiencies of contracting with one party rather than contracting separately for the different products and services necessary to implement their networks. Increasingly, however, current and prospective providers of wireless communications services have become dependent on these turnkey package solutions to implement their networks due largely to the availability of the financing component.

OmniAmerica believes that many of the wireless communications equipment manufacturers that offer these turnkey package solutions do not themselves have the personnel necessary to perform the wireless infrastructure building and implementation services included as a part of these turnkey package solutions. Consequently, many wireless communications equipment manufacturers contract with other companies to provide some or all of these wireless infrastructure building and implementation services. From time to time, OmniAmerica has performed wireless infrastructure building and implementation services in connection with turnkey package solutions offered by certain of these wireless communications equipment manufacturers.

                                     III-5

However, OmniAmerica believes that, in recent years, several wireless communications equipment manufacturers have begun to acquire or enhance their ability to perform wireless infrastructure building and implementation services with their own personnel, thus competing directly with OmniAmerica.

In addition, OmniAmerica believes that many of its other competitors have either developed or are currently seeking to develop a customer finance capability as a method for obtaining future business. As a consequence of this trend, OmniAmerica believes that the ability to offer some element of financing in conjunction with the sale of wireless infrastructure building and implementation services is becoming an important competitive factor. Historically, OmniAmerica has not provided significant financing to its third party tower construction customers. However, OmniAmerica believes that its build-to-suit programs, pursuant to which OmniAmerica bears the capital expenditures and overhead resulting from the construction and ownership of a carrier's network, provide a competitive alternative to the customer finance programs of other manufacturers.

EMPLOYEES

As of December 1, 1998, OmniAmerica employed 559 full-time employees. None of OmniAmerica's employees are members of a labor union and OmniAmerica considers its employee relations to be satisfactory.

GOVERNMENT REGULATION

The wireless communications industry is subject to regulation by state regulatory agencies, the FCC, the FAA, Congress, the courts and other governmental bodies. There can be no assurance that any of these governmental bodies will not adopt or change regulations or take other actions that would adversely affect the wireless communications industry and OmniAmerica's business, results of operations and financial condition.

In addition, the Telecommunications Act of 1996 is expected to continue to cause significant changes in existing regulation of the telecommunications industry that are intended to promote the competitive development of new services, to expand public availability of telecommunications services and to streamline regulation of the industry. These changes include requirements that local exchange carriers must: (i) permit other competitive carriers, which may include many wireless communications service providers, to interconnect to their networks, (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks, and (iii) offer resale of their local loop facilities. The implementation of these requirements by the FCC and state authorities potentially involves numerous changes in established rules and policies that could adversely affect the wireless communications industry and OmniAmerica's business, results of operations and financial condition.

In addition, the construction and installation of wireless transmitting and receiving facilities are often subject to state or local zoning, land use and other regulation. Such regulation may include zoning, environmental and building permit approvals or other state or local certification. The Telecommunications Act of 1996 provides that state and local authority over the placement, construction and modification of personal wireless services (including cellular and other cellular mobile radio services and unlicensed wireless services) shall not prohibit or have the effect of prohibiting personal wireless services or unreasonably discriminate among providers of functionally equivalent services. Although state and local zoning authorities retain their rights over land use, their actions cannot have the effect of banning wireless services or picking and choosing among similar wireless providers.

PROPERTY

OmniAmerica presently leases approximately 9,000 square feet of office space in Cedar Crest, New Mexico from Michael R. Budagher, the Chief Operating Officer and a Director of OmniAmerica, for $121,500 annually. The New Mexico office serves as the headquarters for OmniAmerica's wireless infrastructure building and implementation services. OmniAmerica's headquarters for its corporate administration, tower ownership and leasing services are located in Independence, Ohio.

                                     III-6

OmniAmerica maintains the following regional offices: (i) four regional offices in California, (ii) three regional offices in Florida, (iii) two regional offices in Illinois, (iv) two regional offices in Ohio, (v) two regional offices in Texas and (vi) one regional office in each of Alabama, Arizona, Colorado, Louisiana, New Jersey, North Carolina, Oklahoma, Oregon and Utah. OmniAmerica conducts primarily wireless infrastructure building and implementation operations from these locations.

OmniAmerica manufactures infrastructure components in an approximately 55,000 square foot facility located adjacent to its regional office in Salem, Oregon and an approximately 18,000 square foot facility in Baltimore, Maryland.

OmniAmerica conducts its electrical design and engineering operations primarily from an office in Laguna Hills, California; its build-to-suit operations primarily from offices in Dallas, Texas, Oklahoma City, Oklahoma, and Albuquerque, New Mexico; and its tower ownership and leasing services from the office in Independence, Ohio. With the exception of the regional offices in Salem and Oklahoma City, OmniAmerica leases all of its regional offices pursuant to operating leases that do not exceed five years in duration.

OmniAmerica both owns and leases the real property upon which its owned towers are located. As of December 1, 1998, OmniAmerica owned or managed approximately 185 towers on parcels of real estate that are leased to it and approximately 40 towers on parcels of real estate that are owned by it. In rural areas, a tower site typically consists of a one to five acre tract that supports the tower, an equipment shelter and guy wires that stabilize the tower. Less than 2,500 square feet are needed for a typical, self-supporting tower used in metropolitan areas. Ground leases generally have five to 25 year terms, with many having options for OmniAmerica to renew. Pursuant to the OmniAmerica Credit Agreement, the senior lenders have (or have the right to obtain) liens on, among other things, tenant leases, equipment, inventory and interests in all real property of OmniAmerica on which towers are located or which constitute a tower.

LEGAL PROCEEDINGS

OmniAmerica is, and from time to time may be, a party to routine legal proceedings incidental to its business. The outcome of these legal proceedings is not expected to have a material adverse effect on OmniAmerica's business, results of operations or financial condition, based on OmniAmerica's current understanding of the relevant facts and law. OmniAmerica maintains general liability insurance against risks arising out of the normal course of business.

DIVIDEND POLICY

To date, OmniAmerica has not declared or paid any cash dividends on the OmniAmerica Common Stock. The present policy of the Board of Directors is to retain any earnings to provide for OmniAmerica's growth. The Credit Agreement dated as of June 30, 1998 among OmniAmerica, the lenders party thereto, The Chase Manhattan Bank, as administrative agent, issuing lender and swingline lender, Bankers Trust Company, as documentation agent, and BankBoston, N.A., as syndication agent (the "OmniAmerica Credit Agreement"), contains covenants that restrict OmniAmerica's ability to pay dividends. Further, future determination to pay dividends will be at the discretion of the Board of Directors and in light of OmniAmerica's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                     III-7

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 1, 1998, with respect to the beneficial ownership of shares of OmniAmerica's common stock by (i) all persons known by OmniAmerica to be the beneficial owners of more than 5% of the outstanding shares of OmniAmerica's common stock (as derived solely from OmniAmerica's review of Schedules 13D and 13G on file with the Commission and from correspondence received from or telephone conversations with certain stockholders of OmniAmerica), (ii) each director of OmniAmerica,
(iii) certain executive officers of OmniAmerica, and (iv) all executive officers and directors of OmniAmerica as a group.

                             AMOUNT AND NATURE OF BENEFICIAL
    NAME AND ADDRESS OF      OWNERSHIP OF OMNIAMERICA COMMON
      BENEFICIAL OWNER                  STOCK (1)            PERCENT OF CLASS
    -------------------      ------------------------------- ----------------
Thomas O. Hicks.............            6,676,099(2)               44.2%
 200 Crescent Court, Suite
  1600
 Dallas, Texas 75201-6950
HMTF/Omni Partners, L.P.....            6,648,811                  44.0%
 200 Crescent Court, Suite
  1600
 Dallas, Texas 75201-6950
Tommie R. Carpenter.........            2,213,000(3)               14.6%
 888 Coburn St. South
 Salem, Oregon 97302
Michael R. Budagher.........            2,155,000(4)               14.3%
 12001 Hwy 14 North
 Cedar Crest, New Mexico
  87001
John D. Emery...............               12,000(5)                  *
Jack D. Furst...............               17,604                     *
Carl E. Hirsch..............               41,900(6)                  *
Jeffrey A. Howard...........              137,500(7)                  *
Lawrence D. Stuart, Jr......                5,065                     *
Ernie L. Carpenter..........                  --                    --
J. Otis Winters.............                  --                    --
Anthony S. Ocepek...........                  -- (6)                --
F. Howard Mandel............                  -- (6)                --
All executive officers and
 directors as a group (10
 persons)...................            2,369,069                  15.7%

--------
 * Less than 1%.

(1) Based upon information supplied or confirmed by officers, directors and the principal stockholders. The percentage of class assumes the exercise of all options and warrants held by the named individual that are exercisable on December 1, 1998, or within sixty days thereafter, but not the exercise of any other options or warrants that are outstanding.

(2) Includes (i) 24,412 shares owned of record by Mr. Hicks, (ii) 2,876 shares owned of record by six trusts of which Mr. Hicks serves as trustee and
    (iii) 6,648,811 shares owned of record by HMTF/Omni Partners, L.P., a limited partnership of which the sole general partner is HM3/OmniAmerica Partners, LLC, a limited liability company of which the sole member is HM3 Coinvestors, L.P., a limited partnership of which the sole general partner is Hicks, Muse GP Partners III, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund III Incorporated, a corporation of which Mr. Hicks is the sole director, Chairman of the Board, Chief Executive Officer, Secretary and sole stockholder. Mr. Hicks expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of OmniAmerica's common stock not owned of record by him.

(3) Includes (i) 127,300 shares owned by Carpenter Family Investments II and
    (ii) 2,085,700 shares owned by Carpenter Family Investments LLC, of which Mr. Carpenter and his wife are the sole members.

                                     III-8

(4) Consists entirely of shares owned by the Budagher Family LLC, of which Mr. Budagher is the general manager.

(5) Consists entirely of shares that are deemed beneficially owned by Mr. Emery by virtue of options held by him that are exercisable within 60 days of December 1, 1998.

(6) In addition to shares of OmniAmerica's common stock, if any, owned of record by Messrs. Hirsch, Ocepek and Mandel, each of Messrs. Hirsch, Ocepek and Mandel is also a limited partner of HMTF/Omni Partners, L.P. The percentage ownership represented by each of Messrs. Hirsch's, Ocepek's and Mandel's limited partnership interests is equivalent to 487,847, 487,847 and 71,118 shares, respectively, of the shares of OmniAmerica's common stock owned by HMTF/Omni Partners, L.P. Each of Messrs. Hirsch, Ocepek and Mandel expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of OmniAmerica's common stock not owned of record by him.

(7) Includes (i) 50,000 shares owned of record by Mr. Howard and (ii) 87,500 shares that are deemed beneficially owned by Mr. Howard by virtue of options held by him that are exercisable within 60 days of December 1, 1998.

CERTAIN DIRECTORS AND EXECUTIVE OFFICERS

If the OmniAmerica merger is completed, Jack D. Furst, the Chairman of the Board of OmniAmerica, will serve as a director on the Board of Directors of American Tower. Mr. Furst has been Chairman of the Board and a Director of OmniAmerica since April 1998 and currently serves as a Class III Director (with a term expiring at the 2000 annual meeting of stockholders). Mr. Furst is a Managing Director and Principal of Hicks, Muse, Tate & Furst Incorporated and has held such position since 1989. Mr. Furst currently serves as a Director of Cooperative Computing, Inc., Hedstrom Corp., International Wire Holding Company, Viasystems, Inc., Home Interiors & Gifts, Inc. and Triton Energy Limited.

Certain executive officers have employment agreements with OmniAmerica. Each of Messrs. Carl E. Hirsch, Michael R. Budagher and Anthony S. Ocepek entered into Executive Employment Agreements with OmniAmerica effective April 23, 1998 with terms ending on April 23, 2000. The term of each such employment agreement will be extended for successive one year terms unless either party determines not to renew. The employment agreements provide that Mr. Hirsch shall serve as President and Chief Executive Officer of OmniAmerica, Mr. Budagher shall serve as Vice Chairman and Chief Operating Officer of OmniAmerica and Mr. Ocepek shall serve as Executive Vice President and Chief Financial Officer of OmniAmerica. The employment agreements further provide that Mr. Hirsch shall receive an annual base salary of $295,000, Mr. Budagher shall receive an annual base salary of $245,000 and Mr. Ocepek shall receive an annual base salary of $245,000, subject to increase as determined in the sole discretion of the Board of Directors of OmniAmerica, and that each such executive officer shall be eligible for annual bonuses based on budgeted earnings before income tax, depreciation and amortization and other criteria established by the Board of Directors at the beginning of each fiscal year. The employment agreements also provide that Messrs. Hirsch, Budagher and Ocepek will be entitled to other customary benefits generally made available to other executives of OmniAmerica. The employment agreements provide for a severance payment equal to twelve months base salary in the event of termination of employment by the executive for Good Reason (as defined) or by OmniAmerica other than for Cause (as defined), Financial Cause (as defined) or the executive's death, permanent disability or retirement and for severance payments equal to six months base salary in the event of termination by OmniAmerica for Financial Cause. Pursuant to the employment agreements, Messrs. Hirsch, Budagher and Ocepek have agreed that, subject to certain exceptions, during the terms of their respective employment and for one year thereafter, they will not (i) solicit, entice, persuade or induce any employee of OmniAmerica or its subsidiaries to terminate his employment with OmniAmerica or its subsidiaries or become employed by any other person and (ii) compete with OmniAmerica through any person or other business enterprise having or operating transmission towers within any of the same markets as OmniAmerica or any of its subsidiaries.


                                     III-9

Executive Employment Agreement with Mr. Ernie L. Carpenter. Mr. Carpenter entered into an Employment Agreement with MTS, on June 30, 1997 for a term of three years pursuant to which Mr. Carpenter serves as President and Chief Executive Officer of MTS. The employment agreement provides that Mr. Carpenter shall receive an annual salary of $150,000 and shall be eligible for a bonus for each fiscal year during which Mr. Carpenter is continuously employed by MTS. The employment agreement also provides that Mr. Carpenter will be entitled to such benefits as are customarily provided to other employees of MTS. Pursuant to his employment agreement, Mr. Carpenter has agreed that he will not, during the term of his employment and for two years thereafter, (i) directly or indirectly, engage or participate in any business or other activities in competition with MTS in the United States, (ii) directly or indirectly, call upon any customer of MTS, OmniAmerica or their respective subsidiaries for the purpose of selling to or supplying such customer with products or services similar to the products and services provided by MTS, OmniAmerica or their respective subsidiaries and (iii) directly or indirectly, solicit or employ any person employed by MTS, OmniAmerica or their respective subsidiaries.

                                     III-10

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with OmniAmerica's Consolidated Financial Statements and the notes thereto and the other financial data appearing elsewhere in this Information
Statement/Prospectus.

PLAN OF OPERATIONS

Historically, OmniAmerica principally has engaged in building sites for wireless carriers, who have traditionally owned and operated their own transmission tower assets. Since the April Merger, OmniAmerica has continued to provide infrastructure building and implementation services to wireless carriers. However, OmniAmerica's focus has been directed increasingly toward developing sources of recurring revenue, specifically: (i) building towers for its own account, (ii) acquiring towers from carriers and other owners,
(iii) maximizing lease revenues from existing towers, and (iv) entering into long-term maintenance contracts with other tower owners. OmniAmerica has focused on sources of recurring revenues, in part, to capitalize on recent trends by some wireless carriers to outsource the ownership and operation of their wireless infrastructure. OmniAmerica believes that its historical competency of tower construction coupled with its ownership and leasing operations makes it one of the leading candidates for carrier outsourcing.

OmniAmerica believes owning towers and leasing tower space to the wireless carriers will provide more stable long-term recurring revenues. Thus, OmniAmerica plans to pursue opportunities to acquire existing sites and towers from carriers seeking to outsource their wireless infrastructure. Also, OmniAmerica believes that, at the present time, utilizing its infrastructure building and implementation resources to construct towers for its own account is a more cost effective method of expanding its portfolio of owned towers. As part of its effort to develop sources of recurring revenue, late in the second fiscal quarter of 1998, OmniAmerica began focusing on opportunities to provide build-to-suit services to wireless carriers. OmniAmerica's build-to-suit program offers an end-to-end solution to wireless carriers and is designed to reduce carriers' capital expenditures and overhead associated with the traditional methods of acquiring and owning their wireless networks. As of December 1, 1998, approximately 120 sites were under construction. In addition, as of December 1, 1998, OmniAmerica was conducting site acquisition or construction related activities with respect to approximately 650 additional sites. There can be no assurance that any of the following will happen: (i) that OmniAmerica will successfully enter into additional significant build-to-suit agreements with any wireless carrier or group of carriers, (ii) that it will be able to reach definitive agreements with the owners of sites not currently under written contract or develop the sites in a cost-effective manner, (iii) that implementation of its existing build-to-suit agreements will result in OmniAmerica's ownership of all of the towers originally contemplated by those agreements, or (iv) that OmniAmerica will complete the development of any of the towers or rooftop transmission facilities currently being developed for its own account. As OmniAmerica focuses its resources increasingly on tower ownership, revenues from its infrastructure building and implementation services operations are likely to decline. Management believes that the decline in revenues from its infrastructure building and implementation services operations will be offset over time by the recurring revenue stream expected from tower ownership.

RESULTS OF OPERATIONS

  COMPARISON OF THE FISCAL QUARTERS ENDED SEPTEMBER 30, 1998 AND 1997

Revenues. OmniAmerica's revenues for the three-month period ended September 30, 1998 increased approximately 91% to $24,437,551 from $12,799,956 for the same three-month period in the prior year. Management believes the increase in revenues was due primarily to (i) an increased rollout of wireless infrastructure building and implementation activity that began in the fourth quarter of the last fiscal year end and continued into this quarter, (ii) a commensurate increase in component sales, and (iii) income in the amount of $2,128,787 derived from tower leasing operations acquired in the April Merger that did not exist in the previous fiscal quarter.

                                     III-11

Gross Profit. Gross profit for the three-month period ended September 30, 1998 increased approximately 75% to $4,406,131 from $2,517,253 for the same three-month period in the prior year. Gross profit as a percentage of revenues decreased to 18% for the first three months of fiscal 1999 from 20% for the same three months of fiscal 1998. Management believes the increase in gross profit was primarily due to the increase in revenues generated for the period, as noted above. Management believes the decrease in gross profit as a percentage of revenue is due primarily to the increase in expenses related to the build-to-suit programs begun in the fourth quarter of the previous fiscal year. As part of its on-going strategy, OmniAmerica has devoted significant resources to build-to-suit programs in the first quarter of fiscal 1999, thus reducing the extent of installation services provided to third parties. This resulted in lower gross profit as a percentage of revenue.

Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses were $3,397,483 (14% of revenues) for the first three months of fiscal year 1999 as compared to $1,210,376 (9% of revenues) for the same period last year. This increase was primarily due to the increased administrative requirements of OmniAmerica for the build-to-suit program and tower leasing, both of which did not exist in the comparable prior period, along with an increase in goodwill amortization as a result of the April Merger.

Interest Expense. Due to increases in debt related to the acquisition of towers and sites primarily from Arch in the aggregate amount of approximately $33.5 million and the financing of the build-to-suit program, interest expense increased to $626,123 for the three-month period ended September 30, 1998 from $78,695 for the same three-month period in the prior year.

Equity in Earnings of Unconsolidated Subsidiary. As a result of the April Merger, OmniAmerica holds a 33 1/3% interest in Kline, a diversified steel fabricator that also fabricates broadcasting towers. For the three months ended September 30, 1998, OmniAmerica recognized $157,361 in earnings from this unconsolidated subsidiary.

Income Tax Provision. OmniAmerica's effective tax rate was 39% for the first quarter of the previous fiscal year compared to 55% for the current quarter in fiscal 1999, an increase of 16%. This increase is primarily the result of non-deductible amortization expense for goodwill recognized as a result of the April Merger.

  COMPARISON OF THE FISCAL YEARS ENDED JUNE 30, 1998 AND 1997

Revenues. Revenues for the fiscal year ended June 30, 1998 decreased $2,827,729, or approximately 4%, from $65,626,800 in the fiscal year ended June 30, 1997 to $62,799,071 for fiscal 1998. Management believes the decrease in revenues was attributable to (i) the utilization of staff during the last quarter of the fiscal year for build-to-suit sites to be owned by OmniAmerica instead of building for third parties (resulting in OmniAmerica incurring approximately $2.1 million in capitalized costs through June 30, 1998 with respect to which no revenues were generated in fiscal 1998) and (ii) the slower rollout of wireless infrastructure building and implementation activity in the U.S. compared to fiscal year 1997 as carriers evaluated outsourcing and build-to-suit options. The decrease in revenues was offset in part by $1,258,936 in revenues from OmniAmerica's leasing operations for the 67-day period subsequent to the April Merger.

Gross Profit. Gross profit for fiscal year ended June 30, 1998 decreased $1,349,943, or approximately 11%, from $12,215,250 in fiscal 1997 to
$10,865,307 in fiscal 1998. In addition to the decrease in revenues, this decrease was attributable to management's decision in the third fiscal quarter of 1998 to retain its existing workforce, despite the slowdown in building and implementation activity, to implement the rollout of OmniAmerica's build-to-suit programs in the fourth quarter of fiscal year 1998. Build-to-suit costs incurred in the fourth quarter (approximately $2.1 million through June 30, 1998) have not yet resulted in the generation of revenue, resulting in a negative impact on gross profit. In preparation for the build-to-suit program, OmniAmerica mobilized field personnel throughout the nation to meet regional workloads, despite the additional costs to be incurred. In addition, management directed certain senior management personnel to focus on the development of sites for OmniAmerica's own account, incurring substantial costs and change in focus, thus impacting current operations. These actions resulted in less efficient labor utilization and costs.

                                     III-12

Selling, General and Administrative Expenses. SG&A for fiscal year ended June 30, 1998 increased $2,317,682, or approximately 39%, from $5,915,808 in fiscal year 1997 to $8,233,490 in fiscal 1998. The increase was primarily the result of the following: (i) approximately $582,000 in goodwill charges in connection with fiscal 1998 acquisitions; (ii) approximately $230,000 in legal expenses related to acquisitions and other issues not encountered in fiscal year 1997;
(iii) a $225,000 increase in OmniAmerica's allowance for doubtful accounts;
(iv) transitional costs incurred in connection with the integration of the operations and administration of OmniAmerica Holdings' tower ownership business; and (v) a general increase in personnel as a result of fiscal 1998 acquisitions and to meet the needs of OmniAmerica's build-to-suit programs. OmniAmerica does not expect to incur significant additional expenses in the future as a result of the continuing integration of the operations of OmniAmerica Holdings and its subsidiaries with OmniAmerica.

Income Taxes. Income taxes were provided at a 46% effective rate in fiscal 1998 as compared to a 41% effective rate in fiscal 1997. The increased rate was primarily the result of non-deductible goodwill and other non-deductible expenses.

Net Earnings. Net earnings decreased $4,710,630 ($2,570,130 on a pro forma basis after adjustment for tax differences resulting from MTS's prior status as an S-Corporation), or approximately 83% (72% on a pro forma basis), to $977,112 in the fiscal year ended June 30, 1998 from $5,687,742 ($3,547,242 on a pro forma basis) in the fiscal year ended June 30, 1997. The decrease was primarily the result of lower revenues and associated gross profit that were a consequence of the slowdown in wireless infrastructure building and implementation activity compared to fiscal year 1997 and the implementation of OmniAmerica's build-to-suit program described above. Net earnings were also directly affected by build-to-suit costs incurred in the fourth quarter (approximately $2.1 million through June 30, 1998) which have not yet resulted in the generation of revenues. The remainder was due to the increased SG&A costs noted above and to a one-time, non-cash compensation expense of approximately $719,000 for the cashless exercise of stock options granted primarily to a former director of OmniAmerica.

  COMPARISON OF THE FISCAL YEARS ENDED JUNE 30, 1997 AND 1996

Revenues. For the fiscal year ended June 30, 1997, revenues increased to $65,626,800 from $32,585,986 in the fiscal year ended June 30, 1996, which represents an increase of $33,040,814 or 101% over fiscal 1996. This increase in revenues resulted primarily from growth in OmniAmerica's wireless infrastructure building and implementation services and wireless infrastructure components businesses. During the fiscal year ended June 30, 1997, two customers represented approximately 32% of OmniAmerica's revenues: Western Wireless--20% and AT&T Wireless--12%.

Gross Profit. Gross profit for fiscal year ended June 30, 1997 increased $5,231,735 or 75% from $6,983,515 in fiscal year 1996 to $12,215,250 in fiscal
1997. This increase resulted primarily from growth in OmniAmerica's wireless infrastructure building and implementation services and wireless infrastructure components businesses associated with the build-out of new PCS networks and the expansion of existing cellular telephone networks. Gross profit as a percentage of revenue decreased from 21% in fiscal 1996 to 19% in fiscal 1997, primarily due to higher use of subcontract labor during fiscal 1997 and decreases in labor efficiency resulting from relatively lower business activity experienced during OmniAmerica's fourth fiscal quarter.

Selling, General and Administrative Expenses. As a percentage of revenues, SG&A expenses decreased from 10% of revenues in fiscal 1996 to 9% of revenues in fiscal 1997. SG&A expenses increased $2,505,262 or 73% from $3,410,546 in fiscal 1996 to $5,915,808 in fiscal 1997. The decrease in SG&A expenses as a percentage of revenue was primarily attributable to increased operating and administrative efficiencies realized during the fiscal year. The increase in SG&A expenses resulted primarily from increased marketing and administrative expenses associated with additional personnel added to accommodate OmniAmerica's growth and costs incurred in connection with OmniAmerica's acquisitions during the year.

                                     III-13

Net Earnings. Net earnings increased $2,492,166 or 78% to $5,687,742 in the fiscal year ended June 30, 1997 from $3,195,576 in the fiscal year ended June 30, 1996. This increase resulted primarily from growth in OmniAmerica's wireless infrastructure building and implementation services and wireless infrastructure components businesses associated with the build-out of new PCS networks and the expansion of existing cellular telephone networks. As a percentage of revenue, net earnings decreased from 10% in fiscal 1996 to 9% in fiscal 1997, primarily due to (i) higher use of subcontract labor during fiscal 1997, (ii) decreases in labor efficiency resulting from relatively lower business activity experienced during OmniAmerica's fourth fiscal quarter, and
(iii) costs incurred in connection with OmniAmerica's acquisitions during the year.

REDEMPTION OF PUBLIC WARRANTS; EXERCISE OF UNDERWRITERS' WARRANTS

On February 20, 1997, OmniAmerica notified registered holders of its outstanding publicly-traded warrants to purchase common stock of OmniAmerica (the "Public Warrants") that OmniAmerica intended to redeem all unexercised Public Warrants on March 26, 1997 (the "Redemption Date") for a redemption price of $.05 per Public Warrant. The Public Warrants were issued in November 1994 in connection with OmniAmerica's initial public offering. Each Public Warrant entitled the holder thereof to purchase one (1) share of common stock at an exercise price of $6.00 per share. The total number of Public Warrants issued was 500,000, none of which had been exercised at February 20, 1997. Prior to the Redemption Date, approximately 499,670 Public Warrants were exercised resulting in the issuance of approximately 499,670 shares of OmniAmerica Common Stock. Following the Redemption Date, OmniAmerica redeemed the remaining Public Warrants. In addition, during fiscal 1997, the underwriters of OmniAmerica's 1994 initial public offering exercised all of the 50,000 warrants ("Underwriters' Warrants") issued to the underwriters in connection with OmniAmerica's 1994 initial public offering resulting in the issuance of 150,000 shares of OmniAmerica Common Stock. OmniAmerica received approximately $3,607,000 in net proceeds in connection with the exercise of the Public Warrants and the Underwriters' Warrants, substantially all of which were used for additional vehicles, equipment and facilities used in OmniAmerica's wireless infrastructure building and implementation services business.

LIQUIDITY AND CAPITAL RESOURCES

OmniAmerica's principal requirements for cash are to finance tower acquisition-related activities, capital expenditures, working capital and debt service. OmniAmerica's present focus is on developing additional recurring revenue through leasing revenues from towers built for its own account and acquired towers from carriers and other owners, as well as maximizing lease revenues from existing towers, and entering into long-term maintenance contracts with other tower owners. OmniAmerica has relied primarily on available bank borrowings to finance this initiative.

For the three months ended September 30, 1998, cash flows used by operating activities were $1,342,528, as compared to $2,123,053 in cash provided by operating activities for the same period in the prior year. This difference is primarily attributable to the change in the level of contracts receivable associated with installation services and to working capital investments related to OmniAmerica's build-to-suit program partially offset by increases in accounts payable.

Cash flows used for investing activities were $32,760,235 for the first three months of fiscal 1999 as compared to $86,938 for the same period in fiscal 1998. The increase in fiscal 1999 is primarily due to OmniAmerica's tower acquisition activity and build-to-suit program.

For the first quarter of fiscal 1999, cash flows provided by financing activities were $30,539,512 in fiscal 1999 as compared to cash flows used in financing activities of $2,553,380 in 1998. This change is primarily attributable to the impact of borrowings under the OmniAmerica Credit Agreement for fiscal 1999 as compared to reduction in debt in fiscal 1998. During the three months ended September 30, 1998, OmniAmerica utilized available bank financing under the OmniAmerica Credit Agreement in the amount of $30,496,087. The increase is directly attributed to the purchase of existing towers and sites primarily from Arch and OmniAmerica's

                                     III-14
build-to-suit program. Total availability under the OmniAmerica Credit Agreement was approximately $14,500,000 at September 30, 1998.

OmniAmerica will utilize a substantial portion of its cash flow from operations for debt service, which will increase significantly due to the increase in debt in the first quarter resulting in a substantial increase in interest expense. Accordingly, OmniAmerica's leverage could make it vulnerable to a downturn in the operating performance of its tower leasing and installation services or in economic conditions. Management believes that its cash flows from operations along with additional financing sources will be sufficient to meet its debt service requirements for interest and scheduled principal payments. If such cash flow were not sufficient to meet its debt service requirements, OmniAmerica may need to sell equity securities, refinance its obligations, or dispose of one or more of its properties in order to make such scheduled payments. OmniAmerica may not be able to effect any of such transactions on favorable terms.

As a result of the current commitments of OmniAmerica and the limited availability of funds under the OmniAmerica Credit Agreement, OmniAmerica amended the OmniAmerica Credit Agreement on November 18, 1998 to increase the size of the facility from $75.0 million to $150.0 million. OmniAmerica believes that it will be able to obtain sufficient financial resources, including borrowings under the OmniAmerica Credit Agreement, as amended, to finance operations for the foreseeable future. OmniAmerica intends to finance its obligations under pending build-to-suit commitments out of borrowings from the OmniAmerica Credit Agreement, as amended, and will consider the issuance of debt or equity securities to finance any future tower site acquisitions or build-to-suit commitments.

YEAR 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of OmniAmerica's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Failure by OmniAmerica and/or material third parties, such as power utility providers, financial institutions and other critical suppliers and major customers to complete Year 2000 readiness activities in a timely manner could have a material adverse effect on OmniAmerica's business and results of operations.

OmniAmerica is engaged in a company-wide effort to achieve Year 2000 readiness for both information technology and non-information technology systems. OmniAmerica expects to achieve company-wide Year 2000 readiness by mid-1999. OmniAmerica has formed a committee consisting of senior management and information technology staff and consultants to assess, remediate, test and implement processes to meet Year 2000 readiness.

To date, OmniAmerica is nearly complete in its assessment of all systems that could be significantly affected by the Year 2000 issue. This assessment indicates that most of OmniAmerica's significant information technology systems could be affected, particularly the general ledgers, billing, inventory, and payment systems. OmniAmerica has determined that most of the products it has sold and will continue to sell do not require remediation to be Year 2000 compliant. Accordingly, OmniAmerica does not believe that the Year 2000 issue presents material exposure as it relates to OmniAmerica's products. In addition, OmniAmerica is gathering information about the Year 2000 compliance status of its significant suppliers and subcontractors and will continue to monitor their compliance.

OmniAmerica's systems are at various stages of readiness. The assessment stage is approximately 75% complete, which includes non-information technology such as embedded microprocessors. OmniAmerica began the remediation, testing and implementation stage in the second fiscal quarter, and expects to complete this stage by mid-1999.

                                     III-15

OmniAmerica has begun to make inquiries of its significant suppliers, subcontractors and other third-party support services (i.e., banking services) and customers to assess their Year 2000 readiness efforts. To date, OmniAmerica is not aware of any external agent with a Year 2000 issue that would materially impact OmniAmerica's results of operations, liquidity, or capital resources. However, OmniAmerica has no means of ensuring that external agents will be Year 2000 ready. OmniAmerica will conduct telephone interviews and on-site visits in an effort to avoid an interruption in operations. OmniAmerica will formalize contingency plans to choose alternative third-party agents in the third fiscal quarter of 1999.

OmniAmerica will utilize mostly internal resources to replace, test, and implement the software and operating equipment and outside consultants where necessary for Year 2000 modifications. The total cost of the Year 2000 project is not expected to exceed $75,000 for the entire effort. Because OmniAmerica has not yet fully implemented its readiness program, which is subject to certain risks and uncertainties (including the readiness efforts of material third parties), there can be no assurance that OmniAmerica will not incur material costs beyond the anticipated costs described above. The cost of the Year 2000 project and the dates by which OmniAmerica believes it will be Year 2000 ready are based on management's current best estimates, which OmniAmerica derived based on numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. There can be no guarantee, however, that these estimates will be accurate, and actual results could differ materially from those anticipated.

INFLATION

Historically, inflation has not been a significant factor to OmniAmerica as labor is the primary cost of operations and its contracts are typically short-term in nature. On an ongoing basis, OmniAmerica attempts to minimize any effects of inflation on its operating results by controlling operating costs and, whenever possible, seeking to ensure that contract prices reflect increases in costs due to inflation.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

By unanimous written consent dated as of July 21, 1998, the Board of Directors of OmniAmerica engaged the accounting firm of Ernst & Young LLP as the independent auditors for OmniAmerica for its fiscal year ended June 30, 1998. The engagement of KPMG LLP, which had theretofore served as OmniAmerica's independent auditors, was terminated effective July 21, 1998. The additional disclosures with respect to this matter called for by this item were previously reported (as that term is defined in Rule 12b-2 under the Exchange Act) in OmniAmerica's Form 8-K dated July 21, 1998 filed with the Commission on July 24, 1998.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

OmniAmerica maintains a portion of its cash and cash equivalents in short-term financial instruments which are subject to interest rate risks and, accordingly, will decline in value if interest rates decline. Due to the relatively small investment in such instruments and the short duration of such instruments, fluctuations in interest rates with respect to such instruments would not materially affect OmniAmerica's financial condition.

OmniAmerica's outstanding long-term debt at September 30, 1998 bears interest at variable rates and, accordingly, will be affected by interest rate changes. At September 30, 1998, OmniAmerica had approximately $61.3 million of long-term debt subject to variable interest rates. For illustration purposes, an increase of 1.0% in interest rates with respect to OmniAmerica's variable long-term debt, based on September 30, 1998 positions, would have increased interest expense for the quarter ended September 30, 1998 by approximately $153,175.

                                     III-16

                                                                     APPENDIX IV



                                  DESCRIPTION

                                       OF

                             TELECOM TOWERS, L.LC.

                              BUSINESS OF TELECOM

GENERAL

Formed in September 1997, TeleCom is a national owner and operator of communications sites, primarily serving wireless providers. TeleCom owns or co-owns 271 towers and manages an additional 121 revenue-generating sites in 27 states. Its principal tower networks are located in Texas, Illinois, Ohio and Virginia. TeleCom provides site leasing/licensing services to the country's largest commercial cellular operators, paging services and ESMR systems. TeleCom also serves federal, state and local governments, public safety operations, TV and FM radio stations and handles private two-way communications systems for large corporations and small operators.

TeleCom was formed in September 1997 as a joint venture between TeleCom Towers, Inc., a Texas corporation ("TTI"), and Cox Telecom Towers, Inc. ("CTT"), a subsidiary of Cox Enterprises, Inc., a Delaware corporation and one of the largest media companies in the United States ("CEI"), to capitalize on the opportunity in the communications site industry. TTI contributed to TeleCom the general partnership interests in TTI's three operating partnerships (the "Partnerships") as well as other assets, and CTT committed to contribute cash to TeleCom for purposes of transaction costs, acquisitions, capital expenditures and other business purposes. CTT has fully funded its capital commitment. Thereafter, TeleCom completed the roll-up of the limited partnership interests in the Partnerships by merging the Partnerships into TeleCom (the "TeleCom Roll-Up") on August 3, 1998. As a result of the TeleCom Roll-Up, TeleCom is now owned 49.82% by CTT, 22.16% by TTI and 28.02% by former limited partners of the Partnerships.

Since its formation, TeleCom has acquired an aggregate of 393 communications sites for approximately $28.0 million in Nevada, Texas, Kansas, Oklahoma, Louisiana, Missouri, Ohio, Michigan, Virginia, Colorado and North Carolina, and continues actively to seek other acquisition and development opportunities. TeleCom has also invested in and developed an infrastructure to administer its present operations and anticipated growth, including information systems, financial reporting systems, sales and marketing teams, acquisition and development teams, human resources, and relationships with major wireless communications carriers that have and/or need communications towers.

TELECOM STRATEGY

TeleCom's strategy is to continue to seek attractive acquisition opportunities in the communications site business, and to market its towers and roof-top sites aggressively through diverse local and national marketing efforts. TeleCom will actively seek acquisitions that supplement areas already served by it as well as acquisitions that would open up new markets in which the construction or acquisition of several well-placed towers would create a cluster in that market. The goal of this approach is to cause TeleCom to have multiple, well-positioned tower sites within the markets in which it operates, and thus capitalize on operators' preference for dealing with a consolidated tower operator.

TeleCom also intends to continue constructing towers to complete or complement its network in existing markets and to enter new markets. By locating new towers in areas identified by its customers as optimal for their network expansion requirements, TeleCom attempts to secure commitments for licensing space prior to commencing construction and thus reduce the substantial risks of constructing a new tower.

TELECOM'S SITE OPERATIONS

  TeleCom's primary business is the leasing of antenna space on its towers. TeleCom also provides customers with space in equipment shelters located at or near the base of its towers to house associated transmitters, receivers and other equipment. A transmitter's height on a tower determines the line-of-sight of such transmitter with the horizon and consequently, the distance a signal can be transmitted. Some users, such as paging companies and SMR users in rural areas, need higher elevations for broader coverage. Other businesses such as ESMR, PCS and cellular companies in metropolitan areas do not necessarily need to place their equipment at the highest tower point to maximize transmission distance and quality. As a result a 400- to 600-foot tower can provide optimum tower space locations to a variety of users.

  Customers are responsible for the installation of their own equipment, and TeleCom is responsible for maintenance of the tower and equipment facilities in accordance with FAA and FCC regulations. Tower maintenance requires painting, relighting, re-guying (replacing the guy wires that secure the towers) and tensioning tower structures. In addition, TeleCom provides regular maintenance services for the tower site grounds and equipment shelters. Equipment shelter maintenance primarily involves servicing air conditioning systems (to prevent damage to equipment caused by overheating) and ensuring that facilities remain secure.

CUSTOMERS

As of December 1, 1998 TeleCom owned or co-owned directly or indirectly 270 towers and had rights to manage approximately 1,835 sites in 27 states, of which approximately 1,700 managed sites (primarily rooftops) are non-revenue generating. TeleCom's managed sites consist mainly of building-top and tower sites owned by third parties, with the manager of the site typically receiving a fee generally between 20% and 50% of revenues from tenants. As of December 1, 1998 TeleCom had approximately 700 customers, and approximately 2,000 tenant licenses. No customer accounts for more than 6% of aggregate revenue. TeleCom's customers are in the businesses listed below, and at December 1, 1998 the approximate percentage of revenues from each category of customers was estimated as follows:

                                                                      PERCENT OF
       INDUSTRY                                                        REVENUE
       --------                                                       ----------
       Paging........................................................    31.4%
       Cellular......................................................     6.0%
       PCS...........................................................     8.5%
       SMR/ESMR......................................................    11.3%
       Broadcast.....................................................     9.0%
       Government/Other..............................................    33.8%
                                                                        ------
         Total.......................................................   100.0%

MARKET FOR TELECOM UNITS AND DISTRIBUTIONS

There is no public trading market for the Class A and Class B TeleCom Units. As of December 1, 1998, there were approximately 330 record holders of Class A TeleCom Units and two record holders of Class B TeleCom Units.

To date, TeleCom has not declared or paid any cash distributions on the TeleCom Units because it has not had taxable income. Future determinations to pay cash dividends will be at the discretion of the TeleCom Management Committee; however, the Management Committee will use reasonable efforts to authorize certain distributions to TeleCom members as necessary to enable them to pay income taxes on TeleCom income allocated to them so long as the distribution is permitted by its 364-Day Credit Agreement, dated as of December 22, 1998, among TeleCom, the lenders party thereto, and First Union National Bank, as administrative agent, lender and issuing lender (the "TeleCom Credit Facility").

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of December 1, 1998, with respect to the beneficial ownership of Class A and Class B Units of TeleCom by (i) all persons known by TeleCom to be the beneficial owners of more than 5% of the outstanding Class A or Class B Units in TeleCom, (ii) each Management Committee representative of TeleCom, (iii) certain executive officers of TeleCom, and (iv) all executive officers and Management Committee representatives of TeleCom as a group. The notes to the table indicate the ownership by each Management Committee representative and executive officer of equity interests in parents or subsidiaries of TeleCom.

                              AMOUNT AND NATURE OF         AMOUNT AND NATURE OF     PERCENT
        NAME OF               BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP       OF     PERCENT OF
    BENEFICIAL OWNER      OF CLASS A TELECOM UNITS (1) OF CLASS B TELECOM UNITS (1)  CLASS  TELECOM UNITS
    ----------------      ---------------------------- ---------------------------- ------- -------------
Frederick A.                        484,755(2)                        --            12.04%      3.37%
Klingenstein (2)........
Randall N. Smith (3)....             35,849(4)(5)                     --               *
Cox Telecom Towers, Inc.                --                      7,157,846            69.22%    49.82%
(6).....................
TeleCom Towers, Inc.                    --                      3,183,588            30.78%    22.16%
(3)(5)..................
Dean H. Eisner (6)(7)...                --                            --              --
William L. Killen, Jr.                  --                            --              --
(6)(8)..................
Claus F. Kroeger                        --                            --              --
(6)(9)..................
Clark T. Madigan                        --                            --              --
(3)(5)..................
Robert C. O'Leary                       --                            --              --
(6)(10).................
B. Eric Sivertsen                       --                            --              --
(3)(5)(11)..............
Denison E. Smith                        --                            --              --
(3)(5)..................
Michael T. Williams                     --                            --              --
(3).....................
All executive officers
 and Management
 Committee
 representatives as a
 group (nine persons,
 including those named
 above).................             35,849                           --               *

--------
*Less than 1%.

(1) Based upon information supplied by TeleCom's management.

(2) Includes (i) 19,464 Class A Units owned by Frederick A. and Sharon Klingenstein, (ii) 193,718 Class A Units owned by Klingenstein Charitable Partners, (iii) 193,718 Class A Units owned by K Investment Partners, LP III, (iv) 38,927 Class A Units owned by K Investment Partners, LP IV JK Fund II, (v) 9,732 Class A Units owned by George Gould, (vi) 9,732 Class A Units owned by Ken Pollinger, (vii) 9,732 Class A Units owned by Jon Roberts and (viii) 9,732 Class A Units owned by Arthur Tenenbaum. The business address of Mr. Klingenstein is c/o Klingenstein, Field and Associates, Inc., 787 7th Avenue, New York, New York 10019-6016.

(3) The business address for Randall N. Smith, Clark T. Madigan, B. Eric Sivertsen, Denison E. Smith, Michael T. Williams and TTI is 1525 Wilson Boulevard, Suite 500, Arlington, Virginia 22209.

(4) Includes (i) 997 Class A Units owned by Randall N. Smith IRA, (ii) 1,767 Class A Units owned by Dorothy R. Smith IRA, (iii) 1,848 Class A Units owned by James Rooney III and (iv) 31,237 Class A Units beneficially owned by Mr. and Mrs. Scott Faley.

(5) Dorothy R. Smith, Clark T. Madigan and B. Eric Sivertsen each own 200 shares of common stock of TTI; each such ownership interest represents 25% of the common stock of such entity. Denison E. Smith and Angela C. Smith each own 100 shares of common stock of TTI; together such ownership interests represent the remaining 25% of the common stock of such entity.

(6) The business address for Dean H. Eisner, William L. Killen, Jr., Claus F. Kroeger, Robert C. O'Leary and CTT is 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.

(7) Dean H. Eisner owns 1,514 shares of common stock of CEI; such ownership interest represents less than 1% of the common stock of such entity.

(8) William L. Killen, Jr. owns 3,153 shares of common stock of CEI; such ownership interest represents less than 1% of the common stock of such entity.

(9) Claus F. Kroeger owns 1,443 shares of common stock of CEI; such ownership interest represents less than 1% of the common stock of such entity.

(10) Robert C. O'Leary owns 9,676 shares of common stock of CEI; such ownership interest represents less than 1% of the common stock of such entity.

(11) B. Eric Sivertsen owns a 0.0008% limited partnership interest in RFM Facilities Management, L.P., a 99.9992% subsidiary of TeleCom.

                TELECOM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The business that is now TeleCom was originally formed in late 1994 by Randall Smith, Clark Madigan, B. Eric Sivertsen, Denison Smith and Michael Williams as TTI. In 1994 TTI formed Telecom Southwest Towers Limited Partnership, a Texas limited partnership ("TSTLP"), with TTI as the general partner.

In late 1994 TSTLP obtained $3.0 million in equity financing through the sale of limited partnership interests, and used those proceeds to acquire communications sites, primarily in Texas, beginning in the spring of 1995. In late 1995, when TSTLP's funds were exhausted, TTI formed a new limited partnership, Telecom Towers Mid-Atlantic Limited Partnership, a South Carolina limited partnership ("TTMLP"), to expand the communications site business. In late 1995 TTMLP raised $6.0 million from the sale of limited partnership interests, and used those proceeds, along with bank loans, to acquire communications sites, with the first acquisition in South Carolina and subsequent acquisitions in various states, including Illinois, Indiana, New Jersey and Pennsylvania.

In late 1996, in order to obtain the capital to acquire additional communications sites, TTI formed Telecom Towers of the West, L.P., a Delaware limited partnership ("TTWLP"), and raised in excess of $16.0 million in equity from limited partners. TTWLP entered into a joint venture in California to own and manage rooftop and other communications sites, and also acquired communications sites in Arkansas, Illinois, Indiana, Louisiana, North Carolina, Texas and Pennsylvania.

After TSTLP, TTMLP and TTWLP (the "Partnerships") had substantially exhausted their capital in acquiring and developing communications sites, TTI desired to continue to expand. In the spring of 1997 CEI became aware of TTI's interest in raising additional capital. CEI indicated it was interested in investing in the tower business, and in the summer of 1997 TTI and CEI agreed that the structure which would best effectuate their mutual objectives and which would not negatively impact the interest of limited partners in the Partnerships would be for CEI, through a subsidiary, CTT, and TTI to form a new limited liability company. The new limited liability company, TeleCom, was formed in 1997, and in September 1997, TTI assigned to TeleCom its general partnership interests in the Partnerships and certain other assets and CTT committed to contribute
$43.0 million in capital to TeleCom.

Following its formation, TeleCom made several acquisitions aggregating approximately $28.0 million.

At July 31, 1998, TeleCom owned 50 sites and managed seven revenue-generating sites.

In 1998 it became clear that the business could be operated more efficiently by merging the Partnerships into TeleCom, so that the business could be operated as one entity. The merger was completed on August 3, 1998 by merging each of the Partnerships into TeleCom, with the owners of the Partnerships receiving Class A Units in TeleCom.

LIQUIDITY AND CAPITAL RESOURCES

TeleCom requires liquidity for site acquisitions, debt service, working capital and capital expenditures, and to some extent distributions. TeleCom generates sufficient cash flow from operations to meet its liquidity needs relating to debt service, working capital and capital expenditures. In the past, TeleCom has financed its acquisitions through the combination of capital contributed by its members and bank borrowings. Currently, TeleCom has expended substantially all of the capital contributed by its members.

TeleCom is a party to the TeleCom Credit Facility. The TeleCom Credit Facility is used primarily for the acquisition of tower sites. The borrowing capacity under this TeleCom Credit Facility is subject to certain ratios and other requirements, the main ratio being borrowings outstanding to EBITDA. The maintenance requirements under the TeleCom Credit Facility required TeleCom to meet certain operating ratios. TeleCom management believes that TeleCom was in material compliance with the covenants set forth in the TeleCom Credit Facility.

TeleCom will be required to expend an increasing portion of its cash flow to satisfy debt service requirements. TeleCom is vulnerable to unfavorable economic and industry factors, which could adversely impact its ability to meet the repayment terms of the TeleCom Credit Facility. TeleCom management believes that cash flows from operations will continue to be sufficient to meet such repayment terms. However, in the event of a downturn, TeleCom would be required to seek alternate financing or liquidate assets, including communication sites.

YEAR 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of TeleCom's computer programs or hardware that has date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Failure by TeleCom and/or material third parties, such as power utility providers, financial institutions and significant vendors to complete Year 2000 readiness activities in a timely manner could have a material adverse effect on TeleCom's business and results of operations.

TeleCom is engaged in a company-wide effort to achieve Year 2000 readiness for both information technology and non-information technology systems. TeleCom expects to achieve company-wide Year 2000 readiness by June 1999.

To date, TeleCom is nearly complete in its assessment of all systems that could be significantly affected by the Year 2000 issue. This assessment indicates that most of TeleCom's systems do not require remediation to be Year 2000 compliant. Accordingly, TeleCom does not believe that the Year 2000 issues presents material exposure as it relates to TeleCom's operations. TeleCom is gathering information about the Year 2000 compliance status of its vendors and will continue to monitor their compliance. In addition, TeleCom is compiling information as to which systems need to be upgraded or replaced and when compliant versions of each system would be available.

TeleCom first contacted vendors verbally and then in writing to assess their Year 2000 readiness efforts. To date, TeleCom is not aware of any external agent with a Year 2000 issue that would materially impact TeleCom's results of operations, liquidity or capital resources. TeleCom's contingency plans to mitigate the risk of a Year 2000-related business interruption include the documentation of existing manual processes and alternative third-party suppliers for mission-critical items.

TeleCom will replace, test and implement the software and operating equipment for Year 2000 modifications. The total cost of the Year 2000 project is not expected to exceed $50,000 for the entire effort. Because TeleCom has not yet fully implemented its readiness program, which is subject to certain risks and uncertainties (including the readiness efforts of material third parties), there can be no assurance that TeleCom will not incur material costs beyond the anticipated costs described above. The cost of the Year 2000 project and the dates by which TeleCom believes it will be Year 2000 ready are based on TeleCom management's current best estimates, which TeleCom derived based on numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. There can be no guarantee, however, that these estimates will be accurate, and actual results could differ materially from those anticipated.

In light of the recent formation of TeleCom, the following discussion relates only to the Partnerships.

TELECOM SOUTHWEST TOWERS LIMITED PARTNERSHIP ("TSTLP")

GENERAL

TSTLP was formed in January 1995 with the purpose of acquiring and operating communication sites. TSTLP has a majority of its tower sites located in Eastern and Central Texas. At July 31, 1998, TSTLP owned or co-owned 40 sites and managed one revenue-generating site.

RESULTS OF OPERATIONS

The following table sets forth selected financial results of operations of TSTLP for the periods indicated:

                          JANUARY 5, 1995                            SEVEN MONTHS ENDED
                              THROUGH      YEAR ENDED   YEAR ENDED        JULY 31,
                           DECEMBER 31,   DECEMBER 31, DECEMBER 31, ----------------------
                               1995           1996         1997        1997        1998
                          --------------- ------------ ------------ ----------  ----------
                                                                         (UNAUDITED)
Revenue.................    $1,184,607     $1,605,978   $2,062,011  $1,152,382  $1,290,318
Direct costs............       221,783        306,553      374,535     195,220     264,606
General and
 administrative costs...       729,009        781,877      463,176     277,704     302,304
                            ----------     ----------   ----------  ----------  ----------
EBITDA..................       233,815        517,548    1,224,300     679,458     723,408
Depreciation and
 amortization...........       396,568        531,804      839,791     459,022     480,919
Interest expense........       246,770        424,237      640,741     272,714     396,865
Other expense (income)..       (19,308)         3,144        9,009      (2,935)        (99)
                            ----------     ----------   ----------  ----------  ----------
Net Loss before
 extraordinary items....    $ (390,215)    $ (441,637)  $ (265,241) $  (49,343) $ (154,277)
                            ==========     ==========   ==========  ==========  ==========

SEVEN MONTHS ENDED JULY 31, 1998 AND 1997 (UNAUDITED)

Revenue increased by 12.0% from $1,152,382 to $1,290,318 for the seven months ended July 31, 1998. The increase resulted from new and renegotiated leases and additional investments in tower sites and assets.

Direct costs increased 35.5% from $195,220 to $264,606 for the seven months ended July 31, 1998. Direct costs consist primarily of repair and maintenance expenses for maintaining the towers and buildings of TSTLP, land rentals, utility expenses, real and personal property taxes and other governmental taxes and charges. The increase related primarily to additional sites acquired during the year.

General and administrative costs increased 8.9% from $277,704 to $302,304 during the seven months ended July 31, 1998. This increase was due in part to an increase in personnel related costs and management fees due to the general partner, which increased proportionally with the increase in revenues.

EBITDA increased 6.5% from $679,458 to $723,408 for the seven months ended July 31, 1998. The increase is the result of higher revenues partially offset by an increase in direct and general and administrative expenses.

EBITDA as a percentage of revenue decreased from 59.0% to 56.1% for the seven months ended July 31, 1998. The decrease in the EBITDA margin is the result of an increase in revenues that was outpaced by the increase in expenses.

Depreciation and amortization expense increased 4.8% from $459,022 to $480,919 for the seven months ended July 31, 1998. The increase was due to an increase in tower assets and in intangible assets.

Interest expense increased 45.5% from $272,714 to $396,865 during the seven months ended July 31, 1998. The increase in interest expense reflects the higher average borrowings by TSTLP primarily for additional investments in tower assets, offset in part by a decrease in interest rates.

Other income decreased 96.6% from $2,935 to $99 for the seven months ended July 31, 1998. The decrease in other income was attributable to the expiration of a consulting agreement at December 31, 1996.

YEARS ENDED DECEMBER 31, 1997 AND 1996

Revenue increased by 28.4% from $1,605,978 to $2,062,011 for the year ended December 31, 1997. The increase resulted from new and renegotiated leases and additional investments in tower sites and assets.

Direct costs increased 22.2% from $306,553 to $374,535 for the year ended December 31, 1997. Direct costs consist primarily of repair and maintenance expenses for maintaining the towers and buildings of TSTLP, land rentals, utility expenses, real and personal property taxes and other governmental taxes and charges. The increase related primarily to additional sites acquired during the year.

General and administrative costs decreased 40.8% from $781,871 to $463,176 during the year ended December 31, 1997. This decrease was due primarily to the expiration of a consulting agreement at December 31, 1996.

EBITDA increased 136.6% from $517,548 to $1,224,300 for the year ended December 31, 1997. The increase is the result of higher revenues partially offset by an increase in direct and general and administrative expenses.

EBITDA as a percentage of revenue increased from 32.2% to 59.4% for the year ended December 31, 1997. The increase in the EBITDA margin is the result of an increase in revenues that outpaced the increase in expenses.

Depreciation and amortization expense increased 57.9% from $531,804 to $839,791 for the year ended December 31, 1997. The increase was due to an increase in tower assets and in intangible assets.

Interest expense increased 51.0% from $424,237 to $640,741 during the year ended December 31, 1997. The increase in interest expense reflects the higher average borrowings by TSTLP primarily for additional investments in tower assets, offset in part by a decrease in the interest rates.

Other expenses increased 186.5% from $3,144 to $9,009. The increase in other expenses was attributable to the disposition of assets during 1997.

YEARS ENDED DECEMBER 31, 1996 AND 1995

Revenue increased by 35.6% from $1,184,607 to $1,605,978 for the year ended December 31, 1996. The increase resulted from new and renegotiated leases and additional investments in tower sites and assets.

Direct costs increased 38.2% from $221,783 to $306,553 for the year ended December 31, 1996. Direct costs consist primarily of repair and maintenance expenses for maintaining the towers and buildings of TSTLP, land rentals, utility expenses, real and personal property taxes and other governmental taxes and charges. The increase related primarily to additional sites acquired during the year.

General and administrative costs increased 7.3% from $729,009 to $781,877 during the year ended December 31, 1996. This increase was due in part to an increase in personnel related costs and management fees due to the general partner, which increased proportionally with the increase in revenues.

EBITDA increased 121.3% from $233,815 to $517,548 for the year ended December 31, 1996. The increase is the result of higher revenues partially offset by an increase in direct and general and administrative expenses.

EBITDA as a percentage of revenue increased from 19.7% to 32.2% for the year ended December 31, 1996. The increase in the EBITDA margin is the result of an increase in revenues that outpaced the increase in expenses.

Depreciation and amortization expense increased 34.1% from $396,568 to $531,804 for the year ended December 31, 1996. The increase was due to an increase in tower assets and intangible assets.

Interest expense increased 71.9% from $246,770 to $424,237 during the year ended December 31, 1996. The increase in interest expense reflects the higher average borrowings by TSTLP primarily for additional investments in tower assets, offset in part by a decrease in the interest rates.

Other expenses changed from $19,308 of income to $3,144 of expenses during the year ended December 31, 1996. The change was due primarily to an increase in the loss of joint ventures to which TSTLP was a party.

TELECOM TOWERS MID-ATLANTIC LIMITED PARTNERSHIP ("TTMLP")

GENERAL

TTMLP was formed in June 1995 with the purpose of acquiring and operating communication sites. In April 1996, TTMLP acquired 75 owned tower sites and the rights to manage 116 tower sites from RAM/BSE Communications, LP ("RAM"). TTMLP contributed these assets to a newly formed subsidiary, RFM Facilities Management Limited Partnership ("RFM"). As part of the same transaction, TTMLP purchased a consulting company from RAM, which all of the ownership stock was contributed to a wholly owned subsidiary, RCC Holdings, LP ("RCC"). At July 31, 1998, TTMLP owned 94 towers, managed 107 revenue-generating sites and managed approximately 1,700 sites that were not generating revenues.

RESULTS OF OPERATIONS

The following table sets forth selected financial results of operations of TTMLP for the periods indicated:

                          JUNE 23, 1995                               SEVEN MONTHS ENDED
                             THROUGH     YEAR ENDED    YEAR ENDED          JULY 31,
                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  ------------------------
                              1995          1996          1997         1997         1998
                          ------------- ------------  ------------  -----------  -----------
                                                                          (UNAUDITED)
Revenue.................    $111,999    $13,505,597   $18,318,579   $10,750,784  $11,580,009
Direct costs............      25,728     10,081,551    13,474,106     7,434,719    7,561,750
General and
 administrative costs...      24,639      2,861,724     4,622,807     2,788,638    3,195,262
                            --------    -----------   -----------   -----------  -----------
EBITDA..................      61,632        562,322       221,666       527,427      822,997
Depreciation and
 amortization...........      61,401        386,394       726,558       383,665      532,226
Interest expense........      73,370        328,878       518,892       206,655      403,308
Other expense (income)..         --        (182,129)      125,984       (20,346)      49,712
                            --------    -----------   -----------   -----------  -----------
Net Income (Loss) before
 extraordinary items....    $(73,139)   $    29,179   $(1,149,768)  $   (42,547) $  (162,249)
                            ========    ===========   ===========   ===========  ===========

SEVEN MONTHS ENDED JULY 31, 1998 AND 1997 (UNAUDITED)

Revenue increased by 7.7% from $10,750,784 to $11,580,009 for the seven months ended July 31, 1998. New and renegotiated leases and additional investments in tower sites and assets contributed to the increase.

Direct costs increased 1.7% from $7,434,719 to $7,561,750 for the seven months ended July 31, 1998. Direct costs consist primarily of repair and maintenance expenses for maintaining the towers and buildings of TTMLP, land rentals, utility expenses, real and personal property taxes and other governmental taxes and charges and direct payroll and travel expenses incurred on behalf of consulting clients.

General and administrative costs increased 14.6% from $2,788,638 to $3,195,262 during the seven months ended July 31, 1998. This increase was due in part to an increase in personnel related costs, management fees due to the general partner, which increased proportionally with the increase in revenues and the completion of contractual obligations by RCC which were part of the purchase agreement for RCC.

EBITDA increased 56.0% from $527,427 to $822,997 for the seven months ended July 31, 1998. The increase is the result of higher revenues partially offset by an increase in direct and general and administrative expenses.

EBITDA as a percentage of revenue increased from 4.9% to 7.1% for the seven months ended July 31, 1998. The increase in the EBITDA margin is the result of an increase in revenues that outpaced the increase in expenses.

Depreciation and amortization expense increased 38.7% from $383,665 to $532,226 for the seven months ended July 31, 1998. The increase was due to an increase in tower assets and in intangible assets during the period.

Interest expense increased 95.2% from $206,655 to $403,308 during the seven months ended July 31, 1998. The increase in interest expense reflects the higher average borrowings by TTMLP primarily for additional investments in tower assets, offset in part by a decrease in the interest rates.

Other income/expense (net) reversed from $20,346 of income to $49,712 of expense for the seven months ended July 31, 1998. The reversal was largely attributable to other costs incurred by RCC.

YEARS ENDED DECEMBER 31, 1997 AND 1996

Revenue increased by 35.6% from $13,505,597 to $18,318,579 for the year ended December 31, 1997. The increase resulted primarily from the full year of operations for RFM and RCC. In addition, new and renegotiated leases and additional investments in tower sites and assets contributed to the increase.

Direct costs increased 33.7% from $10,081,551 to $13,474,106 for the year ended December 31, 1997. Direct costs consist primarily of repair and maintenance expenses for maintaining the towers and buildings of TTMLP, land rentals, utility expenses, real and personal property taxes and other governmental taxes and charges. The increase related primarily to a full year of operation for RFM and RCC and direct payroll and travel expenses incurred on behalf of consulting clients.

General and administrative costs increased 61.5% from $2,861,724 to $4,622,807 during the year ended December 31, 1997. The increase related primarily to a full year of operation for RFM and RCC. Also, this increase was due in part to an increase in personnel related costs, management fees due to the general partner, which increased proportionally with the increase in revenues and the completion of contractual obligations by RCC which were part of the purchase agreement for RCC.

EBITDA decreased 60.6% from $562,322 to $221,666 for the year ended December 31, 1997. The decrease is the result of higher revenues more than offset by an increase in direct and general and administrative expenses.

EBITDA as a percentage of revenue decreased from 4.2% to 1.2% for the year ended December 31, 1997. The decrease in the EBITDA margin is the result of an increase in revenues that was outpaced by the increase in expenses.

Depreciation and amortization expense increased 88.0% from $386,394 to $726,558 for the year ended December 31, 1997. The increase was due primarily to a full year of expense for the RFM and RCC depreciable and amortizable assets and to some extent an increase in tower assets and in intangible assets during the year.

Interest expense increased 57.8% from $328,878 to $518,892 during the year ended December 31, 1997. The increase in interest expense reflects the higher average borrowings by TTMLP primarily for additional investments in tower assets, offset in part by a decrease in the interest rates.

Other income/expense (net) reversed from $182,129 of income to $125,984 of expense for the year ended December 31, 1997. The reversal was largely attributable to RCC's inability to realize any income tax benefits as compared to 1996.

YEARS ENDED DECEMBER 31, 1996 AND 1995

Revenue increased by 11,958.7% from $111,999 to $13,505,597 for the year ended December 31, 1996. The increase resulted primarily from the acquisition of RFM and RCC. In addition, TTMLP was in operation for a full year for 1996.

Direct costs increased 39,085.1% from $25,728 to $10,081,551 for the year ended December 31, 1996. Direct costs consist primarily of repair and maintenance expenses for maintaining the towers and buildings of TTMLP, land rentals, utility expenses, real and personal property taxes and other governmental taxes and charges. The increase related primarily to the acquisition of RFM and RCC. In addition, TTMLP was in operation for a full year for 1996.

General and administrative costs increased 11,514.6% from $24,639 to $2,861,724 during the year ended December 31, 1996. The increase related primarily to the acquisition of RFM and RCC. Also, this increase was due in part to a full year of operation for TTMLP, management fees due to the general partner, which increased proportionally with the increase in revenues and the completion of contractual obligations by RCC which were part of the purchase agreement for RCC.

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") increased 812.4% from $61,632 to $562,322 for the year ended December 31, 1996. The increase is the result of higher revenues partially offset by an increase in direct and general and administrative expenses.

EBITDA as a percentage of revenue decreased from 55.0% to 4.2% for the year ended December 31, 1996. The decrease in the EBITDA margin is the result of an increase in revenues that was outpaced by the increase in expenses due primarily to the acquisition of RCC, which is a consulting company with margins lower than traditional communications sites only companies.

Depreciation and amortization expense increased 529.3% from $61,401 to $386,394 for the year ended December 31, 1996. The increase was due primarily to the acquisition of RFM and RCC. In addition, a full year of depreciation and amortization expense was recorded for TTMLP.

Interest expense increased 348.2% from $73,370 to $328,878 during the year ended December 31, 1996. The increase in interest expense reflects the higher average borrowings by TTMLP primarily for the acquisition of RCC and RFM and to some lesser extent additional investments in other tower assets, offset in part by a decrease in the interest rates.

Other income/expense (net) changed from $0 to $182,129 of income during the year ended December 31, 1996. The change was due solely to the recognition of income tax benefits by RCC during 1996.

TELECOM TOWERS OF THE WEST LIMITED PARTNERSHIP ("TTWLP")

GENERAL

TTWLP was formed in August 1996 with the purpose of acquiring and operating communication sites. At July 31, 1998, TTWLP owned 84 towers and managed 5 revenue-generating sites.

RESULTS OF OPERATIONS

The following table sets forth selected financial results of operations of TTWLP for the periods indicated:

                            AUGUST 1, 1996                SEVEN MONTHS ENDED
                               THROUGH      YEAR ENDED         JULY 31,
                             DECEMBER 31,  DECEMBER 31,  ---------------------
                                 1996          1997        1997        1998
                            -------------- ------------  ---------  ----------
                                                             (UNAUDITED)
Revenue...................    $ 141,458    $ 2,168,693   $ 781,190  $1,961,682
Direct costs..............       24,958        372,964      85,223     364,032
General and administrative
 costs....................       21,014        561,233     272,949     495,936
                              ---------    -----------   ---------  ----------
EBITDA....................       95,486      1,234,496     423,018   1,101,714
Depreciation and
 amortization.............       65,184      1,214,165     323,021   1,074,300
Interest expense..........      154,916        693,161     226,031     611,244
Other expense.............          --         476,460    (167,413)    307,911
                              ---------    -----------   ---------  ----------
Net Loss before
 extraordinary items......    $(124,614)   $(1,149,290)  $  41,379  $ (891,741)
                              =========    ===========   =========  ==========

SEVEN MONTHS ENDED JULY 31, 1998 AND 1997 (UNAUDITED)

Revenue increased by 151.1% from $781,190 to $1,961,682 for the seven months ended July 31, 1998. The increase resulted primarily from the acquisition of new communication sites.

Direct costs increased 327.2% from $85,223 to $364,032 for the seven months ended July 31, 1998. Direct costs consist primarily of repair and maintenance expenses for maintaining the towers and buildings of TTWLP, land rentals, utility expenses, real and personal property taxes and other governmental taxes and charges. The increase related primarily to the acquisition of additional tower sites.

General and administrative costs increased 81.7% from $272,949 to $495,936 during the seven months ended July 31, 1998. This increase was due primarily to an increase in personnel related costs and various overhead costs resulting from the acquisitions, and management fees due to the general partner, which increased proportionally with the increase in revenues.

EBITDA increased 160.4% from $423,018 to $1,101,714 for the seven months ended July 31, 1998. The increase is the result of higher revenues more than offset by an increase in direct and general and administrative expenses primarily due to the acquisition of additional tower sites and assets.

EBITDA as a percentage of revenue increased from 54.2% to 56.2% for the seven months ended July 31, 1998. The increase in the EBITDA margin is the result of an increase in revenues that was partially offset by the increase in expenses.

Depreciation and amortization expense increased 232.6% from $323,021 to $1,074,300 for the seven months ended July 31, 1998. The increase was due primarily to the addition of depreciable and amortizable assets through acquisitions.

Interest expense increased 170.4% from $226,031 to $611,244 during the seven months ended July 31, 1998. The increase in interest expense reflects the higher average borrowings by TTWLP primarily for additional investments in tower assets, offset in part by a decrease in the interest rates.

Other expense increased from $167,413 of income to $307,911 of expense for the seven months ended July 31, 1998. The increase was primarily attributable to TTWLP's share of loss in a joint venture.

YEARS ENDED DECEMBER 31, 1997 AND 1996

Revenue increased by 1,433.1% from $141,458 to $2,168,693 for the year ended December 31, 1997. The increase resulted primarily from the acquisition of new communication sites. In addition, the increase was attributable to a full year of operation for 1997.

Direct costs increased 1,394.4% from $24,958 to $372,964 for the year ended December 31, 1997. Direct costs consist primarily of repair and maintenance expenses for maintaining the towers and buildings of TTWLP, land rentals, utility expenses, real and personal property taxes and other governmental taxes and charges. The increase related primarily to the acquisition of additional tower sites and a full year of operation for 1997.

General and administrative costs increased 2,570.8% from $21,014 to $561,233 during the year ended December 31, 1997. This increase was due primarily to an increase in personnel related costs and various overhead costs resulting from acquisitions and management fees due to the general partner, which increased proportionally with the increase in revenues.

EBITDA increased 1,192.9% from $95,486 to $1,234,496 for the year ended December 31, 1997. The increase is the result of higher revenues more than offset by an increase in direct and general and administrative expenses primarily due to the acquisition of additional tower sites and assets and the full year of operation for 1997.

EBITDA as a percentage of revenue decreased from 67.5% to 56.9% for the year ended December 31, 1997. The decrease in the EBITDA margin is the result of an increase in revenues that was outpaced by the increase in expenses.

Depreciation and amortization expense increased 1,762.7% from $65,184 to $1,214,165 for the year ended December 31, 1997. The increase was due primarily to the addition of depreciable and amortizable assets through acquisitions and to some extent a full year of depreciation and amortization expense.

Interest expense increased 347.4% from $154,916 to $693,161 during the year ended December 31, 1997. The increase in interest expense reflects the higher average borrowings by TTWLP primarily for additional investments in tower assets, offset in part by a decrease in the interest rates.

Other expense increased from $0 to $476,460 for the year ended December 31, 1997. The increase was primarily attributable to TTWLP's share of loss in a joint venture.

                                                                      APPENDIX V

                            AMERICAN TOWER FORM 10-Q
                               FOR QUARTER ENDED
                               SEPTEMBER 30, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

-------------------------------------------------------------------------------
                                   FORM 10-Q
-------------------------------------------------------------------------------

(Mark One):
X   Quarterly report pursuant to Section 13 or 15(d) of the Securities
-   Exchange Act of 1934. FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1998.

    Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
-

COMMISSION FILE NUMBER: 001-14195

                          AMERICAN TOWER CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              65-0723837
  (State or other jurisdiction of               (I.R.S. Employer
  incorporation or organization)               Identification No.)
                             116 HUNTINGTON AVENUE
                          BOSTON, MASSACHUSETTS 02116
                   (Address of principal executive offices)

                        TELEPHONE NUMBER (617) 375-7500
             (Registrant's telephone number, including area code)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:

   Yes X                                    No
       -                                       -

                                                              OUTSTANDING AT
CLASS OF COMMON STOCK                                         OCTOBER 30, 1998
--------------------------------------------------------------------------------
Class A Common Stock........................................   96,178,177 shares
Class B Common Stock........................................    9,086,726 shares
Class C Common Stock........................................    3,295,518 shares
--------------------------------------------------------------------------------
Total.......................................................  108,560,421 shares
================================================================================

                           AMERICAN TOWER CORPORATION

                                     INDEX

                                                                       PAGE NO.
                                                                       --------
                         PART I. FINANCIAL INFORMATION

 ITEM 1. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         Consolidated Balance Sheets
          December 31, 1997 and September 30, 1998..................      V-1
         Consolidated Statements of Operations
          Three and nine months ended September 30, 1997 and 1998...      V-2
         Consolidated Statements of Cash Flows
          Nine months ended September 30, 1997 and 1998.............      V-3
         Notes to Consolidated Financial Statements.................      V-4
 ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS..................................     V-12

                           PART II. OTHER INFORMATION

 ITEM 1. LEGAL PROCEEDINGS..........................................     V-19
 ITEM 5. OTHER INFORMATION..........................................     V-19
 ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K...........................     V-20
         SIGNATURES.................................................     V-21

                         PART I. FINANCIAL INFORMATION.

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEETS--UNAUDITED
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1997         1998
                                                     ------------ -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................   $  4,596    $  313,454
  Accounts receivable, net of allowance for doubtful
   accounts of $125 and $1,138, respectively .......      3,239        14,455
  Unbilled receivables..............................                    2,872
  Prepaid and other current assets..................        790         4,638
  Deferred income taxes.............................         63            63
                                                       --------    ----------
    Total current assets............................      8,688       335,482
                                                       --------    ----------
PROPERTY AND EQUIPMENT, net.........................    117,618       388,315
UNALLOCATED PURCHASE PRICE, net.....................    108,192       662,670
OTHER INTANGIBLE ASSETS, net........................      8,424        14,647
NOTE RECEIVABLE.....................................     10,700         6,100
DEPOSITS AND OTHER LONG-TERM ASSETS.................      1,735         4,105
DEFERRED INCOME TAXES...............................                   24,435
                                                       --------    ----------
TOTAL...............................................   $255,357    $1,435,754
                                                       ========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.................   $    110    $    1,125
  Accounts payable..................................      3,738         6,587
  Accrued expenses..................................      4,492        18,387
  Accrued separation expenses.......................                    5,113
  Accrued interest..................................        914         2,166
  Unearned income...................................      1,752         5,978
  Due to CBS Corporation............................                   44,809
                                                       --------    ----------
    Total current liabilities.......................     11,006        84,165
                                                       --------    ----------
LONG-TERM DEBT......................................     90,066       280,480
DEFERRED INCOME TAXES...............................        418
OTHER LONG-TERM LIABILITIES.........................         33         1,195
                                                       --------    ----------
    Total long-term liabilities.....................     90,517       281,675
                                                       --------    ----------
MINORITY INTEREST IN SUBSIDIARIES...................        626           567
                                                       --------    ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CLASS A COMMON STOCK:
    $.01 par value, 336,250 shares issued and out-
     standing; at estimated redemption value of
     $25.50 per share...............................                    8,574
                                                       --------    ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value; 20,000,000
   shares authorized; no shares issued or outstand-
   ing..............................................
  Class A Common Stock; $.01 par value; 300,000,000
   shares authorized; 29,667,883 and 94,396,556
   shares issued and outstanding, respectively......        297           944
  Class B Common Stock; $.01 par value; 50,000,000
   shares authorized; 4,670,626 and 9,107,962 shares
   issued and outstanding, respectively.............         47            91
  Class C Common Stock; $.01 par value; 10,000,000
   shares authorized; 1,295,518 and 3,295,518 shares
   issued and outstanding, respectively.............         13            33
  Additional paid-in capital........................    155,711     1,097,359
  Accumulated deficit...............................     (2,860)      (37,654)
                                                       --------    ----------
    Total stockholders' equity......................    153,208     1,060,773
                                                       --------    ----------
TOTAL...............................................   $255,357    $1,435,754
                                                       ========    ==========

                See notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                         SEPTEMBER 30,        SEPTEMBER 30,
                                      --------------------  ------------------
                                        1997       1998      1997      1998
                                      --------- ----------  -------- ---------
REVENUES:
  Tower rental and management.......  $  3,525  $   17,719  $ 6,478  $  39,305
  Site acquisition services.........       996       6,572    1,424     18,848
  Video, voice and data
   transmission.....................                 6,187              13,332
                                      --------  ----------  -------  ---------
    Total operating revenues........     4,521      30,478    7,902     71,485
                                      --------  ----------  -------  ---------
OPERATING EXPENSES:
  Operating expenses excluding
   depreciation and amortization,
   tower separation expenses and
   corporate general and
   administrative expenses:
    Tower rental and management.....     1,611       8,087    2,753     18,417
    Site acquisition services.......       669       4,677      836     15,412
    Video, voice and data
     transmission...................                 3,928               8,697
  Depreciation and amortization.....     1,384      17,243    2,706     32,998
  Tower separation expenses.........                   159              12,616
  Corporate general and
   administrative expenses..........       378       1,561      919      3,186
                                      --------  ----------  -------  ---------
    Total operating expenses........     4,042      35,655    7,214     91,326
                                      --------  ----------  -------  ---------
INCOME (LOSS) FROM OPERATIONS.......       479      (5,177)     688    (19,841)
OTHER INCOME (EXPENSE):
  Interest expense..................    (1,000)     (7,121)  (1,318)   (17,023)
  Interest income and other, net....        37       4,451       94      6,283
  Minority interest in net earnings
   of subsidiaries..................       (60)        (66)    (221)      (255)
                                      --------  ----------  -------  ---------
TOTAL OTHER EXPENSE.................    (1,023)     (2,736)  (1,445)   (10,995)
                                      --------  ----------  -------  ---------
LOSS BEFORE BENEFIT FOR INCOME TAXES
 AND EXTRAORDINARY LOSSES...........      (544)     (7,913)    (757)   (30,836)
INCOME TAX BENEFIT..................                 1,955       49      4,934
                                      --------  ----------  -------  ---------
LOSS BEFORE EXTRAORDINARY LOSSES....      (544)     (5,958)    (708)   (25,902)
EXTRAORDINARY LOSS ON EXTINGUISHMENT
 OF DEBT, NET OF INCOME TAX BENEFIT
 OF $921............................                                    (1,382)
EXTRAORDINARY LOSS ON REDEMPTION OF
 INTERIM PREFERRED STOCK, NET OF
 INCOME TAX BENEFIT OF $5,000.......                (7,510)             (7,510)
                                      --------  ----------  -------  ---------
NET LOSS............................  $   (544) $  (13,468) $  (708) $ (34,794)
                                      ========  ==========  =======  =========
BASIC AND DILUTED PER COMMON SHARE:
  Loss before extraordinary losses..  $  (0.01) $    (0.06) $ (0.01) $   (0.37)
  Extraordinary losses..............                 (0.07)              (0.13)
                                      --------  ----------  -------  ---------
  Net loss..........................  $  (0.01) $    (0.13) $ (0.01) $   (0.50)
                                      ========  ==========  =======  =========
WEIGHTED AVERAGE COMMON SHARES .....    48,732     104,621   48,732     70,103
                                      ========  ==========  =======  =========

                See notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS--UNAUDITED
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES....................... $  3,118  $  2,878
                                                            --------  --------
CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Payments for purchase of property and equipment and
   construction activities.................................   (8,926)  (76,291)
  Payments for acquisitions................................  (62,804) (140,384)
  Advances of notes receivable.............................     (259)  (11,100)
  Repayment of notes receivable............................              2,000
  Deposits and other long-term assets......................   (2,329)   (2,140)
                                                            --------  --------
Cash used for investing activities.........................  (74,318) (227,915)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under credit facilities.......................   50,000   205,500
  Repayments of other notes payable and credit facilities..     (332) (136,954)
  Net proceeds from equity offerings and stock options.....            707,399
  Cash transfers to CBS Corporation........................           (221,665)
  Net proceeds from Interim Preferred Stock................            300,000
  Redemption of Interim Preferred Stock....................           (303,117)
  Contributions from ARS...................................   25,960    56,954
  Cash transfers to ARS....................................   (4,150)  (51,856)
  Distributions to minority interest.......................     (314)     (314)
  Additions to deferred financing costs....................      (42)  (22,052)
                                                            --------  --------
Cash provided by financing activities......................   71,122   533,895
                                                            --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......      (78)  308,858
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............    2,373     4,596
                                                            --------  --------
CASH AND CASH EQUIVALENTS, END OF PERIOD................... $  2,295  $313,454
                                                            ========  ========
NON-CASH TRANSACTIONS:
  Contribution of fixed assets and other assets from (to)
   ARS..................................................... $   (725) $  6,488
  Issuance of common stock and assumption of options for
   acquisitions............................................           $363,609
  Increase in deferred tax assets from corporate
   restructuring...........................................           $135,000
  Increase in due to CBS Corporation from estimated
   remaining tax liabilities...............................           $ 54,700
  Adjustment to equity for CBS tax liability...............           $ 76,960


                See notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying financial statements have been prepared by American Tower Corporation (ATC or the Company) (formerly American Tower Systems Corporation), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial information included herein is unaudited; however the Company believes such information and the disclosures are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of results of operations for such periods. Results of interim periods may not be indicative of results for the full year. These financial statements should be read in conjunction with the Company's 1997 Annual Report on Form 10-K and periodic reports on Form 10-Q filed during 1998.

  Accounting Policies--In June 1998, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for all fiscal quarters of years beginning after June 1999. The Company has not completed its evaluations of FAS No. 133, but does not expect it to significantly affect the accounting and reporting of its current hedging activities.

  Effective January 1, 1998, the Company adopted the provisions of FAS No. 130, "Reporting Comprehensive Income." There are currently no items other than net income which would be classified as part of comprehensive income.

  In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which ATC will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in ATC's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption of this standard will have no effect on reported consolidated results of operations or financial position.

  Tower Separation expenses--Tower separation expenses consist of costs incurred in connection with the separation of the Company from its former parent and include legal, accounting, financial advisory, and consent solicitation fees. The Company expects to incur additional separation expenses through the resolution of the CBS Merger adjustments described in Note 2, but does not expect such costs to be material to the Company's results of operations or financial position.

  Reclassifications--Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 presentation.

2. BUSINESS AND CORPORATE STRUCTURE

  ATC was a majority owned subsidiary of American Radio Systems Corporation (ARS or American Radio) until consummation of the CBS Merger on June 4, 1998, as discussed below. American Towers, Inc. (ATI) is a wholly-owned subsidiary of ATC. American Tower, L.P. (ATLP) is an indirect wholly-owned subsidiary of ATC. ATI and ATLP are collectively referred to as the Borrower Subsidiaries.

  CBS Merger: On June 4, 1998, the merger of American Radio and a subsidiary of CBS Corporation (CBS) was consummated (the CBS Merger). As a consequence, all of the shares of ATC Common Stock (the Common Stock) owned by ARS were distributed to ARS common stockholders and holders of options to acquire ARS Common Stock have been or will be distributed upon conversion of shares of ARS 7% Convertible Exchangeable Preferred Stock (the Convertible Preferred Stock). As a consequence of the CBS Merger, ATC ceased to be a subsidiary of, or to be otherwise affiliated with, American Radio and now operates as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATC entered into an agreement (the Separation Agreement) with CBS and ARS providing for, among other things, the orderly separation of ARS and ATC, the allocation of certain tax liabilities to ATC and certain closing date adjustments relating to ARS.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  The Separation Agreement required ATC to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities incurred by ARS attributable to the distribution of the Common Stock owned by ARS to the ARS security holders and certain related transactions to the extent that the aggregate amount of taxes required to be paid by ARS exceeded $20.0 million. The amount of that tax liability was dependent on the "fair market value" of the Common Stock at the time of the consummation of the CBS Merger. ATC received an appraisal from an independent appraisal firm that the "fair market value" of ARS's stock interest in ATC was equal to $17.25 per share. Based on such appraisal, ARS paid estimated taxes of approximately $212.0 million and was reimbursed therefore by ATC. As required by the Separation Agreement, ATC provided CBS with security of $9.8 million in cash (which may be replaced at ATC's option with a letter of credit reasonably satisfactory to CBS) in connection with the filing of estimated tax returns based on such appraisal. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. The Company financed its tax reimbursement obligations to CBS with the Interim Preferred Stock proceeds discussed in Note 6. The $212.0 million payment also included estimated payments for the "make-whole" provisions of the liability associated with the conversion of the Convertible Preferred Stock and the working capital adjustment described below. Such taxes gave effect to estimated deductions of approximately $85.1 million available to ARS as a consequence of the cancellation or exercise of ARS stock options pursuant to the CBS Merger. ATC's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of the Class A Common Stock under the tax reporting method followed. The average of the high and low trading prices of the Class A Common Stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.

  The $212.0 million payment did not include all the taxes payable with respect to the shares of Class A Common Stock deliverable upon conversion of the Convertible Preferred Stock; such taxes will be based on the "fair market value" of the Class A Common Stock at the time of conversion. Conversions have occurred at various times since June 4, 1998. As of September 30, 1998, holders of Depositary Shares representing approximately 43% of the Convertible Preferred Stock have converted or have presented for conversion and ATC has recorded a liability of approximately $4.7 million due to CBS associated with these conversions. On September 30, 1998, CBS issued 7% Convertible Preferred Debentures Due 2011 (the Convertible Preferred Debentures) in exchange for the then outstanding shares of Convertible Preferred Stock. Holders of the Convertible Preferred Debentures are entitled to the same conversion rights as the Convertible Preferred Stock. ATC estimates that its remaining reimbursement obligation with respect to the taxes on the conversion of Convertible Preferred Debentures could be approximately $11.3 million under the tax reporting method followed. Such estimate is based on the October 26, 1998 fair market value of the Class A Common Stock of $21.375 per share. ATC's obligation for such conversions would change by approximately $1.2 million for each $1.00 change in the fair market value.

  ARS has agreed that it will pursue, for the benefit of and at the cost of ATC, a refund claim, attributable to the "make-whole" provision, estimated at between $40.0 million to $45.0 million, based on the appraised "fair market value" and the estimated taxes attributable to conversions of the Convertible Preferred Stock set forth above. Any such refund claim will, in fact, be based on the actual amount of taxes paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful.

  The Separation Agreement provides for closing balance sheet adjustments based on the working capital, as defined, and debt levels of ARS as of June 4, 1998. ATC will benefit from or bear the cost of such adjustments. As of June 1998, ATC's preliminary estimate of such adjustments was not expected to exceed $50.0 million, excluding the reimbursement to CBS for the tax consequences of any such payment estimated at approximately $33.0 million. The estimated taxes and refund amount stated above include such estimated tax reimbursement amount. Such preliminary estimate was based on estimated working capital and debt amounts that were dependent upon operating results, cash capital contributions and CBS Merger expenses and the final payment is contingent upon a series of events as defined in the Separation Agreement. As a result, ATC recorded a $50.0 million payable to CBS and a corresponding reduction in equity to reflect management's estimate at that time.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  In accordance with the terms of the Separation Agreement, in September 1998, CBS delivered ATC with a working capital and net debt closing statement setting forth a proposed purchase price adjustment payment to CBS of approximately $82.2 million, excluding accrued interest. In October 1998, ATC provided CBS with a Notice of Disagreement to the proposed purchase price adjustment indicating that ATC's estimate of the final adjustment payment aggregated $11.1 million and reserving its rights to make further adjustments upon the receipt of additional information requested of CBS. In addition, as noted above, ATC is obligated to reimburse CBS for the tax consequences of such payment (approximately 66 2/3%) and has paid CBS approximately
$33.0 million based on the $50.0 million estimate. CBS is in the process of reviewing such Notice of Disagreement and is required under the terms of the Separation Agreement to resolve any differences with ATC by no later than November 16, 1998, or, in the event that such differences cannot be resolved, a third party may be employed to arbitrate the dispute. CBS and ATC have mutually agreed to extend the aforementioned date to December 15, 1998. Under the circumstances, ATC continues to believe that the amounts previously recorded represent a reasonable estimate of the amounts which will be paid to CBS and will adjust the amount as information becomes known to the Company.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATC in contemplation of the separation of ATC and ARS, a portion of the tax with respect to which ATC is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATC's assets of approximately $366.5 million. ATC will have potential depreciation and amortization deductions over the next 15 years of $24.4 million per year resulting in a deferred tax asset of approximately $135.0 million.

3. LOSS PER COMMON SHARE DATA

  Basic loss per common share is computed using the weighted average number of common shares outstanding during each 1998 period presented. Shares outstanding upon consummation of the CBS Merger are assumed to be outstanding for the entire 1998 and 1997 period presented. Shares issuable upon exercise of options have been excluded from the computation as the effect is anti-dilutive. Had options been included in the computation, shares for the diluted computation would have increased by approximately 4.4 million and 4.0 million for the three and nine months ended September 30, 1998, respectively.

4. INCOME TAXES

  The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year for each tax reporting corporate entity. Cumulative adjustments to the tax benefit are recorded in the interim period in which a change in the estimated annual effective rate is determined. Through January 1998, the Company participated in a tax sharing agreement with ARS. The tax sharing agreement was terminated in connection with the corporate restructuring described in Note 2; the Company and its subsidiaries will now prepare and file income tax returns on a separate consolidated basis.

5. UNALLOCATED PURCHASE PRICE

  The excess of purchase price over the estimated fair value of net assets acquired has been preliminarily recorded as unallocated purchase price and is being amortized over an estimated aggregate useful life of fifteen years using the straight-line method. The consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for some acquisitions have not yet been finalized. The Company is currently conducting studies to determine the purchase price allocations and expects that upon final allocation, the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's consolidated results of operations, liquidity or financial position.

6. STOCKHOLDERS' EQUITY

  Interim Preferred Stock Financing--On June 4, 1998, the Company entered into a stock purchase agreement (the Interim Financing Agreement) with respect to a preferred stock financing which provided for the issuance

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES and sale by ATC of up to $400.0 million of Series A Redeemable Pay-In-Kind Preferred Stock (the Interim Preferred Stock) to finance ATC's obligation to CBS with respect to tax reimbursement. Dividends, which accrued at a rate equal to the three-month LIBOR then in effect (approximately 5.69%) plus an agreed upon adjustable spread (5.0% for the period in which the obligation was outstanding), have been recorded as interest expense in the accompanying financial statements. Such interest expense approximated $0.8 million and $3.1 million for the three and nine months ended September 30, 1998, respectively.

  The Interim Preferred Stock was redeemed on July 9, 1998 at a redemption price equal to $1,010 per share plus accrued and unpaid dividends for an aggregate redemption value of $306.1 million. The Company incurred an extraordinary loss of approximately $7.5 million, net of a tax benefit of $5.0 million, during the third quarter of 1998, representing the write-off of certain commitment, deferred financing and redemption fees.

  Offering--On July 8, 1998, the Company completed a public offering of 27,861,987 shares of Class A Common Stock, $.01 par value per share (the Class A Common Stock) (including 2,361,987 shares sold by the Company pursuant to the exercise in full of the underwriters' over-allotment option) at $23.50 per share. Certain selling stockholders sold an additional 3,874,911 shares in the offering. The Company's net proceeds of the offering (after deduction of the underwriting discount and estimated offering expenses) were approximately $625.1 million. On July 9, 1998, the Company used approximately $306.1 million of the net proceeds from the offering to redeem all of the outstanding shares of the Interim Preferred Stock at a price of 101% of the stock's liquidation preference plus accrued and unpaid dividends. The balance was invested in short-term investment grade securities and will be used, together with borrowings under the New Credit Facilities, to fund future acquisitions and construction activities.

7. LONG-TERM DEBT

  New Credit Facilities--In June 1998, ATC and the Borrower Subsidiaries entered into agreements for new credit facilities (the New Credit Facilities). The New Credit Facilities with ATC provide for a $150.0 million term loan maturing at the earlier of (i) eight and one-half years or (ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 31, 2006. The ATC New Credit Facility was fully drawn at closing and provides for interest rates determined, at the option of ATC, of either the LIBOR Rate plus 3.50% or the Base Rate (as to be defined) plus 2.5%. The New Credit Facilities with the Borrower Subsidiaries provide for $900.0 million credit facilities maturing at the earlier of (a) eight years or (b) June 30, 2006 consisting of the following: (i) a $250.0 million multiple-draw term loan, (ii) a $400.0 million reducing revolving credit facility and (iii) a $250.0 million 364-day revolving credit facility that converts to a term loan facility thereafter. The Borrower Subsidiaries borrowed $125.0 million in the form of a term loan and an additional $19.0 million under the revolving credit arrangements that was repaid out of the proceeds of the Interim Preferred Stock sale. The interest rate provisions are similar to those in the prior credit agreement. Borrowings under the Borrower Subsidiaries' New Credit Facilities are conditioned upon compliance with certain financial ratios and are required to be repaid, commencing June 30, 2001, in increasing quarterly amounts designed to amortize the loans through maturity. The loans to ATC and the Borrower Subsidiaries are cross-guaranteed and cross-collateralized by substantially all of the assets of the consolidated group. The Borrower Subsidiaries are required to pay quarterly commitment fees depending on their consolidated financial leverage, on the aggregate unused portion of the aggregate commitment. In connection with the repayment of borrowings under the prior credit agreement out of proceeds of borrowings under the New Credit Facilities, ATC recognized an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

  Assumed Debt Obligations--In connection with the ATC Merger discussed in
Note 8, the Company assumed certain long-term note obligations of the acquired entity including a term note payable that was paid at

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES closing, a $4.4 million noninterest-bearing secured note payable, due in annual installments through December 2000, a $430,000 noninterest-bearing unsecured note payable, maturing in October 1999 and other long-term obligations totaling approximately $34,000.

8. ACQUISITIONS

  During the first nine months of 1998 and 1997, the Company consummated the following transactions. See the Form 10-K for additional information on these transactions.

 1998 Acquisitions--

  During the nine months ended September 30, 1998, the Company acquired various communications sites and a major site acquisition business for an aggregate purchase price of approximately $768.0 million, including the issuance of approximately 34.8 million shares of Class A Common Stock valued at approximately $354.0 million. The following describes the more significant acquisitions:

  In January 1998, the Company acquired all of the outstanding stock of Gearon & Co. Inc. (Gearon), a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of Class A Common Stock. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and owned or had at the time of acquisition under construction approximately 40 tower sites. Following consummation, the Company granted options to acquire up to 1,400,000 shares of Class A Common Stock at an exercise price of $13.00 to employees of Gearon.

  In January 1998, the Company acquired all of the outstanding stock of OPM-USA-Inc. (OPM), a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. In May 1998, the Company paid the second installment of approximately $18.2 million which was based on the number of towers permitted and completed and the forward cash flow of the completed towers as of April 30, 1998. In August 1998, the Company paid the third installment of approximately $3.8 million which was determined on the same basis as the second installment.

  In May 1998, the Company consummated the acquisition of the assets relating to a teleport business serving the Washington D.C. area for approximately $30.5 million.

  On June 8, 1998, the Company consummated the American Tower Corporation Merger (ATC Merger) pursuant to which that entity was merged into ATC. The preliminary purchase price was approximately $550.0 million. At the time of closing, the acquired company owned approximately 775 communications towers and managed approximately 125 communications towers. In conjunction with the ATC Merger, the Company issued 28,782,386 shares of Class A Common Stock valued at approximately $287.8 million (excluding 1,252,364 shares of Common Stock reserved for options held by former employees of the acquired company valued at approximately $9.7 million) and assumed approximately $4.5 million of redeemable preferred stock (which was paid at closing) and $122.7 million of debt (of which approximately $118.3 million, including interest and associated fees, was paid at closing). The purchase price also includes acquisition costs, assumed working capital and deferred income taxes. The Company borrowed $57.0 million under the then existing credit agreements to fund a portion of the debt pay-off. Upon consummation of the ATC Merger, the Company changed its name from American Tower Systems Corporation to American Tower Corporation.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  In June 1998, the Company merged with a company owning a broadcasting tower in the Boston, Massachusetts area and issued 720,000 shares of Class A Common Stock to close the transaction. In connection with this transaction, ATC acquired a $12.0 million note receivable and issued a corresponding nonrecourse note payable which is payable only to the extent that payments on the note receivable are made to ATC. As such, the amounts have been offset in the accompanying financial statements. In addition, under a put agreement that was consummated in connection with the merger, the sellers have the right to require the Company to purchase, at any time prior to June 5, 1999, any or all shares of ATC Class A Common Stock received pursuant to consummation of the merger for a purchase price equal to the then current market price. In connection with the public offering described in Note 6 the sellers sold 383,750 of the 720,000 shares in July 1998 reducing the Company's overall redemption obligation. Accordingly, the remaining 336,250 shares have been recorded as redeemable common stock in the accompanying financial statements based on the September 30, 1998 fair market value of $25.50 per share.

 1997 Acquisitions--

  During the nine months ended September 30, 1997, ATC acquired various communications sites and the assets of two affiliated site acquisition businesses, and two tower site management businesses located in southern California and South Carolina for an aggregate purchase price of approximately $63.0 million.

  In May 1997, the Company and an unaffiliated party formed a limited liability company (ATS/PCS, LLC, formerly Communications Systems Development,
LLC) to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Company advanced approximately $0.8 million to this entity and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary. (See Note 10).

  The following unaudited pro forma summary for the nine months ended September 30, 1997 and 1998 presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1997 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1997 or of results which may occur in the future.

  In thousands, except per share data:

                                          NINE MONTHS ENDED  NINE MONTHS ENDED
                                          SEPTEMBER 30, 1997 SEPTEMBER 30, 1998
                                          ------------------ ------------------
   Net revenues.........................       $ 79,647           $88,705
   Loss before extraordinary items......        (37,589)          (37,473)
   Net loss.............................        (37,589)          (46,365)
   Basic and diluted net loss per common
    share...............................       $  (0.48)          $ (0.53)

9. RELATED PARTY TRANSACTIONS

  During the period that the Company was a majority owned subsidiary of ARS, the Company received revenues of approximately $112,000, $291,000 and $565,000 from ARS for tower rentals at Company-owned sites for the three months ended September 30, 1997 and the nine months ended September 30, 1997 and 1998, respectively.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

10. OTHER TRANSACTIONS

 Consummated Transactions--

  In October 1998, the Company acquired approximately 300 towers and certain tower related assets in six transactions for an aggregate purchase price of approximately $100.2 million. The most significant transactions included the acquisition of 166 Atlanta, Georgia area towers. These transactions included the acquisition of all the outstanding stock of Wauka Communications, Inc. and the assets of Grid Site Services, Inc. The consideration in these related transactions included the issuance of 1,430,881 shares of Class A Common Stock. Included in the total 300 towers referenced above, the Company also acquired 137 communications sites and tower related assets in the four other transactions.

  In October 1998, the Company contributed cash and a tower aggregating $12.6 million to ATS-Needham LLC, (ATS Needham), a limited liability company in which ATC owned a 50.1% interest prior to such transactions. ATS Needham also sold certain assets to the minority interest party. As a result of these transactions, ATC now owns an 80% interest in ATS Needham.

 Pending Transactions--

  On November 16, 1998, ATC entered into an Agreement and Plan of Merger (the Omni Merger Agreement) with OmniAmerica, Inc., a Delaware corporation (Omni), and ATI, pursuant to which Omni will merge with and into ATI, which will be the surviving corporation (the Omni Merger). Omni owns, manages and develops multi-use telecommunications sites for radio and television broadcasting, paging, cellular, PCS and other wireless technologies and offers nationwide, turn-key tower construction and installation services through its Specialty Constructors subsidiary. Omni currently owns 246 towers (giving effect to announced transactions) and is currently developing or has agreed to build approximately 470 more sites for specific tenants. Pursuant to the Omni Merger Agreement, which has been approved by the Board of Directors of ATC and Omni, and by holders of shares representing the required majority of the voting power of Omni Common Stock, Omni stockholders will receive 1.1 shares of ATC Class A Common Stock for each share of Common Stock of Omni. In the aggregate, ATC will exchange approximately 17.7 million shares of ATC Class A Common Stock in exchange for the approximately 16.1 million fully-diluted shares of Common Stock of Omni, plus the assumption of debt. Consummation of the Omni Merger is expected to occur in the first quarter of 1999, subject to certain conditions including, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended (the HSR Act). Upon the consummation of the Omni Merger, Jack D. Furst, the Chairman of Omni and a partner of Hicks, Muse, Tate & Furst Incorporated, an affiliate of Omni's largest stockholder, will be elected to the Board of Directors of ATC.

  On November 16, 1998, ATC entered into an Agreement and Plan of Merger (the TeleCom Merger Agreement) with TeleCom Towers, L.L.C., a Delaware limited liability company (TeleCom), and ATI, pursuant to which TeleCom will merge with and into ATI, which will be the surviving corporation (the TeleCom Merger). TeleCom owns, or co-owns, approximately 367 towers and manages another 130 revenue-generating sites in 27 states. Pursuant to the TeleCom Merger Agreement, which has been approved by Board of Directors of ATC, the Management Committee of TeleCom, and by holders of interests representing the required majority of the voting power of TeleCom interests, ATC will pay a purchase price for TeleCom of approximately $155.0 million, subject to adjustment for closing date working capital. ATC will assume approximately $30.0 million of debt, subject to adjustment for interim acquisitions and capital expenditures. The purchase price (except for the working capital adjustment, which is payable in cash) will be paid 60% in ATC Class A Common Stock (based on average stock prices ten days before and ten days after November 16, 1998) and 40% in cash. Consummation of the TeleCom Merger is conditioned on, the expiration or early termination of the waiting period under the HSR Act, and accordingly, is not expected to take place until the first quarter of 1999. Upon the consummation of the TeleCom Merger, Dean H. Eisner, Vice President, Business Development and Planning of Cox Enterprises, Inc., will be elected to the Board of Directors of ATC.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  ATC is negotiating certain changes in the ATS/PCS, LLC arrangements, including the acquisition by ATC of the 58 communications sites in northern California presently owned by ATS/PCS, LLC in exchange for shares of Class A Common Stock, arrangements with respect to the development of communications sites in other locations, a priority return of ATC's construction advances, an increase in the percentage interest of the other member in ATS/PCS, LLC, and a management fee to ATC.

  In June 1998, ATC entered into an agreement to acquire a company which is in the process of constructing towers in the Tampa, Florida area. The purchase price will be based on a multiple of the excess of net revenues less direct operating expenses for the month preceding closing, less the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. ATC is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders and secured by the stock of the seller), of which approximately $6.1 million was advanced through September 30, 1998. The secured note would be payable in the event the acquisition was not consummated. Subject to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the Spring of 1999.

  The Company has also entered into three separate agreements to acquire additional communications sites and tower related assets for an aggregate purchase price of approximately $9.0 million. Such acquisitions are expected to close in the fourth quarter of 1998 or first quarter of 1999.

  The Company is also pursuing the acquisitions of tower properties and tower businesses in new and existing locations, although there are no definitive purchase agreements with respect thereto.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  This discussion contains "forward-looking statements" as that term is used in the Securities Exchange Act of 1934 including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. Certain important factors may have affected and could in the future affect ATC's actual results and could cause ATC's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement. Such factors include (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisition and construction activities, as well as its remaining tax reimbursement and other obligations owed to ARS pursuant to the CBS Merger, (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of ATC's tower construction program, and (iv) the successful operational integration of the Company's business acquisitions. As ATC was a wholly-owned subsidiary of American Radio during the periods presented through June 4, 1998, the consolidated financial statements may not reflect the results of operations or financial position of ATC had it been an independent, public company during those periods. Because of ATC's relatively brief operating history and the large number of recent acquisitions, the following discussion will not necessarily reveal all significant developing or continuing trends.

  ATC was formed in July 1995 to capitalize on the opportunity in the communications site industry. ATC is a leading independent owner and operator of wireless communications towers in the United States. During 1997, its acquisition and construction activity accelerated and ATC acquired or constructed approximately 400 sites (and related site management businesses) and its initial site acquisition and voice, video and data transmission businesses. Since January 1, 1998, ATC has acquired various communication sites and a major site acquisition business for an aggregate estimated purchase price of approximately $868.0 million, including the issuance of approximately 36.3 million shares of Class A Common Stock valued at approximately $382.6 million.

  Management expects that acquisitions consummated to date will have a material impact on future revenues, expenses and income from continuing operations. In addition, the impact of the construction program of ATC is not reflected to any significant extent in the historical financial information because most of that activity is of more recent origin and is expected to accelerate substantially through the remainder of 1998 and 1999.

RESULTS OF OPERATIONS

  As of September 30, 1998, ATC operated approximately 1,900 communications sites, principally in the Northeast and Mid-Atlantic regions, Florida, California and Texas. As of September 30, 1997, ATC operated approximately 370 communications sites, principally in the Northeast and Mid-Atlantic regions and Florida. These transactions have significantly affected operations for the three and nine months ended September 30, 1998 as compared to the three and nine months ended September 30, 1997.

THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (DOLLARS IN THOUSANDS)

                                      THREE MONTHS ENDED
                                         SEPTEMBER 30,
                                      --------------------  AMOUNT OF PERCENTAGE
                                        1997       1998     INCREASE   INCREASE
                                      --------- ----------  --------- ----------
Tower rental and management reve-
 nues...............................  $  3,525  $   17,719   $14,194      402.7%
Site acquisition service revenues...       996       6,572     5,576      559.8%
Video, voice and data transmission
 revenues...........................                 6,187     6,187
                                      --------  ----------   -------   --------
Total operating revenues............     4,521      30,478    25,957      574.1%
                                      --------  ----------   -------   --------
Tower rental and management ex-
 penses.............................     1,611       8,087     6,476      402.0%
Site acquisition service expenses...       669       4,677     4,008      599.1%
Video, voice and data transmission
 expenses...........................                 3,928     3,928
                                      --------  ----------   -------   --------
Total operating expenses excluding
 depreciation and amortization,
 tower separation and corporate
 general and administrative
 expenses...........................     2,280      16,692    14,412      632.1%
                                      --------  ----------   -------   --------
Depreciation and amortization.......     1,384      17,243    15,859    1,145.9%
Tower separation expenses...........                   159       159
Corporate general and administrative
 expenses...........................       378       1,561     1,183      313.0%
Interest expense....................     1,000       7,121     6,121      612.1%
Interest income and other, net......        37       4,451     4,414   11,929.7%
Minority interest in net earnings of
 subsidiaries.......................        60          66         6       10.0%
Income tax benefit..................                 1,955     1,955
Extraordinary loss on redemption of
 Interim
 Preferred Stock, net...............                 7,510     7,510
                                      --------  ----------   -------   --------
Net loss............................  $   (544) $  (13,468)  $12,924    2,375.7%
                                      ========  ==========   =======   ========

  Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of the acquisitions, principally those that occurred in 1997 and 1998. Site acquisition service revenues and expenses for the three months ended September 30, 1998 include the operating results of the Gearon site acquisition division that was acquired in January 1998 and, to a lesser extent, the operating results of two similar businesses that were acquired in May 1997. For the three months ended September 30, 1997, site acquisition service revenues and expenses included the operating results from the May 1997 related business acquisitions. Video, voice and data transmission revenues and expenses for the three months ended September 30, 1998 include the operating results of the Company's first video, voice and data transmission business acquired in October 1997 and a Washington D.C. area teleport business acquired in May 1998. The increase in depreciation and amortization is primarily attributable to the increase in depreciable and amortizable assets resulting from the 1997 and 1998 acquisitions, and, to a lesser extent, completed construction projects. Tower separation expenses relate to financial advisory, legal, accounting and consent solicitation fees and other expenses incurred in connection with the consummation of the CBS Merger and the separation of ATC from its former parent on June 4, 1998. The increase in corporate general and administrative expenses is primarily attributable to the higher personnel costs associated with supporting ATC's greater number of tower properties and growth strategy. The increase in interest expense relates to higher borrowing levels that were used to finance 1997 and 1998 acquisitions and $0.8 million of dividends on the Interim Preferred Stock. Interest income is related to interest earned on cash proceeds from the

July 1998 equity offering. The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholders' earnings of consolidated subsidiaries. The extraordinary loss was incurred, net of an income tax benefit of $5.0 million, as a result of the write-off of certain commitment, deferred financing and redemption fees associated with the Company's Interim Preferred Stock which was redeemed in July 1998. The effective tax rate benefit for the three months ended September 30, 1998 was approximately 24.7%. The effective rate differs from the statutory rate due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions for which no tax benefit has been recorded.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (DOLLARS IN THOUSANDS)

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,
                                       ------------------  AMOUNT OF PERCENTAGE
                                        1997      1998     INCREASE   INCREASE
                                       -------- ---------  --------- ----------
Tower rental and management reve-
 nues................................  $ 6,478  $  39,305   $32,827     506.7%
Site acquisition service revenues....    1,424     18,848    17,424   1,223.6%
Video, voice and data transmission
 revenues............................              13,332    13,332
                                       -------  ---------   -------   -------
Total operating revenues.............    7,902     71,485    63,583     804.6%
                                       -------  ---------   -------   -------
Tower rental and management ex-
 penses..............................    2,753     18,417    15,664     569.0%
Site acquisition service expenses....      836     15,412    14,576   1,743.5%
Video, voice and data transmission
 expenses............................               8,697     8,697
                                       -------  ---------   -------   -------
Total operating expenses excluding
 depreciation and amortization, tower
 separation and corporate general and
 administrative expenses.............    3,589     42,526    38,937   1,084.9%
                                       -------  ---------   -------   -------
Depreciation and amortization........    2,706     32,998    30,292   1,119.4%
Tower separation expenses............              12,616    12,616
Corporate general and administrative
 expenses............................      919      3,186     2,267     246.7%
Interest expense.....................    1,318     17,023    15,705   1,191.6%
Interest income and other, net.......       94      6,283     6,189   6,584.0%
Minority interest in net earnings of
 subsidiaries........................      221        255        34      15.4%
Income tax benefit...................       49      4,934     4,885   9,969.4%
Extraordinary loss on extinguishment
 of debt, net........................               1,382     1,382
Extraordinary loss on redemption of
 Interim Preferred Stock, net........               7,510     7,510
                                       -------  ---------   -------   -------
Net loss.............................  $  (708) $ (34,794)  $34,086   4,814.4%
                                       =======  =========   =======   =======

  Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of the communications sites and related business acquisitions, principally those that occurred in 1997 and 1998. Site acquisition service revenues and expenses for the nine months ended September 30, 1998 include the operating results of the Gearon site acquisition division that was acquired in January 1998 and, to a lesser extent, the operating results of two similar businesses that were acquired in May 1997. For the nine months ended September 30, 1997, site acquisition service revenues and expenses included the operating results from the May 1997 related business acquisitions. Video, voice and data transmission revenues and expenses for the nine months ended September 30, 1998 include the operating results of the Company's first video, voice and data transmission business acquired in October 1997 and a Washington D.C. area teleport business acquired in May 1998. The increase in depreciation and amortization is primarily attributable to the increase in depreciable and amortizable assets resulting from the 1997 and 1998 acquisitions, and, to a lesser extent, completed construction projects. Tower separation expenses relate to financial advisory, legal, accounting and consent solicitation fees and other expenses incurred in connection with the consummation of the CBS Merger and the separation of ATC from its former parent on June 4, 1998. The increase in corporate general and administrative expenses is primarily attributable to the higher personnel costs associated with supporting ATC's greater number of tower properties and growth strategy. The increase in interest expense relates to higher borrowing levels that were used to finance 1997 and 1998 acquisitions, and $3.1 million of dividends associated with the Interim Preferred Stock financing that occurred in June 1998. The increase in interest income is related to interest earned on invested cash proceeds from the July 1998 equity offering. The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholders' earnings of consolidated subsidiaries. The extraordinary loss on the redemption of the Interim Preferred Stock was incurred, net of an income tax benefit of $5.0 million, as a result of the write-off of certain commitment, deferred financing and redemption fees associated with the Company's Interim Preferred Stock which was redeemed in July 1998. The extraordinary loss on the extinguishment of debt was incurred, net of an income tax benefit of $0.9 million, as a result of the write-off of deferred financing costs associated with the Company's previous credit agreements which were refinanced in June 1998. The effective tax rate benefit for the nine months ended September 30, 1998 was approximately 16% as compared to 6% for the nine months ended September 30, 1997. The effective rate differs from the statutory rate due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions for which no tax benefit has been recorded.

LIQUIDITY AND CAPITAL RESOURCES

  ATC's liquidity needs arise from its acquisition-related activities, debt service, working capital and capital expenditures associated principally with its construction program. Historically, ATC has met its operational liquidity needs with internally generated funds and has financed the acquisition of tower related properties and its construction program, including related working capital needs, with a combination of contributions from American Radio and bank borrowings. For the nine months ended September 30, 1998, cash flows from operating activities were $2.9 million, as compared to $3.1 million of cash flows from operating activities in 1997. The change is primarily attributable to working capital investments related to communications site acquisitions and growth.

  Cash flows used for investing activities were $227.9 million for the nine months ended September 30, 1998 as compared to $74.3 million for the nine months ended September 30, 1997. The increase in 1998 is due to the acquisition and construction activity in 1998 as compared to 1997.

  Cash flows provided by financing activities were $533.9 million for the nine months ended September 30, 1998 as compared to $71.1 million in 1997. The increase in 1998 is due principally to the impact of borrowings under the credit facilities, the Interim Preferred Stock financing activities, and the sale of common stock pursuant to the ATC Stock Purchase Agreement and the July 1998 equity offering, somewhat offset by the tax payments to CBS.

  CBS Merger: The Separation Agreement required ATC to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities incurred by ARS attributable to the distribution of the Common Stock owned by ARS to the ARS security holders and certain related transactions to the extent that the aggregate amount of taxes required to be paid by ARS exceeded $20.0 million. The amount of that tax liability was dependent on the "fair market value" of the Common Stock at the time of the consummation of the CBS Merger. ATC received an appraisal from an independent appraisal firm that the "fair market value" of ARS's stock interest in ATC was equal to $17.25 per share. Based on such appraisal, ARS paid estimated taxes of approximately $212.0 million and was reimbursed therefor by ATC. As required by the Separation Agreement, ATC provided CBS with security of $9.8 million in cash (which may be replaced at ATC's option with a letter of credit reasonably satisfactory to CBS) in connection with the filing of estimated tax returns based on such appraisal. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. The Company financed its tax reimbursement obligations to CBS with the Interim Preferred Stock proceeds discussed below. The $212.0 million payment also included estimated payments for the "make-whole" provisions of the liability associated with the conversion of the Convertible Preferred Stock and the working capital adjustment described below. Such taxes gave effect to estimated deductions of approximately $85.1 million available to ARS as a consequence of the cancellation or exercise of ARS stock options pursuant to the CBS Merger. ATC's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of the Class A Common Stock under the tax reporting method followed. The average of the high and low trading prices of the Class A Common Stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.

  The $212.0 million payment did not include all the taxes payable with respect to the shares of Class A Common Stock deliverable upon conversion of the Convertible Preferred Stock; such taxes will be based on the "fair market value" of the Class A Common Stock at the time of conversion. Conversions have occurred at various times since June 4, 1998. As of September 30, 1998, holders of Depositary Shares representing approximately 43% of the Convertible Preferred Stock have converted or have presented for conversion and ATC has recorded a liability of approximately $4.7 million due to CBS associated with these conversions. On September 30, 1998, CBS issued Convertible Preferred Debentures in exchange for the then outstanding shares of Convertible Preferred Stock. Holders of the Convertible Preferred Debentures are entitled to the same conversion rights as the Convertible Preferred Stock. ATC estimates that its remaining reimbursement obligation with respect to the taxes on the conversion of Convertible Preferred Debentures could be approximately $11.3 million under the tax reporting method followed. Such estimate is based on the October 26, 1998 fair market value of the Class A Common Stock of $21.375 per share. ATC's obligation for such conversions would change by approximately $1.2 million for each $1.00 change in the fair market value.

  ARS has agreed that it will pursue, for the benefit of and at the cost of ATC, a refund claim, attributable to the "make-whole" provision, estimated at between $40.0 million to $45.0 million, based on the appraised "fair market value" and the estimated taxes attributable to conversions of the Convertible Preferred Stock set forth above. Any such refund claim will, in fact, be based on the actual amount of taxes paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful.

  The Separation Agreement provides for closing balance sheet adjustments based on the working capital, as defined, and debt levels of ARS as of June 4, 1998. ATC will benefit from or bear the cost of such adjustments. As of June 1998, ATC's preliminary estimate of such adjustments was not expected to exceed $50.0 million, excluding the reimbursement to CBS for the tax consequences of any such payment estimated at approximately $33.0 million. The estimated taxes and refund amount stated above include such estimated tax reimbursement amount. Such preliminary estimate was based on estimated working capital and debt amounts that were dependent upon operating results, cash capital contributions and CBS Merger expenses and the final payment is contingent upon a series of events as defined in the Separation Agreement. As a result, ATC recorded a $50.0 million payable to CBS and a corresponding reduction in equity to reflect management's estimate at that time.

  In accordance with the terms of the Separation Agreement, in September 1998, CBS delivered ATC with a working capital and net debt closing statement setting forth a proposed purchase price adjustment payment to CBS of approximately $82.2 million, excluding accrued interest. In October 1998, ATC provided CBS with a Notice of Disagreement to the proposed purchase price adjustment indicating that ATC's estimate of the final adjustment payment aggregated $11.1 million and reserving its rights to make further adjustments upon the receipt of additional information requested of CBS. In addition, as noted above, ATC is obligated to reimburse CBS for the tax consequences of such payment (approximately 66 2/3%) and has paid CBS approximately
$33.0 million based on the $50.0 million estimate. CBS is in the process of reviewing such Notice of Disagreement and is required under the terms of the Separation Agreement to resolve any differences with ATC by no later than November 16, 1998, or, in the event that such differences cannot be resolved, a third party may be employed to arbitrate the dispute. CBS and ATC have mutually agreed to extend the aforementioned date to December 15, 1998. Under the circumstances, ATC continues to believe that the amounts previously recorded represent a reasonable estimate of the amounts which will be paid to CBS and will adjust the amount as information becomes known to the Company.

  Interim Preferred Stock Financing: On June 4, 1998, ATC issued $300.0 million of Interim Preferred Stock and used the proceeds to fund its tax reimbursement obligation to CBS, pay the commitment and other fees and expenses of the issue and sale of such stock and to reduce bank borrowings. As discussed below, the Interim Preferred Stock was redeemed on July 9, 1998 and as a result, the Company incurred an extraordinary loss of approximately $7.5 million, net of a tax benefit of $5.0 million, during the third quarter of 1998 representing the write-off of certain commitment, deferred financing and redemption fees.

  Public Offering of Class A Common Stock: On July 8, 1998, the Company completed a public offering of 27,861,987 shares of Class A Common Stock, $.01 par value per share (including 2,361,987 shares sold by the Company pursuant to the exercise in full of the underwriters' over-allotment option) at $23.50 per share. Certain selling stockholders sold an additional 3,874,911 shares in the offering. The Company's net proceeds of the offering (after deduction of the underwriting discount and estimated offering expenses) were approximately $625.1 million. On July 9, 1998, the Company used approximately $306.1 million of the net proceeds from the offering to redeem all of the outstanding shares of the Interim Preferred Stock at a price of 101% of the stock's liquidation preference plus accrued and unpaid dividends. The balance was invested in short-term investment grade securities and together with borrowings under the New Credit Facilities, have and will be used to fund future acquisitions and construction activities.

  New Credit Facilities: In June 1998, ATC and its Borrower Subsidiaries entered into definitive agreements with respect to the New Credit Facilities. In connection with repayment of borrowings under the prior credit agreement out of proceeds of borrowings under the New Credit Facilities, ATC recognized an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998. The terms of the New Credit Facilities are discussed in Note 7. As of September 30, 1998, ATC had approximately $281.6 million of long-term debt, of which approximately $150.0 million was outstanding under the ATC credit facility and $125.0 was outstanding under the Borrower Subsidiaries credit facility.

  A substantial portion of ATC's cash flow from operations is required for debt service. Accordingly, ATC's leverage could make it vulnerable to a downturn in the operating performance of its tower properties or in economic conditions. ATC believes that its cash flows from operations will be sufficient to meet its debt service requirements for interest and scheduled payments of principal under the New Credit Facilities. If such cash flow were not sufficient to meet such debt service requirements, ATC might be required to sell equity securities, refinance its obligations or dispose of one or more of its properties in order to make such scheduled payments. There can be no assurance that ATC would be able to effect any of such transactions on favorable terms.

  ATC believes that it has sufficient financial resources available to it, including borrowings under the New Credit Facilities, to finance operations for the foreseeable future. ATC intends to finance its non-stock obligations under pending acquisitions with cash, and, to the extent required, borrowings under the New Credit Facilities and funds raised through the offering of equity securities.

  During the nine months ended September 30, 1998, ATC had capital expenditures of approximately $77.0 million primarily related to construction activities and has completed construction on approximately 200 towers during this period. During the balance of 1998, ATC plans to build or commence construction of approximately 230 additional towers (most of which are on a build to suit basis) at an estimated aggregate remaining cost of approximately $50.0 million. ATC plans to expand its construction activities and build a substantial number of towers in 1999, which may aggregate more than 1,500 towers. If additional substantial acquisition or construction opportunities become available, ATC may require additional financing. Any such financing could take the form of an increase in the maximum borrowing levels under the New Credit Facilities (which would be dependent on the ability to meet certain leverage ratios), the issuance of debt or senior equity securities (which could have the effect of increasing its consolidated leverage ratios) or equity securities (which, in the case of Common Stock or securities convertible into or exercisable for Common Stock, would have a dilutive effect on the proportionate ownership of ATC of its then existing common stockholders). There can be no assurance that any such financing would be available on favorable terms.

  Management expects that the consummated acquisitions and current and future construction activities will have a material impact on liquidity. Management believes that the acquisition activities, once integrated, will have a favorable impact on liquidity and will offset the initial effects of the funding requirements. Management also believes that the construction activities may initially have an adverse effect on the future liquidity of ATC as newly constructed towers will initially decrease overall liquidity, although, as such sites become more fully operational and achieve higher utilization, they should generate cash flow, and in the long-term, increase liquidity.

YEAR 2000

  The Company is aware of the issues associated with the Year 2000 as it relates to information systems and is currently working to resolve the potential impact. The Company is in the process of selecting an outside consultant to conduct an extensive review and implement a comprehensive plan to reduce the probability of operational difficulties due to Year 2000 issues. Although the Company has not developed a formal plan to date, the Company believes that, with the assistance of an outside consultant, it is currently on track towards a timely completion of resolving any potential Year 2000 problems.

  The components of the Company's comprehensive plan will include the assessment of internal systems for modification and/or replacement; communication with external vendors to determine their state of readiness to maintain an uninterrupted supply of goods and services to the Company; communication with customers to ensure that their state of readiness will not result in any operational issues; evaluation of the Company's equipment and assets as to their ability to function properly after the turn of the century; evaluation of facility related issues, and the development of a contingency plan to address its most likely worst case Year 2000 scenarios. The Company's comprehensive plan is expected to significantly reduce the Company's level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 readiness of its material external agents.

  Based on the efforts to date, the Company does not believe that the Year 2000 issue will have a material adverse effect on the Company's results of operations, liquidity or financial condition or operational activities. With respect to its own internal information systems, the Company does not believe that the Year 2000 compliance issue is expected to have a material impact on the Company's internal information systems as the Company's hardware and software is either already Year 2000 compliant or required changes are not expected to generate material costs. The costs incurred to date in this area have also been immaterial, and the Company does not anticipate that the estimated future costs, excluding any costs that may be incurred by the Company as a result of the failure of any third parties to become Year 2000 compliant, of hiring an outside consultant and the preparation and implementation of a comprehensive plan will be material to the Company.

INFLATION

  The impact of inflation on ATC's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future will not have material adverse effect on ATC's operating results.

RECENT ACCOUNTING PRONOUNCEMENT

  In June 1997, the FASB released FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports. ATC will provide the required disclosure in its full year 1998 financial information and will provide required interim disclosure commencing with its first fiscal quarter of 1999.

                          PART II. OTHER INFORMATION.

ITEM 1.--LEGAL PROCEEDINGS.

  In the normal course of business, the Company is subject to certain suits and other matters. Management believes that the eventual resolution of any pending matters, either individually or in the aggregate, will not have a material effect on financial position, liquidity or results of operations.

ITEM 5.--OTHER INFORMATION.

  The Company has not scheduled its annual shareholders' meeting for 1999. However, the Company anticipates that the meeting will be held in the month of May. Shareholder proposals intended to be presented at the 1999 annual shareholders' meeting must be received by the Secretary of ATC no later than, January 1, 1999 in order to be included in the Company's proxy statement. Failure to submit such shareholder proposals by the specified date will result in management proxies being allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

ITEM 6.--EXHIBITS AND REPORTS ON FORM 8-K.

 (a) Exhibits.

  Listed below are the exhibits which are filed as part of this Form 10-Q (according to the number assigned to them in Item 601 of Regulation S-K).

 EXHIBIT NO.        DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 ----------- ------------------------------------  -----------------------------
  2.1        Agreement and Plan of Merger, dated
              as of November 16, 1998, by and
              among ATC, American Towers, Inc., a
              Delaware corporation ("ATI"), and
              OmniAmerica, Inc., a Delaware
              corporation (Schedules and Exhibits
              omitted) ..........................  Filed herewith as Exhibit 2.1
  2.2        Agreement and Plan of Merger, dated
              as of November 16, 1998, by and
              among ATC, ATI and TeleCom Towers,
              L.L.C., a Delaware limited
              liability company (Schedules and
              Exhibits omitted)..................  Filed herewith as Exhibit 2.2
   27        Financial Data Schedule.............  Filed herewith as Exhibit 27

 (b) Reports on Form 8-K.

  1. Form 8-K (Items 5 and 7) on July 16, 1998.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                          American Tower Corporation

                                          By:     /s/ Joseph L. Winn
Date: November 16, 1998                     -----------------------------------
                                          Joseph L. Winn
                                          Treasurer & Chief Financial Officer
                                          (Duly Authorized Officer)

                                          By:    /s/ Justin D. Benincasa
Date: November 16, 1998                     -----------------------------------
                                          Justin D. Benincasa
                                          Vice President & Corporate
                                           Controller
                                          (Duly Authorized Officer)

                           AMERICAN TOWER CORPORATION
                       REGISTRATION STATEMENT ON FORM S-4

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ATC may and, in certain cases, must be indemnified by ATC against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ATC and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to ATC, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

  Article XII of ATC's By-Laws provides that ATC shall indemnify each person who is or was an officer or director of ATC to the fullest extent permitted by
Section 145 of the DGCL.

  Article Sixth of ATC's Restated Certificate states than no director of ATC shall be personally liable to ATC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to ATC or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (*) is incorporated by reference to ATC's Registration Statement on Form S-4 (File No. 333-46025) filed on February 10, 1998. Each exhibit marked by a (+) is incorporated by reference to ATC's Registration Statement on Form S-1 (File No. 333-50111) filed on May 8, 1998. Each exhibit marked by a (++) is incorporated by reference to the filing of Amendment No. 2 to ATC's Registration Statement on Form S-1 (No. 333-52481) filed on June 30, 1998. Each exhibit marked by a (**) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on November 30, 1998. Each exhibit marked by a (***) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on January 8, 1999. Exhibit numbers in parenthesis refer to the exhibit number in the applicable filing.

 EXHIBIT                                                          EXHIBIT  FILE
   NO.                   DESCRIPTION OF DOCUMENT                       NO.
 -------                 -----------------------                  --------------
  2.1    Agreement and Plan of Merger, dated as of November 21,
          1997, by and among American Tower Systems Corporation
          ("ATS"), American Tower Systems, Inc., a Delaware
          corporation ("ATSI"), Gearon & Co., Inc., a Georgia
          corporation ("Gearon") and J. Michael Gearon, Jr.
          (the "Gearon Stockholder"). (Schedules and Exhibits
          omitted).............................................   (*2.1)
  2.2    Amendment No. 1 to Agreement and Plan of Merger, dated
          as of January 22, 1998, among ATS, American Tower
          Systems (Delaware), Inc., a Delaware corporation
          (formerly known as American Tower Systems, Inc.),
          Gearon and the Gearon Stockholder....................   (*2.2)

 EXHIBIT                                                          EXHIBIT FILE
   NO.                   DESCRIPTION OF DOCUMENT                      NO.
 -------                 -----------------------                 --------------
  2.3     Agreement and Plan of Merger, dated as of December
           12, 1997, by and among ATS and American Tower
           Corporation, a Delaware corporation. (Schedules and
           Exhibits omitted)..................................   (*2.3)
  2.4     Agreement and Plan of Merger, dated as of November
           16, 1998, by and among ATC, American Towers, Inc.,
           a wholly owned subsidiary of ATC and a Delaware
           corporation ("ATI"), and OmniAmerica, Inc., a
           Delaware corporation (Schedules and Exhibits
           omitted)...........................................   (**2.1)
  2.5     Agreement and Plan of Merger, dated as of November
           16, 1998, by and among ATC, ATI and TeleCom Towers,
           L.L.C., a Delaware limited liability company
           ("TeleCom") (Schedules and Exhibits omitted).......   (**2.2)
  2.6     Amended and Restated Agreement and Plan of Merger,
           dated as of December 18, 1998, by and among ATC,
           ATI, ATC Merger Corporation, a Delaware corporation
           ("ATMC"), and TeleCom..............................   (***2.1)
  2.7     Amendment to the Amended and Restated Agreement and
           Plan of Merger, dated as of December 23, 1998, by
           and among ATC, ATI, ATMC, and TeleCom..............   (***2.2)
  3(i).1  Restated Certificate of Incorporation of ATC, as
           filed with the Secretary of State of the State of
           Delaware on June 5, 1998...........................   (++3(i).1)
  3(i).2  Certificate of Designation relating to Exchange Pay-
           In-Kind Preferred Stock as filed with the Secretary
           of State of the State of Delaware on June 4, 1998..   (++3(i).2)
  3(i).3  Certificate of Designation relating to Series A
           Redeemable Pay-In-Kind Preferred Stock, as filed
           with the Secretary of State of the State of
           Delaware on June 4, 1998...........................   (++3(i).3)
  3(ii).1 By-Laws of ATC......................................   (++3(ii).1)
  5       Opinion of Sullivan & Worcester LLP.................   Filed herewith
                                                                 as Exhibit 5
  8       Tax Opinion of Sullivan & Worcester LLP.............   Filed herewith
                                                                 as Exhibit 8
 10.1     Parent Loan Agreement, dated as of June 16, 1998, by
           and among ATC, Toronto Dominion (Texas), Inc., as
           Administrative Agent, and the Lenders parties
           thereto (the "Parent Loan Agreement")..............   (++10.1)
 10.1A    First Amendment to the Parent Loan Agreement, dated
           as of October 30, 1998, by and among ATC, Toronto     Filed herewith
           Dominion (Texas), Inc., as Administrative Agent,      as Exhibit
           and the Lenders Parties thereo.....................   10.1A
 10.2A    ATS Facility A Loan Agreement, dated as of June 16,
           1998 among American Tower Systems, L.P. ("ATSLP")
           and ATSI, as borrowers, and Toronto Dominion
           (Texas), Inc., as Administrative Agent, and the
           Banks parties thereto (the "Facility A Loan
           Agreement")........................................   (++10.2A)
 10.2B    ATS Facility B Loan Agreement, dated as of June 16,
           1998, by and among ATSLP and ATSI, as borrowers,
           and Toronto Dominion (Texas), Inc., and the Banks
           parties thereto (the "Facility B Loan Agreement")..   (++10.2B)
 10.3     First Amendment to the ATS Facility A Loan
           Agreement, dated as of October 30, 1998 among ATSLP
           and ATI, as borrowers, and Toronto Dominion           Filed herewith
           (Texas), Inc., as Administrative Agent, and the       as
           Banks parties thereto..............................   Exhibit 10.3

 EXHIBIT
   NO.                 DESCRIPTION OF DOCUMENT                 EXHIBIT FILE NO.
 -------               -----------------------                 ----------------
 10.4    First Amendment to the ATS Facility B Loan
          Agreement, dated as of October 30, 1998 among
          ATSLP and ATI, as borrowers, and Toronto Dominion    Filed herewith
          (Texas), Inc., as Administrative Agent, and the      as
          Banks parties thereto.............................   Exhibit 10.4
 10.5    Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian Radio
          Sites, a California general partnership ("Meridian
          Radio"). (Schedules and Exhibits omitted).........   (*10.5)
 10.6    First Amendment to Asset Purchase Agreement, dated
          as of February 10, 1997, by and between ATSI and
          Meridian Radio....................................   (*10.6)
 10.7    Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian Radio....................................   (*10.7)
 10.8    Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian Sales and
          Services Company, a California corporation
          ("Meridian Sales"). (Schedules and Exhibits
          omitted)..........................................   (*10.8)
 10.9    First Amendment to Asset Purchase Agreement, dated
          as of February 10, 1997, by and between ATSI and
          Meridian Sales....................................   (*10.9)
 10.10   Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian Sales....................................   (*10.10)
 10.11   Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian
          Communications North, a California general
          partnership ("Meridian North"). (Schedules and
          Exhibits omitted).................................   (*10.11)
 10.12   First Amendment to Asset Purchase Agreement, dated
          as of February 10, 1997, by and between ATSI and
          Meridian North....................................   (*10.12)
 10.13   Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian North....................................   (*10.13)
 10.14   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATSI and Diablo Communications,
          Inc., a California corporation. (Schedules and
          Exhibits omitted).................................   (*10.20)
 10.15   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATSI and Diablo Communications of
          Southern California, Inc., a California
          corporation. (Schedules and Exhibits omitted).....   (*10.21)
 10.16   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATS and Suburban Cable T.V. Co.....   (*10.22)
 10.17   Stock Purchase Agreement, date as of September 30,
          1997, by and between ATSI, OPM-USA-INC., a Florida
          corporation ("OPM"), and the Stockholders of OPM.
          (Schedules and Exhibits omitted)..................   (*10.24)
 10.18   Asset Purchase Agreement, dated as of October 4,
          1997, by and between ATSI and Tucson
          Communications Company, L.P., a California limited
          partnership. (Schedules and Exhibits omitted).....   (*10.25)
 10.19   American Tower Systems Corporation 1997 Stock
          Option Plan, dated as of November 5, 1997, as
          amended and restated on April 28, 1998............   (+10.26)
 10.20   American Tower Systems Corporation Stock Purchase
          Agreement, dated as of January 8, 1998, by and
          among ATS and the Purchasers......................   (*10.27)

 EXHIBIT
   NO.                 DESCRIPTION OF DOCUMENT                 EXHIBIT FILE NO.
 -------               -----------------------                 ----------------
 10.21   Employment Agreement, dated as of January 22, 1988,
          by and between ATSI and J. Michael Gearon, Jr.....   (*10.28)
 10.22   Letter of Agreement, dated as of April 13, 1998, by
          and between ATC and Douglas West..................   Filed herewith
                                                               as Exhibit
                                                               10.22
 10.23   ARS-ATS Separation Agreement, dated as of June 4,
          1998 by and among American Radio Systems
          Corporation, a Delaware Corporation ("ARS"), ATS,
          and CBS Corporation...............................   (++10.30)
 10.24   Registration Rights Agreement, dated as of January
          22, 1998, by and among ATC and each of the Parties   Incorporated
          named therein.....................................   by reference
                                                               to Exhibit
                                                               10.3 from the
                                                               Company's
                                                               Quarterly
                                                               Report on Form
                                                               10-Q (File No.
                                                               001-14194)
                                                               dated August
                                                               14, 1998
 21      Subsidiaries of ATC................................   Filed herewith
                                                               as Exhibit 21
 23.0    Consents of Sullivan & Worcester LLP...............   Contained in
                                                               the opinion of
                                                               Sullivan &
                                                               Worcester LLP
                                                               to be filed as
                                                               part of
                                                               Exhibits 5 and
                                                               8
 23.1    Independent Auditors' Consent--Deloitte & Touche      Filed herewith
          LLP...............................................   as Exhibit
                                                               23.1
 23.2    Consent of Pressman Ciocca Smith LLP...............   Filed herewith
                                                               as Exhibit
                                                               23.2
 23.3    Consent of Rooney, Ida, Nolt & Ahern...............   Filed herewith
                                                               as Exhibit
                                                               23.3
 23.4    Consent of Ernst & Young LLP--TeleCom..............   Filed herewith
                                                               as Exhibit
                                                               23.4
 23.5    Consent of KPMG LLP................................   Filed herewith
                                                               as Exhibit
                                                               23.5
 23.6    Consent of Bill Mitts, Inc. .......................   Filed herewith
                                                               as Exhibit
                                                               23.6
 23.7    Consent of Arthur Andersen LLP.....................   Filed herewith
                                                               as Exhibit
                                                               23.7
 23.8    Consent of Gollob, Morgan, Peddy & Co., P.C........   Filed herewith
                                                               as Exhibit
                                                               23.8
 23.9    Consent of Mendlowitz Weitsen, LLP.................   Filed herewith
                                                               as Exhibit
                                                               23.9

 EXHIBIT
   NO.                  DESCRIPTION OF DOCUMENT                 EXHIBIT FILE NO.
 -------                -----------------------                 ----------------
 23.10   Consent of Derrick, Stubbs & Stith, LLP..............  Filed herewith as Exhibit
                                                                23.10
 23.11   Consents of KPMG LLP.................................  Filed herewith as Exhibit
                                                                23.11
 23.12   Consent of Ernst & Young LLP.........................  Filed herewith as Exhibit
                                                                23.12

 24      Power of Attorney....................................  Filed as page
                                                                II-7 of the
                                                                Registration
                                                                Statement
 99.1    Consent of Director Nominee, Jack D. Furst...........  Filed herewith as Exhibit
                                                                99.1
 99.2    Consent of Director Nominee, Dean H. Eisner..........  Filed herewith as Exhibit
                                                                99.2

ITEM 22. UNDERTAKINGS.

  (a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (a)(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequently to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON THE 15TH DAY OF JANUARY, 1999.

                                          AMERICAN TOWER CORPORATION

                                          By: /s/ Steven B. Dodge______________
                                                     Steven B. Dodge
                                                   Chairman of the Board,
                                               President and Chief Executive
                                                          Officer

  The undersigned Officers and Directors of American Tower Corporation (the "Company") hereby severally constitute Joseph L. Winn, Justin D. Benincasa, Michael B. Milsom and Norman A. Bikales, and each of them, acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below the Company's Registration Statement on Form S-4 relating to the registration of shares of Class A Common Stock, $.01 par value, and any and all amendments and supplements thereto, filed with the Securities and Exchange Commission, for the purpose of registering such shares, under the Securities Act of 1933, as amended, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE COMPANY AND IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

        /s/ Steven B. Dodge          Chairman, President, Chief    January 15, 1999
____________________________________  Executive Officer and
          Steven B. Dodge             Director

         /s/ Joseph L. Winn          Chief Financial Officer and   January 15, 1999
____________________________________  Treasurer
           Joseph L. Winn


      /s/ Justin D. Benincasa        Vice President and Corporate  January 15, 1999
____________________________________  Controller
        Justin D. Benincasa

          /s/ Alan L. Box            Executive Vice President and  January 15, 1999
____________________________________  Director
            Alan L. Box

                                     Director                      January 15, 1999
____________________________________
         Arnold L. Chavkin

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

     /s/ J. Michael Gearon Jr.       Executive Vice President and  January 15, 1999
____________________________________  Director
       J. Michael Gearon Jr.

          /s/ Randall Mays           Director                      January 15, 1999
____________________________________
            Randall Mays


          /s/ Fred Lummis            Director                      January 15, 1999
____________________________________
            Fred Lummis

        /s/ Thomas H. Stoner         Director                      January 15, 1999
____________________________________
          Thomas H. Stoner

       /s/ Maggie Wilderotter        Director                      January 15, 1999
____________________________________
         Maggie Wilderotter

                                                                     SCHEDULE II

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

       PERIOD FROM JULY 17, 1995 (INCORPORATION) TO DECEMBER 31, 1995 AND
                   THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                            COLUMN A   COLUMN B  COLUMN C  COLUMN D   COLUMN E
                           ---------- ---------- -------- ---------- ----------
                           BALANCE AT CHARGED TO CHARGED             BALANCE AT
                           BEGINNING   COST AND  TO OTHER              END OF
       DESCRIPTION         OF PERIOD   EXPENSES  ACCOUNTS DEDUCTIONS   PERIOD
       -----------         ---------- ---------- -------- ---------- ----------
Allowance for Doubtful
 Accounts:
 Period from July 17,
  1995 to December 31,
  1995...................   $   --     $    --     $--     $   --     $    --
 Year Ended December 31,
  1996...................   $   --     $ 47,044    $--     $   --     $ 47,044
 Year Ended December 31,
  1997...................   $47,044    $124,350    $--     $46,310    $125,084

                                 EXHIBIT INDEX

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (*) is incorporated by reference to ATC's Registration Statement on Form S-4 (File No. 333-46025) filed on February 10, 1998. Each exhibit marked by a (+) is incorporated by reference to ATC's Registration Statement on Form S-1 (File No. 333- 50111) filed on May 8, 1998. Each exhibit marked by a (++) is incorporated by reference to the filing of Amendment No. 2 to ATC's Registration Statement on Form S-1 (No. 333-52481) filed on June 30, 1998. Each exhibit marked by a (**) is incorporated by reference to the filing of ATC's Quarterly Report on Form 10-Q filed on November 16, 1998. Exhibit numbers in parenthesis refer to the exhibit number in the applicable filing. Each exhibit marked by a (***) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on January 8, 1999.

 EXHIBIT                                                         EXHIBIT  FILE
   NO.                   DESCRIPTION OF DOCUMENT                      NO.
 -------                 -----------------------                 --------------
  2.1     Agreement and Plan of Merger, dated as of November
           21, 1997, by and among American Tower Systems
           Corporation ("ATS"), American Tower Systems, Inc.,
           a Delaware corporation ("ATSI"), Gearon & Co.,
           Inc., a Georgia corporation ("Gearon") and J.
           Michael Gearon, Jr. (the "Gearon Stockholder").
           (Schedules and Exhibits omitted)...................   (*2.1)
  2.2     Amendment No. 1 to Agreement and Plan of Merger,
           dated as of January 22, 1998, among ATS, American
           Tower Systems (Delaware), Inc., a Delaware
           corporation (formerly known as American Tower
           Systems, Inc.), Gearon and the Gearon Stockholder..   (*2.2)
  2.3     Agreement and Plan of Merger, dated as of December
           12, 1997, by and among ATS and American Tower
           Corporation, a Delaware corporation. (Schedules and
           Exhibits omitted)..................................   (*2.3)
  2.4     Agreement and Plan of Merger, dated as of November
           16, 1998, by and among ATC, American Towers, Inc.,
           a wholly owned subsidiary of ATC and a Delaware
           corporation ("ATI"), and OmniAmerica, Inc., a
           Delaware corporation (Schedules and Exhibits
           omitted)...........................................   (**2.1)
  2.5     Agreement and Plan of Merger, dated as of November
           16, 1998, by and among ATC, ATI and TeleCom Towers,
           L.L.C., a Delaware limited liability company
           ("TeleCom") (Schedules and Exhibits omitted).......   (**2.2)
  2.6     Amended and Restated Agreement and Plan of Merger,
           dated as of December 18, 1998, by and among ATC,
           ATI, ATC Merger Corporation, a Delaware corporation
           ("ATMC"), and TeleCom..............................   (***2.1)
  2.7     Amendment to the Amended and Restated Agreement and
           Plan of Merger, dated as of December 23, 1998, by
           and among ATC, ATI, ATMC, and TeleCom..............   (***2.2)
  3(i).1  Restated Certificate of Incorporation of ATC, as
           filed with the Secretary of State of the State of
           Delaware on June 5, 1998...........................   (++3(i).1)
  3(i).2  Certificate of Designation relating to Exchange Pay-
           In-Kind Preferred Stock as filed with the Secretary
           of State of the State of Delaware on June 4, 1998..   (++3(i).2)
  3(i).3  Certificate of Designation relating to Series A
           Redeemable Pay-In-Kind Preferred Stock, as filed
           with the Secretary of State of the State of
           Delaware on June 4, 1998...........................   (++3(i).3)
  3(ii).1 By-Laws of ATC......................................   (++3(ii).1)
  5       Opinion of Sullivan & Worcester LLP.................   Filed herewith
                                                                 as Exhibit 5
  8       Tax Opinion of Sullivan & Worcester LLP.............   Filed herewith
                                                                 as Exhibit 8

 EXHIBIT                                                          EXHIBIT FILE
   NO.                  DESCRIPTION OF DOCUMENT                       NO.
 -------                -----------------------                  --------------
 10.1    Parent Loan Agreement, dated as of June 16, 1998, by
          and among ATC, Toronto Dominion (Texas), Inc., as
          Administrative Agent, and the Lenders parties
          thereto (the "Parent Loan Agreement")...............   (++10.1)
 10.1A   First Amendment to the Parent Loan Agreement, dated
          as of October 30, 1998, by and among ATC, Toronto
          Dominion (Texas), Inc., as Administrative Agent, and   Filed herewith
          the Lenders parties thereto.........................   as Exhibit
                                                                 10.1A
 10.2A   ATS Facility A Loan Agreement, dated as of June 16,
          1998 among American Tower Systems, L.P. ("ATSLP")
          and ATSI, as borrowers, and Toronto Dominion
          (Texas), Inc., as Administrative Agent, and the
          Banks parties thereto (the "Facility A Loan
          Agreement").........................................   (++10.2A)
 10.2B   ATS Facility B Loan Agreement, dated as of June 16,
          1998, by and among ATSLP and ATSI, as borrowers, and
          Toronto Dominion (Texas), Inc., and the Banks
          parties thereto (the "Facility B Loan Agreement")...   (++10.2B)
 10.3    First Amendment to the ATS Facility A Loan Agreement,
          dated as of October 30, 1998 among ATSLP and ATI, as
          borrowers, and Toronto Dominion (Texas), Inc., as      Filed herewith
          Administrative Agent, and the Banks parties            as
          thereto.............................................   Exhibit 10.3
 10.4    First Amendment to the ATS Facility B Loan Agreement,
          dated as of October 30, 1998 among ATSLP and ATI, as
          borrowers, and Toronto Dominion (Texas), Inc., as      Filed herewith
          Administrative Agent, and the Banks parties            as
          thereto.............................................   Exhibit 10.4
 10.5    Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian Radio Sites,
          a California general partnership ("Meridian Radio").
          (Schedules and Exhibits omitted)....................   (*10.5)
 10.6    First Amendment to Asset Purchase Agreement, dated as
          of February 10, 1997, by and between ATSI and
          Meridian Radio......................................   (*10.6)
 10.7    Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian Radio......................................   (*10.7)
 10.8    Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian Sales and
          Services Company, a California corporation
          ("Meridian Sales"). (Schedules and Exhibits
          omitted)............................................   (*10.8)
 10.9    First Amendment to Asset Purchase Agreement, dated as
          of February 10, 1997, by and between ATSI and
          Meridian Sales......................................   (*10.9)
 10.10   Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian Sales......................................   (*10.10)
 10.11   Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian
          Communications North, a California general
          partnership ("Meridian North"). (Schedules and
          Exhibits omitted)...................................   (*10.11)
 10.12   First Amendment to Asset Purchase Agreement, dated as
          of February 10, 1997, by and between ATSI and
          Meridian North......................................   (*10.12)
 10.13   Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian North......................................   (*10.13)
 10.14   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATSI and Diablo Communications, Inc.,
          a California corporation. (Schedules and Exhibits
          omitted)............................................   (*10.20)

 EXHIBIT
   NO.                 DESCRIPTION OF DOCUMENT                 EXHIBIT FILE NO.
 -------               -----------------------                 ----------------
 10.15   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATSI and Diablo Communications of
          Southern California, Inc., a California
          corporation. (Schedules and Exhibits omitted).....   (*10.21)
 10.16   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATS and Suburban Cable T.V. Co.....   (*10.22)
 10.17   Stock Purchase Agreement, date as of September 30,
          1997, by and between ATSI, OPM-USA-INC., a Florida
          corporation ("OPM"), and the Stockholders of OPM.
          (Schedules and Exhibits omitted)..................   (*10.24)
 10.18   Asset Purchase Agreement, dated as of October 4,
          1997, by and between ATSI and Tucson
          Communications Company, L.P., a California limited
          partnership. (Schedules and Exhibits omitted).....   (*10.25)
 10.19   American Tower Systems Corporation 1997 Stock
          Option Plan, dated as of November 5, 1997, as
          amended and restated on April 28, 1998............   (+10.26)
 10.20   American Tower Systems Corporation Stock Purchase
          Agreement, dated as of January 8, 1998, by and
          among ATS and the Purchasers......................   (*10.27)
 10.21   Employment Agreement, dated as of January 22, 1988,
          by and between ATSI and J. Michael Gearon, Jr.....   (*10.28)
 10.22   Letter Agreement, dated as of April 13, 1998, by
          and between ATC and Doug Wiest....................   Filed herewith
                                                               as Exhibit
                                                               10.22
 10.23   ARS-ATS Separation Agreement, dated as of June 4,
          1998 by and among American Radio Systems
          Corporation, a Delaware Corporation ("ARS"), ATS,
          and CBS Corporation...............................   (++10.30)
 10.24   Registration Rights Agreement, dated as of January
          22, 1998, by and among ATC and each of the Parties   Incorporated
          named therein.....................................   by reference
                                                               to Exhibit
                                                               10.3 from the
                                                               Company's
                                                               Quarterly
                                                               Report on Form
                                                               10-Q (File No.
                                                               001-14194)
                                                               dated August
                                                               14, 1998
 21      Subsidiaries of ATC................................   Filed herewith
                                                               as Exhibit 21
 23.0    Consents of Sullivan & Worcester LLP...............   Contained in
                                                               the opinion of
                                                               Sullivan &
                                                               Worcester LLP
                                                               to be filed as
                                                               part of
                                                               Exhibits 5 and
                                                               8
 23.1    Independent Auditors' Consent--Deloitte & Touche      Filed herewith
          LLP...............................................   as Exhibit
                                                               23.1
 23.2    Consent of Pressman Ciocca Smith LLP...............   Filed herewith
                                                               as Exhibit
                                                               23.2

 EXHIBIT
   NO.                  DESCRIPTION OF DOCUMENT                 EXHIBIT FILE NO.
 -------                -----------------------                 ----------------
 23.3    Consent of Rooney, Ida, Nolt & Ahern.................  Filed herewith as Exhibit
                                                                23.3
 23.4    Consent of Ernst & Young LLP--TeleCom................  Filed herewith as Exhibit
                                                                23.4
 23.5    Consent of KPMG LLP..................................  Filed herewith as Exhibit
                                                                23.5
 23.6    Consent of Bill Mitts, Inc. .........................  Filed herewith as Exhibit
                                                                23.6
 23.7    Consent of Arthur Andersen LLP.......................  Filed herewith as Exhibit
                                                                23.7
 23.8    Consent of Gollob, Morgan, Peddy & Co., P.C..........  Filed herewith as Exhibit
                                                                23.8
 23.9    Consent of Mendlowitz Weitsen, LLP...................  Filed herewith as Exhibit
                                                                23.9
 23.10   Consent of Derrick, Stubbs & Stith, LLP..............  Filed herewith as Exhibit
                                                                23.10
 23.11   Consents of KPMG LLP.................................  Filed herewith as Exhibit
                                                                23.11
 23.12   Consent of Ernst & Young, LLP........................  Filed herewith as Exhibit
                                                                23.12
 24      Power of Attorney....................................  Filed as page
                                                                II-7 of the
                                                                Registration
                                                                Statement
 99.1    Consent of Director Nominee, Jack D. Furst...........  Filed herewith as Exhibit
                                                                99.1
 99.2    Consent of Director Nominee, Dean H. Eisner..........  Filed herewith as Exhibit
                                                                99.2


                                       4